As filed with the Securities and Exchange Commission on February 20, 2008.

Registration No. 333-148488

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM F-4

Registration Statement

Under The Securities Act of 1933

Evotec

Aktiengesellschaft

(Exact name of co-registrant as specified in its Charter)

Germany	2834	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Evotec AG

Schnackenburgallee 114

22525 Hamburg

Germany

(49-40) 56-0810

Corporation Service Company

1133 Avenue of the Americas

Suite 3100

New York, NY10036

(866) 403-5272

Copies to:

Donald J. Guiney, Esq. Freshfields Bruckhaus Deringer 65 Fleet Street London EC4Y 1HS United Kingdom (44-20) 7832 7649	Stanford N. Goldman, Jr. Esq. Daniel H. Follansbee, Esq. Eric J. Loumeau, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000	George F. Fraley, Esq. Renovis, Inc. Two Corporate Drive South San Francisco, CA 94080 (650) 266-1400	Alan C. Mendelson, Esq. Mark V. Roeder, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 (650) 328-4600

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration fee(3)
Ordinary Shares, without par value(1)	34,631,561	Not applicable	$107,357,839	$4,220

(1)	This registration statement relates to ordinary shares of the registrant, no par value, to be issued to holders of common stock, par value $0.001 per share (“Renovis common stock”), of Renovis, Inc. a Delaware corporation (“Renovis”), in the proposed merger of SHAPE ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of the registrant (“Sub”), with and into Renovis. Evotec AG ordinary shares are principally traded on the Frankfurt Stock Exchange under the symbol “EVT.” A separate registration statement on Form F-6 has been filed in connection with the registrant’s American Depositary Shares, or ADSs, each representing two ordinary shares of the registrant, to be issued in connection with the transaction described herein, see Securities and Exchange Commission (“SEC”) File No. 333-148604. Evotec AG plans to register the Evotec ADSs, which may be issued pursuant to outstanding Renovis equity awards, including upon the exercise of Renovis stock options exercised after the date of the merger, under a separate registration statement on Form S-8.
(2)	Based on the maximum number of shares to be issued in connection with the merger, calculated as the product of (a) 32,851,035, the sum of (i) 29,912,395, the aggregate number of shares of Renovis common stock, including 33,358 shares issuable upon exercise of outstanding Renovis warrants, outstanding on January 2, 2008 (other than shares owned by Renovis, Sub or the registrant) and (ii) 2,938,640, the aggregate number of shares issuable pursuant to outstanding Renovis equity awards, including upon the exercise of options to purchase shares of Renovis common stock with an exercise price of $9.00 or less per share and (b) the exchange ratio of 1.0542 shares of the registrant’s ordinary shares, represented by ADSs, for each share of Renovis common stock.
(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, which is referred to in this proxy statement/prospectus as the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the registrant’s ordinary shares was calculated based upon the market value of shares of Renovis common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: (a) $3.10, the average of the high and low prices per share of Renovis common stock on January 2, 2008, as quoted on the NASDAQ Global Market, multiplied by (b) 32,851,035, the sum of (i) the aggregate number of shares of Renovis common stock, including 33,358 shares issuable upon exercise of outstanding Renovis warrants, outstanding on January 2, 2008 (other than shares owned by Renovis, Sub or the registrant) and (ii) the aggregate number of shares issuable pursuant to outstanding Renovis equity awards, including upon the exercise of options to purchase shares of Renovis common stock with an exercise price of $9.00 or less per share and (c) the exchange ratio of 1.0542 shares of the registrant’s ordinary shares, represented by ADSs, for each share of Renovis common stock.

The information in this proxy statement/prospectus is not complete and may be changed. Evotec may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. The proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated February 20, 2008

[•], 2008

Dear Fellow Stockholder:

I am pleased to ask you to vote at a special meeting of Renovis’s stockholders to consider the merger agreement that Renovis signed with Evotec. Upon completion of the merger, Renovis will become a wholly owned subsidiary of Evotec.

In the proposed merger, each share of Renovis’s common stock will be converted into the right to receive 0.5271 American Depositary Shares, or ADSs, of Evotec. Each Evotec ADS represents the right to receive two ordinary shares of Evotec. Evotec has registered approximately 17,298,198 ADSs in connection with the merger. Evotec ordinary shares are principally traded on the Frankfurt Stock Exchange under the symbol “EVT.” Evotec plans to register the Evotec ADSs which may be issued pursuant to outstanding Renovis equity awards, including upon the exercise of Renovis stock options exercised after the date of the merger, under a separate registration statement on Form S-8.

Your board of directors has carefully considered the proposed merger and unanimously recommends that you vote to adopt the merger agreement.

We have scheduled a special meeting of our stockholders to be held on [•], 2008 to consider and vote upon a proposal to adopt the merger agreement. Your vote is very important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please vote as soon as possible to ensure that your shares will be represented at the special meeting. You may vote by completing, signing, dating and returning the enclosed proxy card in the enclosed prepaid envelope or vote by telephone or via the Internet in accordance with the instructions on the enclosed proxy card or the voting instructions received from any broker, bank or nominee that may hold shares of Renovis common stock on your behalf. If you do not vote, it will have the same effect as voting against the merger.

We look forward to the successful combination of Renovis and Evotec.

Very truly yours,

John P. Walker
Executive Chairman
Renovis, Inc.

SEE “ RISK FACTORS” BEGINNING AT PAGE 18.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OF THE MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [•], 2008 and is first being mailed to stockholders of Renovis on [•], 2008.

Two Corporate Drive South San Francisco, CA 94080 Tel: 650.266.1505 ir@renovis.com www.renovis.com

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [•], 2008

Notice is hereby given that a special meeting of the stockholders of Renovis, Inc., a Delaware corporation (“Renovis”), will be held on [•], 2008, beginning at [•], at [•], for the following purposes, as more fully described in this proxy statement/prospectus:

1.	To adopt the Agreement and Plan of Merger, dated as of September 18, 2007, made and entered into by and between Evotec AG, a stock corporation organized and existing under the laws of the Federal Republic of Germany, and Renovis, as amended to date.

2.	To approve any motion to adjourn or postpone the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes in favor of Proposal No. 1 at the time of the special meeting.

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on [•], 2008 are entitled to notice of and to vote at the special meeting. Renovis’s stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the special meeting will be available for inspection at our executive offices and at the special meeting.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. If you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the special meeting by filing a notice of revocation or another signed proxy with a later date. If you attend the special meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the special meeting will be counted.

By order of the board of directors,

Alan C. Mendelson
Secretary

Two Corporate Drive, South San Francisco, CA

94080

[•], 2008

Please carefully read this proxy statement/prospectus and the documents incorporated into this proxy statement/prospectus by reference in their entirety. To assure your representation at the meeting, please complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed prepaid envelope or vote by telephone or via the Internet in accordance with the instructions on the enclosed proxy card or the voting instructions received from any broker, bank or nominee that may hold shares of Renovis common stock on your behalf.

In this proxy statement/prospectus, references to:

•	“Evotec AG” or “Evotec” refers to Evotec AG and, unless the context otherwise requires, to its subsidiaries; and

•	“Renovis, Inc.” or “Renovis” refers to Renovis, Inc.

Two Corporate Drive South San Francisco, CA 94080 Tel: 650.266.1505 ir@renovis.com www.renovis.com

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Renovis from documents filed with or furnished to the Securities and Exchange Commission, which in this proxy statement/prospectus is referred to as the SEC, that is not included in or delivered with this proxy statement/prospectus.

In order to receive timely delivery of the documents in advance of the special meeting of stockholders, you should make your request to Evotec or Renovis, as the case may be, no later than [•], 2008.

Evotec has filed with the SEC a registration statement on Form F-4 under the Securities Act to register with the SEC the Evotec ordinary shares that underlie the Evotec ADSs that Renovis stockholders will receive in connection with the merger. This proxy statement/prospectus is a part of that registration statement and is a prospectus of Evotec as well as a proxy statement of Renovis. This proxy statement/prospectus does not contain all of the information set forth in the registration statement, and some parts have been omitted in accordance with the rules and regulations of the SEC. For further information about Evotec and the Evotec ordinary shares, please refer to the registration statement and the exhibits and schedules filed with the registration statement.

JPMorgan Chase Bank, N.A., as the depositary that will issue the ADSs, has filed a separate registration statement on Form F-6 relating to the Evotec ADSs under SEC File No. 333-148604.

You may read and copy, or obtain by mail, the Evotec registration statement, of which this proxy statement/prospectus forms a part, and the exhibits and schedules thereto at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers that file electronically with the SEC. These SEC filings, and the registration statement filed by Evotec AG File No. 333-148488, are available at the Internet website maintained by the SEC at www.sec.gov and at the website maintained by Evotec at www.evotec.com in the “Investors” section. The SEC filings are also available to the public from commercial document retrieval services. You may also obtain copies of the Evotec registration statement and the exhibits and schedules thereto without charge from Evotec by requesting them in writing or by telephone at the following address:

Evotec AG

Investor Relations

Schnackenburgallee 114

22525 Hamburg

Germany

Telephone: +(49-40) 5608-1286

Fax: +(49-40) 5608-1333

Email address: investor.relations@evotec.com

Evotec has applied for a listing on the NASDAQ Global Market and the Evotec ADSs are expected to be approved for listing on the NASDAQ Global Market under the trading symbol “EVTC” immediately preceeding the closing of the merger. The principal trading market for Evotec ordinary shares is the Frankfurt Stock Exchange. The Evotec ordinary shares are also traded on all other German stock exchanges.

Renovis files annual, quarterly and special reports, proxy statements and other information with the SEC. Renovis common stock is quoted on the NASDAQ Global Market under the trading symbol “RNVS.”

The SEC permits Renovis to “incorporate by reference” information into this proxy statement/prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this proxy statement/prospectus that is incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with or furnished to the SEC by Renovis (File No. 000-50564). These documents contain important information about Renovis and its financial condition that is not included in or delivered with this proxy statement/prospectus, including information contained in:

•	Renovis’s Form 10-K Annual Report for the fiscal year ended December 31, 2006 and filed on March 15, 2007;

•

Renovis’s Form 10-Q Quarterly Reports for the quarter ended March 31, 2007 and filed on May 9, 2007, for the quarter ended June 30, 2007 and filed on August 8, 2007 and for the quarter ended September 30, 2007 and filed on November 8, 2007; and

•

Renovis Current Reports on Form 8-K filed on January 8, 2007, January 23, 2007, February 1, 2007, April 10, 2007, June 11, 2007, June 29, 2007, September 19, 2007, September 24, 2007, October 2, 2007, November 20, 2007, January 11, 2008 and February 5, 2008.

Renovis also incorporates by reference into this proxy statement/prospectus additional documents that Renovis may file with or furnish to the SEC under Sections 13(a), 13(c), 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended, from and including the date of this proxy statement/prospectus to the date of the Renovis special meeting. These include reports such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed by Renovis.

As a Renovis stockholder, you may not have been sent some of the documents incorporated by reference, but you can obtain any of them through Renovis as described below or through the SEC or the SEC’s website as described above. Documents incorporated by reference are available without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference into this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference into this proxy statement/prospectus through Renovis’s website at www.renovis.com in the “Investors” section, or by requesting them in writing or by telephone from Renovis at the following address:

Renovis, Inc.

Two Corporate Drive

South San Francisco, CA 94080

U.S.A.

Attention: Investor Relations

Telephone: (650) 266-1400

Fax: (650) 266-1505

Email address: ir@renovis.com

In order to receive timely delivery of the documents in advance of the special meeting of stockholders, you should make your request to Evotec or Renovis, as the case may be, no later than [•], 2008.

All information contained in this document or incorporated in this document by reference relating to Evotec has been supplied by Evotec, and all such information relating to Renovis has been supplied by Renovis. In furnishing the website addresses of Evotec and Renovis in this proxy statement/prospectus, neither Evotec nor Renovis intends to incorporate any information from its website into this proxy statement/prospectus, and you should not consider any information on either company’s website to be part of this proxy statement/prospectus.

With respect to the statements contained in this proxy statement/prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. In addition, upon the closing of this merger, Evotec will begin filing reports and other information with the SEC under the Securities Exchange Act of 1934, as amended, which is referred to as the “Exchange Act.”

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED [•], 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO RENOVIS STOCKHOLDERS NOR THE ISSUANCE BY EVOTEC AG OF ADSs IN CONNECTION WITH THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS REGARDING EVOTEC AG HAS BEEN PROVIDED BY EVOTEC AG AND INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS REGARDING RENOVIS HAS BEEN PROVIDED BY RENOVIS.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you, as a stockholder of Renovis, may have and the answers to those questions. These questions and answers may not address all the questions that may be important to you as a holder of Renovis common stock. You are urged to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that may be important to you with respect to the merger. Additional important information is contained in the remainder of this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents referred to in, or incorporated by reference into, this proxy statement/prospectus.

Q:	Why am I receiving this document and proxy card?

A:	You are receiving this document and proxy card because, as of [•], 2008, the record date for the special meeting, you owned shares of Renovis common stock. Renovis has entered into a merger agreement with Evotec pursuant to which, if approved by the stockholders of Renovis, Renovis will become a wholly owned subsidiary of Evotec. This document describes a proposal to adopt the merger agreement on which we would like you to vote. This document also gives you information about Renovis and Evotec and other background information so that you can make an informed investment decision. Evotec is offering its ordinary shares, in the form of Evotec American Depositary Shares, or ADSs, as the merger consideration.

Q:	What will happen to Renovis as a result of the merger?

A:	If the merger is completed, SHAPE ACQUISITION SUB, INC., a wholly owned subsidiary of Evotec AG, which is referred to in this document as “Sub,” will merge with and into Renovis and Renovis, the surviving entity, will become a wholly owned subsidiary of Evotec.

Q:	What will I receive in the merger?

A:	Subject to the conditions discussed under “The Merger—Conditions to the Merger,” Evotec will issue, and you will receive, 0.5271 of an Evotec ADS for each outstanding share of Renovis common stock you own. Each ADS will represent two ordinary shares of Evotec.

Q:	What is an American Depositary Share?

A:	An American Depositary Share is an ownership interest in the securities of a non-U.S. company deposited at a custodian bank. Each Evotec ADS will represent the right to receive two Evotec ordinary shares. For a description of the Evotec ADSs, see “Description of the Evotec American Depositary Shares” beginning on page 168.

Q:	When is the merger expected to be completed?

A:	The merger is currently expected to be completed in the first half of 2008; however, we cannot predict the exact timing of its completion. The merger cannot be completed without first receiving the approval of Renovis stockholders as described in this proxy statement/prospectus. In addition to obtaining Renovis stockholder approval, Renovis and Evotec must satisfy other closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act, and the approval for listing on the NASDAQ Global Market of the Evotec ADSs to be issued in the merger.

Q:	Who can vote?

A:	Holders of record of Renovis common stock as of the close of business on the record date, which is [•], 2008, are entitled to vote at the Renovis Special Meeting of Stockholders, or the Special Meeting. Beneficial owners as of the record date whose shares are held in an account at a brokerage firm or bank will receive instructions from their broker or bank describing how to vote their shares.

Q:	How can I vote?

A:	After you have carefully read this document, indicate on your proxy card how you want to vote. Sign, date and mail the proxy card in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the Special Meeting. Should you prefer, you may cast your vote by proxy by telephone or via the Internet in accordance with the instructions on the enclosed proxy card or the voting instruction form received from any broker, bank or other nominee that may hold shares of Renovis common stock on your behalf.

When you cast your vote using the proxy card, you also appoint John P. Walker and Jeffrey S. Farrow, or either of them, as your representatives, or proxies, at the Special Meeting. They will vote your shares at the meeting as you have instructed them on the proxy card. Accordingly, if you send in your proxy card, your shares will be voted whether or not you attend the Special Meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the adoption of the merger agreement and all other matters lawfully under consideration at the Special Meeting.

The Special Meeting will take place on [•], 2008, beginning at [•], at [•]. You may attend the Special Meeting and vote your shares in person, rather than completing, signing, dating and returning your proxy.

If any matters other than the adoption of the merger agreement are properly presented for consideration at the Special Meeting, your proxies will vote, or otherwise act, on your behalf in accordance with their judgment on those matters. If you do not wish to grant the proxies that authority, you must check the “WITHHOLD” box on the proxy card that you return to Renovis.

Q:	If my Renovis shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares of Renovis common stock only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares of Renovis common stock will be a broker “non-vote,” which will have the effect of a vote against the adoption of the merger agreement.

Q:	What happens if I do not return a proxy card or otherwise vote?

A:	Because the required vote of Renovis stockholders is based upon the number of outstanding shares of Renovis common stock, rather than upon the shares actually voted, the failure by the holder of any shares to return a proxy card, vote by proxy by using the telephone or Internet or to vote in person at the Special Meeting, including abstentions by such holder and broker non-votes, will have the same effect as a vote against the adoption of the merger agreement.

Q:	What stockholder approval is required to adopt the merger agreement?

A:	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Renovis common stock entitled to vote for adoption of the merger agreement.

Q:	Does the Renovis board of directors recommend the adoption of the merger agreement?

A:	Yes. The Renovis board of directors unanimously recommends that Renovis stockholders vote “FOR” adoption of the merger agreement. The Renovis board of directors has determined that the merger and the transactions it contemplates are advisable to, fair to and in the best interests of Renovis and its stockholders. For a more complete discussion of why the board is recommending approval of the merger agreement, see “The Merger—Renovis’s Reasons for the Merger; Recommendation of the Renovis Board of Directors” beginning on page 50.

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes, you can change your vote at any time before your proxy is voted at the Special Meeting. You can send a written notice stating that you would like to revoke your proxy, or you can complete and submit a new proxy bearing a later date. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to Renovis at Two Corporate Drive, South San Francisco, California 94080, Attention: Corporate Secretary. In addition, you can submit later dated proxy instructions by telephone or the Internet. Finally, you can attend the Special Meeting and vote in person. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive a transmittal form with instructions for the surrender of your Renovis common stock certificates. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
U.S.A.
Telephone:	(212) 929-5500 (call collect) (800) 322-2885 (toll-free)
Fax:	(212) 929-0308
Email address:	proxy@mackenziepartners.com

Q:	If the merger is completed, will my Evotec ADSs be “listed” for trading?

A:	Yes. Evotec has applied to have its ADSs listed on the NASDAQ Global Market and the Evotec ADSs are expected to be approved for listing on the NASDAQ Global Market, under the trading symbol “EVTC.” This listing is a condition of the merger.

Q:	What if the merger is not completed?

A:	It is possible that the merger will not be completed. That might happen if, for example, the Renovis stockholders do not approve the merger agreement. If that occurs, neither Evotec nor any third party is under any obligation to make or consider any alternative proposals regarding a transaction with Renovis. Under some circumstances, a termination fee of $6,000,000 and stipulated expenses of up to $500,000 would be payable to Evotec by Renovis or to Renovis by Evotec if the merger is not completed. For a more complete discussion of the termination fee, see “The Merger Agreement—Termination and Termination Fee” beginning on page 81.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we refer you, including in particular the copies of the merger agreement, the voting agreements and the opinion of Cowen and Company, LLC that are attached to this proxy statement/prospectus and incorporated by reference herein. See also “Where You Can Find More Information.” We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

Evotec AG

Schnackenburgallee 114

22525 Hamburg

Germany

Telephone: +(49-40) 56-0810

Evotec is a biotechnology group dedicated to the discovery and development of small molecule drugs through its own discovery programs and through research collaborations. Evotec provides innovative and integrated solutions to the pharmaceutical industry from the target to clinical phase through a range of capabilities, including early-stage assay development and screening, medicinal chemistry and animal pharmacology. Evotec’s proprietary projects specialize in finding new treatments for diseases of the central nervous system, or CNS, where Evotec is building a pipeline of drug candidates under development with the intention of entering into strategic partnerships. Evotec has three programs in clinical development. EVT 201, a partial positive allosteric modulator (pPAM) of the GABAA receptor complex for the treatment of insomnia, is in Phase II of clinical development. EVT 101, a subtype selective NMDA receptor antagonist for the treatment of Alzheimer’s disease and/or pain, is in Phase Ib of clinical development. EVT 302, a MAO-B inhibitor in development for smoking cessation, is in Phase I of clinical development. Through its contract research and proprietary projects, Evotec provides high quality research results to its partners in the pharmaceutical and biotechnology industries. Evotec presently operates two research and development centers, with one in Germany and and one in England.

Evotec was founded in Germany in 1993 and completed its initial public offering in 1999. Evotec’s ordinary shares are traded on the Frankfurt Stock Exchange under the symbol “EVT.”

Renovis, Inc.

Two Corporate Drive

South San Francisco, California 94080

U.S.A.

Telephone: (650) 266-1400

Renovis is a science-driven, biopharmaceutical company that seeks to discover, develop and commercialize therapeutics for major medical needs in the areas of neurological and inflammatory diseases. Renovis applies its integrated capabilities in preclinical research and development, including molecular biology, medicinal chemistry, in vitro and in vivo pharmacology, drug metabolism and pharmacokinetics, toxicology and informatics, to identify and select small molecule drug candidates that meet stringent standards for development. This approach has yielded multiple lead candidates from diverse, proprietary chemical series in Renovis’s late-stage preclinical programs for pain and inflammation. Renovis is engaged in an exclusive, worldwide collaboration with Pfizer Inc. to discover and develop product candidates targeting the vanilloid receptor, VR1, a non-selective ligand-gated cation channel found in the CNS and the peripheral nervous system that may be activated by a wide variety of exogenous and endogenous stimuli, including heat greater than 43°C and capsaicin, for the potential treatment of pain and other major medical needs. Renovis’s unpartnered preclinical programs are focused on identifying antagonists of the purinergic receptors (a family of newly characterized plasma membrane molecules involved in several as yet only partially understood cellular functions), P2X7 and P2X3, as novel potential treatments for a broad spectrum of pain and inflammatory conditions.

Renovis was incorporated in Delaware on January 5, 2000 and completed its initial public offering in 2004. Renovis is traded on the NASDAQ Global Market under the symbol “RNVS.”

Neither Evotec nor Renovis has a pharmaceutical drug product approved or on the market. Both companies currently offer research support and possess early stage drug candidates that have the potential for licensing to pharmaceutical and biotechnology companies.

The Renovis Stockholders’ Meeting (see page 42)

General Information; Purpose of the Special Meeting (see page 42)

Renovis will hold a special meeting of stockholders on [•], 2008, beginning at [•], at [•], at which you will be asked to adopt the merger agreement.

Record Date; Stockholders Entitled to Vote; Quorum (see page 42)

Only Renovis stockholders of record at the close of business on [•], 2008, the “record date” for the Special Meeting, will be entitled to notice of, and to vote at, the Special Meeting. On the record date, there were [•] shares of Renovis common stock outstanding and entitled to vote at the Special Meeting. Each holder of shares of Renovis common stock outstanding on the record date is entitled to one vote for each share held by such stockholder, exercisable in person or by properly executed and delivered proxy, at the Special Meeting. The presence of the holders of at least a majority of Renovis common stock outstanding on the record date, whether present in person or by properly executed and delivered proxy, will constitute a quorum for the transaction of business at the Special Meeting.

Vote Required (see page 42)

The affirmative vote of the holders of record of at least a majority of the outstanding Renovis common stock entitled to vote at the Special Meeting is necessary to approve the merger agreement and the merger. Pursuant to voting agreements, directors and executive officers of Renovis and certain Renovis stockholders have agreed to vote shares representing 2,369,931 outstanding shares of Renovis common stock, which represents approximately [•]% of the outstanding shares of Renovis common stock as of the record date for the Renovis Special Meeting of stockholders, in favor of the merger and against certain forms of competing proposals. Copies of the forms of these voting agreements are attached to this proxy statement/prospectus as Annex 2. Please see “The Forms of Voting Agreements” beginning on page A2-1.

Voting Rights; Proxies; Solicitation of Proxies (see page 43)

You are requested to complete and sign the accompanying form of proxy and return it promptly to Renovis in the enclosed postage-paid envelope. When the accompanying form of proxy is returned properly executed, the shares of Renovis common stock represented by it will be voted at the special meeting in accordance with the instructions contained in the proxy. You may also vote by proxy by telephone or via the Internet as described in the enclosed proxy card.

If a proxy is executed and returned without an indication as to how the shares of Renovis common stock represented are to be voted, the Renovis common stock represented by the proxy will be voted for adoption of the merger agreement and for any motion to adjourn for the purpose of soliciting additional proxies. Unless you check the box on your proxy withholding discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the special meeting. If you vote against the proposal to adopt the merger agreement but do not check the box withholding discretionary authority, the proxies could vote your shares for an adjournment or postponement, which is intended to allow additional votes to be solicited for adoption of the merger agreement.

You have the power to revoke any proxy you have given at any time before it is voted at the special meeting. A later dated proxy or written notice of revocation sent to Renovis’s corporate secretary before the vote at the special meeting will serve to revoke a proxy. Also, a stockholder who attends the special meeting in person may vote by ballot at the special meeting, thereby canceling any proxy previously given. Mere presence at the special meeting will not serve to revoke any proxy previously given. In addition to solicitation by mail, directors, officers or other employees of Renovis may solicit proxies by personal interview, facsimile, telephone and other telecommunications devices.

If your shares of Renovis common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by your broker, bank or other nominee. Remember, if you fail to instruct your broker, bank or other nominee to vote your shares, it has the same effect as a vote “AGAINST” the adoption of the merger agreement. If you have instructed a broker, bank or other nominee to vote your shares of Renovis common stock, you must follow the directions received from the broker, bank or other nominee to change your instructions.

In addition, MacKenzie Partners, Inc. is aiding Renovis in the solicitation of proxies. Renovis has agreed to pay MacKenzie Partners, Inc. an estimated fee of $25,000, plus reimbursement for reasonable out-of-pocket expenses in connection with such solicitation of proxies on behalf of Renovis. Renovis will not pay any additional compensation to directors, officers or other employees for such services, but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation. Renovis will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to Renovis stockholders.

The Merger (see page 45)

A copy of the merger agreement is attached as Annex 1 to this proxy statement/prospectus. You are encouraged to read the entire merger agreement carefully because it is the principal legal document governing the merger.

Renovis’s Reasons for the Merger (see page 50)

In reaching its decision to approve the merger agreement and the merger, Renovis’s board of directors consulted with Renovis’s management and legal and financial advisors regarding strategic, legal, operational and financial aspects of the transaction. In the course of reaching its unanimous decision to approve the merger agreement and the merger, the Renovis board of directors considered a variety of factors in favor of the merger, including but not limited to, the following:

•	Its belief that the merger represented the best value reasonably available to Renovis’s stockholders for their shares of Renovis common stock;

•

The likelihood that the combined company will have better opportunities for future revenue growth and cost savings than Renovis as a stand-alone company and the ability of Renovis stockholders to participate in that growth through their receipt of Evotec ADSs;

•

The strategic fit between the two companies, as evidenced by the complementary nature of the Evotec clinical and earlier stage drug discovery programs that are focused on small molecule therapies for the treatment of CNS diseases, the potential partnership portfolio of the combined company and the broad research capabilities of the combined company; and

•	The capital resources of the combined company that would be available to advance the combined pipeline of product candidates.

Evotec’s Reasons for the Merger (see page 59)

In unanimously approving the merger agreement and the merger, in addition to those discussed above, the Evotec Management and Supervisory Boards considered a variety of factors in favor of the merger, including but not limited to, the following:

•	The complementary nature of Evotec’s scientific leadership in the area of small molecule drugs and Renovis’s preclinical pipeline of product candidates in the area of small molecule therapeutics;

•	The anticipated strategic benefits of a more diversified and comprehensive pipeline of CNS-related product candidates;

•	Fully-integrated drug discovery know-how and research expertise in CNS-related areas; and

•	Greater access to U.S. capital markets through the listing of the Evotec ADSs on the NASDAQ.

Risks Related to the Merger (see page 18)

An investment in Evotec ADSs involves a number of risks, some of which are related to the merger. You should carefully consider information about these risks, together with the other information incorporated by reference or included in this proxy statement/prospectus, in considering the proposed merger. Risks related to the merger include, but are not limited to, the following:

•	The value of Evotec AG ordinary shares and Evotec ADSs decreasing significantly between the time you vote on the merger and the time the merger is completed;

•

The price of Evotec ADSs and Evotec ordinary shares being adversely affected by difficulties in the integration of Renovis into the Evotec group or the failure of such integration to result in the benefits currently anticipated by Evotec; and

•

The officers and directors of Renovis having interests in the merger that are different from those of Renovis stockholders, thereby influencing these persons in their recommendations that you vote in favor of the adoption of the merger agreement.

Merger Consideration (see page 61)

At the effective time of the merger, each outstanding share of Renovis common stock will be converted into the right to receive 0.5271 Evotec ADSs with each Evotec ADS representing two Evotec AG ordinary shares, except that treasury stock held by Renovis will be cancelled. Renovis stockholders will receive cash for any fractional ADS that they would otherwise receive in the merger. We anticipate that following the merger, Renovis stockholders will own approximately 32% of the combined company on a fully diluted basis.

No Appraisal Rights (see page 69)

Under Delaware law, holders of Renovis common stock are not entitled to appraisal rights in connection with the merger.

Recommendation of the Renovis Board of Directors (see page 50)

After careful consideration, the Renovis board of directors, on September 18, 2007, unanimously determined that the terms of the merger agreement and the merger were advisable and fair to Renovis and its stockholders and approved the merger agreement and the merger. In reaching its decision, the Renovis board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. The board of directors of Renovis unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Conditions to the Merger (see page 80)

Evotec and Renovis are obligated to complete the merger only if the following conditions are satisfied or, with respect to some of these conditions, waived. These conditions are:

•

both the registration statement on Form F-4 containing this proxy statement/prospectus and the registration statement on Form F-6 shall have been declared effective under the Securities Act and neither shall be subject to any stop order or proceedings seeking a stop order by the SEC;

•	the merger agreement shall have been adopted by the Renovis stockholders;

•	the ADSs of Evotec to be issued in the merger shall have been approved for listing on the NASDAQ Global Market;

•

any applicable waiting period under the HSR Act shall have expired or terminated, and any other required approvals of any governmental authority under applicable law (including any antitrust law) shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired, in each case without requiring any divestiture, hold separate or any material operating condition;

•	no law or order by any U.S. federal or state court or other governmental authority that prohibits or restricts the merger shall have been enacted or issued;

•

on the closing date, the fair market value of Evotec, computed according to the special rules contained in Treasury Regulation Section 1.367(a)-3(c)(3)(iii)(B), shall be at least equal to the fair market value of Renovis;

•

Evotec’s Management Board shall have passed the resolution required to issue the ADSs as the merger consideration and Evotec’s Supervisory Board shall have authorized such resolution and neither the resolution nor the authorization shall have been revoked;

•	the written resignation of two members of the Evotec Supervisory Board shall have been delivered to Evotec;

•	a draft of the determination of the adequacy of the contribution in-kind by the accounting firm appointed by the commercial register of Evotec shall confirm such adequacy;

•

both Evotec and Renovis shall have independently received tax opinions stating that (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or the Code, and (ii) the exchange of Renovis’s Common Stock for Evotec’s ADSs will not result in gain recognition to the stockholders of Renovis pursuant to Section 367(a) of the Code;

•

Evotec and Renovis shall have each received certifications from the other party of the truth and accuracy of the representations and warranties in the merger agreement and certifications as to the performance or compliance with agreements and covenants required by the merger agreement; and

•

Renovis’s obligation to complete the merger is also subject to Evotec having purchased the directors’ and officers’ “tail” insurance coverage discussed below under “The Merger Agreement—Indemnification and Insurance.”

Evotec and Renovis cannot assure you that all of the conditions to completing the merger will be satisfied or waived.

The merger agreement provides that certain of these conditions may be waived, in whole or in part, by Evotec or Renovis, to the extent legally allowed. Neither Evotec nor Renovis currently expects to waive any material condition to the completion of the merger. If Renovis determines to waive any condition to the merger that would result in a material and adverse effect on Renovis stockholders (including any change in the tax consequences of the transaction to Renovis stockholders), Renovis will recirculate an amended or supplemented prospectus to Renovis stockholders.

Termination (see page 81)

The merger agreement may be terminated and the merger may be abandoned by Evotec or Renovis at any time before the effective time of the merger under certain circumstances:

(a)	by the mutual written consent of the parties;

(b)	by either party, subject to various conditions, if:

(1)	the merger is not consummated by March 16, 2008 (which date shall be extended to June 16, 2008 under certain conditions) and the failure to consummate the merger by such date is not due to the failure of the terminating party to fulfill a material obligation under the merger agreement, which has resulted in or principally caused the failure of any condition of merger to be satisfied on or before such date;

(2)	a governmental entity or court of competent jurisdiction issues a nonappealable final order permanently restraining, enjoining or otherwise prohibiting the merger;

(3)	receipt of the required Renovis stockholder approval for the transactions contemplated by the merger agreement is not obtained; or

(4)	if Evotec’s Management Board and Supervisory Board do not approve the resolutions relating to the issuance of the Evotec ordinary shares underlying the ADSs.

(c)	by Evotec, subject to various conditions, if:

(1)	Renovis withdraws or modifies its approval of the merger in a manner adverse to Evotec; Renovis fails to reaffirm its approval of the merger within three business days after Evotec’s written request to do so at any time when a competing proposal has been publicly proposed and not rejected by Renovis; Renovis recommends to Renovis stockholders to approve or accept a competing proposal; Renovis has breached certain specified obligations under the merger agreement; or a tender offer or exchange offer for Renovis common stock shall have been commenced and Renovis fails to recommend against the acceptance of such offer within three business days after its commencement; or

(2)	Renovis breaches any of its representations or warranties set forth in the merger agreement, which results in Renovis’s inability to confirm the truth and accuracy of the representations and warranties to the extent required by the merger agreement at the time of the consummation of the merger, or breaches any of its covenants set forth in the merger agreement, which results in Renovis’s inability to confirm its compliance with such covenants to the extent required by the merger agreement at the time of the consummation of the merger, and provided in each case that such breach (if curable) has not been cured within 30 business days after notice of such breach, and further provided that Evotec is not in material breach of its obligations under the merger agreement.

(d)	by Renovis, subject to various conditions, if:

(1)	Evotec breaches any of its representations or warranties set forth in the merger agreement, which results in Evotec’s inability to confirm the truth and accuracy of the representations and warranties to the extent required by the merger agreement at the time of the consummation of the merger, or breaches any of its covenants set forth in the merger agreement, which results in Evotec’s inability to confirm its compliance with such covenants to the extent required by the merger agreement at the time of the consummation of the merger, and provided in each case that such breach (if curable) has not been cured within 30 business days after notice of such breach, and further provided that Renovis is not in material breach of its obligations under the merger agreement; or

(2)	Renovis’s board of directors approves or recommends a competing proposal in compliance with the terms set forth in the merger agreement and pays Evotec the termination fee.

As described below, if either Evotec or Renovis terminates the merger agreement and abandons the merger under certain circumstances, Evotec or Renovis, as the case may be, will be obligated to pay a termination fee of $6,000,000 and stipulated expenses of up to $500,000 to the other party.

Termination Fee (see page 81)

Renovis has agreed to pay Evotec a cash fee of $6,000,000, which we refer to as the termination fee, and stipulated expenses of up to $500,000 if the merger agreement is terminated under the circumstances described in the “The Merger Agreement—Termination and Termination Fee—Termination Fee,” and Evotec has agreed to pay the termination fee and stipulated expenses if the merger agreement is terminated under the separate circumstances also described in “The Merger Agreement—Termination and Termination Fee—Termination Fee.”

Payment of the termination fee and stipulated expenses constitutes the sole and exclusive remedy of the parties in connection with any termination of the merger agreement, other than as a result of any willful breach by a party.

Fees and Expenses (see page 83)

The merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement and the transactions contemplated by the merger agreement, whether or not the merger is completed, except for the payment of stipulated expenses in connection with a termination of the merger agreement as described above and except that Evotec and Renovis will each pay one-half of (a) the expenses incurred in connection with filing, printing and mailing of the registration statement on Form F-4 of which this proxy statement/prospectus forms a part and the Form F-6 in relation to the Evotec ADSs and (b) the filing fees for the pre-merger notification and report forms under the HSR Act, any similar non-U.S. antitrust or competition laws or any other applicable laws.

Interests of Renovis’s Directors and Executive Officers in the Merger (see page 164)

In considering the recommendation of the Renovis board of directors that you vote for the adoption of the merger agreement, you should be aware that members of the Renovis board of directors and the Renovis executive officers have agreements and arrangements that provide them with interests in the merger that may differ from, or be in addition to, the interests of Renovis’s other stockholders. For example, in connection with the merger: certain current members of the Renovis board of directors will be elected to the Evotec Supervisory Board; it is anticipated that Michael G. Kelly, Ph.D., currently Senior Vice President, Research and Development of Renovis, will become a member of Evotec’s executive management team and will be President of Evotec’s U.S. site; certain Renovis executive officers are entitled to receive severance payments and other benefits pursuant to their employment agreements with Renovis if their service is terminated in connection with the merger; Evotec and Renovis as the surviving company will indemnify Renovis officers and directors for a period of six years following the closing of the merger; and certain Renovis executive officers and directors whose service is terminated in connection with the merger will receive accelerated vesting of equity awards. The Renovis board of directors was aware of these agreements and arrangements during its deliberations of the merits of the merger and in determining to recommend that you vote to adopt the merger agreement.

Regulatory Filings and Approvals Necessary to Complete the Merger (see page 67)

The merger is subject to review by the United States Department of Justice and the United States Federal Trade Commission to determine whether the merger complies with applicable U.S. antitrust laws. Under the provisions of the HSR Act and the related rules and regulations, the merger may not be completed until applicable waiting period requirements have been satisfied. Evotec and Renovis will file notification reports with the Department of Justice and Federal Trade Commission under the HSR Act.

Taxation (see page 202)

The merger has been structured to qualify as a tax-free reorganization for U.S. federal income tax purposes. Pursuant to a tax-free reorganization, certain Renovis stockholders will not recognize gain or loss on the exchange of their shares of Renovis common stock for Evotec ADSs, except with respect to any cash received in lieu of fractional Evotec ADSs.

Accounting Treatment (see page 66)

Evotec prepares its financial statements using the International Financial Reporting Standards, or IFRS, and reconciles its financial statements to accounting principles generally accepted in the United States, or U.S. GAAP.

In accordance with IFRS, Evotec intends to account for the merger using the “purchase” method of accounting for business combinations. If Evotec AG reconciles its financial statements to U.S. GAAP, it also will account for the merger as a “purchase.” This means that Evotec AG will record the excess of the purchase price of Renovis over the fair value of Renovis’s identifiable assets, including intangible assets and liabilities, as “goodwill.” However, there may be differences between IFRS and U.S. GAAP in the application of the purchase method.

Opinion of Renovis’s Financial Advisor (see page 53)

Renovis’s financial advisor, Cowen and Company, LLC, or Cowen, has delivered a written opinion to the Renovis board of directors as to the fairness, from a financial point of view, as of the date of their opinion to the holders of Renovis common stock, other than the shares held in trust for issuance pursuant to outstanding Renovis equity awards and warrants, or the Company Trust, of the exchange ratio in the merger. A copy of the full text of Cowen’s written opinion, dated September 18, 2007, is attached to this document as Annex 3. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken.

Cowen’s opinion is addressed to the Renovis board of directors for their use in evaluating the merger and, is directed only to the fairness, from a financial point of view, of the exchange ratio received in the merger as of the date of the opinion. Cowen’s opinion does not address any other aspect of the merger, nor does it constitute a recommendation as to how the directors or any stockholder should vote with respect to the merger or any other matter.

Comparison of Shareholder Rights (see page 151)

As a result of the merger, your shares of Renovis common stock will be converted into the right to receive Evotec ADSs, with each Evotec ADS representing two Evotec AG ordinary shares. Because Evotec AG is a corporation organized under the laws of the Federal Republic of Germany, there are differences between the rights of Renovis stockholders and the rights of holders of Evotec ADSs and Evotec AG ordinary shares. For a discussion of these differences, see “Comparison of Shareholder Rights,” “Description of the Evotec AG Ordinary Shares” and “Description of the Evotec AG American Depositary Shares.”

Comparative Stock Prices and Dividends (page 140)

Stock Prices

The table below presents the closing market price for Evotec AG ordinary shares on the Frankfurt Stock Exchange under the symbol “EVT,” as reported by the Frankfurt Stock Exchange Xetra System, the last quoted sale price of Renovis common stock as quoted on the NASDAQ Global Market under the symbol “RNVS” and the market value of a share of Renovis common stock on an equivalent per share basis. These prices are presented on two dates:

•	September 18, 2007, the last trading day before the public announcement of the signing of the merger agreement; and

•	February 15, 2008, the latest practicable date before the date of this proxy statement/prospectus.

	Evotec AG Ordinary Share Price(1)	Renovis Common Stock Share Price	Equivalent Per Share Data(1)(2)
September 18, 2007	$4.56	$3.34	$4.82
February 15, 2008	$2.94	$2.41	$3.10

(1)	The amounts shown in dollars for September 18, 2007 and February 15, 2008, have been translated from euro solely for the convenience of the reader at exchange rates, respectively, of $1.00 to €0.7210, the noon buying rate as of September 18, 2007, and $1.00 to €0.6864, the noon buying rate as of February 15, 2008.
(2)	The equivalent price per share data for Renovis common stock has been determined by multiplying the last reported sale price of an Evotec ordinary share on each of these dates by the effective per share exchange ratio of 1.0542.

Evotec

Evotec has not declared or paid dividends on its ordinary shares and has no present intention to pay dividends in the foreseeable future. Any determination by Evotec’s Supervisory and Management Boards to pay dividends will depend on many factors, including Evotec’s financial condition, results of operations, legal requirements and other factors. Evotec may also become subject to debt instruments or other agreements that limit its ability to pay dividends.

Renovis

Renovis has not paid dividends on its common stock since inception and does not anticipate paying any dividends in the foreseeable future.

Comparative per Share Information

The following tables show per share data regarding earnings and book value for Evotec on a historical basis, determined in accordance with U.S. GAAP for Renovis on a historical basis and for Evotec and Renovis on a pro forma combined basis. The information presented below assumes that the merger is accounted for as a purchase. The unaudited “Pro forma-equivalent—Renovis” information was calculated by multiplying the corresponding pro forma combined data by the per share exchange ratio of 1.0542. This information shows how each share of

Renovis common stock would have participated in earnings, cash dividends and book value of Evotec if the merger had been completed at the beginning of the earliest period presented. These amounts do not necessarily reflect future per share levels of earnings, cash dividends or book value of Evotec.

The following historical comparative per share data are derived from the historical consolidated financial statements of Evotec, which have been prepared in accordance with IFRS and include a summary of significant differences between IFRS and U.S. GAAP, and the historical financial statements of Renovis. You should read the information in this section in conjunction with the financial statements and accompanying notes of Evotec included in this proxy statement/prospectus and the financial statements and accompanying notes of Renovis that are incorporated by reference in this proxy statement/prospectus.

The Evotec—historical and pro forma—combined amounts shown in dollars, which were originally prepared and presented in euros, have been translated solely for the convenience of the reader at an exchange rate of €1.00 to $1.4219, the noon buying rate as of September 28, 2007. The September 28, 2007 rate is the noon buying rate as of the last business day of the period.

	As of or for the year ended December 31, 2006		As of or for the nine months ended September 30,
			2007
EVOTEC—HISTORICAL
Basic and diluted net loss from continuing operations	€(0.49)	$(0.70)	€(0.48)	$(0.69)
Book value per share	€1.83	$2.60	€1.71	$2.43
Cash dividends	—	—	—	—

	As of or for the year ended December 31, 2006	As of or for the nine months ended September 30,
		2007
RENOVIS—HISTORICAL
Basic and diluted net loss	$(0.97)	$(0.88)
Book value per share	$3.19	$2.72
Cash dividends	—	—

	As of or for the year ended December 31, 2006	As of or for the nine months ended September 30,
		2007
PRO FORMA—COMBINED PER EVOTEC SHARE
Basic and diluted net loss	$(0.75)	$(0.71)
Book value per share	—	$2.89
Cash dividends	—	—

	As of or for the year ended December 31, 2006	As of or for the nine months ended September 30,
		2007
PRO FORMA—COMBINED PER EQUIVALENT RENOVIS SHARE[1]
Basic and diluted net loss	$(2.52)	$(2.39)
Book value per share	—	$9.74
Cash dividends	—	—

1	These amounts are calculated by multiplying the effective per share exchange ratio of 1.0542 Evotec ordinary shares to be issued for each Renovis share by the unaudited pro forma combined per Evotec share amounts presented above.

Evotec Summary Historical Financial Data

Summary Financial Statement Data Relating to Evotec

The tables below set forth Evotec’s summary historical consolidated financial information in accordance with both IFRS and U.S. GAAP.

The summary consolidated statement of operations data in accordance with IFRS for the years ended December 31, 2006, 2005 and 2004 and the summary consolidated balance sheet data in accordance with IFRS as of December 31, 2005 and 2006 have been derived from Evotec’s consolidated financial statements, included elsewhere in this proxy statement/prospectus, which have been prepared in accordance with IFRS and audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm. The summary condensed financial information in accordance with IFRS as of and for the nine months ended September 30, 2007 and 2006 has been derived from Evotec’s unaudited condensed financial statements contained elsewhere in this proxy statement/prospectus. In the opinion of management, these unaudited financial statements contain all adjustments (consisting only of normally recurring adjustments) necessary for a fair presentation in accordance with IFRS of the consolidated financial position of Evotec at that date and the results of operations of Evotec for those periods.

The U.S. GAAP information set forth below represents the reconciliation to U.S. GAAP of Evotec’s IFRS financial information. IFRS differs in some significant respects from U.S. GAAP. Note 27 to Evotec’s financial statements and Note 15 to the unaudited interim condensed financial statements, included elsewhere in this proxy statement/prospectus, provide a reconciliation of certain financial information to U.S. GAAP.

In 2006 and 2007, Evotec divested businesses that were not critical to its strategy of focusing on higher value discovery projects in which Evotec develops novel drug candidates to feed into its proprietary CNS pipeline or for its collaboration partners. Effective January 1, 2007, Evotec sold its 89% interest in Evotec Technologies GmbH to PerkinElmer for €23.4 million in cash. Most recently, on November 30, 2007, Evotec sold its Chemical Development Business for a purchase price of £30.3 million (€42.4 million) after customary working adjustments. These divestitures were reported as discontinued operations of Evotec.

The financial information for the nine months ended September 30, 2007 set forth below should not be viewed as being indicative of Evotec’s results for the full fiscal year.

The tables below should be read in conjunction with, and are qualified in their entirety by reference to, Evotec’s audited consolidated financial statements and Evotec’s interim condensed financial statements and Evotec Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this proxy statement/prospectus.

The amounts shown in dollars, which were originally prepared and presented in euros, have been translated solely for the convenience of the reader at an exchange rate of €1.00 to $1.4219, the noon buying rate as of September 28, 2007. This rate is the noon buying rate as of the last trading day of the reporting period.

In accordance with IFRS

Consolidated Statement of Operations Data

	Year Ended December 31,				Nine Months Ended September 30,
	2006		2005	2004	2007		2006
	(in thousands, except per share amounts)
Revenues from continuing operations	€40,575	$57,694	€41,837	€37,863	€23,199	$32,987	€29,931
Net loss from continuing operations	€(29,000)	$(41,235)	€(14,255)	€(41,652)	€(33,194)	$(47,199)	€(19,757)
Net loss from continuing operations per ordinary share	€(0.44)	$(0.62)	€(0.27)	€(1.14)	€(0.47)	$(0.66)	€(0.30)

Consolidated Balance Sheet Data

	As of December 31,			As of September 30,
	2006	2005	2004	2007
	(in thousands)
Cash and cash equivalents	€58,196	€37,998	€4,291	€40,471	$57,546
Total assets	€243,123	€223,962	€145,998	€205,992	$292,900
Long-term debt (excluding current portion)	€8,123	€5,529	€11,646	€4,914	$6,987
Stockholders’ equity	€168,320	€175,075	€110,930	€167,014	$237,477

In accordance with U.S. GAAP

Consolidated Statement of Operations Data

	Year Ended December 31,			Nine Months Ended September 30,
	2006	2005	2004	2007	2006
	(euros in thousands, except per share amounts)
Revenues from continuing operations	40,575	41,837	37,863	23,199	29,931
Net loss from continuing operations	(32,803)	(35,324)	(51,257)	(34,441)	(24,173)
Net loss from continuing operations per ordinary share	(0.49)	(0.68)	(1.40)	(0.48)	(0.37)

Consolidated Balance Sheet Data

	As of December 31,			As of September 30,
	2006	2005	2004	2007
	(euros in thousands)
Cash and cash equivalents	57,921	37,998	4,161	€40,196	$57,155
Total assets	190,501	171,335	139,644	€156,126	$221,996
Long-term debt (excluding current portion)	8,123	5,529	11,646	€4,914	$6,987
Stockholders’ equity	122,150	133,893	104,035	€122,057	$173,553

Renovis Summary Historical Financial Data

You should read the following historical selected financial data in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Renovis’s most recent Annual and Quarterly Reports and Renovis’s financial statements and the related notes included in its Annual and Quarterly reports filed with the SEC which are incorporated by reference in this proxy statement/prospectus.

The following tables set forth summary historical financial data for each of the years in the three-year period ended December 31, 2006 and the nine months ended September 30, 2007 and 2006. The statement of operations data for the years ended December 31, 2006, 2005 and 2004, and the balance sheet data at December 31, 2006 and 2005, are derived from our audited financial statements incorporated by reference in this proxy statement/prospectus. The balance sheet data at December 31, 2004, is derived from Renovis’s audited financial statements that are not included or incorporated by reference in this proxy statement/prospectus. The financial statements for each of the three years ended December 31, 2006 have been audited by Ernst & Young LLP, independent registered public accounting firm. The condensed statements of operations data for the nine months ended September 30, 2007 and 2006 and the balance sheet data at September 30, 2007 are derived from Renovis’s unaudited condensed financial statements incorporated by reference in this proxy statement/prospectus. The balance sheet data at September 30, 2006, is derived from the Renovis unaudited condensed financial statements that are not included or incorporated by reference in this proxy statement/prospectus. The unaudited condensed financial statements include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that Renovis considers necessary for the fair presentation of the financial information set forth in those statements. The historical results are not necessarily indicative of the results to be expected in any future period.

Statement of Operations Data

	Year Ended December 31,			Nine Months Ended September 30,
	2006	2005	2004	2007	2006
	(in thousands, except per share amounts)
Contract revenue	$10,428	$6,647	$2,625	$8,450	$8,278
Net loss	$(28,376)	$(31,980)	$(39,941)	$(26,047)	$(20,400)
Basic and diluted net loss per share applicable to common stockholders	$(0.97)	$(1.24)	$(1.84)	$(0.88)	$(0.70)

Balance Sheet Data

	As of December 31,			As of September 30,
	2006	2005	2004	2007	2006
	(in thousands)
Cash, cash-equivalents and short-term investments	$99,107	$118,889	$86,959	$85,692	$104,726
Total assets	$107,301	$126,612	$96,125	$92,776	$113,825
Long-term liabilities	$3,684	$6,372	$3,039	$2,152	$4,269
Stockholders’ equity	$93,086	$108,598	$82,776	$80,665	$98,144

Summary Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information set forth below is designed to show how the merger of Evotec and Renovis might have affected historical financial information if the merger had been completed at an earlier time and were prepared based on the historical financial results reported by Evotec and Renovis.

This unaudited pro forma financial information has been presented in response to SEC requirements, and does not purport to represent the actual financial position of Evotec (i) on the date of this registration statement on Form F-4 of which this proxy statement/prospectus is a part or (ii) at the beginning of the periods indicated, nor does it project the financial position of Evotec for any future period.

The selected unaudited pro forma consolidated financial information have been derived from, and should be read in connection with, the “Unaudited Pro Forma Condensed Combined Financial Information” on pages 90 through 94 of this proxy statement/prospectus.

	Year Ended December 31, 2006	Nine Months Ended September 30, 2007
	(in thousands, except share and per share amounts)
Unaudited Pro Forma Condensed Combined Statement of Operations Data:
Revenue	€48,479	€29,124
Loss from continuing operations	€(54,313)	€(52,705)
Net loss from continuing operations per ordinary share	€(0.53)	€(0.50)
Weighted average shares outstanding	101,040,000	105,826,000

As of September 30, 2007
(in thousands)
Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	€110,031
Total assets	€254,291
Long-term debt	€6,151
Total stockholders’ equity	€215,553

RISK FACTORS

An investment in Evotec ADSs involves a number of risks, some of which are related to the merger. You should carefully consider the following information about these risks, together with the other information incorporated by reference or included in this proxy statement/prospectus, in considering the proposed merger.

Risks Related to the Merger

The value of Evotec AG ordinary shares and Evotec ADSs may decrease significantly between the time you vote on the merger and the time the merger is completed. As a result, at the time you vote on the merger you will not know the value you will receive for your shares of Renovis common stock.

Upon consummation of the merger, each share of Renovis common stock will be converted into the right to receive 0.5271 ADSs of Evotec AG with each Evotec ADS representing two ordinary shares of Evotec AG. The exchange ratio is fixed, and the merger agreement does not contain a mechanism to adjust the exchange ratio if the market price of Evotec’s ordinary shares declines. As a result, the market price of Evotec’s ordinary shares, and thus the value of the ADSs, at the completion of the merger may be lower than their market price on the date of the Renovis special meeting of stockholders. The market price may vary as a result of changes in the business, operations or prospects of Evotec or Renovis, market assessments of the likelihood of completion of the merger, the timing of the completion of the merger, the prospects of post-merger operations, regulatory considerations, general market and economic conditions and other factors. Because the date the merger is completed will be later than the date of the Renovis special meeting of stockholders, the price of Evotec AG ordinary shares on the date of the special meeting may not be indicative of their price on the date the merger is completed and, as a result, at the time you vote on the merger you will not know the value you will receive for your shares of Renovis common stock.

The table below calculates the hypothetical values of the merger consideration to be received by Renovis’s stockholders in case of a decrease in the market price of Evotec AG’s ordinary shares after the date of the Renovis Special Meeting of stockholders.

	Evotec AG Ordinary Share Price	Total Merger Consideration(1)	Merger Consideration per fully diluted Renovis share(1)
September 18, 2007	€3.21	$157,908,267	$4.81
February 15, 2008	€2.02	$99,369,066	$3.03
Hypothetical I	€2.10	$103,304,474	$3.15
Hypothetical II	€2.00	$98,385,213	$3.00
Hypothetical III	€1.80	$88,546,692	$2.70

(1)	The amount shown in dollars have been translated from euros solely for the convenience of the reader at an exchange rate of €1.00 to $1.4219, the noon buying rate as of September 28, 2007.

The integration of Renovis into the Evotec group may be difficult and expensive to achieve and, as a result, the price of Evotec ADSs and Evotec ordinary shares may be adversely affected.

The merger will present challenges to Evotec’s management as well as to the management of Renovis as Evotec’s wholly owned subsidiary following the merger. These challenges include the integration of Renovis’s operations and personnel. In addition, the merger may present special risks, including possible unanticipated liabilities, unanticipated costs, diversion of management attention and loss of personnel. Evotec may not be able to integrate Renovis into its operations or successfully manage the operations it will acquire in the merger, which may adversely affect the price of Evotec ADSs and Evotec ordinary shares.

Evotec intends to manage the scientific operations at Renovis in a manner that will afford a high degree of autonomy, thereby limiting the risk of failed integration. The integration of administration is expected to be completed within approximately two years and is expected to result in synergistic cost savings that could partially offset the cost of integration. There is no indication that the existing collaboration agreement between Renovis and Pfizer, or any other material agreement between Renovis and a third party, will be terminated.

The integration of Renovis into the Evotec group may not result in the benefits that Evotec currently anticipates and, as a result, the price of Evotec ADSs and Evotec ordinary shares may be adversely affected.

Following the merger, if Evotec’s management is not able to implement a business plan that effectively integrates Renovis’s operations or if Renovis’s product candidates do not prove to be successful, the anticipated benefits of the merger may not be realized which may adversely affect the price of Evotec ADSs and Evotec ordinary shares. All of Renovis’s product candidates are in early stages of development and the commercialization of those products will not occur, if at all, for at least the next several years. Since its inception, Renovis has incurred significant net losses and its future success is dependent upon, among other factors, its ability to develop viable product candidates, successfully complete preclinical testing and clinical trials and obtain regulatory approval for those product candidates.

Officers and directors of Renovis may have interests in the merger that are different from those of Renovis’s stockholders.

A number of officers and directors of Renovis who recommend that you vote in favor of the merger agreement have benefit arrangements that provide them with interests in the merger that may be different from yours. The receipt of compensation or other benefits in connection with the merger, including the acceleration of vesting of equity awards, or the continuation of indemnification arrangements for current directors and officers following completion of the merger, may influence these persons in making their recommendation that you vote in favor of adoption of the merger agreement.

Pursuant to her employment agreement and in connection with her anticipated termination of service in connection with the merger, Marlene F. Perry, currently Senior Vice President of Human Resources and Facilities of Renovis, will be entitled to receive payments and other benefits valued at up to $372,373, which amount includes $342,900 (12 months base salary plus target annual bonus opportunity), $9,473 (12 months of health benefits for Ms. Perry and her dependents) and $20,000 (12 months of outplacement services). All stock options held by Ms. Perry have exercise prices in excess of $9.00 and will be terminated in connection with the merger. Ms. Perry will receive accelerated vesting of her deferred stock unit awards. Based on the closing price of Renovis’s common stock on February 15, 2008, which was $2.41, the value of the accelerated vesting of the 73,473 deferred stock units held by Ms. Perry that were unvested as of that date is $177,070. No other Renovis executive officer or director whose service is anticipated to be terminated in connection with the merger holds unvested stock options or other equity awards that will be accelerated in connection with the merger. See “Disclosure of Interests—Interests of Renovis’s Directors and Executive Officers in the Merger.”

Renovis’s stockholders could incur tax liability if the merger does not qualify as a tax-free reorganization.

The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Code and to be generally tax-free to Renovis’s stockholders. Renovis will receive a tax opinion from its legal counsel that, in the best judgment of such counsel, the merger will, subject to the assumptions, qualifications and limitations stated in such tax opinion, qualify as a tax-free reorganization. If the merger fails to qualify as a tax-free organization, Renovis’s stockholders would recognize gain or loss equal to the excess of the fair market value of the Evotec ADSs they receive in the merger over the tax basis in their Renovis stock.

Evotec may be unable to utilize Renovis’s net operating loss carry-forward.

As a result of the merger, Evotec may be unable to utilize any part or all of Renovis’s net operating loss carry-forward or other tax attributable to Renovis. At December 31, 2006, Renovis had approximately $92.3 million and $89.2 million of federal and state net operating loss carryforwards, respectively.

Risks Related to an Investment in Evotec ADSs

The price of the ordinary shares of Evotec AG has fluctuated significantly on the Frankfurt Stock Exchange and may continue to do so.

Upon completion of the merger, holders of Renovis common stock will become holders of Evotec ADSs, each of which will represent two ordinary shares of Evotec. A public market has never been established for the

Evotec ADSs and such a market, once established, may not be sustained. Both the U.S. and German stock markets have experienced significant volatility, particularly with respect to pharmaceutical and biotechnology stocks. In particular, Evotec’s stock price has fluctuated between €4.88 and €1.70 between February 1, 2005 and February 1, 2007 or $6.94 and $2.42, at the September 28, 2007 exchange rate of €1 to $1.4219. The volatility of pharmaceutical and biotechnology stocks often does not relate to the operating performance of the companies represented by the stock. Other price fluctuations are directly attributable to performance.

Factors that could cause volatility in the market price of Evotec AG ordinary shares and ADSs include:

•	the progress of preclinical development, laboratory testing and clinical trials of Evotec’s product candidates;

•	the results from Evotec’s clinical trial programs and any future trials Evotec may conduct;

•	developments in the clinical trials of potentially similar competitive products;

•	European Medicines Agency, U.S. Food and Drug Administration, or FDA, or international regulatory actions;

•	failure of any of Evotec’s product candidates, if approved, to achieve commercial success;

•	announcements of the introduction of new products by Evotec or its competitors;

•	market conditions in the pharmaceutical and biotechnology sectors;

•	developments concerning intellectual property rights;

•	litigation or public concern about the safety of Evotec’s potential products;

•	comments by securities analysts;

•	actual and anticipated fluctuations in Evotec’s quarterly operating results;

•	deviations in Evotec’s operating results from the estimates of securities analysts;

•	rumors relating to Evotec or its competitors;

•	additions or departures of key personnel;

•	third-party reimbursement policies;

•	developments concerning current or future collaborations, strategic alliances or similar relationships; and

•	reviews of the long-term values of Evotec’s assets, which could lead to impairment charges that could reduce Evotec’s earnings.

These and other external factors may cause the market price and demand for Evotec’s ADSs or the ordinary shares to fluctuate substantially, which may limit or prevent investors from readily buying and selling the securities and may otherwise negatively affect the liquidity of, the Evotec ADSs or the ordinary shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of Evotec’s shareholders brought a lawsuit against Evotec AG, it could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of Evotec’s management.

A decline in the value of the euro could reduce the value of your investment in Evotec’s ADSs.

Fluctuations in the exchange rate between the U.S. dollar and the euro will affect the U.S. dollar equivalent of the euro price per Evotec ADS. If the value of the euro relative to the U.S. dollar declines, the market price of the Evotec ADSs is likely to be adversely affected. The value of the euro relative to the U.S. dollar has increased by 61.70% from the introduction of the euro on January 1, 2002 through December 31, 2007, with the euro increasing 10.65% during 2007.

You may not be able to participate in rights offerings and may experience dilution of your holdings as a result.

Evotec AG may from time to time distribute rights to its shareholders, including rights to acquire its securities. Under the deposit agreement for the Evotec ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act with respect to all holders of ADSs. Evotec is under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, Evotec may not be able to take advantage of any exemptions from registration under the Securities Act. Accordingly, holders of Evotec ADSs may be unable to participate in rights offerings and may experience dilution in their holdings as a result.

If the depositary is unable to sell the rights that are not exercised or not distributed or if the sale is not lawful or reasonably practicable, it will allow the rights to lapse, in which case you will receive no value for these rights.

You may not be able to exercise your right to vote the ordinary shares underlying your Evotec ADSs.

Holders of Evotec ADSs may exercise voting rights with respect to the ordinary shares represented by Evotec ADSs only in accordance with the provisions of the deposit agreement. The deposit agreement provides that, upon receipt of notice of any meeting of holders of Evotec AG ordinary shares, the depositary will, as soon as practicable thereafter, fix a record date for the determination of ADS holders who shall be entitled to give instructions for the exercise of voting rights.

As promptly as practicable after the depositary receives (i) notice of any meeting or solicitation of consents or proxies of holders of shares and (ii) the statement of the custodian which will act as a proxy bank in accordance with Sections 128 and 135 of the German Stock Corporation Act (Aktiengesetz) setting forth its recommendations with regard to voting of the shares pursuant to Section 128 (2) of the German Stock Corporation Act as to any matter concerning which the notice from Evotec indicates that a vote is to be taken by holders of shares, together with an English translation thereof, the depositary shall, subject to applicable law and the Articles of Association of Evotec AG, mail to registered holders of ADSs a notice (a) containing such information as is contained in such notice and any solicitation materials, (b) stating that each registered holder of ADSs on the record date set by the depositary therefor will be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the whole number of shares underlying such registered holder’s ADSs, (c) containing the recommendation of the custodian, and (d) specifying how and when such instructions may be given.

You may instruct the depositary of your Evotec ADSs to vote the ordinary shares underlying your ADSs but only if Evotec asks the depositary to ask for your instructions. Otherwise, you will not be able to exercise your right to vote, unless you withdraw Evotec AG ordinary shares underlying the Evotec ADSs you hold. However, you may not know about the meeting far enough in advance to withdraw those ordinary shares. If Evotec asks for your instructions, the depositary, upon timely notice from Evotec AG, will notify you of the upcoming vote and arrange to deliver Evotec’s voting materials to you. There can be no guarantee that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. As a result, you may not be able to exercise your right to vote, and there may be nothing you can do if the ordinary shares underlying your Evotec ADSs are not voted as you requested.

Under the deposit agreement for the Evotec ADSs, Evotec may choose to appoint a proxy bank in accordance with the German Stock Corporation Act. In this event, the depositary will receive a proxy which will be given to the proxy bank to vote the Evotec ordinary shares underlying your ADSs at shareholders’ meetings if you do not vote in a timely fashion and in the manner specified by the depositary. The effect of this proxy is that you cannot prevent the Evotec AG ordinary shares underlying your Evotec ADSs from being voted, and it may make it more difficult for shareholders to influence the management of Evotec, which could adversely affect your interests. Holders of Evotec AG ordinary shares are not subject to this proxy.

You may not receive distributions on Evotec AG ordinary shares represented by Evotec ADSs or any value for them if it is illegal or impractical to make them available to holders of ADSs.

The depositary of Evotec ADSs has agreed to pay to you distributions with respect to cash or other distributions it or the custodian receives on Evotec AG ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of Evotec AG ordinary shares your Evotec ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of Evotec ADSs. Evotec AG has no obligation to take any other action to permit the distribution of its ADSs, ordinary shares, rights or anything else to holders of its ADSs. As a result, you may not receive the distributions made on Evotec AG ordinary shares or any value from them if it is illegal or impractical for Evotec to make them available to you. These restrictions may have a material adverse effect on the value of your ADSs.

You may be subject to limitations on transfer of your Evotec ADSs.

Your Evotec ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may refuse to deliver, transfer or register transfers of your ADSs generally when Evotec’s books or the books of the depositary are closed, or at any time if Evotec or the depositary deems it advisable to do so because of any requirement of law or government or governmental body, or under any provision of the deposit agreement, or for any other reason.

The rights of shareholders in German companies differ in material respects from the rights of shareholders of corporations incorporated in the United States, and as a result Evotec’s public shareholders may have greater difficulty protecting their interests than would shareholders of a corporation incorporated in the United States.

Evotec AG is incorporated in Germany, and the rights of its shareholders are governed by German law, which differs in many respects from the laws governing corporations incorporated in the United States. For example, individual shareholders in German companies do not have standing to initiate a shareholder derivative action, either in Germany or elsewhere, including the United States, unless they meet thresholds set forth under German corporate law. As a result, Evotec’s public shareholders may have more difficulty protecting their interests in the face of actions by its management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States. For more information regarding the material differences between the rights of shareholders in German companies and corporations incorporated in the United States, see “Comparison of Shareholder Rights.”

It may be difficult for you to bring any action or enforce any judgement obtained in the United States against Evotec AG or members of its Supervisory or Management Boards, which may limit the remedies otherwise available to you.

Evotec AG is incorporated in Germany and the majority of its assets are, and will continue to be after the merger, located outside the United States. In addition, most of the members of its Supervisory Board, Management Board and other senior management, as well as some of the experts named in this proxy statement/prospectus, are nationals and residents of Germany or the United Kingdom. Most or all of the assets of these individuals are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against Evotec AG or against these individuals in the United States if you believe your rights have been infringed under the securities laws or otherwise. In addition, a German or United Kingdom court may prevent you from enforcing a judgement of a U.S. court against Evotec AG or these individuals based on the securities law of the United States or any state thereof. A German or United Kingdom court may not allow you to bring an action in their respective jurisdictions against Evotec AG or these individuals based on the securities laws of the United States or any state thereof.

Evotec AG has no present intention to pay dividends on its ordinary shares in the foreseeable future and, consequently, your only opportunity to achieve a return on your investment during that time is if the price of Evotec ADSs appreciates.

Evotec AG has no present intention to pay dividends on its ordinary shares in the foreseeable future. Any determination by Evotec’s Supervisory and Management Boards to pay dividends will depend on many factors, including its financial condition, results of operations, legal requirements and other factors. Accordingly, if the price of Evotec ADSs falls in the foreseeable future and you sell your ADSs, you will lose money on your investment, without the likelihood that this loss will be offset in part or at all by cash dividends.

Evotec AG may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. holders of its ADSs.

Evotec AG does not expect to be considered a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes for its current taxable year ending December 31, 2007. Evotec must make a separate determination each taxable year as to whether it is a PFIC (after the close of each taxable year). Accordingly, Evotec cannot assure you that it will not be a PFIC for our current taxable year or any future taxable year. A non-U.S. corporation will be considered a PFIC for any taxable year if either (1) at least 75% of its gross income is passive income or (2) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income. The market value of Evotec’s assets generally will be determined based on the market price of its ADSs, which is likely to fluctuate after this transaction. If Evotec AG were treated as a PFIC for any taxable year during which a U.S. person held an ADS, certain adverse U.S. federal income tax consequences could apply to such U.S. person. See “Taxation—U.S. Federal Income Tax Consequences Relating to the Ownership and Disposition of Evotec ADSs—Passive Foreign Investment Company.”

Risks Related to Evotec’s Business

Evotec is an early-stage biopharmaceutical company without commercial products, and there is no assurance that Evotec will successfully develop and commercialize potential products.

You must evaluate Evotec in light of the uncertainties and complexities inherent in an early-stage biopharmaceutical company. All of Evotec’s product candidates are in early-stages of development. EVT 201 is currently in Phase II clinical trials. EVT 101 is currently in Phase Ib clinical trials. Phase II clinical trials for EVT 302 are expected to commence in the first quarter of 2008. The commercialization of those products will not occur, if at all, for at least the next several years. Evotec’s future success is dependent upon, among other factors, its ability to finance and develop viable product candidates, successfully complete clinical trials and obtain regulatory approval for those product candidates. All of Evotec’s early-stage drug discovery programs are focused on CNS disease targets and will require extensive additional research and development prior to the commercial introduction of any product candidates. There can be no assurance that any of Evotec’s research and development and clinical trial efforts, or those of its strategic partners or licensees, will result in viable new products. For example, in September 2006, based on the results of a safety and tolerability study conducted during Phase I clinical trials for EVT 301, Evotec announced that it was discontinuing development of EVT 301 as a monoamine oxidase B (MAO-B) inhibitor for the treatment of Alzheimer’s disease.

Evotec has expended significant time, money and effort developing EVT 201, EVT 101 and EVT 302, which are its most advanced product candidates to date. Before Evotec or its potential partners can market and sell EVT 201, EVT 101 and EVT 302, Evotec will need to obtain necessary approvals from the FDA in the United States, the European Medicines Agency, or EMEA, in Europe, and similar regulatory agencies elsewhere. Even if their further development is successful, it will take several more years before Evotec or licensees can file for regulatory approval of these product candidates. Therefore, if the necessary regulatory approvals for EVT 201, EVT 101 or EVT 302 are not received from the FDA or EMEA, regulatory approval is later withdrawn or the approvals are significantly delayed, it is less likely that Evotec will achieve profitability and its business prospects will be seriously limited. As a result, you could lose all or part of your investment.

Clinical trials have in the past and may in the future fail to demonstrate the safety and efficacy of Evotec’s product candidates, including EVT 201, EVT 101 and EVT 302, which could prevent or significantly delay their regulatory approval and may adversely affect Evotec’s business and stock price.

Any failure or substantial delay in completing clinical trials for Evotec’s product candidates, including EVT 201, EVT 101 and EVT 302, may severely harm its business. Before obtaining regulatory approval for the sale of any of Evotec’s potential products or the potential products of its current and future strategic partners and licensees, Evotec and its strategic partners or licensees must subject these product candidates to extensive preclinical and clinical testing to demonstrate their safety and efficacy in humans. The success of this preclinical and clinical testing is critical to achieving Evotec’s product development goals. If Evotec’s product development efforts are unsuccessful, it will not obtain regulatory approval for them, it will not generate sales from them, and its business and results of operations would be adversely affected.

Clinical trials are expensive, time-consuming and typically take years to complete. In connection with clinical trials, Evotec faces the risks that:

•	a product candidate may not prove to be efficacious;

•	it may discover that a product candidate may cause harmful side effects;

•	patients may die or suffer other adverse medical effects for reasons that may not be related to the product candidate being tested;

•	the results may not confirm the positive results of earlier trials; and

•	the results may not meet the level of statistical significance required by the FDA, the EMEA or other relevant regulatory agencies.

The results in early phases of clinical testing are based upon limited numbers of patients and a limited follow-up period and success in early phase trials may not be indicative of results in a large number of patients or long-term efficacy. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in earlier development activities, including previous late-stage clinical trials. Failure by Evotec to demonstrate the safety and effectiveness of its product candidates in larger patient populations could prevent or significantly delay their regulatory approval and may adversely affect Evotec’s business and the price of its ordinary shares and ADSs.

Even if Evotec’s product candidates are approved and commercialized, competitive products may impede market acceptance of Evotec’s products.

Hospitals, physicians or patients may conclude that Evotec’s potential products are less safe or effective or otherwise less attractive than existing drugs. Even if approved and commercialized, any future product candidates may fail to achieve market acceptance with hospitals, physicians or patients. If Evotec’s products do not receive market acceptance for any reason, Evotec’s revenue potential could be diminished, which would materially adversely affect its business, financial condition and results of operations. Further, Evotec’s competitors may develop new products that could be more effective or less costly, or that may seem more cost-effective, than Evotec’s products.

Most of Evotec’s competitors have substantially greater capital resources, research and development staffs, facilities and experience in conducting clinical trials and obtaining regulatory approvals, as well as in manufacturing and marketing pharmaceutical products. As a result, they may achieve product commercialization or patent protection earlier than Evotec can, if at all. Hospitals, physicians, patients or the medical community in general may not accept and use any products that Evotec may develop.

Evotec depends on intellectual property licensed from third parties including Roche, and termination of any of these licenses could result in the loss of significant rights, which would harm Evotec’s business.

Evotec holds licenses granted by F. Hoffmann-La Roche Ltd., or Roche, for EVT 201, the EVT 100 compound family and EVT 302, and by other parties related to certain of Evotec’s pre-clinical research projects.

Any termination of these licenses could result in the loss of significant rights and could harm Evotec’s ability to commercialize its drug candidates. Evotec’s ownership of patents relating to some or all of its products will not reduce its reliance on these and other third party patents. Evotec’s rights relating to EVT 201, the EVT 100 compound family and EVT 302 are subject to the terms of license agreements entered into with Roche. Evotec must therefore rely on Roche to enforce its rights and obligations and if Roche is unable to enforce such rights and obligations, Evotec’s development and commercialization of EVT 201, the EVT 100 compound family and EVT 302 could be delayed or prevented.

When Evotec licenses intellectual property from third parties, including Roche, those parties generally retain most or all of the obligations to maintain and extend, as well as the rights to assert, prosecute and defend, that intellectual property. Evotec generally has no rights to require its licensors, including Roche, to apply for new patents, except to the extent that Evotec actually assists in the creation or development of patentable intellectual property. With respect to intellectual property that Evotec licenses, Evotec is generally also subject to all of the same risks with respect to its protection as Evotec is for intellectual property that Evotec owns, which are described below in “Risk Factors—Risks Related to Evotec’s Industry.” Evotec is dependent on patents and proprietary technology, both its own and those licensed from others. If Evotec or its licensors fail to adequately protect this intellectual property or if Evotec does not have exclusivity for the marketing of its products, Evotec’s ability to commercialize products could suffer.

Evotec depends on the efforts of its strategic collaborative partners, particularly Boehringer Ingelheim, Roche and CHDI, to generate steady revenues for its business.

Evotec is a party to contract research and proprietary collaboration projects with strategic partners that include, among others, Boehringer Ingelheim and Roche. These partnerships and collaborations involve the joint discovery and development of product candidates targeting CNS related diseases as well as partnerships granting Evotec’s collaborators access to its integrated discovery offerings. In exchange for access to its integrated discovery offerings, Evotec receives contractual service fees and ongoing research payments and, in certain circumstances, milestone and royalty payments related to research milestones achieved. The agreements provide for indefinite or medium term joint research periods which are extendable by mutual consent. Evotec’s potential rights to receive milestone and royalty payments from their respective partner may survive the joint research terms. The dates of these potential payments depend on the timing of achievement of pre-agreed research and commercialization milestones. Evotec will only be entitled to these potential payments until the expiration of underlying valid patent claims. In addition to its collaborations with Boehringer Ingelheim and Roche, Evotec is a party to a collaboration agreement with CHDI, pursuant to which Evotec grants CHDI access to its integrated discovery programs in exchange for prescribed research payments.

Evotec cannot control the time or resources that these strategic partners devote to these collaborations, nor can Evotec control these strategic partners’ business decisions. In addition, Evotec’s collaborators may not perform their obligations as expected. Changes in a collaborator’s business strategy or business combinations involving a collaborator may adversely affect that party’s willingness or ability to successfully meet its obligations. Disagreements between Evotec and its collaborators may lead to delays in or termination of the research, development or commercialization of product candidates or result in time-consuming and expensive negotiations, litigation or arbitration. In addition, Evotec’s strategic partners may benefit from customary termination rights (e.g. in a case of a breach of a material obligation by Evotec after expiration of customary cure periods) allowing them to claim additional rights in the affected research projects. Furthermore, the right to terminate certain research projects may rest within the sole discretion of the partner, which in return may forgo certain future rights in the affected research projects. The failure of Evotec’s strategic partners to successfully complete their obligations in a timely manner or the termination or breach of agreements by these parties could materially harm Evotec’s business, financial condition and results of operations.

Key obligations of Evotec under the collaboration with Boehringer Ingelheim are to jointly explore biological targets and to develop pharmaceutically active compounds, following the decisions and the requirements of a research steering committee established by Boehringer Ingelheim and Evotec. Under the Roche

collaboration, Evotec’s obligation is to provide services for the discovery and development of pharmaceutical substances, effective against potential drug targets. Evotec does perform these services in accordance with specific research plans agreed by a joint steering committee. The work comprises, i. a., assay development, screening of substances and chemical optimization of substances. In the CHDI collaboration, the obligations of Evotec to provide services are specified by a joint steering committee. These services are in the field of assay development, reagent development, compound screening, compound profiling, structural biology and chemical synthesis of compounds. Evotec has been and currently is in full compliance with its obligations under the collaboration agreements.

Evotec AG has historically incurred significant losses and might not achieve or maintain operating profitability.

Since Evotec’s formation, it has incurred significant net losses and, as of September 30, 2007, had an accumulated deficit of €504.0 million. Evotec’s net losses from continuing operations were €41.7 million in 2004, €14.3 million in 2005, €29.0 million in 2006 and €33.2 million in the nine months ended September 30, 2007, with all figures determined in accordance with IFRS. Evotec’s historical losses have resulted principally from amortization of intangible assets and goodwill from acquisitions as well as from costs incurred in its research and development programs and from its sales, general and administrative expenses. Evotec expects to continue to incur significant and increasing expenses for at least the next several years as it continues its research activities and conducts development of, and seeks regulatory approvals for, current or additional indications for EVT 201, EVT 101 and EVT 302 and for other drug candidates. Whether Evotec is able to achieve operating profitability in the future will depend upon Evotec’s ability to generate revenues that exceed its expenses. Changes in market conditions, including the failure or approval of competing products, may require Evotec to incur more expenses or change the timing of expenses such that it may incur unexpected losses. In addition, Evotec has historically experienced considerable quarter-to-quarter variation in its results of operations and may not generate sufficient revenues from product sales in the future to achieve or maintain profitable operations. Further, Evotec may not be able to sustain or increase profitability on a quarterly or an annual basis. If Evotec is unable to achieve and maintain profitability, the market value of Evotec AG ordinary shares and ADSs will likely decline and you could lose all or a part of your investment.

Evotec has no experience selling, marketing or distributing products and no internal capability to do so.

If Evotec receives regulatory approval to commence commercial sales of any of its product candidates for which it has retained marketing rights, Evotec will have to establish a sales and marketing organization with appropriate technical expertise and supporting distribution capability. At present, Evotec has no sales or marketing personnel for any of its product candidates and as such Evotec intends to partner and outlicense its product candidates to pharmaceutical companies to undertake such activities. Factors that may inhibit Evotec’s efforts to commercialize its products without strategic partners or licensees include:

•	Evotec’s inability to recruit and retain adequate numbers of effective sales and marketing personnel;

•	the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe Evotec’s products;

•	the lack of complementary products to be offered by sales personnel, which may put Evotec at a competitive disadvantage against companies with broader product lines; and

•	unforeseen costs associated with creating an independent sales and marketing organization.

As an alternative to establishing Evotec’s own sales and marketing organization, Evotec may engage a pharmaceutical or other healthcare company with an existing distribution system and direct-sales organization to assist it. Evotec may not be able to successfully establish sales and distribution capabilities either on its own or in collaboration with third parties or gain market acceptance for its products. To the extent Evotec enters co-promotion or other licensing arrangements, any revenues Evotec receives will depend on the efforts of third parties, and Evotec may not succeed in achieving any such partnering or outlicensing arrangement on a satisfactory basis, if at all.

Evotec may elect to further expand its research, clinical development, and sales and marketing capabilities and, as a result, may encounter difficulties in managing its growth, which could disrupt its operations.

Evotec intends to build a sustainable pipeline of CNS related drug candidates. As a result, Evotec’s operations may expand through mergers and acquisitions and inlicensing. In addition, as Evotec’s research and development programs continue to advance, Evotec may decide to proceed with the building of a commercial infrastructure for its product candidates and may elect to grow the number of its employees and the scope of its operations. To manage its potential future growth, Evotec would need to continue to improve its managerial, operational and financial systems, expand its facilities and continue to recruit and train additional qualified personnel. Because Evotec is a relatively small company, it may not be able to effectively manage the expansion of its operations or recruit and train additional qualified personnel. The possible physical expansion of its operations could increase Evotec’s costs significantly and may divert its management and business development resources. Evotec’s future financial performance and its ability to commercialize its product candidates and to compete effectively will depend, in part, on Evotec’s ability to manage potential future growth effectively.

If Evotec cannot raise additional capital on acceptable terms, Evotec may be unable to complete clinical trials, obtain regulatory approvals or commercialize its product candidates.

Evotec believes that existing cash reserves, together with the cash expected to be acquired in the merger and the cash to be derived from its operations, will fund its planned activities for more than the next 24 months. However, Evotec will require substantial future capital in order to continue to conduct the research and development, clinical and regulatory activities necessary to bring its product candidates to market and may seek additional funding anytime in the future. During the year ended December 31, 2006, Evotec used net cash used in operating activities of €5.8 million and had capital expenditures for property, plant and equipment of €3.5 million. Evotec’s future capital requirements depend on many factors, including:

•	the progress of preclinical development and laboratory testing and clinical trials;

•	the time and costs involved in obtaining regulatory approvals;

•	delays that may be caused by evolving requirements of regulatory agencies;

•	the number of product candidates Evotec pursues and the number of preclinical and clinical programs conducted by Evotec;

•	the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims;

•	Evotec’s ability to establish, enforce and maintain selected strategic alliances and activities required for product commercialization;

•	the acquisition of technologies, products or other companies and other business opportunities that require financial commitments; and

•	Evotec’s revenues, if any, from the partnering and successful development and commercialization of its products.

Evotec intends to seek additional funding through strategic collaborations. Evotec faces intense competition from many other companies in the pharmaceutical and biotechnology industry for corporate collaborations, as well as for establishing relationships with academic and research institutions and for obtaining licenses to proprietary technology. If Evotec is unable to attract and retain corporate partners to develop, introduce and market its products, its business may be materially and adversely affected. Evotec’s strategy and any reliance on corporate partners, if Evotec is able to establish such collaborative relationships, are subject to additional risks. Evotec’s collaborators may not devote sufficient resources to the development, introduction and marketing of Evotec’s products or may not pursue further development and commercialization of products resulting from collaborations with Evotec. If a corporate partner elects to terminate its relationship with Evotec, Evotec’s ability to develop, introduce and market its products may be significantly impaired and Evotec may be forced to discontinue the product altogether. Evotec may not be able to negotiate alternative corporate partnership agreements on acceptable terms, if at all. The failure of any collaboration efforts could have a material adverse effect on Evotec’s ability to develop, introduce and market its products and, consequently, could have a material adverse effect on its business, results of operations and financial condition.

Evotec may seek to raise additional capital to conduct and carry through its planned activities by issuing additional securities.

Evotec may seek additional funding through public or private sales of its securities, entering into credit arrangements or licensing all or a portion of Evotec’s technology. Any such funding activity may significantly dilute existing shareholders’ ownership percentage or may limit Evotec’s rights to its technology. Evotec cannot be certain that any such funding sources will be available on acceptable terms, if at all.

Currency fluctuations may expose Evotec to increased costs or revenue decreases.

Evotec’s business is affected by fluctuations in foreign exchange rates between the U.S. dollar, UK sterling and the euro. A significant portion of Evotec’s revenues are denominated in U.S. dollars but are reported in euro, while the majority of its expenses are denominated in euro and UK sterling. Therefore currency fluctuations could cause Evotec’s revenues to decline or its costs to increase. In addition, the majority of Evotec’s cash and cash equivalents are denominated in euro and UK sterling.

Evotec expects to record a significant amount of goodwill and other intangible assets in connection with the merger, which may result in significant future charges against earnings if the goodwill and other intangible assets become impaired.

In connection with the accounting for the merger, Evotec expects to record a significant amount of goodwill and other intangible assets. Evotec must assess, at least annually and potentially more frequently, whether the value of goodwill and other intangible assets has been impaired. Any reduction or impairment of the value of goodwill or other intangible assets will result in a non-cash charge against earnings, which could materially adversely affect Evotec’s results of operations in future periods.

In accordance with U.S. GAAP, the amount of goodwill and in-process Research and Development amounts to €49 million based on a quoted price of €3.10 per ordinary share of Evotec around the announcement date of the merger. Under IFRS, the purchase price and, accordingly, the amount of goodwill will depend on the price per Evotec share when the merger is consummated. As a result of the current market conditions and their impact on Evotec’s stock price, there may not be any significant amount of goodwill resulting from the merger in accordance with IFRS.

Risks Related to Evotec’s Industry

Drug discovery and development is subject to a high degree of failure.

Although Evotec devotes significant resources to the discovery of new CNS therapeutic drugs and employs advanced technologies in its efforts to identify promising drug candidates to advance into preclinical studies, the risk that all or any one of its early-stage product candidates will fail is high. According to pharmaceutical industry statistics published in 2001 by the Pharmaceutical Research and Manufacturers of America, only one in 1,000 early-stage drug discovery compounds is tested in clinical trials, and only one in five compounds that enters clinical trials receives FDA approval for marketing as a prescription drug. Moreover, the results from preclinical studies and early clinical trials may not accurately predict the results obtained in later stage clinical trials required for regulatory approval. Because there is no prior experience in treating humans with early-stage product candidates, Evotec cannot assure you that early-stage product candidates will prove in clinical testing to be effective and safe for use in humans. If Evotec’s early-stage product candidates do not prove to be effective or safe in such tests, regulatory approval for such products would be delayed or may not be obtainable.

Competition in the biotechnology and pharmaceutical industries is intense, and if Evotec fails to compete effectively Evotec’s financial results will suffer.

Evotec’s business is characterized by extensive research efforts, rapid developments and intense competition. Evotec’s competitors may have or may develop superior technologies or approaches to the development of competing products, which may provide them with competitive advantages. Evotec’s potential products may not compete successfully. Evotec believes that successful competition in its industry depends on product efficacy, safety, reliability, availability, timing, scope of regulatory approval, acceptance and price, among other things. Important factors to Evotec’s success also include speed in developing product candidates, completing clinical development and laboratory testing, obtaining regulatory approvals and manufacturing and selling commercial quantities of potential products to the market.

Evotec expects competition to increase as technological advances are made and commercial applications broaden. In commercializing its initial product candidates and any additional product candidates, Evotec will face substantial competition from pharmaceutical, biotechnology and other companies, universities and research institutions.

Many of Evotec’s competitors have substantially greater capital resources, research and development staff, facilities and experience in conducting clinical trials and obtaining regulatory approvals, as well as in manufacturing and marketing pharmaceutical products. Evotec’s competitors may achieve product commercialization or patent protection earlier than Evotec achieves commercialization or patent protection, if at all. Furthermore, Evotec believes that some of its competitors have used, and may continue to use, litigation to gain a competitive advantage.

Evotec is dependent on patents and proprietary technology, both its own and those licensed from others. If Evotec or its licensors fail to adequately protect this intellectual property or if Evotec does not have exclusivity for the marketing of its products, Evotec’s ability to develop and commercialize products could suffer.

As of September 30, 2007, Evotec had more than 100 patent and utility model families under its full control, each such family protecting an invention in one or more countries. Such families comprised more than 15 U.S. patents, 55 U.S. patent applications, 25 European patents, 55 European patent applications, 15 German patents, 5 German patent applications, 5 German utility models and 25 patent applications in further jurisdictions. In particular, few patent applications have been filed that relate to three compound series and their uses in a variety of disorders, such as metabolic diseases as well as neurological and neurodegenerative diseases.

In addition, Evotec is party to licensing agreements that grant Evotec rights under third-party patents or patent families. Evotec has exclusively in-licensed intellectual property from Roche with respect to EVT 201 in the field of CNS indications, the EVT 100 Series for certain therapeutic indications including pain and Alzheimer’s disease and EVT 302 for treatment of any indication in humans and is party to further exclusive in-licensing agreements with Garching Innovation GmbH (now renamed Max-Planck-Innovation GmbH) and other third parties. Such exclusively in-licensed intellectual property comprised more than 15 U.S. patents, 10

European patents, 110 patents in further jurisdictions and 115 patent applications. Patent families comprising more than 5 patents and 10 patent applications in various jurisdictions are co-owned by Evotec and third parties such as the Max-Planck-Society.

Evotec’s success depends in part on its ability, and the ability of its licensors, to obtain patent protection for product candidates, products, technologies and processes, to preserve trade secrets, to defend patents against third parties seeking to invalidate such patents, and to enforce rights against infringing parties, in the United States, Europe and elsewhere. The validity and breadth of claims in medical or pharmaceutical technology and biotechnology or life science patents involve complex legal and factual questions and, therefore, may be highly uncertain. For example, the value of Evotec’s intellectual property rights, both its own and those licensed from others, depends on whether:

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confidentiality agreements entered into with employees, contractors, consultants, advisors, collaborators and others effectively prevent disclosure of Evotec’s and its licensors’ confidential information or provide meaningful protection of such confidential information;

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the inventors of Evotec’s patents or those Evotec co-owns or licenses were the first to make the inventions, or the first to file patent applications covering the intellectual property important for Evotec’s business;

•	the applicants of Evotec’s or its licensors’ patents obtained the appropriate rights, including that of ownership, from the inventors of such patents;

•	Evotec will develop, co-develop, acquire or license additional product candidates, technologies or processes that are patentable;

•	the scope of any patent protection Evotec, the co-owners of its intellectual property rights or its licensors receive will exclude competitors or provide Evotec with competitive advantages;

•	any of the patents that have been or may be issued to Evotec, the co-owners of its intellectual property rights or its licensors will provide protection for commercially viable products;

•	any of the patents that have been or may be issued to Evotec, the co-owners of its intellectual property rights or its licensors will be held valid if challenged;

•	Evotec’s licensors effectively prosecute, maintain, defend, extend and enforce the patents and patent applications Evotec has licensed;

•	patent authorities will grant patents to Evotec’s competitors or others based on applications they have filed or may file that restrict Evotec’s business;

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Evotec will be able to detect infringement of any patent Evotec, the co-owners of its intellectual property rights or its licensors hold, or, if detected, will be able to enforce or cause its licensors to enforce in an effective manner any such patent against an infringing party;

•	others claim rights in, or ownership of, the patents and other proprietary rights that Evotec holds or licenses;

•	any patent that Evotec, the co-owners of its intellectual property rights or its licensors receive will be eligible under, and benefit from, any laws or regulations governing patent term extension;

•	the patents of others have an adverse effect on Evotec’s business; or

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others have developed or will develop similar product candidates, products, technologies or processes, duplicate any of those, or design around any patents that have been or may be issued to Evotec, the co-owners of its intellectual property rights or its licensors, particularly in relation to EVT 201, the EVT 100 compound family and EVT 302.

Evotec tries to protect its proprietary position by generally filing national and foreign patent applications related to those of its proprietary technologies, inventions and improvements that are important to its business, including those related to the development of its product candidates. Evotec’s ability to obtain patents is, however, highly uncertain because, to date, some legal principles remain unresolved and there has not been a consistent policy regarding the breadth or interpretation of claims allowed in patents in the United States, European countries and elsewhere. Moreover, the specific content of patents and patent applications that is necessary to support and interpret patent claims is highly uncertain due to the complex nature of the relevant legal, scientific and factual issues. The policies governing biotechnology patents throughout various countries, including Germany, are even more uncertain. Changes in either patent laws or in interpretations of patent laws in European countries, the United States and elsewhere may diminish the value of Evotec’s and its licensors’ intellectual property or narrow the scope of Evotec’s and its licensors’ patent protection.

Many of Evotec’s and its collaborators’ research and development employees and/or consultants work in Germany or other European countries and are subject to German employment law or comparable rules in other European jurisdictions. Ideas, developments, discoveries and inventions made by such employees and consultants are subject to the provisions of the German Employees Inventions Act (Gesetz über Arbeitnehmererfindungen) or similar European legislation, which regulates the ownership of, and compensation for, inventions made by employees. For such inventions, Evotec faces the risk that disputes can occur between employer and employee, ex-employee, or employee of its consultants pertaining to alleged non-adherence to the provisions of this act. Even if Evotec, the co-owners of its intellectual property rights or licensors prevailed in any such dispute, such action could result in substantial costs and be a distraction to management. If Evotec fails in such dispute, in addition to paying substantial money damages, Evotec may lose valuable intellectual property rights.

Patents, if issued, may be challenged, invalidated or circumvented. U.S. patents and patent applications may also be subject to interference proceedings, and U.S. patents may be subject to re-examination proceedings. In other countries, patents may be subject to opposition or comparable proceedings. Such proceedings could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such interference, re-examination and opposition proceedings may be costly and time-consuming and, even if Evotec were to prevail, would distract its management. Moreover, the U.S. Federal Food, Drug, and Cosmetic Act and FDA regulations and policies provide incentives to manufacturers to challenge patent validity or create modified, non-infringing versions of a drug in order to facilitate the approval of abbreviated new drug applications for generic substitutes that have the same active ingredients and the same therapeutic effect but are offered at a lower price. Although Evotec and, to Evotec’s knowledge, its licensors, are not currently faced with any of these types of legal actions with respect to Evotec’s product candidates, the risk of these legal actions increases as its product candidates progress toward commercialization and should they ultimately be approved and commercialized.

Any patents or patent applications that Evotec owns, co-owns or licenses from others may not provide any protection against competitors. Evotec’s pending patent applications, those Evotec may file in the future, or those Evotec has licensed or may license from third parties, may not result in patents being issued. If issued, the patents may not provide Evotec with proprietary protection or competitive advantages against competitors with similar technology, products or processes. Furthermore, others may independently develop similar technologies, products or processes or duplicate any of those that Evotec has developed.

Evotec and its licensors depend on third parties, such as patent-annuity payment companies and patent law firms, to pay the annuity, renewal and other fees as well as to take additional measures required to maintain their respective patents and patent applications. Non-payment or delay in the payment of these fees or non-adherence to take such additional measures is likely to result in irrevocable loss of patents or patent rights important to Evotec’s business.

Evotec, the co-owners of its intellectual property rights or its licensors may face difficulties in protecting or enforcing intellectual property in countries outside the United States and the member states of the European Patent Convention, which may diminish the value of its intellectual property in those countries.

The laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as in the United States and countries in the European Patent Convention, and many companies have encountered significant difficulties in protecting and defending such rights in foreign jurisdictions. If Evotec, the co-owners of Evotec’s intellectual property rights or its licensors encounter such difficulties in protecting, or are otherwise precluded from effectively protecting, in foreign jurisdictions the intellectual property rights important for Evotec’s business, the value of these rights may be diminished and Evotec may face additional competition from others in these jurisdictions.

Many countries, including, but not limited to, certain European countries, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties (if, for example, the patent owner has failed to “work” the invention in that country, or the third party has patented improvements). Compulsory licensing of life-saving drugs is also becoming increasingly popular, especially in developing countries. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of the patent. Moreover, the legal systems of certain countries do not favor the efficient enforcement of patent and other intellectual property rights which makes it difficult to stop infringement and diminishes the value of such rights.

Claims that Evotec infringes a third party’s intellectual property may give rise to burdensome litigation, result in potential liability for damages or stop Evotec’s development and commercialization efforts.

Not infringing on the intellectual property rights of others is important to Evotec’s, its strategic partners’ and its licensees’ success. Third parties may assert patent or other intellectual property infringement claims against Evotec, its strategic partners or its licensees with respect to technologies used in Evotec’s, its strategic partners’ or its licensees’ business. Numerous patent applications are currently pending and Evotec expects that further patents may be filed in the future for technologies generally related to Evotec’s technologies, including many patent applications that at least initially remain confidential after filing. United States, European and other patents in other jurisdictions have been or may be issued to third parties in the same fields as some of Evotec’s product candidates. These third-party intellectual property rights could subject Evotec to infringement actions. A risk inherent in any patent searches to determine potential rights of third parties is that search results may be inconclusive. For example, the searches will bring to attention only those patents and patent applications indexed by search terms and classification marks used in the searches. Furthermore, searches will not reveal patent applications pending, which are not yet published or have not yet been incorporated into the search database at the date of search. Assessing the validity of claims of third party patents can be uncertain due to the complex nature of the relevant legal, scientific and factual issues. Furthermore, the success of potentially challenging the validity of third party patents is not certain. Although Evotec has not been subject to any infringement actions to date, due to these factors and the inherent uncertainty in conducting patent searches, Evotec may violate third-party patent rights that Evotec has not yet identified as being relevant or at all.

The owners or licensees of these and other patents may file one or more infringement actions against Evotec. Patent litigation can involve complex factual and legal questions and its outcome is uncertain. Even if Evotec were to prevail, any litigation could be costly and time-consuming and would divert the attention of Evotec’s management and key personnel from its business operations. Any claim relating to infringement of patents that is successfully asserted against Evotec may cause Evotec to pay substantial damages.

Furthermore, as a result of a patent infringement suit brought against Evotec or its strategic partners or licensees, Evotec or its strategic partners or licensees may be forced to stop or delay developing, manufacturing or selling potential products that are claimed to infringe a third party’s intellectual property unless that party grants Evotec or its strategic partners or licensees rights to use its intellectual property. In such cases, Evotec may be required to obtain licenses to patents or proprietary rights of others in order to continue to commercialize its products. However, Evotec may not be able to obtain any licenses required under any patents or proprietary rights of third parties on acceptable terms, or at all. Even if Evotec’s strategic partners, licensees or Evotec were able to obtain rights to the third party’s intellectual property, these rights may be non-exclusive, thereby giving Evotec’s competitors access to the same intellectual property. Ultimately, Evotec may be unable to commercialize some of its potential products or may have to discontinue development of a product candidate or cease some of its business operations as a result of patent infringement claims, which could severely harm its business.

Rapid technological change could make Evotec’s products and collaborative projects obsolete.

Biopharmaceutical technologies have undergone rapid and significant change and Evotec expects that they will continue to do so. Any compounds, products or processes that Evotec or its strategic partners or licensees develop may become obsolete or uneconomical before achieving significant revenues. Rapid technological change could also make Evotec’s products and collaborative projects obsolete or uneconomical.

If Evotec or its strategic partners or licensees fail to obtain U.S. or European regulatory approval for product candidates under development, Evotec will not be able to generate revenue in the U.S. and European markets from the commercialization of product candidates.

Evotec must receive FDA approval for each of its product candidates before it can commercialize or sell that product candidate in the United States, and Evotec must receive EMEA approval for each of its product candidates before it can commercialize or sell that product candidate in Europe. The FDA and EMEA can limit or deny their approval for many reasons, including:

•	a product candidate may be found to be unsafe or ineffective;

•	regulators may interpret data from preclinical testing and clinical trials differently and less favorably than the way Evotec interprets it;

•	regulators may not approve the manufacturing processes or facilities that Evotec or its strategic partners or licensees use; and

•	regulators may change their approval policies or adopt new regulations.

Failure to obtain FDA or EMEA approval or any delay or setback in obtaining such approval could:

•	adversely affect Evotec’s ability to market any drugs it develops independently or with strategic partners or licensees;

•	impose additional costs and diminish any competitive advantages that Evotec may attain; and

•	adversely affect Evotec’s ability to generate royalties or product revenues.

Any such failures or delays in the regulatory approval process for any of Evotec’s product candidates would delay or diminish its receipt of product revenues, if any, and would materially adversely affect Evotec’s business, financial condition and results of operations.

Even if Evotec obtains FDA or EMEA approval, its product candidate may not be approved for all indications that Evotec requests, which could limit the uses of Evotec’s product and adversely impact its potential royalties and product sales. If FDA or EMEA approval of a product is granted, such approval may be subject to limitations on the indicated uses for which the product may be marketed or require costly, post- marketing follow-up studies. As to any product for which marketing approval is obtained, the labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping related to the product will be subject to extensive regulatory requirements. The subsequent discovery of previously unknown problems with the product may result in restrictions on the product, including withdrawal of the product from the market. Evotec may be slow to adapt, or may never adapt, to changes in existing requirements or adoption of new requirements or policies.

If Evotec fails to comply with applicable U.S. and European regulatory requirements, it may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions, injunctions, civil penalties and criminal prosecution.

If Evotec or its strategic partners or licensees fail to obtain regulatory approvals in other countries for product candidates under development, Evotec will not be able to generate revenue in such countries from the commercialization of product candidates.

In order for Evotec to market its products outside of the United States and the European Union, Evotec and its strategic partners and licensees must comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA approval or EMEA approval. The regulatory approval process in other countries may include all of the risks detailed above regarding FDA approval in the United States and EMEA approval in the European Union. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory processes in others. Failure to obtain regulatory approval in other countries or any delay or setback in obtaining such approval could have the same adverse effects detailed above regarding FDA approval in the United States and EMEA approval in the European Union. The adverse effects include the risk that Evotec’s product candidate may not be approved for all indications that Evotec requests, which could limit the uses of Evotec’s product and adversely impact Evotec’s potential royalties and product sales, and the risk that such approval may be subject to limitations on the indicated uses for which the product may be marketed or require costly, post-marketing follow-up studies.

If Evotec fails to comply with applicable foreign regulatory requirements, it may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

If Evotec’s partners, licensees or contract manufacturers of its products fail to devote sufficient time and resources to Evotec’s concerns, or if their performance is substandard, Evotec’s clinical trials and product introductions may be delayed and its costs may rise.

Evotec has no manufacturing facilities, limited experience in the commercial manufacturing of drugs and limited experience in designing drug manufacturing processes. Evotec depends on its partners, licensees and contract manufacturers to produce its product candidates for clinical trials and to manufacture, supply, store and distribute any resulting products.

While Evotec has not experienced problems with its partners, licensees or contract manufacturers to date, Evotec’s reliance on these third parties exposes it to the following risks, each of which could delay or prevent the completion of its clinical trials, the approval of its product candidates by the FDA, EMEA or other regulatory agencies, or the commercialization of Evotec’s products, result in higher costs or deprive Evotec of potential product revenues:

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Drug manufacturers are obliged to operate in accordance with FDA-mandated current good manufacturing practices, or cGMPs. A failure of any of Evotec’s partners, licensees or contract manufacturers to establish and follow cGMPs and to document their adherence to such practices may lead to significant delays in the availability of material for clinical trials and may delay or prevent filing or approval of marketing applications for Evotec’s products.

•

Changing contract manufacturers may be difficult and the number of potential manufacturers is limited. Changing manufacturers may require re-validation of the manufacturing processes and procedures in accordance with FDA-mandated cGMPs. Such re-validation may be costly and time-consuming. It may be difficult or impossible for Evotec to find replacement manufacturers on acceptable terms quickly, or at all.

Drug manufacturers are subject to ongoing periodic unannounced inspections by the FDA and corresponding state and foreign agencies to ensure strict compliance with cGMPs, other government regulations and corresponding foreign standards. Evotec is not aware of any violations by its partners, licensees or contract manufacturers of any of these regulations or standards. While Evotec would be obligated to audit the performance of its contractor manufacturers, Evotec would not have control over their compliance with these regulations and standards. Failure by Evotec’s partners, licensees, contract manufacturers or Evotec to comply with applicable regulations could result in sanctions that would have a material adverse effect on Evotec’s business, including fines, injunctions, civil penalties, failure of the government to grant pre-market approval of drugs, delays, suspension or withdrawal of approvals, seizures or recalls of product, operating restrictions and criminal prosecutions.

Evotec depends on the efforts of its strategic partners, licensors and licensees to develop and commercialize many of its product candidates.

Evotec cannot control the time or resources that its strategic partners, licensors or licensees devote to its collaborations with those parties, nor can Evotec control its strategic partners’, licensors’ or licensees’ business decisions. In addition, Evotec’s collaborators may not perform their obligations as expected. Changes in a collaborator’s business strategy or business combinations involving a collaborator may adversely affect that party’s willingness or ability to successfully meet its obligations. Disagreements between Evotec and its collaborators may lead to delays in or termination of the research, development or commercialization of product candidates or result in time-consuming and expensive negotiations, litigation or arbitration. The failure of Evotec’s strategic partners, licensors or licensees to successfully complete their obligations in a timely manner or the termination or breach of agreements by these parties could materially harm Evotec’s business, financial condition and results of operations.

Evotec or its strategic partners or licensees may not be able to manufacture its product candidates in commercial quantities, which would prevent Evotec from commercializing its product candidates.

To date, Evotec’s product candidates have been manufactured in small quantities for preclinical and clinical trials. If any of these product candidates are approved by the FDA, EMEA or other regulatory agencies for commercial sale, they will need to be manufactured in larger quantities. Evotec or its strategic partners or licensees, as applicable, may not be able to successfully increase the manufacturing capacity, whether in collaboration with contract manufacturers or independently, for any of its product candidates in a timely or economic manner, or at all. Significant scale-up of manufacturing may require additional validation studies, which the FDA and the EMEA must review and approve. If Evotec or its strategic partners or licensees are unable to successfully increase the manufacturing capacity for a product candidate, the regulatory approval or commercial launch of that product candidate may be delayed or there may be a shortage in supply. Evotec’s product candidates require precise, high-quality manufacturing. Failure to achieve and maintain these high manufacturing standards, including the incidence of manufacturing errors, could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could adversely affect Evotec’s business.

The contract research organizations and independent clinical investigators that Evotec and its strategic partners or licensees rely upon to conduct pre-clinical studies and clinical trials may not be diligent, careful or timely, and may make mistakes in the conduct of these studies.

Evotec AG depends on contract research organizations, or CROs, and independent clinical investigators to conduct certain preclinical studies and clinical trials under their agreements with Evotec or its collaborators. In its preclinical research programs, Evotec depends on CROs to conduct certain efficacy, safety and toxicity testing activities that Evotec AG is not staffed to perform itself. The personnel at these CROs are not Evotec employees and Evotec cannot control the amount or timing of resources that they devote to such programs. Evotec’s contracts with CROs may involve fixed fees. If the costs of performing the research activities or clinical trials exceed estimates, the CROs may fail to devote sufficient time and resources to Evotec’s drug discovery and development programs, fail to enroll patients as rapidly as expected, or otherwise fail to perform in a satisfactory manner. Failure of the CROs to meet their obligations could adversely affect the development of Evotec’s product candidates and delay the regulatory approval and commercial introduction of Evotec’s product candidates. Moreover, these independent investigators and CROs may also have relationships with other commercial entities, some of which may compete with Evotec. If independent investigators and CROs assist competitors, it could harm Evotec’s competitive position.

Failure to enroll patients for clinical trials may cause delays in developing Evotec’s product candidates.

Evotec may encounter delays or rejections if it or its strategic partners or licensees are unable to enroll enough patients to complete clinical trials. Patient enrollment depends on many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the eligibility criteria for the trial and the number and size of ongoing clinical trials sponsored by others that seek to enroll similar patients. When one product candidate is evaluated in multiple clinical trials simultaneously, patient enrollment in ongoing trials can be adversely affected by negative results from completed trials. Any delays in planned patient enrollment may result in increased costs and delays, which could harm Evotec’s ability to develop products.

If Evotec is unable to retain and recruit qualified scientists or if any of its key executives, key employees or key consultants discontinues his or her employment or consulting relationship with Evotec, this may delay Evotec’s development efforts or otherwise harm its business.

Evotec, like many biotechnology companies, is highly dependent on the key members of its management and scientific staff. The loss of any of Evotec’s key employees or key consultants could impede the achievement of Evotec’s research and development objectives. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future is critical to Evotec’s success. Evotec may be unable to attract and retain personnel on acceptable terms given the competition among biotechnology, pharmaceutical and health care companies, universities and non-profit research institutions for experienced scientists.

Currently, Evotec considers four employees to be key to its success. These are Jörn Aldag, President and Chief Executive Officer, Dr. Mario Polywka, Chief Operating Officer, Dr. Klaus Maleck, Chief Financial Officer, and Dr. John Kemp, Chief Research and Development Officer of Evotec. All of these employees are highly qualified and very experienced in the biotechnology industry.

Evotec has employment agreements with each of these key employees. The service agreements with the management board members Jörn Aldag, Mario Polywka and Klaus Maleck are for a period of 3 years (expiring in June 2010, October 2010, and October 2010, respectively) and contain a change of control clause that gives them the right of extraordinary termination if a shareholder acquires a holding of more than 30 percent of Evotec’s shares. In such an event, each is entitled to a settlement payment amounting to one year’s salary. John Kemp’s agreement is for an indefinite term and can be terminated by either party upon a 6-month notice effective on either June 30 or December 31 of a calendar year.

Among other benefits, Evotec has granted stock options as a method of attracting and retaining employees. Due to fluctuations in the trading price of Evotec’s ordinary shares, a substantial portion of the stock options held by Evotec’s employees have exercise prices that are significantly higher than the current trading price of Evotec’s ordinary shares. If Evotec is unable to offer competitive remuneration including stock options that provide sufficient incentives, Evotec may be unable to retain its existing employees and attract additional qualified candidates.

In the recent past, Evotec has not encountered difficulties in attracting and retaining qualified employees and as far as Evotec is aware, none of the key employees plans to retire or leave Evotec in the near future.

Governmental and third party payors may impose sales and pharmaceutical pricing restrictions or controls on Evotec’s potential products that could limit its future product revenues and adversely affect profitability.

The commercial success of Evotec’s potential products is substantially dependent on whether third-party reimbursement will be available for its potential products by the medical profession for use by patients. Government medical reimbursement programs, such as Medicare and Medicaid in the United States, health maintenance organizations and other third-party payors may not fully cover or provide adequate payment for Evotec’s potential products. They may not view Evotec’s potential products as cost-effective and reimbursement may not be available to consumers or may not be sufficient to allow potential products to be marketed on a competitive basis. Likewise, legislative or regulatory efforts to control or reduce health care costs or reform government health care programs could result in lower prices or rejection of Evotec’s potential products. Changes in reimbursement policies or health care cost containment initiatives that limit or restrict reimbursement for Evotec’s products may cause its future product revenues, if any, to decline.

Evotec may be subject to damages resulting from claims that it or its employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of Evotec’s employees were previously employed at universities or other biotechnology or pharmaceutical companies, including Evotec’s competitors or potential competitors. Although no claims against Evotec are currently pending, Evotec may be subject to claims that these employees or Evotec have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if Evotec is successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If Evotec fails in defending such claims, in addition to paying money claims, it may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent Evotec’s ability to commercialize certain product candidates, which could severely harm its business.

Evotec faces potential product liability exposure far in excess of Evotec’s limited insurance coverage.

The use of any of Evotec’s product candidates in clinical trials, and the sale of any approved products, may expose Evotec to product liability claims. These claims might be made directly by consumers, health care providers, pharmaceutical companies or others selling Evotec’s products. Evotec has obtained limited product liability insurance coverage for Evotec’s clinical trials and such insurance may not be sufficient to reimburse Evotec for expenses or losses it may suffer. Moreover, insurance coverage is becoming increasingly expensive, and Evotec may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect Evotec against losses due to liability. On occasion, juries have awarded large judgments in class action lawsuits based on drugs that had unanticipated side effects in the United States. In addition, the pharmaceutical and biotechnology industries, in general, have been subject to significant medical malpractice litigation. A successful product liability claim or series of claims brought against Evotec would decrease its cash reserves and could cause the price of its ordinary shares and ADSs to fall.

Evotec AG and its German affiliates have product liability insurance in place with a combined single limit for bodily injury and property damage of €10 million per occurrence (but with a maximum of €2,556,460 per individual person injured) and a limit of €20 million for any one calendar year. Evotec (UK) Ltd has product liability insurances in place with a joint limit of indemnity of £20 million per occurrence. The product liability for clinical trials is insured separately on a case by case basis, usually in range of $1 million per subject. The cost of such coverage is not material.

Evotec is not aware of any pending threats of product liability claims.

Evotec is subject to significant environmental, health and safety regulation, compliance with which can be expensive.

Evotec is subject to a variety of health, safety and environmental laws and regulations in the United States, Germany, the United Kingdom and other countries. These laws and regulations govern, among other things, wastewater discharge, air emissions and waste management. Evotec has incurred, and will continue to incur, capital and operating expenditures and other costs in the ordinary course of its business in complying with these laws and regulations. Because Evotec produces small amounts of experimental compounds and operates laboratory facilities, some risk of environmental liability is inherent in its business. Additionally, material costs of environmental compliance may arise in the future, increasing the overall costs of regulatory compliance.

Evotec’s activities involve biological, genetically modified and hazardous materials, and Evotec may be liable for any resulting contamination or injuries.

Evotec’s manufacturing and research and development activities sometimes involve the controlled use and disposal of potentially harmful biological materials, genetically modified materials, hazardous materials, chemicals and infectious disease agents. Although management believes that Evotec’s safety procedures for handling, storing and disposing of such materials comply with the standards prescribed by applicable regulations, Evotec cannot completely eliminate the risk of contamination or injury from these materials. Evotec also occasionally contracts with third parties for the disposal of some of these materials. In addition, Evotec’s collaborators and service providers may be working with these types of materials in connection with Evotec’s collaborations. In the event of an accident or contamination, Evotec could be held responsible for any injury caused to persons or property by exposure to, or release of, these materials and could be held liable for significant damages, civil penalties or fines, which may not be covered by or may exceed Evotec’s insurance coverage.

Evotec AG and its German affiliates have insurance coverage in place for its use of biological, genetically modified and hazardous materials with limits of €10 million per occurrence (but with a maximum of €2,556,460 per individual person injured) and a limit of €20 million for any one calendar year. Evotec (UK) Ltd. has such insurance coverage in place with a joint limit of indemnity of £20 million per occurrence.

Additionally, Evotec is subject on an ongoing basis to a variety of laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of continued compliance with current or new laws and regulations might be significant and could negatively affect Evotec’s profitability, and current or future environmental regulation may impair Evotec’s ongoing research, development or manufacturing efforts.

Evotec may not be able to conduct, or contract others to conduct, animal testing in the future, which could harm its research and development activities.

Certain laws and regulations relating to drug development require Evotec to test its product candidates on animals before initiating clinical trials involving humans. Animal testing activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas and by disrupting these activities through protests and other means. To the extent the activities of these groups are successful, Evotec’s research and development activities may be interrupted or delayed.

SPECIAL NOTE REGARDING

FORWARD-LOOKING STATEMENTS AND MARKET DATA

In addition to historical information, this proxy statement/prospectus contains forward-looking statements, including the sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Forward-looking statements include, but are not limited to, statements about:

•	the completion and success of the merger;

•	the progress, timing and completion of the research, development and clinical trials for any of Evotec’s or the combined company’s current or future product candidates;

•	sufficiency of Evotec’s or the combined company’s cash reserves;

•	Evotec’s or the combined company’s relationships with licensees, partners and collaborators;

•	filing for and receipt of future regulatory approvals or clearances;

•	Evotec’s or the combined company’s ability, or the ability of their collaborators, to market, commercialize and achieve market acceptance for its future product candidates;

•	Evotec’s or the combined company’s future financial performance; and

•	Evotec’s or the combined company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others.

Forward-looking statements also include, but are not limited to, expectations of Evotec’s or the combined company’s future revenues, future levels of research and development spending, general and administrative spending, levels of capital expenditures and operating results, sufficiency of capital resources and intention to seek revenue from product sales, upfront fees and milestone payments and royalties resulting from the licensing of its intellectual property. Further, there can be no assurance that the necessary regulatory approvals will be obtained, that Evotec or the combined company will be able to develop commercially viable products or that any of Evotec’s or the combined company’s programs will be partnered with pharmaceutical companies or other partners. These statements relate to future events or Evotec’s or the combined company’s future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause Evotec’s or the combined company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expects,” “intends,” “seeks,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “target,” “continue” or the variations on these terms or other comparable terminology. Although management believes that the expectations reflected in the forward-looking statements are reasonable, based on information available at the time the statements are made, Evotec and the combined company cannot guarantee future results, levels of activity, performance or achievements. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus. Evotec AG does not intend to update any of the forward-looking statements after the date of this proxy statement/prospectus or to conform these statements to the new information, changes in assumptions or actual results.

Forward-looking statements relating to Renovis have been made pursuant to the provisions of, and in reliance on the safe harbor under, the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	expected cost savings and revenue synergies from the merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger may be lower than expected;

•	the business may not be integrated successfully following the merger;

•	disruption from the merger may make it more difficult to maintain relationships with licensees, licensors, employees or suppliers;

•	successful integration and operation of Evotec following the merger will depend on the expertise of key personnel without whom its operations may suffer; and

•	the trading price of the ADSs may be volatile.

These risks and other factors include those discussed under “Risk Factors” and elsewhere in this proxy statement/prospectus and in the public filings of Renovis with the SEC.

In addition, this proxy statement/prospectus contains information concerning the biotechnology and pharmaceutical markets that is forward-looking in nature and is based on a variety of assumptions regarding the ways in which these will develop. These assumptions have been derived from independent market research and industry reports referred to in this proxy statement/prospectus. Some data are also based on the good faith estimates of Evotec’s management, derived from their review of internal surveys and the independent sources listed above.

If any of the assumptions regarding the market are incorrect, actual market results may differ from those predicted. Although Evotec’s management do not know what impact any such differences may have on its business, its future results of operations and financial condition and the market price of Evotec ADSs or ordinary shares may be materially adversely affected.

EXCHANGE RATES

Evotec’s financial statements are prepared in accordance with the International Financial Reporting Standards, or IFRS, and reconciled to accounting principals generally accepted in the United States, or U.S. GAAP, and Evotec’s financial statements are expressed in euro, the single currency of the participating member states in the Third Stage of the European Economic and Monetary Union, or the EMU, of the Treaty Establishing the European Community, as amended from time to time. In this proxy statement/prospectus, references to “euro” or “€” are to euro and references to “dollars,” “U.S. $” or “$” are to U.S. dollars.

In addition, to enable you to ascertain how the trends in Evotec’s financial results might have appeared had they been expressed in U.S. dollars, the table below shows the average exchange rates of U.S. dollars per euro for the periods shown. Average rates are computed and, unless otherwise stated, have been translated from euros by using the noon buying rate of the Federal Reserve Bank of New York for the euro on the last business day of each month during the period indicated.

The table below sets forth the high and low noon buying rate for the euro for each of the previous five years. Yearly averages are computed using the noon buying rate for the euro in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on the last business day of each month during the period indicated.

	U.S. dollars per €1.00
Year	Period end	Average(1)	High	Low
2002	1.0485	0.9495	1.0485	0.8594
2003	1.2597	1.1411	1.2597	1.0361
2004	1.3538	1.2478	1.3625	1.1801
2005	1.1842	1.2400	1.3476	1.1667
2006	1.3197	1.2661	1.3327	1.1860
2007	1.4603	1.3705	1.4862	1.2904

(1)	The average of the noon buying rates on each business day of each month during the relevant year.

The table below shows the period-end, average, high and low Federal Reserve noon buying rates for euro in U.S. dollars per euro for each month from June 2007 through February 15, 2008:

	U.S. dollars per €1.00
Year	Period end	Average (1)	High	Low
June 2007	1.3520	1.3421	1.3526	1.3295
July 2007	1.3711	1.3726	1.3831	1.3592
August 2007	1.3641	1.3626	1.3808	1.3402
September 2007	1.4219	1.3924	1.4219	1.3606
October 2007	1.4468	1.4237	1.4468	1.4092
November 2007	1.4435	1.4675	1.4862	1.4435
December 2007	1.4657	1.4559	1.4759	1.4344
January 2008	1.4738	1.4728	1.4877	1.4574
February 2008 (through February 15)	1.4674	1.4631	1.4851	1.4495

(1)	The average of the noon buying rates on each business day for the relevant month.

Evotec AG ordinary shares trade on the Frankfurt Stock Exchange in euros. Fluctuations in the exchange rate between the euro and the dollar will affect the dollar equivalent of the euro price of Evotec AG ordinary shares on the Frankfurt Stock Exchange and, as a result, are likely to affect the price of Evotec ADSs on the NASDAQ Global Market. Evotec AG will declare any cash dividends in euros, and exchange rate fluctuations will affect the dollar amounts you receive if you are a holder of Evotec ADSs on conversion of cash dividends on the ordinary shares represented by your Evotec ADSs. See “Description of the Evotec AG American Depositary Shares.”

RENOVIS STOCKHOLDERS’ MEETING

Date, Time and Place

The Renovis stockholders’ meeting will be held on [•], 2008, at [•], commencing at [•].

Matters to be considered at the Renovis Stockholders’ Meeting

The purposes of the Renovis stockholders’ meeting are to consider and vote upon:

1.	The adoption of the Agreement and Plan of Merger, dated as of September 18, 2007, made and entered into by and between Evotec AG, a stock corporation organized and existing under the laws of the Federal Republic of Germany, and Renovis, Inc., a Delaware corporation, as amended to date.

2.	The approval of any motion to adjourn or postpone the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes in favor of Proposal No. 1 at the time of the special meeting.

3.	The transaction of such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The Renovis board has unanimously approved the merger and unanimously recommends that Renovis common stockholders vote FOR adoption of the merger agreement and FOR the approval of any motion to adjourn or postpone the special meeting to a later date for the purpose of soliciting additional proxies.

Stockholders Entitled to Vote; Quorum; Vote Required; Voting Agreements; Evotec Ownership

Record Date. The Renovis board of directors has fixed [•], 2008 as the record date for determining stockholders entitled to notice of and to vote at the Renovis stockholders’ meeting.

Quorum. The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of Renovis common stock is necessary to constitute a quorum at the Renovis stockholders’ meeting. Abstentions and broker non-votes will each be treated as shares that are present for purposes of determining whether a quorum is present.

Vote Required. Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Renovis common stock. Accordingly, abstentions and broker non-votes are equivalent to negative votes for purposes of adopting the merger agreement.

Voting Agreements. In connection with the merger, Easton Hunt Capital Partners LP, Venrock Associates and affiliated entities and the members of the Renovis board of directors and Renovis’s senior management identified below, who collectively held approximately [•]% of the shares of Renovis common stock outstanding as of the record date, entered into a voting agreement with Evotec in which each has agreed to appear for the purpose of obtaining a quorum at the Renovis stockholders meeting and to vote all Renovis common shares or other equity securities owned by such stockholder, or with respect to which such stockholder has voting power or control, in favor of the adoption of the merger agreement. Each such person also delivered to Evotec AG an irrevocable proxy covering the total number of shares of Renovis common stock beneficially owned by such stockholder to vote such shares in favor of the adoption of the merger agreement.

The members of the Renovis board of directors and senior management who executed a voting agreement and the irrevocable proxy are John P. Walker, Corey S. Goodman Ph.D.1, Bruce L.A. Carter, Ph.D., Nancy M. Crowell, Anthony B. Evnin, Ph.D., John H. Friedman, Judith A. Hemberger, Ph.D., Edward E. Penhoet, Ph.D., Jeffrey S. Farrow, Michael G. Kelly, Ph.D. and Marlene F. Perry.

[1]	Dr. Goodman resigned as President and Chief Executive Officer of Renovis effective as of October 1, 2007, but continues to serve as a member of the board of directors.

Accordingly, [•]% of the Renovis common shares entitled to vote at the special meeting are already assured of being voted in favor of the merger agreement.

Evotec Ownership. Neither Evotec, nor affiliates of Evotec, own any shares of Renovis common stock entitled to vote at the Special Meeting.

Voting Rights; Proxies

As of the record date, there were [•] shares of Renovis common stock issued and outstanding, each of which entitles its holder to one vote. As of the record date, directors and executive officers of Renovis as a group beneficially owned [•] shares of Renovis common stock. The Renovis Series A Preferred stock has no voting rights and no Series A Preferred stock is issued and outstanding.

All shares of Renovis common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated, the Renovis common stock will be voted in favor of adoption of the merger agreement.

Renovis’s board of directors does not know of any matters other than as described in the accompanying notice of the Renovis stockholders’ meeting that will come before the Renovis stockholders’ meeting. If any other matter or matters are properly presented for action at the Renovis stockholders’ meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on the matters in accordance with their best judgment, unless authorization is withheld.

A Renovis common stockholder giving a proxy in response to this proxy solicitation may revoke it at any time prior to the Renovis stockholders’ meeting in any one of the following three ways:

•	first, such Renovis common stockholder can send to the corporate secretary or any assistant secretary of Renovis a written notice stating that he or she would like to revoke the proxy,

•	second, such Renovis common stockholder can complete and submit a new proxy card, and

•

third, such Renovis common stockholder can attend the Renovis stockholders’ meeting and vote in person. Simply attending the Renovis stockholders’ meeting will not revoke the proxy; such Renovis common stockholder must vote at the Renovis stockholders’ meeting.

If a Renovis common stockholder has instructed a broker to vote his or her common shares, such Renovis common stockholder must follow instructions received from such broker in order to change his or her vote.

Votes cast by proxy or in person at the Renovis stockholders’ meeting will be tabulated by the inspector(s) of election appointed for the meeting and such inspector(s) will determine whether or not a quorum is present.

Solicitation of Proxies

The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Renovis board of directors for use at the Renovis stockholders’ meeting.

The expenses of the solicitation of proxies for use at the Renovis stockholders’ meeting will be borne by Renovis. In addition to solicitation by mail, members of the board of directors, officers and employees of Renovis as well as MacKenzie Partners, Inc. may solicit proxies by personal interview, facsimile, telephone and other telecommunications devices. Renovis has agreed to pay MacKenzie Partners, Inc. an estimated fee of $25,000, plus reimbursement for reasonable out-of-pocket expenses in connection with such solicitation of proxies on behalf of Renovis. Renovis will not pay any additional compensation to directors, officers or other employees for such services but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation. Renovis will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to Renovis stockholders.

The matters to be considered at the Renovis stockholders’ meeting are of great importance to the Renovis stockholders. Accordingly, Renovis stockholders are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage pre-paid envelope or to vote by telephone or via the Internet.

THE MERGER

Background of the Merger

Renovis’s board of directors and management have periodically reviewed and assessed the merits of potential strategic transactions involving Renovis, including both potential acquisitions and sale transactions. As part of Renovis’s ongoing assessment of potential transactions, members of management and the Renovis board have discussed the possibility of a business combination transaction with various companies over time. The following is a summary of Renovis’s activities with respect to potential strategic transactions beginning in 2006, including its discussions with potential business combination partners and the process that ultimately led to the signing of definitive merger agreement with Evotec, as well as contacts made on behalf of Renovis by its financial and other advisors. In addition to the discussions with potential strategic partners described below, Renovis and its advisors contacted or were contacted by a large number of other companies, investment banks and venture capital firms regarding possible strategic transactions, none of which resulted in the same level of interest or consideration as described below.

During the spring of 2006, Renovis hired L.E.K. Consulting, an outside consulting firm, to advise Renovis regarding potential strategic opportunities. L.E.K. Consulting advised Renovis management regarding business development strategy and, during the summer and fall of 2006, worked with management on identifying and prioritizing licensing opportunities and potential business combination partners, particularly acquisition targets.

In the summer of 2006, Corey S. Goodman, Ph.D., the President and Chief Executive Officer of Renovis, corresponded with the Chief Executive Officer of a European pharmaceutical company, which we refer to as Company A, regarding a possible business combination transaction between Renovis and Company A.

In the fall of 2006, at the annual strategy session of the Renovis board, management presented a proposal for a potential scientific collaboration between Renovis and Evotec. On October 24, 2006, Renovis and Evotec entered into a mutual non-disclosure agreement with reference to a potential transaction between the two companies.

On October 26, 2006, Renovis announced that a pivotal Phase III study of NXY-059 (SAINT II) conducted by its exclusive licensee, AstraZeneca, did not demonstrate a statistically significant reduction on the primary endpoint. In addition, AstraZeneca announced its intent to discontinue development of NXY-059. Following the announcement, the closing price of Renovis’s common stock decreased from $14.20 on October 25, 2006 to $3.43 on October 26, 2006.

At a regular meeting held on November 8, 2006, the Renovis board reviewed possible strategic options, including potentially expanding the company’s relationships with strategic partners, partnering with other companies or merging with or acquiring another company, business areas that might be opportune for the company to consider, the metrics by which the company would consider any such opportunity, as well as certain possible private and public company candidates that Renovis had evaluated to date. Also in November 2006, Renovis management sought and received further advice from L.E.K. Consulting in light of Renovis’s new business circumstances following the failure of the SAINT II clinical trial. The role of L.E.K. Consulting was limited to assisting Renovis in refining its strategy, and L.E.K. Consulting was not engaged in any activities related to the merger transaction. In December 2006, Dr. Goodman also contacted Dr. Stelios Papadopoulos, an independent consultant, to solicit his input on scientific and business trends in the biotechnology and pharmaceutical industries.

From December 2006 through February 2007, Dr. Goodman was contacted by a number of companies expressing interest in a potential strategic transaction with Renovis, and Dr. Goodman in turn discussed these contacts with the Renovis management team and members of the Renovis board.

In January 2007, Dr. Goodman had discussions with Jörn Aldag, Chief Executive Officer of Evotec, and an independent member of the Evotec board regarding a potential strategic transaction between the two companies. In February 2007, Dr. Goodman and Mr. Aldag had further discussions, including a presentation by Mr. Aldag regarding a potential transaction and the timing of a process that could lead to a proposal.

In February 2007, Company A contacted Renovis management to revisit their communications from the previous summer. In March 2007, Company A’s financial advisor contacted Dr. Goodman on behalf of Company A and suggested that the two companies consider a strategic transaction.

Also in February 2007, Renovis was introduced to a U.S. biopharmaceutical company, which we refer to as Company B, and provided with non-confidential materials regarding Company B. Renovis determined to further explore a potential relationship with Company B, and on March 5, 2007, Renovis and Company B entered into a mutual non-disclosure agreement with reference to a potential transaction between the two companies.

Discussions progressed with Evotec, and on March 15, 2007, at the request of the Renovis board, Cowen and Dr. Papadopoulos, as a consultant to Renovis, discussed a valuation range for the consideration to be paid to Renovis stockholders in the proposed transaction with Evotec with a representative of Lehman Brothers, or Lehman, Evotec’s financial advisor. Discussions between representatives of Renovis and Evotec continued throughout March 2007.

At a regular meeting of the Renovis board held on March 20, 2007, Renovis management updated the board on the potential merger transactions with each of Company A, Company B and Evotec, including management of each company, clinical and pre-clinical programs, financial positions and potential challenges with respect to the proposed transactions. The board unanimously resolved to formally engage Cowen as financial advisor and Dr. Papadopoulos as a strategic advisor to Renovis in connection with the potential strategic transactions. Subsequently, discussions between Renovis and Company B terminated because the parties mutually determined that there was not a basis for a potential transaction.

On March 23, 2007, Renovis provided Evotec with access to the electronic data room. Over the next few weeks, representatives of Evotec, Lehman and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., or Mintz Levin, as Evotec’s legal counsel, conducted a due diligence review of Renovis.

On April 4, 2007, Renovis management, Company A management and Company A’s financial advisor participated on a conference call on which public information regarding each company’s business and a potential merger was discussed. Following this meeting, Renovis management determined to proceed with discussions with Company A, and the parties entered into a mutual confidential disclosure agreement on April 12, 2007.

On April 12, 2007, Dr. Goodman, another member of Renovis management, Cowen, Lehman, Dr. Papadopoulos and an attorney from Mintz Levin held a conference call to discuss the proposed transaction, including the structure and resulting tax implications for each of Evotec, Renovis and Renovis stockholders. On April 13, 2007, Renovis and Evotec entered into an amended version of the mutual non-disclosure agreement originally entered into between the two parties on October 24, 2006, with reference to the potential transaction between the two companies. During the following week, members of Renovis management, Dr. Papadopoulos and a representative of Cowen attended a series of meetings with Evotec management at their facilities in England and Germany to discuss the proposed transaction.

At a special meeting of the Renovis board held on April 24, 2007, management updated the board on the recent visit at Evotec and presented an overview of Evotec, including its human resources, expertise and clinical programs, pre-clinical activities and key financial metrics. Dr. Papadopoulos offered his view of the scientific programs of Evotec. Cowen and Dr. Papadopoulos discussed with the Renovis board several alternative potential strategic partners. The board approved the continued exploration of potential strategic opportunities by management, and an attorney of Latham & Watkins LLP, or Latham, Renovis’s outside legal counsel, advised the board regarding its fiduciary duties to evaluate viable strategic options, including targeted identification of other potential strategic partners and further assessment of Renovis as an independent company. At the request of the Renovis board, Cowen, Dr. Papadopoulos and Dr. Goodman contacted the alternative potential strategic partners identified during the April 24th meeting.

During May 2007, Renovis continued to explore strategic transactions with Evotec and other potential strategic partners, including (i) Company A; (ii) a U.S. biopharmaceutical company, which we refer to as

Company C; and (iii) a U.S. biotechnology company, which we refer to as Company D. On May 8, 2007 and June 1, 2007, Renovis entered into a mutual non-disclosure agreement with each of Company C and Company D with reference to a potential transaction between Renovis and Company C and Company D, respectively. Discussions between Renovis and Company D did not progress because the parties mutually determined that there was not a basis for a potential transaction.

As discussions regarding potential strategic transactions progressed, during the summer of 2007 Renovis discussed with its collaboration partner, Pfizer Inc., the potential merger transaction with Evotec as well as other potential transactions, and Pfizer agreed to cooperate with diligence procedures related to these transactions.

At a special meeting of the Renovis board held on May 30, 2007, the Renovis board reviewed the strategic transactions contemplated to date, including a review of the ongoing discussions with Evotec and the potential combined capabilities if the two companies were to combine.

During June 2007, Renovis continued its negotiations with both Evotec and Company C regarding a potential transaction, including the value of the consideration to be paid to Renovis stockholders and due diligence processes for both Evotec and Company C.

On June 6, 2007, the Chief Executive Officer of Company A contacted Dr. Goodman and indicated that Company A’s board had approved continued negotiations between the parties, and Company A’s financial advisor contacted Dr. Goodman to discuss next steps.

On June 8, 2007, members of Renovis management and the board of directors held a conference call in which management updated the board on the status of discussions with potential strategic partners to date. Following the call, Dr. Goodman informed the Chief Executive Officer of Company A that the Renovis board was generally supportive of continued negotiations with Company A, and more frequent communications between the parties ensued.

At a special meeting of the Renovis board held on June 18, 2007, Renovis management updated the board on the status of discussions with Evotec and Company C, which had expressed an interest in a strategic transaction with Renovis and with whom Renovis discussed very preliminary valuation scenarios. The Renovis board indicated its support for continued negotiations regarding a transaction with Evotec but only within certain financial parameters.

Discussions with Company A continued in June 2007, and on June 25, 2007, Dr. Goodman and Cowen received a letter from Company A outlining the terms of its offer. On June 26, 2007, Dr. Goodman and, at Dr. Goodman’s request, Cowen contacted the Chief Executive Officer of Company A and Company A’s financial advisor, respectively, and notified them that Company A’s offer was insufficient in its current form.

At a special meeting of the Renovis board held on June 28, 2007, the Renovis board further discussed the company’s strategic alternatives and received an update from management regarding the status of discussions and negotiations with potential strategic partners.

During the last week of June 2007 and the first week of July 2007, Dr. Goodman had discussions with Mr. Aldag and the Chief Executive Officer of Company A regarding the valuation of Renovis in each of the proposed transactions with Evotec and Company A, respectively.

At a special meeting of the Renovis board on July 5, 2007, Dr. Goodman and, at the request of the Renovis board, a representative of Cowen updated the board on the company’s discussions with Companies A and C. The board authorized management to contact an additional pharmaceutical company, which we refer to as Company E, which had expressed potential interest in a strategic transaction with Renovis. Dr. Goodman and Dr. Papadopoulos further updated the board on the status of discussions with Evotec. Dr. Goodman then reviewed the indication of interest received from Company A and Company A’s request that Renovis enter into exclusive negotiations with Company A. The board also discussed the company’s options with respect to continuing to operate as an independent company. Following this meeting, representatives of Renovis engaged in preliminary discussions with Company E regarding a potential strategic transaction. These discussions lasted approximately two weeks and did not advance to the due diligence stage or any further.

During early July 2007, Dr. Goodman and other representatives of Renovis continued their discussions regarding the proposed transactions with representatives of each of Evotec and Company A. Dr. Goodman visited Company A during the second week of July.

On July 13, 2007, Mr. Aldag conveyed to Dr. Goodman Evotec’s informal offer of Evotec equity worth $4.70 per share as the consideration to be paid to Renovis stockholders.

On July 18, 2007, the Chief Executive Officer of Company A delivered a letter to Dr. Goodman indicating that Company A would only continue further negotiations on an exclusive basis. Also on July 18, 2007, the Renovis board held a special meeting, at which it discussed the communication from Company A and discussed with Cowen the general differences between the proposed terms of the potential transactions with Company A and Evotec and profiles of the two companies, including their respective management teams, pipelines, stock price performance, as well as recent and expected news and milestones, as set forth in publicly available information and research analyst reports.

On July 20, 2007, Company A delivered a draft merger agreement to Renovis.

On July 25, 2007, at a special meeting of the Renovis board, the board further discussed the company’s strategic alternatives and established an executive committee for the purpose of evaluating the same.

At a special meeting of the executive committee of the Renovis board held on July 30, 2007, Dr. Goodman updated the executive committee on recent discussions with the various potential strategic partners, and attorneys from Latham presented a summary of issues related to the draft merger agreement proposed by Company A for the board’s consideration.

On July 31, 2007, Company C informed Dr. Goodman that it had determined not to proceed with a business combination transaction with Renovis.

On August 1, 2007, Renovis and its representatives provided Company A and its representatives with comments to the proposed merger agreement. During August 2007, each party continued its due diligence of the other, and Dr. Goodman and the Chief Executive Officer of Company A corresponded regarding terms of the proposed merger, including the number of shares of Company A stock to be issued as consideration for each share of Renovis common stock.

On August 3, 2007, Evotec through its counsel, Mintz Levin, delivered a draft of the proposed merger agreement to Renovis.

Over the next several days, the legal advisors of Evotec and Renovis participated in a series of telephone conference calls regarding the draft merger agreement. The discussion focused on the extensive representations and warranties of Renovis, the parties’ respective covenants, the conditions to closing and the termination rights proposed for the respective parties. Renovis also forwarded a due diligence request list to Evotec to assist the Renovis board in evaluating Evotec and the securities to be received by the Renovis stockholders.

On August 10, 2007, Renovis and its representatives provided Evotec and its representatives with comments to the merger agreement draft, and discussions took place between the parties and their legal and financial advisors.

On August 6, 13 and 20, 2007, the Renovis board held special meetings at which it further discussed the company’s strategic alternatives and received updates from management regarding the status of discussions and negotiations with potential strategic partners.

On August 24, 2007, the Chief Executive Officer of Company A informed Dr. Goodman that, based on Company A’s stock price, Company A would not proceed with the proposed transaction with Renovis at that time, but that if the stock price increased in the coming weeks it would be interested in revisiting a potential transaction with Renovis.

At a special meeting of the executive committee of the Renovis board held on August 27, 2007, Dr. Goodman reported on the status of negotiations with Company A and Evotec, including Company A’s indication that it would not pursue further substantive negotiations until September 8, 2007, at the earliest, depending on its stock price performance, and Evotec’s expressed desire to proceed to sign a definitive agreement, although a number of issues remained to be resolved before a definitive agreement could be signed. The executive committee provided feedback to Dr. Goodman on the status of negotiations and emphasized certain key deal terms that needed to be resolved expediently.

At a special meeting of the Renovis board held on August 31, 2007, Dr. Goodman and John P. Walker, Chairman of the Board of Renovis, updated the full board on the executive committee’s recent deliberations and conveyed the substance of the information discussed at the previous executive committee meeting. The board expressed its support for proceeding with the transaction with Evotec, pending satisfactory resolution of outstanding issues.

On September 10, 2007, Dr. Goodman informed the Chief Executive Officer of Company A that Renovis was continuing negotiations with another party.

At a special meeting of the executive committee of the Renovis board held on September 11, 2007, the executive committee and management further discussed the company’s strategic alternatives.

On September 12, 2007, Dr. Goodman met with Mr. Aldag, Dr. Papadopoulos, Cowen and Lehman at Lehman’s offices in New York, where the parties continued discussions regarding valuation. Representatives of the parties and their legal and financial advisors met frequently by telephone over the next several days to negotiate the final terms of the merger agreement, including the financial consideration, the covenants of the parties, in particular the covenants requiring Evotec’s consent for certain business activities of Renovis during the interim period between signing the merger agreement and closing the transaction, the covenants requiring Renovis’s consent for certain business activities of Evotec during the same period, the termination rights available to both parties, including the length of time the parties would work to achieve a successful closing of the contemplated transaction before having the ability to terminate, and the ability of either party to terminate the transaction upon failure to receive regulatory approvals, and the termination fee payable in certain termination events, principally those involving a change in the Renovis board recommendation following acceptance of a superior competing proposal, if one should arise.

On September 14, 2007, the Evotec board met to discuss the terms of the proposed merger with Renovis. Following the Evotec board meeting, Mr. Aldag indicated to Dr. Goodman that the Evotec board had approved an increase in the proposed merger consideration.

On Saturday, September 15, 2007, Lehman presented to Cowen Evotec’s final proposal for the transaction, which included a fixed number of Evotec ordinary shares to be issued as consideration for Renovis common stock. Based on the volume-weighted average price of the Evotec shares on Friday, September 14, 2007, this proposal represented $4.85 in value for each Renovis share as of such date. Based on the closing price of the Evotec shares on Monday, September 17, 2007, the day before the merger agreement was ultimately signed, this represented $4.75 in value for each Renovis share as of such date, representing a premium of $1.45 per share.

At a special meeting of the Renovis board held on September 16, 2007, the Renovis board discussed and evaluated Evotec’s final proposal. The Renovis board indicated its support for the transaction provided that certain material economic terms were accepted. The material economic terms that were identified by the Renovis board as conditions to its support of the merger transaction at that time were (i) a termination fee and stipulated expenses payable by Renovis to Evotec of no more than $6.5 million in the aggregate and (ii) a corresponding termination fee and stipulated expenses payable by Evotec to Renovis in the event that the Evotec Supervisory Board did not approve the issuance of the Evotec ordinary shares underlying the merger consideration. As set forth in the merger agreement, these terms were ultimately accepted by Evotec.

During this time, the Supervisory Board of Evotec discussed the final version of the merger agreement and the related documents in a telephone call with Mr. Aldag. After the discussion, the Supervisory Board approved the final versions of these documents.

At a special meeting of the Renovis board held on September 18, 2007, Mr. Walker advised the Renovis board regarding the deliberation process of the executive committee, as well as the substance of the negotiations with Evotec since the preceding board meeting. At the request of the Renovis board, representatives of Cowen reviewed financial materials regarding the proposed transaction with Evotec prepared for the board by Cowen and provided prior to the meeting, and presented an overview of the per share and equity value of the transaction to Renovis stockholders, other than the Company Trust, among other items, and delivered Cowen’s oral opinion, which was subsequently confirmed in writing, that as of September 18, 2007, the exchange ratio in the transaction was fair, from a financial point of view, to the stockholders of Renovis, other than the Company Trust. Latham then presented an overview of the terms of the proposed definitive merger agreement with Evotec, a copy of which had been provided to the board prior to the meeting, and the voting agreements and affiliate letters to be entered into by Evotec and certain stockholders of Renovis, including members of the Renovis board and certain officers of Renovis, and again advised the board of its fiduciary duties in connection with the proposed merger. Following the presentations, and after further review and discussion, the Renovis board unanimously determined that the merger transaction with Evotec was fair to, and in the best interests of, Renovis and its stockholders and voted unanimously to approve and adopt the merger agreement and related agreements and approve the merger and related matters and resolved to recommend that Renovis stockholders adopt the merger agreement.

For more information about the Renovis board of directors’ recommendation and the reasons for its recommendation, please see “Renovis’s Reasons for the Merger; Recommendations of the Renovis Board of Directors,” below.

Late in the evening on September 18, 2007, the parties signed the merger agreement, and the voting agreements signed by each Renovis director and certain officers to vote their respective shares of Renovis common stock in favor of the proposed merger were delivered to Evotec. A press release announcing the transaction was issued on September 18, 2007 and a joint, webcast conference call was held on September 19, 2007. On or about January 31, 2008, the parties entered into a letter agreement to clarify the treatment of fractional shares.

Renovis’s Reasons for the Merger; Recommendation of the Renovis Board of Directors

Reasons for the Merger Identified by the Renovis Board of Directors

In reaching its decision to approve the merger agreement, Renovis’s board of directors consulted with Renovis’s management and legal and financial advisors regarding strategic, legal, operational and financial aspects of the transaction. In the course of reaching its decision to approve the merger agreement and the merger, the Renovis board of directors considered a variety of factors in favor of the merger, including but not limited to the following:

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The belief of the Renovis board of directors that the merger represented the best value reasonably available to Renovis’s stockholders for their shares of Renovis common stock. Renovis’s board of directors concluded that the merger represents the best value reasonably available to Renovis’s stockholders. This belief is based in part on the opinion of Renovis’s financial advisor that, as of September 18, 2007, based on and subject to the factors identified in the opinion, the exchange ratio to be received in the merger was fair, from a financial point of view, to the stockholders of Renovis, other than the Company Trust. The Renovis board of directors also determined that no other potential strategic partner had expressed an interest in a merger, acquisition or other business combination transaction that would likely be on terms as favorable to Renovis’s stockholders as those of the merger.

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The likelihood that the combined company will have better opportunities for future growth. Renovis’s board of directors and management analyzed the technology, business, financial performance and condition, prospects, research and development pipeline and products of each of Evotec and Renovis as separate entities and on a combined basis, and the Renovis board of directors considers it likely that the merger of Evotec and Renovis will provide the combined company with greater opportunities for growth than are available to Renovis as a stand-alone company. Renovis’s board of directors considers the likely cost savings and potential revenue growth opportunities of the combined company to be greater than that achievable by Renovis alone.

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The strategic fit between Evotec and Renovis. Renovis’s board of directors determined that the combination of Evotec and Renovis represented a good strategic fit. The combined company could take advantage of the complementary nature of Evotec’s clinical programs and earlier stage drug discovery programs and Renovis’s preclinical programs. The companies’ drug discovery programs share a complementary therapeutic focus on small molecules for the potential treatment of neurological conditions, such as insomnia, Alzheimer’s disease, neuropathic pain, chronic pain and smoking cessation. For example, Evotec’s programs include clinical stage product candidates for the potential treatment of insomnia (EVT 201), neuropathic pain and Alzheimer’s disease (EVT 101), and smoking cessation (EVT 302). Renovis’s programs include potential product candidates for the treatment of chronic pain and neuropathic pain (VR1 and P2X3). Evotec also has a number of early stage drug discovery programs focused on potential treatments of a variety of neurological conditions. In addition, the combination of Evotec’s clinical programs, Renovis’s preclinical programs and Evotec’s early stage discovery programs could provide a broad and balanced pipeline of small molecule programs in various stages of research and development. Finally, the partnership portfolio of the combined company would be broader, with collaborative relationships with various pharmaceutical companies such as Pfizer, Boehringer Ingelheim and Roche.

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The capital resources of the combined company. Renovis’s board of directors determined that the combined capital resources of Evotec and Renovis, which were approximately $175 million (not including proceeds from the sale of Evotec’s Chemical Development Business for approximately $64 million in cash, which had not yet been received) as of August 31, 2007, would improve the combined company’s opportunities to advance its clinical pipeline and business opportunities.

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The opportunity for Renovis’s stockholders to continue to participate in the anticipated growth of the business conducted by Evotec and Renovis after the completion of the merger. Renovis’s board of directors believes that Renovis’s stockholders will have the opportunity to participate in the anticipated growth of the combined company, with the potential to enhance stockholder value through ownership in a larger, more competitive company, through their receipt of Evotec ADSs in the merger, and to benefit from the potential appreciation in value of the Evotec ADSs and the ordinary shares underlying the ADSs.

Other Factors Considered by the Renovis Board of Directors

In the course of its consideration of the merger, the Renovis board of directors reviewed with Renovis management and its legal and financial advisors a number of additional factors relating to the merger, including but not limited to the following:

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the strategic and financial alternatives available to Renovis, including the business, financial and execution risks of remaining independent, continuing as a stand-alone entity, seeking to acquire another company, seeking to engage in one or more joint ventures, or seeking to engage in a combination with a company other than Evotec;

•	the results of Renovis’s due diligence investigation of Evotec;

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historical and current information concerning Renovis’s and Evotec’s respective businesses, financial performance and condition, operations, management, competitive positions and prospects, both before and after giving effect to the merger;

•	the terms and conditions of the merger agreement;

•	the likely impact of the offer and the transaction on Renovis’s employees;

•	the qualification of the merger as a tax-free transaction for United States federal income tax purposes; and

•

the financial analyses regarding the proposed transaction with Evotec prepared by Cowen, at the request of the Renovis board, for presentation to the board, including Cowen’s written opinion delivered to the board that, as of September 18, 2007, based on and subject to the factors identified in the opinion, the exchange ratio in the transaction was fair, from a financial point of view, to the stockholders of Renovis, other than the Company Trust, as described more fully in the text of the entire opinion attached as Annex 3 to this document.

Potentially Negative Factors Considered by the Renovis Board of Directors

Renovis’s board of directors also identified and considered potentially negative factors relating to the merger in its deliberations, including but not limited to the following:

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the challenges and costs of combining the operations of the two companies and the substantial expenses to be incurred in connection with the merger, including the risks that delays or difficulties in completing the integration could adversely affect the combined company’s operating results and preclude or delay the achievement of some or all of the benefits anticipated from the merger;

•	the implications for Renovis stockholders of receiving equity interests in a non-U.S. entity;

•

the potential loss of key management, scientific, technical or other personnel of either of the companies as a result of management or other changes that will be implemented in the integration of the businesses;

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the fact that under the terms of the merger agreement, Renovis was required to terminate all discussions and negotiations with other parties who might be interested in negotiating a transaction with Renovis and that Renovis is restricted in its ability to solicit other acquisition proposals;

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the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts, as well as the fact that Renovis officers and employees have and will expend considerable efforts attempting to complete the merger and have and will experience significant distractions from their work during the pendency of the merger;

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the $6,000,000 termination fee and $500,000 in stipulated expenses payable by Renovis to Evotec if the merger agreement is terminated by Renovis for specified reasons, as well as the potential deterrence of other potential acquirers resulting from the existence of the termination fee and stipulated expense obligations;

•	the significant transaction costs that Renovis will have incurred in connection with the merger even if the merger is not consummated;

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the interests that certain officers and directors of Renovis may have with respect to the merger in addition to their interests as stockholders of Renovis generally, as described in “Disclosure of Interests” on page 164;

•	the potential disruption to partner relationships important to either company as a result of the merger;

•	the risk that the merger might not be consummated in a timely manner or at all; and

•	various other applicable risks associated with the merger and the combined company, including those described under “Risk Factors” beginning on page 18.

Renovis’s board of directors believes that these risks were outweighed by the potential benefits of the merger. The foregoing discussion of the information and factors considered by the board of directors of Renovis is not intended to be exhaustive. In view of the wide variety of material factors considered in connection with the evaluation of the offer, and the complexity of these matters, the board of directors of Renovis did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, the board of directors of Renovis did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board of directors of Renovis, but rather the board of directors of Renovis conducted an overall analysis of the factors described above, including discussions with and questioning of Renovis’s senior management and legal and financial advisors. In considering the factors described above, individual members of the board of directors of Renovis may have given different weight to different factors.

There can be no assurance that the potential synergies or opportunities considered by the board of directors of Renovis will be achieved through consummation of the merger. See “Risk Factors” beginning on page 18.

Recommendation of Renovis’s Board of Directors

After careful consideration, Renovis’s board of directors has determined, by unanimous vote, the merger to be fair to Renovis stockholders and in their best interests and declared the merger advisable. Renovis’s board of directors approved the merger agreement and recommends your adoption of the merger agreement. In considering the recommendation of the Renovis board of directors with respect to the merger agreement, Renovis stockholders should be aware that certain directors and officers of Renovis have certain interests in the merger that are different from, or are in addition to, the interests of Renovis stockholders generally. See “Disclosure of Interests” on page 164.

Opinion of Renovis’s Financial Advisor

Pursuant to an engagement letter dated May 8, 2007, Renovis, Inc. retained Cowen and Company, LLC to render an opinion to the board of directors of Renovis as to the fairness, from a financial point of view, to the holders of Renovis common stock, other than the shares held in the Company Trust, of the exchange ratio received in the merger.

On September 18, 2007, Cowen delivered certain of its written analyses and its oral opinion to the Renovis board, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions set forth therein, that as of September 18, 2007, the effective per share exchange ratio of 1.0542 ordinary shares of Evotec, represented by ADSs, for each share of Renovis common stock received in the merger was fair, from a financial point of view, to the stockholders of Renovis, other than the Company Trust. The full text of the written opinion of Cowen, dated September 18, 2007, is attached as Annex 3 and is incorporated by reference. Holders of Renovis common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. The summary of the written opinion of Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. Cowen’s analyses and opinion were prepared for and addressed to the Renovis board and are directed only to the fairness, from a financial point of view, of the exchange ratio received in the merger, and do not constitute an opinion as to the merits of the merger or a recommendation to any stockholder as to how to vote on the proposed merger. The exchange ratio received in the merger was determined through negotiations between Renovis and Evotec AG and not pursuant to recommendations of Cowen.

In arriving at its opinion, Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a draft of the merger agreement dated September 18, 2007, which was the most recent draft made available to Cowen;

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certain publicly available financial and other information for Renovis and Evotec, respectively, including equity research, and certain other relevant financial and operating data furnished to Cowen by the managements of Renovis and Evotec, respectively;

•	certain internal financial analyses, financial forecasts, reports and other information concerning Renovis and Evotec prepared by the managements of Renovis and Evotec, respectively;

•

discussions Cowen had with certain members of the management of each of Renovis and Evotec concerning the historical and current business operations, financial conditions and prospects of Renovis and Evotec, respectively, and such other matters Cowen deemed relevant;

•	certain operating results of Renovis and Evotec, respectively, as compared to the operating results of certain publicly traded companies Cowen deemed relevant;

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the reported price and trading histories of the shares of Renovis common stock and Evotec ordinary shares, respectively, as compared to the reported price and trading histories of certain publicly traded companies Cowen deemed relevant;

•	certain financial terms of the merger as compared to the financial terms of certain selected business combinations Cowen deemed relevant;

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based on internal financial analyses, financial forecasts, reports and other information concerning Renovis prepared by Renovis’s management, the cash flows generated by Renovis on a stand-alone basis to determine the present value of the discounted cash flows;

•	certain pro forma financial effects of the merger; and

•	such other information, financial studies, analyses and investigations and such other factors that Cowen deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, Cowen, with Renovis’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Renovis and Evotec or which was publicly available. Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, this information. Cowen has relied upon, without independent verification, the assessment of management of Renovis as to the existing products and services of Renovis and the validity of, and risks associated with, the future products and services of Renovis. In addition, Cowen did not conduct, or assume any obligation to conduct, any physical inspection of the properties or facilities of Renovis or Evotec. Cowen further relied upon the assurance of management of Renovis that they were unaware of any facts that would make the information provided to Cowen incomplete or misleading in any respect. Cowen, with Renovis’s consent, assumed that the internal financial analyses, financial forecasts, reports and other information concerning Renovis and Evotec provided to Cowen were reasonably prepared by the management of Renovis and Evotec, respectively, and reflected the best available estimates and good faith judgments of such management as to the future performance of Renovis and Evotec. Managements of each of Renovis and Evotec confirmed to Cowen, and Cowen assumed, with Renovis’s consent, that each of the financial forecasts utilized in Cowen’s analyses with respect to Renovis and Evotec provided a reasonable basis for its opinion.

Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Renovis or Evotec, nor was Cowen furnished with these materials. With respect to all legal matters relating to Renovis and Evotec, Cowen relied on the assessment of Renovis and its legal counsel. Cowen expresses no opinion with respect to such legal matters. Cowen’s services to Renovis in connection with the merger were comprised of rendering an opinion from a financial point of view of the exchange ratio to be received in the merger by holders of Renovis common stock, other than the Company Trust. Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion and Cowen expressly disclaims any responsibility to do so.

In rendering its opinion, Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver thereof. Cowen assumed that the final form of the merger agreement would be substantially similar to the last draft received by Cowen prior to rendering its opinion. Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger. Renovis has informed Cowen, and Cowen has assumed, that the merger will be treated as a tax-free reorganization.

Cowen’s opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on the proposed merger or to take any other action in connection with the merger or otherwise. Cowen’s opinion does not imply any conclusion as to the price trading range for Renovis’s common stock, the Evotec ADSs or the Evotec ordinary shares following consummation of the merger or otherwise, which may vary depending on numerous factors that generally influence the price of securities. Cowen’s opinion is limited to the fairness, from a financial point of view, of the exchange ratio to be received in the merger by holders of Renovis common stock, other than the Company Trust. Cowen expresses no opinion as to the underlying business reasons that may support the decision of the Renovis board to approve, or Renovis’s decision to consummate, the merger.

The following is a summary of the principal financial analyses performed by Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the managements of Renovis and Evotec the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Renovis and Evotec. No limitations were imposed by the Renovis board with respect to the investigations made or procedures followed by Cowen in rendering its opinion.

Analysis of Selected Publicly Traded Companies. To provide contextual data and comparative market information, Cowen compared selected historical operating and financial data and ratios for Renovis and Evotec to the corresponding financial data and ratios of certain other companies, the group of companies which are referred to as the Selected Publicly Traded Companies, whose securities are publicly traded and which Cowen believes have operating, market valuation and trading valuations similar to what might be expected of Renovis and Evotec, respectively.

The Selected Publicly Traded Companies that were compared to Renovis consisted of:

•	Early-stage Pain/CNS therapeutics companies: Adolor Corp., Avigen Inc., Memory Pharmaceuticals Corp., TorreyPines Therapeutics, Icagen Inc. and Pharmos Corp.

•

Companies that had initial public offerings in 2004 and 2005 and that subsequently experienced major drug failures: Corcept Therapeutics Inc., Metabasis Therapeutics Inc., Coley Pharmaceutical Group Inc., Anadys Pharmaceuticals Inc., Inhibitex Inc. and Threshold Pharmaceuticals Inc.

Set forth below are the high, mean, median and low of the market capitalizations of the common stock on a diluted basis, or the Equity Value, for the Selected Publicly Traded Companies that were compared to Renovis:

Renovis: Selected Publicly Traded Companies

Calculated Values	Equity Value
(in millions)
High	$161.6
Mean	$90.0
Median	$85.8
Low	$22.5

The Selected Publicly Traded Companies that were compared to Evotec consisted of:

•	Late-stage CNS therapeutics companies: ACADIA Pharmaceuticals Inc., Medivation Inc., Vanda Pharmaceuticals Inc., Neurogen Corp., Somaxon Pharmaceuticals Inc. and EPIX Pharmaceuticals Inc.

•	Selected continental European biotech companies: NicOx S.A., NeuroSearch A/S, GPC Biotech, Arpida, MorphoSys and TopoTarget A/S.

Set forth below are the high, mean, median and low Equity Values for the Selected Publicly Traded Companies that were compared to Evotec:

Evotec: Selected Publicly Traded Companies

Calculated Values	Equity Value
(in millions)
High	$1,092.6
Mean	$472.9
Median	$455.7
Low	$141.7

The following table presents the exchange ratio range implied by the ratio of a range of equity values per share implied by a selected range of equity values for Renovis to a range of equity values per share implied by a selected range of equity values for Evotec and the equity value per share implied by the actual equity value of Evotec. The information in the table is based on the closing stock prices of the Selected Publicly Traded Companies that were compared to both Renovis and Evotec and, where indicated, the closing price of Evotec, on September 18, 2007.

	Renovis Equity Value Range	Evotec Equity Value Range	Exchange Ratio Range
Valuation Methodology			Low		High
	(in millions)
Comparison Based on Selected Publicly Traded Companies	$80.0 – $135.0	$350.0 – $450.0	0.283	x	0.370	x
Comparison to Evotec Equity Value	$80.0 – $135.0	$327.3 – $327.3	0.302		0.508

Although the Selected Publicly Traded Companies were used for comparison purposes, none of those companies is directly comparable to Renovis or Evotec. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Publicly Traded Companies and other factors that could affect the public trading value of the Selected Publicly Traded Companies, Renovis, or Evotec, to which they are being compared.

Analysis of Selected Transactions. Cowen reviewed the financial terms, to the extent publicly available, of 19 transactions, which are referred to as the Selected Transactions, involving the acquisition of companies in the biotechnology industry, which were announced or completed since 2000, and in which the target’s lead product candidates were in Preclinical or Phase I clinical trials and in which the deal value exceeded $20.0 million. Cowen reviewed the Equity Value paid in the Selected Transactions.

Set forth below are the 19 transactions that were compared to the merger:

Announced
Month	Year	Target	Acquirer
March	2007	Neuro3d S.A.	Evotec AG
March	2007	DanioLabs Ltd	VASTox plc
December	2006	Praecis Pharmaceuticals, Inc.	GlaxoSmithKline PLC
May	2006	Conforma Therapeutics Corp.	Biogen Idec
April	2006	Infinity Pharmaceuticals, Inc.	Discovery Partners International
December	2005	KuDOS Pharmaceuticals	AstraZeneca PLC
January	2005	Aptamera, Inc.	Antisoma plc
September	2004	X-Ceptor Therapeutics	Exelixis, Inc.
June	2004	Panacos Pharmaceuticals, Inc.	V.I. Technologies, Inc.
July	2003	Cyclis Pharmaceuticals, Inc.	ArQule, Inc.
March	2003	Ribo Targets Ltd.	British Biotech plc
November	2002	Synaptic Pharmaceutical Corp.	H. Lundbeck A/S
June	2001	Axys Pharmaceuticals, Inc.	Celera Genomics Group
October	2000	Kinetix Pharmaceuticals, Inc.	Amgen Inc.
September	2000	Principia Pharmaceutical Corp.	Human Genome Sciences Inc.
August	2000	Genovo, Inc.	Targeted Genetics Corp.
June	2000	Signal Pharmaceuticals, Inc.	Celgene Corp.
June	2000	Cytovia, Inc.	Maxim Pharmaceuticals, Inc.
May	2000	Cambridge Neurosciences	CeNeS Pharmaceuticals plc

Set forth below are the high, mean, median and low Equity Values indicated for the transactions that were compared to the merger:

Renovis: Selected Transactions

Calculated Values	Equity Value
High	$217.4
Mean	$67.1
Median	$88.1
Low	$21.4

The following table presents the exchange ratio range implied by the ratio of a range of equity values per share implied by a selected range of equity values for Renovis to the actual equity value per share implied by the equity value for Evotec, as of September 18, 2007.

	Renovis Equity Value Range	Evotec Equity Value Range	Exchange Ratio Range
Valuation Methodology			Low		High
	(in millions)
Comparison to Evotec Equity Value	$70.0 – $100.0	$327.3 – $327.3	0.265	x	0.377	x

Although the Selected Transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to Renovis. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Renovis to which they are being compared.

Analysis of Premiums Paid in Selected Transactions. Cowen reviewed the premiums of the offer price, as of September 18, 2007 implied by the exchange ratio over the trading prices one trading day and 20 trading days prior to the announcement date of selected transactions in the life sciences industry announced since January 1, 2001, involving U.S. targets only, which included 81 transactions. Cowen then applied these premiums to the Renovis stock prices one trading day and 20 trading days prior to September 18, 2007.

Using this methodology, the implied exchange ratio for Renovis ranged from:

•	0.505x to 0.540x, based on the one day premium and stock price; and

•	0.537x to 0.559x, based on the 20 day premium and stock price.

Pro Forma Ownership Analysis. Cowen analyzed the pro forma ownership in the combined company by the holders of Renovis and noted that holders of Renovis common stock would own approximately 31.9% of the combined company, based on the Evotec closing share price on September 18, 2007.

Discounted Cash Flow Analysis. Cowen estimated a range of values for Renovis common stock based upon the discounted present value of the projected after tax cash flows of Renovis described in the financial forecasts provided by management of Renovis, for the second half of fiscal year 2007, the fiscal years ended 2008 through 2020, and of the terminal value of Renovis at 2020, based upon multiples of revenue. After tax cash flow was calculated by taking projected earnings before income and taxes, or EBIT, and subtracting from this amount projected taxes, capital expenditures, changes in working capital and adding back projected depreciation and amortization as well as stock option expense. This analysis was based upon projections supplied by and discussions held with the management of Renovis. In performing this analysis, Cowen utilized discount rates ranging from 47.5% to 52.5%, which were selected based on the estimated weighted average cost of capital and Cowen estimates. Cowen utilized terminal multiples of revenue ranging from 3.25 times to 3.75 times, these multiples representing the last twelve months revenue multiples from selected publicly traded companies and selected transactions for mature large cap pharma companies.

Cowen then reviewed the exchange ratio ranges implied by the ratio of a range of equity values per share resulting from the discounted cash flow analysis to the actual equity values per share implied by the equity value of Evotec. Using this methodology, the implied exchange ratio for Renovis ranged from 0.398x to 0.596x.

Pro Forma Analysis. Cowen analyzed the potential effect of the proposed merger on the projected combined income statement of operations of Renovis and Evotec through EBIT for the calendar years ended 2008, 2009, 2010, and 2011 and a pro forma balance sheet as of June 30, 2007. With Renovis management’s consent, this analysis was based upon Renovis management’s forecasts dated July 30, 2007 and Evotec management’s forecasts dated September 18, 2007, pro forma for the divestiture of Evotec’s Chemical Development Business. Cowen also reviewed the potential effects of the projected combined income statement of operations on the combined company’s cash balance. Cowen’s pro forma analysis did not take into account the possible effect of any cost savings or synergies in the proposed merger.

The summary set forth above does not purport to be a complete description of all the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the Renovis board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Renovis and Evotec. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Renovis, Evotec, Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Cowen and its opinion were among several factors taken into consideration by the Renovis board in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.

Cowen was selected by the Renovis board to render an opinion to the Renovis board because Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Cowen is providing financial services for Renovis for which it will receive customary fees. In addition, in the ordinary course of its business, Cowen and its affiliates may trade the equity securities of Renovis and Evotec for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to Renovis and Evotec, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received and may in the future receive fees for the rendering of such services. In particular Cowen acted as a co-manager of Renovis’s February 2004 initial public offering and September 2005 follow-on offering.

Pursuant to the Cowen engagement letter, in connection with the merger, Cowen will be entitled to receive an aggregate transaction fee equal to $1.25 million, a significant portion of which is contingent upon the consummation of the merger. Renovis has also agreed to pay a fee to Cowen for rendering its opinion, which fee shall be credited against any transaction fee paid and has paid a retainer fee, which fee will also be credited to any transaction fee paid. Additionally, Renovis has agreed to reimburse Cowen for its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm’s length between Renovis and Cowen, and the Renovis board was aware of the arrangement, including the fact that the transaction fee payable to Cowen is contingent upon the completion of the merger.

Evotec’s Reasons for the Merger; Unanimous Approval by Management and Supervisory Boards

In evaluating the merger, the Evotec Supervisory Board consulted with the Evotec Management Board, as well as its legal and financial advisors. These consultations included discussions regarding:

•	Evotec’s strategic business plan;

•	challenges of executing that business plan without a strategic partner;

•	desire for a greater access to the U.S. capital markets;

•	benefits of having a subsidiary listed on a U.S. trading market;

•	costs and compliance burdens associated with having a U.S. subsidiary registered with the SEC and listed on a U.S. trading market,

•	historical trading prices for both Evotec’s ordinary shares and Renovis’s common stock;

•	Evotec’s past and current business operations and financial condition;

•	Evotec’s future prospects;

•	strategic rationale of the potential transaction with Renovis; and

•	the terms and conditions of the merger agreement.

Both the Evotec Management and Supervisory Boards have unanimously approved the merger agreement and the merger. In unanimously approving the merger agreement and the merger, in addition to those discussed above, the Evotec Management and Supervisory Boards considered the following factors.

Reasons for the Merger Identified by the Evotec Management and Supervisory Boards

Complementary Nature of Businesses. The Evotec Management and Supervisory Boards believe that there is a strong strategic fit between the businesses of the two companies, and that greater shareholder value can be generated by combining Renovis with Evotec to create a stronger company because the companies’ drug discovery programs share a complementary therapeutic focus on small molecules for the potential treatment of neurological conditions, such as insomnia, Alzheimer’s disease, neuropathic pain, chronic pain and smoking cessation. For example, Evotec’s programs include clinical stage product candidates for the potential treatment of insomnia (EVT 201), neuropathic pain and Alzheimer’s disease (EVT 101), and smoking cessation (EVT 302). Renovis’s programs include potential product candidates for the treatment of chronic pain and neuropathic pain (VR1 and P2X3). The Evotec Management and Supervisory Boards also believe that the combined company will leverage Evotec’s scientific leadership in the area of small molecule drugs, in particular its specific expertise in the area of CNS related diseases where it is currently building a pipeline of drug candidates, with the innovative and complementary preclinical pipeline of Renovis product candidates. Finally, the Evotec Management and Supervisory Boards also believe the partnership portfolio of the combined company would be broader, with collaborative relationships with various pharmaceutical companies such as Pfizer, Boehringer Ingelheim and Roche.

Increased Critical Mass of the Combined Company. The Evotec Management and Supervisory Boards believe that the increased critical mass following the merger will result in a more diversified and comprehensive pipeline of preclinical and clinical CNS related product candidates so as to enhance the likelihood of success of continued discovery and development efforts. These expected strategic benefits of the increased critical mass can potentially be leveraged into increased revenue for the combined company.

Fully Integrated Discovery Through Development Core Competencies. The merger of the two companies represents, in the view of the Evotec Management and Supervisory Boards, an opportunity to combine complementary leading drug discovery know-how and research expertise across the CNS spectrum, creating a combined company with a broad and innovative research portfolio.

Greater Exposure to U.S. Capital Markets. The Evotec Management and Supervisory Boards believe that the combined company will gain access to the more diverse and cost-effective financial resources available to biotechnology companies in the United States. This increased exposure to U.S. capital markets may enable the combined company to realize potential enhancements to shareholder value and facilitate future growth.

Potentially Negative Factors Considered by the Evotec Management and Supervisory Boards

The Evotec Management and Supervisory Boards also considered a variety of risks and possible negative factors in its deliberations. In particular, the Evotec Management and Supervisory Boards considered the following factors and risks:

•	Evotec may not successfully integrate Renovis’s business with its own;

•	with the addition of Renovis, Evotec may have difficulty managing its growth;

•	Evotec’s dependence upon certain key personnel;

•	the costs associated with being a public company in the United States with ADSs traded on the NASDAQ Global Market;

•

the risk of diverting management’s attention from other strategic priorities to merger integration efforts, as well as the fact that Evotec officers and employees have and will expend considerable efforts attempting to complete the merger and have and will experience significant distractions from their work during the pendency of the merger;

•	the $6,000,000 termination fee and $500,000 in stipulated expenses payable by Evotec to Renovis if the merger agreement is terminated by Evotec for specified reasons;

•	the significant transaction costs that Evotec will have incurred in connection with the merger even if the merger is not consummated;

•	the potential disruption to partner relationships important to either company as a result of the merger;

•	the risk that the merger might not be consummated in a timely manner or at all; and

•	various other applicable risks associated with the merger and the combined company, including those described under “Risk Factors” beginning on page 18.

The above discussion concerning the information and factors considered by the Evotec Management and Supervisory Boards is not intended to be exhaustive, but includes the material factors considered by the Evotec Management and Supervisory Boards in making their determinations. In view of the variety of factors considered in connection with the evaluation of the merger agreement, the Evotec Management and Supervisory Boards did not quantify or otherwise attempt to assign relative weight to the specific factors they considered in reaching their determinations. In addition, individual directors may have considered various factors to have different relative importance. The Evotec Management and Supervisory Boards considered all of the factors as a whole and considered the factors in their totality to be favorable and to support the decision to approve the merger agreement.

Merger Consideration

Upon the effective time of the merger, subject to the conditions discussed below under “The Merger—Conditions to the Merger,” Evotec will issue, and Renovis stockholders will receive 0.5271 of an Evotec ADS for each outstanding share of Renovis common stock. Each ADS will represent two Evotec ordinary shares. We anticipate that following the merger, Renovis stockholders will own approximately 32 percent of the combined company on a fully diluted basis.

Conversion of Renovis Shares; Procedure for Exchange of Share Certificate; Fractional Shares

Evotec will not issue any fraction of an ADS in the merger. Instead, each Renovis stockholder who would otherwise be entitled to a fractional ADS, after aggregating all fractional ADSs of Renovis common stock that otherwise would be received by the shareholder, will receive a cash payment, without interest and subject to any withholding for taxes, in lieu of such fractional ADS.

The merger agreement provides that, promptly after the effective time of the merger, the exchange agent will mail to each record holder of a certificate or certificates that represented outstanding shares of Renovis common stock immediately before the merger, a letter of transmittal and instructions for use in exchanging Renovis common stock certificates for Evotec ADSs. In addition, the merger agreement contemplates that, after the exchange agent receives back from a record holder a Renovis common stock certificate, the duly executed letter of transmittal and any other documents that are reasonably required by the exchange agent or Evotec, the exchange agent will mail to the record holder a certificate or certificates representing the appropriate number of ADSs of Evotec and an amount of cash for any fractional share.

Material U.S. Federal Income Tax Consequences

The following summary discusses the material U.S. federal income tax consequences of the merger to Renovis stockholders. This summary is based on the Code, the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the merger. This discussion applies only to Renovis stockholders that hold their shares of Renovis common stock, and will hold the ADSs of Evotec received in exchange for their shares of Renovis common stock, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all federal income tax consequences of the merger that may be relevant to particular Renovis stockholders, including stockholders that are subject to special tax rules. Some examples of Renovis stockholders that are subject to special tax rules are:

•	dealers in securities;

•	a trader that elects to mark its securities to market for U.S. federal income tax purposes;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	holders of shares of Renovis common stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	holders that have a “functional currency” other than the U.S. dollar;

•	Non-U.S. Holders (as defined below);

•	holders whose shares of Renovis capital stock are qualified small business stock for purposes of Sections 1202 and 1045 of the Internal Revenue Code;

•

holders of Renovis common stock who also own, directly or constructively for U.S. federal income tax purposes, any stock of Evotec or any ADSs of Evotec (apart from those that such holders receive in the merger);

•	holders that own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment as flow-through entities;

•	persons that hold shares of Renovis common stock in an individual retirement or other tax-deferred account;

•	holders subject to the alternative minimum tax; and

•	holders that acquired their shares of Renovis common stock through stock option or stock purchase programs or otherwise as compensation.

In addition, this discussion does not address the tax consequences to any Renovis stockholder that will become a five-percent transferee shareholder of Evotec within the meaning of the applicable Treasury Regulations under Section 367 of the Code. In general, a five-percent transferee shareholder is a person that holds ADSs of Evotec and will own directly, indirectly or constructively through attribution rules, at least five percent of either the total voting power or total value of ADSs of Evotec immediately after the merger. If you believe you could become a five-percent transferee shareholder of Evotec, you should consult your tax advisor about the special rules and time-sensitive tax procedures, including the requirement to file a gain recognition agreement that might affect the federal income tax consequences to you of the merger. The tax opinion to be provided by Latham, as provided in the merger agreement, will assume that any Renovis stockholder holder that is a “five percent transferee shareholder” with respect to Evotec within the meaning of the applicable Treasury Regulations under Section 367 of the Code will in timely and proper manner file the gain recognition agreement described in such Treasury Regulations.

In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction, or taxes other than income taxes. RENOVIS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS. See “Taxation—Material U.S. Federal Income Tax Consequences”.

For the purposes of this discussion, the term U.S. Holder means a holder of Renovis stock that is:

•	a citizen or resident of the United States;

•

a corporation or an entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any State thereunder, or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

Also for the purposes of this discussion, the term Non-U.S. Holder is a holder other than a U.S. Holder. See “Taxation—Material U.S. Federal Income Tax Consequences”.

U.S. Federal Income Tax Consequences of the Merger

The obligations of Evotec and Renovis to complete the merger are conditioned upon the delivery of opinions by legal counsel regarding certain tax matters. Evotec has obtained a legal opinion from Mintz Levin, and similarly Renovis has obtained a legal opinion from Latham, that, for federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Under Section 367(a)(1) of the Code, a transaction qualifying as a tax-free reorganization pursuant to Section 368(a) of the Code in which a U.S. person exchanges stock of a U.S. corporation for stock of a foreign corporation will nevertheless be fully taxable to such U.S. person unless the transaction qualifies for an exception. As such the opinions further state that the transfer of shares of Renovis common stock to Evotec will not result in gain recognition by the Renovis stockholders pursuant to Section 367(a)(1) of the Code. Consequently, neither Renovis nor Evotec will recognize taxable gain or loss for federal income tax purposes as a result of the merger.

These opinions of counsel have been given in reliance on customary representations of Evotec and Renovis and assumptions as to certain factual matters. The opinions of counsel will not bind the courts or the Internal Revenue Service, nor will they preclude the Internal Revenue Service, known as the IRS, from adopting a position contrary to those expressed in the opinions. Therefore, while Evotec and Renovis believe that the merger will be treated as a tax-free reorganization under Section 368(a) of the Code and that the transfer of shares of Renovis common stock will not be subject to Section 367(a)(1) of the Code, no assurance can be given that contrary positions will not successfully be asserted by the IRS or adopted by a court if the issues are ever litigated. Neither Evotec nor Renovis intends to obtain a ruling from the IRS with respect to the federal income tax consequences of the merger.

The following discussion regarding the U.S. federal income tax consequences of the merger assumes that the merger will be consummated as described in the merger agreement and this prospectus and that, following the merger, Evotec will cause the surviving company to comply with certain reporting requirements set forth in Treasury Regulations under Section 367 of the Code on behalf of Renovis.

Exchange Solely for ADSs of Evotec. When a Renovis stockholder exchanges all of the shares of Renovis common stock actually owned by such stockholder solely for ADSs of Evotec, the Renovis stockholder will not recognize any gain or loss except in respect of cash received instead of a fractional ordinary share of Evotec, as discussed below under the heading “Cash Received Instead of a Fractional Share.” The aggregate adjusted tax basis of the ADSs of Evotec actually received will be equal to the aggregate adjusted tax basis of the shares of Renovis common stock surrendered for the ADSs of Evotec, reduced by the adjusted tax basis allocable to any fractional shares deemed received as described below. The holding period of the ADSs of Evotec (including fractional shares deemed received and redeemed as described below) will include the period during which the shares of Renovis common stock were held prior to the exchange.

Cash Received Instead of a Fractional Share. A Renovis stockholder who receives cash instead of a fractional ADS of Evotec will generally be treated as having received a fractional share and then as having received such cash in redemption of the fractional ADS. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional ADS and the portion of the Renovis stockholder’s aggregate adjusted tax basis of the share of Renovis common stock surrendered which is allocable to the fractional ADS. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Renovis common stock is more than one year at the effective time of the merger.

Information Reporting and Backup Withholding

Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a Renovis stockholder is entitled pursuant to the merger, unless the stockholder provides his or her tax identification number (social security number or employer identification number) and certifies that the number is correct. Each stockholder is required to complete and sign the Substitute Form W-9 that will be included as part of the transmittal letter to avoid being subject to backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Evotec and the exchange agent. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such Renovis stockholders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the IRS.

U.S. Federal Income Tax Consequences Relating to the Ownership and Disposition of Evotec ADSs

The following summary discusses the material U.S. federal income tax consequences to Renovis stockholders who are U.S. Holders under present law of an investment in the ADSs. The following summary is subject to the same limitations and applies to the same holders as described above in “Taxation—Material U.S. Federal Income Tax Consequences.”

Taxation of Dividends and Other Distributions on the ADSs

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by Evotec with respect to the ADSs (including the amount of any taxes withheld therefrom) generally will be includable in a Renovis stockholder’s gross income in the year received as ordinary dividend income, but only to the extent that the distribution is paid out of Evotec’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent, if any, that the amount of the distribution exceeds Evotec’s current and accumulated earnings and profits, it will be treated first as a tax-free return of the holder’s tax basis in its ADSs, and to the extent the amount of the distribution exceeds the holder’s tax basis, the excess will be taxed as capital gain. Evotec does not intend to calculate its earnings and profits under U.S. federal income tax principles. Therefore, a Renovis stockholder should expect that a distribution will generally be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, current law provides that dividends may be “qualified dividend income” which is taxed at the lower applicable capital gains rate provided that (1) either (a) the ADSs are readily tradable on an established securities market in the United States, or (b) Evotec is eligible for the benefits of a qualifying income tax treaty with the United States, (2) Evotec is not a passive foreign investment company (as discussed below) for either its taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Under Internal Revenue Service authority, ADSs are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ Global Market. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid by Evotec with respect to the ADSs, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will generally be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Evotec with respect to the ADSs generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income” for taxable years beginning after December 31, 2006.

Taxation of Dispositions of ADSs

Subject to the passive foreign investment company rules discussed below, Renovis stockholders will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS equal to the difference between the amount realized (in U.S. dollars) for the ADS and the holder’s tax basis (in U.S. dollars) in the ADS. The gain or loss generally will be capital gain or loss. If a Renovis stockholder is a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ADS for more than one year, the holder will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that a holder recognizes will generally be treated as United States source income or loss. Holders should consult their own tax advisor regarding the proper treatment of gain or loss in their particular circumstances, including the effects of any applicable income tax treaties.

Passive Foreign Investment Company

A non-U.S. corporation is considered to be a PFIC for any taxable year if, applying certain look-through rules, either:

•	at least 75% of its gross income is passive income; or

•

at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

Evotec does not expect to be a PFIC for U.S. federal income tax purposes for our current taxable year ending December 31, 2007. However, its PFIC status is a factual determination made after the close of each taxable year and thus there can be no assurance that Evotec will not be treated as a PFIC in our current taxable year or future taxable years.

If Evotec is a PFIC for any taxable year during which a Renovis stockholder holds ADSs, the holder will be subject to special tax rules with respect to any “excess distribution” that the holder receives and any gain the holder realizes from a sale or other disposition (including a pledge) of the ADSs, unless the holder makes a “mark-to-market” election as discussed below. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over the holder’s holding period for the ADSs;

•

the amount allocated to the current taxable year, and any taxable year in the holder’s holding period prior to the first taxable year in which Evotec became a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

If Evotec is a PFIC for any year during which a Renovis stockholder holds ADSs, Evotec generally will continue to be treated as a PFIC with respect to the holder for all succeeding years during which the holder holds ADSs. If Evotec ceases to be a PFIC, the holder may avoid some of the adverse effects of the PFIC regime by making a deemed sale election with respect to the ADSs. Evotec does not intend to prepare or provide the information that would enable a holder to make a qualified electing fund election.

If a Renovis stockholder makes a mark-to-market election, such holder generally will include as ordinary income the excess, if any, of the fair market value of the ADSs at the end of each taxable year over their adjusted basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of the ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Any gain recognized on the sale or other disposition of the ADSs will be treated as ordinary income. The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange or other market, as defined in the applicable U.S. Treasury regulations. Holders should consult their own tax advisors regarding the application of the PFIC rules to an investment in the ADSs.

Information Reporting and Backup Withholding

Dividend payments with respect to ADSs and proceeds from the sale, exchange or redemption of ADSs may be subject to information reporting to the Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a Renovis stockholder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. Renovis stockholders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE BASED ON PRESENT LAW AND DO NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS THAT MAY APPLY TO A RENOVIS STOCKHOLDER OR EVOTEC AG ADS HOLDER, RENOVIS STOCKHOLDERS AND EVOTEC AG ADS HOLDERS ARE ACCORDINGLY URGED TO CONSULT THEIR OWN TAX ADVISORS.

Accounting Treatment

In accordance with IFRS, Evotec AG intends to account for the merger using the “purchase” method of accounting for business combinations. This means that Evotec AG will record the excess of the purchase price of Renovis over the fair value of Renovis’s identifiable assets, including intangible assets and liabilities, as “goodwill.”

Under IFRS, the purchase price will be determined on the basis of Evotec’s stock price as of the consummation date. The allocation of the purchase price among net tangible assets acquired, goodwill and other intangibles will be determined by Evotec’s management. Acquired in process research and development projects, currently estimated to be up to €40.0 million, will be recorded as an asset under IFRS and amortized over the estimated useful life starting with the completion of the underlying project. The amount allocated to in process research and development projects will also be determined as of consummation date and could differ from the estimate. Any unallocated portion of the purchase price will be allocated to goodwill. Depending on the quoted price of Evotec at consummation date, the amount to be allocated to goodwill could be different; there may not be any unallocated portion of the purchase price to be recorded as goodwill.

If Evotec management changes the assumptions used in the allocation of the purchase price or the remaining estimated lives of the intangible assets, amounts allocated to intangible assets with definite lives may increase significantly or estimated lives may decrease significantly, which could result in a material increase in amortization of intangible assets. In addition, if Evotec management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. The amounts listed in the above paragraph are only preliminary estimates, and actual amounts may differ from these estimates.

In accordance with the IAS 36, Impairment of Assets, non-financial assets, including intangible assets, are generally reviewed annually to determine if an impairment indicator exists. If any such indication exists, then the recoverable amount of the assets or the cash-generating unit of which the asset forms part of is estimated. Goodwill, intangible assets with indefinite useful lives and acquired research and development projects which have not yet been completed are not amortized but tested annually, or more frequently if impairment indicators arise, for impairment. An impairment is recognized if the carrying amount of an asset or its cash-generating unit exceeds the recoverable amount. Impairment losses are recognized in income. An impairment loss in respect of goodwill may not be reversed. In respect of other nonfinancial assets, impairment losses recognized in prior periods are assessed annually for any indications that the loss has decreased or no longer exists. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined if no impairment had been recognized.

If Evotec reconciles its financial statements to U.S. GAAP, it also will account for the merger as a “purchase.” However, there may be differences between IFRS and U.S. GAAP in the application of the purchase method. The two most significant differences relate to (i) the measurement date for the purchase price and (ii) the accounting for in process research and development assets. The measurement date for the purchase price in accordance with U.S. GAAP is based on the average quoted price of Evotec stock a few days around the announcement date of the merger, September 19, 2007, and will not be subject to change as a result of changes in Evotec’s stock price thereafter. Accordingly, the purchase price in accordance with U.S. GAAP is estimated to be €108.2 million, while the purchase price under IFRS would amount to €73 million if the closing occurred on February 15, 2008. The difference in cost has an impact on the excess of the purchase price over net assets acquired and affects the amount of goodwill recognized, if any. According to U.S. GAAP, the amount allocated to in process research and development projects will also be determined as estimated fair value as of consummation date, but it is immediately expensed, rather than carried as an asset on the balance sheet.

Regulatory Filings and Approvals Necessary to Complete the Merger

The merger is subject to review by the United States Department of Justice and the United States Federal Trade Commission to determine whether the merger complies with applicable U.S. antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, and the related rules and regulations, the merger may not be completed until applicable waiting period requirements have been satisfied. Evotec AG and Renovis will file notification reports with the Department of Justice and Federal Trade Commission under the HSR Act.

Other than the effectiveness of this registration statement, of which this proxy statement/prospectus is a part, a pre-merger filing pursuant to the HSR Act and confirmation that any applicable waiting period under the HSR Act has expired or terminated, the effectiveness of a registration statement under the Securities Act on Form F-6 covering the ADSs, and compliance with applicable provisions of Delaware and German corporate law, there are several regulatory filings and approvals necessary to complete the merger:

•	Renovis must obtain the consent of several of its strategic partners; and

•	the acceptance of the NASDAQ application to list the Evotec ADSs for trading on the NASDAQ Global Market.

Effective Time of the Merger and the Share Contribution

The merger will become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such other time as specified in the certificate of merger. The merger will be completed after all of the conditions to the merger contained in the merger agreement are satisfied or, where permissible, waived.

Upon the effective time of the merger, shares of Renovis common stock that are issued and outstanding immediately before the merger, excluding any treasury shares held by Renovis but including those shares that are included in a trust established by Renovis as described below under “The Merger Agreement—Treatment of Renovis Equity Awards,” will, without any further action on the part of Evotec, Sub, Renovis or Renovis stockholders, be converted into the right to receive 0.5271 of an Evotec ADS.

Evotec will not issue any fractional ADSs in the merger. Instead, each Renovis stockholder who would otherwise be entitled to a fractional ADS, after aggregating all ADSs that otherwise would be received by the stockholder, will receive a cash payment, without interest and subject to any withholding for taxes, in lieu of such fractional ADS.

Promptly after the effective time of the merger, the exchange agent will mail to each record holder of Renovis common stock a certificate or certificates that represented outstanding shares of Renovis common stock immediately before the merger, a letter of transmittal and instructions for use in exchanging Renovis common stock certificates for Evotec ADSs. After the exchange agent receives back from a record holder a Renovis common stock certificate, the duly executed letter of transmittal and any other documents that are reasonably required by the exchange agent or Evotec, the exchange agent will mail to the record holder a certificate or certificates representing the appropriate number of ADSs of Evotec and an amount of cash for any fractional ADS.

As soon as possible following the effective time of the merger, Evotec will effect the increase of its stated share capital by using its authorized share capital under exclusion of any pre-emptive rights to issue new ordinary shares underlying the merger consideration to the contribution agent, for the benefit of the former holders of Renovis shares against the prior transfer by the contribution agent to Evotec, of all the issued and outstanding shares of the surviving corporation (contribution-in-kind). Further, Evotec shall cause the contribution agent to deposit with the depositary, for the benefit of the holders of shares of Renovis common stock, Evotec’s ordinary shares underlying the merger consideration, and cause the depositary to issue to the exchange agent Evotec’s ADSs comprising the merger consideration. Evotec will then cause the exchange agent to deliver its ADSs and cash in lieu of fractional ADSs reflecting the merger consideration and evidenced by American Depository Receipts of Evotec, or ADRs, in the form of ADSs, to the former holders of shares of Renovis common stock.

Federal Securities Law Consequences—Restrictions on Sales of ADSs

On November 15, 2007, the SEC unanimously adopted several revisions to Rule 145 under the Securities Act to ease the burden of compliance with Rule 145 and increase the liquidity and value of shares acquired in combinations and mergers, such as the merger discussed herein. These amendments took effect on February 15, 2008. The Evotec ADSs that you will receive in the merger will be registered under the Securities Act and will become freely transferable by almost all recipients, including former affiliates of Renovis. Former affiliates of Renovis who are or become affiliates of Evotec after the merger may continue to be subject to restrictions in connection with dispositions of the ADSs.

Stock Exchange Quotation

It is a condition to the closing of the merger that the Evotec ADSs issued to Renovis stockholders in connection with the merger be approved for listing on the NASDAQ Global Market before the completion of the merger, subject to official notice of issuance.

Delisting and Deregistration of Renovis’s Common Stock

When the merger is completed, Renovis common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act.

No Appraisal Rights

Renovis stockholders do not have rights of appraisal in connection with the merger. They would only have such rights in connection with certain mergers or consolidations if the merger or consolidation required them to accept in exchange for their shares anything other than (a) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depositary receipts in respect thereof; (b) shares of stock of any other corporation or depositary receipts in respect thereof, which at the effective date of the merger or consolidation would be either listed on a national securities exchange or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares or fractional depositary receipts of a corporation described in (a) and (b) above; or (d) any combination of the shares of stock, depositary receipts and cash in lieu of fractional shares or fractional depositary receipts described in (a), (b) and (c) above.

Additionally, no appraisal rights exist where, on the record date fixed to determine the stockholders entitled to vote on the merger or consolidation: (i) the stock of the corporation is listed on a national securities exchange; or (ii) is held of record by more than 2,000 stockholders; and further, there are no appraisal rights available for any shares of stock of the constituent corporation surviving a merger if the merger did not require the vote of the stockholders of the surviving corporation for its approval.

THE MERGER AGREEMENT

The following is a summary of the merger agreement, as amended, which we refer to as the merger agreement. This summary does not purport to be a complete description of the terms and conditions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex 1 to this proxy statement/prospectus and incorporated herein by reference. Renovis stockholders are urged to read the merger agreement in its entirety. In the event of any discrepancy between the terms of the merger agreement and the following summary, the merger agreement will control.

The Merger

Generally

The merger agreement provides that a wholly owned subsidiary of Evotec (Sub) will be merged with and into Renovis. Renovis will continue as the surviving corporation and will be a wholly owned subsidiary of Evotec.

Subject to the conditions discussed below under “The Merger—Conditions to the Merger,” Evotec will issue, and Renovis stockholders will receive, 0.5271 of an Evotec ADS for each outstanding share of Renovis common stock. Each ADS will represent two Evotec ordinary shares.

The Completion of the Merger

The merger will become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such other time as specified in the certificate of merger. The merger will be completed after all of the conditions to the merger contained in the merger agreement are satisfied or, where permissible, waived. Upon the effective time of the merger:

•

the certificate of incorporation of the Sub in effect immediately prior to the closing of the merger shall become the certificate of incorporation of Renovis, as the surviving corporation in the merger;

•	the bylaws of Sub in effect immediately prior to the closing the merger shall become the bylaws of Renovis, as the surviving corporation in the merger; and

•

subject to the requirements of applicable law, Evotec and Renovis shall use commercially reasonable efforts to cause Corey S. Goodman and John P. Walker to be appointed and elected to the Supervisory Board of Evotec as soon as practicable after the merger.

Manner and Basis of Converting Shares of Renovis Common Stock in the Merger

Under the terms of the merger agreement, upon the effective time of the merger, shares of Renovis common stock that are issued and outstanding immediately before the merger, excluding any treasury shares held by Renovis but including those shares that are included in a trust established by Renovis as described below under “—Treatment of Renovis Equity Awards,” will, without any further action on the part of Evotec, Sub, Renovis or the stockholder, be converted into the right to receive 0.5271 of an Evotec ADS.

Evotec will not issue any fractional ADSs in the merger. Instead, each Renovis stockholder who would otherwise be entitled to a fractional ADS, after aggregating all fractional ADSs that otherwise would be received by the stockholder, will receive a cash payment, without interest and subject to any withholding for taxes, in lieu of such fractional ADS.

The merger agreement provides that, promptly after the effective time of the merger, the exchange agent will mail to each record holder of a certificate or certificates that represented outstanding shares of Renovis common stock immediately before the merger, a letter of transmittal and instructions for use in exchanging Renovis common stock certificates for Evotec ADSs. In addition, the merger agreement contemplates that, after the exchange agent receives back from a record holder a Renovis common stock certificate, the duly executed letter of transmittal and any other documents that are reasonably required by the exchange agent or Evotec, the exchange agent will mail to the record holder a certificate or certificates representing the appropriate number of ADSs of Evotec and an amount of cash for any fractional ADS.

Treatment of Renovis Equity Awards

At the effective time of the merger, each outstanding equity award, whether vested or unvested, under Renovis’s (i) Amended and Restated 2003 Equity Incentive Plan, (ii) Amended and Restated 2003 Stock Plan, (iii) Amended and Restated 2005 Employment Commencement Incentive Plan, (iv) 2007 Employment Commencement Incentive Plan and (v) and certain stock options granted to an executive hired in August 2004, will be assumed by Evotec and become an award with respect to ADSs of Evotec, unless the award represents an out-of-the-money option, which means any option to purchase shares of common stock of Renovis for an exercise price per share of more than nine dollars ($9.00), or unless the option was issued pursuant to the Renovis employee stock purchase plan. These options will not be assumed by Evotec and will be cancelled in connection with the merger, and the Renovis employee stock purchase plan will be terminated as of the effective time of the merger. The number of ADSs of Evotec subject to each Renovis equity award assumed by Evotec will be determined by multiplying the number of shares of Renovis common stock that are subject to the Renovis equity award immediately prior to the effective time of the merger by 0.5271 and rounding down to the nearest whole share. With respect to Renovis equity awards in the form of stock options, the exercise price will be adjusted by dividing such price by 0.5271 and rounding up to the nearest whole cent.

As discussed above, Renovis will establish a trust, the Company Trust, in order to hold shares of Renovis common stock, prior to the merger, and Evotec ADSs after the merger, that are issuable to holders of Renovis equity awards assumed by Evotec and, if requested by Evotec, holders of warrants to purchase Renovis common stock that are outstanding immediately prior to the effective time of the merger.

Evotec has agreed in the merger agreement to file a registration statement on Form S-8 with the SEC, within two business days following the effective time of the merger, to register the ADSs of Evotec subject to the Renovis equity awards assumed in the merger. Evotec will use its reasonable efforts to maintain the effectiveness of the registration statement covering these assumed equity awards as long as they remain outstanding.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by Evotec and Renovis, including those relating to the following matters:

•	due organization, valid existence, good standing and qualification to do business;

•	capital structure;

•	corporate power and authority to enter into the merger agreement and authorization, execution, delivery and enforceability of the merger agreement;

•	absence of conflicts caused by the merger with corporate governance documents, contracts or laws;

•	governmental consents, filings and approvals required for the merger;

•	accuracy in all material respects of SEC and Deutsche Boerse reports, as applicable, and financial statements;

•	absence of undisclosed liabilities since June 30, 2007, outside the ordinary course of business;

•	absence of certain material adverse changes or events since June 30, 2007;

•	compliance in all material respects with applicable laws;

•	absence of undisclosed material litigation and material product liability claims;

•	absence of facts or actions that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code;

•	compliance with labor laws and absence of labor grievances;

•	valid title to property and assets and status of property and leases;

•	absence of restrictions on business activities;

•	validity and enforceability of material contracts;

•	adequacy and status of insurance coverage;

•	compliance with tax laws and regulations and absence of tax liabilities;

•	compliance with environmental laws;

•	adequacy of intellectual property and lack of infringement on own or third party intellectual property;

•	absence of brokers’ fees; and

•	receipt of opinions of financial advisors.

The merger agreement also contains representations and warranties made solely by Renovis, including those relating to the following matters:

•	compliance in all material respects with criteria for continued listing of the Renovis common stock on the NASDAQ Global Market;

•

that certain actions have been taken by Renovis’s board of directors, including approval of the transactions contemplated by the merger agreement and adoption of a resolution to recommend that Renovis stockholders approve such transactions;

•	legal compliance of, and absence of claims relating to, employee benefit plans;

•	absence of internal investigations concerning certain matters;

•	absence of change of control and severance arrangements, except as disclosed;

•	adequacy of internal controls;

•	absence of off-balance sheet and certain other financing arrangements;

•	Foreign Corrupt Practices Act; and

•	interested party transactions.

The merger agreement also contains representations and warranties made solely by Evotec, including those relating to the following matters:

•

that certain actions have been taken by Evotec’s Supervisory and Management Boards, including approval of the transactions contemplated by the merger agreement and determination that the merger is advisable, fair to and in the best interests of Evotec and its shareholders;

•	that no vote of the holders of any class or series of capital shares of Evotec is necessary to adopt the merger agreement; and

•	funding of pension commitments.

The representations and warranties asserted in the merger agreement will not survive the merger, but they form the basis of certain conditions to Evotec’s and Renovis’s respective obligations to complete the merger.

Conduct of Business Pending the Merger

Covenants of Renovis

Except as set forth in the merger agreement, made known in the disclosure schedules, or as consented to in writing by Evotec, Renovis has agreed that, until completion of the merger or termination of the merger agreement, it will use its reasonable best efforts to conduct its business in the ordinary course of business, consistent with past practice. In addition, Renovis will seek to preserve intact its current business organization, properties and assets including keeping available the services of its current officers, employees and consultants, maintaining in effect all material contracts and preserving its relationships with customers, licensees, manufacturers and suppliers. Without limiting the above, Renovis has agreed that it will not do any of the following, except as provided for in the merger agreement or in the disclosure schedules, without the prior written consent of Evotec (which consent may not be unreasonably withheld, conditioned or delayed with respect to certain actions):

•	amend its certificate of incorporation, bylaws or other equivalent organization documents;

•

issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, other than pursuant to Renovis equity awards and warrants outstanding as of September 18, 2007, and Renovis equity awards up to a certain amount after September 18, 2007;

•

redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of Renovis, with the exception of forfeitures of Renovis common stock pursuant to the right of forfeiture pursuant to Renovis equity awards or cashless exercises or net settlement provisions pursuant to Renovis equity awards;

•	sell, transfer, pledge, dispose of or encumber any material properties, facilities, equipment or other assets, except for sales of inventory or equipment in the ordinary course of business;

•

declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property, or any combination thereof) in respect of any of its capital stock or other equity interests;

•

split, combine or reclassify any shares of its capital stock or other securities or equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests;

•

sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, grant or otherwise dispose of any intellectual property rights, or amend or modify in any material respect any existing material agreements with respect to any intellectual property rights;

•

acquire (by merger, consolidation, acquisition of stock or assets or otherwise) an interest in any corporation, limited liability company, partnership, joint venture or other business organization or division thereof;

•

incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any person, or make any loans, advances or enter into any financial commitments;

•	authorize any capital expenditures in excess of $150,000 individually or $300,000 in the aggregate;

•

except as required to comply with the law or agreements, plans or arrangements existing on September 18, 2007 (including the merger agreement), (A) increase the compensation payable to its officers or employees, except for increases in salary or wages in the ordinary course of business consistent with past practice; (B) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, its officers; (C) pay any severance or termination pay to any employee, except in the ordinary course of business and consistent with past practice; (D) enter into any collective bargaining agreement; (E) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or other enforceable arrangement for the benefit of any of its directors, officers or employees, other than in the ordinary course of business or (F) enter into any employment arrangement, except in the ordinary course of business;

•

materially change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or U.S. GAAP;

•	create, incur, suffer to exist or assume any material lien on any of its material properties, facilities or other assets, other than any lien for taxes not yet due;

•

(A) enter into any new material contract pursuant to which Renovis will spend or receive (or are reasonably expected to spend or receive) in the aggregate more than $250,000 during the current or next fiscal year; (B) amend in any material respect or terminate (other than in accordance with its terms) any material contract or waive, release or assign any material rights or claims thereto or thereunder; (C) enter into or extend any material lease with respect to real property or (D) initiate or participate in any new clinical trials;

•

enter into any agreement, or amend or waive the terms of any existing agreement, which grants to any person exclusive supply, manufacturing, warehousing, production, marketing or distribution rights with respect to any of its products or technologies or enter into any material collaboration agreement, material license, co-marketing or co-promotion agreement or any other such material agreement with respect to Renovis’s intellectual property rights;

•	make any material tax election or settle or compromise any material federal, state, local or foreign tax liability, or agree to an extension of a statute of limitations with respect thereto;

•

pay, discharge, satisfy or settle any material litigation or waive, assign or release any material rights or claims with respect thereto, other than settlements in the ordinary course of business requiring no obligation other than the payment of cash not in excess of $250,000 in the aggregate and no admission being made with respect to (A) any criminal wrongdoing or (B) the invalidity or unenforceability of, or any infringement with respect to, any Renovis intellectual property rights;

•	except as contemplated in the merger agreement or required by the terms of Renovis’s equity plans, accelerate or otherwise amend the terms of any equity grant under Renovis’s equity plans;

•

fail to maintain in full force and effect all material insurance policies currently in effect, or permit any of the coverage thereunder to lapse, in each case, without simultaneously securing replacement insurance policies which will be in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies; or

•	enter into any agreement or contract to do any of the foregoing.

Covenants of Evotec

Except as set forth in the merger agreement, made known in the disclosure schedules, or as consented to in writing by Renovis, Evotec has agreed that, until completion of the merger or termination of the merger agreement, Evotec will, and will cause each of its subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course. Without limiting the above, Evotec has agreed that it will not, and will not permit any of its subsidiaries to, do any of the following, except as provided for in the merger agreement or in the disclosure schedules, without the prior written consent of Renovis (which consent may not be unreasonably withheld, conditioned or delayed with respect to certain actions):

•	amend its articles of association, bylaws or other equivalent organization documents, other than for purposes agreed to between the parties;

•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock or other equity securities of Evotec or its subsidiaries:

•

declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property, or any combination thereof) in respect of any of its capital stock or other equity interests;

•

split, combine or reclassify any shares of its capital stock or other securities or equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests;

•

acquire (by merger, consolidation, acquisition of stock or assets or otherwise) an interest in any corporation, limited liability company, partnership, joint venture or other business organization or division thereof;

•

other than pursuant to Evotec’s option and incentive plans, issue any bonds, debentures, notes or other evidences of indebtedness, or any warrants, shares or any other securities convertible into, exercisable for or exchangeable for shares of capital stock or other securities or equity interests of Evotec or any of its subsidiaries;

•

materially change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or IFRS;

•

pay, discharge, satisfy or settle any material litigation or waive, assign or release any material rights or claims with respect thereto, other than settlements in the ordinary course of business requiring no obligation other than the payment of cash not in excess of $500,000 in the aggregate and no admission being made with respect to (A) any criminal wrongdoing or (B) the invalidity or unenforceability of, or any infringement with respect to, any Evotec intellectual property rights;

•

fail to maintain in full force and effect all material insurance policies currently in effect, or permit any of the coverage thereunder to lapse, in each case, without simultaneously securing replacement insurance policies which will be in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies; or

•	enter into any agreement or contract to do any of the foregoing.

Notwithstanding the above and certain provisions in the merger agreement, neither Evotec nor Renovis has any right to control the operations of the other party before the merger becomes effective.

Preparation of Registration Statements

Evotec and Renovis will work together to prepare and file the Form F-4 registration statement with the SEC, of which this proxy statement/prospectus is a part, relating to the issuance of Evotec ADSs in the merger. Evotec shall use commercially reasonable efforts to have:

•	the F-4 declared effective by the SEC; and

•	the F-4 remain effective as long as necessary to consummate the transactions contemplated by the merger agreement.

Evotec is also obligated to initiate the preparation and filing of the Form F-6 registration statement with the SEC by its depositary, JPMorgan & Co., in connection with the issuance of Evotec ADSs.

Evotec and Renovis have each agreed to notify the other party of the discovery of any information which should be set forth in an amendment and/or supplement to the registration statement or other documents relating to the merger so that such documents do not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The party discovering such information shall promptly notify the other party and, to the extent required by law, an appropriate amendment or supplement describing the information shall be promptly filed and/or disseminated.

Offers for Alternative Transactions

Renovis has agreed not to:

•

continue any discussions, negotiations or written communications with any party or parties that commenced prior to the execution of the merger agreement with respect to any competing proposal, as defined below;

•	solicit, initiate or knowingly encourage, or otherwise knowingly facilitate, directly or indirectly, any inquiries relating to, any competing proposal;

•	directly or indirectly initiate or participate in any discussions, negotiations or communications regarding any competing proposal; or

•

furnish to any third party any nonpublic information or data for the purpose of encouraging or facilitating, or provide access to the properties, offices, books, records, officers, directors or employees of Renovis for the purpose of encouraging or facilitating, any competing proposal.

Renovis has also agreed not to authorize or permit any of its officers, directors, employees, auditors, attorneys, financial advisors or other agents to, either directly or indirectly, take any of the above-listed actions. However, if prior to approval of the merger agreement by Renovis’s stockholders, the Renovis board of directors receives a competing proposal from a third party, excluding competing proposals received following a breach by Renovis of the above restrictions, that is determined to be or is reasonably likely to lead to a superior competing proposal, as defined below, after consultation with outside counsel and its financial advisor, Renovis may:

•

furnish information or data with respect to Renovis, and participate in discussions and negotiations with such third party, provided that such third party has executed a confidentiality agreement containing terms no less favorable as those agreed to by Evotec, and

•

amend, or grant a waiver or release under, any standstill or similar agreement with respect to Renovis common stock, but only to the extent necessary to permit the making and consummation of the superior competing proposal, provided that Renovis shall take such actions only after a determination has been made in the good faith of the Renovis board of directors, after consultation with outside counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary obligations and provided that Renovis provides Evotec with at least 24 hours written notice of its decision to take such action and all material non-public information furnished to the third party that has not already been provided or made available to Evotec.

A “competing proposal” means any proposal, offer or indication of interest (other than the merger agreement, and the merger), whether in writing or otherwise, from any person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Evotec, Merger Sub or any affiliates thereof (a third party) relating to:

•	any acquisition or purchase, directly or indirectly, of more than 20% of the total assets of Renovis or more than 20% of any class of equity or voting securities of Renovis;

•

any tender offer, including a self-tender offer, or exchange offer that, if consummated, would result in any third party beneficially owning more than 20% of any class of equity or voting securities of Renovis; or

•

a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Renovis which would result in any third party owning 20% or more of the equity or voting securities of Renovis.

A “superior competing proposal” means a bona fide written proposal or offer made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, sale of shares of stock, sale of assets, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, 50% or more of the capital stock of Renovis then outstanding or 50% or more of the total assets of Renovis (i) on terms the Renovis board of directors determines in good faith (after consulting Renovis’s outside legal counsel and financial advisor) are more favorable to the holders of Renovis common stock than the merger, taking into account, among other things, relevant legal, financial, regulatory, timing and other aspects of the offer and the third party making the offer and the terms and conditions of the merger agreement and (ii) which is reasonably capable of being consummated.

Renovis has agreed to notify Evotec within 24 hours of receipt of any competing proposal. Such notice shall include the material terms and conditions of the competing proposal and the identity of the party making the proposal. In addition, Renovis has agreed to provide Evotec notice within 48 hours of any material change in the terms and conditions of the competing proposal or any other material developments with respect thereto.

Renovis’s Board of Directors’ Recommendations and Entering into Agreements with Third Parties

Pursuant to the terms of the merger agreement, the Renovis board of directors has agreed to recommend that its stockholders accept the merger and the merger agreement. The Renovis board of directors has also agreed not to:

•	withdraw, adversely modify or propose to withdraw or adversely modify its recommendation of the merger in a manner adverse to Evotec;

•	approve or recommend or publicly propose or resolve to approve or recommend any competing proposal;

•

approve or recommend, or execute or enter into, or publicly propose or publicly resolve to approve or recommend or execute or enter into, any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a competing proposal;

•

approve or recommend, or execute or enter into, or publicly propose or publicly resolve to approve or recommend or execute or enter into, any agreement requiring it to terminate the merger agreement or abandon or fail to consummate the merger or the other transactions contemplated thereby; or

•

take any action necessary to render the provisions of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination,” or other anti-takeover laws and regulations of any state or other jurisdiction, including the provisions of Section 203 of the Delaware General Corporation Law, inapplicable to any competing proposal.

However, Renovis’s board of directors may, prior to approval of the merger agreement by Renovis’s stockholders, withdraw or modify its recommendation or approve or recommend a superior competing proposal, provided that:

•

Renovis’s board of directors determines in good faith, after consultation with outside legal counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary obligations;

•

such action is taken by Renovis’s board of directors only after five business days following Evotec’s receipt of Renovis’s written notice of its intent to take such actions, during which time Renovis’s chief executive officer, chief financial officer and its counsel shall be available to Evotec to meet on at least one occasion, and Renovis’s board of directors shall consider in good faith any amendment or proposal to amend the terms of the merger or the merger agreement proposed by Evotec, which five business day period will be extended for an additional five business day period following each material modification of such competing proposal; and

•

following such period, Renovis’s board of directors determines in good faith, after consultation with outside legal counsel and its financial advisor, that such proposed transaction continues to be a superior competing proposal.

Renovis’s board of directors may, prior to approval of the merger agreement by Renovis’s stockholders, withdraw or modify its recommendation if the Renovis board of directors determines, after consultation with outside counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary obligations, provided that it takes such action only after five business days following receipt by Evotec of Renovis’s written notice of its intent to take such action and specifying the reasons therefor.

The merger agreement permits Renovis to comply with its fiduciary duties or with Rule 14e-2 or Rule 14d-9 under the Exchange Act as to required disclosure in connection with receipt of any third-party acquisition proposal or otherwise.

Indemnification and Insurance

The merger agreement provides that, until the sixth anniversary of the effective time of the merger, Evotec and Renovis as the surviving company will, jointly and severally, indemnify and hold harmless, with respect to claims or events existing or occurring at or prior to the effective time of the merger, the present and former directors and officers of Renovis, to the fullest extent permitted under Delaware law. In the merger agreement, Evotec has agreed to cause the certificate of incorporation and bylaws of the surviving company to include provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Renovis than those provisions contained in Renovis’s certificate of incorporation and bylaws.

Evotec has agreed to purchase “tail” directors and officers liability insurance coverage that provides coverage for a period of six years on terms no less favorable than the terms of Renovis’s insurance currently in effect; provided that Evotec shall not be required to pay more than 175% of the aggregate premium paid by Renovis and its subsidiaries in the year ended December 31, 2006 for such coverage, and provided, further, that should the cost of such insurance coverage exceed the 175% cap, Evotec shall instead purchase the maximum coverage for 175% of the aggregate premium paid by Renovis for the existing directors and officers liability insurance program during the year ended December 31, 2006.

Employee Benefits

Within a reasonable period of time prior to the effective time of the merger, so as to facilitate a transfer of Renovis employees who are employed by Evotec or the surviving corporation upon and after the effective time of the merger to the employee benefit plans maintained by Evotec or the surviving corporation or their respective subsidiaries, except as otherwise specifically provided in the merger agreement, Renovis will terminate all Renovis equity plans as of the effective time of the merger. With respect to any Renovis employee plans providing group medical, dental or vision benefits and any Renovis employee plans covered by Section 125 of the Internal Revenue Code (including any attendant health or dependent care flexible spending account arrangements), such plans shall continue to be maintained upon and after the effective time of the merger in accordance with the terms and conditions of the plans until the end of the applicable plan year in which the effective time of the merger occurs, at which time the surviving corporation will terminate such plans and Evotec will allow the participation of the Renovis plan participants and their covered dependents in comparable Evotec plans under the terms and conditions of such comparable plans to the extent such participants remain employed by Evotec, the surviving corporation or their respective subsidiaries and who are otherwise eligible for participation in such comparable Evotec benefit plans.

For a period of one year following the effective time of the merger, Evotec will provide employee benefits, in the aggregate, to each continuing employee that are no less favorable than the employee benefits provided, in the aggregate, to such person by Renovis immediately prior to the effective time of the merger. Following the effective time of the merger, Evotec will give each continuing employee full credit for prior service with Renovis for purposes of (a) eligibility, vesting and retirement status (but not benefit accruals, other than vacation, sick time and the like) under any comparable Evotec benefit plans and (b) determination of benefit levels under any comparable Evotec plan or policy relating to vacation or severance as if such service had been completed with the surviving corporation. In addition, Evotec shall waive, or cause to be waived, any pre-existing condition limitations to the same extent such limitations are waived under any comparable Evotec plan except to the extent a similar limitation or pre-existing condition limitation existed under the comparable Renovis employee benefit plan. Evotec shall give continuing employees credit towards any lifetime deductibles or limitations on out of pocket expenses to the extent a continuing employee incurred the same with respect to a Renovis benefit plan and such deductibles or limitations are applicable under the comparable Evotec plan.

Additional Agreements

Evotec and Renovis have also agreed to:

•	provide information and access to such information reasonably requested by the other party;

•	use commercially reasonable efforts to take all action reasonably necessary to consummate the merger;

•

as promptly as practicable, file the registration statement on Form F-4 and prepare and file any other filings required under the Exchange Act, the Securities Act, any other federal or state securities law or German law related to the merger, including any prospectus;

•

consult with one another and mutually agree upon any press releases or other public statements issued, except as required by law or the rules of the NASDAQ Global Market, the SEC or the Frankfurt Stock Exchange;

•	provide notice to each other regarding:

•

any event that would cause any representation or warranty in the merger agreement to become untrue or inaccurate and which would result in that party’s inability to confirm the truth and accuracy of the representations and warranties to the extent required by the merger agreement at the time of the consummation of the merger; or

•

any failure to comply with or satisfy any covenant, condition or agreement set forth in the merger agreement and which would result in that party’s inability to confirm compliance with such covenant, condition or agreement to the extent required by the merger agreement at the time of the consummation of the merger;

•

take all reasonable steps necessary to provide that the receipt and disposition of equity securities contemplated by the transactions under the merger agreement by officers or directors of Renovis who are subject to Section 16 of the Exchange Act will be an exempt transaction for purposes of Section 16 of the Exchange Act; and

•

neither take or fail to take any action which action (or failure to act) would reasonably be expected to (i) cause the merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (ii) cause the merger to fail to satisfy the requirements of Treasury Regulation Section 1.367(a)-3(c)(1) for non-recognition with respect to Renovis stockholders.

Renovis has agreed to:

•

duly call, convene and hold a special meeting of Renovis’s stockholders as soon as reasonably practicable after the effectiveness of the registration statements on Form F-4 and Form F-6, for the purpose of voting upon the merger agreement, and, subject to certain exceptions, to include the

Renovis board of directors’ recommendation in favor of the merger in the proxy statement mailed to Renovis stockholders and use commercially reasonable efforts to obtain the required stockholder approval to approve the merger agreement;

•

use its reasonable best efforts to cause to be delivered to Evotec a “comfort letter” of Ernst & Young LLP dated within two business days before the date on which each of the Form F-4, Form F-6 and the German prospectus shall become effective, to be addressed to Evotec and Renovis, in form and substance reasonably satisfactory to Evotec; and

•	use commercially reasonable efforts to obtain a letter agreement from all Renovis stockholders who may be affiliates of Renovis regarding compliance with Rule 145 of the Securities Act.

Evotec has agreed to:

•	use commercially reasonable efforts to cause the depositary in connection with the ADSs to prepare and file the registration statement on Form F-6;

•	use commercially reasonable efforts to cause the ADSs of Evotec to be issued in the merger to be approved for listing on the NASDAQ Global Market; and

•	use commercially reasonable efforts to obtain a directors and officers liability policy covering the members of the Evotec Supervisory Board.

Conditions to the Merger

Neither Evotec nor Renovis will be required to complete the merger unless:

•

both the registration statement on Form F-4 containing this proxy statement/prospectus and the registration statement on Form F-6 shall have been declared effective under the Securities Act and neither shall be subject to any stop order or proceedings seeking a stop order by the SEC;

•	the merger agreement shall have been adopted by the Renovis stockholders;

•	the ADSs of Evotec to be issued in the merger shall have been approved for listing on the NASDAQ Global Market;

•	any applicable waiting period under the HSR Act shall have expired or terminated without requiring any divestiture, hold separate or any material operating condition;

•	no law or order by any United States federal or state court or other governmental authority that prohibits or restricts the merger shall have been enacted or issued;

•

on the closing date, the fair market value of Evotec, computed according to the special rules contained in Treasury Regulation Section 1.367(a)-3(c)(3)(iii)(B), shall be at least equal to the fair market value of Renovis;

•

Evotec’s Management Board shall have passed the resolution required to issue the ADSs as the merger consideration and Evotec’s Supervisory Board shall have authorized such resolution and neither the resolution nor the authorization shall have been revoked;

•	the written resignation of two members of the Evotec Supervisory Board shall have been delivered to Evotec;

•	a draft of the determination of the adequacy of the contribution-in kind by the accounting firm appointed by the commercial register of Evotec shall confirm such adequacy;

•

both Evotec and Renovis shall have independently received tax opinions stating that (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) the exchange of Renovis’s common stock for Evotec’s ADSs will not result in gain recognition to the stockholders of Renovis pursuant to Section 367(a) of the Internal Revenue Code; and

•

Evotec and Renovis shall have each received certifications from the other party of the truth and accuracy of the representations and warranties in the merger agreement and certifications as to the performance or compliance with agreements and covenants required by the merger agreement.

Renovis’s obligation to complete the merger is also subject to Evotec having purchased the directors’ and officers’ “tail” insurance coverage discussed above. Evotec and Renovis cannot assure you that all of the conditions to completing the merger will be satisfied or waived.

The merger agreement provides that certain of these conditions may be waived, in whole or in part, by Evotec or Renovis, to the extent legally allowed. Neither Evotec nor Renovis currently expects to waive any material condition to the completion of the merger. If Renovis determines to waive any condition to the merger that would result in a material and adverse effect on Renovis stockholders (including any change in the tax consequences of the transaction to Renovis stockholders), Renovis will recirculate an amended or supplemented prospectus to Renovis stockholders.

Termination and Termination Fee

Right to Terminate

The merger agreement provides that it can be terminated by Evotec or Renovis under certain circumstances, including:

(a)	by the mutual written consent of the parties;

(b)	by either party, subject to various conditions, if:

(1)	the merger is not consummated by March 16, 2008 (which date shall be extended to June 16, 2008 under certain conditions) and the failure to consummate the merger by such date is not due to the failure of the terminating party to fulfill a material obligation under the merger agreement, which has resulted in or principally caused the failure of any condition of merger to be satisfied on or before such date;

(2)	a governmental entity or court of competent jurisdiction issues a nonappealable final order permanently restraining, enjoining or otherwise prohibiting the merger;

(3)	the required Renovis stockholder approval for the transactions contemplated by the merger agreement is not obtained; or

(4)	Evotec’s Management Board and Supervisory Board do not approve the resolutions relating to the issuance of the Evotec ordinary shares underlying the ADSs;

(c)	by Evotec, subject to various conditions, if:

(1)	Renovis withdraws or modifies its approval of the merger in a manner adverse to Evotec; Renovis fails to reaffirm its approval of the merger within three business days after Evotec’s written request to do so at any time when a competing proposal has been publicly proposed and not rejected by Renovis; Renovis recommends to Renovis stockholders to approve or accept a competing proposal; Renovis has breached certain specified obligations under the merger agreement; or a tender offer or exchange offer for Renovis common stock shall have been commenced and Renovis fails to recommend against the acceptance of such offer within three business days after its commencement; or

(2)

Renovis breaches any of its representations or warranties set forth in the merger agreement, which results in Renovis’s inability to confirm the truth and accuracy of the representations and warranties to the extent required by the merger agreement at the time of the consummation of the merger, or breaches any of its covenants set forth in the merger agreement, which results in Renovis’s inability to confirm its compliance with such covenants to the extent required by the merger agreement at the time of the consummation of the merger, and provided in each case that such breach (if curable) has not been cured within 30 business days after notice of such breach, and further provided that Evotec is not in material breach of its obligations under the merger agreement;

(d)	by Renovis, subject to various conditions, if:

(1)	Evotec breaches any of its representations or warranties set forth in the merger agreement, which results in Evotec’s inability to confirm the truth and accuracy of the representations and warranties to the extent required by the merger agreement at the time of the consummation of the merger, or breaches any of its covenants set forth in the merger agreement, which results in Evotec’s inability to confirm its compliance with such covenants to the extent required by the merger agreement at the time of the consummation of the merger, and provided in each case that such breach (if curable) has not been cured within 30 business days after notice of such breach, and further provided that Renovis is not in material breach of its obligations under the merger agreement; or

(2)	Renovis’s board of directors approves or recommends a competing proposal in compliance with the terms set forth in the merger agreement.

Termination Fee

The parties have agreed to pay a cash fee of $6,000,000, which we refer to as the termination fee, and stipulated expenses of up to $500,000, which we refer to as the stipulated expenses, if the merger agreement is terminated pursuant to any one of the circumstances described below:

•

If Evotec or Renovis, as the case may be, terminate the merger agreement pursuant to the circumstances described above under (b)(1) or (b)(3) following the public announcement of a competing proposal and within 12 months after the date of such termination Renovis enters into an agreement with respect to any competing proposal or such competing proposal is consummated, then Renovis shall pay the termination fee and stipulated expenses to Evotec, simultaneously with the execution of the agreement with respect to such competing proposal, provided that for purposes of this provision of the merger agreement, each reference to “20%” in the definition of “competing proposal” shall be deemed a reference to “40%.”

•

If Evotec terminates the merger agreement pursuant to the circumstances described above under (c)(1) or if Renovis terminates the merger agreement pursuant to the circumstances described above under (d)(2), then Renovis shall pay to Evotec, within five business days of such termination of the merger agreement, the termination fee.

•

If Evotec terminates the merger agreement under the circumstances described above under (c)(2), then Renovis has agreed to pay to Evotec the termination fee and stipulated expenses not later than five business days after the effective date of the termination.

•

If Renovis terminates the merger agreement pursuant to the circumstances described above under (d)(1), Evotec has agreed to pay to Renovis the termination fee and stipulated expenses not later than five business days after the effective date of the termination.

•

If Evotec or Renovis, as the case may be, terminates the merger agreement pursuant to the circumstances described under (b)(4) above, Evotec has agreed to pay to Renovis the termination fee and stipulated expenses not later than five business days after the effective date of the termination.

Payment of the termination fee and the stipulated expenses constitutes the sole and exclusive remedy of the parties in connection with any termination of the merger agreement, other than as a result of any willful breach by a party.

Fees and Expenses

In general, all fees and expenses incurred in connection with the merger and the merger agreement will be paid by the party incurring such fees and expenses, whether or not or the merger is consummated, except for the payment of stipulated expenses in connection with a termination of the merger agreement as described above and except that Evotec and Renovis will share equally all fees and expenses (other than accountants’ and attorneys’ fees) incurred in connection with printing, mailing and filing of the proxy statement, the Form F-4 and the Form F-6, and any amendments or supplements thereto, and all filing fees payable in connection with filings made under antitrust law or any other applicable law.

Amendment and Waiver

Evotec and Renovis may amend the merger agreement in writing by action taken by their respective boards at any time prior to the closing, provided that, following approval of the merger by Renovis’s stockholders, no amendment may be made which would require stockholder approval unless such approval is obtained.

At any time before the closing of the merger, each party may, pursuant to a written instrument executed by the party to be bound thereby:

•	extend the time for the performance of any obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

AGREEMENTS RELATED TO THE MERGER

Agreements with Stockholders

Certain holders of shares of Renovis common stock, holding an aggregate of 1,747,130 shares of Renovis common stock, which were either outstanding as of September 18, 2007 or issuable upon the exercise of outstanding options which are exercisable within 60 days of September 18, 2007, or issuable upon conversion of deferred stock units that will be vested within 60 days of September 18, 2007, and representing approximately 5.09% of the shares of Renovis common stock outstanding as of September 18, 2007, have entered into stockholder agreements with Evotec. These stockholder agreements, which we refer to as the voting agreements, relate to the agreement by certain holders of Renovis common stock to vote in favor of the merger agreement and the merger. The voting agreements were procured, in part, to induce Evotec to enter into the merger agreement.

An additional voting agreement was procured from a significant Renovis stockholder on November 8, 2007, which stockholder held 674,603 shares of Renovis common stock, which were either outstanding as of November 8, 2007 or issuable upon the exercise of outstanding options which are exercisable within 60 days of November 8, 2007, and representing 2.27% of the shares of Renovis common stock outstanding as of November 8, 2007.

Voting agreements were also procured from significant Renovis stockholders on November 29, 2007, which stockholders held an aggregate of 1,304,060 shares of Renovis common stock, which were either outstanding as of November 29, 2007 or issuable upon the exercise of outstanding options which are exercisable within 60 days of November 29, 2007, and representing in aggregate 4.38% of the shares of Renovis common stock outstanding as of November 29, 2007.

As a result of the voting agreements, the Evotec designee entitled to vote on the merger agreement and the merger will vote on a minimum of 2,369,931 outstanding shares of Renovis common stock (which does not include common stock issuable upon the exercise of options or upon conversion of deferred stock units), which represents approximately [•]% of the outstanding shares of Renovis common stock as of the record date for the Renovis special meeting of stockholders. Holders of a majority of the outstanding shares of Renovis common stock must vote in favor of the merger agreement, in order for it to be adopted, and the merger, in order for it to be approved.

The forms of the voting agreements are attached as Annex 2 to this proxy statement/prospectus and are incorporated into this proxy statement/prospectus by reference. You are urged to read the voting agreements carefully and in their entirety.

Form of September 18, 2007 Voting Agreement

The following is a brief summary of the material terms and provisions of the September 18, 2007 voting agreement.

•

Subject to the termination of the merger agreement and other conditions, each signatory to the voting agreement agrees to vote all shares of Renovis common stock owned as of the date of the voting agreement or thereafter acquired in favor of the merger agreement, the merger and any other matters contemplated thereby.

•

Each signatory to the voting agreement has granted Evotec an irrevocable proxy coupled with an interest to vote all of the Renovis common stock owned by the signatory in favor of the merger and against competing proposals. This provision does not restrict the Renovis stockholders from voting on any other proposal properly brought before the meeting, which means that Evotec will not have the right to vote on the election of Renovis directors.

•

Subject to the termination of the merger agreement and other conditions, each signatory to the voting agreement has agreed not to sell, transfer or otherwise dispose of the shares covered by the applicable voting agreement or do any other act that would prevent the signatory from complying with such voting agreement.

Form of November 8 and November 29, 2007 Voting Agreement

The November 8th and November 29th voting agreement contains the same material terms as the September 18, 2007 form of the voting agreement except that the transfer restrictions cease to apply to the stockholders after the record date or if the record date for Renovis’s special meeting of stockholders is later than March 31, 2008.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

Selected Financial Statement Data Relating to Evotec

Evotec’s consolidated financial statements for the years ended December 31, 2006, 2005 and 2004 and interim condensed financial statements for the nine months ended September 30, 2007 and 2006 included elsewhere in this proxy statement/prospectus have been prepared in accordance with IFRS. In accordance with regulations adopted by the European Union in July 2002, all companies incorporated under the laws of one of the member states of the European Union whose securities are publicly traded within the European Union are required to prepare their consolidated financial statements in accordance with IFRS for the fiscal year starting on or after January 1, 2005. Therefore, in accordance with these requirements, Evotec converted its previous set of accounting principles from U.S. GAAP to IFRS. Evotec’s transition date was January 1, 2004, and Evotec prepared its opening IFRS balance sheet as of that date. Evotec does not have any IFRS financial information for the years ended December 31, 2003 and 2002. However, U.S. GAAP financial information for the years ended December 31, 2003 and 2002 is set forth below.

IFRS differs in some significant respects from U.S. GAAP. Note 27 to Evotec’s financial statements and Note 15 to the condensed interim financial statements, included elsewhere in this proxy statement/prospectus, also provide a reconciliation of certain financial information to U.S. GAAP.

The tables below set forth Evotec’s selected historical consolidated financial information:

•	as of September 30, 2007 and for the nine months ended September 30, 2007 and 2006 in accordance with both IFRS and U.S. GAAP;

•	as of and for the years ended December 31, 2006, 2005 and 2004 in accordance with IFRS; and

•	as of and for the five years ended December 31, 2006 in accordance with U.S. GAAP.

The selected consolidated statement of operations data in accordance with IFRS for the years ended December 31, 2006, 2005 and 2004 and the selected consolidated balance sheet data in accordance with IFRS as of December 31, 2005 and 2006 have been derived from Evotec’s consolidated financial statements, included elsewhere in this proxy statement/prospectus, which have been prepared in accordance with IFRS and audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm. The selected condensed financial information in accordance with IFRS as of September 30, 2007, and for the nine months ended September 30, 2007 and 2006 has been derived from Evotec’s unaudited condensed financial statements contained elsewhere in this proxy statement/prospectus. In the opinion of management, these unaudited financial statements contain all adjustments (consisting only of normally recurring adjustments) necessary for a fair presentation in accordance with IFRS of the consolidated financial position of Evotec at that date and the results of operations of Evotec for those periods.

The U.S. GAAP financial information for the years ended December 31, 2006, 2005 and 2004 and for the nine months ended September 30, 2007 and 2006 set forth below represent the reconciliation to U.S. GAAP of Evotec’s IFRS financial information for those periods.

In 2006 and 2007, Evotec divested businesses that were not critical to its strategy of focusing on higher value discovery projects in which Evotec develops novel drug candidates to feed into its proprietary CNS pipeline or for its collaboration partners. Effective January 1, 2007, Evotec sold its 89% interest in Evotec Technologies GmbH to PerkinElmer for €23.4 million in cash. Most recently, on November 30, 2007, Evotec completed the sale of its Chemical Development Business for a purchase price of £30.3 million (€42.4 million, converted with the exchange rate of the closing date, November 30, 2007) after customary working capital adjustments. The purchase price has been and still is subject to working capital adjustments due to contractual agreements after the balance sheet date, of which £1.2 million (€1.7 million) have already been deducted.

In the selected statement of operations data below, the term “continuing operations” refers to Evotec’s consolidated results of operations for the periods indicated excluding the results of operations of Evotec Technologies GmbH and its Chemical Development Business, and “discontinued operations” refers to the results of operations attributable only to these divested businesses for the periods indicated. Additional financial information about the results of operations for discontinued operations and continuing operations may be found in Evotec’s financial statements included elsewhere in this proxy statement/prospectus.

The financial information for the nine months ended September 30, 2007 set forth below should not be viewed as being indicative of Evotec’s results for the full fiscal year.

The tables below should be read in conjunction with, and are qualified in their entirety by reference to, Evotec’s audited consolidated financial statements and Evotec’s interim condensed financial statements and its Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this proxy statement/prospectus.

In accordance with IFRS

(as restated)

	For the year ended December 31,			For the nine months ended September 30,
	2006	2005	2004	2007	2006
	(€ in thousands, except share and per share data)
SELECTED STATEMENT OF OPERATIONS DATA
Total revenue	84,681	79,785	72,730	42,009	61,245
Revenue from continuing operations	40,575	41,837	37,863	23,199	29,931
Revenue from discontinued operations	44,106	37,948	34,867	18,810	31,314
Total cost of revenue	54,070	50,820	47,934	32,438	38,017
Cost of Revenue from continuing operations	26,807	27,637	25,775	18,566	19,805
Cost of Revenue from discontinued operations	27,263	23,183	22,159	13,872	18,212

Gross profit	30,611	28,965	24,796	9,571	23,228

Operating costs and expenses
Research and development expenses	33,443	13,928	13,151	26,629	24,083
Selling, general and administrative expenses	24,195	20,526	19,908	15,079	17,056
Amortization of intangible assets	4,067	9,733	10,074	2,170	3,081
Impairment of goodwill	6,560	—	45,328	—	—
Impairment of tangible assets	(593)	(643)	18,523	—	—
Other operating income	—	—	—	(1,504)	—
Restructuring expenses	606	917	—	435	—
Other operating expenses	1,607	2,163	3,584	1,460	1,280

Total operating costs and expenses	69,885	46,624	110,568	44,269	45,500

Operating loss	(39,274)	(17,659)	(85,772)	(34,698)	(22,272)
Operating loss from continuing operations	(34,516)	(14,208)	(45,748)	(36,655)	(25,005)
Operating loss from discontinued operations	(4,758)	(3,451)	(40,024)	1,957	2,733

Other non-operating income (expense)
Interest income	1,392	856	451	1,489	987
Interest expense	(706)	(729)	(847)	(444)	(495)
Loss from equity investments	—	(2,552)	(3,452)	—	—
Other income from financial assets	5	—	—	11,676	—
Foreign currency exchange gain (loss), net	(176)	(731)	915	527	174
Other non-operating expense	(548)	—	(364)	—	(593)
Other non-operating income	7,427	940	1,239	62	7,017

Total non-operating income (expense)	7,394	(2,216)	(2,058)	13,310	7,090

Loss before taxes and minority interests	(31,880)	(19,875)	(87,830)	(21,388)	(15,182)
Current tax income (expense)	(818)	(235)	83	(49)	(727)
Deferred tax benefit	4,993	3,381	10,662	1,398	4,650

Net loss	(27,705)	(16,729)	(77,085)	(20,039)	(11,259)
Net loss from continuing operations	(29,000)	(14,255)	(41,652)	(33,194)	(19,757)

Minority interests	—	207	(91)	—	—
Net loss attributable to shareholders of Evotec AG	(27,705)	(16,936)	(76,994)	(20,039)	(11,259)
Weighted average shares outstanding	66,355,593	51,987,921	36,630,348	71,141,686	65,795,674
Net loss per share	€(0.42)	€(0.33)	€(2.10)	€(0.28)	€(0.17)
Net loss from continuing operations per share	(0.44)	(0.27)	(1.14)	(0.47)	(0.30)

	As of December 31,			As of September 30,
	2006	2005	2004	2007	2006
	(€ in thousands)

SELECTED BALANCE SHEET DATA
Cash and cash equivalents (excluding cash and cash equivalents of T€28 and T€2,168 on September 30, 2007 and December 31, 2006 reported in assets held for sale)	58,196	37,998	4,291	40,471	42,802
Total assets	243,123	223,962	145,998	205,992	228,683
Long-term debt (excluding current portion)	8,123	5,529	11,646	4,914	8,007
Stockholders’ equity	168,320	175,075	110,930	167,014	183,899

	For the year ended December 31,			For the nine months ended September 30,
	2006	2005	2004	2007	2006
	(€ in thousands, except per share data)

SELECTED CASH FLOW DATA
Net cash provided by (used in) operating activities	(5,780)	1,903	(4,416)	(29,976)	(9,539)
Net cash provided by (used in) investing activities	12,355	4,432	(6,712)	14,250	(2,442)
Net cash provided by (used in) financing activities	15,850	26,576	5,199	(3,306)	17,074

In accordance with U.S. GAAP

	For the year ended December 31,					For the nine months ended September 30,
	2006	2005	2004	2003	2002	2007	2006
	(€ in thousands, except per share data)
SELECTED STATEMENT OF OPERATIONS DATA
Revenue from continuing operations	40,575	41,837	37,863	41,102	45,680	23,199	29,931
Operating loss from continuing operations	(33,327)	(32,904)	(54,808)	(16,921)	(67,250)	(36,359)	(24,548)
Net loss from continuing operations	(32,803)	(35,324)	(51,257)	(15,280)	(64,491)	(34,441)	(24,173)
Income (loss) from discontinued operations	320	(8,483)	(32,192)	1,038	(67,139)	15,193	7,748
Net loss	(32,483)	(43,807)	(83,449)	(14,242)	(131,630)	(19,248)	(16,425)

Net loss per share	(0.49)	(0.84)	(2.28)	(0.40)	(3.71)	(0.27)	(0.25)
Net loss from continuing operations per share	(0.49)	(0.68)	(1.40)	(0.43)	(1.82)	(0.48)	(0.37)

	As of December 31,					As of September 30,
	2006	2005	2004	2003	2002	2007	2006
	(€ in thousands)

SELECTED BALANCE SHEET DATA
Cash and cash equivalents	57,921	37,998	4,161	10,046	19,326	40,196	42,527
Total assets	190,501	171,335	139,644	220,919	241,042	156,126	175,591
Long-term debt (excluding current portion)	8,123	5,529	11,646	12,535	7,933	4,914	8,007
Stockholders’ equity	122,150	133,893	104,035	172,766	196,052	122,057	137,378

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information below is presented to reflect the pro forma effect of the merger.

The unaudited pro forma combined balance sheet data as of September 30, 2007 shows Evotec’s financial position based on the assumptions that (i) the merger with Renovis and (ii) the sale of Evotec’s Chemical Development Business to Aptuit were completed as of that date. The unaudited pro forma combined statement of operations for the year ended December 31, 2006 and the nine months ended September 30, 2007, is based on the assumption that Evotec’s merger with Renovis had been completed as of January 1, 2006. Evotec AG derived this information from its financial statements and the financial statements of Renovis, in addition to applying a number of assumptions and adjustments set out in the accompanying notes to this pro forma information. This information is based on US GAAP and should be read together with (i) Evotec’s historical financial statements, which are prepared in accordance with IFRS, the summary of significant differences between IFRS and U.S. GAAP in the related notes included elsewhere in this proxy statement/prospectus and (ii) Renovis’s historical financial statements and related notes, which are prepared in accordance with U.S. GAAP, incorporated by reference in this proxy statement/prospectus.

Evotec AG and Renovis might have performed differently if they had been combined as of January 1, 2006. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that Evotec AG would have had or the future results that Evotec AG will experience after actual completion of the business combination. The preliminary allocation of the purchase price to tangible and intangible assets of Renovis reflects their estimated fair value based upon information available at the time of the preparation of the accompanying unaudited pro forma condensed combined financial statements.

The unaudited pro forma combined statement of operations for the year ended December 31, 2006 and the nine months ended September 30, 2007 have not been adjusted for the acquisition of shares in Neuro3d S.A., Mulhouse, France, although the acquisition was effective as of April 1, 2007, because Neuro3d, a company previously operating in the field of drug discovery and development in CNS, had ceased operations prior to the acquisition and had no employees, products or customers. Accordingly, there were no continuing revenue-producing activities of Neuro3d which would require recognition in the unaudited pro forma financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet Data

As of September 30, 2007

	Historical Evotec AG Total	Historical Renovis Total(1)	Merger Adjustment		Divestiture Chemical Development Business		Pro Forma
	(€ in thousands)
Current assets:
Cash and cash equivalents	40,471	29,493	(2,350)		42,417	(10)	110,031
			(3,749	)(5)
			(1,000	)(7)
			2,399	(8)
Investments	19,961	31,091	—		—		51,052
Trade accounts receivable	7,355	—	—		—		7,355
Accounts receivable due from related parties	270	—	—		—		270
Inventories	3,016	—	—		—		3,016
Current tax receivables	803	—	—		—		803
Prepaid expenses and other current assets	8,985	856	—		—		9,841
Assets classified as held for sale	16,101	—	—		(16,101	)(11)	—

Total current assets	96,962	61,440	(2,350)		26,316		182,368

Non-current assets:
Long-term investments	10	—	—		—		10
Property, plant and equipment	19,604	3,988	—		—		23,592
Intangible assets, excluding goodwill	2,416	—	—		—		2,416
Goodwill	37,068	—	8,606	(1)	—		45,674
Other non-current assets	66	165	—		—		231

Total non-current assets	59,164	4,153	8,606		—		71,923

Total assets	156,126	65,593	6,256		26,316		254,291

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term loans	1,345	1,246	—		—		2,592
Current portion of finance lease obligations	852	—	—		—		852
Trade accounts payable	8,285	353	—		—		8,638
Accounts payable to related parties	5	—	—		—		5
Advanced payments received	44	—	—		—		44
Accrued compensation	—	934	—		—		934
Provisions	9,609	3,625	—		—		13,234
Deferred revenues	1,933	884	(884	)(3)	—		1,933
Other current liabilities	2,055	—	—		—		2,055
Liabilities classified as held for sale	3,012	—	—		(3,012	)(11)	—

Total current liabilities	27,139	7,042	(884)		(3,012)		30,286

Non-current liabilities:
Long-term loans	3,750	1,237	—		—		4,987
Long-term finance lease obligations	1,164	—	—		—		1,164
Deferred revenues	585	—	—		—		585
Provisions	1,431	—	—		—		1,431
Other non-current liabilities	—	285	—		—		285

Total non-current liabilities	6,930	1,522	—		—		8,452

Shareholders’ equity:
Share capital	73,868	21	32,756		—		106,645
			32,777	(4)
			(21	)(6)
Treasury Shares	(93)	—	—		—		(93)
Additional paid-in capital	627,819	204,340	(132,642)		—		699,517
			68,722	(4)
			(204,340	)(6)
			2,976	(10)
Reserve	(37,894)	(4)	4	(6)	—		(37,894)
Accumulated deficit	(541,643)	(147,328)	107,021		29,328	(12)	(552,622)
			(40,306	)(2)
			883	(3)
			147,444	(6)
			(1,000	)(7)

Total shareholders’ equity	122,057	57,029	7,139		29,328		215,553

Total liabilities and shareholders’ equity	156,126	65,593	6,256		26,316		254,291

Unaudited Pro Forma Condensed Combined Statement of Operations Data

For the Year Ended December 31, 2006

	Historical Evotec AG	Historical Renovis	Pro Forma Adjustments		Pro Forma
		(€ in thousands, except for share and per share data)
Revenue:	40,575	7,904	—		48,479
Operating costs and expenses:
Cost of goods sold	26,807	—	4,619	(9)	31,426
Research and development expenses	30,307	21,309	(4,619	)(9)	46,997
Selling, general and administrative expenses	15,106	11,821	—		26,927
Other operating expenses	1,682	—	—		1,682

Total operating costs and expenses	73,902	33,130	—		107,032
Operating loss	(33,327)	(25,226)	—		(58,553)
Other non-operating income (expense)	845	3,716	—		4,561
Loss before taxes	(32,482)	(21,510)	—		(53,992)
Income taxes	(321)	—	—		(321)

Net loss from continuing operations	(32,803)	(21,510)	—		(54,313)
Net loss per share	(0.49)	—	—		(0.53)
Weighted average shares (in thousands)	66,356	—	34,684		101,040

For the Nine Months Ended September 30, 2007
	Historical Evotec AG Total	Historical Renovis	Pro Forma Adjustments		Pro Forma Total
		(€ in thousands, except for share and per share data)
Revenue:	23,199	5,925	—		29,124
Operating costs and expenses:
Cost of goods sold	18,566	—	2,318	(9)	20,884
Research and development expenses	26,629	14,065	(2,318	)(9)	38,376
Selling, general and administrative expenses	12,663	12,392	—		25,055
Other operating expenses	1,700	—	—		1,700

Total operating costs and expenses	59,558	26,457	—		86,015

Operating loss	(36,359)	(20,532)	—		(56,891)
Other non-operating income (expense)	1,967	2,268	—		4,235

Loss before taxes	(34,392)	(18,264)	—		(52,656)

Income taxes	(49)	—	—		(49)

Net loss from continuing operations	(34,441)	(18,264)	—		(52,705)
Net loss per share	(0.48)	—	—		(0.50)
Weighted average shares (in thousands)	71,142	—	34,684		105,826

Footnotes to the unaudited pro forma statements

For purposes of determining the cost incurred by Evotec to acquire Renovis, the purchase price is calculated based on the estimated number of 32,777 thousand Evotec shares expected to be issued in exchange for an expected number of 31,092 thousand shares of Renovis outstanding as of September 30, 2007 including shares expected to be issued after September 30, 2007 for the exercise of Renovis stock options and deferred stock units. Based on a closing price calculated as the average of two days prior and two days following the announcement day of September 19, 2007, the fair value of the Evotec shares is €3.10 per share or approximately T€101,499 in the aggregate. In addition, Evotec expects to issue 1,907 thousand stock options to employees of Renovis in accordance with the treatment of Renovis equity awards that are neither exercised and converted into Renovis shares prior to the consummation of the merger nor cancelled, which options result in additional consideration of T€2,976 (see “Treatment of Renovis equity awards”). The options have either a graded vesting period up to 48 months or remaining vesting period up to 10 months for options with a cliff vesting. The exercise price ranges from €0.00 to €6.67. The market price of Evotec’s ordinary shares used in arriving at the fair value was €3.10 for the calculation of the additional consideration at the announcement date and €2.45 for the calculation of the unearned compensation for unvested options at December 17, 2007. The options have been valued between €0.88 and €3.09 per option using the Black-Scholes model and assumptions as follows: volatility – 45%, estimated life – 6 years, risk-free rate – 4.73% and 4.93%.

The estimated purchase price also includes direct acquisition costs of €3,749 thousand.

The preliminary estimated total purchase price of the acquisition is:

(€ in thousands)

Evotec common stock	€101,499
Evotec options, net of unearned compensation	€2,976
Estimated direct transaction costs	€3,749

Total estimated purchase price	€108,224

The purchase price has been allocated to the assets acquired and liabilities assumed and the difference between the purchase price allocation and the fair value of the net assets was recorded as goodwill. The purchase price allocation is based on information available and expectations and assumptions deemed reasonable by Evotec’s management. In the opinion of Evotec’s management the purchase price allocation is not expected to materially differ from the pro forma adjustments presented:

(€ in thousands)

Current assets	61,440
Cash from option exercise	2,399
Cash used in transaction	(1,000)
Property, plant and equipment	3,988
In process research and development	40,306
Goodwill	8,606
Other assets	165

Total assets	115,904
Current liabilities	6,158
Non-current liabilities	1,522

Total liabilities assumed	7,680

Purchase price	108,224

Pro forma adjustments are necessary to reflect the estimated purchase price, to record estimated goodwill recognized as a result of the acquisition and to reflect the changes in stockholders’ equity as a result of the acquisition. U.S. GAAP requires that in-process research and development, or IPRD, is immediately expensed. The pro forma balance sheet gives effect to the immediate write-off of IPRD on stockholders’ equity. However, no adjustment is considered in the pro forma statements of operations as the write-off will not have a continuing impact on operations.

The unaudited pro forma financial statements do not include any adjustments for liabilities resulting from integration planning, as management of Evotec is in the process of estimating these assessments and estimates of these costs are not currently known. Management currently does not expect to record any significant liabilities related to integration planning as a result of the Renovis merger.

Pro Forma Adjustments—Merger

The pro forma adjustments for the Renovis merger included in the unaudited pro forma balance sheet are described below. The balances in “Historical Renovis Total” and “Merger Adjustment” for the periods September 30, 2007 and December 31, 2006, are based on the exchange rate of 1 US$ = 0.707, the noon buying rate as of September 28, 2007, and 1 US$ = €0.758, the noon buying rate as of December 31, 2006.

(1)	Adjustment to recognize goodwill from acquisition of Renovis as an asset in the amount of T€8,606

(2)	Adjustment to recognize effect of write off of in-process research and development on Evotec’s accumulated deficit in the amount of T€40,306.

(3)	Adjustment to eliminate deferred revenues of Renovis in the amount of T€883 for which no deferred revenue obligation is outstanding.

(4)	Adjustment to record issuance of 32,777 thousand shares of Evotec AG, nominal value of €1 per share in the amount of T€32,777 to share capital and T€68,722 to APIC.

(5)	Adjustment to record effect of direct transaction costs on cash and cash equivalents in the amount of T€3,749.

(6)	Adjustment to eliminate Renovis stockholders’ equity in consolidation.

(7)	Adjustment to reflect cost expected to be incurred and paid by Renovis for the merger in the amount of T€1,000.

(8)	Adjustment to record expected cash receipt in the amount of T€2,399 by Renovis from exercises of stock options by employees and management after September 30, 2007 but before consummation of the merger. Evotec does not expect Renovis to use any tax credits that might be available as a result of certain option exercises.

The pro forma adjustments for the Renovis merger included in the unaudited pro forma statements of operations are described below.

(9)	To reflect the accounting policy of Evotec with respect to the presentation of costs incurred in connection with contract services in the amount of T€2,318 as of September 30, 2007 and T€4,619 as of December 31, 2006.

(10)	Adjustment to record issuance of 1,907 thousand options of Evotec, net of unearned compensation in the amount of T€2,976 to APIC.

The pro forma adjustments for the Renovis merger included in the unaudited pro forma balance sheet are described below. The balances in “Historical Renovis Total” and “Merger Adjustment” for the periods September 30, 2007 and December 31, 2006, are based on the exchange rate of 1 US$ = €0.70117, the noon buying rate as of September 30, 2007, and 1 US$ = €0.758, the noon buying rate as of December 31, 2006.

No adjustment has been recorded to alter the charges for share-based compensation in the pro forma statement of operations as Evotec intends to grant awards under its own stock option plans to Renovis employees. Renovis recorded compensation expense under its stock-based compensation schemes which is included in Renovis historical statements of operations.

The pro forma adjustments are not expected to result in income tax effects due to the tax position of the combined entities.

Pro Forma Adjustments—Divestiture of Chemical Development Business

The pro forma adjustments for the divestiture included in the unaudited pro forma balance sheet are described below. The adjustments are based on an exchange rate of 1 GBP = €1.3999, the noon buying rate as of the closing date of the transaction.

(10)	Adjustment to recognize receipt of cash consideration for divested business in the amount of T€42,417.

(11)	Adjustment to derecognize assets held for sale and related liabilities from Evotec’s balance sheet in the amount of T€3,012.

(12)	Adjustment to recognize effect of gain from the sale on Evotec’s accumulated deficit in the amount of T€28,092.

The gain from the sale is not expected to have an impact on Evotec’s income tax position because part of the sale is classified as tax free and the taxable gain is offset by tax loss carryforwards in the amounts of T€21 to share capital, T€206,739 to APIC T€(4) to reserve and T€(147,444) to retained deficit.

EVOTEC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis of Evotec’s financial condition and results of operations is based on, and should be read in conjunction with, Evotec’s audited consolidated financial statements as of and for the years ended December 31, 2006, 2005 and 2004, Evotec’s interim condensed financial statements as of and for the nine months ended September 30, 2007 and 2006 and the accompanying notes and the other financial information included elsewhere in this proxy statement/prospectus.

Evotec’s audited consolidated financial statements for the years ended December 31, 2006, 2005 and 2004 and interim condensed financial statements for the nine months ended September 30, 2007 and 2006 included elsewhere in this proxy statement/prospectus have been prepared in accordance with IFRS. IFRS differs in some significant respects from U.S. GAAP. Note 27 to Evotec’s financial statements and Note 15 to its condensed interim financial statements, included elsewhere in this proxy statement/prospectus, also provide a reconciliation of certain financial information to U.S. GAAP.

This discussion and analysis of Evotec’s financial condition and results of operations contains forward-looking statements. Statements that are not statements of historical fact, including expressions of management’s beliefs and expectations, are forward-looking in nature and are based on current plans, estimates and projections. Forward-looking statements are applicable only as of the date they are made, and Evotec undertakes no obligation to update any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statement. These factors include those identified under the headings “Risk Factors” and “Special Note Regarding Forward-Looking Statements and Market Data.”

Business Overview

Evotec is a biotechnology group focusing its efforts on the discovery and development of small molecule drugs through its drug discovery programs and research collaborations. Evotec provides innovative and integrated solutions to the pharmaceutical industry from the target to clinical phase through a range of capabilities, from early-stage assay development and screening to medicinal chemistry and animal pharmacology. Evotec’s proprietary projects specialize in finding new treatments for CNS related diseases, where Evotec is building a pipeline of drug candidates for partnering.

Evotec currently has three clinical-stage product candidates. Evotec’s most advanced product candidate, which has recently completed Phase II clinical trials, is EVT 201, a partial positive allosteric modulator, or pPAM of the GABAA receptor complex for the treatment of insomnia. Evotec’s second most advanced product candidate, which has successfully completed a Phase I safety and tolerability trial, is EVT 101, a subtype selective NMDA receptor antagonist for the treatment of pain and Alzheimer’s disease. Evotec’s third most advanced product candidate, which is undergoing Phase I clinical trials and is expected to start Phase II in the first quarter of 2008, is EVT 302, an orally active, selective and reversible MAO-B inhibitor for smoking cessation with potential for the treatment of Alzheimer’s disease.

Beyond these leading candidates, Evotec has drug discovery projects that leverage its small-molecule drug discovery capabilities around the development compounds acting on targets that research indicates might have potential as therapeutic treatments for a variety of CNS disease indications. The most advanced of these are in fairly early stages of development, and compounds for development into the clinical stage are unlikely to be identified before late 2008 or early 2009.

In addition to product candidates in its proprietary CNS pipeline, Evotec is party to drug discovery collaborations with partners that include, among others, Boehringer Ingelheim, Roche and CHDI. These collaborations involve the joint discovery and development of product candidates targeting CNS-related diseases as well as contract research collaborations granting Evotec’s collaborators access to its integrated discovery offerings or selected capabilities. In exchange for access to its discovery offerings, Evotec receives steady revenues in the form of contractual service fees and ongoing research payments and, in its results-based collaborations, milestone payments and potential royalty payments related to the achievement of research milestones.

For financial reporting purposes, Evotec has two segments for its continuing operations:

•	The Pharmaceuticals Division comprises Evotec’s activities related to its proprietary CNS pipeline and related collaborations.

•	The Services Division comprises the activities related to Evotec’s contract research and collaboration projects.

Segment results of operations data may be found in Note 21 to Evotec’s financial statements included elsewhere in this proxy statement/prospectus.

Discontinued Operations

In 2006 and 2007, Evotec divested businesses that were not critical to its strategy of focusing on higher-value discovery projects in which Evotec develops novel drug candidates to feed into its proprietary CNS pipeline or for its collaboration partners. Effective January 1, 2007, Evotec sold its 89% interest in Evotec Technologies GmbH to PerkinElmer for €23.4 million in cash, which includes €2.0 million of cash being held in escrow. Evotec Technologies GmbH comprised Evotec’s activities in the development and manufacture of imaging tools and instruments for the life science industry. Evotec Technologies GmbH’s product portfolio was focused on high-end technologies for automated cell biology and ultra-high throughput screening. With 80 employees at year-end 2006 based primarily at Evotec Technologies GmbH’s main headquarters in Hamburg, Germany, Evotec Technologies GmbH accounted for €17.3 million, or 20.5%, of Evotec’s total revenue for the fiscal year 2006, €15.7 million, or 19.6%, of Evotec’s total revenue for fiscal year 2005 and €17.7 million, or 24.3%, of Evotec’s total revenue for the fiscal year 2004. Most recently, on November 30, 2007, Evotec completed the sale of its Chemical Development Business for a purchase price of £30.3 million (€42.4 million, converted with the exchange rate of the closing date, November 30, 2007) after customary working capital adjustments, in cash. The Chemical Development Business represented Evotec’s activities in the development and manufacture of drug compounds and formulations (by which a drug is delivered in vivo, e.g. capsule or tablet), including process research and development, custom preparation, analytical development, pilot plant manufacturing, which involves a set of large fixed vessel and ancillary devices for conducting organic synthesis on a large scale, often for clinical trials in man, as an intermediate scale between lab scale and full manufacturing scale, and development and manufacturing of liquid formulation. With approximately 203 employees, the Chemical Development Business accounted for €18.8 million, or 44.8%, of Evotec’s total revenue for the nine months ended September 30, 2007, €26.8 million, or 31.6%, of Evotec’s total revenue for fiscal year 2006, €22.3 million, or 27.9%, of Evotec’s total revenue for fiscal year 2005 and €17.2 million, or 23.6%, of Evotec’s total revenue for fiscal year 2004. The receipt of the cash proceeds from the sale of the Chemical Development Business are not reflected in Evotec’s consolidated financial statements or interim condensed financial statements included elsewhere in this proxy statement/prospectus.

The term “continuing operations” refers to Evotec’s consolidated results of operations, financial position and cash flows for the periods indicated excluding the results of operations, financial position and cash flows of Evotec Technologies GmbH and the Chemical Development Business. “Discontinued operations” refers to the results of operations, financial position and cash flows attributable only to these divested businesses for the periods indicated. “Total” refers to the aggregate amount for both continuing operations and discontinued operations for the relevant financial statement line item.

Separate consolidated statements of operations are presented for continuing operations and discontinued operations in Evotec’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

Reacquisition of ENS

In May 2005, Evotec acquired the remaining and total outstanding 78% interest in ENS Holdings, Inc., or ENS, in exchange for 14,276,883 ordinary shares of Evotec AG. The €40.9 million net purchase price was allocated to the assets and liabilities acquired and goodwill. ENS was consolidated in Evotec’s financial statements with effect as of May 26, 2005. ENS had previously been consolidated in Evotec’s financial statements until March 31, 2004, when Evotec lost control of ENS to venture capitalists and had its interest in ENS reduced to a 22% interest. ENS includes, among others, Evotec’s licensing agreements with Roche and Alzheimer’s disease collaboration with Takeda.

Acquisition of Neuro3d

In March 2007, Evotec announced the acquisition of all of the shares of the privately held French company Neuro3d S.A., or Neuro3d, in exchange for 5,726,012 newly issued ordinary shares of Evotec AG. As a result of the acquisition, Evotec acquired a minimum of €18.9 million of net cash and some early stage CNS discovery assets. Neuro3d has been consolidated in Evotec’s financial statements since April 1, 2007.

History of Losses

Since its formation, Evotec has incurred significant net losses and had a total accumulated deficit of €504.0 million as of September 30, 2007. For continuing operations, Evotec’s net losses were €33.2 million for the nine months ended September 30, 2007, €29.0 million for the year ended December 31, 2006, €14.3 million for the year ended December 31, 2005 and €41.7 million for the year ended December 31, 2004. Evotec’s historical losses have resulted principally from amortization of intangible assets and impairment of goodwill from acquisitions as well as from costs incurred in connection with research and development programs, technology development, sales, and general and administrative expenses. Evotec expects to continue to incur significant and increasing expenses for at least the next several years as it continues its research activities and conducts development of EVT 201, the EVT 100 compound family and EVT 302 for current and other future potential indications and development of other drug candidates. Whether Evotec is able to achieve operating profitability in the future will depend upon Evotec’s ability to generate revenues that exceed its expenses.

Revenue

Revenue from Continuing Operations

Evotec expects to generate revenue in the near term primarily from ongoing research payments and upfront fees earned in drug discovery collaborations. Milestone payments and royalties received from discovery collaboration agreements may add to this revenue depending on the achievement of certain defined research milestones. In addition, Evotec expects to outlicense for further development and commercialization EVT 201 in 2008 and, in the longer term, additional product candidates for which Evotec holds licensing rights. Evotec expects to generate upfront payments for those product candidates from 2008 onwards as well as additional clinical milestone payments and royalty payments from the potential future sale of product candidates.

Evotec currently has research collaborations with approximately 40 biotechnology and pharmaceutical companies.

Revenue from collaboration agreements includes:

•

Research payments. Research payments are generally assessed on a price-per-project basis including, but not limited to, assay development and screening services, or based on the time spent per Evotec scientist on the relevant research project. Revenue from research payments includes direct costs incurred in connection with Evotec’s ongoing research and development activities and except for results-based contracts, also includes indirect costs incurred as part of an allocation of certain other administrative expenses plus a profit margin. The amount of costs funded varies significantly from project to project. Revenue from research payments is recognized ratably over the related forecasted research period as services are provided or upon the successful completion of the research project.

In connection with Evotec’s strategy of focusing on higher value collaborations with greater potential for sharing in any future upside, Evotec is increasingly foregoing short-term direct research payments in exchange for later milestone and royalty payments.

•

Milestone payments. In research collaborations where success-based milestone payments are included, this revenue is recognized in the period the milestone is successfully achieved. This usually occurs when the contract counterparty agrees that the requirements stipulated in the relevant collaboration agreement have been met.

•

Technology-access payments. Some research collaborations also include technology-access payments. These payments are paid to access a portfolio of capabilities provided by Evotec for the fulfillment of the relevant discovery contract. Revenue from technology-access payments is recognized ratably over the expected research period, irrespective of whether the outcome of the project is successful.

Three of Evotec’s product candidates in its Pharmaceuticals Division are currently in clinical development. Upon satisfactory completion of proof-of-concept Phase II clinical trials for EVT 201, Evotec’s most developed product candidate, Evotec intends to partner and outlicense EVT 201 to one of more pharmaceutical companies to conduct Phase III clinical trials and to develop, manufacture and commercialize EVT 201. In return, Evotec expects to receive future upfront and clinical milestone payments as well as royalties from the potential future sale of EVT 201. Evotec intends to enter into an outlicensing agreement for EVT 201 in 2008. While Evotec is striving to enter into additional outlicensing arrangements in the years thereafter for other product candidates, Evotec is currently unable to determine whether and when any additional outlicensing arrangements will be entered into given that these other product candidates are currently in the early stages of their development and the uncertainties associated with drug development in general.

Evotec expects that the portion of its total revenues generated from upfront, milestone and potentially royalty payments from long-term collaboration agreements will increase in the future. These payments are expected to lead to increasing volatility in Evotec’s revenue and margins.

Cost of Revenue

Cost of revenue includes personnel expenses of employees directly associated with revenue-generating projects, facilities and overhead used to support these projects as well as materials consumed in the provision of services.

Operating Expenses

Overview

Evotec’s operating expenses consist primarily of research and development expenses, selling, general and administrative expenses and amortization of intangible assets. During the period under review, Evotec’s operating expenses for continuing operations have also been affected by impairment of tangible assets and goodwill. In the near term, Evotec expects its operating expenses for its Pharmaceuticals Division mainly to reflect the costs associated with its currently ongoing clinical development activities for EVT 302, EVT 101 and the remaining work for EVT 201, as well as ongoing drug discovery activities to develop drug candidates for future clinical development. In addition, Evotec intends to expand its product pipeline and increase the number of its product candidates from external sources.

Fluctuations in Evotec’s selling, general and administrative expenses as a percentage of total operating expenses for its Pharmaceuticals Division reflect factors common to development-stage companies, such as initial expenses associated with build up of the Pharmaceuticals Division’s management and licensing capabilities. For the foreseeable future, Evotec expects its operating expenses, and in particular its research and development expenses, to continue to steadily increase in the Pharmaceuticals Division, primarily due to its efforts to expand its product pipeline and the increasing number of its product candidates in clinical development.

Research and Development Expenses

Research and development expenses include the costs associated with research and development conducted by Evotec and expenses associated with research and development carried out by Evotec in connection with collaboration and licensing agreements, such as:

•	employee compensation (including non-cash expenses for stock-based compensation);

•	supplies and materials;

•	costs for consultants, contract research and clinical trials;

•	license fees and milestone payments payable to licensors;

•	facilities and overhead costs;

•	patent and technology acquisition costs;

•	funded research and development at other companies and research institutions;

•	manufacturing of drug supplies for its programs; and

•	depreciation of equipment.

Research and development expenses are generally expensed in the period in which they are incurred. However, development expenses incurred in connection with product candidates will be capitalized and recorded as intangible assets when there is sufficient certainty that future earnings of the product candidate will cover not only production and selling costs, but also these development expenses. Currently, Evotec has determined that, given the uncertainties inherent in the regulatory approval process, these conditions have not been satisfied for any of its product candidates. As a result, all of Evotec’s development costs for its product candidates were expensed in the period under review, except for the purchase price of the intangible assets acquired from Roche as part of the ENS acquisition and those related to EVT 301 and EVT 302.

The successful development and commercialization of a product candidate involves significant costs that may vary from year to year depending upon factors such as the progress rate of clinical trials and other research and development activities, the timing of regulatory approvals, the duration of the regulatory-approval processes and the possibility of, and potential expenses related to, filing, prosecuting, defending or enforcing any patent claims or other intellectual property or proprietary rights. The most expensive stage in the regulatory approval process in the United States and the European Union is late-stage clinical trials, which are the longest and largest trials conducted during the approval process. Evotec currently intends to conduct late-stage clinical development of its lead candidate, EVT 201, and other product candidates with a partner after reaching the proof-of-concept stage in patients or earlier. An outlicensing agreement for EVT 201 is currently targeted to be entered into during 2008 with a pharmaceutical company to conduct Phase III clinical trials and to develop, manufacture and distribute EVT 201. No such out licensing agreement has been entered to date. The significant cost factors in Evotec’s clinical trials include manufacturing of compounds for product candidates, organization of clinical trials, including patient enrollment, production and testing of product candidates involved in clinical trials, and laboratory testing and analysis of clinical parameters. By contrast, early research expenses primarily depend on the number of scientific staff employed and outsourcing costs.

As a result of increasing clinical activities, research and development expenses for the Pharmaceuticals Division increased by 29.3% to €25.7 million for the nine months ended September 30, 2007 from €19.9 million for the nine months ended September 30, 2006 and by 374.4% to €28.1 million for the year ended December 31, 2006 from €5.9 million for the year ended December 31, 2005.

In addition, due to the particular nature and timing of Evotec’s clinical programs for its product candidates and the timing of payments for inlicensing or milestone payments to licensors, Evotec experiences quarterly volatility in its research and development expenses in the Pharmaceuticals Division.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of sales and other personnel-related expenses, including non-cash stock-based compensation, not related to Evotec’s research and development activities. Evotec’s selling, general and administrative expenses include its general management, corporate center and business development activities. The remaining costs consist of professional services, such as consulting fees, financial, legal and accounting fees, travel expenses and general expenses, all of which are expected to increase substantially in the short term as a result of the merger with Renovis.

Amortization of Intangible Assets

Amortization of intangible assets relates primarily to the amortization of developed technologies, customer lists, patents and licenses from the acquisitions of Oxford Asymmetry International plc, or OAI, and ENS.

Results of Operations: Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

Continuing Operations

Management’s following discussion focuses on the continuing operations of Evotec.

Revenue

Total revenue from continuing operations for the nine months ended September 30, 2007 decreased 22.5% to €23.2 million from €29.9 million for the nine months ended September 30, 2006. Currency exchange rate impacts resulting largely from the strengthening of the euro against the U.S. dollar reduced Evotec’s total revenue from continuing operations by €0.9 million, or 3.6%, for the nine months ended September 30, 2007 compared to exchange rates prevailing in the nine months ended September 30, 2006. In the Pharmaceuticals Division, revenue for the nine months ended September 30, 2007 decreased 73.7% to €0.8 million from €2.9 million for the nine months ended September 30, 2006. Revenue for the first nine months of 2007 was generated primarily from ongoing database access fees from the Takeda collaboration. In the first nine months of 2006, Evotec also received a milestone payment and research payments from the collaboration with Takeda. In the Services Division, revenue for the nine months ended September 30, 2007 decreased 16.9% to €22.5 million from €27.1 million for the nine months ended September 30, 2006. In addition to adverse exchange rate impacts, this decrease was impacted primarily by two factors. First, library revenue decreased 81.3% to €0.9 million for the first nine months of 2007 from €4.8 million for the first nine months of 2006 following the successful completion of Evotec’s multi-year compound library collaboration used for screening, with Merck and Co. Inc. at the end of 2006. Second, revenue in the Services Division for the first nine months of 2007 did not include any milestone payments from Boehringer Ingelheim, whereas revenue for the first nine months of 2006 included a milestone payment from this collaboration.

Cost of Revenue

Cost of revenue from continuing operations for the nine months ended September 30, 2007 decreased 6.3% to €18.6 million from €19.8 million for the nine months ended September 30, 2006. The Pharmaceuticals

Division’s cost of revenue for the nine months ended September 30, 2007 decreased 90.6% to T€36 from €0.4 million for the nine months ended September 30, 2006, respectively. The Services Division’s cost of revenue for the nine months ended September 30, 2007 decreased 4.5% to €18.6 million from €19.5 million for the nine months ended September 30, 2006, respectively. The lower gross profit at the Services Division largely reflects the milestone payment from Boehringer Ingelheim received in the first nine months of 2006, negative currency exchange rate fluctuations and a different mix of revenue in favor of projects with higher risk, milestone-payment components and away from projects providing primarily short-term payments.

Research and Development Expenses

Research and development expenses for continuing operations for the nine months ended September 30, 2007 increased 21.9% to €26.6 million from €21.8 million for the nine months ended September 30, 2006. The Pharmaceuticals Division’s research and development expenses for the nine months ended September 30, 2007 increased 29.3% to €25.7 million from €19.9 million for the nine months ended September 30, 2006. This increase was primarily due to higher expenses in the second and third quarters of 2007 related to the clinical development programs for the EVT 201, EVT 302 and EVT 100 family product candidates. Of the Pharmaceuticals Division’s total research and development expenses for the nine months ended September 30 2007, approximately 66.1% was related to the support of clinical programs, 24.3% to internal discovery products and 9.6% to overhead expenses. The following table summarizes the Pharmaceuticals Division’s research and development expenses by project for the nine months ended September 30, 2007 and 2006:

	Nine Months ended September 30,
	2007	2006
	(€ in thousands)
EVT 201	8,091	3,971
EVT 302	5,644	0
EVT 100 family	3,188	2,713
EVT 301(1)	56	7,164
Discovery projects(2)	6,257	4,065
Overhead expenses	2,462	1,958

Pharmaceuticals Division’s research and development expenses	25,698	19,871

(1)	EVT 301 includes inlicensing costs in the amount of €5.1 million for the nine months ended September 30, 2006.
(2)	Discovery projects are those that have not reached the clinical phase. For information on these projects, see “Description of Evotec’s Business—Other Research and Development Activities.”

The Services Division’s research and development expenses for the nine months ended September 30, 2007 decreased 49.6% to €1.1 million from €2.2 million for the nine months ended September 30, 2006. This decrease was primarily due to lower research and development expenses for furthering Evotec’s platform technologies.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for continuing operations for the nine months ended September 30, 2007 increased 18.8% to €12.5 million from €10.6 million for the nine months ended September 30, 2006. The Pharmaceuticals Division’s selling, general and administrative expenses for the nine months ended September 30, 2007 increased 67.8% to €4.8 million from €2.9 million for the nine months ended September 30, 2006. This increase was primarily due to higher expenses related to the build-up of the Pharmaceuticals Division’s management and business development capabilities for licensing, transaction costs related to the acquisitions of Renovis and Neuro3d and the implementation of a new enterprise resource planning, or ERP, system. The Services Division’s selling, general and administrative expenses for the nine months ended September 30, 2007 increased 4.0% to €7.8 million from €7.5 million for the nine months ended September 30, 2006. This increase was primarily driven by higher expenses related to the hiring of additional business development personnel and costs related to the implementation of the ERP system.

Amortization of Intangible Assets

Amortization of intangible assets for continuing operations for the nine months ended September 30, 2007 decreased 11.5% to €2.2 million from €2.5 million for the nine months ended September 30, 2006. This decrease was primarily due to certain acquired intangible assets coming to the end of their amortization lives.

Operating Loss

For the reasons discussed above, operating loss for continuing operations for the nine months ended September 30, 2007 increased 46.6% to €36.7 million from €25.0 million for the nine months ended September 30, 2006. The Pharmaceuticals Division’s operating loss for the nine months ended September 30, 2007 increased 40.8% to €31.9 million from €22.7 million for the nine months ended September 30, 2006. The Services Division’s operating loss for the nine months ended September 30, 2007 increased 108.7% to €5.0 million from €2.4 million for the nine months ended September 30, 2006.

Net Interest Income (Expense)

Net interest income from continuing operations for the nine months ending September 30, 2007 increased 98.4% to €1.0 million from €0.5 million for the nine months ended September 30, 2006. The increase was primarily due to higher average cash deposits and higher interest income generated from higher interest rates on these cash deposits in the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006.

Taxes

Current tax expense for continuing operations for the nine months ended September 30, 2007 decreased to €49 thousand from €0.3 million for the nine months ended September 30, 2006. This decrease was primarily due to lower withholding taxes on Japanese revenue.

Total deferred tax benefit for continuing operations for the nine months ended September 30, 2007 amounted to €1.5 million. This was primarily the result of a tax rate change in Germany. Income taxes were calculated at September 30, 2007 using the weighted average tax rates for the year 2007 which amounted to 32.28% as of September 30, 2007 (40.38% as of September 30, 2006).

The deferred tax benefit for continuing operations for the nine months ended September 30, 2007 and 2006 was €1.5 million and €4.9 million, respectively. This was primarily due to the recognition of deferred tax assets on tax losses of ENS incurred in these periods.

Net Loss

For the reasons discussed above, net loss from continuing operations for the nine months ended September 30, 2007 increased 68.0% to €33.2 million from €19.8 million for the nine months ending September 30, 2006.

Net Income from Discontinued Operations

Net income from discontinued operations for the nine months ended September 30, 2007 increased 54.8% to €13.2 million from €8.5 million for the nine months ending September 30, 2006. The increase in income is mainly a result of a gain in the amount of €11.2 million from the disposition of Evotec Technologies GmbH to PerkinElmer. The nine months ending September 30, 2006 includes non-operating income in the amount of €6.6 million from the sale of intellectual property assets by Evotec Technologies GmbH to Olympus Corporation. The nine-months results for 2007 do not include the results of Evotec Technologies GmbH following its disposition effective January 1, 2007.

Results of Operations: Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Continuing Operations

Management’s following discussion focuses on the continuing operations of Evotec.

Revenue

Total revenue from continuing operations for the year ended December 31, 2006 decreased 3.0% to €40.6 million from €41.8 million for the year ended December 31, 2005. In the Pharmaceuticals Division, revenue was €3.2 million in 2005 and 2006 and was generated primarily from Evotec’s Alzheimer’s disease collaboration with Takeda. In 2005 and 2006, Evotec granted Takeda exclusive rights to a novel Alzheimer’s disease target, triggering a milestone payment under that collaboration. In the Services Division, revenue for the year ended December 31, 2006 decreased 2.9% to €37.5 million from €38.7 million for the year ended December 31, 2005. Revenue in the services sector reflects a milestone payment received from Boehringer Ingelheim in the amount of €1.5 million for the year ended December 31, 2006 and €1.4 million for the year ended December 31, 2005.

Cost of Revenue

Cost of revenue from continuing operations for the year ended December 31, 2006 decreased 3.0% to €26.8 million from €27.6 million for the year ended December 31, 2005. The Pharmaceuticals Division’s cost of revenue for the year ended December 31, 2006 decreased 57.1% to €0.4 million from €1.0 million for the year ended December 31, 2005. Both years benefited from the receipt of a milestone payment from Takeda, but the increase in gross profit in 2006 reflects a reduction in the cost of revenue that was achieved due to a lower input of external and internal resources. The Services Division’s cost of revenue for the year ended December 31, 2006 decreased 0.9% to €26.4 million from €26.6 million for the year ended December 31, 2005. The Services Division’s gross profit largely reflects the mix of services offered in each of the years and the expected lower profit generated in 2006 on the expanded results-based discovery projects with Boehringer Ingelheim.

Research and Development Expenses

Research and development expenses for continuing operations for the year ended December 31, 2006 increased approximately 231.6% to €30.3 million from €9.1 million for the year ended December 31, 2005. The Pharmaceuticals Division’s research and development expenses for the year ended December 31, 2006 increased 374.4% to €28.1 million from €5.9 million for the year ended December 31, 2005, which includes ENS’s research and development expenses from May 26, 2005. This increase was primarily due to an increase in expenses in furthering the Pharmaceuticals Division’s proprietary drug development programs, in particular, in connection with the Phase I clinical trials conducted for EVT 101 and EVT 301 and one Phase I/II as well as two Phase II clinical trials conducted for EVT 201. In addition, 2006 research and development expenses include approximately €6.6 million for the inlicensing costs for the EVT 300 family from Roche. Of the Pharmaceuticals Division’s total research and development expenses, approximately 71.5% was related to the support of clinical programs, 19.9% to internal discovery projects and 8.6% relate to overhead expenses. The following table summarizes the Pharmaceuticals Division’s research and development expenses by project for 2006 and 2005:

	Year ended December 31,
	2006	2005
	(€ in thousands)
EVT 201	5,845	437
EVT 100 family	3,898	2,747
EVT 301(1)	8,531	0
EVT 302	1,831	0
Discovery projects(2)	5,594	1,394
Overhead expenses	2,403	1,346

Pharmaceuticals Division’s research and development expenses	28,102	5,924

(1)	EVT 301 includes inlicensing costs in the amount of €6.6 million for the full year ended December 31, 2006.
(2)	Discovery projects are those that have not reached the clinical phase. For information on these projects, see “Description of Evotec’s Business—Other Research and Development Activities.”

The Services Division’s research and development expenses for the year ended December 31, 2006 decreased 28.6% to €2.7 million from €3.7 million for the year ended December 31, 2005. This decrease was primarily due to lower research and development expenses on furthering Evotec’s platform technologies.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for continuing operations for the year ended December 31, 2006 increased 19.9% to €15.0 million from €12.5 million for the year ended December 31, 2005. The Pharmaceuticals Division’s selling, general and administrative expenses remained unchanged at €4.0 million for each of the years ended December 31, 2006 and 2005. Despite the full year of consolidation of ENS in 2006 compared to seven months in 2005, the Pharmaceuticals Division was able to limit its expenses by utilizing synergies within the group. The Services Division’s selling, general and administrative expenses for the year ended December 31, 2006 increased 18.0% to €9.9 million from €8.4 million for the year ended December 31, 2005. This increase was primarily due to the allocation to the Services Division of the majority of the fees paid to a consulting firm for a strategic and operational review of Evotec’s business, as this division was expected to benefit most from this review, as well as higher personnel expenses incurred for the division’s business development team.

Amortization of Intangible Assets

Amortization of intangible assets for continuing operations for the year ended December 31, 2006 decreased 47.4% to €3.3 million from €6.2 million for the year ended December 31, 2005. This decrease was primarily due to customer lists and technologies, acquired in connection with Evotec’s acquisition of OAI in 2000, coming to the end of their useful amortization lives in September 2005.

Impairment of Goodwill and Tangible Assets

Impairment of tangible assets for continuing operations for the year ended December 31, 2006 reflects a benefit in the amount of €0.6 million arising from the reversal of an earlier impairment charge. The benefit was recognized as a result of the improved asset utilization in buildings at the Abingdon site.

Operating Loss

As a result of increased research and development efforts, operating loss for continuing operations for the year ended December 31, 2006 increased 142.9% to €34.5 million from €14.2 million for the year ended December 31, 2005. The Pharmaceuticals Division’s operating loss for the year ended December 31, 2006 increased 240.1% to €32.6 million from €9.6 million for the year ended December 31, 2005. The Services Division’s operating loss for the year ended December 31, 2006 decreased 75.1% to €1.2 million from €5.0 million for the year ended December 31, 2005.

Net Interest Income (Expense)

Net interest income from continuing operations for the year ended December 31, 2006 increased 315.0% to €0.7 million from €0.2 million for the year ended December 31, 2005. The increase was primarily due to higher interest income received on higher average cash balances.

Loss From Equity Investments

As a result of the termination of the loss-making DeveloGen 50:50 joint venture effective as of December 31, 2005, the Pharmaceuticals Division did not incur any loss on equity investments for the year ended December 31, 2006, compared to a loss of €1.8 million related to this joint venture for the year ended December 31, 2005.

Taxes

Current tax expense for continuing operations for the year ended December 31, 2006 increased to €0.3 million from €0.2 million for the year ended December 31, 2005.

The deferred tax benefit for continuing operations for the year ended December 31, 2006 and 2005 was €5.0 million and €2.6 million, respectively. This was primarily due to the recognition of deferred tax assets on tax loss carryforwards of ENS incurred after the acquisition in 2005.

Net Loss

For the reasons discussed above, net loss from continuing operations for the year ended December 31, 2006 increased 103.4% to €29.0 million from €14.3 million for the year ended December 31, 2005.

Net Income (loss) from Discontinued Operations

Net income from discontinued operations for the year ended December 31, 2006 increased to €1.3 million from a net loss of €2.5 million for the year ended December 31, 2005. This improvement was achieved despite higher operating expenses, including an impairment of goodwill of €6.6 million in 2006, as the sale of intellectual property assets by Evotec Technologies GmbH to Olympus Corporation primarily resulted in non-operating income of €6.6 million.

Results of Operations: Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Continuing Operations

Management’s following discussion focuses on the continuing operations of Evotec.

Revenue

Revenue from continuing operations for the year ended December 31, 2005 increased 10.5% to €41.8 million from €37.9 million for the year ended December 31, 2004. In the Pharmaceuticals Division, revenue for the year ended December 31, 2005 increased 242.3% to €3.2 million from €0.9 million for the year ended December 31, 2004. The growth was primarily due to ENS receiving the first milestone payment under its collaboration with Takeda. Evotec acquired a controlling interest in ENS in May 2005. In the Services Division, revenue for the year ended December 31, 2005 increased 3.6% to €38.7 million from €37.3 million for the year ended December 31, 2004. This increase was primarily due to Evotec receiving the first milestone payment under its collaboration with Boehringer Ingelheim in the second quarter of 2005.

Cost of Revenue

Cost of revenue from continuing operations for the year ended December 31, 2005 increased 7.2% to €27.6 million from €25.8 million for the year ended December 31, 2004. The Pharmaceuticals Division’s cost of revenue for the year ended December 31, 2005 increased 78.5% to €1.0 million from €0.6 million for the year ended December 31, 2004. The Services Division’s cost of revenue for the year ended December 31, 2005 increased 5.1% to €26.6 million from €25.3 million for the year ended December 31, 2004. The decreased gross margin in 2005 reflects the expected lower margins from the results-based discovery projects with Boehringer Ingelheim that started at the end of 2004.

Research and Development Expenses

Research and development expenses from the continuing operations for the year ended December 31, 2005 increased 16.3% to €9.1 million from €7.9 million for the year ended December 31, 2004. The Pharmaceuticals

Division’s research and development expenses for the year ended December 31, 2005 increased 582.5% to €5.9 million from €0.9 million for the year ended December 31, 2005. Following the acquisition of 100% ownership in ENS on May 26, 2005, ENS’s research and development expenses were consolidated in Evotec’s financial statements for the remainder of 2005. The increase was primarily due to an increase in proprietary research and development expenses as a result of the initiation of the first phase I clinical studies for EVT 201 and EVT 101. The following table summarizes research and development expenses in the Pharmaceuticals Division by project for 2005 and 2004:

	Year ended December 31,
	2005(1)	2004(2)
	(€ in thousands)
EVT 201	437	0
EVT 100 family	2,747	0
EVT 301	0	0
Discovery projects(3)	1,394	391
Overhead expenses	1,346	477

Total	5,924	868

(1)	For the year ended December 31, 2005, ENS was only consolidated into Evotec’s financial statement from May 26, 2005.
(2)	For the year ended December 31, 2004, ENS was only consolidated into Evotec’s financial statement until March 31, 2004.
(3)	Discovery projects are those that have not reached the clinical phase. For information on these projects, see “Description of Evotec’s Business—Other Research and Development Activities.”

The Services Division’s research and development expenses for the year ended December 31, 2005 decreased 51.9% to €3.7 million from €7.8 million for the year ended December 31, 2004. This decrease was primarily due to lower research and development expenses for furthering platform technologies.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for continuing operations for the year ended December 31, 2005 decreased 1.9% to €12.5 million from €12.8 million for the year ended December 31, 2004. The Pharmaceuticals Division’s selling, general and administrative expenses for the year ended December 31, 2005 increased 144.3% to €4.0 million from €1.6 million for the year ended December 31, 2004. This increase was primarily due to contributions from ENS and secondarily due to higher compensation expenses for stock options and consultancy costs. Despite a 3.6% increase in revenue, the Services Division’s selling, general, and administrative expenses for the year ended December 31, 2005 decreased 21.5% to €8.4 million from €10.7 million for the year ended December 31, 2005. This decrease was primarily due to the rationalization of the cost of the businesses support services. After a challenging 2004, in which worldwide outsourcing markets declined, Evotec implemented a productivity and efficiency plan for its Services Division to improve its performance.

Amortization of Intangible Assets

Amortization of intangible assets from continuing operations for the year ended December 31, 2005 increased 4.0% to €6.2 million from €6.0 million for the year ended December 31, 2004.

Amortization of intangible assets relates to the amortization of developed technologies, customer lists and patents which were acquired in business combinations, purchased licenses and patents, as well as capitalized development expenditures according to IAS 38.

Impairment of Goodwill and Tangible Assets

The adverse market environment and a more conservative estimate for growth and margins led to an impairment of goodwill for continuing operations for the year ended December 31, 2004 of €26.5 million related to the acquisition of OAI.

Impairment of tangible assets for continuing operations for the year ended December 31, 2004 was €3.9 million. This was a consequence of a write-off of assets as a result of a revised estimate for growth and margins in the difficult outsourcing market environment.

Operating Loss

Primarily driven by lower impairment charges, and for additional reasons with respect to the decrease in expenses discussed above, operating loss for continuing operations for the year ended December 31, 2005 decreased 68.9% to €14.2 million from €45.7 million for the year ended December 31, 2004. Operating loss in the Pharmaceuticals Division for the year ended December 31, 2005 increased to €9.6 million from €2.2 million for the year ended December 31, 2004. Operating loss in the Services Division for the year ended December 31, 2005 decreased to €5.0 million from €43.6 million for the year ended December 31, 2004.

Loss From Equity Investments

The loss from equity investments in continuing operations for the year ended December 31, 2005 was €2.6 million compared to €3.4 million for the year ended December 31, 2004. These losses relate to the Pharmaceuticals Division’s participation in the DeveloGen joint venture and Evotec’s minority participation in ENS from March 30, 2004 until its acquisition of 100% of ENS on May 26, 2005.

Taxes

Current tax expense for continuing operations for the year ended December 31, 2005 was €0.2 million compared to a tax benefit of T€39 for the year ended December 31, 2004.

Total deferred tax benefit for continuing operations for the year ended December 31, 2005 decreased to €2.6 million from €6.7 million for the year ended December 31, 2004. This change was primarily due to a combination of asset impairments and research tax credits obtained, significantly reducing the deferred tax liability held in 2004. The deferred tax benefit recognized in 2005 resulted primarily from the recognition of a deferred tax asset on tax losses at ENS incurred after the acquisition.

Net Loss

For the reasons stated above, the total net loss from continuing operations for the year ended December 31, 2005 decreased 65.8% to €14.3 million from €41.7 million for the year ended December 31, 2004.

Net Loss from Discontinued Operations

Net loss from discontinued operations for the year ended December 31, 2005 decreased 93% to €2.5 million from €35.4 million for the year ended December 31, 2004. Net loss for 2004 included an impairment of goodwill and tangible assets from discontinued operations in the amount of €33.4 million. The charge arose from a regular impairment review that concluded that, given the adverse market environment and a revised scenario for growth and margins, it was appropriate to write-off a portion of merger-related goodwill and fixed assets in the Company’s second pilot plant that was most affected by underutilization and pricing pressures.

Liquidity and Capital Resources

Overview

Evotec’s cash, cash equivalents and short-term investments totaled €60.4 million at September 30, 2007.

Evotec has historically financed its operations through the issuance of equity securities, revenue from contract research collaborations, including upfront fees and milestone payments, the sale of research instruments, interest earned on investments, government grants, capital lease financing and medium-term bank debt.

Selected Cash Flow Information

The following table sets forth selected cash flow information for Evotec, including both continuing operations and discontinued operations, for the years ended December 31, 2006, 2005 and 2004 and for the nine months ended September 30, 2007 and 2006:

	Year ended December 31,			Nine months ended Sept 30,
	2006	2005	2004	2007	2006
	(€ in thousands)
Net cash provided by (used in) operating activities	(5,780)	1,903	(4,416)	(29,976)	(9,539)
Net cash provided by (used in) investing activities	12,355	4,432	(6,712)	14,250	(2,442)
Net cash provided by (used in) financing activities	15,850	26,576	5,199	(3,306)	17,074

Net increase (decrease) in cash and cash equivalents	22,425	32,911	(5,929)	(19,032)	5,093
Exchange rate differences	(59)	796	174	(833)	(289)
Cash and cash equivalents at beginning of period (including cash and cash equivalents classified as assets held for sale at January 1, 2007 in the amount of T€2,168)	37,998	4,291	10,046	60,364	37,998

Cash and cash equivalents at the end of the period	60,364	37,998	4,291	40,499	42,802

Thereof cash and cash equivalents included in assets held for sale	2,168	—	—	28	—

Nine Months Ended September 30, 2007

Net cash used in operating activities was €30.0 million for nine months ended September 30, 2007, primarily reflecting the increased operating loss for this period of €34.7 million that resulted from the continued high level of investment in research and development in the Pharmaceuticals Division, and from the increase in working capital compared to the low level in working capital at year-end 2006.

Net cash provided by investing activities was €14.2 million for the nine months ended September 30, 2007, primarily reflecting the receipt of €18.9 million of cash in connection with the acquisition of Neuro3d S.A. for stock. Net cash of €0.5 million was received from the divestment of Direvo, €3.7 million was used for the purchase of laboratory equipment and €0.7 million was used for payments due for minority shares Evotec purchased in Evotec Technologies GmbH in 2006 in connection with the subsequent divestiture of Evotec Technologies GmbH and €2.2 million of cash was held by the divested Instrument Business.

Net cash used in financing activities was €3.3 million primarily reflecting loan repayments.

Year Ended December 31, 2006

Net cash used in operating activities was €5.8 million for the year ended December 31, 2006. The Services Division was cash generative, which mitigated the cash consumption of the Pharmaceuticals Division resulting from high research and development spending. Working capital decreased in the year ended December 31, 2006 by €10.1 million. Net cash used in operating activities related to continuing operations was €12.6 million for the year ended December 31, 2006.

Net cash provided by investing activities for the year ended December 31, 2006 amounted to €12.4 million, largely reflecting cash proceeds in the amount of €22.2 million received from Evotec’s divestment of its investment in Evotec Technologies GmbH to PerkinElmer effective as of January 1, 2007. This was partially offset by capital expenditures for the second phase of a clean-room build in the Chemical Development Business and the capitalization of development expenditures for Evotec Technologies GmbH. Net cash provided by investing activities related to continuing operations was €17.8 million for the year ended December 31, 2006.

Net cash provided by financing activities was €15.9 million for the year ended December 31, 2006, mainly reflecting net proceeds of €18.0 million from Evotec’s offering of shares in April 2006, that was partially offset by a net repayment of bank loans in the amount of €2.1 million. Net cash provided by financing activities related to continuing operations was €16.1 million for the year ended December 31, 2006.

Year Ended December 31, 2005

Net cash provided by operating activities was €1.9 million for the year ended December 31, 2005. A number of factors contributed to this improvement, including improved operating results and a reduction in working capital compared to December 31, 2004. Working capital decreased to €(1.2) million at December 31, 2005 from €8.1 million at December 31, 2004 largely as a result of improvements in the collection and timing of trade accounts receivables, improved maintenance of inventory levels in line with revenue levels and a higher proportion of debt with short-term maturities. Net cash used in operating activities related to continuing operations was €5.8 million for the year ended December 31, 2005.

Net cash provided by investing activities for the year ended December 31, 2005 amounted to €4.4 million, reflecting net cash received from the acquisition of ENS in the amount of €19.2 million, partially offset by cash used for investments, including purchases of property and equipment in the amount of €4.0 million, mainly used for laboratory equipment and laboratory fit-out, the purchase of the remaining minority stake in one of the Chemical Development Business’s subsidiaries, investments in Evotec’s joint venture with DeveloGen, capitalized research and development costs as well as various intangibles acquired by Evotec, including the Zeiss uHTS-Business and a license from Cellomics. Net cash provided by investing activities related to continuing operations was €12.2 million for the year ended December 31, 2005.

Net cash provided by financing activities was €26.6 million for the year ended December 31, 2005, mainly reflecting net proceeds of €28.5 million from Evotec’s offering of shares in June 2005, partially offset by a net repayment of bank loans in the amount of €1.9 million. Net cash provided by financing activities related to continuing operations was €25.5 million for the year ended December 31, 2006.

Evotec believes its cash, cash equivalents, short-term investments, interest earned on its investments, cash expected to be acquired in the merger with Renovis and existing credit lines as well as future payments Evotec expects to receive from its contract research collaborations and its long-term collaborations with Boehringer Ingelheim, Roche and CHDI and other partners will be sufficient to fund its anticipated operating requirements for at least the next 24 months. However, Evotec will require substantial capital to continue to conduct the research and development, clinical and regulatory activities necessary to bring its product candidates to the market and may seek additional funding anytime in the future. Evotec intends to seek additional funding through strategic collaborations, outlicensing or commercialization arrangements. In addition, Evotec may seek funding through private or public sales of its securities. There can be no assurance that the funding, if needed, will be available on attractive terms, or at all. Furthermore, any additional equity financing may be dilutive to shareholders, and debt financing, if available, may involve restrictive covenants. Similarly, financing obtained through future co-development, outlicensing or commercialization arrangements will require Evotec to forego certain commercial rights to, and revenues from, current or potential product candidates. Evotec’s failure to raise capital, if and when needed, could have a negative impact on its business, financial condition, operating results and ability to pursue its business strategy.

Contractual Obligations

Set forth below is a description of Evotec’s contractual obligations and does not reflect any obligations in relation to the sale of Evotec’s Chemical Development Business as of December 31, 2006:

	Payments due by period
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
	(€ in thousands)
Debt obligations(1)	9,972	3,010	4,927	2,035	—
Finance lease obligations(2)	3,024	1,197	1,374	453	—
Operating leases(3)	64,588	4,903	8,958	8,939	41,788
Committed capital expenditures	307	307	—	—	—

Total	76,801	8,993	14,754	11,266	41,788

(1)	Interest payments are based on the applicable fixed or estimated variable rates and applicable margins. It was assumed that LIBOR and EURIBOR will remain unchanged compared to December 31, 2006 over the entire period.
(2)	Includes finance leases for property, plant and equipment.
(3)	The company leases office, laboratory space and other equipment under operating leases in accordance with IAS 17.

The actual amounts and the timing of these contingent payments depend on numerous factors outside of Evotec’s control, including the success of Evotec’s preclinical and clinical development efforts with respect to the products being developed under collaboration and license agreements and the substance and timing of these agreements.

Off-Balance Sheet Transactions

Evotec has not had any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, Evotec is not engaged in trading activities involving non-exchange traded contracts. Therefore, Evotec is not materially exposed to any financing, liquidity, market or credit risk that could arise if it had been engaged in these relationships.

German Tax Treatment of Loss Carry-Forwards

Evotec has significant tax loss carry-forwards. Under current German tax law, a corporation is generally permitted to set-off loss carry-forwards (Verlustvorträge) across individual tax assessment periods with the limitations of the so called minimum taxation (Mindestbesteuerung). Any set-off against loss carry-forwards required that the offsetting entity is economically identical with the loss-incurring entity. According to the German Corporate Income Tax Act (Körperschaftsteuergesetz), the offsetting entity would not be economically identical to the loss-incurring entity if:

•

at any time more than 50% (in aggregate) of the shares in a corporation are transferred, which, according to the German tax authorities, includes the subscription of new shares issued in the course of a capital increase to new shareholders, and

•	predominantly new assets are injected into such corporation within a period of five years thereafter.

Any loss carry-forwards existing at the time of occurrence of these two conditions will no longer be available for set-off against any of the corporation’s current and future taxable income. Thereafter, a corporation would generally be permitted to set-off only newly incurred losses against €1.0 million per year of its taxable income of the following years. The remaining loss carry-forwards can be set-off against up to 60% of the taxable income of the individual tax assessment period (Mindestbesteuerung).

As of December 31, 2006, the statue of limitations for income tax audits of Evotec in Germany remains open for the tax years ended on or after December 31, 2004.

At December 31, 2006, 2005 and 2004, Evotec had deferred tax assets representing the benefit of accumulated tax net operating loss carry-forwards. Evotec has provided a valuation allowance on Evotec’s deferred tax assets to the extent that Evotec believes it is more likely than not that its deferred tax assets will not be realized.

The German legislature has passed the Business Tax Reform Act 2008 (Unternehemensteuerreform 2008). The Business Tax Reform Act 2008 provides, inter alia, for a change of the rules regarding loss-bearing companies. The new rules apply beginning with the 2008 assessment period and for transfers of shares after December 31, 2007. In general, however, the existing rules remain applicable until 2013 and need to be taken into account in addition to the new rules. Under the new rules, the injection of predominantly new assets will no longer be a decisive factor. The loss carry-forward and current losses of an entity will be lost (at least partially) if one acquirer, a group of related acquirers or even various unrelated acquirers with “similar interests” (gleichgerichtete Interessen) acquire directly or, which signifies a tightening of the rules, indirectly, over 25% of shares in the loss-bearing corporation within five years (so-called harmful acquisition of participations). At this point, Evotec cannot reliably estimate the impact of the Business Tax Reform Act on the ability of Evotec to utilize tax loss carry-forwards.

Both Evotec’s assets and its equity would be diminished accordingly, if for example the loss carry-forwards prove not to exist in the assumed amounts, or options for offsetting these amounts or carrying them forward were abolished in the future, i.e. as consequence of the transfer of shares of Evotec or if Evotec’s income position does not permit it to make use of loss carry-forwards. These factors would adversely affect Evotec’s financial position.

Critical Accounting Policies

The discussion and analysis of Evotec’s financial condition and results of operations are based on its consolidated financial statements, which have been prepared in accordance with IFRS. The preparation of these financial statements requires Evotec’s management to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. Evotec reviews its estimates on an ongoing basis. Evotec bases its estimates on historical experience and on various other assumptions that Evotec’s management believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. While Evotec’s significant accounting policies are described in more detail in the notes to its consolidated financial statements included elsewhere in this proxy statement/prospectus, Evotec believes the following accounting policies to be critical to the judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition

In the continuing operations, Evotec recognizes revenue from service contract arrangements within its Services Division, and long-term collaborative agreements within its Pharmaceuticals Division.

Revenue is recognized when it is probable that the economic benefits associated with the transaction will flow to Evotec based upon the performance requirements of the respective agreements.

Product sales are recorded as revenue upon delivery if Evotec has received a customer order, the price is determinable and collectibility is reasonably assured. Evotec assesses collectibility based on a number of factors, including past transaction history with the customer and the customer’s credit-worthiness. Service revenues generated from contracted services are recognized as the services are rendered. Revenue from compound access fees is recognized ratably over the related forecasted service period.

Revenue under long-term collaborative agreements includes, but is not limited to, the following:

1.	Database Access Fees—revenue from database access fees is recognized ratably over the related contract period.

2.	Research Payments—revenue from research payments finances both direct costs incurred in connection with the Company’s ongoing research and development activities and indirect costs incurred as part of an allocation of certain other administrative expenses. Revenue from research payments is recognized ratably over the related forecasted research period as services are provided.

3.	Success Payments—revenue contingent upon the attainment of certain milestones is recognized in the period the milestone is successfully achieved. This typically occurs when the Company’s contract partner agrees that the requirements stipulated in the agreement have been met.

Evotec has entered into multiple-element contracts and carefully determines whether the different revenue-generating elements are separable.

Impairment of Assets and Goodwill

Evotec is required to test for impairment of its property, plant and equipment and intangible assets in use, whenever events or changes in circumstances indicate that the carrying amount of an asset or assets may not be recoverable. Goodwill, intangible assets with an indefinite useful life and in-process research and development projects not yet completed are tested annually in accordance with IAS 36. An impairment loss is recognized if the carrying amount of an asset (or a group of assets when considering a cash generating unit) exceeds the greater of its fair value less costs to sell or value in use. The value in use for an asset or cash generating unit is calculated by estimating the pre-tax net present value of future cash flows arising from that asset or cash generating unit. The pre-tax discount rate used to calculate the value in use is determined to reflect the risks and rewards inherent for that asset or cash generating unit. The determination of the underlying assumptions related to the recovery of long-lived assets, in particular estimates of discounted pre-tax future cash flows, is subjective and requires the exercise of considerable judgment. Any changes in key assumptions about Evotec’s business and prospects could result in an impairment charge. Impairments can also occur when Evotec decides to dispose of assets.

Stock-Based Compensation

Evotec grants stock options to its Management Board, senior management and employees. Under the terms of Evotec’s stock option plans, options are exercisable within ten years of the date of grant, subject to an initial waiting period of at least two years as required by German law. The exercise price equals the average of the market price of Evotec’s ordinary shares over a five-day period prior to the date of grant.

Evotec applies the provisions of IFRS 2 in accounting for options granted under its stock plan. Compensation cost from the issuance of employee stock options is measured using the fair value method at the measurement date and is charged to expense over an estimated period in which the employee renders the services.

Evotec estimates the fair value of its stock options using various variables, including share price volatility, risk-free interest rate, future dividends to be paid by it, the life of the option and the expected forfeiture rate. Evotec estimates share price volatility based on actual historical share prices over the estimated life of the option. Evotec revises the estimate of the share price volatility at the beginning of each year and use the same volatility for all options issued during the year, unless the market for its shares fluctuates significantly during a period, in which case the calculation is updated quarterly. The risk-free interest rate used in the calculation is the interest on debt issued by the German government with a maturity similar to the estimated life of the stock options. Evotec estimates that it will not pay dividends in the foreseeable future. Evotec estimates the life of the option to be six years. Any changes in estimates of volatility, risk-free interest rate, future dividends, the life of the options and forfeitures would result in increases or decreases in the amount of compensation expense recognized.

Deferred Tax Assets

Deferred tax assets are recognized to the extent that it is probable that there will be future taxable income against which the temporary differences can be utilized. The valuation of future taxable income depends on assumptions that can change through time, with the possibility of significant differences in management’s final valuation of deferred income tax. Judgment is required when determining the key assumptions used in the assessment and changes to the assumptions can significantly affect the outcome of the assessment.

Quantitative and Qualitative Disclosure About Market Risk

Interest Rates

Evotec’s only exposure to market risk for changes in interest rates is in connection with its available-for-sale financial assets and borrowings. The primary objective of Evotec’s cash investment activities is to simultaneously preserve principal and maximize interest income without significantly increasing risk. To minimize risk, Evotec maintains its portfolio of cash and cash equivalents and available-for-sale financial assets in a variety of interest-bearing instruments, including money market funds. Evotec does not consider its current exposure to risks for changes in interest rates to be material.

Foreign Currency Exchange Rate Risk

Overview

With operations in Germany, the United Kingdom and the United States, Evotec’s financial condition and results of operations are exposed to two types of risk related to foreign currency exchange rates, translation and transaction risk.

At December 31, 2006, which is prior to the disposition of the Chemicals Business in the fourth quarter of 2007, Evotec’s primary foreign currency risk related to changes in the exchange rate between the U.S. dollar and the UK pound sterling because the disposed business generated a substantial portion of its revenues in U.S. dollars while it incurred a significant portion of operating expenses in the UK.

After the disposition to the Chemicals Development Business, Evotec’s risk is significantly reduced with some exposure remaining for the exchange rate of the U.S. dollar versus the euro.

Evotec is exposed to translation risk because a significant percentage of its revenues and expenses are realized and incurred in currencies other than the euro, which is Evotec’s reporting currency. Evotec is also exposed to translation risk because certain of its assets and liabilities are denominated in currencies other than the euro. Evotec is exposed to transaction risk because it generates revenues in foreign currencies while its consolidated entities incur costs in their respective local functional currencies. As a result, there are receivables denominated in a foreign currency.

Translation Risk

Prior to the disposition of the Chemicals Business in the fourth quarter of 2007, Evotec’s UK operations represented a substantial portion of Evotec’s operations. The UK operations are then translated into euros for inclusion in Evotec’s consolidated financial statements. Thus, a decline in the value of the UK pound sterling against the euro negatively affected on Evotec’s consolidated statement of operations reported in euros even if the subsidiary’s operations in local currency did not change.

In addition, the investment in the UK subsidiary is subject to exchange rate risk which is directly reflected in equity.

Transaction Risk

Evotec is exposed to transaction risk because a portion of its revenues is denominated in U.S. dollars while expenses are incurred in local currencies, primarily UK pound sterling with respect to its discontinued UK operations, but also in euros. Accordingly, changes of the exchange rate of the U.S. dollar against UK pound sterling or euro can significantly affect Evotec’s results of operations. In attempting to mitigate its exposure to foreign currency transaction risks, Evotec periodically enters into agreements to obtain or sell foreign currencies at specified rates based on expected future cash flows for the respective currency.

With increasing activities in the United States, Evotec has increasingly attempted to match U.S. dollar-denominated expenses to U.S. dollar-denominated revenues.

In the period ended September 30, 2007, the actual decline of the U.S. dollar against the euro negatively affected revenues as reported in euros whereas the actual strengthening of the UK pound sterling against the euro negatively affected expenses as reported in euros. In the period ended September 30, 2007, Evotec has conducted a significant portion of its clinical trials in the United States and thus incurred U.S. dollar denominated expenses. The actual decline of the U.S. dollar against the euro positively affected these expenses as reported in euros.

Concentration of Credit Risk

Although Evotec has a policy of entering into collaboration and licensing transactions only with highly reputed, financially sound counterparts, Evotec is exposed to credit risk from its trade debtors since its collaborations and licensing income arise from a small number of transactions.

Credit risk arises from the potential failure of a counterparty to meet its contractual obligations. Evotec is exposed to counterparty risk primarily with respect to trade accounts receivables. Evotec’s policy is to manage these risks by having a number of geographically diverse customers and review of the counterparty’s creditworthiness. In addition, Evotec is exposed to concentrations of credit risk due to investments in money market funds, which are classified on Evotec’s consolidated balance sheet as available-for-sale. Although Evotec monitors the credit quality of the financial institutions where it holds bank accounts, cash balances and securities, Evotec is exposed to concentrations of credit risk that arise from these holdings.

Recent Accounting Pronouncements

IFRS 7 “Financial Instruments: Disclosures” requires disclosure about the significance of financial instruments for an entity’s financial position and results of operations, and qualitative and quantitative disclosure on the nature and extent of risks arising from financial instruments. It combines disclosure requirements from IAS 32, “Financial Instruments: Presentation,” and IAS 30, “Disclosures in the Financial Statements of Banks and Similar Financial Institutions,” and adds new disclosure requirements. This standard is effective for financial periods beginning on or after January 1, 2007. Therefore, Evotec will apply this standard in its consolidated financial statements as of December 31, 2007. As a result of the adoption, disclosures with respect to financial instruments and risk concentrations will be extended in the notes to the consolidated financial statements as of December 31, 2007.

In November 2006, the IASB issued IFRS 8 “Operating Segments,” which replaces IAS 14 “Segment Reporting.” Pursuant to IFRS 8, reporting on the financial performance of the segments has to be prepared in accordance with to the so-called management approach. Accordingly, the identification of the segments and the disclosures for these segments are based on the information which is used internally by management in evaluating segment performance and deciding how to allocate resources. The application of this standard is compulsory for financial years beginning on or after January 1, 2009. Currently, Evotec does not expect the adoption of the standard to have a material impact on its consolidated financial statements.

In March 2007, the IASB issued a revised version of IAS 23 “Borrowing Costs”. Accordingly, borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset should be capitalized as part of the cost of the asset. The current option of immediately recognizing borrowing costs as an expense will be removed. The application of the revised Standard is compulsory for financial years beginning on or after January 1, 2009. The revision will have no significant impact on consolidated financial statements.

In September 2007, the IASB issued IAS 1 “Presentation of Financial Statements” (revised 2007). The revision is aimed at improving a user’s ability to analyze and compare the information given in financial statements. IAS 1 sets requirements for the presentation of financial statements, guidelines for their structure and minimum requirements for their content. The new standard is effective for financial periods beginning on or after January 1, 2009, early adoption being permitted. Evotec will determine the expected effect of the revised IAS 1 and determine an adoption date.

In November 2006, the International Financial Reporting Interpretations Committee, or IFRIC, issued IFRIC 11 “IFRS 2—Group and Treasury Share Transactions.” This interpretation addresses how to apply IFRS 2 “Share-based Payment” to share-based payment arrangements involving an entity’s own equity instruments or equity instruments of another entity in the group. The application of the interpretation is compulsory for financial years beginning on or after March 1, 2007, while earlier application is permitted. Evotec does not expect the adoption of this interpretation to have a material impact on the consolidated financial statements.

In November 2006, the IFRIC issued IFRIC 12 “Service Concession Arrangements” to provide guidance to private sector entities on certain recognition and measurement issues that arise in accounting for public-to-private service concession arrangements. Service concession arrangements are arrangements whereby a government or other body grants contracts for the supply of public services to private operators. Evotec does not expect the adoption of the Interpretation to have an impact on the consolidated financial statements.

In June 2007, the IASB published interpretation IFRIC 13 “Customer Loyalty Programmes” dealing with the recognition and measurement of such programs. This interpretation does not have any impact on Evotec’s consolidated financial statements.

In July 2007, the IFRIC issued IFRIC 14 “IAS 19 - The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction”. Since Evotec does not have any funded defined benefit plan, management does not expect the adoption of the Interpretation to have an impact on the consolidated financial statements.

DESCRIPTION OF EVOTEC’S BUSINESS

History and Development

The legal and commercial name of Evotec is Evotec AG. Evotec’s principal executive offices are located at Schnackenburgallee 114, 22525 Hamburg, Germany and its telephone number is (49-40) 56-0810. Evotec’s corporate website is located at www.evotec.com. Evotec’s authorized representative in the United States is Cony d’Cruz, Evotec Inc., 5 Turley Court, North Potomac, MD 20878. Evotec’s agent for service in the United States is Corporation Service Company, 1133 Avenue of the Americas, Suite 3100, New York, NY 10036. Evotec completed an initial public offering in Germany on November 10, 1999 and its ordinary shares are traded on the Frankfurt Stock Exchange under the symbol “EVT.”

Evotec was originally formed as a limited liability company (Gesellschaft mit beschränkter Haftung or GmbH) under German law in December 1993 under the name EVOTEC BioSystems GmbH. On August 7, 1998, Evotec transformed into a stock corporation (Aktiengesellschaft or AG) under German law and changed its name to EVOTEC BioSystems AG. Following its acquisition of OAI in 2000, Evotec changed its name to Evotec OAI AG.

In May 2005, Evotec acquired the remaining and total outstanding 78% interest in ENS in exchange for 14,276,883 ordinary shares of Evotec AG. The €40.9 million net purchase price was allocated to the assets acquired and goodwill. Upon acquiring ENS, Evotec changed its name to Evotec AG. ENS is party to Evotec’s licensing agreements with Roche and Alzheimer’s disease collaboration with Takeda. In March 2007, Evotec announced the acquisition of all of the shares of the privately held French company Neuro3d S.A., or Neuro 3d, in exchange for 5,726,012 newly issued ordinary shares of Evotec AG. As a result of the acquisition, Evotec acquired a minimum of €18.9 million net cash and some early stage CNS discovery assets.

Effective as of January 2007, Evotec sold its 89% interest in Evotec Technologies GmbH to PerkinElmer for €23.4 million in cash, which includes €2.0 million of cash being held in escrow. Evotec Technologies GmbH comprised Evotec’s activities in the development and manufacture of research tools and instruments for the life science industry. Evotec Technologies GmbH’s product portfolio was focused on high-end technologies for automated cell biology and ultra-high throughput screening. With 80 employees at year-end 2006 based primarily at Evotec Technologies GmbH’s main headquarters in Hamburg, Germany, Evotec Technologies GmbH accounted for €17.3 million, or 20.5%, of Evotec’s total revenue for the fiscal year 2006.

In November 2007, Evotec completed a transaction to sell its Chemical Development Business to Aptuit, Inc. The Chemical Development Business compromised Evotec’s capabilities in process research and development, custom preparation, analytical development, pilot plant manufacturing and formulation. With approximately 203 employees based in Oxford and Glasgow, UK, the Chemical Development Business generated €26.8 million of third-party revenues (40% of Evotec’s total revenues) for the fiscal year 2006. With its disposition of Evotec Technologies GmbH and the Chemical Development Business, Evotec intends to focus its strategy on higher value, results-based projects in which Evotec shares in its customers’ success through milestone payments and royalties in addition to ongoing research payments, while at the same time continuing to enter into collaborative projects that generate steady revenues from contract research.

Business Overview

Evotec is a biotechnology group focusing its efforts on the discovery and development of small molecule drugs (low molecular weight organic compounds that are typically orally available) though its drug discovery programs and through research collaborations. Evotec provides innovative and integrated solutions to the pharmaceutical industry from the target to clinical phase through a range of capabilities, including early-stage assay development and screening through to medicinal chemistry and animal pharmacology. Evotec’s proprietary projects specialize in finding new treatments for CNS related diseases, where Evotec is building a pipeline of drug candidates with the intention of entering into strategic partnerships.

Through its research collaborations and proprietary projects, Evotec provides high quality research results to its partners in the pharmaceutical and biotechnology industries. Evotec presently operates two research and development centers in Germany and England.

In September 2007, Evotec proposed to acquire Renovis in its attempt to expand its high value added activities and its pipeline. Renovis is active in complementary fields of pharmaceutical research. Renovis’s employees have rich expertise in CNS-related areas such as agents to cure or reduce inflammation and pain. Evotec expects to maintain the Renovis site in California and to retain the employees and their advanced know how. Evotec anticipates continuing all discovery operations in California. In an effort to reduce the risk of failed integration post-merger, Evotec plans for Renovis to manage its scientific operations post-merger with a high degree of autonomy. The Renovis site will be structured as a stand-alone unit with capabilities to discover small molecules and advance them to the pre-clinical phase. As more trials are conducted in the United States, Evotec intends to establish a small group of clinical developers in California. Through its Renovis site, Evotec also intends to be better positioned to benefit from and have access to the scientific network of the San Francisco Bay Area.

Pursuant to licenses granted to it by Roche, Evotec has acquired a patent portfolio covering a number of compounds that form the foundation of Evotec’s proprietary CNS pipeline. These include compounds acting on the gamma-aminobutyric acid, or GABAA, receptor complex, EVT 201, NR2B subtype specific N-methyl-D-aspartate, or NMDA, antagonists that include EVT 101 and EVT 103, and monoamine oxidase B, or MAO-B, inhibitors that include EVT 302. In addition to product candidates in its proprietary CNS pipeline, Evotec is party to research collaborations with partners that include, among others, Boehringer Ingelheim, Roche and CHDI. These collaborations involve the joint discovery and development of product candidates targeting CNS-related diseases as well as partnerships granting Evotec’s collaborators access to its integrated discovery offerings. In exchange for access to its integrated discovery offerings, Evotec receives contractual service fees and ongoing research payments and, in certain circumstances, milestone and royalty payments related to research milestones achieved.

Evotec’s most advanced product candidate, which has recently completed Phase II clinical trials, is EVT 201, a pPAM of the GABAA receptor complex for the treatment of insomnia. EVT 201 has shown strong Phase II proof-of-concept data in primary insomnia patients. Compared to current sleep aids, EVT 201 has the potential to have a superior profile in terms of sleep maintenance throughout the night and next day alertness. The pre-specified intention-to-treat analysis of the first double-blind, placebo controlled cross-over Phase II study of two doses of EVT 201 (1.5mg and 2.5mg) in 67 adult patients showed highly statistically significant and clinically meaningful effects on all primary and secondary efficacy endpoints. These include a strong effect on sleep onset and a large effect on sleep maintenance throughout the night (up to, and including, hour 8) without undesirable morning after effects, or hangover effects. In addition to these objective measures, the majority of patients with EVT 201 reported good to very good sleep quality, almost two times as many patients as compared to placebo. Results of the second parallel-design proof-of-concept Phase II study in 149 elderly insomnia patients (age 65 and older) confirmed the strong effects on sleep onset and sleep maintenance seen in the previous study and indicated that the same doses (1.5mg and 2.5mg) have hypnotic efficacy in the elderly without significant residual effects. These results achieved to date from both Phase II studies indicate that EVT 201 has strong potential as a treatment that helps patients to fall asleep quickly, maintain sleep throughout the night and yet enables them to wake in the morning feeling rested and without hangover effects.

Evotec’s second most-advanced product candidate, which has successfully completed a Phase I safety and tolerability trial, is EVT 101, a subtype selective NMDA receptor antagonist for the treatment of pain and Alzheimer’s disease. EVT 101 is the lead candidate of the EVT 100 series, which includes over 360 compounds, many of which are potent and highly selective antagonists of the NR2B subunit-containing NMDA receptors such as EVT 101. EVT 101 was well tolerated in Phase I clinical trials. Evotec has commenced short term Phase Ib studies with EVT 101 in cognition to determine the therapeutic dose and to show early proof-of-concept.

Evotec will determine the clinical strategy for longer-term Phase II trials based on the results of these trials, data from pre-clinical longer-term toxicology studies and the varying time, risk, cost and also reward profiles of potential future indications.

Evotec’s third most-advanced product candidate, which is currently undergoing Phase I clinical trials and is expected to start Phase II in the first quarter of 2008, safety and tolerability studies, is EVT 302, an orally active, selective and reversible inhibitor of MAO-B for smoking cessation with potential in the treatment of Alzheimer’s disease. Dopaminergic mechanisms are involved in nicotine dependence, as nicotine acts by stimulating the release of dopamine, a neurotransmitter released from pathways involved in reward, motivation and movement control. Smokers also have reduced MAO-B activity, due to the non-nicotine components of tobacco smoke, that potentiates nicotine’s effect on dopamine release and may increase the addictive properties of smoking. When smokers quit, MAO-B activity returns to normal and consequently dopamine-based reward goes down and craving goes up. MAO-B inhibition by EVT 302 as smokers quit may, therefore, alleviate one of the fundamental changes occurring when smokers stop smoking.

Earlier MAO-B inhibitors have been shown to improve smoking cessation rates and reduce craving in small clinical studies. Evotec therefore believes that EVT 302 may demonstrate efficacy as monotherapy, a treatment using a single drug substance, and unlike current marketed drug treatments such as Chantix could also be given with nicotine replacement therapy. In addition, EVT 302 may have a superior safety profile over first generation MAO-B inhibitors with no food interaction (e.g., cheese, cooked meat or red wine) and better tolerability compared to current treatments. Evotec believes that the preclinical and Phase I program could also support the development of EVT 302 as a disease modifying agent for Alzheimer’s disease. As this is a higher development risk opportunity, Evotec has postponed the decision to pursue this indication to 2008.

Beyond these lead product candidates, Evotec has drug discovery projects that leverage its small molecule drug discovery capabilities around the development compounds acting on targets that research indicates might have potential as therapeutic treatments for a variety of CNS disease indications. The most advanced of these are in fairly early-stages of discovery and compounds for clinical development into the clinic are unlikely to be identified before late 2008 or early 2009.

Evotec’s Competitive Strengths

Evotec’s key strengths include the following:

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A lead product candidate with demonstrated proof-of-concept in patients and strong market potential. Evotec believes its lead product candidate, EVT 201, is well positioned to benefit from its differentiated preclinical profile and mechanism of action to that of its current insomnia treatment counterparts. EVT 201, a novel partial positive GABAA receptor modulator, has shown strong Phase II proof-of-concept data in primary insomnia patients. Compared to current sleep aids, EVT 201 has the potential to have a superior profile in terms of helping patients to fall asleep quickly and maintain their sleep throughout the night while at the same time enabling them to wake in the morning feeling rested and without hangover effects. Evotec expects EVT 201 to be attractive to potential industry partners because it addresses key limitations of competitive insomnia therapies currently on the market. Evotec intends to enter into an outlicensing agreement for EVT 201 in 2008 for the conducting of Phase III clinical trials and future commercialization of EVT 201.

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A broad and diverse product pipeline that balances risk but retains upside. Evotec discovers and develops novel small molecule drugs for the treatment of CNS related diseases and has a diverse product pipeline with product candidates in various stages of development from preclinical through to Phase II proof-of-concept stage clinical trials. Each of Evotec’s product candidates address different disease indications related to the CNS and target markets of substantial unmet medical need. Evotec’s clinical candidates act through well characterized mechanisms of action. Developing drugs with an established mechanism of action lowers the risk of failure. Evotec has a balanced business model that focuses on both expanding its pipeline through internal development, inlicensing from external sources and/or mergers and acquisitions. Evotec believes its scientific expertise enables it to effectively identify and capitalize on external product candidates and Evotec may acquire or in-license such opportunities in the future. Evotec also intends to undertake new discovery projects to identify novel product opportunities for internal development or collaboration.

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A focus on the CNS related biotechnology market. Evotec’s focus in the biotechnology industry is on the development and discovery of product candidates for the treatment of CNS related diseases, a market that is characterized by stable long-term growth, worldwide under-penetrated markets and substantial unmet medical need for many disease indications. Long-term trends such as the rapidly increasing population in less developed countries and aging societies in the developed world point to continued increasing demand and future growth. A diversity of indications in CNS related diseases translates to a broad set of clinical opportunities where existing markets are already large, but significant unmet needs exist. Evotec’s broad research portfolio provides the engine from which future clinical programs are expected to emerge in this market.

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Fully integrated discovery-through-development core competencies coupled with extensive disease expertise. Evotec believes that its fully integrated discovery-through-development competency combined with its extensive disease expertise can be leveraged across multiple therapeutic CNS areas. Evotec has built a strong small molecule drug discovery engine that can deliver innovative candidates needed to fill productivity gaps of larger pharmaceutical companies. Possessing cutting edge assay development, high-throughput and high-content screening (analysis of individual cells by looking at more than one cellular event at a time generating detailed information about the activity of a compound) and fragment-based drug discovery technologies and skills, Evotec has ample tools to derive high quality starting points for new medicines. With its proven experience in medicinal chemistry and relevant CNS disease models, Evotec is uniquely positioned to derive high quality leads, preclinical development candidates, INDs, or even proof-of concept drug (drug candidates that have completed Phase IIa clinical trials demonstrating that the molecule proves the concept that pharmacological intervention of the selected biological target will be therapeutically useful in the selected clinical indication).

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Partnerships with leading industry players. Evotec has a number of partnerships with some of the world’s leading pharmaceutical companies, including Roche and Boehringer Ingelheim, and customer contracts with many biotechnology companies. Evotec’s strategic partnerships enable it to leverage its technologies and product candidates. Evotec receives payments and compensation for research activities from its current strategic partnerships. In addition, Evotec intends to enter into outlicensing agreements for the further development and commercialization of its product candidates in the future, whereby Evotec expects to receive upfront license payments and milestone payments together with profit shares or royalty payments based on potential future sales of its product candidates.

Evotec’s Strategy

Evotec’s strategy is to create a proprietary pipeline of product candidates for major medical needs in the treatment for diseases of and related to the CNS. The key elements of Evotec’s strategy are as follows:

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Build a balanced portfolio of product candidates. Evotec believes that its scientific expertise is broadly applicable to a wide range of CNS related diseases and that building a broad product portfolio will mitigate some of the risks associated with drug development. Proprietary drug development requires high research and development spending. To reduce exposure to financial and scientific risks, Evotec engages in multiple discovery and development programs of varying risk, scope and duration. Evotec’s current clinical pipeline comprises three distinct drug candidates with strong market potential that act through well-characterized mechanisms of action. While the market potential for innovative or differentiated compounds is high, developing drugs with an established mechanism of action lowers the risk of failure.

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Focus research and development efforts in market opportunities with large unmet medical needs. Evotec’s drug discovery efforts generally target CNS related diseases that represent attractive commercial opportunities and that are underserved by available therapeutic alternatives. Shortcomings of currently available treatments may include limited efficacy, side effects or method of delivery. Evotec’s clinical focus is on novel treatments for major CNS related conditions, including sleep disorders, Alzheimer’s disease, pain management and smoking cessation – fast growing therapeutic areas with large unmet medical needs. Evotec believes that orally available drugs that treat disease with a high degree of specificity without these shortcomings will have strong commercial potential. In addition, Evotec intends to advance its preclinical product candidates into clinical development as rapidly as practicable.

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Develop orally available, small molecule drugs. Evotec’s drug discovery and development efforts, while diverse and inclusive so as to allow for the development of a range of drug treatments, generally focus on orally available small molecule drugs. The major commercial advantage of small molecule product candidates is the potential for oral administration. In addition, small molecule drugs can be manufactured by conventional methods, resulting in lower manufacturing costs and higher margins than for other types of drugs, such as protein therapeutics.

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Take an integrated approach to the early identification and design of lead compounds to develop a strong proprietary CNS pipeline. Evotec has built a strong small molecule drug discovery engine that can deliver innovative candidates needed to fill productivity gaps in the pharmaceutical industry. Evotec’s industrialized platform covers the entire spectrum of discovery and is applicable to targets across multiple therapeutic indications. In addition, Evotec has built a deep internal knowledge base in the treatment of CNS related diseases. Evotec’s strategy is to leverage this broad know-how to organically grow its CNS pipeline and to deliver outstanding research results to its partners in the pharmaceutical and biotechnology industries.

Evotec integrates a broad range of drug discovery capabilities early in the discovery process with a focus on rapidly identifying compounds with the optimal balance of properties required for a human therapeutic, such as potency, selectivity, safety, dosing frequency, patient compliance and bioavailability (the percentage of a drug that enters the systemic circulation after administration of a given dose). These capabilities include high-throughput and high-content screening, medicinal chemistry, in vivo pharmacology, toxicology and safety, as well as an extensive series of in vitro metabolic and safety profiling assays. Evotec believes this early integration of a broad spectrum of drug discovery capabilities is a critical element of its drug discovery approach.

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Engage in research collaborations to generate a continuous revenue stream and assist in the development of Evotec partners’ product candidates. In addition to its own proprietary discovery and development projects and central to Evotec’s strategy, is the application of Evotec’s drug discovery and CNS related expertise to collaborative research projects with industry partners. With an integrated discovery engine, Evotec provides collaborators a choice of solutions for projects that range from target to clinic. Evotec is committed to delivering the highest standards of research efficiency and service quality throughout the entire drug discovery process. In the past, clients have mainly engaged Evotec to provide specific capabilities on a fee-for-service basis. Today, large pharmaceutical and biotech clients increasingly require broader, more innovative drug discovery solutions. Collaborative research providers are expected to contribute additional disease expertise, specific know-how and resources previously generated internally. To fully capitalize on the potential of its capabilities, Evotec offers higher value, results-driven projects in which Evotec shares in its customers’ success through milestone payments and royalties along with research fees, and does so in a manner that complements Evotec’s more traditional business model.

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Establish selective corporate collaborations to assist in the development and commercialization of Evotec’s products while retaining significant commercial rights. Once Evotec’s CNS pipeline generates promising drug candidates with high value (with clinical proof-of-concept Phase II data or earlier), Evotec intends to partner and outlicense these compounds to pharmaceutical companies for upfront and milestone payments, as well as royalties for the future sale of drugs. Given the market potential of Evotec’s clinical candidates, this represents potential for a sizeable and sustainable, royalty-based revenue stream.

Evotec’s Drug Discovery & Development Engine

The drug discovery process builds on research showing that certain genes or their corresponding proteins (which are known as targets and include enzymes, receptors or ion channels) play a role in the outbreak or course of a disease, a process known as target identification and validation. The approaches and technologies employed in this phase of research vary significantly and are highly sophisticated. Although Evotec conducts its own target research in certain fields, it focuses its services primarily on subsequent phases in which drug candidates are identified and optimized.

Drug candidates are molecules that interact with a target and thus possess the potential to influence the course of disease progression in a positive manner. Most of the targets researched by Evotec are provided by its research partners. Evotec believes that is has a broad therapeutic knowledge base in many indication areas, with a particular focus and understanding of CNS related diseases. The CNS is the largest part of the nervous system, including the brain and the spinal cord. Together with the peripheral nervous system, the CNS has a fundamental role in the control of behavior.

The search for drug candidates begins with screening. In an automated process, the selected target is brought together with numerous chemical compounds to test for biological interactions. The chemical collection used for the screen may contain tens, or even hundreds of thousands of structurally diverse compounds referred to as a compound library. Evotec uses its own compound library, which contains approximately 250,000 compounds, as well as those of its research partners. Evotec has also supported its customers for many years in the rapid and efficient design and synthesis of compound libraries employing automated, high speed synthesis methods that combine the latest design strategies with novel chemistries.

In the next step of the drug discovery process, targets and individual compounds are brought together in a tailored test system known as an assay. This process is referred to as assay development. The compounds that biologically interact with the target are subsequently referred to as hit compounds, or hits. The closer an assay reflects the natural biological processes within the human body, the more meaningful its results.

In addition to standard screening methods, Evotec has a proprietary ultra High Throughout Screening system named EVOscreen. One significant advantage of this technology is that it requires only very small quantities of the chemical compounds and targets, which can be quite expensive. By simultaneously analyzing multiple read out parameters, EVOscreen also yields data with higher information content than competing technologies. This provides Evotec’s research scientists with a better understanding of the nature of the interaction between a target and its hit molecules. This understanding is crucial for predicting whether a selected hit can be developed into a successful drug candidate.

The sensitivity of Evotec’s detection technologies also allows it to be able to identify compounds with only weak binding properties. This is especially important for fragment based drug discovery. Fragments are small organic molecules that are typically only one third the size of drug molecules and tend to interact only weakly with target proteins. Nevertheless, fragments are very useful starting points for medicinal chemistry optimization. Fragments provide researchers the flexibility to add additional chemical groups through medicinal chemistry, leaving researchers with more room to experiment and thereby increasing the likelihood of developing a successful compound.

Complementary to identifying hits by chemical means, sophisticated computational methods that simulate how compounds bind to targets are employed by Evotec in a process known as virtual screening. This process helps to narrow down the number of chemical compounds for subsequent testing in the lab. Evotec has a powerful computer infrastructure, enabling the Company to employ both classical “wet” and virtual screening methods in a complementary manner to increase efficiency to the identification of hits. Hit compounds must undergo considerable development and optimization before they can be clinically tested in humans as new drug candidates. On the basis of the hit structures that result from primary screening, Evotec designs and synthesizes smaller, more focused compound libraries of similar molecules. These ‘sister’ structures are then screened against the original target to identify compounds with improved drug properties.

The above process yields so-called lead compounds, representatives of a biological active compound series with sufficient potential to progress to a full drug optimization program. In biological testing and optimization, selectivity tests are performed against similar targets, generating extensive side effect profiles. ADMET assays, which test for absorption, distribution, metabolism, excretion and toxicity properties of compounds, are also conducted. For the first time, the impact of the lead compounds is then tested in living organisms, resulting in primary in vivo data. In chemical optimization, the knowledge gained in biological testing is used to optimize the molecular structure through computational chemistry, the computational methods used to calculate the properties of chemical compounds and their interaction with biological targets, and medicinal chemistry methods. Medicinal chemistry optimization is the modification process required to turn a validated lead compound into a preclinical candidate suitable for development by making subtle structural changes to the lead compound and involving knowledge and aspects of chemical, biological, medicinal and pharmaceutical sciences.

When a drug candidate is generated with the right pharmacological properties, it is ready to be tested in clinical trials for its safety and suitability as a therapeutic for humans. To enter into these clinical trails an IND application must be filed with the FDA. After preclinical drug discovery, clinical development is the next significant stage towards bringing a product candidate onto the market. Each drug candidate needs to go through three phases of clinical development successfully, testing for both safety and efficacy, before it can be registered for approval. See “—Government Regulation.”

Evotec makes use of all of its capabilities in its proprietary research programs, as well as in those for its partners, offering integrated services that cover selected portions or the entire span of the research and development process.

Evotec’s Product Pipeline

Through both selective inlicensing as well as its own discovery projects, Evotec intends to build a sustainable pipeline of drug candidates that have the potential to provide a steady flow of compounds for partnering, with significant future growth potential. Once the CNS pipeline generates promising drug candidates with demonstrated proof-of-concept in patients or earlier, Evotec currently intends to partner and outlicense these compounds to pharmaceutical companies for upfront and milestone payments, as well as royalties for the future sale of drugs. Such royalties can be significant given the market potential of Evotec’s clinical candidates.

The following table summarizes the development status of Evotec’s product candidates in or near clinical development:

Product Candidate	Indication	Development Status
EVT 201	Insomnia	Phase II
EVT 101	Neuropathic pain and Alzheimer’s disease	Phase I
EVT 302	Smoking cessation	Phase I
EVT 103	Neuropathic pain and Alzheimer’s disease	Preclinical

Products in Clinical Development

EVT 201

Insomnia overview. While 54% of the U.S. population report insomnia symptoms at least a few nights a week, only 7% use a prescription sleeping aid according to a Sleep in America Poll conducted by the National Sleep Foundation in 2005. While the market for sleep drugs was 6.1 billion dollars across the seven major markets in 2006, according to an April 2007 report by Datamonitor, many individuals who might benefit from improved sleep therapies remain untreated because of the side effects of available insomnia drug products. The National Sleep Foundation notes, “there is a wealth of research indicating that people with insomnia have poorer overall health, more work absenteeism, and a higher incidence of depression.” The main symptoms of insomnia are the inability to fall asleep at night, waking often throughout the night with difficulty in falling back to sleep, and waking too early in the morning.

Current insomnia treatment regimens. The vast majority of the current insomnia drugs on the market (including market leaders) act on the GABAA receptor, one of two ligand-gated ion channels responsible for mediating the effects of gamma-aminobutyric acid (GABA), the major inhibitory neurotransmitter in the brain. Traditional benzodiazepines, which are full agonists of the GABAA receptor complex, are still regarded as the most effective treatment for insomnia. However, traditional benzodiazepines typically cause hangover effects the following morning and can be dangerous when used in combination with alcohol and other drugs. Traditional benzodiazepines also have addictive potential and can cause serious withdrawal symptoms. Therefore, novel classes of insomnia drugs—commonly referred to as non-benzodiazepines—have entered the market and have become market leaders, including insomnia drugs such as Ambien and Lunesta. While non-benzodiazepines have a similar mechanism of action as traditional benzodiazepines, they act faster, typically have a shorter half-life and therefore leave the body more quickly than traditional benzodiazepines. Nevertheless, non-benzodiazepines have shown variable levels of efficacy. Many of the most widely used current treatments have shown a limited ability to improve sleep maintenance throughout the night while still causing side effects in patients that include confusion, drowsiness, dependency and withdrawal symptoms.

Maintaining sleep throughout the night is a significant unmet medical need in the treatment of insomnia. This is a particular issue for the elderly, who have an increased tendency to wake during the night and wake up too early. Some insomnia therapies also have a different pharmacokinetic profile in the elderly (meaning the time-dependent availability and compartmental distribution, as affected by absorption, distribution, metabolism, and excretion) which may also show considerable variation between individuals. This is likely to impact on the efficacy and side effects of the drug, such as next day hangover. According to the National Sleep Foundation, the challenge remains “to develop a drug that induces sleep quickly, helps individuals remain asleep and allows them to awaken feeling refreshed rather than hungover.” A molecule that could demonstrate the efficacy of traditional benzodiazepines without residual effects, and with reduced liability for addiction and tolerance, could therefore meet a major unmet need in the treatment of insomnia.

EVT 201 as a treatment for insomnia. EVT 201, like the majority of insomnia drugs on the market, acts on the GABAA receptor complex. Importantly, however, EVT 201’s desirable half life of 3 to 4 hours and its partial agonist activity (partial positive allosteric modulator, or pPAM) – a positive allosteric modulator that exerts its effect on the receptor protein at a site different from the binding site of the endogenous substance, enhancing the effect of the endogenous substance) gives EVT 201 a differentiated preclinical profile and mechanism of action to that of its counterparts. As a partial agonist EVT 201 produces a lower maximal potentiation of GABAA receptors compared to a full agonist, which supports a clinical profile that induces and maintains sleep throughout the night while at the same time avoiding the residual effects found with other insomnia drugs. Preclinically, EVT 201 did not display common adverse effects such as the potentiation of the sedative effects of alcohol and exhibited a low potential for the development of dependence and tolerance—problems with a number of traditional insomnia drugs. In addition, given EVT 201’s pharmacokinetic profile, the same doses appear to be effective and well tolerated in young and elderly insomnia patients. The results of recent Phase II trials confirm that EVT 201 has a strong profile as an insomnia treatment for primary insomnia patients.

Clinical status. During 2007, two Phase II trials for EVT 201 were conducted in insomnia patients in sleep labs in the United States using objective polysomnography, or PSG, measures. In the study of sleep, PSG is a multi-parametric test used to record biophysiological changes that occur during sleep and the efficacy of a drug candidate, monitoring body functions including the brain (EEG), eye movement (EOG), muscle activity or skeletal muscle activation (EMG), heart rhythm (ECG), and breathing function or respiratory effort.

The first study was a double-blind, placebo controlled cross-over study, in which a patient receives all selected doses of a drug candidate (cross-over), including placebo in a randomized, sequential fashion, and neither the patient nor the physician knows (double-blind) when the patient is receiving active treatment or placebo during that study.

The pre-specified intention-to-treat analysis of this study of two doses of EVT 201 (1.5mg and 2.5mg) in 67 patients with primary insomnia showed that on both of the co-primary endpoints of Total Sleep Time, or TST, and Wake After Sleep Onset, or WASO, the statistical significance of both doses against placebo was p<0.0001, as EVT 201 significantly reduced WASO while significantly increasing TST. Highly statistically and clinically meaningful effects were also found on both the Latency to Persistent Sleep, or LPS, (p<0.0001 for both doses) and Total Wake Time, or TWT, in the second half of the night (p<0.0001 (2.5mg); p=0.0008 (1.5mg)), indicating strong effects on both sleep onset and sleep maintenance.

In addition to the objective PSG results, there were highly significant improvements, at both dose levels, on the subjective perception of patient sleep quality. The following morning patients did not indicate any subjective perception of residual sedation. The PSG analysis also showed that EVT 201 did not have any meaningful negative impact on sleep architecture, unlike many benzodiazepine full agonists. As in all of its previous clinical studies, EVT 201 was demonstrated to be safe and well tolerated at both dose levels. The large effect of the reduction on TWT for the second half of the night indicates that EVT 201 is highly effective in maintaining sleep throughout the night. This was further confirmed by the hour-by-hour analysis of TWT. The reduction in TWT produced by EVT 201 was statistically significant for all hours of the night apart from hour 7, which came very close to reaching statistical significance.

The following table shows the p-values for the reduction of TWT produced by EVT 201 for all hours of the night:

Hour	1.5mg	2.5mg
1	p<0.0001	p<0.0001
2	p<0.0001	p<0.0001
3	0.0055	0.0001
4	0.0058	0.0002
5	0.0001	0.0002
6	0.018	0.001
7	(ns 0.0577)	n/a
8	0.2078	0.0012

No serious or unexpected adverse events were reported in this Phase II study.

The second Phase II trial in the United States was a parallel group design study (where different groups of patients receive different doses of a compound or placebo) with the same two doses of EVT 201 and placebo in 149 elderly patients with primary insomnia and daytime sleepiness. This trial was designed to assess the hypnotic efficacy of EVT 201 during seven nights’ treatment with TST as the primary endpoint, and to determine the effect of improved sleep quality on daytime performance. This study confirmed the strong effects on sleep onset and sleep maintenance seen in the previous study and indicated that the same doses (1.5mg and 2.5mg) have hypnotic efficacy in the elderly without significant residual effects. It also showed that patients were significantly less sleepy the day after one week’s treatment determined by the gold standard objective measure of Multiple Sleep Latency Test, or MSLT. Further analysis of data is ongoing. Evotec believes that these results in elderly insomniacs confirm the profile of EVT 201 as a potential treatment that helps patients fall asleep quickly, maintains their sleep throughout the night and yet enables them to wake in the morning feeling rested and without hangover effects.

Evotec submitted the IND for EVT 201 with the FDA on July 28, 2006 (IND 74853). The status of the IND for EVT 201 is “open.”

Previous clinical development. In Phase I clinical studies undertaken by Roche and Evotec, EVT 201 was well tolerated in more than 120 young and elderly subjects for up to 14 nights repeat dosing. In 2005 and 2006, Evotec conducted two Phase I/II proof-of-principle studies to prove the compound’s potential as a novel sleep agent in subjects with induced insomnia. In these studies, recorded traffic noise was played throughout the night, thereby provoking insomnia. This utilization of traffic noise is a well-accepted model for investigating compounds for this indication and has been used with several compounds currently in development or on the market. The results of these studies were encouraging and, importantly, consistent across both studies. EVT 201 significantly reduced WASO while significantly increasing the TST and quality of sleep with no subjective residual effects. Unlike many other sleep promoting agents, the compound showed efficacy in sleep maintenance in both the first and second half of the night.

Commercialization. Upon the satisfactory completion of proof-of-concept Phase II clinical trials of EVT 201, Evotec intends to partner and outlicense EVT 201 to a pharmaceutical company to conduct Phase III clinical trials and to develop, manufacture and commercialize EVT 201. In exchange for its outlicensing of EVT 201 to a collaborative future partner, Evotec intends to receive upfront and milestone payments, as well as royalties from the future sale of EVT 201. Evotec intends to enter into an outlicensing agreement for EVT 201 in 2008.

EVT 101

Alzheimer’s disease and neuropathic pain overview.

Alzheimer’s disease. Alzheimer’s disease, or AD, is a progressive, degenerative, irreversible disease of the brain that affects both cognition and behavior. AD is the most common form of dementia in older people and is a condition that is not a normal part of the aging process. AD is characterized by a loss of short-term memory and deterioration in behavior and intellectual performance. The exact pathophysiology of the disease is still under debate in scientific circles. According to a report by Datamonitor in October 2005, approximately 5% of individuals over age 65 are affected with AD, loosely divided into mild, moderate and severe stages of AD, depending on the patient’s intellectual capacity level and ability to function. The Datamonitor October 2005 report also shows that prevalence rates of AD increase sharply with age, roughly doubling every five years through age 85. The same report shows that the number of individuals with AD across the seven major global markets today is estimated to be five million, excluding individuals who demonstrate AD symptoms, but who are not confirmed to have and are not diagnosed with AD. As a result of the aging world population, the Datamonitor report suggests this number is expected to increase threefold by 2050. The AD treatment market is a developing and fast growing segment of the CNS related pharmaceutical industry. The Datamonitor October 2005 report also shows that, aided by a growing elderly population and the introduction of the first drug approved for moderate-to-severe AD, Memantine, the AD treatment market has experienced a compound annual growth rate in global revenues of over 35% between 2001 to 2004, up to $2.5 billion dollars.

Neuropathic Pain. Aside from diabetes (diabetic neuropathy), the common causes of neuropathy are herpes zoster infection, HIV-AIDS, toxins, alcoholism, chronic trauma or acute trauma (including surgery), various neurotoxins and autoimmune conditions. Neuropathic pain is common in cancer as a direct result of the cancer on peripheral nerves, as a side effect of many chemotherapy drugs, and as a result of electrical injury. In many cases the neuropathy is “idiopathic,” meaning no cause is found.

Neuropathy often results in numbness, abnormal sensations called dysesthesias and allodynias that occur either spontaneously or in reaction to external stimuli, and a characteristic form of pain, called neuropathic pain or neuralgia, that is qualitatively different from the ordinary nociceptive pain one might experience from stubbing a toe or hitting a finger with a hammer. Neuropathic pain is usually perceived as a steady burning sensation, with patients describing sensations of “pins and needles” and/or “electric shock” and/or tickling. The difference between neuropathic pain and “ordinary” pain sensations is that “ordinary” pain stimulates only pain nerves, while a neuropathy often results in the firing of both pain and non-pain (touch, warm, cool) sensory nerves in the same area, producing signals that the spinal cord and brain do not normally expect to receive.

The neuropathic pain market was previously lead by anticonvulsant Gabapentin, which is now available in a generic version. New entrants to the market are predicted to grow rapidly and increase total market value. According to a report by Datamonitor in 2006, the neuropathic pain market is predicted to increase at a compounded annual growth rate of 12.5% between 2005 and 2015, despite the availability of a generic version of Gabapentin.

Current neuropathic pain and Alzheimer’s disease treatment regimens.

Alzheimer’s disease. AD patients are growing in number, but the efficacy and variety of current AD treatment options remains limited. Today only four drugs are marketed for the treatment of AD, with these drug treatments providing only moderate and temporary symptomatic benefit. Importantly, there is still no treatment available that can actively slow the progression of AD or provide a cure for AD. Cholinesterase inhibitors and the recently launched NMDA (N-methyl-D-aspartate) receptor antagonist Memantine (which is not sub-type selective) provide only moderate and temporary symptomatic benefits and such drug treatments are typically only effective for up to three years before losing their therapeutic benefit. In addition, an estimated 60% of AD patients do not respond to this first-line therapy and all of these current AD treatments are associated with significant side effects.

Neuropathic pain. Neuropathic pain can be very difficult to treat. Many different forms of neuropathic pain exist, most of which are inadequately treated by current therapies. Similar to AD, current treatment options are limited with only a few approved therapies available to patients.

Tricyclic antidepressants, anticonvulsants and capsaicin are found to be the best treatments for neuropathic pain. Antidepressants usually reduce neuropathic pain more quickly and with smaller doses than when used to treat depression. Tricyclic antidepressants include amitriptyline (Elavil® ). In 2004, Duloxetine (Cymbalta®) was approved by the FDA for diabetic neuropathy. Older anticonvulsants include valproate or carbamazepine (Tegretol®) and newer anticonvulsants include pregabalin (Lyrica®) and gabapentin (Neurontin®). Tricyclic antidepressants appear to be the most effective in treating continuous burning pain, while anticonvulsants seem to work best on sudden, lancinating, “shock-like” pains that appear to involve large numbers of peripheral nerves improperly firing together. In certain instances, strong opioid analgesics may provide partial relief. Such analgesics are, however, considered only as a tertiary treatment. In addition to pharmacological treatment there are several other modalities that help some cases, including acupuncture, meditation and cognitive therapy.

In some forms of neuropathy, the topical application of local anesthetics such as lidocaine in a transdermal patch can provide relief. Ketamine, applied in the form of a transdermal gel, is also frequently effective when the neuropathy is localized. Neurontin® gel is also effective for treating peripheral neuropathy while capsaicin cream can be beneficial in several neurogenic pain disorders.

NMDA (N-methyl d-aspartate) receptors appear to play a major role in neuropathic pain and in the development of opioid tolerance. Several opioids, particularly methadone and dextromethorphan, have NMDA antagonist activity (inhibiting the action of the receptor) in addition to their u-opioid agonist properties that seems to make them effective against neuropathic pain.

EVT 101 as a treatment for Alzheimer’s disease and neuropathic pain.

Extensive studies over the past 20 years have indicated that NMDA receptors play an important role in Alzheimer’s disease, Parkinson’s disease and pain sensation. The non-selective NMDA receptor antagonist,

Memantine, made by Merz Pharmaceuticals, Inc., is currently the only compound of this drug class that shows strong potential for the treatment of AD. In general, however, the clinical development of non-selective antagonists has been limited by unfavorable side-effects such as hallucinations.

NR2B subtype selective NMDA antagonists. In the early 1990s it was found that multiple NMDA subtypes exist which contain different NR2(A-D) subunits. Compounds selectively targeting the NR2B subunit-containing receptors are thought to retain many of the beneficial effects of non-selective compounds such as Memantine, but with much improved side effect profiles. Selective NMDA antagonists are therefore attractive candidates for the treatment of a variety of poorly served CNS diseases. NR2B selectively could translate into clinical advantages over Memantine in the treatment of AD.

EVT 101 is one of the few orally active and NR2B subtype selective NMDA antagonists currently in clinical development. EVT 101 is the lead compound of the EVT 100 series that includes over 360 made compounds, many of which are potent and highly selective antagonists of the NR2B subunit-containing NMDA receptors such as EVT 101. EVT 101 has shown a favorable side effect profile in preclinical studies compared to non-selective NMDA receptor antagonists, while also having excellent drug-like properties, good oral bioavailability and in vivo pharmacokinetics.

There is also significant potential for NMDA antagonists in a number of different pain indications. Preoperatively, older non-selective NMDA antagonists have been shown to reduce pain following molar extractions and major abdominal or gynecological surgeries. Pre-operative dosing of NMDA antagonists during surgery has shown the potential to reduce post-operative pain and the amount of opiates given to treat such pain. In addition, experiments in both animals and humans have established that NMDA antagonists such as ketamine and dextromethorphan can alleviate neuropathic pain and reverse opioid tolerance. A previous, but not orally available, NR2B selective compound has shown clinical proof-of-concept in neuropathic pain in patients after spinal cord injury. Unfortunately, only a few NMDA antagonists (non selective) are clinically available and their use is usually associated with unacceptable side effects.

Clinical status. Following successful Phase I safety and tolerability studies for EVT 101 in 2006, Evotec is currently conducting further clinical programs. Initially, Evotec has started short-term Phase Ib studies in cognition. The goal of these studies is to determine the therapeutic dose range in humans and to obtain early proof-of-concept results. The Phase Ib cognition/brain imaging study for EVT 101 is expected to deliver early proof-of-concept data in the first quarter of 2008. In this double-blind, placebo controlled, 3-way cross-over design study, 19 healthy volunteers were undergoing fMRI functional magnetic resonance imaging, or fMRI, while performing cognitive tasks. The study’s goal is to determine the dose-related changes in neuronal activation or deactivation in specific brain areas produced by 8 and 15 mg single doses of EVT 101, while comparing the results to placebo.

In addition, Evotec started a Phase Ib higher repeat dose safety, tolerability and cognition study in the fourth quarter of 2007. This study is a four-week, rising-dose, placebo-controlled, double-blind study with two dosage levels of EVT 101 in 48 young and elderly volunteers, with 8mg and 15mg doses given to young participants and 6mg and 12 mg doses given to elderly participants. The study is being conducted with the objective of assessing effects of longer-term treatment with higher doses on CNS function, safety and tolerability and EVT 101 brain penetration.

In parallel, Evotec had made preparations for a Phase II proof-of-concept neuropathic pain study. In this single-centre, double-blind, ascending dose, placebo-controlled cross-over design study, EVT 101 was expected to be tested in 18 patients with central neuropathic pain following spinal cord injury. Following review of the IND submitted for EVT 101, the FDA has asked Evotec to conduct additional preclinical studies prior to the start of Phase II clinical trials including an acute “Olney Lesion” study in rats that includes a positive control (a non-subtype selective NMDA antagonist by the name of MK-801), a single dose, acute neurotoxicity study in primates, and a repeat dose study to further characterize the potential for drug distribution, accumulation and drug-induced changes in ocular tissues in rats. The FDA has also requested that Evotec provide the results of the completed preclinical study that is currently in the reporting phase. Satisfactory review of these additional studies would delay the start of Phase II until mid 2008.

Evotec submitted the IND for EVT 101 with the FDA on October 3, 2007 (IND 75806). The IND for EVT 101 has been put on a full clinical hold by the FDA.

Previous clinical development. In 2006, Evotec successfully completed a Phase I safety and tolerability study with EVT 101. A total of 90 healthy, young and elderly subjects received single and multiple ascending doses of the compound. In the single ascending dose part of the study, EVT 101 was dosed up to 15mg; in multiple ascending dose studies EVT 101 was dosed to 4 mg twice daily and 8 mg once daily for eight days in young subjects and up to 3 mg twice daily in the elderly. In all subjects EVT 101 was well absorbed, achieved good exposure levels, and was well tolerated with no significant adverse events. There were no clinically significant changes in safety parameters including ECGs (electrocardiogram), vital signs and blood and urine tests. In both the young and elderly subjects, the compound had a good pharmacokinetic profile, with an eleven-hour half-life consistent with once or twice daily oral dosing. The good tolerability of EVT 101 is significant given the unfavorable side-effect profile that is typical of non-selective NMDA antagonists.

Commercialization. Upon the future satisfactory completion of proof-of-concept Phase II clinical trials of EVT 101, Evotec intends to partner and outlicense EVT 101 to pharmaceutical companies or other strategic partners to conduct Phase III clinical trials and to develop, manufacture and distribute EVT 101. In exchange for its outlicensing of EVT 101 to a collaborative future partner, Evotec intends to receive upfront and milestone payments, as well as royalties from the future sale of EVT 101.

EVT 302

Smoking cessation overview. According to the United States Centers for Disease Control and Prevention, the CDC, nicotine dependence is the most common form of chemical dependence in the United States. The CDC research suggests that nicotine is as addictive as heroin, cocaine or alcohol. The CDC’s MMWR Weekly report issued November 9, 2007 estimates that, in the United States alone, there are more than 45 million smokers, 70% of which report a desire to quit, with the average smoker making six to nine attempts to quit during his or her lifetime. Quitting tobacco use is difficult and users often relapse because of withdrawal symptoms, including irritability, anxiety, difficulty concentrating and increased appetite. In addition, there is strong health and economic support for the benefits of quitting smoking. According to the World Health Organization (Tobacco Free Initiative), or the WHO, tobacco is the second major cause of death in the world. It is currently responsible for the death of one in ten adults worldwide (about 5 million deaths each year). WHO also predicts that if current smoking patterns continue, it will cause approximately 10 million deaths each year by 2020.

WHO reports that tobacco is the fourth most common risk factor for disease worldwide. For example, smoking cessation lowers the risk for lung and other types of cancer. The risk of developing cancer declines with the number of years of smoking cessation. In addition, the risk for coronary heart disease, stroke and peripheral vascular disease is reduced after smoking cessation. Coronary heart disease risk is substantially reduced within one to two years of cessation. In addition to the high public health costs of treating tobacco-caused disease, tobacco users are also generally less productive while they are alive due to increased sickness related to smoking. A 1994 report by WHO estimated that the use of tobacco resulted in an annual global net loss of $200 billion dollars, a third of this loss being in developing countries. Based on all these health and economic factors, Evotec believes that effective smoking cessation therapy has strong market potential.

Current smoking cessation treatment regimens. Nicotine replacement devices such as the nicotine patch and nicotine gum lead the current market for smoking cessation, with nicotine replacement sales exceeding $2 billion dollars across the seven major markets in 2006, according to a report by Datamonitor in November 2007. In addition to these treatments, there are two prescription therapies that are currently available. In 1997, bupropion, a dopamine re-uptake inhibitor, was approved by the FDA for use as a smoking cessation aid and since marketed by GSK under the name Zyban®. The efficiency of bupropion is similar to that of nicotine replacement therapy. Bupropion approximately doubles the chance of quitting smoking successfully after three months. In addition to bupropion, varenicline was launched by Pfizer in 2006 under the brand name Chantix® in the United States and Champix® in Europe and elsewhere. This medication is the first approved nicotinic receptor partial agonist. In a direct comparison, varenicline showed superior efficacy. After one year, the rate of continuous abstinence was 10% for placebo, 15% for bupropion and 23% for varenicline. The combination of bupropion and nicotine appears not to further increase the cessation rate. Evotec believes that any drug that could improve smoking cessation rates would have a strong opportunity to penetrate the market quickly.

Dopaminergic mechanisms are involved in nicotine dependence. Nicotine acts by stimulating dopamine release in neuronal reward pathways. However, cigarette dependence is due to more than just the effects of nicotine. Smokers also have reduced MAO-B activity (monoamine oxidase B-enzyme that catalyzes the oxidative deamination of biogenic and xenobiotic amines and plays an important role in the metabolism of neuroactive and vasoactive amines in the central nervous system, such as dopamine, and peripheral tissues) due to non-nicotine components of tobacco smoke that potentiate nicotine’s effect on dopamine release and may increase the addictive properties of tobacco. When smokers quit, MAO-B activity returns to normal. Consequently, dopamine-based reward goes down and craving goes up. MAO-B inhibition, including that by EVT 302, therefore alleviates one of the two fundamental physiological changes occurring as smokers stop smoking.

EVT 302 as a treatment for smoking cessation. EVT 302 is an orally active, potent, highly selective and reversible inhibitor of MAO-B in development for smoking cessation. EVT 302’s preclinical and initial clinical profile supports the potential for a superior safety profile over marketed MAO-B inhibitors with no food restriction (e.g., cheese, cooked meats or red wine) and better tolerability compared to current treatments. In addition, EVT 302 demonstrates compelling pharmacokinetic properties with prolonged MAO-B inhibition, which offers smokers the potential to better comply with a smoking cessation program through once-a-week dosing at very low exposure levels. This long lasting dose capability could be a significant advantage in situations where smokers’ motivation and willpower to quit fluctuates throughout their attempts to end their smoking habits.

Current MAO-B inhibitors have been shown to improve smoking cessation rates when used as a monotherapy, demonstrating a quit rate comparable to that of existing therapies. Evotec therefore believes that EVT 302 has a reasonable probability of demonstrating a successful efficacy profile if used as a monotherapy but, unlike currently marketed smoking cessation drugs, EVT 302 also has the potential to enhance the effect of nicotine replacement therapy when used in conjunction with nicotine replacement therapies.

Clinical status. In March 2007, Evotec initiated its first Phase I study with EVT 302. This study used positron emission tomography, or PET, a three-dimensional computer-generated image of functional processes such as enzyme or receptor activity in the living body, designed to access the occupancy of MAO-B in the brain after the oral administration of EVT 302 in patients. This technique helps to determine the therapeutic dose range of EVT 302 for subsequent safety and efficacy studies. The single dose part of this study was conducted in 18 subjects at doses of 2.5 and 15mg and was completed with encouraging results, demonstrating full saturation of the enzyme. A repeat dose PET study is currently ongoing and is expected to be completed in early 2008.

In addition, a repeat dose safety and tolerability study for EVT 302 was successfully completed at the end of 2007. EVT 302 was investigated in an ascending dose study with repeated daily dosing in a total of 84 healthy young and elderly subjects. Healthy young male subjects were treated with EVT 302 2.5 mg, 5 mg, 15 mg, or placebo, for two weeks, and healthy elderly male and female subjects were treated with EVT 302 2.5 mg, 10 mg, or placebo, for four weeks. Each treatment was received by 12 young and/or elderly subjects as appropriate. The highest dose levels exceed the expected maximum therapeutic dose planned to be used in further clinical trials. The preliminary data indicate that EVT 302 was well tolerated in young and elderly subjects up to the highest dose levels tested in this study.

In November 2007, Evotec initiated a further Phase I tyramine interaction study to confirm there was no cardiovascular liability with foods that contain high amounts of tyramine. Following positive Phase I results, a first Phase II proof-of-concept study for smoking cessation is planned to begin in the first quarter of 2008. A two-stage approach is currently planned for a Phase II study, including a craving study and a quit rate study.

In addition to its indication for smoking cessation, there is also clinical validation for the role of MAO-B inhibitors in Alzheimer’s disease. The preclinical and Phase I program for smoking cessation would also support the development of EVT 302 as a disease modifying agent for Alzheimer’s disease. As this is a higher development risk opportunity, Evotec has postponed the decision to pursue this indication to 2008. Since clinical trials for EVT 302 were only conducted in Europe, no IND was filed for it with the FDA.

Previous clinical development. In a Phase I single ascending dose study, 36 healthy males between the ages of 18 and 50 received dose levels of EVT 302 varying from 0.5 mg to 60 mg. In addition, 8 elderly volunteers between the ages of 60 and 70 received 5mg doses of EVT 302, with some patients fasting or being placed on high fat breakfast diets to determine the effect of food on the pharmacokinetic properties of EVT 302. Overall, EVT 302 was safe and well tolerated up to high dose levels and showed excellent pharmacokinetic properties with prolonged inhibition of MAO-B at 5mg and above. These results provide the potential for once a week dosing at very low exposure levels. This is a significant advantage for a condition where smokers’ motivation for quitting can fluctuate throughout the smoking cessation process.

Commercialization. Upon the future satisfactory completion of proof-of-concept Phase II clinical trials of EVT 302, Evotec intends to partner and outlicense EVT 302 to pharmaceutical companies to conduct Phase III clinical trials and to develop, manufacture and distribute EVT 302. In exchange for its outlicensing of EVT 302 to a collaborative future partner, Evotec intends to receive upfront and milestone payments, as well as royalties from the future sale of EVT 302.

EVT 103

EVT 103 is an orally available, potent and highly selective antagonist of the NR2B subunit-containing NMDA receptors. It is a follow-on compound to EVT 101 with a comparable pharmacological profile, but less complex synthetic path. Preclinical safety evaluation required for entry-into-man trials has been completed for EVT 103, including 28-day toxicology studies in two species, safety pharmacology studies and genotoxicity studies. The data for these entry-into-man studies is currently under evaluation and, subject to their satisfactory outcome, Phase I trials for EVT 103 are planned to commence in 2008.

Other Research and Development Activities

Evotec has drug discovery projects that leverage its small molecule drug discovery capabilities around the development compounds acting on targets that research indicates might have potential as therapeutic treatments for a variety of CNS disease indications. The most advanced of these are in fairly early-stages of discovery and compounds for development into the clinic are unlikely to be identified before late 2008 or early 2009. Evotec has chosen a number of targets that have a certain degree of validation as targets at which new drugs may act to have therapeutic benefit. These include bradykinin B-1 receptor antagonists and histamine H3 receptor antagonists. Chemical development of compounds acting on these targets is currently ongoing. Beyond this, Evotec has a number of earlier targets under investigation to develop chemical series that may lead to potential drug candidates in the future.

Among these activities, Evotec and the National Institute of Neurological Disorders and Stroke at the National Institutes of Health have an ongoing collaboration to develop new cell system screening technologies to identify small molecule libraries for agents that regulate the differentiation of stem cells and their progeny in neurodegenerative disorders, in particular in Parkinson’s and Alzheimer’s disease.

Roche Licensing Arrangements

License for EVT 201. In March 2005, Evotec obtained an exclusive worldwide license from Roche for certain intellectual property rights, including sublicensing, for patents relating to a GABAA receptor modulator named by Evotec as EVT 201. In 2005, Evotec paid a total of $1,000,000 as an upfront payment for such intellectual property rights, and Evotec is subject to further milestone payments for scientific or commercial achievements related to EVT 201. In addition, Evotec will be required to pay royalties to Roche based on a percentage of its net sales of EVT 201 upon its commercialization. The royalty percentage increases as net sales surpass predetermined targets. The term of this license agreement ends, with respect to each commercialized product in each jurisdiction, on the later of the date that is (a) ten years following the commencement of commercialization of such product in such jurisdiction, or (b) the expiration of the last valid patent claim covering such product in such jurisdiction. Both parties are entitled to customary termination rights in case of a breach of a material obligation by the respective other party or in case of bankruptcy proceedings in relation to the respective other party.

License for EVT 100 series. In December 2003, Evotec obtained a license from Roche for certain intellectual property rights, including sublicensing, for patents relating to a series of NMDA-NR2B receptor antagonists including compounds named by Evotec as EVT 101 and EVT 103. The license grants Evotec exclusive rights, except for in the territory of Japan. Thus far, Roche has retained rights to commercialize the EVT 100 series in Japan, but may, in its discretion, grant these rights to Evotec in the future. Pursuant to the license agreement entered into with Roche, Evotec made upfront payments of $1,000,000 in 2003 and 2004 for such intellectual property rights, and Evotec is subject to further milestone payments upon the reaching of certain scientific or commercial achievements related to product candidates derived from NMDA-NR2B receptor antagonists (including, but not limited to, EVT 101 and EVT 103). In addition, Evotec will be required to pay royalties based on its net sales of such compounds upon their respective commercialization. Under the terms of the licensing agreement, Roche has retained exercisable options to obtain the exclusive right to produce and sell product candidates derived from NMDA-NR2B receptor antagonists licensed to and further developed by Evotec (including, but not limited to, EVT 101 and EVT 103) upon completion of Phase I and Phase IIb trials. Roche currently retains this option right for EVT 101 upon completion of Phase IIb trials, as Phase I trials for EVT 101 have been complete. Upon Roche’s exercise of such options, Evotec would be entitled to an upfront payment from Roche, Evotec’s payment obligations and sublicensing rights under the license agreement would terminate, and Evotec would be entitled to receive milestone payments for scientific and commercial achievements as well as royalties based on a percentage of net sales from Roche. The royalty percentage increases as net sales surpass predetermined targets. The term of this license agreement ends, with respect to each commercialized product in each jurisdiction, on the later of the date that is (a) ten years following the commencement of commercialization of such product in such jurisdiction, or (b) the expiration of the last valid patent claim covering such product in such jurisdiction. Both parties are entitled to customary termination rights in case of a breach of a material obligation by the respective other party or in case of bankruptcy proceedings in relation to the respective other party.

License for EVT 302. In January 2006, Evotec obtained an exclusive worldwide license from Roche for certain intellectual property rights, including sublicensing, for patents relating to a series of MAO-B inhibitors including compounds named by Evotec as EVT 302 and EVT 301. In September 2006, Evotec elected to discontinue the development of EVT 301 upon the emergence of clinical evidence following a safety and tolerability study conducted by Evotec. Pursuant to the license agreement entered into with Roche, Evotec made upfront payments of $6,000,000 in 2006 and $2,000,000 in 2007 for such intellectual property rights, and Evotec is subject to further milestone payments for achievements related to EVT 302. For example, at the initiation of Phase II clinical trials for EVT 302, Evotec expects to grant Roche an amount of shares equaling €3.0 million. In addition, Evotec will be required to pay royalties based on a percentage of its net sales of EVT 302 upon its commercialization. The royalty percentage increases as net sales surpass predetermined targets. The term of this license agreement ends, with respect to each commercialized product in each jurisdiction, on the later of the date that is (a) ten years following the commencement of commercialization of such product in such jurisdiction, or (b) the expiration of the last valid patent claim covering such product in such jurisdiction. Both parties are entitled to customary termination rights in case of a breach of a material obligation by the respective other party or in case of bankruptcy proceedings in relation to the respective other party.

Strategic Partnerships and Collaborations

Boehringer Ingelheim. In September 2004, Evotec entered into a three-year research collaboration with Boehringer Ingelheim International GmbH to jointly identify and develop preclinical development candidates for the treatment of CNS-related disorders and other diseases. The initial focus to target G-Protein Coupled Receptors, or GPCRs, the most abundant and most diverse type of cell surface receptors and the single most important target class. According to Current Opinion in Biotechnology 2005, it is estimated that 25% of the 100 top-selling drugs target GPCRs. In 2006, Datamonitor reported sales of GPCR-targeted drugs totaled 75 million dollars. (Datamonitor, Analysis of the pharmaceutical market to 2012 - Segmented by drug target family, 10/07). Under the terms of the collaboration agreement, Boehringer Ingelheim has full ownership and global responsibility for clinical development, manufacturing and commercialization of the compounds identified. In return, Evotec receives not only preclinical milestones and ongoing research payments, but also clinical milestones and royalties on future sales of drugs derived from the collaboration. In January 2006, pursuant to an amendment to the research and collaboration agreement entered into in September 2004, the collaboration doubled in volume and extended to the end of 2008. This amendment also expands the scope to different target classes including ion-channels and enzymes. Evotec achieved its first milestone of the collaboration in June 2005. The payment was granted for the identification of a number of lead series compounds for a priority GPCR target. In March 2006, Evotec advanced another target into lead optimization, the synthetic modification of a biologically active compound, to fulfill all pharmacological, physicochemical, pharmacokinetic and toxicologic requirements for clinical usefulness. This advancement into lead optimization resulted in a second milestone payment. Evotec expects to receive further milestone payments from the collaboration.

In addition to the collaboration entered into in September 2004, Evotec entered into a multi-year collaboration with Boehringer Ingelheim to jointly identify novel targets as potential points of intervention in the treatment of Alzheimer’s disease in March 2007. The collaboration also involves the Research Institute of Molecular Pathology in Vienna, or IMP. Evotec scientists together with the IMP will apply their proprietary and well-validated disease models to identify novel Alzheimer’s disease targets. Based on these models, Boehringer Ingelheim will select and further validate target candidates for its in-house drug discovery program with the goal of developing innovative novel therapeutics. This collaboration also provides for an option for Evotec to support Boehringer Ingelheim in the target validation process, which involves the verification of the relevance of a target to the course of a specific illness. If Boehringer Ingelheim exercises this option, Evotec is eligible for milestone payments of up to €20 million plus royalties.

Roche. In June of 2006, Evotec and Roche entered into a collaboration to jointly discover and develop compounds targeting CNS related diseases, building on intellectual property previously generated on this target by Evotec. Under the terms of the agreement with Roche, both companies committed research and development resources to jointly drive novel compounds into clinical development. At the clinical development candidate stage, Roche will initially have exclusive rights to the development of such product candidates in exchange for Evotec receiving potential milestone payments and royalties derived from the sale and distribution of such product candidates. If Roche does not exercise its option right, Evotec has the option to have such exclusive rights to the development of such product candidates in exchange for Roche receiving potential milestone payments and royalties.

CHDI. Evotec entered into a strategic drug discovery partnership with CHDI in March 2006. CHDI is a not-for profit organization pursuing a biotech approach to finding therapies for Huntington Disease. It operates as a virtual biotechnology company, progressing its discovery research entirely through third-party collaborations. Since March 2006, Evotec and CHDI have entered into a collaboration to help CHDI advance its drug discovery programs. Under the terms of the collaboration, CHDI are granted access to most of Evotec’s integrated discovery offering such as assay development, ultra-high-throughput, high-content and fragment-based screening, structural biology (the structural determination and analysis of living material that leads to an understanding of biological function in terms of three-dimensional molecular structure), computational chemistry, and medicinal chemistry. In addition, Evotec is building and managing the CHDI corporate compound library. In February of 2007, Evotec and CHDI extended their collaboration to the end of 2010, with the extension having the potential to yield Evotec $37 million in research payments.

Takeda. In August 2003, Evotec entered into a four-year target discovery collaboration with Takeda Chemical Industries, Ltd. or Takeda, under which Evotec granted Takeda access to its proprietary database of Alzheimer’s disease-related targets. Takeda made payments during the collaboration totaling €15 million to ENS covering database access fees, research funding and milestone payments relating to the selection of targets for further drug discovery. Evotec achieved the second milestone in its collaboration with Takeda in August 2006. Evotec’s collaboration with Takeda ended in August 2007.

Patents, Trade Secrets and Licenses

Evotec relies on a combination of patent, trademark and trade secret laws, in addition to confidentiality and inventions assignment agreements and licensing agreements, to establish and protect its intellectual property and proprietary information rights. Evotec actively seeks, whenever appropriate, patent protection for its intellectual property in Europe, the United States and other jurisdictions. In addition to using external advisors, Evotec has dedicated internal resources to managing and monitoring its intellectual property and proprietary information rights.

The following factors are important to Evotec’s success:

•	receiving patent protection for its product candidates and technologies;

•	not infringing on the intellectual property rights of others;

•	preventing others from infringing its intellectual property rights; and

•	maintaining its patent rights and trade secrets.

Evotec will be able to protect its technologies and the competitiveness of its future products only to the extent that Evotec is able to obtain valid and enforceable patents, protect its trade secrets and enforce confidentiality and inventions assignment agreements. For more information regarding the risks Evotec faces with respect to its intellectual property and proprietary information rights, see “Risk Factors—Risks Related to Evotec’s Industry—Evotec is dependent on patents and proprietary technology, both its own and those licensed from others. If Evotec or its licensors fail to adequately protect this intellectual property or if Evotec does not have exclusivity for the marketing of its products, Evotec’s ability to commercialize products could suffer,” “Risk Factors—Risks Related to Evotec’s Industry—Evotec, the co-owners of its intellectual property rights or its licensors may face difficulties in protecting or enforcing intellectual property in countries outside the United States and the member states of the European Patent Convention, which may diminish the value of its intellectual property in those countries” and “Risk Factors—Risks Related to Evotec’s Industry—Claims that Evotec infringes a third party’s intellectual property may give rise to burdensome litigation, result in potential liability for damages or stop Evotec’s development and commercialization efforts.”

Patents

As of September 30, 2007, Evotec had more than 100 patent and utility model families under its full control, each such family protecting an invention in one or more countries. Such families comprised more than 15 U.S. patents, 55 U.S. patent applications, 25 European patents, 55 European patent applications, 15 German patents, 5 German patent applications, 5 German utility models and 25 patent applications in further jurisdictions. In particular, few patent applications have been filed that relate to three compound series and their uses in a variety of disorders, such as metabolic diseases as well as neurological and neurodegenerative diseases.

In addition, Evotec is party to licensing agreements that grant Evotec rights under third-party patents or patent families. Evotec has exclusively in-licensed intellectual property from Roche with respect to EVT 201 in the field of CNS indications, the EVT 100 Series for certain therapeutic indications including pain and Alzheimer’s disease and EVT 302 for treatment of any indication in humans and is party to further exclusive in-licensing agreements with Garching Innovation GmbH (now renamed Max-Planck-Innovation GmbH) and other third parties. Such exclusively in-licensed intellectual property comprised more than 15 U.S. patents, 10 European patents, 110 patents in other jurisdictions and 115 patent applications.

Further patent families comprising more than 5 patents and 10 patent applications in various jurisdictions are co-owned by Evotec and third parties such as the Max-Planck-Society.

Evotec actively manages its patent portfolio from a very early-stage of an invention. Evotec actively seeks, when appropriate, protection for its technologies, product candidates, products and proprietary information through national and foreign patent applications. Evotec reviews its patent portfolio regularly and decides whether to maintain or withdraw its patent applications and patents based on the importance of such intellectual property for its strategy and the scope of protection provided.

The following is a summary of the intellectual property for Evotec’s key product candidates and technologies supporting the drug discovery and development process as well as discovery results themselves with respect to its patents and patent applications.

EVT 201. Pursuant to a licensing agreement with Roche, Evotec holds an exclusive worldwide license to develop and commercialize EVT 201 in the field of CNS indications. According to such agreement, Roche has the sole responsibility for the prosecution and maintenance of its licensed patent rights, whereas for any patent rights on inventions made by persons under the control of Evotec with respect to EVT 201 in the field of CNS indications the responsibility is with Evotec. The product candidate itself, pharmaceutical compositions comprising EVT 201 as well as its use in the treatment of diverse disorders, including the treatment of insomnia, are protected through diverse patent families in major countries worldwide.

EVT 100 Series. Pursuant to a licensing agreement with Roche, Evotec holds an exclusive and worldwide license to develop and commercialize a multitude of compounds, including Evotec’s product candidate EVT 101, covered, with the exception of Japan, by diverse patent families for NR2B subtype specific NMDA receptor antagonists. The license has been granted for certain therapeutic indications including pain and Alzheimer’s disease. According to such agreement, Roche has the sole responsibility for the prosecution and maintenance of its licensed patent rights, whereas for any patent rights on inventions made by persons under the control of Evotec with respect to such compounds in the aforementioned therapeutic indications the responsibility is with Evotec. EVT 101, pharmaceutical compositions comprising such product candidate as well as its use in treatment are patent protected in major countries worldwide.

EVT 302. Pursuant to a licensing agreement with Roche, Evotec holds an exclusive and worldwide license to develop and commercialize its product candidate EVT 302, an MAO-B inhibitor, for the prevention and treatment of any indication in humans. According to such agreement, Roche has the sole responsibility for the prosecution and maintenance of its licensed patent rights, whereas for any patent rights on inventions made by persons under the control of Evotec with respect to such compounds the responsibility is with Evotec. EVT 302, pharmaceutical compositions comprising EVT 302 as well as its use in the treatment of disorders which are mediated by MAO-B inhibitors are covered by patents and patent applications in major countries world-wide.

In addition to the selective in-licensing of product candidates, Evotec pursues its own discovery projects and thereby intends to build a sustainable pipeline of drug candidates that have the potential to provide a steady flow of compounds for partnering. With this end in view, Evotec monitors the research activities and results of in- house research facilities in order to identify potentially patentable drug candidate series. Patent applications have been filed so far to protect three drug candidate series and their use in a variety of disorders such as metabolic diseases as well as neurological and neurodegenerative diseases.

Furthermore, with its deep knowledge in CNS-related diseases, Evotec has established a solid position in the identification and validation of molecular targets involved in Alzheimer’s disease and other neurodegenerative diseases. Over the years, Evotec has built an extensive patent portfolio that covers the use of such targets for diagnostic and drug discovery purposes.

Evotec furthermore has developed a number of assays, i.e. methods to measure the chemical or biological activity of any combination of targets and compounds, which are also patent protected.

Patents and patent applications for detection and other platform technologies support Evotec’s intellectual property position. Evotec owns a portfolio of patent families as well as utility models on such technologies, many of which have been out-licensed to Evotec Technologies GmbH, its former subsidiary now renamed PerkinElmer Cellular Technologies Germany GmbH. Furthermore, Evotec is the holder of non-exclusive licenses for technologies owned by PerkinElmer Cellular Technologies Germany GmbH, Olympus Corporation and other third parties.

Trade Secrets, Confidentiality and Assignment Agreements

Much of Evotec’s technology and many of its processes depend upon the knowledge, experience and skills of its scientific and technical personnel. To protect rights to Evotec’s proprietary know-how and technology, Evotec generally requires all employees, contractors, consultants, advisors and collaborators as well as potential collaborators to enter into confidentiality agreements that prohibit the disclosure of confidential information. The agreements with employees and consultants typically also require disclosure and assignment to Evotec of ideas, developments, discoveries and inventions relevant to its business.

Government Regulation

Evotec operates in a highly regulated industry. In both Europe and the United States, Evotec’s product candidates will require regulatory approvals prior to clinical trials and additional regulatory approvals prior to commercial production and distribution. These regulatory approval processes are generally stringent and time-consuming.

To obtain these approvals, preclinical and clinical trials must be conducted to demonstrate safety, efficacy and consistent quality of the product candidates. Preclinical trials involve animal subjects and clinical trials are the means by which product candidates are tested in humans.

Clinical trials are normally conducted in three phases:

•

Phase I—Evotec conducts clinical trials in a limited trial participant population to test a product candidate for safety, dosage tolerance, absorption, metabolism, distribution and excretion in healthy individuals.

•

Phase II—Evotec conducts clinical trials in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specifically targeted diseases and to determine dosage tolerance and optimal dosage amounts. Evotec may conduct multiple Phase II clinical trials in order to obtain as much information as possible prior to beginning the larger and more expensive Phase III clinical trials. In some cases, a sponsor may decide to run what is referred to as a “Phase IIb” clinical trial, which is a second, confirmatory Phase II clinical trial that could, if positive, serve as a pivotal clinical trial in the approval of a product candidate.

•

Phase III—When Phase II clinical trials demonstrate that a dosage range for the product candidate is effective and has an acceptable safety profile, Phase III clinical trials are undertaken in large patient populations to further evaluate dosage, provide additional evidence of clinical efficacy and further test for safety in expanded patient populations at multiple clinical trial sites and longer-term dosing.

United States

Overview. The Federal Food, Drug and Cosmetic Act, or the FDC Act, regulates small molecule drugs and biological products, and the Public Health Service Act, or PHS Act, also regulates small molecule drugs. The FDC Act, the PHS Act and related regulations govern the testing, manufacturing, safety, efficacy, labeling, storage, record keeping, and advertising and other promotional practices with respect to these drugs and products. The FDA must approve a product candidate or provide alternative clearances before clinical testing, manufacturing and marketing may begin.

Conduct of clinical trials. Obtaining FDA approval is a costly and time-consuming process. Generally, in order to obtain FDA pre-market approval, preclinical trials must be conducted in a laboratory and in animal model systems to gain preliminary data on the product candidate’s safety and efficacy. Evotec must submit the results of its preclinical trials as part of an application for an investigational new drug, or IND, which the FDA must review and approve before clinical trials can begin. The FDA receives reports on the progress of each phase of clinical trials, and it may require the modification, suspension or termination of clinical trials if an unwarranted risk is presented to test subjects.

Application and approval process. After completion of clinical trials of a product candidate, Evotec must obtain FDA marketing approval. If the product is regulated as a biologic, Evotec will require a biological license application, or BLA. If the product candidate is classified as a new drug, Evotec will require a new drug application, or NDA. The BLA or NDA must include results of product development activities, preclinical trials and detailed manufacturing information.

The FDA subjects NDAs or BLAs to an unpredictable and potentially prolonged approval process. The FDA may ultimately decide that the application does not satisfy its criteria for approval or may require additional preclinical or clinical trials. Even if Evotec obtains FDA approvals, the FDA subjects a marketed product to continual review, and subsequent discovery of previously unknown problems or a failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of Evotec’s product or mandated withdrawal of the product from the market, as well as possible civil or criminal sanctions. Before marketing approval is granted, the facility at which the product is manufactured will be inspected for compliance with current Good Manufacturing Practice, or cGMP requirements by FDA inspectors and will be inspected periodically for continuing compliance.

Europe

Overview. There is a broad range of legislation in force in member states of the European Union governing the testing, manufacturing and marketing of small molecule drugs. This legislation imposes specific requirements on preclinical and clinical trials where the data generated is to be used for a subsequent application for product market authorization in the European Union. In addition, guidelines issued by a number of organizations, including the Committee for Proprietary Medicinal Products, or CPMP, of the European Medicines Agency, or EMEA, cover the conduct of preclinical and clinical testing and the operation of manufacturing facilities. Manufacturers of pharmaceutical products operating within the European Union must hold a manufacturer’s authorization and must comply with the requirements of cGMP. In addition, certain preclinical studies are required to be conducted pursuant to the requirements of Good Laboratories Practice, or GLP, and all clinical trials are required to be performed pursuant to the requirements of Good Clinical Practice, or GCP.

These requirements are intended to set minimum standards with respect to manufacturing facilities and the conduct of preclinical and clinical trials. Failure to comply with these requirements may result in the suspension or revocation of the manufacturer’s authorization.

Conduct of clinical trials. Prescribed processes for the conduct of clinical trials in Europe are similar to those processes prescribed in the United States following the implementation of the European Clinical Trials Directive.

Application and approval process. The centralized procedure is mandatory for medicinal products developed by certain biotechnological processes and is optional for other medicinal products. Another important regulatory procedure for obtaining marketing authorizations in the European Union is the mutual recognition procedure. All medicinal products for which the centralized procedure is not mandatory may also follow this process.

The centralized procedure requires that Evotec submit a centralized application for authorization to the EMEA, which coordinates the assessment process. The CPMP then assesses Evotec’s product candidate and issues an opinion on its quality, safety and efficacy. The CPMP submits its opinion to the European Commission, which drafts a decision based on the CPMP’s opinion. After consulting its standing committee, the European Commission may grant a market authorization, subject to adequate evidence of quality, safety and efficacy. This marketing authorization is valid in all of the member states of the European Union.

The mutual recognition procedure requires that Evotec submit its product candidate for review to a member state of the European Union, which is called the reference member state. The reference member state then assesses the product candidate for quality, safety and efficacy. Once the reference member state has granted national marketing authorization, Evotec may then make applications to the other member states of the European Union. The other member states may either recognize the marketing authorization of the reference member state or issue objections. If a member state maintains its objection, an arbitration process is initiated and the final decision is made by the European Commission on the basis of an opinion of the CPMP. The mutual recognition procedure may be used more than once for subsequent applications to other member states in relation to the same product candidate.

Competition

Evotec competes in the segment of the pharmaceutical market that treats CNS related diseases, which is highly competitive. Evotec faces significant competition from most pharmaceutical companies as well as biotechnology companies that are also researching and selling products designed to treat neurological diseases and disorders. Evotec’s main competitors for research collaboration include, among others, BioFocus DPI, the service division of Galapagos NV, and Albany Molecular Research, Inc., as well as emerging Asian suppliers, such as WuXi PharmaTech. In addition, Evotec faces competition in the outlicensing of insomnia related treatments from, among others, Actelion Ltd., Neurogen Corporation, Somaxon Pharmaceuticals, Inc. and Vanda Pharmaceuticals Inc. Many of Evotec’s competitors have significantly greater financial, manufacturing, marketing and product development resources than Evotec does. Large pharmaceutical companies in particular have extensive experience in clinical testing and in obtaining regulatory approvals for drugs. These companies also have significantly greater research capabilities than Evotec does. As such, Evotec currently intends to partner and outlicense its product candidates to pharmaceutical companies to conduct Phase III clinical trials and to develop, manufacture and distribute such product candidates in exchange for upfront and milestone payments and royalties for future sales. In addition, many universities and private and public research institutes are active in neurological research, some in direct competition with Evotec. Evotec also must compete with these organizations to recruit scientists and clinical development personnel.

Evotec believes that its ability to successfully compete will depend on, among other things:

•	efficacy, safety and reliability of its product candidates;

•	timing and scope of regulatory approval;

•	the speed at which Evotec develops product candidates;

•	completion of clinical development and laboratory testing and obtaining regulatory approvals for product candidates;

•	the ability of its licensees to manufacture and sell commercial quantities of a product to the market;

•	product acceptance by physicians and other health care providers;

•	quality and breadth of its technology;

•	skills of its employees and its ability to recruit and retain skilled employees;

•	protection of its intellectual property; and

•	availability of substantial capital resources to fund development and commercialization activities.

Legal Proceedings

Other than the following legal dispute with the commercial register of the local court (Amtsgericht) in Hamburg, during the last 12 months Evotec has not been, and is not currently, subject to any material legal proceedings:

By resolution dated June 7, 2005 the shareholders of Evotec AG created conditional capital (Bedingtes Kapital) in an amount of up to €20,914,805, divided into 20,914,805 new ordinary bearer shares with no par value. The capital increase takes effect only to the extent that holders of convertible bonds or bonds with warrants (also referred to as “bonds”) awarded by Evotec on the basis of a shareholders’ resolution dated June 7, 2005, exercise their conversion or option rights or when conversion or option obligations arising as a result of convertible bonds or bonds with warrants issued according to such resolution are fulfilled. According to the shareholders’ resolution, the bonds may also be issued against non-cash consideration, thereby excluding the statutory pre-emptive rights of Evotec’s shareholders.

The local court (Amtsgericht) in Hamburg has declined to register the respective amendment of Evotec’s articles of association in the commercial register by arguing that the shareholders’ resolution regarding the creation of the additional conditional capital did not comply with the requirements of Section 194 paragraph 1 of the German Stock Corporation Law (Aktiengesetz) in case the capital increase is effected against contributions-in-kind. Although Evotec does not agree with this argument, the Management Board has decided to revoke the respective application for registration for an indefinite period. Should Evotec decide to pursue the application for registration, it is most likely that the local court in Hamburg will not support the application in the first instance. In such case, Evotec would need to take legal remedies to implement the registration.

However, Evotec currently does not intend to make use of the additional conditional capital in the amount of up to €20,914,805.

Facilities

Evotec’s headquarters, which house its corporate offices and laboratories, are located in Hamburg, Germany. Evotec leases approximately 5,620 square meters (approximately 60,500 square feet) in this facility under an operating lease expiring in December 2012 and approximately 1,400 square meters (approximately 15,000 square feet) under an operating lease with semi-annual break dates. Evotec also leases approximately 600 square meters (approximately 6,450 square feet) of office and laboratory space in another facility in Hamburg, Germany under an operating lease expiring in March 2015 and approximately 225 square meters (approximately 2,422 square feet) of office and laboratory space located in Berlin, Germany under an operating lease that is terminable upon six-months’ notice.

Evotec also leases approximately 9,000 square meters (approximately 96,870 square feet) of office and laboratory space located in Oxfordshire, United Kingdom under operating leases expiring in 2023. Pursuant to the disposition of its Chemical Development Business to Aptuit on November 30, 2007, Evotec transferred leases to certain of its facilities in Oxfordshire and Glasgow totalling approximately 13,400 square meters (approximately 144,000 square feet) to the buyer.

In addition, Evotec is considering office and laboratory space expansion opportunities to support its development requirements beyond 2007. Evotec believes that suitable alternative or additional space will be available in the future on commercially reasonable terms as needed.

Employees

As of December 31, 2007, Evotec had 386 employees, including 131 Ph.D.s and 3 M.D.s. At the end of November 2007, the number of staff changed significantly due to the transfer of Evotec’s Chemical Development Business to Aptuit which involved the transfer of 203 employees in total.

As of September 30, 2007, Evotec had 577 employees, including 180 staff with Ph.D.s and 3 staff with M.D.s. Of these, 22 were temporary employees. As of December 31, 2006, Evotec had 607 employees (527 excluding Evotec Technologies GmbH), as of December 31, 2005, 604 employees and as of December 31, 2004, 646 employees.

The following table provides an over view of the number of employees as of the reporting dates below:

	Dec 31, 2007		Sep 30, 2007	Dec 31, 2006		Dec 31, 2005		Dec 31, 2004
Drug Discovery Business	309		295	268		281		307
Chemical Development Business*	—		190	162		141		148
Evotec Technologies GmbH (ET)**	—		—	(80	)**	92		91
Other	77		92	97		90		100
Total employees	386		577	527	**	604 (512 w/o ET	)**	646
Full-time employees	352		541	494	**	566		604	**
Part-time employees	34		36	33	**	38		42	**
Temporary employees	29		22	20	**	14		24
Change in the number of employees from the previous year/reporting date	-34 (-2.5 w/o CDB	% % )	+9.5%	-12.8 (+2.9	% %)**	-6.5%

*	Business sold effective as of November 30, 2007.
**	Evotec Technologies GmbH was sold effective as of January 1, 2007. Total employee figures as of December 31, 2006 (including full-time/temporary break-down) do not include employees of Evotec Technologies GmbH. Employee figures for Evotec Technologies as of December 31, 2006 are shown in parentheses for comparison purposes. Percentage change in the number of employees is also given for continued business units (527) compared to figures as of December 31, 2005 excluding Evotec Technologies GmbH (512).

The total number of employees as of December 31, 2007 has changed significantly compared to the numbers as of September 30, 2007, which include 190 employees in the former Chemical Development Business of Evotec. With the transfer of the Chemical Development Business on November 30, 2007, 203 employees were transferred to Aptuit and therefore they are no longer part of Evotec’s workforce. As of December 31, 2007, Evotec had 386 employees, 29 of which are temporary. Since then, there have been no significant changes as of the date of this proxy statement/prospectus.

In addition, Evotec has contracted with consultants that it estimates are the equivalent of approximately 1.2 additional full-time employees, of which 0.8 are engaged in clinical development activities. Evotec believes its relations with its employees are good.

COMPARATIVE STOCK PRICES AND DIVIDENDS

The table below presents the closing market price for Evotec AG ordinary shares on the Frankfurt Stock Exchange, as reported by the Frankfurt Stock Exchange Xetra System, the last quoted sale price of Renovis common stock, as quoted on the NASDAQ Global Market and the market value of a share of Renovis common stock on an equivalent per share basis. These prices are presented on two dates:

•	September 18, 2007, the last trading day before the public announcement of the signing of the merger agreement; and

•	February 15, 2008, the latest practicable date before the date of this proxy statement/prospectus.

	Evotec AG Ordinary Share Price(1)	Renovis Common Stock Share Price	Equivalent Per Share Data(1)(2)
September 18, 2007	$4.56	$3.34	$4.82
February 15, 2008	$2.94	$2.41	$3.10

(1)	The amount shown in dollars September 18, 2007 and February 15, 2008, have been translated from euro solely for the convenience of the reader at an exchange rates, respectively, of $1.00 to €0.7210, the noon buying rate as of September 18, 2007, and $1.00 to €0.6864, the noon buying rate as of February 15, 2008.
(2)	The equivalent price per share data for Renovis common stock has been determined by multiplying the last reported sale price of a share of Evotec ordinary shares on each of these days by the effective per share exchange ratio of 1.0542.

Market Price

The table below sets forth, for the periods indicated, the high and low intraday per share prices of Evotec AG ordinary shares and Renovis common stock on the Frankfurt Stock Exchange and the NASDAQ Global Market, respectively. Prices are rounded to the nearest cent.

	Evotec AG Ordinary Shares		Renovis Common Stock(1)
	High	Low	High	Low
2002
First Quarter	€11.40	€7.60	—	—
Second Quarter	9.00	5.30	—	—
Third Quarter	6.00	1.39	—	—
Fourth Quarter	3.05	1.15	—	—
Annual	11.40	1.15	—	—

2003
First Quarter	€2.20	€1.31	—	—
Second Quarter	5.25	1.50	—	—
Third Quarter	7.28	3.90	—	—
Fourth Quarter	6.67	4.88	—	—
Annual	7.28	1.31	—	—

2004
First Quarter	€6.64	€4.57	$17.57	$9.95
Second Quarter	5.70	3.65	13.76	6.08
Third Quarter	4.08	2.15	9.84	6.60
Fourth Quarter	3.92	2.34	15.66	8.05
Annual	6.64	2.15	17.57	6.08

2005
First Quarter	€3.57	€2.55	$14.44	$7.64
Second Quarter	3.09	2.42	19.25	6.34
Third Quarter	2.98	2.52	16.54	11.80
Fourth Quarter	2.82	2.46	17.10	12.40
Annual	3.57	2.42	19.25	6.34

2006
First Quarter	€4.88	€2.40	$24.01	$15.05
Second Quarter	4.24	2.70	21.23	13.40
Third Quarter	3.59	2.78	16.00	10.53
Fourth Quarter	3.56	3.01	15.46	2.99
Annual	4.88	2.40	24.01	2.82

2007
First Quarter	€4.39	€3.33	$3.75	$3.03
Second Quarter	3.74	3.07	5.00	3.13
Third Quarter	3.50	2.48	4.01	2.53
Fourth Quarter	3.14	2.02	4.00	2.82
Annual	4.39	2.02	5.00	2.53

2008
January 2008	€2.37	€1.63	$3.18	$2.59
February 2008 (through February 15)	2.08	1.97	2.73	2.31

(1)	Renovis common stock was initially listed for trading on February 3, 2004. Prior to that, no established market for Renovis common stock existed.

Dividends

Evotec AG

Evotec AG has not declared any cash dividends on its ordinary shares since inception and has no present intention to pay dividends in the foreseeable future. Any proposal by Evotec’s Supervisory and Management Boards to the shareholders to pay dividends will depend on many factors, including its financial condition, results of operations, legal requirements and other factors. Evotec AG may also become subject to debt instruments or other agreements that limit its ability to pay dividends. Evotec AG currently intends to reinvest the profits, if any, generated from the outlicensing of its clinical candidates and contract research fees in further building up its clinical candidates.

All of the ordinary shares represented by the ADSs offered by this proxy statement/prospectus will have the same dividend rights as all of Evotec’s other outstanding ordinary shares. Any distribution of dividends jointly proposed by Evotec’s Management and Supervisory Boards requires the approval of its shareholders in a general meeting. The section “Comparison of Shareholder Rights—Dividends” explains in more detail the procedures Evotec AG must follow and the German law provisions that determine whether it is entitled to declare a dividend.

For information regarding the German withholding tax applicable to dividends and related United States refund procedures, see “Taxation—German Tax Considerations.”

Renovis

Renovis has not paid dividends on its common stock since inception and does not anticipate paying any dividends in the foreseeable future.

DESCRIPTION OF THE EVOTEC AG ORDINARY SHARES

General

Set forth below is a summary of certain information relating to Evotec’s share capital and certain provisions of its articles of association and relevant German law. This summary is not complete. It is qualified in its entirety by reference to Evotec’s articles of association and German law in effect at the date of this proxy statement/prospectus. The summary below does not apply directly to Evotec ADSs. For information with respect to the Evotec ADSs and the deposit agreement pursuant to which the Evotec AG ordinary shares will be held on behalf of U.S. shareholders, see “Description of the Evotec AG American Depositary Shares.”

Share Capital

The share capital of Evotec AG consists of Evotec AG ordinary shares, all of which have been issued in bearer form. As of the date of this proxy statement/prospectus, the issued and outstanding share capital (Grundkapital) of Evotec AG was €73,868,447.00 divided into 73,868,447 no par value shares (Stückaktien) including a total of 169,319 shares issued in 2005 through 2007 out of the conditional capital after holders of stock options exercised their options according to the terms of the Stock Option Plan 1999 to 2001. As of the date of this proxy statement/prospectus, the issuance of these 169,319 shares out of the conditional capital has not yet been registered in the commercial register (Handelsregister) of the Hamburg local court (Amtsgericht). All outstanding shares are fully paid. The Evotec AG ordinary shares have a calculated nominal value (rechnerischer Wert—amount of the share capital proportionally attributed to one no par value share) of €1.00 each. Evotec AG has not issued any preference shares.

As soon as possible following the effective time of the merger (see “The Merger—Effective Time of the Merger and the Share Contribution”) Evotec will effect the increase of its share capital by €34,684,253.00 by passing a resolution of Evotec’s Management Board with the approval of the Supervisory Board, both in accordance with section 5 of Evotec’s articles of association and conditional upon the merger becoming effective, to use the authorized share capital (genehmigtes Kapital) to issue 34,684,253 new ordinary bearer shares with no par value (Stückaktien), each representing a notional amount of €1.00 of Evotec’s share capital and carrying full dividend rights as of January 1, 2007. The statutory pre-emptive rights of Evotec’s shareholders will be excluded. The new shares will be issued to and accepted by JPMorgan Chase Bank, N.A. acting as contribution agent in connection with the formation of the merger sub and the share exchange for the benefit of the former holders of shares of Renovis’s common stock against the prior contribution-in-kind of all of the issued and outstanding shares of common stock of the surviving company. Upon registration of implementation of this capital increase from authorized capital, the issued and outstanding share capital (Grundkapital) of Evotec AG will be €108,552,700.00 divided into 108,552,700 ordinary bearer shares with no par value (Stückaktien).

Under the German Stock Corporation Act (Aktiengesetz) and Evotec’s articles of association, Evotec’s share capital may be increased by issuing new shares for cash or non-cash consideration or out of Evotec’s retained earnings. A resolution passed by a majority of 75% of the share capital represented at the annual general shareholders’ meeting is required to effect such share capital increases.

History of the Share Capital

At the time of registration in the commercial register (Handelsregister) of the Hamburg local court (Amtsgericht) as a limited liability company (Gesellschaft mit beschränkter Haftung) under the name EVOTEC BioSystems GmbH on December 8, 1993, Evotec had a share capital of DM500,000.00. On August 7, 1998, the Company transformed into a stock corporation (Aktiengesellschaft) under German law and changed its name to Evotec AG. At this time the share capital of Evotec amounted to DM709,800.00. By July 2004, after various capital increases, Evotec’s share capital amounted to €38,010,130.00.

Since then, the following capital increases have been carried out:

Based on an authorization of Evotec’s shareholders at a meeting held on June 18, 2001, which was registered with the commercial register (Handelsregister) of the Hamburg local court (Amtsgericht) on September 6, 2001, Evotec’s Management Board resolved on March 6, 2005, with the approval of the

Supervisory Board on March 3, 2005, to increase Evotec’s share capital by €14,276,883.00 to €52,287,013.00 by issuing 14,276,883 new ordinary bearer shares for non-cash consideration (consideration in-kind). The capital increase became effective on May 26, 2005, upon registration with the commercial register of the Hamburg local court.

At a shareholders’ meeting held on June 7, 2005, Evotec’s shareholders directly resolved to increase Evotec’s share capital by up to €10,457,402.00 by issuing up to 10,457,402 new ordinary bearer shares at an issue price of €2.72 per share to existing shareholders at a ratio of 5:1. The resolution became effective on June 8, 2005, upon registration with the commercial register of the Hamburg local court. On June 23/24, 2005, Evotec’s Management Board, with the approval of the Supervisory Board on the same day, implemented the capital increase resolved by the shareholders’ meeting on June 7, 2005, by issuing 10,457,402 new ordinary bearer shares thereby increasing the share capital by €10,457,402.00 to €62,744,415.00. The capital increase became effective on June 24, 2005, upon registration with the commercial register of the Hamburg local court.

Based on an authorization of Evotec’s shareholders at a meeting held on June 7, 2005, which was registered with the commercial register of the Hamburg local court on August 29, 2005, Evotec’s Management Board resolved on April 26/27, 2006, with the approval of the Supervisory Board on April 26/27, 2006, to increase Evotec’s share capital by €5,228,701.00 to €67,973,116.00. The capital increase became effective on April 28, 2006, upon registration with the commercial register of the Hamburg local court.

Based on an authorization of Evotec’s shareholders at a meeting held on June 8, 2006, which was registered with the commercial register of the Hamburg local court on November 8, 2006, Evotec’s Management Board resolved on May 7, 2007, with the approval of the Supervisory Board on May 25, 2007, to increase Evotec’s share capital by €5,726,012.00 to €73,699,128.00. The capital increase became effective on July 16, 2007, upon registration with the commercial register of the Hamburg local court.

A total of 169,319 shares have been issued in 2005 through 2007 out of the conditional capital after holders of stock options exercised their options according to the terms of the Stock Option Plan 1999 to 2001. The current share capital therefore amounts to €73,868,447.

Authorized Capital

Pursuant to the German Stock Corporation Act and Evotec’s articles of association the creation of authorized capital (Genehmigtes Kapital) requires a resolution passed by a majority of 75% of the share capital represented at the general shareholders’ meeting at which the resolution is passed. The creation of authorized capital authorizes the Management Board, with the approval of the Supervisory Board, to increase the share capital by issuing new shares for cash or non-cash consideration for a period of up to five years.

At a meeting held on May 30, 2007, Evotec’s shareholders authorized the Management Board to increase, with the approval of the Supervisory Board, in one or more transactions at any time through May 29, 2012, Evotec’s share capital, by up to €36,849,564.00 by issuing new shares against cash or non-cash consideration. The resolution became effective on August 28, 2007, upon registration with the commercial register of the Hamburg local court.

Pursuant to section 5(4) of Evotec’s articles of association, any shares to be issued on the basis of this authorized capital will be subject to the statutory subscription rights of Evotec’s shareholders. Subject to the approval of the Supervisory Board, the Management Board may, however, increase Evotec’s share capital on the basis of this authorized capital without offering subscription rights to its shareholders on one or several occasions:

(a)	to the extent necessary to avoid fractional shares;

(b)	to the extent necessary to allow holders of option certificates or conversion rights (Options—oder Wandlungsrechte) of Evotec AG to subscribe to the new shares in the amount to which they would be entitled after exercising their conversion or option rights;

(c)	up to an amount of €600,000.00 if the capital increase is effected for the purpose of issuing shares to employees of Evotec AG;

(d)	in the case of capital increases in exchange for cash consideration up to a total amount of €7,369,912.00 or, should this amount be lower, a total of 10% of the share capital existing at the time of the first utilization of the authorization (in each case considering any use of other authorizations for the exclusion of subscription rights in accordance with section 186 (3) sentence 4 of the German Stock Corporation Act (Aktiengesetz), if the exclusion is implemented after May 30, 2007), if the issue price of the new shares is not significantly lower than the stock market price of the already listed shares at the time of the final determination of the issue price;

(e)	up to an amount of €36,849,564.00 if the capital increase is effected for non-cash consideration such as companies, parts of companies or interests in companies or licenses, the latter if issued for the purpose of inlicensing of drug candidates; or

(f)	up to an amount of €36,849,564.00 if the capital increase is effected for the purposes of listing the shares on a foreign stock exchange (including, in connection with such a transaction, for purposes of allowing an over-allotment placement), provided that the shares are not issued at a discount of more than 5% to the current stock exchange price.

The Evotec AG Management Board, with the approval of the Evotec AG Supervisory Board, is authorized to determine the terms of the authorized capital increase and its implementation. Evotec’s Supervisory Board is authorized to amend the terms of Evotec’s articles of association in accordance with the respective number of shares and utilization of the authorized capital.

As set forth above, as soon as possible following the effective time of the merger (see “The Merger—Effective Time of the Merger and the Share Contribution”) Evotec will effect the increase of its share capital by €34,684,253.00 by passing a resolution of Evotec’s Management Board with the approval of the Supervisory Board, both in accordance with section 5 of Evotec’s articles of association and conditional upon the Merger becoming effective, to use the authorized share capital (genehmigtes Kapital) to issue 34,212,872 new ordinary bearer shares with no par value (Stueckaktien), each representing a notional amount of €1.00 of Evotec’s share capital and carrying full dividend rights as of January 1, 2007. The statutory pre-emptive rights of Evotec’s shareholders will be excluded. The new shares will be issued to and accepted by JPMorgan Chase Bank, N.A. acting as contribution agent in connection with the formation of the merger sub and the share exchange for the benefit of the former holders of shares of Renovis’s common stock against the prior contribution-in-kind of all of the issued and outstanding shares of common stock of the surviving company. Upon registration of implementation of this capital increase from authorized capital, Evotec’s remaining authorized capital pursuant to section 5(4) of Evotec’s articles of association will amount to €2,165,311.00.

Conditional Capital

Pursuant to the German Stock Corporation Act and Evotec’s articles of association the creation of conditional capital (Bedingtes Kapital) requires a resolution passed by 75% of the share capital represented at the general shareholders’ meeting at which the resolution is passed. The creation of conditional capital authorizes the Management Board to increase the share capital for certain purposes to be listed in the shareholder resolution, including purposes involving employee stock options plans, mergers and the issuance of shares to holders of option bonds and convertible bonds.

The shareholders of Evotec AG have created conditional capital in an amount of up to €1,466,600.00, divided into 1,466,600 ordinary bearer shares with no par value. The capital increase takes effect only to the extent that holders of stock options, awarded by Evotec on the basis of a shareholders’ resolution from June 7, 1999, exercise their rights to subscribe the new shares. Evotec’s Management Board is authorized to determine the terms of the conditional capital increase and its implementation subject to the approval of the Supervisory Board. Currently, after certain holders of stock options have exercised 110,418 of stock options and new shares have been issued from this conditional capital accordingly, an amount of 1,356,182 will remain for new shares to be issued from this conditional capital based on the exercise of stock options under the Stock Option Plan 1999. For details on the stock options see “Supervisory Board, Management Board and Senior Management of Evotec AG—Employee Stock Option and Employee Share Purchase Plans—Stock Option Plan 1999.”

The shareholders of Evotec AG have further created conditional capital in an amount of up to €949,000.00. The capital increase takes effect only to the extent that holders of stock options, awarded by Evotec on the basis of a shareholders’ resolution from June 26, 2000, exercise their rights to subscribe the new shares. Evotec’s Management Board is authorized to determine the terms of the conditional capital increase and its implementation subject to the approval of the Supervisory Board. Currently, after certain holders of stock options have exercised 69,141 of stock options and new shares have been issued from this conditional capital accordingly an amount of 879,859 will remain for new shares to be issued from this conditional capital based on the exercise of stock options under the Stock Option Plan 2000. For details on the stock options see Section “Supervisory Board, Management Board and Senior Management of Evotec AG—Employee Stock Option and Employee Share Purchase Plans—Stock Option Plan 2000.”

The shareholders of Evotec AG have further created conditional capital in an amount of up to €1,129,600.00. The capital increase takes effect only to the extent that holders of stock options, awarded by Evotec on the basis of a shareholders’ resolution from June 18, 2001, exercise their rights to subscribe the new shares. Evotec’s Management Board—or, where members of the Management Board are concerned, the Supervisory Board—is authorized to determine the terms of the conditional capital increase and its implementation subject to the approval of the Supervisory Board. Currently, after certain holders of stock options have exercised 47,742 stock options and new shares have been issued from this conditional capital, an amount of 1,081,858 will remain for new shares to be issued from this conditional capital based on the exercise of stock options under the Stock Option Plan 2001. For details on the stock options see “Supervisory Board, Management Board and Senior Management of Evotec AG—Employee Stock Option and Employee Share Purchase Plans—Stock Option Plan 2001.”

The shareholders of Evotec AG have further created conditional capital in an amount of up to €1,741,481.00. The capital increase takes effect only to the extent that holders of stock options, awarded by Evotec on the basis of a shareholders’ resolution from June 7, 2005, exercise their rights to subscribe the new shares. Evotec’s Management Board—or, where members of the Management Board are concerned, the Supervisory Board—is authorized to determine the terms of the conditional capital increase and its implementation subject to the approval of the Supervisory Board. For details on the stock options see “Supervisory Board, Management Board and Senior Management of Evotec AG—Employee Stock Option and Employee Share Purchase Plans—Stock Option Plan 2005.”

Finally, the shareholders of Evotec AG have created conditional capital in an amount of up to €2,140,000.00. The capital increase takes effect only to the extent that holders of stock options, awarded by Evotec on the basis of a shareholders’ resolution from May 30, 2007, exercise their rights to subscribe the new shares. Evotec’s Management Board—or, where members of the Management Board are concerned, the Supervisory Board—is authorized to determine the terms of the conditional capital increase and its implementation subject to the approval of the Supervisory Board. For details on the stock options see “Supervisory Board, Management Board and Senior Management of Evotec AG—Employee Stock Option and Employee Share Purchase Plans—Stock Option Plan 2007.”

Evotec AG has not issued any convertible bonds or option debentures in the last three years and none are currently outstanding.

Disclosure Requirement

The German Securities Trading Act (Wertpapierhandelsgesetz) provides that any person whose voting interest in an issuer (country of origin of which is the Federal Republic of Germany) reaches, exceeds or falls below the thresholds of 3%, 5%, 10%, 15%, 20%, 25%, 30%, 50% or 75% through acquisition, sale or other means must give written notification to the issuer and to the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht), hereinafter the “BaFin,” in writing without delay, but in any event within four business days.

In connection with the notification requirements, the German Securities Trading Act (Wertpapierhandelsgesetz) contains several provisions designed to ensure that shareholdings in listed companies are attributed to those persons who in fact control the voting rights associated with such shares. For example, if a party subject to the notification requirement controls a third party that owns shares, such shares are attributed to the party subject to the notification requirement. If the third party holds shares on behalf of the party subject to the notification requirement or a company controlled by it, the shares are attributed to the party subject to the notification requirement.

If the notification described above is not filed, the defaulting party subject to the notification requirement will be precluded from exercising certain rights (including voting and dividend rights) attached to its shares for the duration of such default.

An issuer in Germany must publish these notifications without undue delay, but in any event within three business days of receiving them. The issuer must also, without undue delay but not before publication, register the notification with the commercial register and simultaneously report the publication to the BaFin.

In addition, the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) provides that any person whose voting interest in the Company reaches or exceeds 30% of the voting rights must, no later than the seventh calendar day following when the 30% threshold is reached or exceeded, publish this fact, including the new percentage of his voting rights. Unless granted an exemption, such person must make a mandatory public tender offer to all shareholders of the company.

Shareholders Meeting

According to the articles of association the general meeting of shareholders may be called by the Management Board or, if the wellbeing of the company so requires, the Supervisory Board. A general meeting of shareholders also must be called upon the written request of one or more shareholders holding ordinary shares representing an aggregate of 5% or more of the issued share capital of Evotec AG. Notice of a general meeting must be given at least 30 days prior to the date by which the company must have received the shareholders’ registration for participation in the meeting. The notice, the agenda and the text of proposed resolutions (drafted by the Management Board and the Supervisory Board or, in certain cases, only by the Supervisory Board) must be published in the company’s designated journal for public disclosures, the electronic version of the German Federal Gazette. The ordinary general shareholders’ meeting takes place within the first eight months of each business year at the registered office of the company.

Pursuant to the company’s articles of association, only those shareholders are entitled to attend the shareholders’ meeting and exercise their right to vote who register with the company by giving written (Textform) notice of their attendance in German or English. The notice of attendance must reach the company at its business address, or any other address designated in the published notice through which the shareholders’ meeting is announced, no later than on the seventh day prior to the date of the shareholders’ meeting; the notice of attendance must include the amount of shares the shareholder is registering. If the end of the deadline falls on a Sunday, on a legally recognized holiday at the registered office of the company or on a Saturday, then the notice of attendance must be received by the company on the workday prior to such day. In addition, the shareholders must provide proof of their eligibility to attend the general shareholders’ meeting. Such proof is provided by a written (Textform) confirmation of share ownership in German or English by the custodian bank or financial services institution and must refer to the shareholdings at the beginning of the twenty-first day (“record date”) prior to the shareholders’ meeting.

The right to vote may be exercised by proxy. Details on how to vote by proxy are published together with the notice and the agenda of a general shareholders’ meeting.

There are no quorum requirements for general meetings of Evotec AG. Shareholder resolutions are generally passed at a general meeting of the shareholders of Evotec AG by a majority of the votes cast, unless a greater majority or further requirements are required by law or by Evotec’s articles of association.

Voting Rights

Each Evotec AG ordinary share entitles the holder to one vote at meetings of the shareholders. Shareholders may appoint proxies to represent them at a shareholders meeting. Shareholder resolutions are generally passed with a simple majority of the votes cast, unless statutory law or Evotec’s articles of association require otherwise.

Holders of Evotec ADSs will generally need to provide the depositary with instructions in order to exercise voting rights for the Evotec AG ordinary shares that underlie the Evotec ADSs. For a description of the method by which the Evotec AG ordinary shares held by the depositary may be voted, see “Description of the Evotec AG American Depositary Shares—Voting Rights.”

Resolutions of the general shareholders’ meeting are adopted with a simple majority of the votes cast and, if a capital majority is required, with a simple majority of the share capital represented, unless a greater majority is required by mandatory statutory provisions or the articles of association. If a simple majority of votes cast is not achieved on the first ballot during an election, a second ballot shall take place. If the highest number of votes was received by two or more persons, there shall be a run-off ballot between the two persons who received the highest number of votes. In the event of a tie on the second ballot, a decision shall be made by random drawing.

According to the applicable German Stock Corporation Act (Aktiengesetz), certain resolutions of fundamental importance require not only a majority of votes cast but also a majority of at least 75% of the share capital represented when a vote is taken on the resolution. The articles of association of Evotec AG specifically provide for such a 75% majority for resolutions on:

•	the increase or decrease of the share capital;

•	the redemption of shares;

•	the issuance of convertible bonds (Wandelschuldverschreibungen);

•	amendments to the articles of association; and

•

transformations pursuant to the German Law Regulating the Transformation of Companies (Umwandlungsgesetz) (such as mergers, splits, spin-offs, asset transfers and change of the company’s corporate form).

Further resolutions of fundamental importance that require such a 75% majority under German Law include resolutions on:

•	the creation of authorized or conditional share capital;

•	the obligation to transfer the entire assets of the company pursuant to Section 179a of the German Stock Corporation Act (Aktiengesetz);

•	the execution of certain corporate contracts (e.g. control agreements and profit and loss transfer agreements); and

•	the dissolution of the company.

Neither the German Stock Corporation Act (Aktiengesetz) nor Evotec’s articles of association have any minimum quorum requirement applicable to shareholders meetings.

Dividends and Other Distributions

For each fiscal year, the Management Board prepares the annual financial statements and submits them to Evotec’s auditors. The auditor’s report, the annual financial statements and the Management Board’s proposal as to the disposition of the annual profit (either payment as dividends, transfer to reserves or carry forward to the next fiscal year) are submitted to the Supervisory Board. Upon final approval by the Supervisory Board, the Management Board submits its proposal as to the disposition of the annual profits to the shareholders at the shareholders’ meeting. Shareholders participate in profit distributions in proportion to the number of shares they hold. Dividends approved at a shareholders’ meeting are payable promptly after such meeting, unless otherwise decided at the shareholders’ meeting.

Subscription Rights

Under the German Stock Corporation Act, an existing shareholder in a stock corporation has a preferential right to subscribe for issues of new shares by that corporation (as well as bonds convertible into shares, bonds with warrants to purchase shares, profit participating bonds and profit participating rights) in proportion to the number of shares such shareholder holds in the corporation’s existing share capital. The German Stock Corporation Act allows companies to exclude this preferential subscription right in limited circumstances and only if so provided in the same shareholder resolution that authorizes the accompanying capital increase or share issuance. At least 75% of the share capital represented at the meeting must vote to authorize the exclusion of subscription rights. Prior to approval by the shareholders, exclusion of subscription rights requires the Management Board to report on the reasons for the exclusion to the shareholders in writing. With regard to the authorized capital, the Evotec AG Management Board may increase Evotec’s share capital without offering subscription rights with the approval of the Supervisory Board, in the circumstances described above under “—Authorized Capital.” Shareholders do not have any subscription rights with respect to ordinary shares issued using conditional capital. See “—Conditional Capital.”

U.S. holders of Evotec ADSs may not be able to participate in any offer of new shares to existing shareholders on the basis of their subscription rights because of the restrictions on the offer and sale of securities in the United States under U.S. securities laws and regulations. See “Description of the Evotec AG American Depositary Shares—Share dividends and other distributions.”

Liquidation Rights

In accordance with the German Stock Corporation Act, if Evotec AG is liquidated, any liquidation proceeds remaining after all Evotec’s liabilities have been paid off would be distributed among Evotec’s shareholders in proportion to their holdings.

Share Repurchases by Evotec AG

German law allows a stock corporation (Aktiengesellschaft) like Evotec AG to acquire its own shares on the basis of an authorization by the shareholders’ within the preceding 18 months and which sets forth the lowest and the highest price for the shares, as long as it acquires no more than 10% of its issued shares; the purpose of the acquisition by Evotec AG of its own shares may not be trading in own shares and resales must be made either on the stock exchange, in a manner that treats all shareholders equally or in accordance with the rules that apply to subscription rights relating to a capital increase. Further, Evotec AG may purchase its own shares for certain defined purposes (e.g., if the acquisition is necessary to avoid severe and immediate damage to Evotec AG, if the shares are to be offered for purchase to persons who are or were in an employment relationship with Evotec AG or an affiliate or if the acquisition is made to compensate shareholders in connection with the German

Transformation Act (Umwandlungsgesetz)). Evotec AG has been authorized by a shareholders’ resolution to repurchases shares on May 30, 2007. As of the date of this proxy statement/prospectus, Evotec has repurchased 24,692 shares now held in treasury.

Listing Information

The Evotec AG ordinary shares are listed on the Prime Standard segment of the Frankfurt Stock Exchange under the symbol “EVT.” The ISIN International Securities Identification Number of the ordinary shares is DE 000 566 480 9.

Share Certificates

Pursuant to Evotec’s articles of association, share certificates may be issued in the form of global share certificates. Shareholders do not have the right to request the issuance of individual share certificates. The form of the share certificates and the dividend and renewal coupons is determined by Evotec’s Management Board. Evotec’s 73,868,447 ordinary shares are issued in the form of global share certificates with dividend coupons, which are deposited with the German clearing system of Clearstream Banking AG, Frankfurt am Main. Evotec AG does not intend to print individual share certificates.

COMPARISON OF SHAREHOLDER RIGHTS

The rights of Renovis stockholders are governed by the General Corporate Law of the State of Delaware, which are referred to below as “Delaware law,” and the provisions of Renovis’s amended and restated certificate of incorporation (which are referred to below as Renovis’s “charter”) and the amended and restated bylaws. The rights of Evotec AG shareholders are governed by German law, including, but not limited to, the German Stock Corporation Act (Aktiengesetz) and by the provisions of Evotec’s articles of association (Satzung). The following is a summary of the material differences between the rights of Renovis stockholders and Evotec AG shareholders. These differences arise from differences between Delaware law and Renovis’s charter and bylaws on the one hand and German law and the articles of association of Evotec AG on the other hand. Upon completion of the merger, Renovis stockholders will become holders of Evotec ADSs and their rights will be governed by German law, Evotec’s articles of association and the deposit agreement. For more complete information, you should read Renovis’s charter and bylaws, Evotec’s articles of association and the deposit agreement as well as Delaware law and the German Stock Corporation Act.

Upon consummation of the merger, Renovis stockholders will become holders of Evotec ADSs, each of which will represent two Evotec AG ordinary shares. Copies of Renovis’s current charter and bylaws and Evotec’s current articles of association have been filed with the SEC and may each be obtained without charge by following the instructions in the section entitled “Where You Can Find More Information.” You should refer to the description of the Evotec ADSs beginning on page 156 for a description of the Evotec ADSs and the deposit agreement and a discussion of the ways in which the rights of holders of Evotec ADSs may differ from those of holders of Evotec AG ordinary shares.

Duties of Directors

Renovis

Delaware law provides that the board of directors has the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of Delaware corporations owe fiduciary duties of care and loyalty to the corporations for which they serve as directors. Directors of Delaware corporations also owe fiduciary duties of care and loyalty to stockholders. Delaware courts have held that the directors of a Delaware corporation are required to exercise an informed business judgment in the performance of their duties. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them.

A director of a Delaware corporation, in the performance of such director’s duties, is fully protected in relying, in good faith, upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person for matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

Delaware law does not contain any statutory provision permitting the board of directors, committees of the board or individual directors to consider the interests of any constituencies other than the corporation or its stockholders when discharging the duties of their respective positions. It is unclear under the current state of development of Delaware law whether or the extent to which the board of directors, committees of the board and individual directors of a Delaware corporation may, in considering what is in the corporation’s best interests or the effects of any action by such parties on the corporation, take into account the interests of any constituency other than the stockholders of the corporation. In addition, the duty of the board of directors, committees of the board and individual directors of a Delaware corporation may be enforced directly by the corporation or may be enforced by a stockholder, as such, by an action in the right of the corporation, or may, in certain circumstances, be enforced directly by a stockholder or by any other person or group.

Evotec AG

As required by the German Stock Corporation Act (Aktiengesetz), Evotec AG has a two-tier board system consisting of the Evotec AG Management Board (Vorstand) and the Evotec AG Supervisory Board (Aufsichtsrat). The Evotec AG Management Board is responsible for managing Evotec AG and representing Evotec AG in its dealings with third parties, while the Evotec AG Supervisory Board appoints and removes the members of the Evotec AG Management Board and oversees the management of Evotec AG. German law prohibits the Evotec AG Supervisory Board from making management decisions. The rules of procedure for the Evotec AG Management Board, as adopted by the Evotec AG Supervisory Board, provide that some actions and business measures by the Management Board require prior approval by the Evotec AG Supervisory Board.

The Evotec AG Management Board reports regularly to the Evotec AG Supervisory Board, including with respect to proposed business policy or strategy, profitability, the current business of Evotec AG, business transactions that may affect the profitability or liquidity of Evotec AG and any exceptional matters that arise from time to time. The Evotec AG Supervisory Board may also request special reports from the Evotec AG Management Board. German law prohibits simultaneous membership on the Management Board and the Supervisory Board of a company.

The members of the Evotec AG Management Board and the members of the Evotec AG Supervisory Board must act in accordance with the laws of the Federal Republic of Germany, the provisions of the articles of association and the internal rules of procedure of the respective board, and take into account the resolutions adopted by the shareholders’ meeting. The Evotec AG Management Board and the Evotec AG Supervisory Board owe a duty of loyalty and care to Evotec AG. In carrying out their duties, members of the Evotec AG Management Board and the Evotec AG Supervisory Board must exercise the standard of care of a prudent and diligent business person and meet the burden of proving that they exercised such care if it is ever contested. A broad spectrum of interests, especially those of the company, its shareholders, employees, creditors and the public, must be taken into account when discharging these duties. The Evotec AG Management Board must particularly consider the rights of shareholders with respect to equal treatment and equal information. The Evotec AG Management Board also has a duty to maintain the confidentiality of corporate information. Members of the Evotec AG Management Board who violate their duties may be held jointly and severally liable by the corporation for any resulting damages, unless their actions were validly approved by resolution at a general meeting of the shareholders. The members of the Evotec AG Supervisory Board have similar liabilities in respect of the corporation if they violate their duties. For limitations on the liability of directors, see “—Limitation of Directors’ Liability—Evotec AG” and “Shareholder Suits—Evotec AG.”

Size and Classification of the Board of Directors

Renovis

Under Delaware law, the charter document or bylaws of a corporation may specify the number of its directors.

Renovis’s charter provides that Renovis shall have that number of directors set out in the bylaws of Renovis as adopted or as set from time to time by a duly adopted amendment thereto by the directors or stockholders of Renovis. Nominations of persons for election to the board of directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders pursuant to Renovis’s notice of meeting of stockholders, by or at the direction of the board of directors or by any Renovis stockholder who complies with notice requirements in Renovis’s bylaws.

Renovis’s charter provides for three classes of directors that serve staggered terms of one, two or three years as is designated at the time of a director’s election. There are currently three Class I directors, whose terms expire at the annual meeting of stockholders in 2010, three Class II directors, whose terms expire in 2008 and two Class III directors whose terms expire in 2009. There are currently 9 authorized directors of Renovis. According to Delaware law, each director shall hold office until such director’s successor is elected or qualified or until such director’s earlier resignation or removal.

Evotec AG

Under German law, the minimum number of members of the Supervisory Board is three, unless the articles of association provide for a higher number, which must be a multiple of three. The maximum number of Supervisory Board members allowed depends on the amount of the stated capital of the company and can be between nine and twenty-one members. If a company has more than 2,000 employees, the number of members depends on the number of employees of the company.

The Evotec AG Supervisory Board consists of six members—as provided in the current articles of association— all of whom are elected by the shareholders by a simple majority of the votes cast at a shareholders’ meeting in accordance with the provisions of the German Stock Corporation Act. The Supervisory Board appoints a chairman and one or more vice-chairmen from among its members.

The members of the Supervisory Board are elected for terms of up to approximately five years. The term expires at the end of the annual general shareholders’ meeting after the fourth fiscal year following the year in which the Supervisory Board was elected, unless the shareholders’ meeting, when electing the members for the Supervisory Board, decides on shorter terms. Re-election is possible. The term of the current members of the Supervisory Board will expire at the end of the annual general shareholders’ meeting held in the year 2009.

The Evotec AG Management Board (Vorstand) currently consists of three members. Under Evotec’s articles of association, the Supervisory Board determines the size of the Management Board, which must have at least one member under the German Stock Corporation Act.

The statutory maximum term for members of the Management Board is five years. Management Board members may be reappointed.

Removal of Directors; Filling Vacancies on the Board of Directors

Renovis

Pursuant to Renovis’s bylaws, neither the board of directors nor any individual director may be removed without cause. Furthermore, subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of a majority of the voting power of Renovis entitled to vote at an election of directors.

Renovis’s bylaws provide that, unless otherwise provided in the certificate of incorporation, any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though they may not constitute a quorum, unless the board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders. Each director so chosen shall hold office until a successor is duly elected and qualified or until his earlier death, resignation or removal. Under Delaware law, if there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy, the directors then in office shall constitute less than a majority of the whole board of directors (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies, or to replace the directors chosen by the directors then in office.

Evotec AG

The Supervisory Board may remove a member of the Management Board prior to the expiration of his or her term if such member commits a gross breach of duty or is incapable of carrying out his or her duties or if there is a bona fide vote of no confidence by a majority of the votes cast at a general shareholders’ meeting. In the case of vacancies, the Evotec AG Supervisory Board may fill the vacancy by appointing a new member of the Evotec AG Management Board.

A member of the Supervisory Board elected by the shareholders may be removed by the shareholders by a simple majority vote cast at a meeting of shareholders. Further, any member of the Evotec AG Supervisory Board can be removed for good cause, including gross breach of duty, by a court decision upon request of the Evotec AG Supervisory Board. In such case, the Evotec AG Supervisory Board’s determination to take such action requires a simple majority vote with the member affected having no voting power. At the general shareholders’ meeting, shareholders may appoint substitutes for the Supervisory Board members which they have elected and who cease to continue as members of the Supervisory Board prior to the expiration of such members’ respective terms. Such substitutes will become members of the Supervisory Board as determined by the general shareholders’ meeting. The term of office of such a substitute member expires upon the conclusion of the next general shareholders’ meeting if an election is held. If an election is not held at such shareholders’ meeting, the term of office of the substitute member will be extended until the end of the term of office of the member of the Supervisory Board for which such substitute is acting. In the case of vacancies, the competent court upon a motion by the Management Board, by a member of the Supervisory Board, by a shareholder or by an employee representative, may fill the vacancy for the interim period until the next election by the shareholders.

Information Available to Shareholders

Evotec AG is subject to the requirements of the Exchange Act relating to foreign private issuers. These requirements are similar to, but not the same as, those to which a U.S. company such as Renovis is subject. Evotec AG, for example, is required to file annual and other periodic reports with the SEC. However, it is not required under the Exchange Act to file quarterly reports. Furthermore, under Section 14 of the Exchange Act and the proxy rules promulgated under the Exchange Act, Renovis is required to comply with certain notice and disclosure requirements relating to the solicitation of proxies in respect of stockholder meetings. As a foreign private issuer, Evotec AG will not be subject to the proxy rules. However, Evotec AG is subject to the German Stock Corporation Act (Aktiengesetz), the provision of the German Securities Trading Act (Wertpapierhandelsgesetz) which governs shareholder disclosure and reporting duties, and the listing rules of the Frankfurt Stock Exchange regulating notices of general meetings of the shareholders.

In addition, Evotec’s officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder with respect to their purchase and sale of Evotec AG shares. However, Evotec AG is subject to the German Securities Trading Act (Wertpapierhandelsgesetz), which contains, inter alia, provisions concerning director’s dealings, according to which persons with managerial responsibilities must notify the issuer as well as the BaFin of their transactions in shares of the issuer or in any financial instruments based on the issuer’s shares within five business days.

Evotec AG is also not required to comply with Regulation FD, which restricts the selective disclosure of material information. Accordingly, there may be less information concerning Evotec AG publicly available than there is for U.S. companies. However, according to the German Securities Trading Act (Wertpapierhandelsgesetz) immediate public disclosure is required from an issuer of financial instruments regarding all inside information that directly concerns that issuer.

Shareholder Meetings

Renovis

Under Renovis’s bylaws, the annual stockholders meeting to elect company directors and to hear such other business as may lawfully come before it shall be held on such date and at such time as may be designated from time to time by the board of directors. Pursuant to the bylaws, special meetings of the stockholders of Renovis may be called, for any purpose or purposes, by (i) the chairman of the board of directors; (ii) the chief executive officer; or (iii) the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption). Meetings of the stockholders of Renovis shall be held at such place as may be designated from time to time by the board of directors, or, if not so designated, then at the principal office of Renovis required to be maintained pursuant to the bylaws.

Pursuant to the bylaws, at all meetings of stockholders, except where otherwise provided by statute, the presence, in person or by proxy duly authorized, of the holders of at least a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In addition, in all matters other than the election of directors and amendments to the bylaws and charter, the affirmative vote of a majority of shares present in person or represented by proxy duly authorized at the meeting and entitled to vote on the subject matter is required for the stockholders to act. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy duly authorized at the meeting and entitled to vote on the election of directors.

Evotec AG

According to the articles of association the general meeting of shareholders may be called by the Management Board or, if the well being of the company so requires, the Supervisory Board. A general meeting of shareholders also must be called upon the written request of one or more shareholders holding ordinary shares representing an aggregate of 5% or more of the issued share capital of Evotec AG. Notice of a general meeting must be given at least 30 days prior to the date by which the company must have received the shareholders’ registration for participation in the meeting. The notice, the agenda and the text of proposed resolutions (drafted by the Management Board and the Supervisory Board or, in certain cases, only by the Supervisory Board) must be published in the company’s designated journal for public disclosures, the electronic version of the German Federal Gazette. The ordinary general shareholders’ meeting takes place within the first eight months of each business year at the registered office of the company. For more information on the shareholders’ meeting, registration of shareholders, deadlines and proof of eligibility, and the right to vote, see “Description of Evotec AG Ordinary Shares—Shareholders’ Meeting.”

Shareholders’ Proposals

Renovis

Renovis’s bylaws establish procedures that must be followed for a stockholder to submit a proposal, including proposals for the nomination of directors, at an annual meeting of stockholders. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of Renovis. To be timely, a stockholder’s notice shall be delivered to the secretary at the principal executive offices of Renovis no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. A stockholder’s notice shall set forth: (a) as to each person whom the stockholder proposed to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, as amended, and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on Renovis’s books, and of such beneficial owner; (ii) the class and number of shares of Renovis which are owned of record and beneficially by such stockholder and such beneficial owner, respectively; and (iii) whether such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of Renovis’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of Renovis’s voting shares to elect such nominee or nominees.

Evotec AG

According to the German Stock Corporation Act (Aktiengesetz), one or more shareholders holding ordinary shares representing an aggregate of at least 5% of the issued share capital are entitled to request that a general shareholders’ meeting be called. Shareholders holding ordinary shares representing an aggregate of at least 5% of the issued share capital or holding shares in an aggregate nominal amount of at least €500,000 are entitled to require that a matter be placed on the agenda of the general shareholders’ meeting for resolution. The requests must be made in writing stating the purpose and the reasons therefor and must be addressed to the Management Board (Vorstand) as representative of the company. A proper request shall be published together with the notice of the shareholders’ meeting and the agenda in the electronic version of the German Federal Gazette (elektronischer Bundesanzeiger), or, if a request was made after the publication of the notice and agenda, shall be published separately within ten days after the notice was published. In addition, each shareholder may also submit, at or prior to the shareholders’ meeting, counter proposals to the proposals submitted by the Management Board and the Supervisory Board. Under certain circumstances, such counter proposals must be published in the electronic version of the German Federal Gazette prior to such shareholders’ meeting.

If the election of members of the Supervisory Board is an item on the agenda of the shareholders’ meeting, shareholders may nominate individuals for election to the Supervisory Board, in addition to those recommended by the Supervisory Board. The company will publish a shareholder’s nomination in the electronic version of the German Federal Gazette if it receives the nomination at least two weeks prior to the date of the shareholder’s meeting. The nomination must contain the name, profession, domicile and membership in other Supervisory Boards or in other comparable domestic or foreign financial supervisory bodies of the individual so nominated. In addition, any shareholder entitled to attend and vote at the shareholders’ meeting can nominate individuals for the Supervisory Board at the shareholders’ meeting if the election of members of the Supervisory Board is an item on the agenda.

Required Vote for Authorization of Certain Actions

Renovis

Under Delaware law, fundamental corporate transactions (such as mergers, sales of all or substantially all the corporation’s assets and dissolutions) require the approval of the holders of a majority of the shares outstanding and entitled to vote. Delaware law permits a corporation to increase the minimum percentage vote required. Renovis’s bylaws do not provide for such an increase in the minimum percentage vote required for such fundamental corporate transactions.

Evotec AG

According to the German Law, certain resolutions of fundamental importance require a majority of at least 75% of the share capital represented when a vote is taken on the resolution in addition to the majority of votes cast. The articles of association of Evotec AG specifically provide for such a 75% majority for resolutions on:

•	the increase or decrease of the share capital;

•	the redemption of shares;

•	the issuance of convertible bonds (Wandelschuldverschreibungen);

•	amendments to the articles of association; and

•

transformations pursuant to the German Law Regulating the Transformation of Companies (Umwandlungsgesetz) (such as mergers, splits, spin-offs, asset transfers and change of the company’s corporate form).

Further resolutions of fundamental importance that require such a 75% majority under German Law include resolutions on:

•	the creation of authorized or conditional share capital;

•	the obligation to transfer the entire assets of the company pursuant to Section 179a of the German Stock Corporation Act;

•	the execution of certain corporate contracts (e.g. control agreements and profit and loss transfer agreements); and

•	the dissolution of the company.

Shareholder Action by Written Consent

Renovis

Under Renovis’s charter, stockholders may not take action by written consent.

Evotec AG

The German Stock Corporation Act does not permit shareholders to act by written consent outside a general shareholders’ meeting.

Amendment of Corporate Charter and Bylaws

Renovis

Under Delaware law, amendment of the certificate of incorporation requires the approval of the holders of a majority of each class of shares entitled to vote. In addition to the statutory requirement, Renovis’s certificate of incorporation provides that the amendment of provisions in its charter relating to the amendment of the bylaws and charter, the number of directors, the classification of those directors for the purpose of subsequent director elections, annual and special stockholder meetings, the liability of directors and the indemnification of officers and directors requires the affirmative vote of the holders of at least 66-2/3% of the outstanding voting stock of Renovis, voting together as a single class. Renovis’s bylaws provide that the bylaws may be altered or amended or new bylaws adopted by the affirmative vote of at least 66-2/3% of the voting power of all of the then-outstanding shares of voting stock of Renovis entitled to vote. Pursuant to Renovis’s charter and bylaws, the board of directors shall also have the power to adopt, amend or repeal the bylaws.

Evotec AG

Amendments of the Evotec AG articles of association may be proposed by the Evotec AG Supervisory Board or the Evotec AG Management Board - in which case they must be announced together with the notice and the agenda for the shareholders’ meeting - or by one or more shareholders holding ordinary shares representing an aggregate of at least 5% of the issued share capital or holding ordinary shares in the aggregate amount of at least €500,000. Any amendment of the articles of association requires a resolution of the general shareholders’ meeting passed by at least 75% of the share capital represented when a vote is taken on the resolution.

In addition, the Supervisory Board may adopt amendments that relate solely to the wording of the articles of association.

Appraisal Rights

Renovis

Stockholders of a Delaware corporation have rights of appraisal in connection with certain mergers or consolidations if they are required to accept in exchange for their shares anything other than (a) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depositary receipts in respect thereof; (b) shares of stock of any other corporation or depositary receipts in respect thereof, which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares or fractional depositary receipts of a corporation described in (a) and (b) above or (d) any combination of the shares of stock, depositary receipts and cash in lieu of fractional shares or fractional depositary receipts described in (a), (b) and (c) above, provided that no appraisal rights exist where (i) on the record date fixed to determine the stockholders entitled to vote on the merger or consolidation, the stock of the corporation is listed on a national securities exchange or is held of record by more than 2,000 stockholders; and (ii) there are holders of shares of a class or series of stock of the surviving corporation and the merger did not require the vote of the holders of that class or series of such corporation’s stock.

In determining fair value, any valuation method may be used that is generally acceptable in the financial community.

Evotec AG

An appraisal proceeding (Spruchverfahren) is available to Evotec’s shareholders under the German Appraisal Proceedings Law (Spruchverfahrensgesetz) according to which a court can be asked to determine the adequacy of the consideration or compensation paid to (minority) shareholders in certain corporate transactions. These transactions include, inter alia, (a) the consolidation or merger of companies according to the provisions of the German Transformation Act (Umwandlungsgesetz); (b) the conclusion of a control or profit transfer agreements between a controlling shareholder and its dependent company; (c) the “squeeze-out” of minority shareholders by a shareholder holding at least 95% of the share capital of a corporation; and, (d) according to the German Federal Court of Justice, the delisting of the company from the German stock exchange; provided, in each case, that the shareholder seeking the adequacy determination complies with the procedural requirements specified in the respective statutory provisions.

Subscription Rights

Renovis

Under Delaware law, stockholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation. Renovis’s charter does not provide for preemptive rights.

Evotec AG

Under the German Stock Corporation Act, an existing shareholder has a general subscription right (Bezugsrecht) to subscribe for any issue by such corporation of shares, debt instruments convertible into shares and participating debt instruments in proportion to the shares held by such shareholder in the existing capital of such corporation. The German Stock Corporation Act provides that this subscription right can be excluded only by a resolution of the general shareholders’ meeting, or, if authorized to do so by the general shareholders’ meeting, by the Management Board with the consent of the Supervisory Board. A majority of at least 75% of the issued shares exercising their voting rights at the meeting is required for the exclusion. See “Description of Evotec AG Ordinary Shares—Subscription Rights.”

Limitation of Directors’ Liability

Renovis

Renovis’s charter currently eliminates a director’s personal liability for monetary damages to the fullest extent permitted by Delaware law. As a result, a Renovis director presently has no monetary liability except for liability (a) for any breach of the director’s duty of loyalty to Renovis or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) under Section 174 of the Delaware General Corporate law (declaration of an improper dividend or improper redemption of stock); or (d) for any transaction from which the director derived any improper personal benefit.

Evotec AG

Under compulsory provisions of the German Stock Corporation Act (Aktiengesetz), a stock corporation is not allowed to limit or eliminate the personal liability of the members of either the Management Board or the Supervisory Board for damages due to breach of duty in their official capacity. For a discussion of the standard of conduct of the Evotec AG Management Board and the Evotec AG Supervisory Board, see “—Duties of Directors—Evotec AG.” Evotec AG may, however, waive its claims for damages due to a breach of duty or reach a settlement with regard to such claims if more than three years have passed after such claims have arisen, but only with the approval of the general meeting of the shareholders, provided that such waiver may not be granted and such settlement may not be reached if shareholders holding, in the aggregate, at least 10% of the issued shares file an objection to the protocol of the shareholders’ meeting.

Indemnification of Officers and Directors

Renovis

Renovis’s bylaws require indemnification of its directors and executive officers to the fullest extent permitted under Delaware law but Renovis may limit the extent of such indemnification by individual contract with its directors and executive officers. Additionally, Renovis is not required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (a) such indemnification is expressly required to be made by law; (b) the proceeding was authorized by the board of directors of Renovis; (c) such indemnification is provided by Renovis, in its sole discretion, pursuant to the powers vested in Renovis under Delaware law or any other applicable law; or (d) such indemnification is required to be made as a result of an enforcement action. Renovis’s bylaws further permit indemnification of its other officers, employees and other agents as set forth in Delaware law or any other applicable law.

Delaware law permits a corporation to indemnify any person involved in a third party action by reason of his or her agreement to serve, serving or formerly serving as an officer or director of the corporation, against expenses, judgments, fines and settlement amounts paid in such third party action (and against expenses incurred in any derivative action), if such person acted in good faith and reasonably believed that his actions were in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Furthermore, Delaware law provides that a corporation may advance expenses incurred by officers and directors in defending any action upon receipt of an undertaking by the person to repay the amount advanced if it is ultimately determined that such person is not entitled to indemnification. In general, no indemnification for expenses in derivative actions is permitted under Delaware law where the person has been adjudged liable to the corporation, unless a court finds him entitled to such indemnification. If, however, the person has been successful in defending a third party or derivative action, indemnification for expenses incurred is mandatory under Delaware law. Under Delaware law, the statutory provisions for indemnification are nonexclusive with respect to any other rights, such as contractual rights, to which a person seeking indemnification may be entitled. Delaware law does not expressly permit such contractual or other rights to provide for indemnification against judgments and settlements paid in a derivative action.

Evotec AG

Under German law, Evotec AG may indemnify its officers (Leitende Angestellte), and, under certain circumstances, German labor law requires a stock corporation to provide such indemnification. However, Evotec AG may not, as a general matter, indemnify members of the Evotec AG Management Board or the Evotec AG Supervisory Board where such members are liable towards the company based on a breach of their fiduciary duties or other obligations towards the company. A German stock corporation (Aktiengesellschaft) may, however, purchase directors and officers insurance. Such insurance may be subject to mandatory restrictions imposed by German law. In addition, German law may permit a corporation to indemnify a member of the Management Board or the Supervisory Board for attorneys’ fees incurred if such member is the successful party in a suit in a country, such as the United States, where winning parties are required to bear their own costs, if German law would have required the losing party to pay such member’s attorneys’ fees had the suit been brought in Germany.

Evotec AG maintains insurance for the members of its Management Board and Supervisory Board with certain deductibles as recommended by the German Corporate Governance Code and with respect to the Supervisory Board, as provided by Evotec’s articles of association.

Conflict-of-Interest Transactions

Renovis

Delaware law generally permits transactions involving a Delaware corporation and an interested director of that corporation if (a) the material facts as to his or her relationship or interest are disclosed and a majority of disinterested directors consent; (b) the material facts are disclosed as to his or her relationship or interest and holders of a majority of shares entitled to vote thereon consent; or (c) the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

Evotec AG

In any transaction or contract between Evotec AG and any member of the Evotec AG Management Board, Evotec AG is represented by the Evotec AG Supervisory Board. The members of the Management Board are subject to a statutory non-compete provision. If this duty is breached the member of the Management Board is liable for damages or the company can demand to receive any profits or compensation the member of the Management Board has received or will receive through the competing transaction. Other conflicts of interest may have to be disclosed to the Supervisory Board if the member of the Management Board is unable to perform his fiduciary duties correctly. See “—Duties of Directors—Evotec AG.”

The compensation of the Supervisory Board members is decided on by a shareholders’ resolution. Any contract according to which a member of the Supervisory Board is to provide services to the company beyond his statutory duties as a Supervisory Board member requires approval of the Supervisory Board to be valid. Any compensation received for such services must be repaid to the company if the Supervisory Board did not approve the underlying contract. In all other cases of conflicts of interests a Supervisory Board member is obligated to act according to his duties of care and loyalty. Beyond this there is no clear rule under German law for the treatment of such conflicts. However, pursuant to the German Corporate Governance Code and the rules of procedure of the Supervisory Board each member of Evotec AG’s Supervisory Board shall inform the Supervisory Board of any conflicts of interest which may result from a consultant or directorship function with clients, suppliers, lenders or other business partners of Evotec AG and its affiliates. Material conflicts of interest and those that are not merely temporary in respect of the member of the Supervisory Board shall result in the termination of the mandate of the respective member.

Dividends

Renovis

Delaware law generally permits dividends to be paid out of any surplus, defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors, which cannot be less than the aggregate par value of all issued shares of capital stock.

Evotec AG

According to the German Stock Corporation Act (Aktiengesetz), dividends may only be paid out of the corporation’s distributable profits as determined by resolution of the shareholders at the general meeting of shareholders for the preceding fiscal year. See “Description of Evotec AG Ordinary Shares—Dividends and Other Distributions.”

Loans to Directors and Officers

Renovis

Under Delaware law, loans can generally be made to officers, directors or employees upon approval by the board of directors.

Evotec AG

German law requires that any loan made by Evotec AG exceeding a month’s salary to (i) any member of the Management Board, any authorized signatories or general managers; (ii) their spouses, partners or minor children; or (iii) any person acting on behalf of or for account of one of the aforementioned, must be authorized by a resolution of the Supervisory Board. Loans made by Evotec AG to (i) a member of the Evotec AG Supervisory Board; (ii) their spouses, partners or minor children; or (iii) any person acting on behalf of or for account of one of the aforementioned, must also be authorized by a resolution. In such a Supervisory Board resolution, the member of the Evotec AG Supervisory Board who would be, or whose spouse, partner or minor child would be, or on behalf or for account of which any other person would be, the borrower is not entitled to vote.

Shareholder Suits

Renovis

Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction that is the subject of the suit or his or her stock thereafter came to him or her by operation of law. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction that is the subject of the suit, but also through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

Evotec AG

German law does not provide for class actions and does not generally permit shareholder derivative suits, even in the case of a breach of duty by the members of the Management Board or the Supervisory board. Company claims for compensatory damages against members of the Management Board or the Supervisory Board may, as a rule, only be asserted by the company itself, in which case the company is represented by the Management Board when claims are made against members of the Supervisory Board and the Supervisory Board when claims are made against members of the Management Board. According to a ruling by the German Federal Court of Justice (Bundesgerichtshof), the Supervisory Board is obligated to assert claims for compensatory damages against the Management Board that are likely to be successful, unless important company interests would conflict with such an assertion of claims and such grounds outweigh, or are at least comparable to, the grounds in favor of asserting claims. In the event that the relevant entity with powers of representation decides not to pursue such claims, then such claims of the company for compensatory damages must nevertheless be asserted against members of the Management Board or the Supervisory Board if the general shareholders’ meeting passes a resolution to this effect by a simple majority vote. Any damage claims should be brought within six months from the date of the shareholders’ meeting. The shareholders’ meeting may appoint special representatives to assert a claim for damages. The court shall, upon petition by shareholders whose aggregate holdings amount to at least 10% of the share capital or €1,000,000, appoint persons other than those appointed to represent Evotec AG to assert the claim for damages, if in the opinion of the court such appointment is appropriate for the proper assertion of such claim.

In addition, shareholders whose aggregate holdings amount to at least 1% of the share capital or €100,000 are entitled to request admission to file a claim for damages on behalf of Evotec AG. The court shall admit the claim if (a) the shareholders exercising the right to file a claim for damages establish that (i) they have acquired the shares prior to the alleged breach of duty; and (ii) they have demanded, to no avail, that Evotec AG file the claim within a reasonable period of time; (b) facts have been presented that justify a suspicion that Evotec AG has been damaged by improprieties or serious breaches of the law or the articles of association; and (c) no overriding interests of Evotec AG prevent the enforcement of the compensation claim.

Finally, each shareholder who was present at the general meeting of the shareholders and has objected to the resolutions in the minutes may, within one month after adoption of the respective resolutions of the general meeting of the shareholders, take action against the company to contest the resolutions (Anfechtungsklage).

Rights of Information and Inspection

Renovis

Under Delaware law, every stockholder, upon proper written demand stating the purpose thereof, may inspect the corporate books and records during normal business hours as long as such inspection is for a proper purpose. Under the statute, a proper purpose is defined as any purpose reasonably related to the interests of the inspecting person as a stockholder.

Evotec AG

German law does not permit shareholders to inspect corporate books and records. However, Section 131 of the German Stock Corporation Act (Aktiengesetz) provides each shareholder with a right to information at the general meeting of the shareholders, to the extent that such information is necessary to permit a proper evaluation of the relevant item on the agenda.

The right to information is a right only to oral information at a general shareholders’ meeting of the shareholders. Information may be given in writing to shareholders, but they are neither entitled to receive written information nor to inspect any documents of the corporation. As a practical matter, shareholders may receive certain written information about Evotec AG through its public filings with the commercial register (Handelsregister) and the electronic German Federal Gazette (elektronischer Bundesanzeiger) and other places for publication of the company.

Stock Repurchases

Renovis

Under Delaware law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or when such purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares if such shares will be retired upon acquisition, thereby reducing the capital of the corporation.

Evotec AG

German law allows a stock corporation (Aktiengesellschaft) like Evotec AG to acquire its own shares on the basis of an authorization by the shareholders within the preceding 18 months and which sets forth the lowest and the highest price for the shares, so long as it acquires no more than 10% of its issued shares; the purpose of the acquisition by Evotec AG of its own shares may not be trading in own shares. Evotec AG may purchase its own shares for certain defined purposes (e.g., if the acquisition is necessary to avoid severe and immediate damage to Evotec AG, if the shares are to be offered for purchase to persons who are or were in an employment relationship with Evotec AG or an affiliate or if the acquisition is made to compensate shareholders in connection with the German Transformation Act (Umwandlungsgesetz)).

Takeover Statutes

Renovis

Renovis is subject to the provisions of Delaware law described below regarding business combinations with interested stockholders because there is no opt-out provision in its charter with respect to these provisions.

Section 203 of the Delaware law applies to a broad range of business combinations between a Delaware corporation and an interested stockholder. The Delaware law definition of “business combination” includes mergers, sales of assets, issuance of voting stock and certain other transactions. An “interested stockholder” is defined as any person who owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation.

Section 203 prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the time that the stockholder became an interested stockholder, unless:

•

before the stockholder became an interested stockholder, the board of directors approved the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began other than shares held by directors who are also officers and other than shares held by certain employee stock plans; or

•

the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination was approved at a meeting by at least two-thirds of the outstanding voting stock not owned by such stockholder.

Evotec AG

On December 20, 2001, the German Securities Purchase and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, hereinafter, the “TOA”) came into effect. The TOA, as amended, regulates all public offers to acquire certain market traded equity securities of German-based stock corporations (Aktiengesellschaft) or partnerships limited by shares (Kommanditgesellschaft auf Aktien), whose stock is admitted to trading on a regulated market in Germany or anywhere within the European Economic Area, whether for stock, cash or a combination thereof and irrespective of the size or purpose of the acquisition.

The TOA distinguishes between public offers (Öffentliche Angebote), takeover offers (Übernahmeangebote) and mandatory offers (Pflichtangebote). A public offer is defined as a publicly announced offer to acquire a target company’s stock (or equity-backed securities, i.e. convertible stock) through purchase or exchange from the individual shareholders. Once a party decides to submit a public offer, it is, pursuant to the TOA, obliged to publicly announce its intention promptly. Prior to the announcement, the offeror must notify the BaFin and the relevant stock markets. Typically within four weeks of such public announcement, the offeror is required to submit a detailed offering document (Angebotsunterlage) to the BaFin. The offering document may be publicly distributed only after its approval by the BaFin. Once approved, the offering document must be posted on the Internet and either broadly distributed free of charge or published in the electronic German Federal Gazette (elektronischer Bundesanzeiger). The offer must remain open for not less than four weeks. Such period will be extended automatically if the offer is modified or if during the offering period a third party makes a competing offer.

Takeover offers (Übernahmeangebote) are offers directed at gaining control of the target. Pursuant to the TOA, control is deemed to be gained if at least 30% of the voting rights of a company are held. In addition to the provisions regarding public offers, takeover offers are subject to further regulations. The TOA provides, among other things, that a takeover offer must be extended to all shareholders in a non-discriminatory manner. A limited takeover offer (i.e. a takeover offer through which the offeror seeks to acquire 30% or more but less than 100%

of the remaining outstanding voting shares) is forbidden. Further, the consideration offered for the shares must be adequate. The adequate consideration must be the higher of the weighted average market price within the three-month period preceding the announcement of the offer and the price paid by the offeror (or such persons acting in concert with the offeror or their subsidiaries) for any shares acquired within a six-month period preceding the publishing of the offering document, including off-market block trades.

Pursuant to the TOA, in the period from publication of the decision to make a takeover offer through publication of the outcome of the offer, the Management Board of the target company may not take any action which might prevent the success of the offer. This prohibition, however, does not apply to (a) actions that would also have been performed by a diligent and prudent manager (ordentlicher und gewissenhafter Geschäftsleiter) of a company that is not the target of a takeover offer; (b) the seeking of a competing offer; and (c) acts approved by the Supervisory Board of the target company. Further, prior to the announcement of a takeover offer, the shareholders of a potential target may authorize the Management Board to undertake specifically determined measures aimed at preventing the success of a future takeover offer with the approval of the company’s Supervisory Board. Such authorization is valid for a maximum of 18 months. As of the date of this proxy statement/prospectus, Evotec’s shareholders have not authorized the Management Board to take any such measures.

If a person or a legal entity comes to hold, directly or indirectly, 30% or more of a target company and, therefore, controls the target company according to the TOA, that person or legal entity is obligated to make a tender offer for all outstanding securities of the target company (a “mandatory offer,” Pflichtangebot). A mandatory offer is, however, not required if the person or legal entity acquires control of a target company pursuant to a takeover offer. Mandatory offers are subject to the provisions on takeover offers and certain additional regulations.

Under the German Stock Corporation Act (Aktiengesetz), the shareholders of a corporation can, at the request of a person or a legal entity that holds, directly or indirectly, at least 95% of the share capital of the corporation (a “majority shareholder”), resolve to “squeeze-out” the remaining minority shareholders for a settlement in cash. Upon entry of such shareholder’s resolution in the Commercial Register, the shares of the minority shareholders are transferred to the majority shareholder. The majority shareholder determines the amount of the cash settlement to be paid to the minority shareholders. However, if such amount is not adequate, an adequate amount will be determined by the competent court at the request of any minority shareholder (see above “—Appraisal Rights—Evotec AG”). If a shareholder owns more than 95% of the share capital immediately following a takeover offer a court will, at the request of such a shareholder filed within three months after the takeover procedure, decide to squeeze out the remaining minority shareholders for a settlement in cash. In such a case, but only if the majority shareholder received at least 90% of the share capital through the takeover offer itself, the offer price is considered adequate compensation for the squeezed out minority shareholders.

Disclosure of Interests

Renovis

Interests of Renovis’s Directors and Executive Officers in the Merger

In considering the recommendation of the Renovis board of directors that the Renovis stockholders vote for the adoption of the merger agreement, Renovis stockholders should be aware that the members of the management and board of directors of Renovis identified below have interests in the merger that may be different from, or in addition to, the interests of Renovis stockholders generally. The board of directors of Renovis was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decision to approve the merger and the merger agreement.

Evotec Board Membership

John P. Walker, currently Executive Chairman and Principal Executive Officer of Renovis, and Corey S. Goodman, formerly Chief Executive Officer of Renovis and currently a member of the Renovis board of directors, will be elected to the Evotec Supervisory Board, contingent upon completion of the merger. All members of the Evotec Supervisory Board, including Mr. Walker and Dr. Goodman following their election to the Supervisory Board, are entitled to fixed and performance-related compensation. In addition to the fixed remuneration, the members of the Supervisory Board receive remuneration based on Evotec’s long-term performance. Part of this remuneration is paid in shares of Evotec. In addition, in the event the shareholders are paid a dividend, every Supervisory Board member is entitled to receive an extra €500 for every euro cent that the dividend per share exceeds 15 euro cents. The compensation of Evotec Supervisory Board members is further described under “Supervisory Board, Management Board and Senior Management of Evotec AG—Supervisory Board—Compensation.”

Evotec Management

It is anticipated that, following the closing of the merger, Michael G. Kelly Ph.D., currently Senior Vice President, Research and Development of Renovis, will become a member of Evotec’s executive management team and will be President of Evotec’s U.S. site.

Severance Arrangements

Pursuant to employment agreements between Renovis and each of Dr. Kelly and Marlene F. Perry, currently Senior Vice President of Human Resources and Facilities of Renovis, if at any time prior to a change of control of the company or more than 13 months following a change of control of the company, Dr. Kelly’s or Ms. Perry’s employment is terminated by the company without cause or by constructive termination, then such executive officer is entitled to the following severance benefits: (i) an amount equal to 12 months base salary, (ii) 12 months of health benefits for the executive officer and his or her dependents (such health benefits terminate on the date on which the executive officer begins coverage with another employer) and (iii) 12 months accelerated vesting of his or her stock options and other equity-based awards. The employment agreements with Dr. Kelly and Ms. Perry also provide that if at any time within 13 months following a change of control of the company, such executive officer’s employment is terminated by the company without cause or by constructive termination, then such executive officer is entitled to the following severance benefits: (i) an amount equal to the sum of 12 months base salary plus his or her target annual bonus opportunity, (ii) 12 months of health benefits for the executive officer and his or her dependents (such health benefits terminate on the date on which the executive officer begins coverage with another employer), (iii) immediate vesting of all unvested stock options and other equity-based awards and (iv) 12 months of outplacement services through a firm selected by the company in its sole discretion at a cost not to exceed $20,000 (such services terminate on the date on which the executive officer accepts employment with another employer). However, if the executive officer accepts employment with the company’s successor or acquirer on terms and conditions not less favorable than those contained in his or her employment agreement, the executive officer is not entitled to any severance benefits, unless at any time within 13 months following a change of control of the company the executive officer’s employment is terminated by the successor or acquirer without cause or by constructive termination. In the event that any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to more than 70% of the business and/or assets of the company or any of its subsidiaries, including Evotec, fails to assume the executive officer’s employment agreement prior to the effectiveness of any such succession, including the merger with Evotec, then the executive officer is entitled to the same severance benefits he or she would have received had there been a constructive termination of his or her employment at any time within 13 months following a change of control of the company, as described above. In addition, if any payment or other benefits provided to the executive officer under such agreement, or other arrangements, would result in the imposition of any excise tax under the provisions of Section 280G or Section 4999 of the Internal Revenue Code, the executive officer would be entitled to a gross up payment in an amount necessary to cover all such excise and other taxes, up to a maximum of $1 million in the aggregate all executive officers of the company so impacted in proportion to the amount of such taxes any of them would be obligated to pay in such situation.

Pursuant to the employment agreements, “constructive termination” generally means the executive officer’s resignation following: the delegation to the executive officer of duties or the reduction of the executive officer’s duties which substantially reduces the nature, responsibility or character of his or her position (including, with respect to Ms. Perry, if she no longer reports to the chief executive officer of the company or its successor); a material reduction by the company or its successor in the executive officer’s base salary; a material reduction by the company or its successor in the kind or level of employee benefits or fringe benefits; the taking of any action by the company or its successor that would adversely affect the executive officer’s participation in any plan, program or policy generally applicable to employees of equivalent seniority; or if the company or its successor requires the executive officer to locate to a place more than 40 miles from its present headquarters.

In addition, pursuant to the employment agreements, “cause” generally means: (i) theft, dishonesty or falsification of company records; (ii) malicious or reckless disclosure of the company’s confidential or proprietary information; (iii) commission of any immoral or illegal act or any gross or willful misconduct, where the company reasonably determines that such act or misconduct has (A) seriously undermined the ability of the company’s management to entrust the executive officer with important matters, (B) contributed to the company’s loss of significant revenues or business opportunities or (C) significantly and detrimentally affected the business or reputation of the company; and/or (iv) the breach of the employment agreement or the failure or refusal by the executive officer to work diligently to perform tasks or achieve goals reasonably requested by the board of directors, provided such breach, failure or refusal continues after the receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem. “Cause” shall not mean a physical or mental disability.

Finally, pursuant to the employment agreements, a “change in control” means the consummation of any of the following transactions: (i) a business combination, such as a merger or consolidation, of the company with any other corporation or other business entity, other than a business combination which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the company or such controlling surviving entity outstanding immediately after such business combination; (ii) the sale, lease, exchange or other transfer or disposition by the company of more than 70% of the company’s assets by value; or (iii) an acquisition of any voting securities of the company by any person immediately after which such person has beneficial ownership of more than 50% of the combined voting power of the company’s then outstanding voting securities. The merger with Evotec constitutes a “change in control” under the employment agreements.

It is anticipated that the aggregate value of the consideration that Ms. Perry may be entitled to receive pursuant to her employment agreement as a result of her termination in connection with the merger will equal up to $372,373, which amount includes $342,900 (12 months base salary plus target annual bonus opportunity), $9,473 (12 months of health benefits for Ms. Perry and her dependents) and $20,000 (12 months of outplacement services). In addition, Ms. Perry will receive accelerated vesting of her deferred stock unit awards. Based on the closing price of Renovis’s common stock on February 15, 2008, which was $2.41, the value of the accelerated vesting of the 73,473 deferred stock units held by Ms. Perry that were unvested as of that date is $177,070. All stock options held by Ms. Perry have exercise prices in excess of $9.00 and will be terminated in connection with the merger.

As described above, it is anticipated that, following the closing of the merger, Dr. Kelly will become a member of Evotec’s executive management team and will be President of Evotec’s U.S. site. Therefore, Dr. Kelly will not be entitled to any consideration pursuant to his employment agreement with Renovis as a result of the merger.

Indemnification; Directors’ and Officers’ Insurance

For a period of six years following the closing of the merger, Evotec has agreed that Evotec and Renovis as the surviving company will, jointly and severally, indemnify and hold harmless, with respect to claims or events existing or occurring at or prior to the effective time of the merger, the present and former directors and officers of Renovis, to the fullest extent permitted under Delaware law. In addition, subject to certain limitations, Evotec has agreed to purchase “tail” directors and officers liability insurance coverage that provides coverage for a period of six years on terms no less favorable than the terms of Renovis’s insurance currently in effect. These obligations are discussed in further detail above under “The Merger Agreement—Indemnification and Insurance.”

Acceleration of Vesting of Stock Options and Deferred Stock Units

In addition to the accelerated vesting of Renovis executive officers’ stock options and other equity-based awards described above under “Severance Arrangements,” pursuant to certain of Renovis’s stock plans, the vesting of all outstanding Renovis stock options and other equity awards, including those held by executive officers and directors of Renovis, will accelerate in full if a change of control occurs and a participant’s awards are not converted, assumed or replaced by a successor. As described above under “The Merger Agreement—Treatment of Renovis Equity Awards,” at the effective time of the merger, each outstanding equity award, whether vested or unvested, under Renovis’s stock plans will be assumed by Evotec and become an award with respect to ADSs of Evotec, unless the award represents an out-of-the-money option, which means any option to purchase shares of common stock of Renovis for an exercise price per share of nine dollars ($9.00) or more, or unless the option was issued pursuant to the Renovis employee stock purchase plan. These out-of-the-money options will not be assumed by Evotec and will be cancelled in connection with the merger. The Renovis 2003 Stock Plan further provides that the vesting of all stock options automatically granted to independent directors pursuant to such plan will accelerate and become fully vested in connection with a change of control and will remain exercisable for 12 months following an independent director’s termination of membership on the board for any reason. In addition, pursuant to the terms of each deferred stock unit (DSU) agreement between Renovis and its executive officers, in the event the officer’s employment is terminated without cause, as defined in the DSU agreement, or there is a constructive termination, as defined in the DSU agreement, of the officer’s employment, the vesting of the DSUs will be accelerated with respect to the number of the shares subject thereto that would have vested during the 12 months following the date of termination; however, in the event the officer’s employment is terminated without cause, or there is a constructive termination of the officer’s employment, within 13 months of a change in control, the vesting of the DSUs will be accelerated with respect to all of the shares subject thereto.

Pursuant to the terms of the executive chairman agreement between Renovis and John P. Walker, immediately prior to the consummation of a change in control, including the merger with Evotec, 25% of the shares subject to the DSU award granted to Mr. Walker in connection with his appointment as Executive Chairman of Renovis will vest.

Other than Marlene F. Perry, currently Senior Vice President of Human Resources and Facilities of Renovis, no Renovis executive officers and directors whose service is anticipated to be terminated in connection with the merger currently hold unvested stock options that will be exercisable following the merger, or other unvested equity awards that will be accelerated in connection with the merger. Ms. Perry, whose service is anticipated to be terminated in connection with the merger, holds DSU awards for which vesting will be accelerated if her employment is terminated in connection with the merger. DSU awards do not have an exercise price.

Security Ownership of Renovis’s Executive Officers and Directors Who Have Interests in the Merger

As of November 1, 2007, the executive officers and directors of Renovis beneficially owned in the aggregate 3,513,491 shares of Renovis common stock (including shares of common stock such executive officers and directors have the right to acquire within 60 days of November 1, 2007), representing in the aggregate 11.08% of the outstanding shares of Renovis common stock as of November 1, 2007. As of November 1, 2007, there were 29,770,340 shares of Renovis common stock outstanding. For further detail about the beneficial ownership of these shares, see “Security Ownership of Certain Beneficial Owners and Management of Renovis” below.

Evotec AG

For the disclosure requirements concerning stockholdings beyond certain (percentage) levels under the German Securities Trading Act (Wertpapierhandelsgesetz) see “Description of Evotec AG Ordinary Shares—Disclosure Requirements.”

DESCRIPTION OF THE EVOTEC AG AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A., as depositary, will issue the ADSs which you will be entitled to receive in the merger. Each ADS will represent an ownership interest in two ordinary shares which Evotec AG will deposit with the custodian, as agent of the depositary, under the deposit agreement among Evotec AG, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of the depositary of Evotec AG in book-entry form and periodic statements will be mailed to you that reflect your ownership interest in such ADSs. In this description, references to American depositary receipts or ADRs shall include the statements you will receive which reflects your ownership of ADSs.

The depositary’s office is located at 4 New York Plaza, New York, NY 10004.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, Evotec AG will not treat you as a shareholder of Evotec AG and you will not have any shareholder rights. German law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among Evotec AG, the depositary and all registered holders from time to time of ADSs issued thereunder. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR that contains the terms of your ADSs. You can read a copy of the deposit agreement that is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room that is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement from the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

Evotec AG may make various types of distributions with respect to its securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•

Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered holders, and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•

Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares that would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•

Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if Evotec AG provides satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights. However, if Evotec AG does not furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds as cash; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

Evotec AG has no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•

Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may choose any practicable method of distribution for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability for interest thereon and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, Evotec AG will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares (including those being deposited by or on the behalf of Evotec AG in connection with the offering to which this proxy statement/prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADSs at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to a designated account within the Clearstream Banking AG, the German central securities depositary, or at an institution that maintains an account with the CSB or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on your behalf.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•

temporary delays caused by closing the transfer books of Evotec AG or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may fix record dates for the determination of the ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of shares;

•	to give instructions for the exercise of voting rights at a meeting of holders of shares;

•	for the determination of the registered holders who shall be responsible for the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR;

•	to receive any notice or to act in respect of other matters; or

•	all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

As promptly as practicable after the depositary receives (i) notice of any meeting or solicitation of consents or proxies of holders of shares and (ii) the statement of the custodian which will act as a proxy bank in accordance with Sections 128 and 135 of the German Stock Corporation Act (Aktiengesetz) setting forth its recommendations with regard to voting of the shares pursuant to Section 128 (2) of the German Stock Corporation Act as to any matter concerning which the notice from Evotec AG indicates that a vote is to be taken by holders of shares, together with an English translation thereof, the depositary shall, subject to applicable law and the articles of association of Evotec AG, mail to registered holders of ADRs a notice (a) containing such information as is contained in such notice and any solicitation materials, (b) stating that each registered holder of ADRs on the record date set by the depositary therefor will be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the whole number of shares underlying such registered holder’s ADRs, (c) containing the recommendation of the custodian, and (d) specifying how and when such instructions may be given. Each registered holder of ADRs who desires to exercise or to give instructions for the exercise of voting rights shall execute and return to the depositary on or before the date established by the depositary for such purpose, a document provided by the depositary that instructs it as to how the number of shares represented by such holder’s ADRs are to be voted. Upon receipt of instructions of a holder on such record date in the manner and on or before the date established by the depositary for such purpose, the depositary shall endeavor, insofar as practicable and permitted under applicable law, the articles of association of Evotec AG and the provisions of or governing deposited securities, to vote or cause to be voted the deposited securities underlying such holder’s ADRs in accordance with such instructions. The depositary will not itself exercise any voting discretion in respect of any deposited securities.

There is no guarantee that holders generally or any holder in particular will receive the notice described above with sufficient time to enable such holder to return any voting instructions to the depositary in a timely manner.

Insofar as the depositary’s custodian elects to act as proxy bank in the manner described above it shall not be acting as an agent, or otherwise on behalf of, the depositary.

Reports and Other Communications

Will I be able to view the reports of Evotec AG?

The depositary will make available for inspection by ADR holders any written communications from Evotec AG that are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. Evotec AG will furnish these communications in English when so required by any rules or regulations of the SEC.

Additionally, if Evotec AG makes any written communications generally available to holders of its shares, including the depositary or the custodian, and requests the depositary to provide them to ADR holders, the depositary will mail copies of them, or, at its option, English translations or summaries of them to ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by Evotec AG or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities in any manner permitted by the deposit agreement, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

•	a fee of U.S.$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of U.S.$0.02 or less per ADS for any cash distribution made pursuant to the deposit agreement;

•

a fee of up to U.S.$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADR program of Evotec AG (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•

any other charge payable by any of the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of the shares of Evotec AG or other deposited securities (which charge shall be assessed against registered holders of Evotec AG ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•

a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at an ADR holder’s request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•

such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable laws, rules or regulations.

Evotec AG will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between Evotec AG and the depositary. The fees described above may be amended from time to time.

The depositary has agreed to reimburse Evotec AG for certain expenses Evotec AG incurs that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. The amount of reimbursement available to Evotec AG is not directly based upon any transaction fees the depositary collects from ADR holders. The depositary collects its fees for issuance and cancellation of ADSs directly from ADR holders depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to ADR holders by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services to any holder until the fees and expenses owing by such holder for those services or otherwise are paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify Evotec AG, the depositary, its custodian and any of Evotec AG’s or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained in respect of, or arising out of, your ADSs.

Reclassifications, Recapitalizations and Mergers

If Evotec AG takes certain actions that affect the deposited securities, including (i) any change in par value, split up, consolidation, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of the assets of Evotec AG, then the depositary may choose to:

(1)	amend the form of ADR;

(2)	distribute additional or amended ADRs;

(3)	distribute cash, securities or other property it has received in connection with such actions;

(4)	sell any securities or property received and distribute the proceeds as cash; or

(5)	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

Evotec AG may agree with the depositary to amend the deposit agreement and the ADSs without the ADR holders’ consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, Evotec AG and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or the ADR holders otherwise receive notice. No amendment, however, will impair the ADR holders’ right to surrender the ADR holders’ ADSs and receive the underlying securities, except in order to comply with holders’ rights mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at Evotec AG’s written direction, terminate the deposit agreement and the ADR by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating hereunder within 45 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating hereunder on the 90th day after Evotec AG’s notice of removal was first provided to the depositary. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR Holders

Limits on the obligations of Evotec AG and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination or cancellation of any ADRs, or the delivery of any distribution in respect thereof, the depositary and its custodian may require you to pay, provide or deliver:

•

payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•

the production of proof satisfactory to the depositary and/or its custodian of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing shares and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, generally or in particular instances, when the ADR register or any register for shares is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or Evotec AG’s transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of shares.

The deposit agreement expressly limits the obligations and liability of the depositary, Evotec AG and their respective agents. Neither Evotec AG nor the depositary nor any such agent will be liable if:

•

present or future law, rule or regulation of the United States, Germany or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of the charter of Evotec AG, or any act of God, war, terrorism or other circumstance beyond Evotec AG’s, the depositary’s or their respective agents’ control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provide shall be done or performed by Evotec AG, the depositary or their respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations without gross negligence or bad faith;

•

it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. Evotec AG and its agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in the opinion of Evotec AG may involve it in expense or liability, if indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall Evotec AG, the depositary or any of their respective agents be liable to holders of ADSs or interests therein for any indirect, special, punitive or consequential damages.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

By holding an ADR (or an interest therein), each holder of ADSs will be agreeing to comply with all applicable provisions of German law and the articles of association of Evotec AG regarding the notification of such person’s interest in shares, which provisions at the date hereof include Sections 21 and 22 of the Securities Trading Act (Wertpapierhandelsgesetz). At the date hereof, (i) the statutory notification obligations of the Securities Trading Act apply to anyone whose holding, either directly or by way of imputation pursuant to the provisions of Section 22 of the Securities Trading Act, of voting rights reaches or exceeds 3%, 10%, 20%, 30% or 75% or, after having reached or exceeded any such threshold, falls below that threshold. Failure to provide on a timely basis any required notification of an interest in shares may result in withholding of certain rights, including voting and dividend rights, in respect of the shares represented by ADSs. Evotec AG reserves the right to request you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit Evotec AG to deal with you directly as a holder of deposited securities and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. ADR holders may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary or when requested by Evotec AG.

The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the ADS. A pre-release is closed out as soon as the underlying shares (or rights to receive shares from Evotec AG or from any registrar, transfer agent or other entity recording share ownership or transactions) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs (marked to market daily); and

•	each recipient of pre released ADSs agrees in writing that he or she

•	owns the underlying shares,

•	assigns all rights in such shares to the depositary,

•	holds such shares for the account of the depositary, and

•	will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre released ADSs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

Appointment

In the deposit agreement, each holder and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement, will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•

appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

SUPERVISORY BOARD, MANAGEMENT BOARD AND SENIOR MANAGEMENT OF EVOTEC AG

General

As required by the German Stock Corporation Act (Aktiengesetz), Evotec AG has a two-tier board system consisting of a Supervisory Board (Aufsichtsrat) and a Management Board (Vorstand). The Supervisory and Management Boards act independently of one another.

The Management Board is responsible for managing the business of Evotec AG in accordance with the German Stock Corporation Act (Aktiengesetz), the articles of association (Satzung) of Evotec AG and the rules of procedure for the Management Board as enacted by the Supervisory Board. The Management Board is authorized to represent Evotec AG and to enter into binding agreements with third parties on behalf of Evotec AG.

The Management Board is responsible for implementing appropriate risk management and risk control systems within Evotec AG that provide timely warning of any development that might jeopardize its continued existence. The Management Board is also obligated to report regularly to the Supervisory Board, at least on a quarterly basis, on the status of the business, in particular on the revenues and condition of the company and its subsidiaries. Furthermore, the Management Board reports to the Supervisory Board at least once a year on the projected business objectives and other key issues relating to corporate planning (especially finance, investment and human resources planning), which must include discussion of any deviations between actual developments and objectives previously reported on, including the reasons for such deviations. In addition, the Management Board must submit a budget for the following fiscal year and a plan for the medium term to the Supervisory Board. The Management Board is also required to report to the Supervisory Board in a timely fashion on any transactions that may be significant with respect to the profitability (primarily the profitability of the equity) or liquidity of the company in order to give the Supervisory Board an opportunity to express its opinion on such transactions prior to their implementation. The Management Board must report important matters to the chairman of the Supervisory Board, including any matters involving affiliates that become known to the Management Board and could have a material effect on the company.

The principal function of the Supervisory Board is to supervise the Management Board. The Supervisory Board is also responsible for appointing and removing the members of the Management Board. The Supervisory Board may not make management decisions, but may determine that certain types of transactions require its prior consent, see “—Supervisory Board.”

In carrying out their duties, the members of the Supervisory Board and the Management Board must exercise the standard of care of a diligent and prudent businessperson. In complying with this standard of care, the members must take into account a broad range of considerations, including the interests of Evotec AG and its shareholders, employees and creditors. The members of the Supervisory Board and the Management Board may be personally liable for violation of their duties.

Simultaneous membership on the Management Board and the Supervisory Board of a German stock corporation is not permitted under German law; however, simultaneous membership that results from a member of the Supervisory Board taking a seat on the Management Board of the same German stock corporation for a maximum period of one year is permissible in exceptional cases. During this period, such an individual may not perform any duties for the Supervisory Board.

The Supervisory Board appoints the members of the Management Board and is entitled to dismiss them for good cause. The Supervisory Board advises and oversees the Management Board on the management of the company, but is not itself authorized to manage the company. The articles of association or the Supervisory Board must, however, designate certain types of transactions that may only be made with the approval of the Supervisory Board. The Supervisory Board is also entitled to make other transactions subject to its approval by ad hoc resolution.

Members of the Management and Supervisory Boards owe a duty of care and a duty of loyalty to the company. Board members must consider a number of interests, including those of the company and its shareholders, employees and creditors. The Management Board must also take into consideration shareholders’ rights to equal treatment and equal access to information. Should members of the Management or Supervisory Board breach these duties, they will be jointly and severally liable to the company for compensatory damages. Members of the Management and Supervisory Boards are covered by directors’ and officers’ (D&O) liability insurance for their activities as members of management up to a certain amount. The company bears the cost of these insurance policies.

German law does not provide for class actions, and does not generally permit shareholder derivate suits. However under certain limited conditions shareholders can have a special representative appointed to assert claims on behalf of the company or can file a lawsuit on their own behalf for damages to be paid to the company. See “Comparison of Shareholder Rights—Shareholder Suits” above.

Under German law, it is illegal for shareholders or any other individuals to attempt to influence members of the Management or Supervisory Boards, authorized representatives or other persons holding a commercial power of attorney to act in a way harmful to the company. Shareholders with a controlling influence may not use such influence to cause the company to act against its own best interests, unless any resulting damages are compensated for. Any person who uses his or her influence to cause a member of the company’s Management Board or Supervisory Board, authorized representative or persons holding a commercial power of attorney to act in a manner harmful to the company or its shareholders is obligated to compensate the company and its shareholders for any resulting damage. In addition, members of the Management and Supervisory Boards may be jointly and severally liable for breach of their duties.

Supervisory Board

Pursuant to Evotec’s articles of association (Satzung), Evotec’s present Supervisory Board consists of six members, all of whom are elected by Evotec’s shareholders by a simple majority of the votes cast at the general shareholders’ meeting in accordance with the provisions of the German Stock Corporation Act (Aktiengesetz). In general, each member of the Supervisory Board is elected for the same fixed term of approximately five years. If a member is elected to replace a retired member, such member’s term will expire at the same time as that of the replaced member. The term of Evotec’s current members of the Supervisory Board expires at the end of the annual general shareholders’ meeting after the fourth fiscal year following the year in which the Supervisory Board was elected (i.e. at the end of the annual general shareholders’ meeting in 2009). Re-election is possible. The remuneration of the members of the Supervisory Board is determined by Evotec’s articles of association (Satzung).

A member of Evotec’s Supervisory Board may be removed by Evotec’s shareholders by a resolution of the shareholders’ meeting if such resolution is approved by at least 50% of the votes cast. In addition, the articles of association provide that regular members and substitute members of the Supervisory Board may resign, without cause, by providing two months’ prior written notice to the Supervisory Board chairman or the Management Board. The right to resign for good cause remains unaffected by the foregoing.

The shareholders’ meeting may appoint substitute members for one or more Supervisory Board members, who, in accordance with specific determinations by the general shareholders’ meeting, may become members of the Supervisory Board when and if elected Supervisory Board members leave office before the end of their term. The term of the substitute member expires as soon as a successor for the departing Supervisory Board member is appointed, but no later than the expiration of the departing Supervisory Board member’s term.

The Supervisory Board appoints a chairman and one or more vice-chairmen from among its members. The Supervisory Board of Evotec AG has agreed on internal rules of procedure (Geschäftsordnung) within the limitations of German Law and the articles of association.

Meetings of the Supervisory Board are called by its chairman with two weeks advance notice. In urgent cases, the chairman can shorten the notice period to three days if such notice reaches all Supervisory Board members. The articles of association provide that while resolutions shall typically be passed in meetings, however, upon the chairman’s instruction resolutions can be passed without a meeting by written notice, by telephone, facsimile, e-mail or by other conventional means of communication. The articles of association further provide that more than half of the members of the Supervisory Board must participate in voting on a resolution to constitute a quorum. For purposes of the quorum, abstentions count as participation. If such a quorum is not met a new meeting shall be called with a notice period of two weeks, in which case three present board members constitute a quorum. Absent members may participate in a resolution by delivering a written vote to the Supervisory Board. Unless otherwise required by law or by the articles of association, resolutions of the Supervisory Board are passed by a simple majority of the votes cast. For purposes of passing a resolution, abstentions do not count as votes cast.

Supervisory Board Members

The following table sets forth the current members of Evotec’s Supervisory Board, their ages, their functions, their principal activities outside Evotec AG, the year in which they were first elected to the Supervisory Board as well as any position they have held within the last five years relating to administrative, management and supervisory bodies or partnerships outside the company. Unless otherwise indicated, the members continue to serve on any governing bodies listed below. Each elected Supervisory Board member’s term expires at the end of the annual general shareholders’ meeting that formally ratifies the actions for the fiscal year 2008, i.e. the annual general shareholders’ meeting in 2009.

The members of the Supervisory Board can be contacted at the business address of the company: Schnackenburgallee 114, 22525 Hamburg, Germany.

Name (Age)	Function	Year First Elected	Principal Activities outside Evotec	Additional administrative, Management or Supervisory Board mandates or mandates on comparable boards of foreign or domestic companies
Heinz Riesenhuber (72)	Chairman	1994	Member of the German Federal Parliament

Chairman of the Supervisory Board of:

Kabel Deutschland GmbH, Unterfoehring

Member of the Supervisory Board of:

Altana AG, Bad Homburg, Germany (until May 2007)

Frankfurter Allgemeine Zeitung GmbH, Frankfurt am Main, Germany

Henkel KGaA, Duesseldorf, Germany

VfW AG, Cologne Germany

Vodafone Deutschland GmbH, Duesseldorf, Germany
(until June 2007)

Member of the Verwaltungsrat of:

HBM BioVentures AG, Baar, Switzerland

Peer Schatz (42)	Vice Chairman	1998	CEO of QIAGEN N.V.	Member of the Supervisory Board of: Mulligan BioCapital AG, Hamburg Non-Executive chairman and member of the board of directors of: various wholly-and majority-owned subsidiaries of QIAGEN N.V.

Name (Age)	Function	Year First Elected	Principal Activities outside Evotec	Additional administrative, Management or Supervisory Board mandates or mandates on comparable boards of foreign or domestic companies
Hubert Birner (41)	Member	2005	General Partner of TVM Capital

Chairman of the Supervisory Board of:

Direvo Biotech AG, Cologne, Germany

Member of the Supervisory Board of:

Jerini AG, Berlin, Germany

Non-executive chairman of the board of directors of:

Argos Therapeutics Inc., Durham, NC, USA

Spepharm Holding BV, Amsterdam, Netherlands

Non-executive member of the board of directors of:

BioXell AS, Milan, Italy

Peter Fellner (63)	Member	2005	Executive Chairman of Vernalis plc

Non-executive chairman of the board of directors of:

Acamabis plc, Cambridge, UK

Astex Therapeutics Ltd. Cambridge, UK

Premier Research Group plc, Bracknell, UK (since September 2007)

Non-executive member of the board of directors of:

Consort Medical Plc (former Bespak plc,) Milton Keynes, UK

Isis Innovations Ltd., Oxford, UK

QinetiQ Group plc, London, UK

UCB SA, Brussels, Belgium

William Jenkins (60)	Member	2006	Scientific Consultant

Non-executive member of the board of directors of:

Acambis plc, Cambridge, UK

BTG plc, London, UK

Eurand Pharmaceutical Holding, N.V., Amsterdam, Netherlands

Monogram Biosciences, Inc., San Francisco, CA, USA

Mary C. Tanner (55)	Member	2005	Financial Advisor

Non-executive member of the board of directors of:

Synvista Therapeutics, Inc. Montvale, NJ USA (former Alteon, Inc. Parsippany, NJ, USA)

Ariad Pharmaceuticals, Inc. Cambridge, MA, USA (until January 2007)

Professor Dr. Heinz Riesenhuber has been a member of the Supervisory Board of Evotec AG since 1994 and its Chairman since 1997. From 1968 to 1982, he served as managing director for companies belonging to the Metallgesellschaft group. In 1976 he became a member of the German Federal Parliament (Bundestag). From 1976 to 1982, he was a member of the Bundestag Committee on Research and Technology and became Federal Minister for Research and Technology in 1982, a position he held until 1993. Since then, he has been a member of the Bundestag Committee on Economics. In 2006, he became President of the German Parliamentary Society.

Professor Dr. Riesenhuber has been Honorary Professor of the University of Frankfurt since 1995. He is Chairman of the Supervisory Board of Kabel Deutschland GmbH as well as a member of the Supervisory Boards of Altana AG, Frankfurter Allgemeine Zeitung GmbH, Henkel KGaA, VfW AG and Vodafone Deutschland GmbH. In addition, he is a member of the Verwaltungsrat of HBM BioVentures AG. Professor Dr. Riesenhuber’s honors include honorary doctorates from the Weizman Institute, Rehovot/Israel, Berg- und Hüttenakademie Krakau/Poland, University of Surrey/England and Georg-August-Universität, Göttingen/Germany, the German Federal Cross of Merit (Bundesverdienstkreuz mit Stern), the Grand Officer de la Legion d’Honneur (France) and the Japanese Order of the Holy Treasure with Star and Shoulder Ribbon.

Peer M. Schatz has been vice chairman of the Supervisory Board of Evotec AG since June 1998. In 1993, he joined QIAGEN N.V. as Chief Financial Officer and was nominated as QIAGEN’s Chief Executive Officer as well as Chairman of both the Management Board and the executive committee in 2004. Mr. Schatz was previously a partner in a private management buyout group in Switzerland and worked in finance and systems positions at Sandoz AG and Computerland AG, as well as in finance, operations, management and sales positions in various start-up companies in the computer and software trading industry in Europe and the United States.

Mr. Schatz graduated from the University of St. Gall, Switzerland, with a master’s degree in finance in 1989 and obtained an M.B.A. in Finance from the University of Chicago Graduate School of Business in 1991. Mr. Schatz is a member of the German Corporate Governance Commission.

Dr. Hubert Birner has been a member of the Supervisory Board of Evotec AG since June 2005, when Evotec AG had re-acquired full ownership interest in Evotec Neurosciences from TVM Capital as the lead and other venture capital investors. He joined TVM Capital in 2000 and is General Partner for life sciences in the firm’s Munich office. Prior to that, Dr. Birner was Head of Business Development Europe and Director of Marketing Germany at Zeneca. He joined Zeneca from McKinsey & Company’s European Health Care and Pharmaceutical practice. Dr. Birner was also an assistant professor for biochemistry at the Ludwig-Maximilians-University in Munich.

Dr. Birner serves as Chairman of the Board of Direvo Biotech AG (Cologne, Germany), Argos Therapeutics Inc. (Durham, North Carolina) and Spepharm Holdings BV (Amsterdam, Netherlands). He is also a board member of Jerini AG (Berlin, Germany) and BioXell SA (Milan, Italy) and represents the interests of TVM Capital at Ardana Bioscience plc (Edinburgh, UK) and Proteon Therapeutics, Inc. (Kansas City, Missouri). Dr. Birner holds an M.B.A. from Harvard Business School and a summa cum laude doctoral degree in biochemistry from Ludwig-Maximilians-University in Munich. His doctoral thesis was honored with the Hoffmann-La Roche prize for outstanding basic research in metabolic diseases.

Dr. Peter Fellner has been a member of the Supervisory Board of Evotec AG since June 2005. He was appointed as Chairman of Vernalis plc in January 2003 and as Executive Chairman in April 2003. Previously, he was Chairman of Celltech Group plc, having served as its Chief Executive Officer from 1990 to 2003. Before joining Celltech, Dr. Fellner served as Chief Executive Officer of Roche UK, from 1986 to 1990. From 1984 to 1986, he was Director of the Roche UK Research Centre.

Dr. Fellner is also Chairman of Acambis plc and Astex Therapeutics Ltd, and a non-executive director of UCB S.A., QinetiQ Group plc, Bespak plc and Isis Innovation Ltd. In addition, he is a member of the UK Medical Research Council and a member of the Apax Healthcare Advisory Board.

Dr. William Jenkins has been a member of the Supervisory Board of Evotec AG since June 2006 and a member of the scientific advisory board of Evotec AG since 2005. Since 1999, he has been a scientific consultant to pharmaceutical companies and to investment companies in the life sciences sector. Prior to that, he was Head of Clinical Development & Regulatory Affairs for Novartis Pharma AG, having held the same position pre-merger from 1992 with CIBA-Geigy AG. Previously, he was Head of Global Clinical Research at Glaxo from 1988.

Dr. Jenkins is a member of the boards of Acambis plc (Cambridge, UK), BTG plc (London, UK), Eurand Pharmaceutical Holdings B.V. (Amsterdam, Netherlands) and Monogram Biosciences, Inc. (San Francisco, USA).

Dr. Jenkins holds B.A. and M.P. B.A. and M.D. degrees from the University of Cambridge and M.P. B.A. His earlier career was in medical research at the Royal Postgraduate Medical School and later as a Senior Lecturer at the Royal Free Hospital, London University.

Mary C. Tanner has been a member of the Supervisory Board of Evotec AG since January 2005. Before joining Evotec AG, Ms. Tanner served as a Senior Managing Director at Bear Stearns and Lehman Brothers, specializing in the health care and consumer products industry. In 2004, following her retirement from Bear Stearns Ms. Tanner founded Life Sciences Partners, which specializes in healthcare investment and advisory work. Ms. Tanner received her university degree from Harvard in 1973 in philosophy and related fields.

Committees of the Supervisory Board

The Supervisory Board has established the following committees:

Audit Committee. Evotec’s Supervisory Board has established an audit committee, comprised of three members of the Supervisory Board. The primary function of the committee is to assist the Supervisory Board in fulfilling its independent oversight responsibilities with regard to financial reporting and control.

In particular, it is the committee’s responsibility to review the auditing process, audit results and reports of the company’s public accountants (auditors) as well as their independency, and issue the audit mandates.

In addition to fulfilling its oversight responsibility, the committee shall review:

•	key messages of quarterly and annual earnings reports prior to their release, and propose the approval of the annual report to the Supervisory Board;

•	the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

•	the company’s systems of internal controls regarding finance, accounting and legal compliance;

•	the company’s general accounting and financial reporting principles and processes, and approve any significant changes; and

•	all related-party transactions at least annually, and approve any related-party transaction outside normal business scope and conditions.

The committee meets at least four times annually. The audit committee shall have a quorum if at least two of its members participate in the passing of a resolution. Resolutions require a simple majority of the votes cast.

Remuneration Committee. Evotec’s Supervisory Board has established a remuneration committee. This committee’s duties include preparing the appointment and remuneration of Management Board members.

Compensation

The members of Evotec’s Supervisory Board are entitled to a fixed and a performance-related compensation. The Chairman and Vice Chairman positions in the Supervisory Board as well as the chair and membership in committees are considered in determining the fixed compensation of the individual members of the Supervisory Board.

In addition to the fixed remuneration, the members of the Supervisory Board receive a remuneration based on Evotec’s long-term performance. Part of the remuneration is paid in shares of Evotec AG in order to further align the interest of the individual Supervisory Board members and the development of Evotec AG’s share price. In addition, in the event the shareholders are paid a dividend, every Supervisory Board member is entitled to receive an extra €500 for every euro cent that the dividend per share exceeds 15 euro cents.

Evotec AG pays the premiums for a consequential loss, legal expenses and directors and officers’ liability insurance. In accordance with section 3.8 of the German Corporate Governance Code, there is a suitable deductible, which currently is €10,000 per claim (Versicherungsfall).

In 2007, the individual members of the Supervisory Board received the following compensation:

Name	Fixed remuneration in T€	Equity-based compensation in T€	Total in T€
Heinz Riesenhuber	37.5	15.0	52.5
Peer Schatz	30.0	11.3	41.2
Hubert Birner	22.5	7.5	30.0
Peter Fellner	18.7	7.5	26.3
Mary Tanner	18.7	7.5	26.3
William J. Jenkins	15.0	7.5	22.5

Total	€142.4	€56.2	€198.8

Supervisory Board following the merger

Following the satisfaction of the closing condition to the merger that two current members of the Supervisory Board resign, the Company plans to use commercially reasonable efforts to cause Dr. Corey S. Goodman and John P. Walker to be appointed and elected to the Supervisory Board of Evotec AG as soon as practicable after the merger.

Dr. Corey S. Goodman became the President of Pfizer Inc.’s Biotherapeutics and Bioinnovation Center in October 2007. He served as Renovis’s President and Chief Executive Officer from September 2001 to October 2007 and continues to serve as a Renovis director. From 1987 to 2001, Dr. Goodman was a professor at the University of California, Berkeley, most recently as the Evan Rauch Professor of Neuroscience, the Director of the Wills Neuroscience Institute and an Investigator with the Howard Hughes Medical Institute. From 1979 to 1987, Dr. Goodman was on the faculty of Stanford University. He is currently an adjunct professor at the University of California San Francisco. Dr. Goodman is a member of the National Academy of Sciences, American Academy of Arts and Sciences and the American Philosophical Society. Dr. Goodman’s honors include the Alan T. Waterman Award, the Gairdner Award, the Wakeman Award, the March-of-Dimes Prize in Developmental Biology and the Reeve-Irvine Research Medal. Dr. Goodman is Vice President of the McKnight Endowment Fund for Neuroscience. Dr. Goodman co-founded Exelixis, Inc., a biotechnology company, in 1994.

Dr. Goodman received a B.S. in Biology from Stanford University, a Ph.D. in Neurobiology from the University of California, Berkley and was a postdoctoral fellow at the University of California, San Diego.

John P. Walker was appointed Executive Chairman and Principal Executive Officer of Renovis in October 2007. Mr. Walker has been a member of Renovis’s board of directors since December 2002, served as Vice Chairman of the board of directors from July 2004 to November 2005 and was appointed Chairman of the board of directors in November 2005. In September 2007, Mr. Walker was appointed Chief Executive Officer of Novacea, Inc., a biotechnology company, where he has served as Interim Chief Executive Officer since December 2006 and Chairman of the Board since August 2006. Since 2001, Mr. Walker, acting as a consultant and investor, has served as an Investment Advisor to MDS Capital Corp., Interim Chief Executive Office of KAI Pharmaceuticals, Chairman and Interim Executive Officer at Guava Technologies, Chairman and Chief

Executive Officer of Bayhill Therapeutics and Chairman and Interim Chief Executive Officer of Centaur Pharmaceuticals, Inc. From 1993 to 2001, he was Chairman, Chief Executive Officer and a director of Axys Pharmaceuticals Inc. and its predecessor company, Arris Pharmaceutical Corporation. Prior to his association with Arris, Mr. Walker was the Chairman and Chief Executive Officer of Vitaphore Corporation, a biomaterials company that was sold to Union Carbide Chemical and Plastics Company Inc. in 1990. From 1971 to 1985, Mr. Walker was employed by American Hospital Suppl Corporation in a variety of general management, sales and marketing positions; most recently serving as President of the American Hospital Company. He holds a B.A. in History from the State University of New York at Buffalo and is a graduate of the Advanced Executive Program, J.L. Kellogg Graduate School of Management at Northwestern University. In addition to Renovis, Mr. Walker is a member of the board of directors of Geron Corporation, Affymax, Inc. and Novcea, Inc., each a biopharmaceutical company, as well as several privately held biotechnology companies.

Mr. Walker holds a B.A. in History from the State University of New York at Buffalo and is a graduate of the Advanced Executive Program, J.L. Kellogg Graduate School of Management at Northwestern University.

Management Board

Pursuant to Evotec’s articles of association, Evotec’s Management Board consists of one or more members. Currently, Evotec’s Management Board consists of three members: Jörn Aldag, Chief Executive Officer, Mario Polywka, Chief Operating Officer, and Klaus Maleck, Chief Financial Officer. Mario Polywka and Klaus Maleck were appointed by a resolution of the Supervisory Board as members of the Management Board as of November 1, 2007. Dirk Ehlers, the former Chief Financial Officer, left Evotec at the end of August 2007.

According to Evotec’s articles of association, Evotec is represented by two members of the Management Board acting jointly or by one member of the Management Board acting jointly with an authorized signatory (Prokurist). If only one person has been appointed to the Management Board, this member is the sole representative of the company. The Supervisory Board may determine that individual members of the Management Board have individual authority to represent Evotec AG.

Pursuant to the German Stock Corporation Act (Aktiengesetz), the Management Board reports regularly to the Supervisory Board, including with respect to intended business policy and other fundamental issues regarding future business plans, the profitability, the current business of Evotec AG, business transactions that may have a material impact on the profitability or liquidity of Evotec AG, and any exceptional matters which arise from time to time. The Supervisory Board may also request special reports from the Management Board.

Pursuant to the German Stock Corporation Act the members of the Management Board can be appointed for a maximum term of five years. The Evotec AG Supervisory Board generally appoints each member of the Management Board for a term of three years. Pursuant to the German Stock Corporation Act Management Board members may be reappointed or have their term extended, provided that the term of each such reappointment or extension shall not exceed five years. The Supervisory Board may remove a member of the Management Board prior to the expiration of his term if he commits a serious breach of duty or is incapable of carrying out his duties or if there is a bona fide vote of no confidence by a majority of the votes cast at an annual general shareholders’ meeting.

A member of the Management Board may not vote on matters relating to certain contractual arrangements between the member and the Evotec AG or its subsidiaries and may be liable to Evotec AG if the member has a material interest in any contractual agreement between the Evotec AG or its subsidiaries and a third party which was not disclosed to, and approved by, the Supervisory Board.

The articles of association provide that the Supervisory Board may issue internal rules of procedure (Geschäftsordnung) for the Management Board. In January 2007, the Supervisory Board issued revised internal rules of procedure for the Management Board by unanimous vote. The internal rules of procedure specify, in particular, which matters are subject to the consent of the Supervisory Board. These matters currently include:

•	issues which must be decided by the Supervisory Board according to corporate law or the company’s articles of association;

•	the strategic and operational plan, including revenues, cost, results, capital expenditures, clinical plans/budgets and finances as well as material changes from these plans;

•	material changes to the development pipeline;

•	investments in excess of €2,500,000, including inlicensing deals;

•	investments into existing or new legal entities including mergers and acquisitions, changes of the holding in a certain legal entity and the disposal of equity ownerships;

•	issues necessary to continue the successful management of Evotec, which deviate materially from the plan or decisions taken earlier;

•	contracts not in the ordinary course of business or the terms of which deviate significantly from the usual risk structure;

•	outlicensing deals valued at over €5,000,000;

•	loans of any kind to third parties or to the Management Team;

•	guarantees, liens, bonds or any measures of capital acquisitions;

•	investments in or disposals of land or real estate property;

•	foundation of new businesses, changes to existing business having a material impact on the company and changes to the articles of association; and

•	management instruments and distribution of responsibilities of members of the Management Board and members of the boards of subsidiaries.

Management Board Members

The current and recent members of Evotec’s Management Board, their respective ages as of the date of this proxy statement/prospectus, their positions, the years in which they were first appointed to Evotec’s Management Board and the years in which their terms expire or ended, respectively, are as follows:

Name (Age)	Responsibilities	Year First Elected	Year current agreement expires
Jörn Aldag (48)	President & Chief Executive Officer	1997	2010
Dirk Ehlers* (47)	Chief Financial Officer	2001	2007*
Mario Polywka (44)	Chief Operational Officer	2007	2010
Klaus Maleck (35)	Chief Financial Officer	2007	2010

*	Resigned in August 2007.
The members of the Management Board can be contacted at the business address of Evotec: Schnackenburgallee 114, 22525 Hamburg, Germany.

Jörn Aldag was nominated President and Chief Executive Officer of Evotec AG on July 1, 2001. He joined Evotec AG as Chief Financial Officer and member of the Management Board in November 1997.

Before joining Evotec AG, Mr. Aldag was Vice President and Finance Director of MAN Gutehoffnungshütte AG, a subsidiary of MAN AG, and Business Director of Treuhandanstalt, the German agency charged with the privatization of a part of the East German machine tool industry. He is currently a member of the German Monopoly Commission.

Jörn Aldag received his business degrees from the Harvard Business School in 1994 and the European Business School in 1982.

Dr. Dirk Ehlers has been Chief Financial Officer and a member of the Management Board of Evotec AG since September 2001 and was a member of the company’s executive committee until he resigned at the end of August 2007. From 1995 to 2000 he was Division Head “Diagnostic Systems Europe” within the Olympus Group, and Managing Director of Olympus Diagnostica GmbH. From 1989 to 1994 he worked as Management Consultant and Engagement Manager at McKinsey & Co., Inc.

Dr. Ehlers received his Ph.D. in Physics from the University RWTH Aachen in 1988. Between 1985 and 1989 he held various post-graduate research positions at the University of California in Irvine, the Max Planck Institute for Solid State Physics in Stuttgart, Germany, and the Synchrotron facility BESSY in Berlin. He was research scholar of the DAAD and the German Scholarship Foundation.

Dr. Klaus Maleck joined Evotec AG as Executive Vice President Finance and a member of the executive committee in April 2007. He was appointed as a member of the Management Board as of November 1, 2007. Prior to joining Evotec AG, he co-founded BioGeneriX AG in 2000.

Dr. Maleck worked as a Senior Consultant at McKinsey & Co. from 1999 to 2000, and as a scientist in the genomics field at Novartis, Inc. from 1996 to 1999. He is also a lecturer at the Mannheim University in Economics. Dr. Maleck received his Ph.D. in biotechnology from the Max-Planck-Institute in Cologne, and holds a masters degree in biotechnology of the Ecole Supérieure de Biotechnologie in Strasbourg France. In addition, he received post-graduate training in Economics at Ashridge College in the U.K., and at Swiss-based Educatis University, where he earned an M.B.A. degree. He was a fellow of the Conseil Régional d’Alsace, the Daimler-Benz-Foundation and the German Scholarship Foundation.

Dr. Mario Polywka is Chief Operating Officer and as such, was appointed as member of the Management Board as of November 1, 2007. He has been a member of the executive committee of Evotec AG since 2004. Dr. Polywka also currently serves as Chairman of the Boards of Pharminox and Glycoform. Following the merger of EVOTEC BioSystems AG with Oxford Asymmetry International plc (OAI) in 2000, he became Chief Operating Officer. Dr. Polywka was a Founding Chemist of OAI in 1991, became Director of Chemistry in 1993 and became a member of the Board of Directors in 1996. In 1999 he was appointed Chief Operating Officer and in 2001 Chief Executive Officer of OAI plc. From 1989 to 1991 he worked as Senior Chemist at Oxford Chirality Ltd., the predecessor to OAI.

Dr. Polywka received a doctorate from the University of Oxford in mechanistic organometallic chemistry and continued at Oxford with post-doctoral studies on the biosynthesis of Penicillins. Dr. Polywka is a Fellow of the Royal Society of Chemistry.

In the past five years, the current members of Evotec’s Management Board have served on administrative, management and supervisory bodies outside the company as shown in the table below. They continue to serve on these governing bodies unless otherwise indicated.

Name	Professional activities outside the Company
Jörn Aldag

Member of the Supervisory Board of LION Bioscience AG, Heidelberg,

Germany (until August 2003)

Member of the Monopolkommission of Federal Republic of Germany

Chairman of the board of directors of Molecular Partners, Zurich,

Switzerland (since October 2007)

Mario Polywka

Chairman of the board of directors of Capsant Neurotechnologies Ltd., Romsey, UK (until 2004)

Chairman and Interim Chief Executive Officer of Southampton Polypeptides (now Activotec, until 2004)

Non-executive chairman of the board of directors of Pharminox Ltd., Abingdon, UK and Glycoform Ltd., Abingdon, UK

Klaus Maleck	Member of the Management Board of BioGeneriX AG, Mannheim (until March 2007)

Compensation

The members of Evotec’s Management Board are entitled to a fixed and variable remuneration. Fixed remuneration includes base salaries, contributions to personal pension plans, premiums for accident and accidental death insurance as well as the benefit derived from the use of company cars. The variable remuneration is based on a bonus scheme set by the remuneration committee of the Supervisory Board and approved by the Supervisory Board. The variable portion of the remuneration paid out in 2006 as a result of the achievement of agreed targets for the business year 2005 was based on the following criteria: 40% on the achievement of defined corporate milestones, 40% on the achievement of budgeted financial targets and 20% on the achievement of personal objectives. For the financial year 2006, the variable portion of the remuneration—paid out in March 2007—was based on the following criteria: 30% on the achievement of defined corporate milestones, 30% on the achievement of share price targets, 30% on the achievement of budgeted financial targets and 10% on the achievement of personal objectives.

In 2007, members of the Management Board received the following compensation, which is composed of fixed remuneration in 2007, and the variable compensation bonus for 2006 paid in March 2007.

Name	Fixed remuneration	Variable compensation	Stock Options
Jörn Aldag	364,669	252,340	200,000
Dirk H Ehlers*	206,664	128,837	0
Klaus Maleck**	39,534		20,000
Mario Polywka**	49,058		60,000

Total	659,925	381,177	280,000

*	resigned in August 2007
**	base salary for 2 months since appointment became effective November 1, 2007, bonus for 2007 to be paid in March 2008

The options granted in 2007 are subject to the stipulations of the Option Plan 2005 and may be exercised after three years if the conditions of this plan are met.

As of December 31, 2007, the total amount set aside or accrued by the Evotec AG Group to provide pension, retirement or similar benefits to one of the retired members of the management board amounted to €107,073 (IFRS).

Management Board following the merger

The Company does not intend to change the Management Board following the merger.

Senior Management (Management Team)

Members of Senior Management

Evotec’s Management Board is supported by the management team which represents the most important, senior management functions within Evotec. In the past, these members of senior management together with other employees were called the “executive team.” This executive team, however, no longer exists and has been streamlined to form the new management team. The current members of Evotec’s management team, their respective ages as of the date of this proxy statement/prospectus, their positions and the years in which they were first appointed to their senior management function are as follows:

Name	Age	Principal Occupation	Year First Elected
David Brister	45	Chief Business Officer	2006
John A. Kemp	55	Chief Research & Development Officer	2005
Erich Greiner	42	Chief Innovation Officer	2005
Tim Tasker	54	Executive Vice President Clinical Development	2005

The members of Senior Management can be contacted at the business address of Evotec: Schnackenburgallee 114, 22525 Hamburg, Germany.

David Brister joined Evotec as Chief Business Officer and has been a member of the management team of Evotec AG since October 2006. Prior to Evotec AG he was a Director at MVM, a venture capital business focused on seed and early-stage healthcare investing. Prior to MVM, he was an Investment Director at 3i plc and before that held sales and commercial positions with Metal Box plc.

David Brister holds a B.Sc. honors degree in Genetics & Zoology from Sheffield University, UK.

Dr. Erich Greiner is Chief Innovation Officer and a member of the management team of Evotec. He joined the Evotec AG in July 2002 as Scientific Director. Prior to joining Evotec AG, Dr. Greiner was a Research Associate at the German Research Cancer Center in Heidelberg where he headed a research team within the Division “Molecular Biology of the Cell” from 1998 through 2002. In 2000, he co-founded Pointer Pharmaceuticals AG with Professor Günther Schütz and managed its spin-out from the German Cancer Research Center Germany, from its inception through 2002. From 1995 to 1998, he was a Research Assistant at the Tumor Biology Center in Freiburg, Germany and from 1992 through 1994 an Assistant Professor for biochemistry at the Friedrich-Alexander University of Erlangen-Nürnberg. Dr. Greiner was trained in medicine and molecular biology at the Friedrich-Alexander University of Erlangen-Nürnberg and the Duke University Medical Center in Durham, North Carolina. He received his Doctor of Medicine degree in 1991 and his degree in biochemistry in 1992.

Dr. John A. Kemp is Chief Research and Development Officer and a member of Evotec executive committee. He joined Evotec AG in July 2002 as Chief Executive Officer of Evotec Neurosciences GmbH (ENS). From 2000 until joining ENS, Dr. Kemp was Vice President and Head of CNS Research at Hoffmann-La Roche in Basel, Switzerland. Prior to that he spent six years as Research Area Head for Neurodegenerative Diseases at Roche. Before joining Roche, Dr. Kemp was at the Merck Sharp and Dohme, Neuroscience Research Center in Harlow, UK, for approximately 11 years.

Dr. Kemp is trained as a pharmacologist and neuroscientist and received his Ph.D. from the University of Southampton in 1979, and has published over 120 peer reviewed research papers in these disciplines.

Dr. Tim Tasker is Executive Vice President Clinical Development and a member of the executive committee. He joined Evotec AG in July 2005. Before joining Evotec, Dr. Tasker was Vice President Global Clinical Units, Clinical Pharmacology and Discovery Medicine and member of the GSK Global Safety Board.

Dr. Tasker has a Physiological Sciences first Class Honors Degree (B.A. Hons) from University of Oxford and a Medical Degree (MBBS) from London University, England. He is a Fellow of the Royal College of Physicians of the U.K., and a fellow and member of the Board of the Faculty of Pharmaceutical Medicine of the Royal College of Physicians.

Compensation

Members of the management team received the following compensation in 2007 in the aggregate:

	Fixed remuneration in thousands of euro	Variable compensation in thousands of euro	Stock Options
Aggregate compensation of management team members in 2007*	1,081	278	275,000

*	includes compensation for Klaus Maleck from April 1 to October 31, 2007 and for Mario Polywka from January 1 to 31 October 31, 2007 since they both were already members of the management team prior to their nomination as members of the Management Board.

Management Team following the merger

Following the closing of the transaction, the Company plans to add Michael G. Kelly, Ph.D., to Evotec’s Management Team. Dr. Kelly has served as Senior Vice President, Research and Development, of Renovis since

January 2006. He previously served as Vice President, Drug Discovery, after joining Renovis in December 2002. During 2002, Dr. Kelly was Senior Director of Chemistry at NeoGenesis Pharmaceuticals, Inc., a biotechnology company; from 1999 to 2002, he was a director of research at Amgen Inc., a biotechnology company; and from 1992 to 1999, he was a Principal Scientist at Wyeth, a pharmaceutical company and from 1982 was a senior chemist at Burroughs Wellcome, a pharmaceutical company. Dr. Kelly received a B.S. in Chemistry from the University of Ulster at Coleraine and a Ph.D. in Chemistry from the University of Southampton and conducted postdoctoral research studies at the University of Michigan and the University of Nottingham.

Employment Agreements and Change of Control Agreements

The individual service agreements for members of the Management Board contain a change of control clause, which would allow these members to terminate their current contracts in the event of a change of control. In the event that a shareholder of Evotec AG acquires, by himself or by acting in concert (as defined under section 30 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG)), more than 30% of the stock in Evotec, and if, in consequence thereof, the tasks and scope of responsibility of a member of the Management Board are substantially altered, the member of the Management Board has the right to terminate the contract. The right to terminate for this reason can only be exercised within a period of two months from the onset of the substantial changes with regard to the tasks and scope of responsibility mentioned above. The Management Board members must observe a six-month notice period.

In the event of such a termination, the member of the Management Board is entitled to a settlement payment amounting to one year’s salary calculated as the sum of payments (including the bonus) made to the member of the Management Board over the last 12 months before receipt of the notice of termination by Evotec.

The individual service agreements for the members of the management team do not contain a change of control clause and the members of the Supervisory Board do not have individual service agreements with Evotec AG, as their appointment is governed by the Articles of Association. There are no change of control clauses applicable to Supervisory Board members.

Employee Stock Option and Employee Share Purchase Plans

Stock Options Plan 1999

Evotec’s shareholders’ meeting on June 7, 1999, authorized the Management Board to issue, once or repeatedly, stock options to employees of Evotec (including the members of the Management Board) and to employees of affiliated companies (as defined in Section 15 German Stock Corporation Act). The stock options give the holders the right to subscribe to shares with an arithmetical nominal value of up to €733,000.00 (this figure having been adjusted after a capital increase out of Evotec’s own resources according to a shareholders’ resolution from June 26, 2000 to €1,466,600.00). Stock options should only be granted to employees whose employment contract with Evotec or one of its affiliated companies has not been terminated and is open-ended. The issuance of stock options to members of the Management Board is to be undertaken by the Supervisory Board and the issuance of stock options to other employees by the Management Board.

Up to 20% of the maximum amount of stock options can be granted to members of the Management Board (Group A), up to 20% to key employees (Group B) and up to 60% to other employees (Group C). No more than 30% of the maximum number of stock options should be issued in any given calendar year. Further, in any given calendar year stock options shall only be offered to each of the Groups A, B and C up to and in accordance with the proportions stated above.

Stock options may be issued continuously. However, beginning with the fiscal year 2000, stock options may only be issued if the average closing price for Evotec shares in the last three months of the fiscal year immediately preceding the issuance of the stock options exceeds by at least 30% the average in the last three months of the fiscal year before that (hereinafter “required price increase”). If the shares were not registered at a stock exchange in the reference period, then the initial public offering price shall be used. If the required price increase is not achieved, the Supervisory Board can nevertheless permit the issuance of stock options to employees if this is necessary in the interest of the company. The above-mentioned restrictions on the overall quantity of annually granted stock options as well as the rules pertaining to the distribution of stock options between the Management Board and employees shall apply.

Holders of stock options can exercise one-third of their rights after two years, up to two-thirds after the lapse of a further year and all stock options after the lapse of a fourth year. After the lapse of the tenth year after the time of issuance, non-exercised stock options shall expire. The stock options may only be exercised within the two week periods beginning, respectively, on the third day after the annual shareholders’ meeting, on the third day after the press conference on the annual results, and on the third day after the Deutsche Börse AG presents Evotec’s quarterly reports to the public, the Exercise Periods.

Stock options can only be exercised if the price of Evotec shares, at the time the rights are exercised, is at least 105% of the base price. The base price is the Xetra closing price of Evotec shares on the last trading day before issuance of the stock options; the share price at the time the rights are exercised is the Xetra closing price of Evotec shares on the last trading day before the Exercise Period in which the option is exercised. Notwithstanding the above, for stock options issued in 1999, the basic price is equal to the placement price of the Evotec’s shares at their initial public offering.

Each stock option entitles the holder to acquire one Evotec share at an exercise price equal to the base price. Section 9 (1) of the German Stock Corporation Act (Aktiengesetz), according to which a share may not be issued at a price below its nominal value or the portion of the share capital attributable to a non-par value share (lowest issue price), remains unaffected.

The Management Board or the Supervisory Board are authorized to set forth the details of the issuance and of the exercise of the stock options, in particular the effect of a termination of employment. The Management Board shall make its decision with the approval of the Supervisory Board.

On the basis of the authorization by Evotec’s shareholders from June 7, 1999, a total of 1,641,253 stock options were issued (this figure includes stock options returned to the authorized pool as a result of employee terminations and subsequently reissued stock options to other employees). As of November 30, 2007, 110,418 stock options have been exercised.

The shares issued for exercised stock options under this Stock Option Plan stem from conditional capital created on the basis of a shareholders’ resolution from June 7, 1999 (see “Description of Evotec AG Ordinary Shares—Conditional Capital”).

Stock Options Plan 2000

Evotec’s shareholders’ meeting on June 26, 2000 authorized the Management Board to issue, once or repeatedly, stock options to employees of Evotec and of affiliated companies (as defined in Section 15 German Stock Corporation Act). The stock options give the holders the right to subscribe to shares with an arithmetical nominal value of up to €474,500.00 (this figure having been adjusted after a capital increase out of Evotec’s retained earnings according to a shareholders’ resolution from June 26, 2000 to €949,000.00). Stock options should only be granted to employees whose employment contract with Evotec or one of its affiliated companies has not been terminated and is open-ended. The issuance of stock options is to be undertaken by the Management Board. Stock options may not be issued to members of the Management Board on the basis of this authorization.

Up to 10% of the maximum amount of stock options can be granted to executive members of affiliated companies (Group A) and up to 90% to employees of Evotec and of affiliated companies (Group B). No more than 30% of the maximum number of stock options should be issued in any given calendar year. Further, in any given calendar year stock options shall only be offered to each of the Groups A and B up to and in accordance with the proportions stated above.

Stock options may be issued continuously. However stock options may only be issued if the average closing price for Evotec shares in the last three months of the fiscal year immediately preceding the issuance exceeds by at least 30% the average in the last three months of the fiscal year before that (hereinafter “required price increase”). If the shares were not registered at a stock exchange in the reference period, then the initial public offering price shall be used. If the required price increase is not achieved, the Supervisory Board can nevertheless permit the issuance of stock options to employees if this is necessary in the interest of the company. Such a requirement could for instance arise in connection with the appointment of new, highly qualified personnel or the acquisition of a majority interest in a company. The above-mentioned restrictions on the overall quantity of annually granted stock options as well as the rules pertaining to the distribution of stock options between the Management Board and employees shall apply.

Holders of stock options can exercise one third of their rights after two years, up to two thirds after the lapse of a further year and all subscriptions rights after the lapse of a fourth year. After the lapse of the tenth year after the time of issuance, non-exercised stock options shall expire. The stock options may only be exercised during the Exercise Periods.

Stock options can only be exercised if the price of Evotec shares, at the time the rights are exercised, is at least 105% of the base price. The base price is the Xetra closing price of Evotec shares on the last trading day before issuance of the stock options; the share price at the time the rights are exercised is the Xetra closing price of Evotec shares on the last trading day before the Exercise Period in which the option is exercised.

Each stock option entitles the holder to acquire one Evotec share at an exercise price equal to the base price. Section 9 (1) of the German Stock Corporation Act (Aktiengesetz), according to which a share may not be issued at a price below its nominal value or the portion of the share capital attributable to a major value share (lowest issue price), remains unaffected.

The Management Board or the Supervisory Board are authorized to set forth the details of the issuance and of the exercise of the stock options, in particular the effect of a termination of employment. The Management Board shall make its decision with the approval of the Supervisory Board.

On the basis of the authorization by Evotec’s shareholders from June 26, 2000, a total of 1,019,151 stock options were issued (this figure includes stock options returned to the authorized pool as a result of employee terminations and subsequently reissued stock options to other employees). As of the date of this proxy statement/ prospectus, 69,141 stock options have been exercised.

The shares issued for exercised stock options under this Stock Option Plan stem from conditional capital created on the basis of a shareholders’ resolution from June 26, 2000 (see “Description of Evotec AG Ordinary Shares—Conditional Capital”).

Stock Options Plan 2001

Evotec’s shareholders’ meeting on June 18, 2001, authorized the Management Board and—as far as the members of the Management Board are affected—the Supervisory Board to issue, once or repeatedly, stock options to employees of Evotec and of affiliated companies (as defined in Section 15 German Stock Corporation Act). The stock options give the holders the right to subscribe to shares with an arithmetical nominal value of up to €1,129,600.00. Stock options should only be granted to employees whose employment contract with Evotec or one of its affiliated companies has not been terminated and is open-ended. The issuance of stock options to members of the Management Board is to be undertaken by the Supervisory Board and the issuance of stock options to other employees by the Management Board.

Up to 300,000 of these stock options can be granted to members of the Evotec Management Board (Group A), up to 150,000 to executive members of affiliated companies (Group B) and up to 679,600 to other employees of Evotec and of affiliated companies (Group C). No more than 30% of the maximum number of stock options should be issued in any given calendar year. Further, in any given calendar year stock options shall only be offered to each of the Groups A, B and C up to and in accordance with the proportions stated above.

Stock options may be issued continuously. However, stock options may only be issued if the average closing price for Evotec shares in the last three months of the fiscal year immediately preceding the issuance exceeds by at least 30% the average in the last three months of the fiscal year before that (hereinafter “required price increase”). If the shares were not registered at a stock exchange in the reference period, then the initial public offering price shall be used. If the required price increase is not achieved, the Supervisory Board can nevertheless permit the issuance of stock options to employees if this is necessary in the interest of the company. Such a requirement could arise in connection with the appointment of new, highly qualified personnel or the acquisition of a majority interest in a company.

The above-mentioned restrictions on the overall quantity of annually granted stock options as well as the rules pertaining to the distribution of stock options between the Management Board and employees shall apply. Holders of stock options can exercise one-third of their rights after two years, up to two-thirds after the lapse of a further year and all subscriptions rights after the lapse of a fourth year. After the lapse of the tenth year after the time of issuance, non-exercised stock options shall expire. The stock options may only be exercised during the Exercise Periods.

Stock options can only be exercised if the price of Evotec shares, at the time the rights are exercised, is at least 105% of the base price. The base price is the Xetra closing price of Evotec shares on the last trading day before issuance of the stock options; the share price at the time the rights are exercised is the Xetra closing price of Evotec shares on the last trading day before the Exercise Period in which the option is exercised.

Each stock option entitles the holder to acquire one Evotec share at an exercise price equal to the base price. Section 9 (1) of the German Stock Corporation Act (Aktiengesetz), according to which a share may not be issued at a price below its nominal value or the portion of the share capital attributable to a major value share (lowest issue price), remains unaffected.

The Management Board or the Supervisory Board are authorized to set forth the details of the issuance and of the exercise of the stock options, in particular the effect of a termination of employment. The Management Board shall make its decision with the approval of the Supervisory Board.

On the basis of the authorization by Evotec’s shareholders from June 28, 2001, a total of 1,276,189 stock options were issued (this figure includes stock to the authorized pool as a result of employee terminations and subsequently reissued stock options to other employees). As of the date of this proxy statement/prospectus, 47,742 stock options have been exercised.

The shares issued for exercised stock options under this Stock Option Plan stem from conditional capital created on the basis of a shareholders’ resolution from June 18, 2001 (see “Description of Evotec AG Ordinary Shares—Conditional Capital”).

Stock Option Plan 2005

Evotec’s annual shareholders’ meeting on June 7, 2005, authorized the Management Board and—as far as the members of the Management Board are affected—the Supervisory Board to establish, until June 6, 2013, Stock Option Plans for the members of Evotec’s Management Board, for executive members of affiliated companies as well as for employees of Evotec and its affiliated companies and to grant, once or repeatedly, stock options for up to 1,741,481 shares with an aggregated arithmetical nominal value of up to €1,741,481.00 with a term of up to eight years. Subscription rights for Evotec’s shareholders have been excluded. Evotec’s Stock Option Plan 2005 has the following key provisions:

Individuals who belong to one of the following groups are entitled to receive stock options: (a) Members of Evotec’s Management Board (Group 1); (b) Executive members of affiliated companies (Group 2); and (c) Employees of Evotec and its affiliated companies (Group 3).

Evotec’s Management Board determines the specific beneficiaries and the specific extent of the stock options granted. The Supervisory Board shall undertake the issuance of stock options to members of the Management Board.

The overall volume of stock options is distributed among the benefiting groups as follows:

•	Up to 700,000 stock options shall be issued to the members of Evotec’s Management Board (Group 1);

•	Up to 341,481 stock options shall be distributed among the executive members of affiliated companies (Group 2); and

•	Up to 700,000 stock options shall be granted to Evotec’s employees and the employees of its affiliated companies (Group 3).

Each stock option gives the holder the right to acquire an ordinary bearer share of Evotec in exchange for payment of the exercise price.

Stock options may be issued continuously. No more than 40% of the maximum number of stock options should be issued in any given calendar year.

The exercise price is equal to the median value of the closing prices for Evotec shares in Xetra trading (or in a comparable successor system) on the last three trading days at the Frankfurt Stock Exchange prior to the issuance of the stock options, or the Issuance Date, but at least equal to the arithmetical nominal value of an Evotec share based on the total share capital. Stock options can only be exercised if the median value of the closing prices of Evotec shares in Xetra trading (or a comparable successor system) on the last 20 trading days at the Frankfurt Stock Exchange prior to the end of the Waiting Period (see below) exceeds by 33%, called the Success Goal the median value of the closing prices of Evotec shares in Xetra trading (or a comparable successor system) on the last 20 trading days at the Frankfurt Stock Exchange prior to the issuance of the stock options. If the Success Goal is not met at the end of the waiting period, then the aforementioned shall apply subject to the provision that, instead of the median value of Evotec shares in Xetra trading (or in a comparable successor system) on the last 20 trading days at the Frankfurt Stock Exchange prior to the end of the Waiting Period, the median value of closing prices of Evotec shares in Xetra trading (or in a comparable successor system) on the last 20 trading days at the Frankfurt Stock Exchange prior to the end of a four or five year-period after the Issuance Date shall be used.

In the event that Evotec, during the waiting period, increases its share capital while granting subscription rights to its shareholders by issuing new shares or, alternatively, sells its own shares or debentures with conversion and/or option rights (or obligations), the conditions of the stock options can determine that the exercise price can be adjusted accordingly. The specific terms of the stock options can, moreover, include provisions for a modification of the stock options in the event of a capital increase out of company resources or a capital reduction in the event of a share split or a reverse split.

Stock options can, at the earliest, be exercised after the lapse of three years from the day of issuance, referred to as the Waiting Period. After the end of the sixth year from the issuance date, stock options not yet effectively exercised will expire. Each year, stock options may only be exercised during specific time periods of two weeks which begin, respectively, on the third trading day after the annual shareholders’ meeting, on the third trading day after the press conference on the annual results and on the third trading day after Evotec’s quarterly report has been presented to the public.

Only the authorized person himself is permitted to exercise the stock options. The stock options are not legally transferable; they can however be inherited. The stock options can only be exercised as far as an employment or employee relationship exists between the rights holder and Evotec. The terms of the stock options can, the aforementioned notwithstanding, foresee special rules in the event that the authorized person dies or retires or otherwise ends his employment or employee relationship with Evotec in a manner that is not a termination.

The Management Board is authorized, with the approval of the Supervisory Board, to determine the details pertaining to the issuance of shares out of conditional capital and further terms of the Stock Option Plan, including the subscription conditions for the benefited groups; as far as the members of the Management Board of Evotec are concerned, the Supervisory Board shall decide. Such details can be, in particular, determinations regarding the allocation of stock options within the benefited groups, the issuance date within the intended time period, the procedure for the distribution to individual beneficiaries and the exercise of stock options as well as other procedural rules.

On the basis of the authorization of Evotec’s shareholders’ meeting of June 7, 2005, as of the date of this proxy statement/prospectus, a total of 1,599,569 stock options have been issued. As of the date of this proxy statement/prospectus, no stock options have been exercised.

The shares issued for exercised stock options under this Stock Option Plan stem from conditional capital created on the basis of a shareholders’ resolution from June 7, 2005 (see “Description of Evotec AG Ordinary Shares—Conditional Capital”). Evotec may also use treasury shares (Eigene Aktien), as authorized by the shareholders’ meeting on June 7, 2005, to satisfy exercised stock options.

Stock Option Plan 2007

Evotec’s annual shareholders’ meeting on May 30, 2007 authorized the Management Board and, as far as the members of the Management Board are affected, the Supervisory Board to establish until May 29, 2015, Stock Option Plans for individuals who belong to one of the groups listed below (“Beneficiaries”) and to grant, once or repeatedly, stock options for up to 2,140,000 shares with an aggregated arithmetical nominal value of up to €2,140,000.00 with a term of up to eight years. Subscription rights for Evotec’s shareholders have been excluded.

Evotec’s Stock Option Plan 2007 has the following key provisions:

Individuals who belong to one of the following groups are entitled to receive stock options: (a) Members of Evotec’s Management Board (Group 1); (b) Executive members of affiliated companies (Group 2); and (c) Employees of Evotec and its affiliated companies (Group 3).

Evotec’s Management Board determines the specific group of beneficiaries and the specific extent of the stock options granted. The Supervisory Board shall undertake the issuance of stock options to members of the Management Board.

The overall volume of stock options is distributed among the benefiting groups as follows:

•	Up to 1,000,000 stock options shall be issued to the members of Evotec’s Management Board (Group 1);

•	Up to 400,000 stock options shall be distributed among the executive members of affiliated companies (Group 2); and

•	Up to 740,000 stock options shall be granted to Evotec’s employees and the employees of its affiliated companies (Group 3).

Each stock option gives the holder the right to acquire an ordinary bearer share of Evotec in exchange for payment of the exercise price.

Stock options may be issued continuously. No more than 40% of the maximum number of stock options authorized for issuance under the Stock Option Plan should be issued in any given calendar year.

The exercise price is equal to the median value of the closing prices for Evotec shares in Xetra trading (or in a comparable successor system) on the last three trading days at the Frankfurt Stock Exchange prior to the issuance of the stock options (“Issuance Date”), but at least equal to the arithmetical nominal value of an Evotec share based on the total share capital. Stock options can only be exercised if the median value of the closing prices of Evotec shares in Xetra trading (or a comparable successor system) on the last 20 trading days at the Frankfurt Stock Exchange prior to the end of the Waiting Period (see below) exceeds by 33%, called the Success Goal, the median value of the closing prices of Evotec shares in Xetra trading (or a comparable successor system) on the last 20 trading days at the Frankfurt Stock Exchange prior to the issuance of the stock options. If the Success Goal is not met at the end of the waiting period, then the aforementioned shall apply subject to the provision that, instead of the median value of Evotec shares in Xetra trading (or in a comparable successor system) on the last 20 trading days at the Frankfurt Stock Exchange prior to the end of the Waiting Period, the median value of closing prices of Evotec shares in Xetra trading (or in a comparable successor system) on the last 20 trading days at the Frankfurt Stock Exchange prior to the end of a four or five year-period after the Issuance Date shall be used.

In the event that Evotec, during the Waiting Period, increases its share capital while granting subscription rights to its shareholders by issuing new shares or, alternatively, sells its own shares or debentures with conversion and/or option rights (or obligations), the conditions of the stock options can determine that the exercise price can be adjusted accordingly. The specific terms of the stock options can, moreover, include provisions for a modification of the stock options in the event of a capital increase out of company resources or a capital reduction, in the event of a share split or a reverse split.

Stock options can, at the earliest, be exercised after the lapse of three years from the day of issuance. After the end of the sixth year from the issuance date, stock options not yet effectively exercised will expire. Each year, stock options may only be exercised during the Exercise Periods.

Only the authorized person himself is permitted to exercise the stock options. The stock options are not legally transferable; they can, however, be inherited. They can be inherited, however. The stock options can only be exercised as far as an employment or employee relationship exists between the option holder and Evotec. The terms of the stock options can, the aforementioned notwithstanding, foresee special rules in the event that the authorized person dies or retires or otherwise ends his employment or employee relationship with Evotec in a manner that is not a termination.

The Management Board is authorized, with the approval of the Supervisory Board, to determine the details pertaining to the issuance of shares out of conditional capital and further terms of the Stock Option Plan, including the subscription conditions for the benefited groups; the Supervisory Board shall decide the details of issuance to members of the Management Board. Such details can be, in particular, determinations regarding the allocation of stock options within the benefited groups, the issuance date within the intended time period, the procedure for the distribution to individual beneficiaries and the exercise of stock options as well as other procedural rules.

On the basis of the authorization of Evotec’s shareholders’ meeting of May 30, 2007, as of the date of this proxy statement/prospectus, no options have been issued. As of the date of this proxy statement/prospectus, no stock options have been exercised.

The shares issued for exercised stock options under this Stock Option Plan stem from conditional capital created on the basis of a shareholders’ resolution from May 30, 2007 (see “Description of Evotec AG Ordinary Shares—Conditional Capital”). Evotec may also use treasury shares (Eigene Aktien), as authorized by the shareholders’ meeting on May 30, 2007, to satisfy exercised stock options.

The maximum number of shares that can be received by the members of the Management Board and the management team under the provisions of the stock option plans is as follows (as of December 31, 2007):

Name	Stock Option 1999 Plan	Stock Option 2000 Plan	Stock Option 2001 Plan	Stock Option 2005 Plan	Stock Option 2007 Plan	Total
Jörn Aldag	131,467	—	91,133	380,000	—	602,600
Dirk Ehlers	61,880	—	49,620	120,000	—	231,500
Mario Polywka	—	10,000	25,000	220,000	—	255,000
Klaus Maleck	10,000	—	5,000	35,000	—	50,000
Management Team*	55,860	36,000	98,140	305,000	—	495,000

*The Management Team consists of David Brister, John A. Kemp, Erich Greiner and Tim Tasker.

Certain Information on Members of the Management and Supervisory Boards and the Senior Management

In the past five years, no member of the Supervisory or Management Board or of the senior management has been convicted of fraud and no member of the Supervisory or Management Board or of the Senior Management was publicly accused and/or sanctioned by any statutory authorities or any regulatory agencies (including professional associations). No member of the Supervisory or Management Board or of the Senior Management has ever been found unfit by a court for membership in an administrative, executive, management or supervisory body of a company or for work in management or conducting the business of an issuer during the last five years.

During the last five years no member of the Supervisory or Management Board or the senior management of Evotec has been affected by insolvencies, receiverships or liquidations in the context of their capacity as members of an administrative, executive, management or supervisory body or as founders of an issuer.

Conflicts of Interest

Ms. Tanner, a member of our Supervisory Board, is married to a Vice Chairman of Lehman Brothers, Inc. Lehman Brothers has been engaged by Evotec as its financial adviser with respect to the proposed merger with Renovis and will receive a fee from Evotec if the merger is consummated. There are no other significant transactions, legal relationships or other conflicts of interest regarding relations between Evotec and its Supervisory and Management Boards and the senior managers or their spouses and relatives in the first degree. There are no family relations between the members of the Supervisory and the Management Board and the senior managers.

Evotec obtained information pertaining to the situation of the members of the Supervisory and the Management Board and the senior managers in this section by questioning the members of the Supervisory and the Management Board and the senior managers in writing.

Corporate Governance

Declaration on the German Corporate Governance Code for the Year 2006

In accordance with section 161 of the German Stock Corporation Act, in December 2006, the Management Board and the Supervisory Board of Evotec AG declared:

In 2006 Evotec AG has complied with the recommendations of the Governmental Commission on the German Corporate Governance Code as published in the official section of the electronic Federal Gazette and intends to comply in the future with recommendations of such code, with the following exception:

The stock option plans in place are based on binding resolutions of several shareholders’ annual general meetings. While the exercise of these options requires an increase of the share price, the exercise is not related to other comparison parameters as recommended in Section 4.2.3 of the Code.

RELATED PARTY TRANSACTIONS

Except as described above under “Conflicts of Interest”, since 2004, Evotec has not entered into any agreements with its shareholders or affiliates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

MEMBERS OF THE MANAGEMENT BOARD, THE SUPERVISORY BOARD AND THE

SENIOR MANAGEMENT OF EVOTEC AG

The following tables show the beneficial ownership of Evotec AG ordinary shares by members of Evotec AG ‘s Supervisory and Management Boards as well as senior management as of November 30, 2007:

Supervisory Board member	Number of shares	Percentage of outstanding shares
Heinz Riesenhuber	132,480	*
Peer Schatz	3,892	*
Mary C. Tanner	46,690	*

*	Less than 1%.

Dr. Birner, a member of Evotec’s Supervisory Board, is general partner of TVM Capital, an affiliate of TMV Life Science Ventures GmbH & Co. KG, which holds approximately 9.0% of Evotec’s outstanding ordinary shares. Dr. Birner disclaims beneficial ownership of such shares.

Management Board member	Number of shares		Percentage of outstanding shares
Jörn Aldag	307,186	(1)	*
Dirk H. Ehlers**	4,540	(2)	*
Mario Polywka	30,000		*

*	Less than 1%.
**	Resigned in August 2007.

Senior Management	Number of shares	Percentage of outstanding shares
David Brister	—	*
John A. Kemp	566,991	*
Erich Greiner	20,000	*
Tim Tasker	9,130	*

*	Less than 1%.

As of the date of this proxy statement/prospectus, Evotec AG had an aggregate of 73,868,447 ordinary shares outstanding. The shares are issued in bearer form. Therefore, it is difficult for Evotec AG to determine with precision how many shareholders it has or how many ordinary shares a particular shareholder owns.

To Evotec’s knowledge, as of November 30, 2007, ROI Verwaltungsgesellschaft GmbH had direct or indirect beneficial ownership of approximately 10.0% of Evotec’s outstanding ordinary shares.

To Evotec’s knowledge, as of November 30, 2007 TVM Life Science Ventures GmbH & Co. KG had direct or indirect beneficial ownership of approximately 9.0% of Evotec’s outstanding ordinary shares.

The major shareholders listed above do not have different voting rights from other ordinary shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF RENOVIS

The following table sets forth information as of November 1, 2007 relating to the beneficial ownership of common stock by (a) each stockholder known to own beneficially more than 5% of the outstanding shares of Renovis common stock; (b) each director; (c) each named executive officer; and (d) all of Renovis’s current executive officers and directors as a group. This table is based upon information supplied by Renovis’s directors, named executive officers and principal stockholders and upon Section 13 filings with the SEC. Unless otherwise indicated, the individual stockholders named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage ownership is based on 29,770,340 shares of common stock outstanding as November 1, 2007 and is calculated as required under SEC Rule 13d-3(d)(1) but includes all options (including shares exercisable after 60 days of November 1, 2007, as described below in the footnotes) and deferred stock units.

Holder(1)	Number of Securities	Percent of Class
Stockholders owning more than approximately 5%
Entities affiliated with Biotechnology Value Fund, L.P.(2)	2,351,600	7.90%
Entities affiliated with RA Capital Management, LLC(3)	1,622,900	5.45
Entities affiliated with Great Point Partners, LLC(4)	1,602,599	5.38

Directors and Executive Officers
Corey S. Goodman, Ph.D(5)	602,139	2.02%
Michael G. Kelly, Ph.D.(6)	207,392	*
Marlene F. Perry(7)	111,257	*
John P. Walker(8)	159,727	*
Bruce L.A. Carter, Ph.D.(9)	41,666	*
Nancy M. Crowell(10)	57,221	*
Anthony B. Evnin, Ph.D.(11)	1,362,515	4.58
John H. Friedman(12)	727,380	2.44
Judith A. Hemberger, Ph.D.(13)	41,666	*
Edward E. Penhoet, Ph.D.(14)	165,138	*
Jeffrey S. Farrow(15)	42,945	*
All directors and officers as a group (11 persons)(16)	3,513,491	11.80

* Represents beneficial ownership of less than 1% of Renovis’s common stock.

(1)	This table is based on information supplied to Evotec by Renovis’s officers and directors and documents filed with the Securities and Exchange Commission, including Schedules 13G. Unless otherwise provided, the address for each “Beneficial Owner” is Two Corporate Drive, South San Francisco, California 94080.
(2)	Pursuant to a Schedule 13G filed on December 14, 2006, Biotechnology Value Fund, L.P. reported the following: (a) 508,180 shares of common stock beneficially owned by Biotechnology Value Fund, L.P.; (b) 349,950 shares of common stock beneficially owned by Biotechnology Value Fund, II, L.P.; (c) 1,344,158 shares of common stock beneficially owned by BVF Investments, L.L.C.; (d) 149,312 shares of common stock beneficially owned by Investment 10, L.L.C.; and (e) 2,351,600 shares of common stock beneficially owned by BVF Partners L.P. and BVF Inc. Pursuant to the operating agreement of BVF Investments, L.L.C, BVF Partners L.P. is authorized, among other things, to invest the funds of Ziff Asset Management, L.P., the majority member of BVF Investments, L.L.C., in shares of the common stock and to vote and exercise dispositive power over those shares of the common stock. BVF Partners L.P. and BVF Inc. share voting and dispositive power over shares of the common stock beneficially owned by Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., BVF Investments, L.L.C. and those owned by Investment 10, L.L.C., on whose behalf BVF Partners L.P. acts as an investment manager and, accordingly, BVF Partners L.P. and BVF Inc. have beneficial ownership of all of the shares of the common stock owned by such parties. The address of these entities is 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611.

(3)	Pursuant to a Schedule 13G filed on January 29, 2007, RA Capital Management, LLC reported: 1,622,900 shares of common stock beneficially owned by Richard H. Aldrich, Peter Kolchinsky, RA Capital Management, LLC and RA Capital Biotech Fund, L.P. Mr. Aldrich and Mr. Kolchinsky are the managers of RA Capital Management, LLC, which is the sole general partner of RA Capital Biotech Fund, L.P. The address of these entities is 111 Huntington Avenue, Suite 610, Boston, Massachusetts 02199.
(4)	Pursuant to a Schedule 13G filed on September 4, 2007, Great Point Partners, LLC reported the following: (a) Great Point Partners, LLC is the investment manager of Biomedical Value Fund, L.P., and may be deemed to be the beneficial owner of the 865,404 shares of common stock owned by Biomedical Value Fund, L.P.; and (b) Great Point Partners, LLC is the investment manager of Biomedical Offshore Value Fund, Ltd., and may be deemed to be the beneficial owner of the 737,195 shares of common stock owned by Biomedical Offshore Value Fund, Ltd. Dr. Jay, as senior managing member of Great Point Partners, LLC, has voting and investment power with respect to the shares, and therefore may be deemed to be the beneficial owner of the 1,602,599 shares of common stock. The address of these entities is 165 Mason Street, 3rd Floor, Greenwich, Connecticut 06830.
(5)	Represents: (a) 201,445 shares of common stock held by Dr. Goodman and the Goodman family trust; and (b) 400,692 shares of common stock Dr. Goodman has the right to acquire within 60 days of November 1, 2007.
(6)	Represents: (a) 37,950 shares of common stock held by Dr. Kelly; and (b) 169,442 shares of common stock Dr. Kelly has the right to acquire within 60 days of November 1, 2007.
(7)	Represents: (a) 4,661 shares of common stock held by Ms. Perry; and (b) 106,596 shares of common stock Ms. Perry has the right to acquire within 60 days of November 1, 2007.
(8)	Represents: (a) 60,840 shares of common stock held by Mr. Walker and (b) 98,887 shares of common stock Mr. Walker has the right to acquire within 60 days of November 1, 2007.
(9)	Represents 41,666 shares of common stock Dr. Carter has the right to acquire within 60 days of November 1, 2007.
(10)	Represents 57,221 shares of common stock Ms. Crowell has the right to acquire within 60 days of November 1, 2007. Includes 21,202 shares which Flagship Ventures has the right to acquire by exercise of options for which Ms. Crowell disclaims beneficial ownership.
(11)	Represents: (a) 5,678 shares of common stock held by Dr. Evnin; (b) 52,777 shares of common stock Dr. Evnin has the right to acquire within 60 days of November 1, 2007; (c) 234,767 shares of common stock held by Venrock Associates; (d) 1,043,216 shares of common stock held by Venrock Associates III, LP; (e) 17,022 shares of common stock held by Venrock Entrepreneurs Fund III, LP; (f) 9,027 shares of common stock held by Venrock Entrepreneurs Fund, LP; (g) 4 shares of common stock held by Venrock Management III, LLC; (h) 20 shares of common stock held by Venrock Management, LLC; and (i) 4 shares of common stock held by VEF Management III, LLC. Dr. Evnin is a General Partner of Venrock Associates, a Member of Venrock Management III LLC, which is the General Partner of Venrock Associates III, LP, a Member of Venrock Management LLC, which is the General Partner of Venrock Entrepreneurs Fund, L.P., and a Member of VEF Management III LLC, which is the General Partner of Venrock Entrepreneurs Fund III, L.P. Dr. Evnin disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein.
(12)	Represents: (a) 52,777 shares of common stock Mr. Friedman has the right to acquire within 60 days of November 1, 2007; and (b) 674,603 shares of common stock held by Easton Hunt Capital Partners, LP. Mr. Friedman is the Managing Partner of Easton Hunt Capital Partners, LP. Mr. Friedman disclaims beneficial ownership of the shares held by Easton Hunt Capital Partners, LP except to the extent of his pecuniary interest therein.
(13)	Represents 41,666 shares of common stock Dr. Hemberger has the right to acquire within 60 days of November 1, 2007.
(14)	Represents: (a) 79,028 shares of common stock held by Dr. Penhoet; and (b) 86,110 shares of common stock Dr. Penhoet has the right to acquire within 60 days of November 1, 2007.
(15)	Represents: (a) 1,666 shares of common stock held by Mr. Farrow; and (b) 41,279 shares of common stock Mr. Farrow has the right to acquire within 60 days of November 1, 2007, 464 shares of which would be subject to repurchase by Renovis, if so exercised.
(16)	Represents an aggregate of 3,513,491 shares of common stock that directors and executive officers, including the Named Executive Officers, have the right to acquire within 60 days of November 1, 2007.

TAXATION

Material U.S. Federal Income Tax Consequences

The following summary discusses the material U.S. federal income tax consequences of the merger to Renovis stockholders. This summary is based on the Internal Revenue Code of 1986, as amended (referred to herein as the “Internal Revenue Code”), the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the merger. This discussion applies only to Renovis stockholders that hold their shares of Renovis common stock, and will hold the ADSs of Evotec received in exchange for their shares of Renovis common stock, as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all federal income tax consequences of the merger that may be relevant to particular Renovis stockholders, including stockholders that are subject to special tax rules. Some examples of Renovis stockholders that are subject to special tax rules are:

•	dealers in securities;

•	a trader that elects to mark its securities to market for U.S. federal income tax purposes;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	holders of shares of Renovis common stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	holders that have a “functional currency” other than the U.S. dollar;

•	Non-U.S. Holders (as defined below);

•	holders whose shares of Renovis capital stock are qualified small business stock for purposes of Sections 1202 and 1045 of the Internal Revenue Code;

•

holders of Renovis common stock who also own, directly or constructively for U.S. federal income tax purposes, any stock of Evotec or any ADSs of Evotec (apart from those that such holders receive in the merger);

•	holders that own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment as flow-through entities;

•	persons that hold shares of Renovis common stock in an individual retirement or other tax-deferred account;

•	holders subject to the alternative minimum tax; and

•	holders that acquired their shares of Renovis common stock through stock option or stock purchase programs or otherwise as compensation.

In addition, this discussion does not address the tax consequences to any Renovis stockholder that will become a five-percent transferee shareholder of Evotec within the meaning of the applicable Treasury Regulations under Section 367 of the Internal Revenue Code. In general, a five-percent transferee shareholder is a person that holds ADSs of Evotec and will own directly, indirectly or constructively through attribution rules, at least five percent of either the total voting power or total value of ADSs of Evotec immediately after the merger. If you believe you could become a five-percent transferee shareholder of Evotec, you should consult your tax advisor about the special rules and time-sensitive tax procedures, including the requirement to file a gain recognition agreement, which might affect the federal income tax consequences to you of the merger. The tax opinion to be provided by Latham & Watkins LLP, as provided in the Merger Agreement, will assume that any

Renovis stockholder holder that is a “five-percent transferee shareholder” with respect to Evotec within the meaning of the applicable Treasury Regulations under Section 367 of the Internal Revenue Code will in timely and proper manner file the gain recognition agreement described in such Treasury Regulations.

In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction, or taxes other than income taxes. RENOVIS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

For the purposes of this discussion, the term U.S. Holder means a holder of Renovis stock that is:

•	a citizen or resident of the United States;

•

a corporation or an entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any State thereunder, or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “Non-U.S. Holder”‘ is a holder other than a U.S. Holder.

U.S. Federal Income Tax Consequences of the Merger

Evotec has obtained a legal opinion by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and Renovis has obtained a legal opinion by Latham & Watkins LLP, respectively, that, for federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Consequently, neither Renovis nor Evotec will recognize taxable gain or loss for federal income tax purposes as a result of the merger.

Under Section 367(a)(1) of the Internal Revenue Code, a transaction qualifying as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code in which a U.S. person exchanges stock of a U.S. corporation for stock of a foreign corporation will nevertheless be fully taxable to such U.S. person unless the transaction qualifies for an exception. The obligation of Renovis to consummate the merger is conditioned upon the receipt by Renovis of a tax opinion from Latham & Watkins LLP that the transfer of shares of Renovis common stock to Evotec will not result in gain recognition by the Renovis stockholders pursuant to Section 367(a)(1) of the Internal Revenue Code.

These opinions of counsel have been given in reliance on customary representations of Evotec and Renovis and assumptions as to certain factual matters. The opinions of counsel will not bind the courts or the Internal Revenue Service, nor will they preclude the Internal Revenue Service from adopting a position contrary to those expressed in the opinions. Therefore, while Evotec and Renovis believe that the merger will be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code and that the transfer of shares of Renovis common stock will not be subject to Section 367(a)(1) of the Internal Revenue Code, no assurance can be given that contrary positions will not successfully be asserted by the Internal Revenue Service or adopted by a court if the issues are ever litigated. Neither Evotec nor Renovis intends to obtain a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the merger. The obligation of Evotec to consummate the merger is similarly conditioned on its receipt of a tax opinion, although from its counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

The following discussion regarding the U.S. federal income tax consequences of the merger assumes that the merger will be consummated as described in the merger agreement and this prospectus and that, following the merger, Evotec will cause the surviving company to comply with certain reporting requirements set forth in Treasury Regulations under Section 367 of the Internal Revenue Code on behalf of Renovis.

Exchange Solely for ADSs of Evotec

When a Renovis stockholder exchanges all of the shares of Renovis common stock actually owned by such stockholder solely for ADSs of Evotec, the Renovis stockholder will not recognize any gain or loss except in respect of cash received instead of a fractional ordinary share of Evotec (as discussed below under the heading “Cash Received Instead of a Fractional Share”). The aggregate adjusted tax basis of the ADSs of Evotec actually received will be equal to the aggregate adjusted tax basis of the shares of Renovis common stock surrendered for the ADSs of Evotec reduced by the adjusted tax basis allocable to any fractional shares deemed received as described below. The holding period of the ADSs of Evotec (including fractional shares deemed received and redeemed as described below) will include the period during which the shares of Renovis common stock were held prior to the exchange.

Cash Received Instead of a Fractional Share

A Renovis stockholder who receives cash instead of a fractional share of ADSs of Evotec will generally be treated as having received a fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the Renovis stockholder’s aggregate adjusted tax basis of the share of Renovis common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Renovis common stock is more than one year at the effective time of the merger.

Information Reporting and Backup Withholding

Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a Renovis stockholder is entitled pursuant to the merger, unless the stockholder provides his or her tax identification number (social security number or employer identification number) and certifies that the number is correct. Each stockholder is required to complete and sign the Substitute Form W-9 that will be included as part of the transmittal letter to avoid being subject to backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Evotec and the exchange agent. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such Renovis stockholders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

U.S. Federal Income Tax Consequences Relating to the Ownership and Disposition of Evotec ADSs

The following summary discusses the material U.S. federal income tax consequences to Renovis stockholders who are U.S. Holders under present law of an investment in the ADSs. The following summary is subject to the same limitations and applies to the same holders as described above in “—Material U.S. Federal Income Tax Consequences.”

Taxation of Dividends and Other Distributions on the ADSs

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by Evotec with respect to the ADSs (including the amount of any taxes withheld therefrom) generally will be includable in a Renovis stockholder’s gross income in the year received as ordinary dividend income, but only to the extent that the distribution is paid out of Evotec’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent, if any, that the amount of the distribution exceeds Evotec’s current and accumulated earnings and profits, it will be treated first as a tax-free return of the holder’s tax basis in its ADSs, and to the extent the amount of the distribution exceeds the holder’s tax basis, the excess will be taxed as capital gain. Evotec does not intend to calculate its earnings and profits under U.S. federal income tax principles. Therefore, a Renovis stockholder should expect that a distribution will generally be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, current law provides that dividends may be “qualified dividend income” which is taxed at the lower applicable capital gains rate provided that (1) either (a) the ADSs are readily tradable on an established securities market in the United States, or (b) Evotec is eligible for the benefits of a qualifying income tax treaty with the United States, (2) Evotec is not a passive foreign investment company (as discussed below) for either its taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Under Internal Revenue Service authority, ADSs are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ Global Market. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid by Evotec with respect to the ADSs, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will generally be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Evotec with respect to the ADSs generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income” for taxable years beginning after December 31, 2006.

Taxation of Dispositions of ADSs

Subject to the passive foreign investment company rules discussed below, Renovis stockholders will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS equal to the difference between the amount realized (in U.S. dollars) for the ADS and the holder’s tax basis (in U.S. dollars) in the ADS. The gain or loss generally will be capital gain or loss. If a Renovis stockholder is a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ADS for more than one year, the holder will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that a holder recognizes will generally be treated as United States source income or loss. Holders should consult their own tax advisor regarding the proper treatment of gain or loss in their particular circumstances, including the effects of any applicable income tax treaties.

Passive Foreign Investment Company

A non-U.S. corporation is considered to be a PFIC for any taxable year if, applying certain look-through rules, either:

•	at least 75% of its gross income is passive income; or

•

at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

Evotec does not expect to be a PFIC for United States federal income tax purposes for our current taxable year ending December 31, 2007. However, its PFIC status is a factual determination made after the close of each taxable year and thus there can be no assurance that Evotec will not be treated as a PFIC in our current taxable year or future taxable years.

If Evotec is a PFIC for any taxable year during which a Renovis stockholder holds ADSs, the holder will be subject to special tax rules with respect to any “excess distribution” that the holder receives and any gain the holder realizes from a sale or other disposition (including a pledge) of the ADSs, unless the holder makes a “mark-to-market” election as discussed below. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over the holder’s holding period for the ADSs;

•

the amount allocated to the current taxable year, and any taxable year in the holder’s holding period prior to the first taxable year in which Evotec became a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

If Evotec is a PFIC for any year during which a Renovis stockholder holds ADSs, Evotec generally will continue to be treated as a PFIC with respect to the holder for all succeeding years during which the holder holds ADSs. If Evotec ceases to be a PFIC, the holder may avoid some of the adverse effects of the PFIC regime by making a deemed sale election with respect to the ADSs. Evotec does not intend to prepare or provide the information that would enable a holder to make a qualified electing fund election.

If a Renovis stockholder makes a mark-to-market election, such holder generally will include as ordinary income the excess, if any, of the fair market value of the ADSs at the end of each taxable year over their adjusted basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of the ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Any gain recognized on the sale or other disposition of the ADSs will be treated as ordinary income. The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange or other market, as defined in the applicable U.S. Treasury regulations. Holders should consult their own tax advisors regarding the application of the PFIC rules to an investment in the ADSs.

Information Reporting and Backup Withholding

Dividend payments with respect to ADSs and proceeds from the sale, exchange or redemption of ADSs may be subject to information reporting to the Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a Renovis stockholder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. Renovis stockholders who are required to establish their exempt status generally must provide such certification on Internal Revenue Service Form W-9. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE BASED ON PRESENT LAW AND DO NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS THAT MAY APPLY TO A RENOVIS STOCKHOLDER OR EVOTEC AG ADS HOLDER. RENOVIS STOCKHOLDERS AND EVOTEC AG ADS HOLDERS ARE ACCORDINGLY URGED TO CONSULT THEIR OWN TAX ADVISORS.

German Tax Considerations

This section contains a summary of several taxation principles that are or may become important for the acquisition, holding or the disposal of the Evotec ADSs. This section is not meant to be a comprehensive and complete representation of all German tax aspects possibly relevant for shareholders. It is based upon German tax law applicable as of the date of this proxy statement/prospectus and upon provisions of double taxation treaties entered into between the Federal Republic of Germany and other countries. In both areas, the law may change and such changes may have retroactive effect. In particular the taxation of dividends and capital gains will be changed from 2009 onwards (please see “Taxation—German Tax Considerations—Business Tax Reform/Reform of Taxation of Investment Income”).

Evotec believes that the owner of Evotec ADSs qualifies under German tax principles as an economical owner of shares in Evotec AG. The qualification as economical shareholder of Evotec AG results in a tax treatment as laid out in this summary. It is, however, not possible to predict reliably whether or not the competent German tax authorities will share this view. Should the owner of Evotec ADSs not qualify as an economical shareholder in Evotec AG in the view of the tax authorities, a different tax treatment with negative results may apply.

Renovis stockholders are urged to consult their tax advisors about the tax consequences of the acquisition, holding and transfer of Evotec ADSs. Only such tax advisors are in a position to take into account adequately the special tax situation of the individual shareholder.

With respect to the taxation of the shareholders, one has to distinguish between the taxation relating to the holding of Evotec ADSs (taxation of dividends), the disposal of Evotec ADSs (taxation of capital gains) and the gratuitous transfer of Evotec ADSs (inheritance and gift tax).

Taxation of Evotec AG

In principle, German corporations are subject to corporate income tax at a rate of 25%. Due to the German Business Tax Reform Act 2008 of August 14, 2007 (Unternehmensteuerreformgesetz 2008, published in the Federal Law Gazette 2007 I, p. 1912, “German Tax Reform 2008”) the corporate income tax rate will be reduced to 15% as of January 1, 2008. This tax rate applies irrespective of whether profits are distributed or retained. A solidarity surcharge of 5.5% is levied on the assessed corporate income tax liability, so that the combined effective tax burden of corporate income tax and solidarity surcharge is currently 26.375% (15.825% from 2008 onwards). Certain foreign sources of income is exempt from corporate income tax. Generally, any dividends received by Evotec AG and capital gains realized by Evotec AG on the sale of shares in other corporations will also be exempt from corporate income tax. However, 5% of such dividends and capital gains are considered nondeductible business expenses.

In addition, German corporations are subject to a profit-based trade tax, the exact amount of which depends on the municipality in which the corporation conducts its business. Trade tax is a deductible item in calculating the corporation’s tax base for corporate income and trade tax purposes. However, such trade tax deductibility will no longer be possible as of January 1, 2008.

Under a new interest barrier rule the tax deductibility of interest expenses will, in principle, under certain circumstances be limited for corporate income tax as well as trade tax purposes.

According to a minimum taxation regime applicable as of 2004, not more than €1 million plus 60% of the profit exceeding €1 million may be offset against tax losses carried forward in one fiscal year.

German Income Tax Considerations Relating to the Ownership and Dispositions of Evotec ADSs

Dividend withholding tax

The company must generally withhold and remit to the German tax authorities, on behalf of its shareholders, a dividend withholding tax (Kapitalertragsteuer) of 20% (25% as of January 1, 2009) on dividends distributed by the Company, plus a solidarity surcharge of 5.5% levied on the dividend withholding tax (a total of 21.1% (26,375% as of January 1, 2009)). Dividend withholding tax is generally withheld regardless of whether, and if so to what extent, dividends are tax-exempt at the shareholder level and whether the shareholder is a resident of Germany.

Pursuant to most German tax treaties, German withholding tax may not exceed 15% of the dividends received by shareholders who are not tax resident in Germany who are eligible for treaty benefits. The difference between the withholding tax including solidarity surcharge that was levied and the maximum rate of withholding tax permitted by an applicable tax treaty is refunded to the shareholder by the German Federal Tax Office

(Bundeszentralamt für Steuern, An der Küppe 1, 53225 Bonn, Germany) upon proper application. Forms for a refund application are available from the German Federal Tax Office (www.bzst.bund.de) or the German embassies and consulates in the various countries. A further reduction applies pursuant to most tax treaties if the shareholder is a corporation that holds a stake of 25% or more, and in some cases of 10% or more, of the registered share capital (or according to some tax treaties of the votes) of a company. If the shareholder is a parent company resident in the European Union as defined in Directive No. 90/435/ EEC of the Council of July 23, 1990 (the Parent-Subsidiary Directive) holding a qualifying share in the German company, upon application and subject to further requirements and anti-avoidance provisions, no tax may be required to be withheld at all.

Withholding Tax Refund for U.S. Shareholders

U.S. shareholders who are eligible for treaty benefits under the tax treaty between the United States and Germany (the “Treaty”) are entitled to claim a refund of the portion of the otherwise applicable 20% (25% from January 1, 2009 on) German withholding tax (plus 5.5% solidarity surcharge thereon) on dividends that exceeds the applicable Treaty rate (generally 15%).

For ADSs kept in custody with the Depository Trust Company in New York or one of its participating banks, the German tax authorities have introduced a collective procedure for the refund of German dividend withholding tax and solidarity surcharge thereon. Under this procedure, the Depository Trust Company may submit claims for refunds payable to U.S. shareholders under the Treaty collectively to the German tax authorities on behalf of these U.S. shareholders. The German Federal Tax Office will pay the refund amounts on a preliminary basis to the Depository Trust Company, which will redistribute these amounts to the U.S. shareholders according to the regulations governing the procedure. The Federal Tax Office may review whether the refund was made in accordance with the law within four years after making the payment to the Depository Trust Company. Details of this collective procedure are available from the Depository Trust Company. German tax authorities currently permit this procedure. It is pertinent to note, however, that this permission may be revoked, or the procedure may be amended, at any time in the future. In fact, the German Federal Tax Office is currently contemplating the revocation of the permission in the near future. Therefore, although this is not entirely clear, it is possible that this collective procedure will not be available for Evotec ADSs.

Alternatively, a simplified collective refund procedure based on electronic data exchange (Datenträgerverfahren) may be available. Financial institutions that deal with dividend distributions to Evotec AG (for example, custodian banks or clearing offices) or Evotec AG itself may, subject to certain conditions, apply to participate in this procedure provided by the German Federal Tax Office. It is unclear whether the Depositary Trust Company could participate in this procedure if the permission were revoked as described above. Upon acceptance, the participant may file collective refund claims with the German Federal Tax Office electronically. The German Federal Tax Office will then pay the refund amounts, provided certain other requirements are satisfied.

Individual claims for refunds may be made on a special German form, which must be filed with the German Federal Tax Office (Bundeszentralamt für Steuern, An der Küppe 1, 53225 Bonn, Germany) within four years from the end of the calendar year in which the dividend is received. Copies of the required forms may be obtained from the German tax authorities at the same address or from the Embassy of the Federal Republic of Germany, 4645 Reservoir Road, NW, Washington D.C. 20007-1998 or under www.bzst.bund.de. As part of the individual refund claim, a U.S. shareholder must submit to the German tax authorities the original withholding certificate (or a certified copy thereof) issued by the paying agent documenting the tax withheld and an official certification of United States tax residency on IRS Form 6166. IRS Form 6166 generally may be obtained by filing a properly completed IRS Form 8802 with the Internal Revenue Service, Philadelphia Service Center, U.S. Residency Certification Request, P.O. Box 16347, Philadelphia, PA 19114-0447. Requests for certification must include the U.S. shareholder’s name, Social Security Number or Employer Identification Number, the number of the form on which the tax return was filed and the tax period for which the certification is requested. The Internal Revenue Service will send the certification on IRS Form 6166 to the U.S. shareholder who then must submit the certification with the claim for refund.

Shareholders tax resident in Germany

For natural persons tax resident in Germany (that is, persons whose domicile or customary residence is in Germany) and those holding their Evotec ADSs as private assets (im Privatvermögen), half of the dividends are subject to personal income tax (so-called half income system (Halbeinkünfteverfahren)). Such dividends are subject to personal income tax at a progressive tax rate plus solidarity surcharge thereon. Only half of the expenses economically related to the dividends (i.e., expenses incurred to generate income) are deductible for tax purposes.

Natural persons holding the Evotec ADSs as private assets (im Privatvermögen) are entitled to an annual tax-exempt allowance for investment income (Sparerfreibetrag) in the amount of €750 or €1,500 (for married couples assessed jointly) per calendar year. In addition, a shareholder is also entitled to a lump sum deduction for investment income related expenses (Werbungskostenpauschale) in the amount of €51 and €102 (for married couples assessed jointly) unless a higher amount of expenses can be established. Tax is owed only to the extent that half the dividend amount, plus the amount of any other income from capital assets, less the amount of actual investment income related expenses (only half of such expenses in the case of dividends) or the lump sum deduction therefor exceeds the tax-exempt allowance.

From January 1, 2009 onwards, 100% of dividends from Evotec ADSs held as private assets (im Privatvermögen) will be subject to a 25% fixed tax rate (plus 5.5% solidarity surcharge thereon), while the half-income method will be abolished. In general, such tax will be final unless the individual tax rate of the shareholder is under 25% and that shareholder opts for the tax assessment. Individuals holding the Evotec ADSs as private assets will be entitled for the overall amount of their investment income to an annual lump-sum deduction of investment income related expenses (Sparerpauschbetrag)) in the amount of €801 and €1,602 (for married couples assessed jointly). Neither any further annual-tax allowance (Sparerfreibetrag) nor further investment income related expenses will be tax deductible.

In case the Evotec ADSs are held as business assets of a shareholder, the taxation depends on the shareholder being a corporation, natural person or partnership.

(i) In the case of a tax resident corporation, dividends are, in general, 95% exempt from corporate income tax and the solidarity surcharge. No minimum shareholding limit or minimum holding period applies. 5% of the dividends are considered to be non-deductible business expenses and are thus subject to corporate income tax (plus 5.5% solidarity surcharge thereon). Otherwise, actual business expenses that are related to the dividends can be deducted. However, the full amount of any dividends remaining after deduction of business expenses having an economic nexus with the dividends is subject to trade tax, unless the corporation held at least 10% (15% from January 1, 2008 onwards) of the company’s registered share capital continuously since the beginning of the relevant tax assessment period. In this case, the dividends are not subject to trade tax; however, an amount of 5% of the dividends, which are deemed non-deductible business expenses, will be subject to trade tax.

(ii) In the case of a tax resident sole proprietor (Einzelunternehmer), half of the dividend (from January 1, 2009 60% of the dividend) are taken into account as taxable income. Likewise, only half (from January 1, 2009, 60%) of the business expenses that are economically related to the dividends are deductible. In addition, if the Evotec ADSs are held as business assets of a German permanent establishment of a commercial enterprise, the full amount of the dividends is subject to trade income tax, unless the individual held at least 10% (15% as of 2008) of the Company’s registered share capital at the beginning of the relevant tax assessment period. In principle, trade tax is creditable by way of a lump-sum imputation procedure against the personal income tax liability of the shareholder.

(iii) If the shareholder is a partnership, personal income tax or, as the case may be, corporate income tax (in each case plus 5.5% solidarity surcharge thereon), will only be levied at the level of the individual partner. The taxation depends on whether the partner of the partnership is subject to personal income tax or corporate income tax. If the partner is subject to corporate income tax, the dividend is generally 95% tax-exempt (see (i) above). If the partner is subject to personal income tax, only half of the dividend (from January 1, 2009, 60% of the dividend) is, generally, subject to income tax and the solidarity surcharge thereon (see (ii) above). In addition, if the Evotec ADSs are held as business assets attributable to a German permanent establishment of a commercial enterprise of the partnership, the dividends are subject to trade income tax unless the partnership held at least 10% (15% from 2008) of the Company’s registered share capital at the beginning of the relevant tax assessment period. In this case, the tax exemption of 95% of the dividends in case of a corporation or half (from January 1, 2009, 60%) of the dividends in case of a natural person described above also applies for trade tax purposes. If the partner is an individual, trade tax paid by the partnership will be credited pro rata against the personal income tax liability of the partner on a pro-rata basis by way of a lump-sum imputation procedure.

Special regulations diverging from these rules apply to dividends paid to certain companies operating in the finance and insurance sector as well as to pension funds and are described below.

Shareholders tax resident outside Germany

If a shareholder (natural person or corporation) who is not a tax resident in Germany holds Evotec ADSs as part of the business property of a permanent establishment or fixed base in Germany or as part of a business property for which a permanent representative in Germany has been appointed, any withholding tax (including solidarity surcharge thereon) withheld and remitted to the German tax authorities by the Evotec AG is credited against the respective shareholder’s personal or corporate income tax liability. If the dividend withholding tax exceeds the amount of the shareholder’s personal income or corporate income tax liability, it is refunded to the shareholder in the amount of the overpayment. In all other cases, the withholding of dividend withholding tax discharges any tax liability of the shareholder in Germany. A tax refund or exemption is granted only as described above in “Dividend Withholding Tax.”

If the Evotec ADSs are held by a natural person as part of the business property of a permanent establishment or fixed base in Germany or as part of a business property for which a permanent representative in Germany has been appointed, 50% (60% as of January 1, 2009) of dividends received are subject to German income tax, plus solidarity surcharge. If the Evotec ADSs form part of the business property of a permanent establishment maintained by a commercial trade or business in Germany, dividends are also generally subject to trade tax in the full amount after deduction of any business expenses relating to the dividends, unless the taxpayer held at least 10% (15% as of January 1, 2008) of the company’s registered share capital at the beginning of the relevant tax assessment period. In this case, the tax exemption of half (from January 1, 2009, 60%) of the dividends described above applies also for trade tax purposes. Trade tax paid is generally credited against the shareholder’s personal income tax liability in accordance with a lump-imputation procedure.

If the Evotec ADSs are held by foreign corporations not tax resident in Germany as part of the business property of a permanent establishment or a fixed base in Germany or as part of a business property for which a permanent representative in Germany has been appointed, generally, 95% of dividends received are exempt from corporate income tax and the solidarity surcharge. Five percent of dividends are considered non-deductible business expenses and, as such, are subject to corporate income tax (plus 5.5% solidarity surcharge thereon). If the Evotec ADSs form part of the business property of a permanent establishment in Germany, dividends are also subject to trade tax after deduction of any business expenses relating to the dividends, unless the corporation held at least 10% (15% as of January 1, 2008) of the Company’s registered share capital at the beginning of the relevant tax assessment period. Nonetheless, in this case, an amount of 5% of the dividends, which is deemed non-deductible business expenses, will be subject to trade tax.

Dividend payments made to enterprises in the financial and insurance sectors and to pension funds are subject to different rules, which are described below.

Taxation of Capital Gains

Shareholders tax resident in Germany

Half of the capital gains from the sale of Evotec ADSs held as private (im Privatvermögen) assets by a natural person resident in Germany and acquired before January 1, 2009 are generally subject to personal income tax plus the solidarity surcharge thereon, whereas only half of the losses resulting from a sale of the Evotec ADSs and half of the expenses economically related to a sale may be deducted, if the sale takes place in the context of a private sale transaction, i.e. within one year after the acquisition. In respect of Evotec ADSs deposited at a depository pursuant to §5 of the German Securities Deposit Act (Depotgesetz), it is assumed that the Evotec ADSs acquired first will be sold first. Profits from the disposal of a subscription right held as a private asset (im Privatvermögen) are subject to personal income tax and the solidarity surcharge if the disposal takes place within one year after the acquisition of the Evotec ADSs relating to such rights. The capital gain is not taxable if it, together with other gains derived from private sales transactions, is less than €512 per annum. Losses from private sales transactions can be offset only against profits from private sales transactions in the same calendar year or, insofar as this is not possible due to inadequate profits, against profits from private sales transactions in the previous year or in subsequent years.

One half of the profits from the disposal of Evotec ADSs held as private assets (im Privatvermögen) by a natural person resident in Germany and acquired before January 1, 2009 is subject to personal income tax at the individual tax rate plus the solidarity surcharge, even after the expiration of the aforementioned one-year period, if the natural person or, in the case of a gratuitous transfer, his or her legal predecessor(s) held, directly or indirectly, at least 1% of the share capital of the company at any time during the five years prior to the disposal. In such a case, profits from the disposal of a pre-emptive right are also subject to personal income tax and the solidarity surcharge. Only half the losses on the disposal of the Evotec ADSs and the expenses that are economically related to the disposal are deductible. Losses on the disposal of the Evotec ADSs may not be creditable against other income of the shareholder.

If the Evotec ADSs form part of the business assets of a shareholder, the taxation of capital gains depends on whether the shareholder is a corporation, a natural person or a partnership.

(i) Generally, capital gains earned by taxpayers subject to corporate income tax are exempt from corporate income tax (including 5.5% solidarity surcharge thereon) and trade income tax, irrespective of the size of the shareholding and the holding period; 5% of the capital gains are considered non-deductible business expenses and as such are subject to corporate income tax (plus the solidarity surcharge) and trade income tax. Losses from the sale as well as any other reductions of profits related to the sold Evotec ADSs are not tax-deductible.

(ii) If the Evotec ADSs form part of the business assets of a sole proprietor (Einzelunternehmer), 50% (60% as of January 1, 2009) of the capital gains are subject to progressive personal income tax plus the solidarity surcharge. Only 50% (60% as of January 1, 2009) of the losses upon disposal of the Evotec ADSs and the expenses economically related to the sale are tax-deductible. Losses on the disposal of the Evotec ADSs may not be creditable against other income of the shareholder. If the Evotec ADSs form part of the business assets of a commercial enterprise of the shareholder, half (60% as of January 1, 2009) the capital gains are also subject to trade income tax. Trade income tax is generally credited against the shareholder’s personal income tax liability in accordance with a flat-rate tax credit method. Capital gains resulting from the disposal of Evotec ADSs in a corporation might under certain circumstances and up to an amount of €500,000 be deductible from the acquisition costs of certain specific assets.

(iii) If the shareholder is a partnership, personal income tax or corporate income tax, as the case may be, is assessed only at the level of each partner and not at the level of the partnership. Taxation depends on whether the partner is a corporation or a natural person. If the partner is a corporation, the taxation of capital gains corresponds to the principles outlined under (i). If the partner is an individual, the principles outlined under (ii) apply. Furthermore, generally 50% (60% as of January 1, 2009) of the capital gains from the sale of Evotec ADSs, where the partners are natural persons, and generally 5% of the capital gains from the sale of Evotec

ADSs, where the partners are corporations, are also subject to trade income tax at the level of the partnership, if the Evotec ADSs form part of the business assets of a permanent establishment maintained by a commercial enterprise of the partnership in Germany. Where the partner is a natural person, the trade income tax paid by the partnership will be credited against the personal income tax liability of the partner in accordance with a flat-rate tax credit method.

Special regulations diverging from these rules apply to capital gains realized by certain companies operating in the finance and insurance sector and by pension funds and are described below.

Shareholders tax resident outside Germany

If the Evotec ADSs are sold by an individual who resides outside of Germany and if (i) such an individual holds the Evotec ADSs as part of the business property of a permanent establishment or fixed base in Germany or as part of the business property for which a permanent representative in Germany has been appointed or (ii) such individual or, in the event of a gratuitous transfer of the Evotec ADSs, his or her legal predecessor held, at any point in time during the five years immediately preceding the sale of the Evotec ADSs, directly or indirectly, at least 1% of the capital of the Company, 50% (60% as of January 1, 2009) of capital gains are subject to German income tax, plus a 5.5% solidarity surcharge thereon, and, if the Evotec ADSs form part of the business property of a permanent establishment maintained in Germany by a commercial trade or business, half (60% as of January 1, 2009) of the capital gains are also subject to trade tax. Many double taxation treaties, however, provide for full exemption from German taxation, except in a scenario as described in this paragraph in case (i) above.

Subject to certain exceptions for companies in the finance and insurance sector, capital gains earned by foreign corporations subject to limited taxation in Germany are generally exempt from trade tax and corporate income tax plus solidarity surcharge thereon, while 5% of capital gains are considered non-deductible business expenses and, as such, are subject to trade tax and corporate income tax (plus solidarity surcharge thereon). The corporation is subject to limited taxation (beschränkte Streuerpflicht) provided (i) such corporation holds the Evotec ADSs as part of the business property of a permanent establishment or a fixed base in Germany or as part of a business property for which a permanent representative in Germany has been appointed, or, (ii) such corporation (or, in the event of a gratuitous transfer of the Evotec ADSs, its legal predecessor) held, at any point in time during a five year period immediately preceding the sale of the Evotec ADSs, directly or indirectly, at least 1% of the capital of the company. If the Evotec ADSs form part of the business property of a permanent establishment maintained in Germany of a commercial trade or business held by such corporation, 5% of the capital gains are also subject to trade tax. Losses from the sale of Evotec ADSs or other reductions of profits related to the sold Evotec ADSs generally do not qualify as tax-deductible business expenses. It should again be noted, however, that (except in a scenario described in this paragraph in case (i) above) many double taxation treaties provide for full exemption from German taxation.

Special Rules for Companies in the Financial and Insurance Sectors

Insofar as credit institutions or financial institutions (as defined by the German Banking Act) hold or sell Evotec ADSs that are assigned to the trading book (Handelsbuch) pursuant to Section 1 of the German Banking Act, income from dividends and capital gains is fully subject to taxation. Under these circumstances neither dividends nor capital gains qualify for the 50% (60% as of January 1, 2009) exemption from personal income tax or the 95% exemption from corporate income tax and, if applicable, trade income tax, or the corresponding exemption from the solidarity surcharge. The same applies to Evotec ADSs acquired in order to realize a short-term trading gain by certain other providers of financial services defined in Section 1(3) of the German Banking Act, that is, to Finanzunternehmen, as well as to credit institutions, financial services institutions and financial institutions with their registered office in another member state of the European Union or of the European Economic Area.

The 95% exemption from corporate income tax and, if applicable, from trade income tax also does not apply to dividend income from Evotec ADSs attributable to the capital investment portfolio of life and health insurance companies, or to capital gains from the sale of such Evotec ADSs. The same applies to pension funds.

Business Tax Reform / Reform of Taxation of Investment Income

The German legislature has passed the Business Tax Reform Act 2008 (Unternehmensteuerreformgesetz 2008). Among other things, the taxation of investment income will be changed starting in 2009. In particular 100% of dividends from Evotec ADSs held as non-business (private) assets (im Privatvermögen) will be subject to a 25% fixed tax rate (plus solidarity surcharge thereon), while the half-income method (Halbeinkünfteverfahren), that is the taxation of half of the dividends as described above, will be abolished for these dividends. In addition, 60% of the dividends on Evotec ADSs held as business assets will be subject to personal income tax (part income system (Teileinkünfteverfahren)). Individuals holding the Evotec ADSs as private assets will be entitled for the overall amount of their investment income to an annual lump sum deduction of investment income related expenses (Sparerpauschbetrag)) in the amount of €801 and €1,602 (for married couples assessed jointly). Further investment income related expenses will not be tax deductible.

Moreover, from 2009 on capital gains from the sales of Evotec ADSs held as non-business (private) assets (im Privatvermögen) will be taxable in principle, independently from any holding period. However, the new capital gains taxation rules will only apply to Evotec ADSs acquired after December 31, 2008.

Inheritance and Gift Tax

Under German domestic law, the transfer of Evotec ADSs will be subject to German inheritance or gift tax on a transfer by reason of death or as a gift if: (i) the donor or transferor or the heir, donee or other beneficiary is resident in Germany at the time of the transfer, or, if a German citizen, was not continuously outside of Germany and without German residence for more than five years; or (ii) at the time of the transfer, the Evotec ADSs are held by the decedent or donor as assets of a business for which a permanent establishment is maintained or a permanent representative is appointed in Germany; or (iii) the decedent or donor has held, alone or together with related persons, directly or indirectly, 10% or more of a company’s registered share capital at the time of the transfer.

The few presently existing German estate tax treaties (e.g., the Estate Tax Treaty with the United States) usually provide that German inheritance or gift tax may only be imposed in cases (i) and (ii) above. Special rules may apply to German citizens and their relatives not having their domicile or customary residence in Germany, who are employed by, and receive their compensation from, a German state organization.

Other Taxes

There are no transfer, stamp or similar taxes that would apply to the sale or transfer of the ADSs in Germany. Net worth tax is currently not levied in Germany. This section does not cover, inter alia, church tax.

EXCHANGE CONTROLS AND LIMITATIONS AFFECTING SHAREHOLDERS

Germany does not currently restrict the movement of capital between Germany and other countries except for a strict prohibition of investments in Burma, which has been established by European Union regulation.

For statistical purposes, with some exceptions, every corporation or individual residing in Germany must report to the German Central Bank any payment received from or made to a non-resident corporation or individual if the payment exceeds €12,500 (or the equivalent in a foreign currency). Additionally, corporations and individuals residing in Germany must report to the German Central Bank (Deutsche Bundesbank) any claims of a resident corporation or individual against, or liabilities payable to, a non-resident corporation or individual exceeding an aggregate of €1.5 million (or the equivalent in a foreign currency) at the end of any calendar month.

Neither German law nor Evotec’s articles of association restricts the right of non-resident or foreign owners of shares to hold or vote the shares.

ENFORCING CIVIL LIABILITIES

Evotec AG is a German stock corporation and its executive offices and a substantial portion of its assets are located outside the United States. In addition, the members of Evotec’s Supervisory and Management Boards and the experts named herein may be residents of Germany and other jurisdictions other than the United States. As a result, it may be difficult for investors:

•	to obtain jurisdiction over Evotec AG or its board members in courts in the United States in actions predicated on the civil liability provisions of the U.S. federal securities laws;

•	to enforce against Evotec AG or its board members judgments obtained in such actions;

•	to obtain judgments against Evotec AG or its board members in actions in non-U.S. courts predicated solely upon the U.S. federal securities laws; or

•	to enforce against Evotec AG or its board members in non-U.S. courts judgments of courts in the United States predicated upon the civil liability provisions of the U.S. federal securities laws.

LEGAL AND TAX MATTERS

The validity of the Evotec ADSs (including the underlying Evotec ordinary shares) offered by this proxy statement/prospectus will be passed upon for Evotec by Freshfields Bruckhaus Deringer, Evotec’s German counsel. It is a condition to the completion of the merger that Renovis receive, on the closing date of the merger, an opinion of its counsel, Latham & Watkins LLP, regarding the U.S. federal income tax treatment of the merger. Similarly, Evotec requires, as a condition to the completion of the merger, an opinion of its counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding the U.S. federal income tax treatment of the merger. Both tax opinions have been issued and will be issued again at the closing of the merger.

EXPERTS

The consolidated financial statements of Evotec AG as of and for the years ended December 31, 2004, 2005 and 2006 have been included in this proxy statement/prospectus and in the registration statement of which it forms a part in reliance upon the report of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm, Hamburg, Germany, appearing elsewhere in this proxy statement/prospectus, and upon the authority of that firm as experts in accounting and auditing. The report refers to the fact that the consolidated financial statements have been restated and International Financial Reporting Standards vary in certain significant respects from U.S. GAAP and that the information relating to the nature and effect of such differences is presented in Note 27 to the consolidated financial statements.

The financial statements of Renovis appearing in Renovis’s Annual Report (Form 10-K) for the year ended December 31, 2006 and Renovis management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

In view of the expected timing of the merger, Renovis does not expect to hold an annual meeting of stockholders in 2008. In the event the merger is not completed and Renovis does hold an annual meeting in 2008, you would continue to be entitled to attend and participate in the meeting if you are a stockholder as of the record date for that meeting. In accordance with federal securities laws, in order for proposals submitted by stockholders to be considered at the 2008 annual meeting of Renovis stockholders, such proposals must be received by January 5, 2008, unless the meeting date is before May 2, 2008 or after July 1, 2008, in which case such proposals must be received by a reasonable time before Renovis begins to print and mail its proxy materials. SEC rules establish standards as to which stockholder proposals are required to be included in a proxy statement for an annual meeting. Renovis will only consider proposals for inclusion in its proxy statement for an annual meeting that satisfy the requirements of applicable SEC rules. In addition, our Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in Renovis’s proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by Renovis’s Secretary not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the 2008 annual meeting of stockholders, such a proposal must be received by Renovis after February 2, 2008 but no later than March 3, 2008. If the date of the annual meeting is more than 30 days earlier or more than 30 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Renovis’s bylaws also specify requirements as to the form and content of a stockholder’s notice. Except as otherwise provided by law, the chairman of the meeting may disregard any stockholder proposal if the chairman determines that it is not made in compliance with the applicable notice provisions. If a stockholder who has notified Renovis of his or her intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, Renovis need not present the proposal for a vote at such meeting.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Renovis board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus.

ADDITIONAL INFORMATION

Corporate Purpose of Evotec AG

Pursuant to section 2 of Evotec’s articles of association, Evotec’s corporate purpose is research in the field of biotechnology, including related aspects in other fields such as information technology, the development and production and marketing of biotechnological, pharmaceutical and diagnostic products and procedures, software including technical instruments, as well as the outlicensing, the development of evolutionary optimization process and the provision of services in connection therewith. Evotec AG has the right to enter into all transactions that, directly or indirectly, serve its business purposes. In particular, Evotec AG has the right to establish subsidiaries of the same or similar type to acquire such companies, to represent such companies or to acquire interests in such companies. Evotec AG can assert its business purpose also in total or in part through subsidiaries or companies in which it holds an interest.

Registration of Evotec AG with the Commercial Register

Effective as of August 7, 1998, Evotec AG was registered as a German stock corporation in the commercial register of the lower court (Amtsgericht) in Hamburg (HRB 68 223).

Capital Increase for the New Shares

By resolution of Evotec’s shareholders’ meeting on May 30, 2007, the Management Board was authorized to increase, with the approval of the Supervisory Board, in one or more transactions at any time through May 29, 2012, Evotec’s share capital, by up to €36,849,564.00 by issuing new shares against cash or non-cash consideration pursuant to sections 202 et seq. of the German Stock Corporation Act (Aktiengesetz) (authorized capital). Pursuant to section 5(4) of Evotec’s articles of association, any shares to be issued on the basis of this authorized capital will be subject to the statutory subscription rights of Evotec’s shareholders. Subject to the approval of the Supervisory Board, the Management Board may, however, exclude the statutory pre-emptive rights (Bezugsrechte) of Evotec’s shareholders up to an amount of €36,849,564.00 on one or several occasions if the capital increase is effected for non-cash consideration pursuant to section 5(4)(e) of Evotec’s articles of association. In addition, Evotec’s Management Board was authorized, with the approval of the Supervisory Board, to determine the terms of the authorized capital increase and its implementation. The authorization became effective on August 28, 2007, upon registration of the shareholders’ resolution with the commercial register of the local court (Amtsgericht) in Hamburg. The Supervisory Board was also authorized to amend Evotec’s articles of association in accordance with the utilization of the authorized capital.

As soon as possible following the effective time of the merger (see “The Merger—Effective Time of the Merger and the Share Contribution”) and in accordance with Sections 202 et seq. (including Sections 185 and 187 et seq.) of the German Stock Corporation Act (Aktiengesetz) Evotec will effect the increase of its share capital by €34,684,253.00 by passing a resolution of Evotec’s Management Board with the approval of the

Supervisory Board, both in accordance with section 5 of Evotec’s articles of association and conditional upon the merger becoming effective, to use the authorized share capital (genehmigtes Kapital) of Evotec under exclusion of any pre-emptive rights (Bezugsrechte) in the meaning of Section 186 paragraph 3 and 4, Section 203 paragraph 2 German Stock Corporation Act to issue 34,684,253 new ordinary bearer shares with no par value (Stückaktien), each representing a notional amount of €1.00 of Evotec’s share capital and carrying full dividend rights as of January 1, 2007, the New Shares. Such New Shares will be issued to and accepted by JPMorgan Chase Bank, N.A. acting as contribution agent for the benefit of the former holders of shares of Renovis’s common stock against the prior contribution-in-kind of all of the issued and outstanding shares of common stock of the surviving company. The New Shares will be underlying the merger consideration and will be issued for the minimum issue price of €1.00 per share (geringster Ausgabebetrag) representing a total issue price of €34,684,253.00. The adequacy of the contribution-in-kind as consideration for the New Shares will be determined by a German accounting firm, appointed by the commercial register of the local court (Amtsgericht) in Hamburg. Upon registration of the implementation of the capital increase by €34,684,253.00 from authorized capital, the issued and outstanding share capital will amount to €108,552,700.00, divided into 108,552,700 ordinary bearer shares with no par value, each representing a notional amount of €1.00 of Evotec’s share capital.

The New Shares are the subject of this proxy statement/prospectus for purposes of admission of the New Shares to the regulated market (regulierter Markt) of the Frankfurt Stock Exchange and to the sub-segment of the regulated market with additional post-admission obligations (Prime Standard).

Voting Rights

Each of the New Shares carries one vote at Evotec’s shareholders’ meeting. There are no restrictions on voting rights (see “Description of Evotec AG Ordinary Shares—Voting Rights”). Evotec has not issued any preference shares.

Liquidation Rights

In accordance with the German Stock Corporation Act, if Evotec AG is liquidated, any liquidation proceeds remaining after all of Evotec’s liabilities have been paid off would be distributed among Evotec’s shareholders in proportion to their holdings.

Transferability of the New Shares

The New Shares are freely transferable in accordance with the legal requirements applicable to bearer shares under German law.

Share Certificates for the New Shares

Evotec’s Management Board, with approval of the Supervisory Board, specifies the form and content of any share certificates as well as any dividend and renewal coupons (Gewinnanteil- und Erneuerungsscheine). Evotec may provide share certificates to evidence ownership of all or part of the shares for the majority of shares (global share certificates). However Evotec’s articles of association, section 5(3), fourth sentence, exclude shareholders’ rights to individual share certificates.

The New Shares will be evidenced by one global share certificate with dividend coupon, which will be deposited with Clearstream Banking AG, Neue Börsenstraße 1, 60487 Frankfurt/Main, Germany, for global custody (Girosammelverwahrung).

Dividends

Dividends approved at a shareholders’ meeting are payable annually promptly after such meeting, unless otherwise decided at the shareholders’ meeting. Dividend payment claims are subject to a three-year statute of limitation. As the shares carrying dividends are kept in a clearing system, the dividends decided upon at the shareholders’ meeting will be paid out in compliance with the rules of the respective clearing system. Details concerning any dividends resolved by Evotec’s shareholders’ meeting and the details concerning the respective paying agents specified by Evotec will be published in the electronic version of the German Federal Gazette (elektronischer Bundesanzeiger) and in at least one official national publication for statutory stock market notices approved by the Frankfurt Stock Exchange (Börsenpflichtblatt).

International Securities Identification Number/Symbol of the New Shares

The New Shares will be listed on the Prime Standard Segment of the regulated market (regulierter Markt) of the Frankfurt Stock Exchange under the symbol “EVT.” The ISIN International Securities Identification Number of the New Shares will be DE 000 566 480 9.

Public Take-Over Bids by Third Parties

During Evotec’s last financial year and the current financial year no public takeover-bids by third parties have occurred in respect of Evotec’s shares.

Selling Securities Holders

Evotec is not aware of any securities holders offering to sell their securities outside ordinary course transactions.

Admission to the Stock Exchange and Commencement of Listing

Evotec expects to apply for admission of the New Shares to trading in the regulated market (regulierter Markt) of the Frankfurt Stock Exchange and, simultaneously, in the sub-segment thereof with additional post-admission obligations (Prime Standard) immediately after the completion of the merger. The admission is expected to be granted during the second half of 2008. The listing of the New Shares on the Frankfurt Stock Exchange, accordingly, is expected to begin immediately after admission.

Reasons for the Admission to Trading; Costs of the Admission

Pursuant to Section 40 paragraph 1 of the German Stock Exchange Act (Börsengesetz) an issuer shall apply for the admission to trading on the regulated market (regulierter Markt) of newly issued shares in case the shares issued and outstanding so far have been admitted to trading. By applying for admission of the New Shares to trading in the regulated market (Prime Standard) of the Frankfurt Stock Exchange Evotec intends to fulfill its statutory obligation under the German Stock Exchange Act.

Evotec estimates that the costs of the issuance of the New Shares, including admission of the New Shares to trading in the regulated market of the Frankfurt Stock Exchange, will be approximately between €1,500,000.00 and €1,700,000.00.

Designated Sponsor

Close Brothers Seydler AG Wertpapierhandelsbank, Neue Rothofstraße 17, 60313 Frankfurt am Main, or Close Brothers, assumes the role of the designated sponsor of Evotec’s shares traded on the Frankfurt Stock Exchange. Pursuant to the designated sponsor agreement between Close Brothers and Evotec, Close Brothers will, among other things, submit limited purchase and sales orders for Evotec’s shares in the electronic trade system of the Frankfurt Stock Exchange during regular trading hours. The designated sponsor has the function of achieving higher trading liquidity in the shares.

Paying Agent

Deutsche Bank AG, TSS/Global Equity Services, Post IPO Services, Taunusanlage 12, 60325 Frankfurt am Main will act as Evotec’s paying agent.

Dilution

Following the completion of the capital increase to be resolved by Evotec’s Management Board with approval of the Supervisory Board as soon as possible following the effective time of the merger. See “The Merger—Effective Time of the Merger and the Share Contribution” of 34,684,253 New Shares against contribution-in-kind the existing shareholders who are not participating in the Merger will be diluted approximately by 31.95% based on 73,868,447 shares issued and outstanding immediately prior to the implementation of the capital increase.

Annex 1

Agreement of the Plan of Merger

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

EVOTEC AG

AND

RENOVIS, INC.

Dated September 18, 2007

EXHIBITS

EXHIBIT A — Form of Voting Agreement
EXHIBIT B — Form of Affiliate Agreement
EXHIBIT C — Form of Tax Opinion from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
EXHIBIT D — Form of Company Certificate for Tax Opinions
EXHIBIT E — Form of Parent Certificate for Tax Opinions
EXHIBIT F — Form of Tax Opinion from Latham & Watkins LLP

SCHEDULES

Company Disclosure Schedule

Parent Disclosure Schedule

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), made and entered into September 18, 2007 by and among EVOTEC AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“Parent”), and RENOVIS, INC., a Delaware corporation (the “Company”). Parent and the Company are sometimes referred to herein each individually as a “Party” and, collectively, as the “Parties.” Certain capitalized terms used herein shall have the respective meanings ascribed thereto in Section 8.13.

RECITALS

WHEREAS, the Supervisory Board and Management Board of Parent and the Board of Directors of the Company have each declared it to be advisable and in the best interests of their respective entities and their respective equity holders that Parent acquire the Company in order to advance each of their long-term business interests; and

WHEREAS, the Supervisory Board and Management Board of Parent and the Board of Directors of the Company have each approved this Agreement and the merger of the Merger Sub with and into the Company (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the terms and conditions set forth herein; and

WHEREAS, for United States federal income tax purposes, it is intended that (a) the exchange of Company Common Stock for Parent ADSs pursuant to the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the rules and regulations promulgated thereunder, (b) the exchange of Company Common Stock for Parent ADSs shall result in no gain recognition to the Company’s stockholders by reason of Section 367(a) of the Code and the rules and regulations promulgated thereunder, (c) this Agreement constitutes a plan of reorganization, and (d) Parent and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and

WHEREAS, as a condition to the willingness of, and an inducement to, Parent to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement certain holders of shares of the Company’s common stock are entering into voting agreements in the form attached hereto as Exhibit A (the “Voting Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows.

1.	THE MERGER

1.1 Formation of Merger Sub. As promptly as practicable following the date hereof, Parent shall cause to be incorporated pursuant to the DGCL a corporation which shall be a constituent company in the Merger (“Merger Sub”). Parent shall own 100 percent of the outstanding capital stock of Merger Sub.

1.2 Appointment of Trust Company. As promptly as practicable following the date hereof, Parent shall appoint a bank or trust company or other independent financial institution which shall be reasonably acceptable to the Company (the “Trust Company”) to act as (i) contribution agent in connection with the formation of Merger Sub and the Share Exchange (in such function, the “Contribution Agent”), pursuant to a contribution agreement between Parent and the Contribution Agent which shall be reasonably acceptable to the Company (the “Contribution Agreement”), (ii) depositary under the Deposit Agreement in connection with the issuance of Parent ADSs evidenced by Parent ADRs (in such function, the “Depositary”), and (iii) exchange agent in connection with the Share Exchange (in such function, the “Exchange Agent”). Parent shall enter into an exchange agent agreement with the Exchange Agent in form and substance reasonably satisfactory to the Company, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement. Parent may appoint one or more substitute persons reasonably acceptable to the Company to perform any of the functions of the Trust Company described herein. Solely to accommodate the transactions described in this Section 1 and subject to the terms and conditions of the Contribution Agreement, one day prior to the Effective Time Parent shall cause the Contribution Agent to be registered, as Parent’s fiduciary (for the period prior to the Effective Time only), as the record holder of all of the issued and outstanding shares of common stock, $0.01 par value share, of Merger Sub (the “Sub Common Stock”); provided, however, that it is understood and agreed that the Contribution Agent shall act as a fiduciary of the former holders of Company Common Stock after the Effective Time. In the Contribution Agreement (inter alia) the Contribution Agent shall take on the obligation towards the holders of Company Common Stock to execute a subscription certificate (Zeichnungsschein) following the Effective Time pursuant to Section 1.14(a).

1.3 The Merger. In accordance with the DGCL and the terms and conditions of this Agreement, Merger Sub shall be merged with and into the Company. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving entity in the Merger, shall continue its existence under the Laws of the State of Delaware. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.4 Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Section 7, and subject to the satisfaction or waiver, as the case may be, of the conditions set forth in Section 6, the closing of the Merger (the “Closing”) shall take place at a time and on a date to be mutually agreed upon by the Parties (the “Closing Date”), which date shall be no later than the third Business Day after all the conditions set forth in Section 6 (excluding conditions that, by their nature, cannot be satisfied until the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived, unless another time and/or date is agreed to in writing by Parent and the Company. The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, unless another place is agreed to in writing by the Parties. For purposes of this Agreement, “Business Day” shall mean any day other than Saturday, Sunday or a legal holiday on which banks are permitted or required to be closed in New York, New York.

1.5 Filing of Certificate of Merger. Subject to the provisions of this Agreement, at the Closing, the Parties shall cause the Merger to become effective by causing the Surviving Corporation to execute and file in accordance with the DGCL a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”). The Merger shall become effective upon such filing, or at such later date and time as is agreed to by Parent and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.6 Effect of the Merger. Upon the Closing, the Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.

1.7 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (a) the Certificate of Incorporation of the Merger Sub immediately prior to the Closing shall become the Certificate of Incorporation of the Surviving Corporation, and, until amended as provided therein and under the DGCL, it shall be the Certificate of Incorporation of the Surviving Corporation, and (b) the Bylaws of the Merger Sub immediately prior to the Closing shall become the Bylaws of the Surviving Corporation until amended as provided therein and under the DGCL and the Certificate of Incorporation of the Surviving Corporation.

1.8 Directors and Officers.

(a) Subject to the requirements of Law, the persons listed on Schedule 1.8(a) shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

(b) Subject to the requirements of Law, in particular within the limits of German law, the parties shall use commercially reasonable efforts to cause those persons set forth in Schedule 1.8(b) attached hereto to be appointed and elected to the Supervisory Board of Parent as soon as practicable after the Effective Time. Such persons shall be entitled to compensation from Parent for their service on the Supervisory Board of Parent in such amounts and at such times as are consistent with Parent’s compensation policy generally applicable to other non-employee members of the Supervisory Board of Parent, the terms of which have been provided to the Company.

1.9 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of the following securities:

(a) Each share of the Company’s common stock, par value $0.001 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time, excluding Excluded Shares, but including the shares held in the Company Trust pursuant to Section 1.11 hereof, shall be converted into the right to receive 0.5271 of an American Depositary Share of Parent (“Parent ADS”) (the “Exchange Ratio”), with each Parent ADS representing two (2) ordinary no-par value bearer shares of Parent (“Parent Ordinary Share”), pursuant to the terms of the deposit agreement between Parent and the Depositary (the “Deposit Agreement”). The Parent ADSs issued hereunder, together with any cash to be paid in lieu of fractional Parent ADSs pursuant to Section 1.13, shall be referred to herein as the “Merger Consideration.”

(b) At the Effective Time, all outstanding shares of Company Common Stock shall automatically be cancelled and shall cease to exist, and each holder of a certificate which previously represented any such share of Company Common Stock or each holder of shares of Company Common Stock in uncertificated form (each, a “Company Certificate” and, collectively, the “Company Certificates”) shall cease to have any rights with respect thereto other than the right to receive Merger Consideration.

(c) At the Effective Time, each issued and outstanding share of Sub Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”).

1.10 Cancellation of Shares. At the Effective Time, each share of Company Common Stock owned by the Company as treasury stock immediately prior to the Effective Time (collectively, “Excluded Shares”), shall be canceled and extinguished without any conversion thereof or payment therefor.

1.11 Company Equity Awards.

(a) Prior to the Effective Time, the Company shall establish a trust (which shall not be affiliated with either Parent or the Company), the purpose of which shall be to hold shares of Company Common Stock (prior to the Merger and Parent ADS thereafter) issuable to holders of Company Equity Awards which are not Out-of-the-Money Options outstanding immediately prior to the Effective Time, and if reasonably requested by Parent, holders of warrants to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time (the “Company Trust”). Prior to the Effective Time, the Company shall issue and deliver to the Company Trust such number of shares of Company Common Stock as shall be necessary to satisfy the obligations under all unexercised or unvested Company Equity Awards which are not Out-of-the-Money Options as of immediately prior to the Effective Time, and if reasonably requested by Parent, all warrants to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time.

(b) At the Effective Time, each Company Equity Award which is not an Out-of-the-Money Option shall cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into an award to acquire from the Company Trust, on the same terms and conditions as were applicable under the Company Equity Award (but taking into account any changes thereto, by reason of this Agreement or the Transactions as may be provided for in the Company Equity Plans, in any award or other agreement or in such award), that number of Parent ADSs determined by multiplying the number of shares of Company Common Stock subject to such Company Equity Award by the Exchange Ratio, with the result rounded down to the nearest whole Parent ADS, and, with respect to options, at a price per share equal to the per share exercise price specified in such Company Equity Award or Company Equity Plan, as applicable, divided by the Exchange Ratio, with the result rounded up to the nearest whole cent; provided, however, that in the case of any Company Equity Award which is not an Out-of-the-Money Option and to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such Company Equity Award and the terms and conditions related to the exercise of such Company Equity Award shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided, further, that in the case of any Company Equity Award to which Section 421 of the Code applies by reason of its qualification under Section 423 of the Code, the option price, the number of shares subject to such Company Equity Award and the terms and conditions related to the exercise of such Company Equity Award shall be determined in a manner consistent with the requirements of Section 424(a) of the Code and the adjustment to the exercise price shall only apply to the determination of the exercise price of the Company Equity Award at the beginning of such option’s offering period.

(c) Prior to the Effective Time, the Company shall (i) cause the plan administrator of each of the Company Equity Plans to determine that the adjustments pursuant to this Section 1.11 are sufficient to not cause any accelerated vesting in connection with the Merger solely as a result of such adjustments, and (ii) deliver to the holders of Company Equity Awards which are not Out-of-the-Money Options appropriate notices setting forth such holders’ rights (including that the Company Trust shall satisfy the obligations under such Company Equity Awards) and the agreements evidencing the grants of such Company Equity Awards shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.11).

(d) No later than 2 business days following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the Parent ADSs subject to the Company Equity Awards which are not Out-of-the-Money Options and shall use reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as such Company Equity Awards remain outstanding.

(e) Options to purchase Company Common Stock that are outstanding under the Company’s Employee Stock Purchase Plan (the “Company ESPP”) shall not be assumed by Parent. In accordance with Section 19(c) of the Company ESPP, any offering period that would otherwise be in progress as of the Effective Time shall end on such date preceding the Effective Time as determined by the Company and the options then outstanding under the Company ESPP shall be exercised pursuant to the terms of the Company ESPP; provided, that if the Effective Time occurs after December 1, 2007, the options then outstanding under the Company ESPP shall not be exercised, but, instead, the offering period shall terminate and the Company shall refund any payroll deferrals without interest and without the purchase of any Company Common Stock, in each case, effective as of immediately prior to the Effective Time or such earlier time as determined by the Company. The Company shall terminate the Company ESPP, effective as of the Effective Time.

(f) At the Effective Time, all outstanding Out-of-the-Money Options under the Company Equity Plans (the “Cancelled Equity Awards”) will be terminated or cancelled, as the case may be, in accordance with the terms of such plan and the agreements entered into thereunder. Prior to the Effective Time, the Company shall give any notice required by the Company Equity Plans, which notice shall have been provided to Parent for its review prior to delivery, to holders of Cancelled Equity Awards thereunder of (i) the acceleration in full of the vesting and exercisability of such Cancelled Equity Awards, effective as of a date determined by the Company on or prior to the date of the Effective Time and (ii) the termination or cancellation, as the case may be, upon the Closing of any unexercised Cancelled Equity Awards.

(g) For purposes of this Agreement, “Out-of-the-Money Option” means any option to purchase Company Common Stock that has an exercise price that exceeds $9.00 per share.

1.12 Adjustments to Merger Consideration. If, during the Interim Period, all the outstanding Parent Ordinary Shares or, if permitted by the terms of Section 4.1(f), Company Common Stock, shall have been changed, or offered the opportunity to change, into a different number of shares or a different class, by reason of the occurrence of any reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be appropriately adjusted, to the extent necessary to reflect such reclassification, recapitalization, split, combination or exchange of shares.

1.13 No Fractional Shares. No Parent ADRs representing fractional Parent ADSs shall be issued upon the surrender of Company Certificates for exchange, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a holder of Parent ADSs. In lieu of any such fractional Parent ADSs, each holder of Company Common Stock who would otherwise be entitled to such fractional Parent ADSs shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the amount determined by multiplying (A) such fraction of a Parent ADS by (B) the Exchange Ratio by (C) the closing price of one share of Company Common Stock on the trading day immediately preceding the Effective Time.

1.14 Exchange of Certificates. The procedures for exchanging Company Certificates representing outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are set forth below.

(a) Share Capital Increase and Share Exchange. As soon as possible following the Effective Time and in accordance with Sections 202 et seq. (including Sections 185 and 187 et seq.) of the German Stock Corporation Law (Aktiengesetz, the “GSCL”) and any additional requirements pursuant to Section 5.14, Parent shall: (i) effect the increase of its stated share capital by (A) passing a resolution of the Parent’s Management Board with the approval of the Parent’s Supervisory Board, both in accordance with section 5 of Parent’s Articles of Association and conditional only upon the Merger becoming effective, to use the authorized share capital (genehmigtes Kapital) of Parent (the “Authorized Capital”) under exclusion of any preemptive rights (Bezugsrechte) in the meaning of Sec. 186 par. 3 and 4, Sec. 203 par. 2 GSCL to issue new Parent Ordinary Shares underlying the Merger Consideration to the Contribution Agent for the benefit of the former holders of shares of the Company Common Stock against the prior contribution by the Contribution Agent to Parent of all of the issued and outstanding shares of Surviving Corporation Common Stock by contribution-in-kind, (B) having a German accounting firm, appointed by the commercial register of Parent (the “Commercial Register”), determine the adequacy of the contribution-in-kind as consideration for the new Parent Ordinary Shares, (C) allowing the Contribution Agent to execute a subscription certificate (Zeichnungsschein) with the contents and in the form stipulated by the GSCL and the Contribution Agreement, (D) seeing to the effectuation of the contribution-in-kind through a transfer of all of the issued and outstanding shares of Surviving Corporation Common Stock to Parent by the Contribution Agent, (E) registering the implementation of such increase of Parent’s stated capital with the Commercial Register (such registration, the “Share Capital Increase”), and (F) issuing the new Parent Ordinary Shares to the Contribution Agent for the benefit of the former holders of shares of the Company Common Stock (the “Share Issuance”) (whereby it is understood that steps (A) to (F) are to be effected at the respective times set forth in the following sentence); (ii) file with and have authorized by the German securities regulator (Bundesanstalt fuer Finanzdienstleistungsaufsicht, the “BaFin”) a listing prospectus according to German Law, if required thereunder, and effect the registration and listing of the new Parent Ordinary Shares at the Frankfurt Stock Exchange; and (iii) cause (A) the Contribution Agent to deposit with the Depositary, for the benefit of the holders of shares of Company Common Stock, the Parent Ordinary Shares underlying the Merger Consideration, (B) the Depositary to issue to the Exchange Agent the Parent ADSs comprising the Merger Consideration and (C) the Exchange Agent to deliver in accordance with this Section 1 the Parent ADSs reflecting the Merger Consideration and evidenced by Parent ADRs to the former holders of shares of Company Common Stock (such Parent ADSs, together with any dividends or distributions with respect thereto, being referred to as the “Exchange Fund”) and any cash in lieu of Parent ADRs representing fractional Parent ADSs (the actions described in clauses (i), (ii) and (iii) above, collectively, the “Share Exchange”). Subject to both the Management Board’s and Supervisory Board’s fiduciary duties, Parent shall approve the resolutions described in clause (i)(A) above prior to Closing; the appointment of the German accounting firm by the Commercial Register (clause (i)(B) above) shall be requested by Parent as soon as practicable after the execution of this Agreement, and a draft of the determination of the adequacy of the contribution-in-kind shall be delivered by the accounting firm to the Parties at Closing; the subscription certificate (clause (i)(C) above) shall be executed by the Contribution Agent on the Business Day following the day of the Effective Time; the transfer of all issued and outstanding Surviving Corporation Common Stock by the Contribution Agent to Parent (clause (i)(D) above) shall be effected on the Business Day following the day of the Effective Time; and the Share Capital Increase and the Share Issuance shall be effected as soon as reasonably practicable thereafter. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent ADSs evidenced by American Depositary Receipts issued by the Depository on behalf of Parent (“Parent ADRs”) contemplated to be issued pursuant to this Section 1 out of the Exchange Fund in accordance with Section 1.14(b). The Exchange Fund shall not be used for any other purpose. At the Effective Time, Parent’s obligation to effect the Share Exchange shall become unconditional, subject only to the completion of the contribution-in-kind by the Contribution Agent described in this Section 1.14(a).

(b) Exchange Procedures. In furtherance of the Share Exchange, as promptly as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Company Certificate, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent in customary form) and instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive promptly in exchange therefor (A) a Parent ADR representing that number of whole Parent ADSs that such holder has the right to receive as part of the Merger Consideration and (B) a check for the cash that such holder is entitled to receive in lieu of fractional Parent ADSs, and the Company Certificate so surrendered shall forthwith be cancelled. Until such time as a Parent ADR representing Parent ADSs is issued to or at the direction of the holder of a surrendered Company Certificate, such Parent ADSs, and the Parent Ordinary Shares underlying such Parent ADSs, shall be deemed not outstanding and shall not be entitled to vote on any matter. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a Parent ADR representing the appropriate number of shares of Parent ADSs may be issued to a person other than the person in whose name the Company Certificate so surrendered is registered, if such Company Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of Parent ADSs to a person other than the registered holder of such Company Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until so surrendered, each outstanding Company Certificate shall be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive upon such surrender the Merger Consideration.

(c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Closing with respect to Parent ADSs, or the Parent Ordinary Shares underlying such Parent ADSs, with a record date after the Closing will be paid to the holder of any unsurrendered shares of Company Common Stock with respect to the Parent ADSs issuable upon surrender thereof, and no cash in lieu of fractional Parent ADSs shall be paid to any such holder, until the holder of record of the Company Certificate representing such Company Common Stock shall surrender such Company Certificate or deliver an affidavit pursuant to Section 1.15. Subject to Law, following surrender of any such Company Certificate or delivery of an affidavit, there shall be paid to the holder of Parent ADRs representing whole Parent ADSs issued in exchange therefor, any cash in lieu of fractional Parent ADSs and any dividends or other distributions with a record date after the Closing theretofore paid with respect to such whole number of Parent ADSs.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered, subject to applicable Law, to Parent (or, at the election of Parent, the Exchange Agent or the Company Trust), upon demand, and any holder of Company Common Stock who has not theretofore complied with this Section 1 shall thereafter look only to Parent (or the Exchange Agent or the Company Trust, as applicable) for payment of its claim for Merger Consideration and any dividends or distributions with respect to Parent ADSs as contemplated by this Section 1.

(e) Withholding of Tax. Parent, Surviving Corporation or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of federal, state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, Surviving Corporation or the Exchange Agent, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Exchange Agent, as the case may be, to the applicable Governmental Authority and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of whom such deduction and withholding were made by Parent.

1.15 Lost Certificates. If any Company Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, and an indemnification against loss in customary form, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

1.16 No Liability. To the extent permitted by applicable Law, none of the Exchange Agent, Parent, Merger Sub or the Surviving Corporation shall be liable to a holder of shares of Company Common Stock for any Parent ADSs or any amount of cash from the Exchange Fund properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law or retained by Parent.

1.17 Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Trust, on a daily basis, in obligations of the United States of America. Any interest and other income resulting from such investments shall be the property of and shall be paid to Parent.

1.18 Taking of Necessary Action; Further Action. If, at any time and from time to time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Corporation full right, title, interest and possession of all properties, assets, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation shall be and are fully authorized, in the name of and on behalf of any of the Company, Merger Sub or the Surviving Corporation, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement.

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule provided by the Company to Parent on the date hereof, or in a reference to a Company SEC Report filed and publicly available prior to the date of this Agreement referred to in such disclosure schedule, provided by the Company to Parent on the date hereof (the “Company Disclosure Schedule”), the Company represents and warrants to Parent that the statements contained in this Section 2 are true and correct. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 2, and the disclosure in any paragraph shall qualify (A) the corresponding paragraph of this Section 2, and (B) the other paragraphs of this Section 2 to the extent that it is readily apparent from a reading of the Company Disclosure Schedule, without reference to anything other than the Company Disclosure Schedule, that it also qualifies or applies to such other paragraphs. As used in this Agreement, a “Company Material Adverse Effect” means any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition, or results of operations of the Company, taken as a whole, or to the Company’s ability to consummate the transactions contemplated in this Agreement, provided that none of the following shall constitute a Company Material Adverse Effect:

(a) general economic conditions worldwide, in the United States, or in any nation or region in which the Company has a substantial presence or operations, provided that such conditions do not disproportionately affect the Company relative to other industry participants;

(b) any acts of terrorism not directed at the Company or any outbreak of war, provided that such conditions do not disproportionately affect the Company relative to other industry participants;

(c) the public announcement by the Parties of this Agreement, the pendency of the Merger and the other transactions contemplated hereby, or any action taken which is required by this Agreement or specifically requested by Parent;

(d) factors generally affecting the industries or markets in which the Company operates, provided that such factors do not disproportionately affect the Company relative to other industry participants;

(e) changes in Law or GAAP or the interpretation thereof, provided that such changes do not disproportionately affect the Company relative to other industry participants; or

(f) a decline in the trading price or change in trading volume of the Company Common Stock; provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, a decline in trading price or change in trading volume.

2.1 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in corporate good standing under the Laws of the State of Delaware. The Company is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate good standing, under the Laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. Complete and correct copies of the Company’s Certificate of Incorporation and Bylaws, each as in effect on the date of this Agreement, are on file as exhibits to the Company SEC Reports and, as so filed, are in full force and effect. The Company is not in violation of any provisions of its Certificate of Incorporation or Bylaws in any material respect.

2.2 Subsidiaries. The Company does not have any Subsidiaries. For purposes of this Agreement, the term “Subsidiary” means, with respect to any Party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Party (or any other Subsidiary of such Party) is a general partner or (ii) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

2.3 Capital Structure.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of (i) 100,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value per share (“Company Preferred Stock”).

(b) As of the close of business on the last Business Day prior to the date hereof: (i) 29,730,401 shares of Company Common Stock were issued and outstanding, including 142 shares of Company Common Stock which are subject to a right of repurchase in favor of the Company; (ii) no shares of Company Preferred Stock were issued or outstanding; (iii) no shares of Company Common Stock were held in the treasury of the Company, (iv) warrants to purchase an aggregate of 33,358 shares of Company Common Stock were issued and outstanding and (v) 3,843,386 shares of Company Common Stock were duly reserved for future issuance pursuant to, either upon the exercise of or otherwise, equity awards made or granted on or prior to the date hereof (the “Company Equity Awards”), of which 822,889 shares are subject to Out-of-the-Money Options and 3,020,497 shares are subject to Company Equity Awards which are not Out-of-the-Money Options, pursuant to Amended and Restated 2000 Equity Incentive Plan, Amended and Restated 2003 Equity Incentive Plan, Amended and Restated 2003 Stock Plan, Amended and Restated 2005 Employment Commencement Incentive Plan, Amended and Restated 2006 Employment Commencement Incentive Plan, 2007 Employment Commencement Incentive Plan, and certain stock options granted to an executive hired in August 2004 (collectively the “Company Stock Plans” and with the Company ESPP, the “Company Equity Plans”), 938,415 shares of Company Common Stock were duly reserved for future grants or awards made after the date hereof pursuant to the Company Stock Plans, and 824,786 shares of Company Common Stock were duly reserved for issuance pursuant to the Employee Stock Purchase Plan. Except as described above, as of the close of business on the last Business Day prior to the date hereof, there were no shares of voting or non-voting capital stock, equity interests or other securities of the Company authorized, issued, reserved for issuance or otherwise outstanding.

(c) All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Company Equity Plans and the Company Equity Awards will be, when issued against payment therefor in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. No outstanding shares of Company Common Stock were issued in violation of any preemptive, subscription or any kind of similar rights.

(d) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as described in subsection (b) above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company is a party or bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any agreement to issue, deliver or sell any such capital stock or securities. The Company is not subject to any obligation or requirement to provide material funds for, make any guarantee with respect to the obligations of or to make any material investment (in the form of a loan or capital contribution) in, any Person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

(e) Section 2.3(e) of the Company Disclosure Schedule contains a complete and correct list of the holders of all Company Equity Awards outstanding as of the date of this Agreement, including, for each Company Equity Award, as applicable: (i) the date of grant; (ii) the exercise price; (iii) the vesting schedule and expiration date and (iv) any terms regarding the acceleration of vesting.

(f) All grants of Company Equity Awards were made in material compliance with the terms of the applicable Company Equity Plan under which such Company Equity Awards were made and with applicable Laws. All Company Equity Awards have been reported in the Company’s financial statements in material compliance with GAAP and applicable Tax requirements and the published rules and regulations of the SEC with respect thereto, and there is no reasonable basis for any claim that the grant date of any Company Equity Award is inaccurate or the exercise price of any option to purchase Company Common Stock granted under a Company Equity Plan is less than the fair market value of Company Common Stock on the date of grant. All of the issued and outstanding shares of Company Common Stock were issued in compliance in all material respects with all applicable U.S. federal and state securities Laws.

(g) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interests of the Company, other than rights of forfeiture of Company Common Stock pursuant to Company Equity Awards made pursuant to the Company Equity Plans. Except for Company Equity Awards and except as described in Section 2.3(g) of the Company Disclosure Schedule, there are no stock-appreciation rights, security-based performance units, phantom stock or other security rights pursuant to which any Person is or may be entitled to receive any payment or other value based on the stock price performance of the Company or to cause the Company to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or which otherwise relate to the registration of any securities of the Company.

(h) Other than the Voting Agreements or as set forth on Section 2.3(h) of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements, commitments or understandings to which the Company or, to the knowledge of the Company, any of the stockholders of the Company is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company.

(i) Other than the Company Rights Plan, there is no other stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or agreement under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

2.4 Authority; No Conflict; Required Filings.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Company’s Certificate of Incorporation (the “Company Requisite Stockholder Approval”), to perform its obligations hereunder and consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and, subject to obtaining the Company Requisite Stockholder Approval, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company.

(b) This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law) (collectively, the “Bankruptcy and Equitable Exceptions”).

(c) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, or result in the creation of any liens, claims, security interests, pledges and similar encumbrances (collectively, “Liens”) in or upon any of the properties or other assets of the Company under any provision of: (i) the Certificate of Incorporation or Bylaws of the Company; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise or Law or (B) judgment, decree or order applicable to the Company or by which any of its properties or assets is bound or (iii) except as set forth in Section 2.4(c) of the Company Disclosure Schedule, any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which the Company is a party or by which any of its properties is bound, other than in the case of the foregoing clauses (i), (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, whether federal, state, local or foreign (each, a “Governmental Authority”) is required by the Company in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby except for: (i) compliance with any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (ii) the filing with the European Commission of a merger notification in accordance with Council Regulation (EC) 139/2004, the E.C. Merger Regulation (the “ECMR”); (iii) the applicable requirements of the competent authority of any member state of the European Union to which any of the transactions contemplated by this Agreement is referred pursuant to Article 9 of the ECMR; (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; (v) any notices required under the U.S. Federal Food, Drug, and Cosmetic Act, as amended (the “FDA Act”); and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

2.5 Board Approval; Section 203; Required Vote; Company Rights Plan.

(a) The Board of Directors of the Company (the “Company Board”) has, at a meeting duly called and held, by a unanimous vote of all directors: (i) approved and declared advisable this Agreement; (ii) determined that the Merger is advisable, fair to and in the best interests of the Company and its stockholders; (iii) resolved to recommend to the stockholders of the Company (the “Board Recommendation”) the adoption of this Agreement and (iv) directed that this Agreement be submitted to the stockholders of the Company for their adoption.

(b) The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined therein) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or other transactions contemplated by this Agreement.

(c) The Company Requisite Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement.

(d) The Company Board has taken all actions so that the Company Rights Plan has been amended to (i) render the Company Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Parent or its Subsidiaries is an Acquiring Person (as defined in the Company Rights Plan) pursuant to the Company Rights Plan by virtue of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated hereby and (y) a Shares Acquisition Date (as such term is defined in the Company Rights Plan) does not occur by reason of the execution of this Agreement, the consummation of the Merger, or the consummation of the transactions contemplated hereby, and such amendment may not be further amended by Company without the prior consent of Parent in its sole discretion.

2.6 SEC Filings; Sarbanes-Oxley Act.

(a) Since January 1, 2005, the Company has filed all forms, reports and documents required to be filed by the Company with the SEC, including all exhibits required to be filed therewith (the “Company SEC Reports”). The Company SEC Reports: (i) at the time filed complied (or, if later filed, amended or superseded, then on the date of such later filing) as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be and (ii) did not at the time they were filed (or, if later filed, amended or superseded, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (collectively, the “Company Financial Statements”), at the time filed (or, if later filed, amended or superseded, then on the date of such later filing), (i) complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as may otherwise be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-Q promulgated by the SEC and (iii) fairly presented in all material respects the financial position of the Company as of the dates indicated and the results of operations and cash flows for the periods therein indicated, except, in the case of the unaudited interim financial statements, as permitted by Form 10-Q promulgated by the SEC.

(c) The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to provide reasonable assurance that information (both financial and non-financial) required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Company required under the Exchange Act with respect to such reports. As of December 31, 2006, there were no “material weaknesses” in Company’s internal controls as contemplated under Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”). The Company has disclosed, based on the most recent evaluation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) by its principal executive officer and principal financial officer, to the Company’s auditors and the audit committee of the Company Board, (a) any significant deficiencies in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in its internal control over financial reporting and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the date of Company’s most recent evaluation of internal control over financial reporting, the Company has not received any notification of any facts or circumstances that have arisen or occurred that would be required to be disclosed to Company’s auditors or Company’s audit committee regarding (x) a significant deficiency in the design or operation of its internal control over financial reporting, (y) a material weakness in its internal control over financial reporting or (z) fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(d) The Company does not have any outstanding, nor has it arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. To the Company’s knowledge, there are no other violations of the Company’s code of conduct, adopted pursuant to NASDAQ Rule 4350(n), except for any such violations that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. The Company has delivered to Parent complete and correct copies of any written complaints, reports or allegations, and a reasonably detailed summary of any verbal complaints, reports or allegations, that have been submitted or made by any party to the Audit Committee of the Company Board since January 1, 2005 pursuant to the procedures established in accordance with Section 10A(m)(4) of the Exchange Act. The Company is not a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar arrangement, including without limitation any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in any Company Financial Statement or Company SEC Report.

2.7 Absence of Undisclosed Liabilities. The Company does not have any material liabilities or obligations, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, in each case of a nature required by GAAP to be reflected on a balance sheet of the Company, other than: (i) liabilities reflected or reserved against on the balance sheet contained in the Company’s Form 10-Q (the “Most Recent Balance Sheet”) filed with the SEC on August 8, 2007; and (ii) liabilities or obligations incurred since June 30, 2007 (the “Most Recent Balance Sheet Date”) in the ordinary course of business consistent with past practice, none of which has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

2.8 Absence of Certain Changes or Events. Since the Most Recent Balance Sheet Date, the Company has conducted its business only in the ordinary course of business consistent with past practice, and there has not been any action, event or occurrence which would be reasonably likely to have a Company Material Adverse Effect.

2.9 Agreements, Contracts and Commitments.

(a) The Company has made available to Parent a complete and correct copy of the following contracts and agreements to which the Company is a party as of the date of this Agreement: (i) any agreement, contract or commitment in connection with which or pursuant to which the Company will spend or receive (or is reasonably expected to spend or receive), in the aggregate, more than $200,000 during the current fiscal year or during the next fiscal year; (ii) any non-competition or other agreement that prohibits or otherwise restricts the Company from freely engaging in business anywhere in the world; (iii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company; and (iv) any employment or consulting agreement with any executive officer or other employee of the Company or member of the Company Board earning an annual base salary in excess of $100,000, other than those that are terminable by the Company on no more than thirty (30) days’ notice without material liability or financial obligation to the Company (collectively, the “Company Material Contracts”).

(b) Each Company Material Contract is valid and binding on the Company and enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions and except to the extent any Company Material Contract has expired in accordance with its terms. The Company is not in breach, nor has it received in writing any claim that it is in breach, of any of the terms or conditions of any Company Material Contract in such a manner as would permit any other party thereto to cancel or terminate the same or to collect material damages from the Company, except if such breach, cancellation or termination has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) (i) Each Company Material Contract that has not expired or otherwise been terminated in accordance with its terms is in full force and effect and (ii) to the knowledge of the Company, no other party to such contract is in default, except in the case of each of clauses (i) and (ii) if the failure to be in full force or effect or such other party’s default has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

2.10 Compliance with Laws; Regulatory Matters. Except as set forth in Section 2.10 of the Company Disclosure Schedule or except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect:

(a) The Company is in compliance with all Laws that apply to the conduct of its business and the sale of its products, including Laws enforced by the United States Food and Drug Administration (“FDA”) and comparable foreign regulatory or Governmental Authorities.

(b) The Company is not debarred under the FDA Act or otherwise excluded from or restricted in any manner from participation in, any government program (“Debarred”), and to its knowledge, does not employ or use the services of any individual or entity that is or, during the time when such individual or entity was employed by or providing services to the Company, was Debarred.

(c) With respect to all third party manufacturers and suppliers of key raw materials used by the Company in the development, testing and manufacture of drug products (each a “Company Third Party Manufacturer”), to the Company’s knowledge, each such Company Third Party Manufacturer:

(i) has complied and is complying with all Laws, including the FDA Act and any applicable similar state or foreign Laws;

(ii) has all permits necessary to perform its obligations as a Third Party Manufacturer and all such permits are in full force and effect.

(d) The clinical trials, animal studies and other preclinical tests conducted by the Company were, and if still pending, are, being conducted in accordance with experimental protocols and to the extent applicable, with requirements of the FDA and comparable Governmental Authorities including, but not limited to, the FDA Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312. The Company has not received any written notice from the FDA or any other Governmental Authority requiring the termination or suspension of clinical trial conducted by or on behalf of the Company.

(e) The Company is not subject to any pending or, to the knowledge of the Company, threatened investigation by the FDA.

(f) The Company is in compliance in all material respects with the applicable criteria for continued listing of the Company Common Stock on the NGM, including all applicable corporate governance rules and regulations.

2.11 Material Permits. Except as set forth in Section 2.11 of the Company Disclosure Schedule or except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect, the Company holds all federal, state, local and foreign governmental licenses, permits, franchises and authorizations necessary under applicable Laws for the conduct of its business as presently conducted and the ownership and operation of its properties and other assets (such licenses, permits, franchises and authorizations, the “Permits”). Except as set forth in Section 2.11 of the Company Disclosure Schedule or except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect, the Company has submitted to the FDA and all similar applicable foreign Governmental Authorities all material registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations necessary to conduct the business of the Company as currently conducted, and the Company is in compliance with all such Permits.

2.12 Litigation and Product Liability. Except as set forth in Section 2.12 of the Company Disclosure Schedule and other than any investigation by the FDA, which is covered by Section 2.10, there is no suit, action, arbitration, claim or other proceeding before any Governmental Authority pending or, to the knowledge of the Company, threatened against the Company. No product liability claims have been asserted in writing or, to the knowledge of the Company, threatened against the Company in respect of any product candidate tested, researched, developed, manufactured, marketed, distributed, or sold by, on behalf of, or in cooperation with the Company.

2.13 Restrictions on Business Activities. There is no judgment, injunction, order or decree binding upon the Company which has the effect of prohibiting or materially impairing (a) any current business practice of the Company or (b) any acquisition of any Person or property by the Company, except in the case of each of clause (a) and (b) where such judgment, injunction, order or decree has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

2.14 Employee Benefit Matters. Section 2.14(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and all material insurance and other similar fringe or employee benefit plans, programs or arrangements for the benefit of, or relating to, any present or former employee or director of the Company or any ERISA Affiliate under which the Company or any ERISA Affiliate has any current liability (together, the “Company Employee Plans”). The Company has made available to Parent correct and complete copies of (where applicable) (i) all plan documents, summary plan descriptions, summaries of material modifications, amendments, and resolutions related to such plans; (ii) the most recent determination or opinion letters received from the Internal Revenue Service (“IRS”); (iii) the three most recent Form 5500 Annual Reports (with audited financial statements and schedules) and summary annual reports; (iv) applicable nondiscrimination testing for the three (3) most recent Company Employee Plan years; (v) the most recent audited financial statement and actuarial valuation, if applicable, and (vi) all material agreements, insurance contracts and other material agreements which implement each such Company Employee Plan. For purposes of this Agreement, “ERISA Affiliate” means any entity which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code.

(a) (i) There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (“Code”), with respect to any Company

Employee Plan that would reasonably be expected to result in a material liability to the Company or any ERISA Affiliate; (ii) there are no claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan that could result in material liability to the Company or an ERISA Affiliate, nor are there any current or, to the knowledge of the Company, threatened Liens on the assets of any Company Employee Plan; (iii) all Company Employee Plans conform to, and in their operation and administration are in all material respects in compliance with the terms thereof and requirements prescribed by any and all Laws (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto; (iv) the Company and ERISA Affiliates have performed all material obligations required to be performed by them under, are not in default under or violation of, and the Company has no knowledge of any default or violation by any other party with respect to, any of the Company Employee Plans; (v) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each corresponding trust exempt under Section 501 of the Code has received or is the subject of a favorable determination or opinion letter from the IRS, and nothing has occurred which would reasonably be expected to cause the loss of such qualification or exemption; (vi) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code or otherwise, the terms of the Company Employee Plan or any collective bargaining agreement, have been made and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years to the extent required by GAAP; (vii) other than as set forth on Section 2.14(a)(vii) of the Company Disclosure Schedule, the transactions contemplated herein will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant in or beneficiary of any Company Employee Plan; (viii) each Company Employee Plan, if any, which is maintained outside of the United States has been operated in all material respects in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Employee Plan is present or operates and, to the extent relevant, the United States and (ix) neither the Company nor any ERISA Affiliate has ever made a complete or partial withdrawal from a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA) resulting in “withdrawal liability” (as such term is defined in Section 4201 of ERISA), without regard to any subsequent waiver or reduction under Section 4207 or 4208 of ERISA.

(b) No Company Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither the Company nor any ERISA Affiliate has ever partially or fully withdrawn from any such plan. No Company Employee Plan is a Multiemployer Plan or “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA, and neither the Company nor any ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan or multiple employer plan (within the meaning of Section 3(40) of ERISA or Section 413 of the Code).

(c) Each Company Employee Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) has been operated in material compliance with applicable Law, its terms, and with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable. No Company Employee Plan or written or oral agreement exists which obligates the Company or any ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or director of the Company or any ERISA Affiliate following such employee’s, former employee’s or director’s termination of employment with the Company or any ERISA Affiliate, including, but not limited to, retiree medical, health or life benefits, other than COBRA Coverage.

(d) Except as set forth on Section 2.14(d)(i) of the Company Disclosure Schedule, no Company Employee Plan, excluding any short-term disability, non-qualified deferred compensation or flexible spending account plan or program, is self-funded, self-insured or funded through the general assets of the Company or an ERISA Affiliate. Except as set forth on Section 2.14(d)(ii) of the Company Disclosure

Schedule, no Company Employee Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419 or 419A of the Code.

(e) Except as set forth on Section 2.14(d) of the Company Disclosure Schedule, no payment in connection with the Merger will constitute an “excess parachute payment” within the meaning of Section 280G of the Code. No payment under any Company Employee Plan or other agreement with respect to any “Covered Employee” (as defined in Section 162(m)(3) of the Code) of the Company or an ERISA Affiliate will be nondeductible by operation of Section 162(m) of the Code.

(f) With respect to each Company Employee Plan, (A) other than restrictions under the Code and ERISA, there are no restrictions on the ability of the sponsor of each Company Employee Plan to amend or terminate any Company Employee Plan and has made no material written representations which would conflict with or contradict such reservation or right and (B) the Company has satisfied any and all bond coverage requirements of ERISA.

(g) Neither the Company nor any of its ERISA Affiliates is a party to any union or collective bargaining agreement.

(h) Other than as set forth on Section 2.14(h) of the Company Disclosure Schedule, no Company Employee Plan or other agreement provides for “deferred compensation” subject to Section 409A of the Code (“Deferred Compensation Plan”). No Company Employee Plan or other agreement providing for equity related based compensation or payments, including, without limitation, stock options, restricted stock, phantom stock or performance shares, provides for “deferred compensation” subject to Section 409A of the Code. Each Deferred Compensation Plan is in “good faith” compliance with Section 409A of the Code and the U.S. Treasury guidance related thereto.

2.15 Labor and Employment Matters.

(a) (i) There are no material labor grievances pending or, to the knowledge of the Company, threatened in writing between the Company, on the one hand, and any of its employees or former employees, on the other hand and (ii) the Company is not a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by the Company, nor has the Company been notified of any activities or proceedings of any labor union to organize any such employees. The Company has not received written notice of any pending or threatened charge, other than any that are immaterial, of (i) an unfair labor practice as defined in the National Labor Relations Act, as amended; (ii) safety violations under the Occupational Safety and Health Act; (iii) wage or hour violations; (iv) discriminatory acts or practices in connection with employment matters or (v) claims by governmental agencies that the Company has failed to comply with any Law relating to employment or labor matters. The Company has not received written notice of any threatened or actual “whistleblower” claims by past or current employees or any other persons.

(b) The Company is currently in material compliance with all Laws relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority all amounts required to be withheld from Company employees and is not liable for any arrears of wages, taxes, penalties or other sums for failing to comply with any of the foregoing.

(c) Except as otherwise set forth in Section 2.15(c) of the Company Disclosure Schedule, (i) all written contracts of employment to which the Company is a party are, and to the knowledge of the Company all verbal or implied-in-fact contracts of employment binding upon the Company are, terminable by the Company on three months’ or less notice without penalty; (ii) no change of control or other payments to any employee will be triggered as a result of the Merger or this Agreement and (iii) there are no legally binding established practices, plans or policies of the Company, requiring the payment of any material amounts or the provision of any material benefits as a result of the termination of employment of any of its employees (whether voluntary or involuntary).

(d) During the two year period prior to Closing, the Company has not effectuated (i) a plant closing affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, or (ii) a mass layoff (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”)) affecting any site of employment or facility of the Company, nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

2.16 Properties and Assets.

(a) Other than properties and assets disposed of by the Company in the ordinary course of business since the Most Recent Balance Sheet Date, the Company has good and valid title to all of its properties and assets, real and personal, reflected on the Most Recent Balance Sheet or acquired since the Most Recent Balance Sheet Date, or, in the case of leased properties and assets, valid leasehold interests in such properties and assets, except where the failure to have such good and valid title to, or valid leasehold interests in, has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 2.16(b) of the Company Disclosure Schedule sets forth a complete and correct list of each parcel of real property ever owned or leased by the Company as of the date of this Agreement and material to the conduct of the business of the Company, taken as a whole (the material leases pursuant to which the Company is a tenant of any such real property being hereinafter referred to as the “Leases”). As of the date of this Agreement, (i) the Leases are in full force and effect in accordance with their terms and (ii) the Company is not in default of any of its obligations under the Leases, except where such default has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The facilities, property and equipment owned, leased or otherwise used by the Company are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear), and suitable for the purposes for which they are presently used, except in each case as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

2.17 Insurance.

(a) Section 2.17(a) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of each insurance policy that is material to the Company (the “Insurance Policies”), and all material claims made under such Insurance Policies since January 1, 2005. All premiums due and payable under the Insurance Policies have been paid on a timely basis and the Company is in compliance in all material respects with all other material terms thereof. Complete and correct copies of the Insurance Policies have been made available to Parent.

(b) The Insurance Policies are in full force and effect and there are no material claims pending as of the date of this Agreement as to which coverage has been denied by the Company’s respective insurer. Since January 1, 2005, all claims thereunder have been filed in a due and timely fashion, except where the failure to so file has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

2.18 Taxes.

(a) For purposes of this Agreement, a “Tax” means any and all federal, state, local and foreign taxes, and any assessments and other governmental charges, duties, impositions and liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, including any liability for Taxes of a predecessor entity.

(b) The Company has timely filed all material federal, state, local and foreign returns, estimates, information statements and reports required to be filed by it (collectively, “Returns”) relating to any and all

Taxes concerning or attributable to the Company or to its operations, and all such Returns are complete and correct in all material respects.

(c) The Company (i) has paid all material Taxes it is obligated to pay as reflected on the Returns or otherwise to the extent such payment was legally due (except for Taxes which are being contested in good faith and which have been provided for on the financial statements of the Company in accordance with GAAP) and (ii) has withheld all federal, state, local and foreign Taxes required to be withheld with respect to its employees or otherwise, except for any failure to withhold that would not reasonably be expected to have a Company Material Adverse Effect.

(d) There is no material Tax deficiency proposed in writing or assessed against the Company that is not accurately reflected as a liability on the Most Recent Balance Sheet, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax which waiver or extension is currently in effect (except to the extent that such extension is attributable solely to the Company having received a routine extension to file the Tax Return for the subject year).

(e) The Company does not have any material liability for unpaid Taxes that has not been properly accrued for under GAAP and reserved for on the Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise.

(f) The Company is not a party to or bound by any material Tax allocation or sharing agreement (other than customary gross up provisions on credit agreements, derivatives, leases and similar agreements entered into in the ordinary course). The Company does not have (A) any liability for the Taxes of any Person as a result of being a member of an affiliate group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise, except with respect to sales, use or similar tax liabilities incurred in connection with leases, contracts and commercial agreements entered into in the ordinary course of business and which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) The Company has not taken any action, has not failed to take any action, and does not know of any fact or circumstance that would (i) prevent the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) cause the stockholders of the Company, other than any such stockholder that would be a “five-percent transferee shareholder” of Parent (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) following the Merger and that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(b), to recognize gain pursuant to Section 367(a) of the Code.

2.19 Environmental Matters. Except as set forth on Section 2.19 of the Company Disclosure Schedule:

(a) The Company is in compliance with applicable Environmental Laws, except for noncompliance which has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company holds, and is in compliance with, all Permits required under applicable Environmental Laws for the conduct of its business as now conducted, except where the failure to hold such a Permit or such noncompliance has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has not received any written communication, whether from a Governmental Authority or other Person, that alleges that the Company is not in compliance with any Environmental Laws or any Permit required under any applicable Environmental Law, or that it has liability under any Environmental Law, or that it is responsible (or potentially responsible) for the remediation of any Materials of Environmental Concern at, on or beneath its facilities or at, on or beneath any land adjacent thereto or any other property.

(c) To the knowledge of the Company, there are no past or present facts, circumstances, conditions, activities or practices existing at the facilities currently or formerly owned or operated by the Company, including, without limitation, the release or threatened release of any Materials of Environmental Concern, that could reasonably be expected to give rise to any liability or result in a claim against the Company under any Environmental Law or that would interfere with or prevent compliance with any Permits, except for such past or present facts, circumstances, conditions, activities or practices which have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company is not a party to any federal, state, local or private litigation, proceedings, administrative action, or, to the knowledge of the Company, the subject of any investigation involving a demand for damages or other potential liability under any Environmental Laws, and the Company has not received nor, to the knowledge of the Company, is the Company subject to any order or decree of any Governmental Authority relating to a violation of or liability under Environmental Laws.

(e) To the knowledge of the Company, no underground storage tanks or surface impoundments exist on any property currently or formerly owned or leased by the Company.

(f) For purposes of this Agreement, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, “Environmental Law” shall mean any federal or state Law existing and in effect on the date hereof relating to pollution or protection of the environment, health and safety including without limitation any statute or regulation pertaining to the: (i) manufacture, processing, use, distribution, management, possession, treatment, storage, disposal, generation, transportation or remediation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) the protection and use of surface water, groundwater and soil; (iv) the release or threatened release into the environment of hazardous substances, or solid or hazardous waste, including, without limitation, the emissions, discharges, releases, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) the conservation, management, or use of natural resources and wildlife, including all endangered and threatened species; (vi) aboveground or underground storage tanks, vessels and containers and (vii) abandoned, disposed of or discarded barrels, tanks, vessels, containers and other closed receptacles. “Materials of Environmental Concern” shall mean any chemical, substance, material, product, by-product or waste defined or regulated under any Environmental Law, and includes without limitation petroleum or petroleum byproducts, medical or infectious waste, radioactive material, asbestos, asbestos-containing material, polychlorinated biphenyls, and hazardous waste.

2.20 Intellectual Property.

(a) To the best of the Company’s knowledge, the Company owns, licenses or otherwise possesses the rights to use, subject to any existing licenses or other grants of rights to third parties pursuant to agreements previously made available to Parent, all patents (including any registrations, continuations, continuations in part, divisionals, renewals, reexaminations, reissues and applications therefor), copyrights, trademarks, service marks, trade names, Uniform Resource Locators and Internet URLs, designs, slogans, computer programs and other computer software, databases, technology, trade secrets and other confidential information, know-how, processes, formulae, algorithms, models, user interfaces, customer lists, inventions, source codes and object codes, methodologies, architecture, structure, display screens, layouts, development tools, instructions, templates, trade dress, logos and all documentation and media constituting, describing or relating to each of the foregoing, together with all goodwill related to any of the foregoing, in each case as is necessary to conduct its business as presently conducted (collectively, the “Company Intellectual Property Rights”).

(b) Section 2.20(b) of the Company Disclosure Schedule sets forth, with respect to all Company Intellectual Property Rights owned by or exclusively licensed to the Company that are registered with any Governmental Authority or for which an application has been filed by the Company with any Governmental Authority, as of the date of this Agreement, (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application. Section 2.20(b) of the Company Disclosure Schedule also identifies each Company Material Contract in effect as of the date of this Agreement containing any ongoing royalty or payment obligations in excess of $75,000 per annum with respect to Company Intellectual Property Rights that are licensed or otherwise made available to the Company.

(c) (i) To the knowledge of the Company, all Company Intellectual Property Rights that have been registered with any Governmental Authority and are owned by or exclusively licensed to the Company are valid and subsisting and (ii) to the knowledge of the Company, as of the Closing Date, in connection with such registered Company Intellectual Property Rights, all necessary registration, maintenance and renewal fees will have been paid and all necessary documents and certificates will have been filed with the relevant Governmental Authorities.

(d) The Company is not, nor will as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Company Intellectual Property Rights, or any licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties material to the conduct of the business of the Company (the “Third Party Intellectual Property Rights”).

(e) The Company has not been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right. Except as set forth in Section 2.20(e)(i) of the Company Disclosure Schedule, the Company has not as of the date of this Agreement received any written notice of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property. With respect to the Company’s product candidates identified in Section 2.20(e)(ii) of the Company Disclosure Schedule, to the knowledge of the Company, after the same are marketed, such marketing would not infringe any third party intellectual property rights publicly disclosed as of the Closing Date other than Third Party Intellectual Property Rights.

(f) As of the date hereof, to the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of any Company Intellectual Property Rights. As of the Closing Date, to the knowledge of the Company, no Person will be infringing, misappropriating or making any unlawful or unauthorized use of any Company Intellectual Property Rights.

2.21 Brokers. No broker, financial advisor, investment banker or other financial intermediary is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, other than Cowen and Company, LLC and any other investment bank who renders a fairness opinion to the Company Board in connection with the Merger.

2.22 Certain Business Practices. To the knowledge of the Company, neither the Company, nor any director, officer, employee, consultant, service provider, or agent of the Company has, in the course of his or her duties on behalf of the Company: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended.

2.23 Government Contracts. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any Debarment of the Company or the Surviving Corporation or, to the knowledge of the Company, Parent.

2.24 Interested Party Transactions. Between January 1, 2007 and the date of this Agreement, no event has occurred that would be required to be reported by the Company as a “Certain Relationship or Related Transaction” pursuant to Item 404 of Regulation S-K.

2.25 Opinion of Financial Advisor. The Company Board has received the opinion of its financial advisor, Cowen and Company, LLC, dated as of the date of this Agreement, to the effect that, in its opinion, as of such date the Exchange Ratio is fair, from a financial point of view, to the stockholders of the Company other than the Company Trust. The Company has provided, or will provide, a complete and correct copy of such opinion to Parent solely for informational purposes.

3.	REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the disclosure schedule provided by Parent to the Company on the date hereof (the “Parent Disclosure Schedule”), Parent represents and warrants to the Company that the statements contained in this Section 3 are true and correct. The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any paragraph shall qualify (A) the corresponding paragraph of this Section 3 and (B) the other paragraphs of this Section 3 to the extent that it is readily apparent from a reading of the Parent Disclosure Schedule, without reference to anything other than the Parent Disclosure Schedule, that it also qualifies or applies to such other paragraphs. As used in this Agreement, a “Parent Material Adverse Effect” means any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition, or results of operations of Parent and its Subsidiaries, taken as a whole, or on Parent’s ability to consummate the transactions contemplated in this Agreement, provided that none of the following shall constitute a Parent Material Adverse Effect:

(a) general economic conditions worldwide, in the United States, or in any nation or region in which Parent or any of its Subsidiaries has a substantial presence or operations, provided that such conditions do not disproportionately affect Parent and its Subsidiaries relative to other industry participants;

(b) any acts of terrorism not directed at Parent or any of its Subsidiaries or any outbreak of war, provided that such conditions do not disproportionately affect Parent and its Subsidiaries relative to other industry participants;

(c) the public announcement by the Parties of this Agreement, the pendency of the Merger and the other transactions contemplated hereby, or any action taken which is required by this Agreement or specifically requested by the Company;

(d) factors generally affecting the industries or markets in which Parent and its Subsidiaries operate, provided that such factors do not disproportionately affect Parent and its Subsidiaries relative to other industry participants;

(e) changes in Law or IFRS or the interpretation thereof, provided that such changes do not disproportionately affect Parent and its Subsidiaries relative to other industry participants; or

(f) a decline in the trading price or change in trading volume of the Parent Common Shares, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, a decline in trading price or change in trading volume.

3.1 Organization and Qualification.

(a) Parent is a corporation (Aktiengesellschaft) duly incorporated, validly existing and in corporate good standing (to the extent such concepts are applicable) under the laws of the Federal Republic of Germany. Parent is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate good standing, under the Laws of each jurisdiction that recognizes the concept of good standing where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

(b) Parent has heretofore furnished or otherwise made available to the Company a true, complete and correct copy of its articles of association (the “Articles of Association”) and the charters of the Supervisory and Management Boards of Parent and any committees thereof. The Articles of Association and the charters of the Supervisory and Management Boards of Parent and any committees thereof, as so made available, are in full force and effect and no other organizational documents are applicable to or binding upon Parent. Parent is not in violation of any provisions of its Articles of Association in any material respect.

3.2 Subsidiaries.

(a) Section 3.2(a) of the Parent Disclosure Schedule sets forth a complete and correct list of each Subsidiary of Parent as of the date of this Agreement.

(b) Each Subsidiary of Parent is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the Laws of the jurisdiction of its organization, and is duly qualified or licensed as a foreign corporation to conduct business, and is in good standing (to the extent such concepts are applicable), under the Laws of each jurisdiction where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

(c) All of the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Parent are: (i) duly authorized, validly issued, fully paid, non-assessable (to the extent such concepts are applicable); (ii) owned, directly or indirectly, by Parent (other than directors’ qualifying shares in the case of foreign Subsidiaries) free and clear of all Liens and (iii) free of any restriction which prevents the payment of dividends to Parent or any other Subsidiary of Parent, or which otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest other than restrictions under the Securities Act and state securities Law.

(d) None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

3.3 Capital Structure.

(a) The capital stock (Grundkapital) of Parent under the Articles of Association as of the date of this Agreement amounts to EUR 73,699,128.00 divided into 73,699,128 Parent Ordinary Shares. As of the date of this Agreement, the Authorized Capital amounts to EUR 36,849,564.00.

(b) As of the close of business on the last Business Day prior to the date hereof: (i) 73,868,447 Parent Ordinary Shares were issued and outstanding, including new Parent Ordinary Shares issued out of contingent capital (bedingtes Kapital) for recently exercised stock options; (ii) 24,692 Parent Ordinary Shares were held in the treasury of Parent (eigene Aktien); (iii) 7,199,380 Parent Ordinary Shares (the “Parent Option Shares”) were available as contingent capital (bedingtes Kapital) for future issuance upon the exercise of stock options granted on or prior to the date hereof pursuant to Parent’s option and incentive plans and/or for future issuance upon the exercise of employee stock options available for grant after the date hereof pursuant to Parent’s option and incentive plans.

(c) All outstanding Parent Ordinary Shares are, and any new Parent Ordinary Shares issued out of the contingent capital will be, if and when issued in accordance with the terms of the underlying securities described in Section 3.3(a), and all Parent Ordinary Shares to be issued in connection with the Merger will be, when issued in accordance with the terms hereof, duly authorized, validly issued, and, within the limitations provided for in Sec. 187 par. 1 GSCL, not subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights.

(d) Except as described in subsection (b) above or as described in Section 3.3(d) of the Parent Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as described in subsection (b) above or as described in Section 3.3(d) of the Parent Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which Parent is a party or bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or obligating Parent to issue, grant, extend or enter into any agreement to issue, deliver or sell any such capital stock or securities. Except as set forth in Section 3.3(d) of the Parent Disclosure Schedule, neither Parent nor any Subsidiary of Parent is subject to any obligation or requirement to provide material funds for, make any guarantee with respect to the obligations of or to make any material investment (in the form of a loan or capital contribution) in, any Person.

(e) All grants of Parent Stock Options were made in compliance with the terms of the applicable Parent Stock Option Plan under which such Parent Stock Options were made and with applicable Laws. All Parent Stock Options have been properly accounted for in the Parent’s financial statements and reported in compliance with International Financial Reporting Standards (the “IFRS”) and applicable Tax requirements and the published rules and regulations of the SEC with respect thereto, and there is no reasonable basis for any claim that the grant date of any Parent Stock Option is inaccurate or the exercise price of any option to purchase Parent Ordinary Shares granted under a Parent option and incentive plan is less than the fair market value of Parent Ordinary Shares on the date of grant. All of the issued and outstanding Parent Ordinary Shares were issued in compliance in all material respects with all applicable securities Laws.

(f) There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interests of Parent. Except as described in Section 3.3(f) of the Parent Disclosure Schedule, there are no stock-appreciation rights, security-based performance units, phantom stock or other security rights pursuant to which any Person is or may be entitled to receive any payment or other value based on the stock price performance of Parent or to cause Parent to register any securities of Parent pursuant to the Securities Act or otherwise.

(g) There are no voting trusts, proxies or other agreements, commitments or understandings to which the Parent or any of its Subsidiaries or, to the knowledge of the Parent, any of the shareholders of the Parent is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Parent or any of its Subsidiaries.

3.4 Authority; No Conflict; Required Filings.

(a) Parent has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary action by each of the Supervisory and Management Boards of Parent, and no other proceedings by or on the part of Parent are necessary to authorize this Agreement, to perform its obligations hereunder, or to consummate the transactions contemplated hereby (other than (i) the resolution of the Parent’s Management Board and its approval by the Parent’s Supervisory Board and all other steps necessary with regard to the Share Capital Increase and the Share Issuance and as contemplated by Section 5.14 and (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL).

(b) This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions. For the avoidance of doubt, the obligations of Parent are subject to the provisions of Sec. 187 par. 1 GSCL.

(c) The execution and delivery of this Agreement by Parent do not, and the performance by Parent of its obligations hereunder and the consummation by Parent of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, or result in the creation of any Liens in or upon any of the properties or other assets of Parent under any provision of: (i) the Articles of Association of Parent; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise or Law or (B) judgment, decree or order applicable to Parent or any of its Subsidiaries or by which any of their respective properties or assets is bound or (iii) except as set forth in Section 3.4(c) of the Parent Disclosure Schedule, any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of their respective properties is bound, other than in the case of the foregoing clauses (i), (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, have not had and would not be reasonably likely to have a Parent Material Adverse Effect.

(d) The execution, delivery and performance of this Agreement by Parent and the consummation of the Merger and other transactions contemplated hereby by Parent do not and will not require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any Governmental Authority, except for: (i) the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder; (ii) the registration of the capital increase with the Commercial Register for the Share Capital Increase, (iii) the applicable requirements of the German Law for any required filing of a German listing prospectus (the “German Prospectus”) with and authorization by the BaFin, (iii) the listing of the new Parent Ordinary Shares with the Frankfurt Stock Exchange, (iv) as contemplated by Section 5.14; (v) the applicable requirements of the HSR Act and the rules and regulations promulgated thereunder; (vi) the applicable requirements of state securities and “blue sky” Laws; (vii) the filing with the European Commission of a merger notification in accordance with the ECMR and (viii) the applicable requirements of the competent authority of any member state of the European Union to which any of the transactions contemplated by this Agreement is referred pursuant to Article 9 of the ECMR.

3.5 Board Approval; Section 203; Required Vote.

(a) The Supervisory and Management Boards of Parent have, at a meeting duly called and held, by a unanimous vote of all directors: (i) approved and declared advisable this Agreement and (ii) determined that the Merger is advisable, fair to and in the best interests of Parent and its shareholders.

(b) No vote of the holders of any class or series of capital shares of Parent is necessary to adopt this Agreement.

3.6 Securities Filings.

Since January 1, 2005, Parent has complied with all disclosure and filing obligations or requirements under any Law or stock exchange regulations to which it is subject by virtue of its status as a quoted German public company, including any disclosure and filing obligations with the BaFin and the Frankfurt Stock exchange.

3.7 Financial Statements. True and complete copies of (i) the consolidated audited balance sheet of Parent for the fiscal years ended as of December 31, 2006 and December 31, 2005 and the related consolidated audited statements of income and stockholders’ equity of Parent, together with all related notes and schedules thereto, accompanied by the reports thereon of Parent’s accountants (collectively, the “Parent Financial Statements”), at the time filed with Deutsche Boerse and amended, (i) were prepared in accordance with IFRS and US-GAAP, as applicable, applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto and (ii) fairly presented or will fairly present, as the case may be, in all material respects, the consolidated financial position of Parent and its Subsidiaries as at the dates indicated and the consolidated results of operations and cash flows for the periods therein indicated. Parent has made available to the Company true and complete copies of the individual audited financial statements (Einzelabschlüsse) of Parent for the fiscal years ended as of December 31, 2006 and December 31, 2005, consisting of balance sheets, profit and loss accounts and notes (the “Parent Individual Financial Statements”). The Parent Individual Financial Statements (a) were prepared in accordance with German GAAP applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto and (b) fairly represented, in all material respects, the financial position of Parent as at the dates indicated and the results of its operations for the periods indicated therein.

3.8 Absence of Undisclosed Liabilities. Parent and its Subsidiaries do not have any material liabilities or obligations, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, in each case of a nature required by IFRS to be reflected on a consolidated balance sheet of Parent, other than: (i) liabilities reflected or reserved against on the consolidated balance sheet of Parent dated June 30, 2007, a copy of which has been delivered to the Company (the “Parent’s Most Recent Balance Sheet”); or (ii) liabilities or obligations incurred since June 30, 2007 (the “Parent’s Most Recent Balance Sheet Date”) in the ordinary course of business consistent with past practice, none of which has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

3.9 Absence of Certain Changes or Events. Since the Parent’s Most Recent Balance Sheet Date, there has not been any action, event or occurrence which or would be reasonably likely to have, a Parent Material Adverse Effect.

3.10 Agreements, Contracts and Commitments.

(a) Parent has made available to the Company a complete and correct copy of the following contracts and agreements to which Parent or any of its Subsidiaries is a party as of the date of this Agreement: (i) any agreement, contract or commitment in connection with which or pursuant to which Parent or any of its Subsidiaries will spend or receive (or is reasonably expected to spend or receive), in the aggregate, more than $500,000 during the current fiscal year or during the next fiscal year; (ii) any non-competition or other agreement that prohibits or otherwise restricts Parent or any of its Subsidiaries from freely engaging in business anywhere in the world; or (iii) any “material contract” (as such term is defined in applicable German securities law) with respect to Parent or any of its Subsidiaries (collectively, the “Parent Material Contracts”).

(b) Each Parent Material Contract is valid and binding on Parent or its Subsidiaries, as the case may be, and enforceable against Parent or its Subsidiaries in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions and except to the extent any Parent Material Contract has expired in accordance with its terms. Neither Parent nor any of its Subsidiaries is in breach, nor has Parent or any of its Subsidiaries received in writing any claim that any of them is in breach, of any of the terms or conditions of any Parent Material Contract in such a manner as would permit any other party thereto to cancel or terminate the same or to collect material damages from Parent or any of its Subsidiaries, except if such breach, cancellation or termination has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) (i) Each Parent Material Contract that has not expired or otherwise been terminated in accordance with its terms is in full force and effect and (ii) to the knowledge of Parent, no other party to such contract is in default, except in the case of each of clauses (i) and (ii) if the failure to be in full force or effect or such other party’s default has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.11 Compliance with Law; Regulatory Matters. Except as set forth in Section 3.11 of the Parent Disclosure Schedule or except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Parent Material Adverse Effect:

(a) Each of Parent and its Subsidiaries is in compliance with all Laws that apply to the conduct of its business and the sale of its products, including Law enforced by the FDA and comparable foreign regulatory or Governmental Authorities.

(b) The Parent is not Debarred, and to its knowledge, does not employ or use the services of any individual or entity that is or, during the time when such individual or entity was employed by or providing services to the Parent or any of its Subsidiaries, was Debarred.

(c) With respect to all third party manufacturers and suppliers of key raw materials used by the Parent or its Subsidiaries in the development, testing and manufacture of drug products (each a “Parent Third Party Manufacturer”), to Parent’s knowledge, each such Parent Third Party Manufacturer:

(i) has complied and is complying with all Laws, including the FDA Act and any applicable similar state or foreign Laws;

(ii) has all permits necessary to perform its obligations as a Parent Third Party Manufacturer and all such permits are in full force and effect.

(d) The clinical trials, animal studies and other preclinical tests conducted by the Parent or its Subsidiaries were, and if still pending, are, being conducted in accordance with experimental protocols and to the extent applicable, with requirements of the FDA and comparable foreign Governmental Authorities including, but not limited to, the FDA Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312. Neither the Parent nor its Subsidiaries has received any written notice from the FDA or any other Governmental Authority requiring the termination or suspension of clinical trial conducted by or on behalf of the Parent or any Subsidiary.

(e) Neither the Parent nor any of its Subsidiaries is subject to any pending or, to the knowledge of the Parent, threatened investigation by the FDA.

3.12 Material Permits. Except as set forth in Section 3.12 of the Parent Disclosure Schedule or except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Parent Material Adverse Effect, each of Parent and its Subsidiaries holds all federal, state, local and foreign governmental licenses, permits, franchises and authorizations necessary under applicable Laws for the conduct of its business as presently conducted and the ownership and operation of its properties and other assets (such licenses, permits, franchises and authorizations, the “Parent Material Permits”). Except as set forth in Section 3.9 of the Parent Disclosure Schedule or except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Parent Material Adverse Effect, each of Parent and its Subsidiaries has submitted to the FDA and all similar applicable foreign Governmental Authorities all registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations necessary to conduct the business of Parent and its Subsidiaries as currently conducted, and Parent and its Subsidiaries are in compliance with all such Parent Material Permits.

3.13 Litigation and Product Liability. Except as set forth in Section 3.13 of the Parent Disclosure Schedule and other than any investigation by the FDA, which is covered by Section 3.11, there is no suit, action, arbitration, claim or other proceeding before any Governmental Authority pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries. No product liability claims have been asserted in writing or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries in respect of any product candidate tested, researched, developed, manufactured, marketed, distributed, or sold by, on behalf of, or in cooperation with Parent or any of its Subsidiaries.

3.14 Restrictions on Business Activities. There is no judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which has the effect of prohibiting or materially impairing (a) any current business practice of Parent or any of its Subsidiaries or (b) any acquisition of any Person or property by Parent or any of its Subsidiaries, except in the case of each of clause (a) and (b) where such judgment, injunction, order or decree has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.15 Employee Benefit Matters.

(a) Section 3.15 of the Parent Disclosure Schedule contains a true and complete list of all Parent Employee Benefit Plans. For the purposes of this Agreement, “Parent Employee Benefit Plans” means any bonus payments, commissions, profit sharing, death benefits, long- and short-term disability benefits, accidental death and dismemberment benefits, health insurance benefits, sick pay, vacation pay, termination indemnities, retention bonuses or other benefits or incentive arrangements, including, but not limited to, stock options, shares and similar rights in addition to salaries or wages for specific groups of employees which Parent or any of its Subsidiaries is bound to provide by way of any agreement or other commitment of individual or collective nature, including commitments based on works custom (betriebliche Übung), to the extent known to Parent, or collective grant (Gesamtzusage). All contributions due and payable until the date hereof for Parent Employee Benefit Plans have been paid by Parent or any of its Subsidiaries in accordance with the obligations under the respective Parent Employee Benefit Plan and will be paid until the Closing Date.

(b) Section 3.15(b) of the Parent Disclosure Schedule contains a true and complete list of all Pension Commitments. For the purposes of this Agreement, “Pension Commitments” means any agreement or other commitment of individual or collective nature, including commitments based on works custom (betriebliche Übung), to the extent known to Parent, or collective grant (Gesamtzusage) regarding pensions (betriebliche Altersversorgung) under which Parent or any of its Subsidiaries has any obligations. No change in the Pension Commitments has been announced or is under consideration and being discussed with employee representatives. All obligations under or in connection with the Pension Commitments, including obligations arising by operation of law (but as far as commitments based on works custom are concerned, only to the extent known to Parent), that have become due on or prior to the Closing Date have been fulfilled by Parent and its Subsidiaries, as applicable. All future obligations under or in connection with the Pension Commitments, including obligations arising by operation of law (but as far as commitments based on works custom are concerned, only to the extent known to Parent), appertaining to periods until the Closing Date are fully funded according to the requirements established by law and/or the Pension Commitments based on the most recent actuarial data. Parent and its Subsidiaries have always made sufficient provisions for the Pension Commitments in their financial statements with the maximum amounts allowed under the applicable tax, accounting and commercial laws. All contributions due and payable to the pension guarantee association (Pensionssicherungsverein) until the date hereof have been paid by Parent and its Subsidiaries, as applicable, and will be paid by them until the Closing Date. All pension payments have been adjusted in the past pursuant to the consumer price index in accordance with applicable law, regulations or plan provisions, as applicable.

3.16 Labor and Employment Matters.

(a) Section 3.16(a) of the Parent Disclosure Schedule contains a true and complete list of all collective bargaining agreements (Tarifverträge) applicable to Parent.

(b) Neither Parent nor any of its Subsidiaries is obliged to increase in the year following the Closing Date on a collective basis the total annual remuneration payable to their employees, directors or officers other than provided in the applicable collective bargaining agreements.

(c) Parent and its Subsidiaries have, in relation to each of their employees, directors, officers or employee representations, complied in all material respects with all material applicable legal and regulatory provisions and obligations as regards employment Law, hygiene, safety and health and social security imposed on it by any relevant agreements, representations, statutes and regulations, codes of conduct and practices including European Community Law, relevant to the relations between it and the employees, directors, officers or any employee representation. Without prejudice to the generality of the foregoing, Parent and its Subsidiaries have complied in all material respects with all material obligations relating to redundancy, employee representation, working hours, sub-contracting of personnel, fixed term contracts and social security contributions in accordance with applicable Law in respect of the employees, directors and officers.

(d) Neither Parent nor any of its Subsidiaries are aware of any of their employees, directors or officers having raised a formal complaint in relation to race, religion, ethnic origin, sex or disability discrimination.

(e) Except as disclosed in Section 3.16(e) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is experiencing any (i) strike or lockout of its employees, or (ii) any lawsuit or dispute with any trade union, works council or other body of employee representatives pending before any Governmental Authority (including any proceedings pending before any conciliation committee (Einigungsstellenverfahren)) and relating to labor relations or employment matters of a general nature (including lay-offs, restructurings or general working conditions).

(f) Parent and its Subsidiaries have made all payments due and payable to their employees, directors and officers under the respective employment or service agreements until the date hereof to, and will continue to make such payments when due until the Closing Date.

(g) Except as disclosed in Section 3.16(g) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries have leased employees from third companies. There are no fictive independent contractors (Scheinselbständige).

(h) Except as disclosed in Section 3.16(h) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries have granted any loans to any of their employees, directors and officers.

(i) Except as disclosed in Section 3.16(i) of the Parent Disclosure Schedules, neither Parent nor any of its Subsidiaries has initiated or implemented a plant closing, restructuring measure or mass lay-off during the five year period prior to the Closing Date which still require compensation payments vis-à-vis employees, directors or officers.

3.17 Properties and Assets.

(a) Other than properties and assets disposed of by Parent and its Subsidiaries in the ordinary course of business since the Parent’s Most Recent Balance Sheet Date, Parent and its Subsidiaries have good and valid title to all of its properties and assets, real and personal, reflected on the Parent’s Most Recent Balance Sheet or acquired since the Parent’s Most Recent Balance Sheet Date, or, in the case of leased properties and assets, valid leasehold interests in such properties and assets, except where the failure to have such good and valid title to, or valid leasehold interests in, has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The facilities, property and equipment owned, leased or otherwise used by Parent and its Subsidiaries are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal war and tear), and suitable for the purposes for which they are presently used, except in each case as has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.18 Insurance.

(a) Parent has provided the Company with copies or summaries of each insurance policy, as of the date of this Agreement, that is material to Parent and its Subsidiaries (the “Parent Insurance Policies”), and Section 3.18(a) of the Parent Disclosure Schedule sets forth a list, as of the date of this Agreement, of all material claims made under such Parent Insurance Policies since January 1, 2005. All premiums due and payable under the Parent Insurance Policies have been paid on a timely basis and Parent and each of its Subsidiaries is in compliance in all material respects with all other material terms thereof.

(b) The Parent Insurance Policies are in full force and effect and there are no material claims pending as of the date of this Agreement as to which coverage has been denied by Parent’s respective insurer. Since January 1, 2005, all claims thereunder have been filed in a due and timely fashion, except where the failure to so file has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.19 Taxes.

(a) Each of Parent and its material Subsidiaries has timely filed all material federal, state, local and foreign Returns relating to any and all Taxes concerning or attributable to Parent or any of its Subsidiaries or to their operations, and all such Returns are complete and correct in all material respects.

(b) Each of Parent and its material Subsidiaries (i) has paid all Taxes it is obligated to pay as reflected on the Returns or otherwise to the extent such payment was legally due (except for Taxes which are being contested in good faith and which have been provided for on the financial statements of Parent or its material Subsidiaries in accordance with IFRS) and (ii) has withheld all federal, state, local and foreign Taxes required to be withheld with respect to its employees or otherwise.

(c) Neither Parent nor any of its material Subsidiaries has any material liability for unpaid Taxes that has not been properly accrued for under IFRS and reserved for on the Parent’s Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise.

(d) There is no material Tax deficiency proposed in writing or assessed against the Parent or any of its material Subsidiaries that is not accurately reflected as a liability on the Most Recent Balance Sheet, nor has the Parent or any of its material Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax which waiver or extension is currently in effect (except to the extent that such extension is attributable solely to the Parent having received a routine extension to file the Tax Return for the subject year).

(e) Neither the Parent nor any of its Subsidiaries is a party to or bound by any material Tax allocation or sharing agreement (other than (i) customary gross up provisions on credit agreements, derivatives, leases and similar agreements entered into in the ordinary course, and (ii) the agreement in place among the group filing a consolidated U.S. federal income Tax Return the common parent of which is the Parent). Neither the Parent nor any of its Subsidiaries (A) has any liability for the Taxes of any Person as a result of being a member of an affiliate group filing a consolidated federal corporate income or trade Tax Return (other than a group the common parent of which was the Parent) or (B) has any liability for the Taxes of any Person (other than the Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise, except with respect to sales, use or similar tax liabilities incurred in connection with leases, contracts and commercial agreements entered into in the ordinary course of business and which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f) Neither the Parent nor any of its Subsidiaries has taken any action, failed to take any action, or knows of any fact or circumstance that would (i) prevent the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) cause the stockholders of the Company, other than any such stockholder that would be a “five-percent transferee shareholder” of Parent (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) following the Merger and that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(b), to recognize gain pursuant to Section 367(a) of the Code.

3.20 Environmental Matters. Except as set forth on Section 3.20 of the Parent Disclosure Schedule:

(a) Parent and each of its Subsidiaries is in compliance with applicable Environmental Laws, except for noncompliance which has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries holds, and is in compliance with, all Permits required under applicable Environmental Laws for the conduct of their respective businesses as now conducted, except where the failure to hold such a Permit or such noncompliance has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) None of Parent or its Subsidiaries has received any written communication, whether from a Governmental Authority or other Person, that alleges that Parent or any of its Subsidiaries is not in compliance with any Environmental Laws or any Permit required under any applicable Environmental Law, or that Parent or any of its Subsidiaries has a liability under any Environmental Law, or that Parent or any of its Subsidiaries is responsible (or potentially responsible) for the remediation of any Materials of Environmental Concern at, on or beneath their respective facilities or at, on or beneath any land adjacent thereto or any other property.

(c) To the knowledge of Parent, there are no past or present facts, circumstances, conditions, activities or practices existing at the facilities currently or formerly owned or operated by Parent or any of its Subsidiaries, including, without limitation, the release or threatened release of any Materials of Environmental Concern, that could reasonably be expected to give rise to any liability or result in a claim against Parent or any of its Subsidiaries under any Environmental Law or that would interfere with or prevent compliance with any Permits.

(d) Neither Parent nor any of its Subsidiaries is a party to any federal, state, local or private litigation, proceedings, administrative action, or, to the knowledge of Parent, the subject of any investigation involving a demand for damages or other potential liability under any Environmental Laws, and none of Parent or any of its Subsidiaries has received nor, to the knowledge of Parent, is Parent or any of its Subsidiaries subject to any order or decree of any Governmental Authority relating to a violation of or liability under Environmental Laws.

(e) To the knowledge of Parent, no underground storage tanks or surface impoundments exist on any property currently or formerly owned or leased by Parent or any of its Subsidiaries.

3.21 Intellectual Property.

(a) To the best of Parent’s knowledge, each of Parent and its Subsidiaries owns, is licensed or otherwise possesses the rights to use and license (subject to any existing licenses or other grants of rights to third parties) pursuant to agreements previously made available to the Company, all patents (including any registrations, continuations, continuations in part, divisionals, renewals, reexaminations, reissues and applications therefor), copyrights, trademarks, service marks, trade names, Uniform Resource Locators and Internet URLs, designs, slogans, computer programs and other computer software, databases, technology, trade secrets and other confidential information, know-how, processes, formulae, algorithms, models, user interfaces, customer lists, inventions, source codes and object codes, methodologies, architecture, structure, display screens, layouts, development tools, instructions, templates, trade dress, logos and all documentation and media constituting, describing or relating to each of the foregoing, together with all goodwill related to any of the foregoing, in each case as is necessary to conduct their respective businesses as presently conducted with respect to Parent’s product candidates identified in Section 3.21(e)(ii) of the Parent Disclosure Schedule (collectively, the “Parent Intellectual Property Rights”).

(b) Section 3.21(b) of the Parent Disclosure Schedule sets forth, with respect to all Parent Intellectual Property Rights owned by or exclusively licensed to Parent or any of its Subsidiaries that are registered with any Governmental Authority or for which an application has been filed by Parent or any of its Subsidiaries with any Governmental Authority, as of the date of this Agreement, (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application. Section 3.21(b) of the Parent Disclosure Schedule also identifies each Parent Material Contract in effect as of the date of this Agreement containing any ongoing royalty or payment obligations in excess of $250,000 per annum with respect to Parent Intellectual Property Rights that are licensed or otherwise made available to Parent or any of its Subsidiaries.

(c) Except as set forth in Section 3.21(c) of the Parent Disclosure Schedule, to the knowledge of Parent, (i) all Parent Intellectual Property Rights that have been registered with any Governmental Authority and are owned by or exclusively licensed to Parent or any of its Subsidiaries are valid and subsisting and (ii) to the knowledge of Parent, as of the Closing Date, in connection with such registered Parent Intellectual Property Rights, all necessary registration, maintenance and renewal fees will have been paid and all necessary documents and certificates will have been filed with the relevant Governmental Authorities.

(d) Neither Parent nor any of its Subsidiaries is, or will as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Parent Intellectual Property Rights, or any licenses, sublicenses and other agreements as to which Parent or any of its Subsidiaries is a party and pursuant to which Parent or any of its Subsidiaries uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties material to the conduct of the business of Parent and its Subsidiaries with respect to Parent’s product candidates identified in Section 3.21(e)(ii) of the Parent Disclosure Schedule (the “Parent Third Party Intellectual Property Rights”).

(e) Except as set forth in Section 3.21(e) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Parent Third Party Intellectual Property Right. Except as set forth in Section 3.21(e)(i) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has as of the date of this Agreement received any written notice of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Parent Third Party Intellectual Property. With respect to Parent’s product candidates identified in Section 3.21(e)(ii) of the Parent Disclosure Schedule, to the knowledge of Parent, after the same are marketed, such marketing would not infringe any third party intellectual property rights publicly disclosed as of the Closing Date other than Parent Third Party Intellectual Property Rights.

(f) As of the date hereof, to the knowledge of Parent, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of any Parent Intellectual Property Rights. As of the Closing Date, to the knowledge of Parent, no Person will be infringing, misappropriating or making any unlawful or unauthorized use of any Parent Intellectual Property Rights.

3.22 Brokers. No broker, financial advisor, investment banker or other financial intermediary is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, other than Lehman Brothers, Inc.

3.23 Government Contracts. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any Debarment of Parent, any of its Subsidiaries or the Surviving Corporation or, to the knowledge of Parent, the Company.

3.24 Opinion of Financial Advisor. The Parent Board has received the opinion of its financial advisor, Lehman Brothers, Inc., dated as of the date of this Agreement, to the effect that as of such date the Exchange Ratio is fair to Parent from a financial point of view. Parent has provided, or will provide, a complete and correct copy of such opinion to the Company solely for informational purposes.

4.	CONDUCT OF BUSINESS PENDING THE MERGER

4.1 Conduct of Business by Company Pending the Merger. The Company covenants and agrees that, beginning on the date hereof and the ending at the earlier to occur of the Closing or such earlier time as this Agreement is terminated in accordance with Section 7 (such period being hereinafter referred to as the “Interim Period”), except as expressly provided or permitted by this Agreement or set forth in Section 4.1 of the Company Disclosure Schedule or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall use commercially reasonable efforts to (i) conduct its business in the ordinary course and (ii) preserve intact in all material respects its business organization, material properties and material assets, including maintaining in effect all Company Material Contracts (other than those which expire or terminate in accordance with their respective terms) and preserving in all material respects its relationships, customers, licensees, manufacturers, suppliers and other Persons with which it has material business relations. Except as expressly provided or permitted by this Agreement or as set forth in Section 4.1 of the Company Disclosure Schedule, during the Interim Period, the Company shall not, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not, in the case of any matter described in clauses (k), (n), (o), (q) or (r) and, to the extent relating to such clauses, clause (t), be unreasonably withheld, conditioned or delayed):

(a) amend its Certificate of Incorporation or Bylaws or other equivalent organizational documents;

(b) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, of the Company (except for the issuance of shares of Company Common Stock pursuant to Company Equity Awards granted and the warrants outstanding prior to the date of this Agreement and as set forth in the Company Disclosure Schedule);

(c) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company, other than (i) forfeitures of Company Common Stock pursuant to any right of forfeiture pursuant to Company Equity Awards under the Company Equity Plans; (ii) in connection with any “cashless exercise” of any Company Equity Awards in accordance with the terms of the Company Equity Plans; or (iii) any “net settlement” of Company Equity Awards in accordance with the Company Equity Plans;

(d) sell, transfer, pledge, dispose of or encumber any material properties, facilities, equipment or other assets, except for sales of inventory or equipment in the ordinary course of business;

(e) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property, or any combination thereof) in respect of any of its capital stock or other equity interests;

(f) split, combine or reclassify any shares of its capital stock or other securities or equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests;

(g) sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, grant or otherwise dispose of any Company Intellectual Property Rights, including without limitation one or more of the Company’s programs relating to VR1, P2X7, P2X3, FAAH and TRPV4, or amend or modify in any material respect any existing Company Material Agreements with respect to any Company Intellectual Property Rights;

(h) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) an interest in any corporation, limited liability company, partnership, joint venture or other business organization or division thereof provided this shall not prevent the Company from investing its cash and cash equivalents in short-term investments consistent with its investment policy as disclosed to Parent prior to the date hereof;

(i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments, except in each case (A) in the ordinary course of business and (B) as otherwise permitted under any loan or credit agreement to which the Company is a party as of the date of this Agreement;

(j) authorize any capital expenditures in excess of $150,000 individually or $300,000 in the aggregate.

(k) except as required to comply with Law or agreements, plans or arrangements existing on the date hereof (including this Agreement), (A) increase the compensation payable to its officers or employees, except for bonuses or increases in salary or wages in the ordinary course of business consistent with past practice; (B) grant any additional severance or termination pay to, or enter into any additional employment or severance agreements with, its officers; (C) pay any severance or termination pay to any employee, except in the ordinary course of business and consistent with past practice or in accordance with existing agreements; (D) enter into any collective bargaining agreement; or (E) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or other enforceable arrangement for the benefit of any of its directors, officers or employees, other than, in the ordinary course of business or to comply with applicable Laws;

(l) materially change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP;

(m) create, incur, suffer to exist or assume any material Lien on any of its material properties, facilities or other assets, other than any Lien for Taxes not yet due;

(n) (A) enter into any new Company Material Contract pursuant to which the Company will spend or receive (or are reasonably expected to spend or receive) in the aggregate more than $250,000 during the current or next fiscal year; (B) amend in any material respect or terminate (other than in accordance with its terms) any Company Material Contract or waive, release or assign any material rights or claims thereto or thereunder; (C) enter into or extend any material lease with respect to real property or (D) initiate or participate in any new clinical trials;

(o) enter into any agreement, or amend or waive the terms of any existing agreement, which grants to any Person exclusive supply, manufacturing, warehousing, production, marketing or distribution rights with respect to any of its products or technologies or enter into any material collaboration agreement, material license, co-marketing or co-promotion agreement or any other such material agreement with respect to the Company’s Intellectual Property Rights;

(p) make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto;

(q) pay, discharge, satisfy or settle any material litigation or waive, assign or release any material rights or claims with respect thereto, other than settlements in the ordinary course of business requiring no obligation other than the payment of cash not in excess of $250,000 in the aggregate and no admission being made with respect to (A) any criminal wrongdoing or (B) the invalidity or unenforceability of, or any infringement with respect to, any Company Intellectual Property Rights;

(r) except as contemplated by Section 1.11 or as required by the Company Equity Plans, the award agreements entered into thereunder, existing employment agreements or a Company Employee Plan, accelerate or otherwise amend the terms of any outstanding options under the Company Equity Plans;

(s) fail to maintain in full force and effect all material insurance policies currently in effect, or permit any of the coverage thereunder to lapse, in each case, without simultaneously securing replacement insurance policies which will be in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies; or

(t) enter into any agreement or contract to do any of the foregoing.

4.2 Conduct of Business by Parent Pending the Merger. Parent covenants and agrees that, during the Interim Period, except as expressly provided or permitted by this Agreement or set forth in Section 4.2 of the Parent Disclosure Schedule or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course. Except as expressly provided or permitted by this Agreement or as set forth in Section 4.2 of the Parent Disclosure Schedule, during the Interim Period, Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not, in the case of any matter described in clauses (e) or (i) and, to the extent relating to such clauses, clause (k), be unreasonably withheld, conditioned or delayed):

(a) amend their Articles of Association, Bylaws or other equivalent organizational documents other than with respect to the issue of shares out of contingent capital (bedingtes Kapital) or the issue of new Parent Ordinary Shares out of the Authorized Capital for purposes of a milestone payment pursuant to Section 7.4 of that certain License Agreement dated January 6, 2006, between Evotec Neurosciences GmbH and Hofmann-La Roche Ltd.;

(b) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock or other securities or equity interests of Parent or any equity interest in or securities of any of its Subsidiaries;

(c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property, or any combination thereof) in respect of any of its capital stock or other equity interests;

(d) split, combine or reclassify any shares of its capital stock or other securities or equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) an interest in any corporation, limited liability company, partnership, joint venture or other business organization or division thereof provided this shall not prevent Parent or its Subsidiaries from investing its cash and cash equivalents in investments consistent with its investment policy as disclosed to the Company prior to the date hereof;

(f) other than pursuant to Parent’s option and incentive plans, issue any bonds, debentures, notes or other evidences of indebtedness, or any warrants, shares or any other securities convertible into, exercisable for or exchangeable for shares of capital stock or other securities or equity interests of Parent or any of its Subsidiaries;

(g) materially change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or IFRS;

(h) pay, discharge, satisfy or settle any material litigation or waive, assign or release any material rights or claims with respect thereto, other than settlements in the ordinary course of business requiring no obligation other than the payment of cash not in excess of $500,000 in the aggregate and no admission being made with respect to (A) any criminal wrongdoing or (B) the invalidity or unenforceability of, or any infringement with respect to, any Parent Intellectual Property Rights;

(i) fail to maintain in full force and effect all material insurance policies currently in effect, or permit any of the coverage thereunder to lapse, in each case, without simultaneously securing replacement insurance policies which will be in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies; or

(j) enter into any agreement or contract to do any of the foregoing.

4.3 No Solicitation of Transactions.

(a) The Company shall, and shall use its reasonable best efforts to cause its officers, directors, employees, auditors, attorneys and financial advisors and any other agents (each, a “Representative”) to, immediately cease any discussions, negotiations or written communications (other than communications solely directed at informing other parties of the restrictions contained in this Section 4.3 and only in response to an inquiry from such other parties) with any party or parties that commenced prior to the execution of this Agreement with respect to any Competing Proposal. As used in this Agreement, a “Competing Proposal” means any proposal, offer or indication of interest (other than this Agreement and the Merger), whether in writing or otherwise, from any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any affiliates thereof (a “Third Party”), relating to (i) any acquisition or purchase, directly or indirectly, of 20% or more of the total assets of the Company or 20% or more of any class of equity or voting securities of the Company; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company; or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company which would result in any Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company.

(b) During the Interim Period, the Company shall not, nor shall it authorize or permit any Representative of the Company to, (i) solicit, initiate or knowingly encourage, or otherwise knowingly facilitate, directly or indirectly, any inquiries relating to, any Competing Proposal; (ii) directly or indirectly initiate or participate in any discussions, negotiations or communications (other than communications solely directed at informing other parties of the restrictions contained in this Section 4.3 and only in response to an inquiry from such other parties) regarding any Competing Proposal; or (iii) furnish to any Third Party any nonpublic information or data for the purpose of encouraging or facilitating, or provide access to the properties, offices, books, records, officers, directors or employees of the Company for the purpose of encouraging or facilitating, any Competing Proposal. The Company will use reasonable best efforts (1) not to release any party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party relating to any Competing Proposal and (2) to enforce, to the fullest extent permitted by Law, each confidentiality agreement entered into pursuant to this Section 4.3. Notwithstanding the foregoing and anything to the contrary contained in this Agreement, if, prior to the closing of the polls at the special meeting of the Company’s stockholders in connection with the Merger (the “Company Special Meeting”) on the proposal to approve and adopt this Agreement, the Company Board determines (after consultation with outside counsel) that a Competing Proposal (other than one made following a breach by the Company of this Section 4.3) constitutes or is reasonably likely to lead to a Superior Competing Proposal, then the Company may, but only to the extent that the Company Board determines in good faith after consultation with the Company’s outside counsel that failure to do so would be reasonably likely to result in a breach of the Company Board’s fiduciary obligations under applicable Laws and subject to the Company providing prompt (but in any event within 24 hours) written notice (which includes notice via electronic mail) to Parent of its decision to take such action and compliance by the Company with Section 4.3(d), (A) furnish information or data with respect to the Company to such Third Party (and the Representatives of such Third Party); (B) participate in discussions and negotiations directly or through its Representatives with such Third Party, subject to, in the case of clause (A) and, to the extent such discussions or negotiations include the disclosure by the Company or any of its Representatives of any material nonpublic information, clause (B), a confidentiality agreement not less favorable overall to the Company than the Confidentiality Agreement, provided, that all such material nonpublic information not already provided or made available to Parent is provided to Parent as soon as reasonably practicable (but in any event within 24 hours) after it is provided to such Third Party and (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock, but only to the extent necessary to permit the making and subsequent consummation of a Superior Competing Proposal by a Third Party. For purposes of this Agreement, “Superior Competing Proposal” shall mean a bona fide written proposal or offer made by a Third Party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, sale of shares of stock, sale of assets, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, 50% or more of the capital stock of the Company then outstanding or 50% or more of the consolidated total assets of the Company, (i) on terms the Company Board determines in good faith (after consulting the Company’s outside legal counsel and financial advisor) are more favorable to the holders of Company Common Stock than the Merger and the other transactions contemplated by this Agreement, taking into account relevant legal, financial, regulatory, timing and other aspects of the offer and the Third Party making the offer and the terms and conditions of this Agreement and (ii) which is reasonably capable of being consummated.

(c) Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or publicly propose or publicly resolve to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Board Recommendation; (ii) approve or recommend, or publicly propose or publicly resolve to approve or recommend, any Competing Proposal; (iii) approve or recommend, or execute or enter into, or publicly propose or publicly resolve to approve or recommend or execute or enter into, any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Competing Proposal (other than a confidentiality agreement referred to in Section 4.3(b) entered into in the circumstances referred to in Section 4.3(b)) (an “Acquisition Agreement”); (iv) approve or recommend, or execute or enter into, or publicly propose or publicly resolve to approve or recommend or execute or enter into, any agreement requiring it to terminate this Agreement or abandon or fail to consummate the Merger or the transactions contemplated hereby; or (v) take any action necessary to render the provisions of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination,” or other anti-takeover Laws and regulations of any state or other jurisdiction, including the provisions of Section 203 of the DGCL, inapplicable to any Competing Proposal. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to obtaining the Company Requisite Stockholder Approval, the Company Board may, in response to a Superior Competing Proposal (other than one made following a breach by the Company of this Section 4.3), (1) withdraw or modify the Board Recommendation or (2) approve or recommend the Superior Competing Proposal, but in the case of any action described in clause (1) or any recommendation described in clause (2), only (x) if the Company Board determines in good faith, after consultation with the Company’s outside counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary obligations under applicable Laws, and in each case, only (y) at a time that is after 5 Business Days following written notice (which includes notice via electronic mail) advising Parent that the Company Board intends to take such action (during which period the Company shall make its chief executive officer, principal financial officer and its counsel available to Parent to meet on at least one occasion (provided that if such meeting is to be held in person it shall be held in the United States), and shall consider in good faith any amendment of the terms of the Merger proposed by Parent or any proposal by Parent to amend the terms of this Agreement or the Merger), specifying therein the material terms and conditions of such Superior Competing Proposal and identifying the Person or group making such Superior Competing Proposal, provided that such 5 Business Day period shall be extended for an additional 5 Business Days following each material modification of such Competing Proposal occurring after the receipt of Parent’s proposal, and (z) if, after the end of such 5 Business Day period (plus each applicable extension), the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and its financial advisor) that such proposed transaction continues to be a Superior Competing Proposal, after taking into account any bona fide proposal by Parent to amend the terms of this Agreement and the Merger. The Company shall not during the term of this Agreement release any Third Party from, or agree to amend or waive any provision of, any confidentiality agreement with any Third Party with respect to a Competing Proposal entered into pursuant to this Section 4.3 other than the standstill provision as provided above, and the Company shall use its reasonable best efforts to enforce, to the fullest extent permitted by Law, each confidentiality agreement entered into pursuant to this Section 4.3. In addition, notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to obtaining the Company Requisite Stockholder Approval, the Company Board may withdraw or modify the Board Recommendation if the Company Board determines, after consultation with outside counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary obligations under applicable Law, but only at a time that is after 5 Business Days following Parent’s receipt of written notice (which includes notice via electronic mail) advising Parent that the Company Board is prepared to take such action, specifying the reasons therefor.

(d) In addition to the obligations set forth in Sections 4.3(a), (b) and (c), the Company shall notify Parent orally and, if requested by Parent, in writing, within 24 hours of the receipt by the Company of any Competing Proposal, which notification shall include the material terms and conditions of such Competing Proposal and the identity of the person or group making or sending the Competing Proposal. The Company shall promptly (but in any event within 48 hours) advise Parent of any material change in the terms or conditions of a Competing Proposal or any other material development with respect thereto.

(e) Nothing contained in this Section 4.3 or any other provision hereof shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company’s stockholders pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act a position with respect to a tender or exchange offer by a Third Party or (ii) making any disclosure to the Company’s stockholders, if the Company Board determines, after consultation with its outside counsel, that failure to so disclose would be reasonably likely to result in a breach of its fiduciary obligations under applicable Law.

(f) Nothing in this Section 4.3 shall permit the Company to terminate this Agreement (except as expressly provided in Section 7).

4.4 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations.

5.	ADDITIONAL AGREEMENTS

5.1 Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file the registration statement on Form F-4 (or such successor form as shall then be appropriate) to be filed with the SEC by Parent in connection with the Share Issuance (including any amendments or supplements thereto, the “Form F-4”) and the proxy statement/prospectus to be used in connection with the Company Special Meeting (the “Proxy Statement/Prospectus”), and Parent shall use its commercially reasonable efforts to cause the Depositary to prepare and file the registration statement on Form F-6 (or such successor form as shall then be appropriate) to be filed with the SEC by the Depositary in connection with the Parent ADSs (the “Form F-6”). Parent shall provide the Company and its counsel with any comments it may receive from the SEC or its staff with respect to the Form F-4 and Form F-6 promptly after receipt of such comments, and the parties shall reasonably cooperate to prepare appropriate responses to the SEC to such comments and make such modifications to the Form F-4 and Form F-6 as shall be reasonably appropriate. The Company shall provide the Parent and its counsel with any comments it may receive from the SEC or its staff with respect to the Proxy Statement/Prospectus as promptly as practicable after receipt of such comments, and the parties shall reasonably cooperate to prepare appropriate responses to the SEC to such comments and make such modifications to the Proxy Statement/Prospectus as shall be reasonably appropriate. Parent shall use all commercially reasonable efforts to have the Form F-4 and Form F-6 declared effective under the Securities Act as promptly as practicable and to keep the Form F-4 and Form F-6 effective as long as is necessary to consummate the Merger. Each of the Company and Parent shall supply such information specifically for inclusion or incorporation by reference in (i) the Form F-4 and Form F-6 necessary so that, at the time the Form F-4 and Form F-6 are filed with the SEC, at any time the Form F-4 and Form F-6 are amended or supplemented or at the time(s) the Form F-4 and Form F-6 become effective under the Securities Act, the Form F-4 and Form F-6 shall not contain any untrue, incorrect or incomplete statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement/Prospectus, and each amendment or supplement thereto, will not, when first mailed to the Company’s stockholders and at the time of the Company Special Meeting, contain any untrue, incorrect or incomplete statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If required by applicable Laws, the Company shall use its commercially reasonable efforts to mail the Proxy Statement/Prospectus to its stockholders as promptly as practicable, and in any event within ten Business Days, after the Form F-4 and Form F-6 are declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. No amendment or supplement to the Form F-4 or Form F-6 or Proxy Statement/Prospectus will be made by Parent or the Company without the approval of the other party, which will not be unreasonably withheld, conditioned or delayed. Each party will advise the other party promptly, after it receives notice thereof, of the time when the Form F-4 and Form F-6 are declared effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension or qualification of Parent ADSs issued in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If, at any time prior to the Effective Time, the Company or Parent discovers any information relating to such party, or any of such party’s affiliates, officers or directors, that should be set forth in an amendment to either the Form F-4, Form F-6 or the Proxy Statement/Prospectus so that such document would not contain any misstatement of material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers that information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of the Company.

(b) As promptly as practicable after the date of this Agreement, the Parties shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities Law or German Law relating to the Merger and the other transactions contemplated by this Agreement, including the German Prospectus (collectively, the “Other Filings”).

(c) The Parties shall use their respective commercially reasonable efforts to cause the Form F-4, Form F-6 and the Other Filings to comply in all material respects with all requirements of Laws. Whenever any event or circumstance occurs which is required under the Securities Act, the Exchange Act or other Law to be set forth in an amendment or supplement to the Form F-4, Form F-6 or any Other Filing, each Party shall promptly upon becoming aware thereof inform the other of such occurrence and the relevant Party shall promptly prepare an amendment, supplement or filing, as appropriate, accurately describing such event or circumstance and provide the other Party reasonable opportunity under the circumstances to review and comment, and cooperate in filing with the SEC, its staff or any other Governmental Authority, and/or mailing to stockholders of the Company, such amendment or supplement.

(d) Subject to Section 4.3(c), the Proxy Statement/Prospectus shall include the Board Recommendation.

5.2 Stockholders Meeting. As soon as reasonably practicable following the date of this Agreement and the effectiveness of the Form F-4 and Form F-6, the Company, acting through the Company Board, shall (i) take all action necessary to duly call, give notice of, convene and hold the Company Special Meeting, (ii) subject to Section 4.3(c), include in the Proxy Statement/Prospectus the Board Recommendation and (iii) unless the Company Board has withdrawn or modified the Board Recommendation in accordance with Section 4.3(c), use its commercially reasonable efforts to obtain the Company Requisite Stockholder Approval. Once the Company Special Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Special Meeting (other than for the lack of a quorum) without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Unless this Agreement has been earlier terminated in accordance with Section 7.1, the Company Board shall submit this Agreement to the stockholders of the Company, whether or not the Company Board at any time changes, withdraws or modifies the Board Recommendation. The Company shall solicit from stockholders of the Company proxies in favor of the adoption of this Merger Agreement and shall take all other action reasonably necessary or advisable to secure the Company Requisite Stockholder Approval to authorize and approve the Merger. Without limiting the generality of the foregoing: (i) the Company agrees that its obligation to duly call, give notice of, convene and hold the Company Special Meeting as required by this Section 5.2 shall not be affected by the withdrawal, amendment or modification of the Board Recommendation and (ii), the Company agrees that its obligations under this Section 5.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Superior Competing Proposal.

5.3 Access to Information; Confidentiality.

(a) Upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, Parent and the Company shall (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other Party reasonable access, during the Interim Period, to all its properties, books, contracts, commitments and records, provided that such access shall not unreasonably interfere with its business or operations, and, during such period, furnish promptly to the other Party such information concerning its business, properties and personnel as the other Party may reasonably request. Notwithstanding the foregoing, nothing in this Section 5.3 shall require either Party to provide access, or disclose any information, if permitting such access or disclosing such information would (i) violate applicable Laws, (ii) violate any of its obligations with respect to confidentiality (provided that, upon the other party’s request, the Company or Parent shall use its reasonable best efforts to obtain the required consent of any third party to such access or disclosure) or (iii) result in the loss of attorney-client privilege.

(b) The Parties shall, and shall cause their respective Representatives and affiliates to, keep all information obtained pursuant to Section 5.3(a) confidential in accordance with the Confidentiality Agreement dated October 24, 2006, as amended April 13, 2007 (the “Confidentiality Agreement”), between Parent and the Company.

5.4 Commercially Reasonable Efforts; Further Assurances.

(a) Parent and the Company shall use their commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Section 6, as applicable to each of them. Each Party, at the reasonable request of the other, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary and consistent with this Agreement to effect the consummation of the Merger and other transactions contemplated by this Agreement.

(b) Subject to the terms and conditions hereof, the Company and Parent agree to use their respective commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to promptly consummate and make effective the Merger and other transactions contemplated by this Agreement, including using their respective commercially reasonable efforts: (i) to effect all necessary registrations and filings required by any Governmental Authority (in connection with which Parent and the Company shall cooperate with each other in connection with the making of all such registrations and filings, including providing copies of all such documents to the non-filing party and its advisors prior to the time of such filing and, if requested, will consider in good faith reasonable additions, deletions or changes suggested in connection therewith) and (ii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing.

(c) The Company shall use its commercially reasonable efforts to promptly obtain all consents, approvals, authorizations, and waivers of, and to give all notices to, each third party that may be necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including obtaining all consents, approvals, authorizations and waivers, and giving all notices listed in Section 2.4(c) of the Company Disclosure Schedule; provided, however, that the Company shall not amend or agree to amend, or waive any material right or material economic benefit under, any Company Material Contract in connection with obtaining such consents, approvals, authorizations and waivers without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided, further, that, in connection with obtaining such consents, approvals, authorizations and waivers, or the giving of such notices, the Company shall not incur any material out of pocket costs or any other material obligation or liability without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) Parent, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 5.4(b) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, ECMR or any other applicable Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), the European Commission or any other Governmental Authority and of any notices or other communications received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, DOJ or such other applicable Governmental Authority or other person, give the other Party the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Law. However, commercially sensitive information shall not be disclosed between the Parties and appropriate measures shall be taken to safeguard the confidentiality of such commercially sensitive information. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the ECMR, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(e) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.4(b) and (d), each Party hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any applicable Antitrust Law. Notwithstanding anything to the contrary in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to consummate the Merger, in no event shall Parent or any of its Subsidiaries or affiliates be obligated to propose or agree to accept any material undertaking or condition, to enter into any consent decree, to make any material divestiture or to accept any material operational restriction.

(f) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or a private party challenging any transaction contemplated by this Agreement, each of the parties (i) shall cooperate with the others and use its respective reasonable best efforts to defend, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order that is in effect (until all appeals are exhausted, if necessary) that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and (ii) shall defend, at their costs and expense, any action or actions, whether administrative or judicial, in connection with the transactions contemplated by this Agreement.

(g) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a Party’s right to terminate this Agreement pursuant to Section 7.1 so long as such Party has up to then complied in all material respects with its obligations under this Section 5.4.

(h) Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not take any action, agree to take any action or consent to the taking of any action pursuant to this Section 5.4 (including with respect to selling, holding separate or otherwise disposing of assets or conducting its business in a specified manner) without the prior written consent of Parent.

5.5 IFRS Financials. As promptly as practicable after the date hereof, the Company shall prepare and deliver to Parent such financial information as may be reasonably requested by Parent’s auditors if required for inclusion in the German Prospectus, including financial information prepared in accordance with IFRS.

5.6 Employee Benefits. Within a reasonable period of time prior to the Effective Time, so as to facilitate a transfer of Company employees who are employed by Parent or the Surviving Corporation or their respective Subsidiaries upon and after the Effective Time (“Continuing Employees”) to the employee benefit plans maintained by Parent or Surviving Corporation or their respective Subsidiaries (“Parent Plans” or “Parent Policy”), except as otherwise specifically provided in this Agreement, the Company shall terminate all Company Equity Plans as of the Effective Time. With respect to any Company Employee Plans providing group medical, dental or vision benefits and any Company Employee Plans covered by Section 125 of the Code (including any attendant health or dependent care flexible spending account arrangements), such plans shall continue to be maintained upon and after Effective Time (“Continuing Plans”) in accordance with the terms and conditions of the Continuing Plans until the end of the applicable Continuing Plan year in which the Effective Time occurs at which time the Surviving Corporation shall terminate such Continuing Plans and Parent shall allow for the participation of former Continuing Plan participants and their covered dependants in comparable Parent Plans under the terms and conditions of such comparable Parent Plans to the extent such participants remain employed by Parent, the Surviving Corporation or their respective Subsidiaries and who are otherwise eligible for participation in such comparable Parent Plans. For a period of one year following the Effective Time, Parent shall provide employee benefits, in the aggregate, to each Continuing Employee that are no less favorable than the employee benefits provided, in the aggregate, to such Continuing Employee by the Company immediately prior to the Effective Time. Following the Effective Time, Parent will give each Continuing Employee full credit for prior service with the Company for purposes of (a) eligibility, vesting and retirement status (but not benefit accruals, other than vacation, sick time and the like) under any comparable Parent Plans and (b) determination of benefit levels under any comparable Parent Plan or Parent Policy relating to vacation or severance as if such service had been completed with the Surviving Corporation. In addition, Parent shall waive, or cause to be waived, any pre-existing condition limitations to the same extent such limitations are waived under any comparable Parent Plan except to the extent a similar limitation or pre-existing condition limitation existed under the comparable Company Employee Plan. Parent shall give Continuing Employees credit towards any lifetime deductibles or limitations on out of pocket expenses to the extent a Continuing Employee incurred the same with respect to a Company Employee Plan and such deductibles or limitations are applicable under the comparable Parent Plan. Parent shall take all reasonable actions to effectuate the terms and conditions of this Section 5.6 including, without limitation, amending or causing to be amended the comparable Parent Plans.

5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, upon becoming aware of (i) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would reasonably be expected to result in any representation or warranty contained in this Agreement to be untrue or inaccurate such that the condition in Section 6.2(a) or 6.3(a) would not be satisfied and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the condition in Section 6.2(b) or 6.3(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

5.8 Public Announcements. Except as otherwise required by Law, the rules of the NGM or the rules and regulations of the SEC or the Frankfurt Stock Exchange, or as provided elsewhere herein, prior to the Closing or the earlier termination of this Agreement pursuant to Section 7, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent and (b) Parent and the Company shall each use its reasonable efforts to consult with the other before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

5.9 Accountant’s Letter. The Company shall use its reasonable best efforts to cause to be delivered to Parent a “comfort” letter of Ernst & Young dated within two (2) Business Days before the date on which each of the Form F-4, Form F-6 and German Prospectus shall become effective and addressed to Parent and the Company, in form and substance reasonably satisfactory to Parent.

5.10 Directors and Officers Insurance/Indemnification.

(a) Parent shall, or shall cause the Surviving Corporation to, purchase a six (6) year extended reporting period endorsement (“reporting tail coverage”) with respect to the Company’s directors and officers liability insurance currently in effect, on terms no less favorable than the terms of such insurance currently in effect, and maintain such endorsement in full force and effect for its full term, provided that Parent shall not be required to pay more than 175% of the aggregate premium paid by the Company and its Subsidiaries in the year ended December 31, 2006 for such reporting tail coverage, provided, further, should the cost of reporting tail coverage exceed such cap, Parent shall instead purchase the maximum reporting tail coverage available for 175% of the aggregate premium paid by the Company and its Subsidiaries in the year ended December 31, 2006.

(b) Parent and the Surviving Corporation shall, until the sixth (6th) anniversary of the Effective Time, jointly and severally, indemnify and hold harmless, with respect to claims or events existing or occurring at or prior to the Effective Time, each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation (including without limitation any claim, action, suit proceeding or investigation related to the Merger, this Agreement and the other transactions contemplated hereby), whether civil, criminal, administrative or investigative, arising out of or by reason of the fact that the Indemnified Party is or was a director, officer, employee or agent of the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors, officers, employees and agents of Delaware corporations.

(c) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain, and Parent shall cause the Certificate of Incorporation and Bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company than are presently set forth in the Certificate of Incorporation and Bylaws of the Company, and such commitments will be included and maintained in the Certificate of Incorporation and Bylaws of the Surviving Corporation.

(d) This Section 5.10 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each Person who on or prior to the Effective Time was a director, officer, employee or agent of the Company, and shall be binding on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by each Person who on or prior to the Effective Time was a director, officer, employee or agent of the Company. If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10 to the extent permitted by applicable law.

5.11 Stockholder Litigation. The Company and Parent shall promptly notify the other party of any stockholder litigation brought, or threatened in writing, against the Company and/or the members of the Company Board or Parent and/or the members of the Supervisory Board and Management Board of Parent, respectively, relating to the Merger or the transactions contemplated by this Agreement, and shall provide the other party with updates and such information as such party shall reasonably request with respect to the status of the litigation and discussion between the parties thereto. The Company shall give Parent the opportunity to participate in the defense of and settlement discussions with respect to (but, in each case, not control) such litigation and the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such litigation unless Parent shall have consented in writing to such payment or settlement, which consent shall not be unreasonably withheld, conditioned or delayed.

5.12 NASDAQ Listing. Parent shall use reasonable best efforts to cause the Parent ADSs to be issued as the Merger Consideration to be approved for listing on the NGM, on or prior to the Effective Time.

5.13 Affiliates. The Company shall use its commercially reasonable efforts to obtain an executed affiliate agreement substantially in the form attached hereto as Exhibit B, with such changes therein as are agreeable to Parent (each, a “Company Affiliate Agreement”), from each of the Persons identified in Section 5.13 of the Company Disclosure Schedule concurrently with the execution of this Agreement and thereafter from any other Person who is an officer or director of the Company or its Subsidiaries and who the Company hereafter determines to be an Affiliate of the Company regarding compliance with Rule 145 under the Securities Act.

5.14 Section 16(b). The Company and Parent shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15 Certain Obligations of Parent. Certain obligations of Parent set forth in this Agreement, including those obligations designed to survive the consummation of the Share Exchange, may require additional corporate actions specified in the GSCL be taken by or with respect to Parent. As required by Law, certain of such obligations of Parent shall be incorporated in agreements in connection with the contribution-in-kind to Parent, which agreements shall be entered into by Parent, the Company and the Contribution Agent in the context of the Share Exchange pursuant to Section 202 et seq. of the GSCL.

5.16 Tax Matters.

(a) Neither the Company nor the Parent shall take or fail to take any action that would (i) cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, or (ii) prevent the Merger from qualifying for nonrecognition with respect to the Company shareholders under Treasury Regulation Section 1.367(a)-3(c)(1). The Parent and the Company shall take any action that is required to cause the Merger to qualify (i) as a reorganization within the meaning of Section 368(a) of the Code, and (ii) for nonrecognition with respect to the Company shareholders under Treasury Regulation Section 1.367(a)-3(c)(1).

(b) Each of the Company and the Parent shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The Parent and the Company will comply with all applicable reporting requirements set forth in the Treasury Regulations under Section 367 of the Code, including Treasury Regulation Section 1.367(a)-3(c)(6).

5.17 Parent Directors and Officers Insurance. Parent shall use commercially reasonable efforts to obtain a directors and officers liability insurance policy covering the members of Parent’s Supervisory Board from a financially sound and reputable insurer, in such amount and on such terms as is customary in the industry for a company of similar size and value with securities listed on the New York Stock Exchange or NASDAQ Stock Market.

5.18 Consulting Agreements. Contingent upon the Closing, in the event the resignations of two members of the Supervisory Board of Parent are not effective as of the Effective Time such that those persons set forth in Schedule 1.8(b) attached hereto have not been appointed and elected to the Supervisory Board of Parent as of the Effective Time, Parent will enter into consulting services agreements with such persons such that they will continue to provide services to Parent following the Effective Time and through the earlier to occur of (i) their appointment to the Supervisory Board of Parent, (ii) their election to the Supervisory Board of Parent and (iii) June 30, 2008.

6.	CONDITIONS OF MERGER

6.1 Conditions to Obligation of Each Party to Effect the Merger. The obligations of each Party to effect the Merger and consummate the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Party entitled to the benefit thereof, in whole or in part:

(a) Effectiveness of the Form F-4 and Form F-6. The Form F-4 and Form F-6 shall have become effective and no stop order or other order or directive suspending the effectiveness or approval of the Form F-4 or Form F-6 or the use of the Proxy Statement/Prospectus shall have been issued or initiated by the SEC.

(b) Stockholder Approval. This Agreement shall have been adopted by the Company Requisite Stockholder Approval.

(c) NASDAQ Listing. The Parent ADSs issuable to the stockholders of the Company pursuant to this Agreement shall have been listed on the NGM.

(d) Antitrust. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; (ii) all required approvals by the European

Commission applicable to the Merger under applicable Law shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired; (iii) all required approvals of the competent authority of any member state of the European Union applicable to the Merger under applicable Law shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired and (iv) all other required approvals of any Governmental Authority under applicable Law (including any Antitrust Law) shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired, in each case without requiring any divestiture, hold separate or any material operating condition.

(e) No Injunctions or Restraints; Illegality. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation, including any order against the increase in the stated share capital of Parent contemplated by Section 1.14(a), which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

(f) Relative Values of Parent and Company. On the Closing Date, the fair market value of Parent, computed according to the special rules contained in Treasury Regulation Section 1.367(a)-3(c)(3)(iii)(B), will be at least equal to the fair market value of Company.

(g) Resolution to Increase Share Capital of Parent. The Parent’s Management Board shall have passed the resolution to issue the new Parent Ordinary Shares (as contemplated in Section 1.14(a)(i)(A)) and the Parent’s Supervisory Board shall have authorized such resolution and neither the resolution nor the authorization shall have been revoked by the respective board.

(h) Resignation of members of the Supervisory Board. The written resignation of two members of the Supervisory Board of Parent shall have been delivered to Parent.

(i) Determination of Adequacy. A draft of the determination of the adequacy of the contribution-in-kind by the court-appointed accounting firm as provided for in Section 1.14(a)(i)(B) shall confirm such adequacy.

6.2 Additional Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are also subject to the following conditions, any and all of which may be waived in writing by Parent, in whole or in part:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in Section 2 shall be true and correct in all material respects except for those (x) representations and warranties that are qualified by materiality, which representations and warranties shall be true and correct in all respects, and (y) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct on and as of such particular date. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer of the Company.

(c) Third Party Consents. All consents, approvals and authorizations listed in Section 6.2(c) of the Company Disclosure Schedule shall have been obtained and evidence thereof, in form reasonably satisfactory to Parent, shall have been delivered to Parent and shall be in full force and effect as of the Closing.

(d) Company Rights Plan. All actions necessary to extinguish and cancel all outstanding Rights (as defined in the Company Rights Plan) under the Company Rights Plan or render such Rights inapplicable to the Merger shall have been taken.

(e) Federal Tax Opinion. Parent shall have received the opinion of its counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. substantially in the form attached hereto as Exhibit C, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) the exchange of Company Common Stock for Parent ADSs will not result in gain recognition to the shareholders of the Company pursuant to Section 367(a) of the Code. In rendering such opinion, counsel shall have received certificates of the Company and Parent and of their officers, directors and principal stockholders, substantially in the form attached hereto as Exhibits D and E, respectively. The opinion set forth in clause (ii) may assume that any stockholder who is a “five-percent transferee shareholder” with respect to the Parent within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)(ii) will file the agreement described in U.S. Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B).

6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions, any and all of which may be waived in writing by the Company, in whole or in part:

(a) Representations and Warranties. Each of the representations and warranties of Parent set forth in Section 3 shall be true and correct in all material respects except for those (x) representations and warranties that are qualified by materiality, which representations and warranties shall be true and correct in all respects, and (y) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct on and as of such particular date. Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

(c) Federal Tax Opinion. The Company shall have received the opinion of its counsel, Latham & Watkins LLP, substantially in the form attached hereto as Exhibit F, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) the exchange of Company Common Stock for Parent ADSs will not result in gain recognition to the shareholders of the Company pursuant to Section 367(a) of the Code. In rendering such opinion, counsel shall have received certificates of the Company and Parent and of their officers, directors and principal stockholders, substantially in the form attached hereto as Exhibits D and E, respectively The opinion set forth in clause (ii) may assume that any stockholder who is a “five-percent transferee shareholder” with respect to the Parent within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)(ii) will file the agreement described in U.S. Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B).

7.	TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

(a) by mutual written consent of the Parties;

(b) by either Parent or the Company if the Merger shall not have been consummated on or before March 16, 2008; provided, however, that if (i) the Effective Time has not occurred by such date by reason of nonsatisfaction of (A) the conditions set forth in Section 6.1(a), (B) the conditions set forth in Section 6.1(c) or (C) the conditions set forth in Section 6.1(d) and (ii) all other conditions set forth in Article 6 have heretofore been satisfied or waived or are then capable of being satisfied, then such date shall automatically be extended to June 16, 2008; and provided further, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party whose failure to fulfill any material obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(c) by either Parent or the Company, if a Governmental Authority of competent jurisdiction shall have issued an order or taken any other action, in each case, which has become final and non-appealable and which permanently restrains, enjoins or otherwise prohibits the Merger;

(d) by either Parent or the Company, if at the Company Special Meeting the Company Requisite Stockholder Approval shall not have been obtained;

(e) by Parent if (i) the Company Board (or a duly authorized committee of the Company Board) shall have withdrawn or modified the Board Recommendation in a manner adverse to Parent, (ii) the Company Board has failed to reaffirm the Board Recommendation within 3 Business Days after Parent has requested in writing that it do so at any time when a Competing Proposal shall have been publicly proposed and not rejected by the Company Board, (iii) the Company Board (or a duly authorized committee of the Company Board) shall have recommended to the Company stockholders that they approve or accept a Competing Proposal, (iv) the Company shall have breached any of its obligations under Section 4.3(b), (c) or (d), or Section 5.2, or (v) a tender or exchange offer for shares of Company Common Stock shall have been commenced (other than by Parent or an Affiliate of Parent), and within 3 Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such tender or exchange offer;

(f) by Parent, if Parent is not in material breach of its obligations under this Agreement, and if (i) there has been a breach of any of the representations and warranties of the Company herein, which breach would cause the condition set forth in Section 6.2(a) not to be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement, which breach would cause the condition in Section 6.2(b) not to be satisfied, and, in both case (i) and case (ii), such breach (if curable) has not been cured within thirty (30) days after notice thereof to the Company by Parent, provided such cure period shall not extend beyond the period set forth in Section 7.1(b);

(g) by the Company, if it is not in material breach of its obligations under this Agreement, and if (i) there has been a breach of any of the representations and warranties of Parent herein, which breach would cause the condition set forth in Section 6.3(a) not to be satisfied, or (ii) there has been a breach on the part of Parent of any of its covenants or agreements contained in this Agreement, which breach would cause the condition in Section 6.3(b) not to be satisfied, and, in both case (i) and case (ii), such breach (if curable) has not been cured within thirty (30) days after notice thereof to Parent from the Company, provided such cure period shall not extend beyond the period set forth in Section 7.1(b);

(h) by the Company, if the Company Board shall have approved or recommended a Competing Proposal; provided, however, that this Agreement may not be so terminated unless (i) the Company Board shall have complied in all material respects with the procedures set forth in Sections 4.3(c) and (d) and (ii) all of the payments required by Section 7.3 as a result of the operation of this paragraph (h) have been made in full to Parent; or

(i) by either Parent or the Company, if Parent’s Management Board and Supervisory Board do not approve the resolutions relating to the issuance of Parent Ordinary Shares underlying the Merger Consideration, as described in clause (i)(A) of Section 1.14(a).

7.2 Effect of Termination. Except as provided in this Section 7.2, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than this Section 7.2 and Sections 5.3(b), 5.8, 7.3 and 8, each of which shall survive such termination) will forthwith become void, and there will be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other, and all rights and obligations of any Party will cease, except that nothing herein will relieve any Party from liability for any willful breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

7.3 Fees and Expenses.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than accountants’ and attorneys’ fees, incurred in relation to the printing, mailing and filing of the Proxy Statement (including any preliminary materials related thereto), the Form F-4 and Form F-6 (including financial statements and exhibits) and any amendments or supplements thereto and all filing fees payable in connection with filings made under any Antitrust Laws or any other Law.

(b) In the event that Parent or the Company, as the case may be, terminates this Agreement pursuant to Section 7.1(b) or Section 7.1(d) following the public announcement of a Competing Proposal and within 12 months after the date of such termination the Company enters into an agreement with respect to any Competing Proposal or such Competing Proposal is consummated, then the Company shall pay the Termination Fee and Parent Stipulated Expenses to Parent, simultaneously with the execution of the agreement with respect to such Competing Proposal, by wire transfer of immediately available funds to an account specified by Parent; provided that, for purposes of this paragraph (b), each reference to “20%” in the definition of Competing Proposal shall be deemed a reference to “40%.”

(c) In the event that Parent terminates this Agreement pursuant to Section 7.1(e) or the Company terminates this Agreement pursuant to Section 7.1(h), then the Company shall pay to Parent, within five Business Days following such termination of this Agreement, the Termination Fee, plus all Parent Stipulated Expenses, which Termination Fee and Parent Stipulated Expenses shall be payable by wire transfer of immediately available funds to an account specified by Parent.

(d) If this Agreement is terminated pursuant to Section 7.1(g), then Parent shall pay to the Company the Termination Fee and reimburse the Company for all Company Stipulated Expenses by wire transfer of immediately available funds to an account specified by the Company not later than five Business Days after the effective date of such termination.

(e) If this Agreement is terminated pursuant to Section 7.1(f), then the Company shall pay to Parent the Termination Fee and reimburse Parent for all Parent Stipulated Expenses by wire transfer of immediately available funds to an account specified by Parent not later than five Business Days after the effective date of such termination.

(f) If this Agreement is terminated pursuant to Section 7.1(i), then Parent shall pay to the Company the Termination Fee and reimburse the Company for all Company Stipulated Expenses by wire transfer of immediately available funds to an account specified by the Company not later than five Business Days after the effective date of such termination.

(g) Payment of the fees and expenses described in this Section 7.3 shall constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement, other than as a result of any willful breach by any Party.

8.	GENERAL PROVISIONS

8.1 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would require stockholder approval unless such approval is obtained. This Agreement may not be amended except by an instrument in writing signed by all of the Parties.

8.2 Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may extend the time for the performance of any of the other’s obligations or other acts required hereunder, waive any inaccuracies in the other’s representations and warranties contained herein or in any document delivered pursuant hereto, and waive compliance with any of the other’s agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument signed by the Party to be bound thereby.

8.3 Survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the Closing; provided, however, this Section 8.3 shall in no way limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing.

8.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such telecopy, in each case addressed as follows:

(a)	If to Parent:

EVOTEC AG

Schnackenburgallee 114

D-22525 Hamburg, Germany

+49-40-560-81-333 fax

Attention: Chief Executive Officer

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

(617) 542-2241 fax

Attention: Stanford N. Goldman, Jr., Esq.

(b)	If to the Company:

RENOVIS, INC.

Two Corporate Drive

South San Francisco, CA 94080

(650) 266-1404 fax

Attention: Chief Executive Officer

With a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

(650) 463-2600 fax

Attention: Alan C. Mendelson, Esq.

                 Mark V. Roeder, Esq.

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted by registered or certified mail, postage prepaid, return receipt requested.

8.5 Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Section reference is expressly indicated, the entire Agreement rather than any specific Section or Section. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time. References in this Agreement to a Law include any rules, regulations and delegated legislation issued thereunder.

8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.7 Entire Agreement. This Agreement (including all exhibits and schedules hereto), and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the Parties with respect to the subject matter hereof.

8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by operation of Law or otherwise. Subject to the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

8.9 Parties in Interest. Except as set forth in Section 5.10(a), this Agreement is not intended, and shall not be deemed, to confer upon any person who is not a Party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

8.11 Governing Law; Enforcement. This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the law of the State of Delaware.

8.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.13 Definitions. For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

(a) Company Rights Plan. “Company Rights Plan” shall mean the Rights Agreement, dated as of March 24, 2005 between the Company and Wells Fargo Shareowner Services as Rights Agent.

(b) Knowledge. “Knowledge of the Company,” and all variations thereof, shall mean the actual knowledge of the individuals identified in Section 8.13(b) of the Company Disclosure Schedule or the knowledge that would reasonably be expected to be obtained upon appropriate inquiry with respect to such matter of any of such individuals. For the purposes of this Agreement, “knowledge of Parent,” and all variations thereof, means the actual knowledge of the individuals identified in Section 8.13(b) of the Parent Disclosure Schedule or the knowledge that would reasonably be expected to be obtained upon appropriate inquiry with respect to such matter of any of such individuals.

(c) Law. “Law” shall mean any federal, state, local or foreign statute, law, regulation, legal requirement, or rule, ordinance or code of any Governmental Authority (“Law” if in the singular or “Laws” if in the plural).

(d) NGM. “NGM” shall mean the NASDAQ Global Market.

(e) Stipulated Expenses. “Company Stipulated Expenses” or “Parent Stipulated Expenses” shall mean up to Five Hundred Thousand Dollars ($500,000) of those fees and expenses actually and reasonably incurred or payable by the Company or Parent, as the case may be, in connection with this Agreement, the Merger and other transactions contemplated hereby, prior to termination, including fees and expenses of counsel, investment bankers, accountants, experts, consultants and other Company Representatives.

(f) Termination Fee. “Termination Fee” shall mean cash equal to Six Million Dollars ($6,000,000).

(g) As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section
Acquisition Agreement	4.3(c)
Anti-Kickback Statute	2.10(e)
Antitrust Law	5.4(d)
Articles of Association	3.1(b)
Ba Fin	1.14(a)
Bankruptcy and Equitable Exceptions	2.4(b)
Board Recommendation	2.5(a)
Business Day	1.4
Cancelled Equity Awards	1.11(f)
Certificate of Merger	1.5
Closing	1.4
Closing Date	1.4
COBRA Coverage	2.14(c)
Code	2.14(a)
Commercial Register	1.14(a)
Company	Preamble
Company Affiliate Agreement	5.13
Company Board	2.5(a)
Company Certificate(s)	1.9(b)
Company Common Stock	1.9(a)
Company Disclosure Schedule	2
Company Employee Plans	2.14
Company Equity Awards	2.3(b)
Company Equity Plans	2.3(b)
Company Financial Statements	2.6(b)
Company Intellectual Property Rights	2.20(a)
Company Material Adverse Effect	2
Company Material Contracts	2.9(a)
Company Preferred Stock	2.3(a)
Company Requisite Stockholder Approval	2.4(a)
Company SEC Reports	2.6(a)

Term	Section
Company Special Meeting	4.3(b)
Company Stipulated Expenses	8.13(e)
Company Trust	1.11(a)
Competing Proposal	4.3(a)
Confidentiality Agreement	5.3(b)
Continuing Employees	5.5
Continuing Plans	5.5
Contribution Agent	1.2
Contribution Agreement	1.2
Debarred	2.10(b)
Deferred Compensation Plan	2.14(h)
Deposit Agreement	1.9(a)
Depositary	1.2
DGCL	Recitals
DOJ	5.4(d)
ECMR	2.4(d)
Effective Time	1.5
Environment	2.19(e)
Environmental Law	2.19(e)
ERISA	2.14
ERISA Affiliate	2.14
Excess Parent ADSs	1.13
Exchange Act	2.3(d)
Exchange Agent	1.2
Exchange Fund	1.14(a)
Exchange Option	1.11
Exchange Ratio	1.9(a)
Exchange Trust	1.13
Excluded Shares	1.10
FDA	2.10(a)
FDA Act	2.4(d)
Form F–4	5.1(a)
Form F–6	5.1(a)
FTC	5.4(d)
GAAP	2.6(b)
German Prospectus	3.4(d)
Governmental Authority	2.4(d)
HSR Act	2.4(d)
IFRS	3.3(e)
Indemnified Parties	5.10(b)
Insurance Policies	2.17(a)
Interim Period	4.1
Internal Investigation	2.12
IRS	2.14
Knowledge of Parent	8.13(b)
Knowledge of the Company	8.13(b)
Law	8.13(c)
Liens	2.4(c)
Permits	2.10
Materials of Environmental Concern	2.19(e)
Merger	Recitals

Term	Section
Merger Consideration	1.9(a)
Merger Sub	1.1
Most Recent Balance Sheet	2.7
Most Recent Balance Sheet Date	2.7
Other Filings	5.1(b)
Parent	Preamble
Parent ADRs	1.14(a)
Parent ADS	1.9(a)
Parent Disclosure Schedule	3
Parent Financial Statements	3.5
Parent Intellectual Property Rights	3.21(a)
Parent Material Adverse Effect	3
Parent Material Permits	3.12
Parent Ordinary Share	1.9(a)
Parent Plans	5.5
Parent Policy	5.5
Parent Third Party Intellectual Property Rights	3.21(d)
Parent Warrant Shares	3.3(a)
Parent Option Shares	3.3(a)
Parent Stipulated Expenses	8.13(e)
Parent’s Most Recent Balance Sheet	3.8
Parent’s Most Recent Balance Sheet Date	3.8
Parties	Preamble
Party	Preamble
Permits	2.10
Proxy Statement/Prospectus	5.1(a)
Release	2.19(e)
Reporting Tail Coverage	5.10(a)
Representative	4.3(a)
Returns	2.18(b)
SEC	2
Securities Act	2.3(g)
Share Capital Increase	1.14(a)
Share Exchange	1.14(a)
Share Issuance	1.14(a)
SOX	2.6(c)
Sub Common Stock	1.2
Subsidiary	0
Superior Competing Proposal	4.3(b)
Surviving Corporation	1.3
Surviving Corporation Common Stock	1.9(c)
Tax	2.18(a)
Termination Fee	8.13(f)
Third Party	4.3(a)
Third Party Intellectual Property Rights	2.20(d)
Third Party Manufacturer	2.10(c)
Trust Company	1.2
Voting Agreements	Recitals
WARN Act	2.15(c)

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

EVOTEC AG

By:	/S/ JÖRN ALDAG
Name:	Jörn Aldag
Title:	President and Chief Executive Officer

RENOVIS, INC.

By:	/S/ COREY S. GOODMAN, PH.D.
Name:	Corey S. Goodman, Ph.D.
Title:	Chief Executive Officer

EVOTEC AG

Schnackenburgallee 114

D-22525 Hamburg, Germany

+49-40-560-81-333 (facsimile)

January 31, 2008

RENOVIS, INC.

Two Corporate Drive

South San Francisco, CA 94080

(650) 266-1505 (facsimile)

Attn: Executive Chairman

Re: Agreement and Plan of Merger

Ladies and Gentlemen:

This letter agreement will confirm our understanding regarding changes to that certain Agreement and Plan of Merger (this “Agreement”), made and entered into September 18, 2007 by and among Evotec AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“Parent”), and Renovis, Inc., a Delaware corporation (the “Company”). Unless otherwise defined herein, the terms defined in the Agreement shall have the same defined meanings in this letter agreement.

Parent and the Company acknowledge and agree that the formula for calculating payments in lieu of fractional Parent ADSs set forth in Section 1.13 of the Agreement will not result in the payment of the correct amount of cash to the Company’s stockholders in certain situations. Accordingly, Parent and the Company hereby agree that Section 1.13 of the Agreement shall be replaced in its entirety with the following:

“1.13  No Fractional Shares. No Parent ADRs representing fractional Parent ADSs shall be issued upon the surrender of Company Certificates for exchange, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a holder of Parent ADSs. In lieu of any such fractional Parent ADSs, each holder of Company Common Stock who would otherwise be entitled to such fractional Parent ADSs shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the amount determined by multiplying (A) such fraction of a Parent ADS by (B) two (2) by (C) the closing price of one Parent Ordinary Share on the trading day immediately preceding the Effective Time.”

Together with the Agreement as amended hereby, this letter agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof. Any term of this letter agreement may be amended or waived only with the written consent of the Company and Parent. This letter agreement shall be governed in accordance with the laws of the State of Delaware. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Sincerely,

EVOTEC AG

By:	/S/ JÖRN ALDAG
Name:	Jörn Aldag
Title:	President and Chief Executive Officer

AGREED TO AND ACCEPTED:

RENOVIS, INC.

By:	/S/ JOHN P. WALKER
Name:	John P. Walker
Title:	Executive Chairman

Annex 2

Forms of Voting Agreements

VOTING AGREEMENT

VOTING AGREEMENT, dated as of September 18, 2007 (this “Agreement”), by and between EVOTEC AG an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“Parent”), and Stockholder (“Stockholder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, concurrently herewith, Parent and Renovis, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub (as such term is defined in the Merger Agreement), will merge with and into the Company (the “Merger”), and each issued and outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, as of the date hereof, Stockholder beneficially owns [•] shares of Company Common Stock (the “Owned Shares” and, together with any shares of Company Common Stock of which Stockholder acquires beneficial ownership after the date hereof and prior to the termination hereof, whether upon exercise of options, warrants, conversion of other convertible securities or otherwise, collectively referred to herein as, the “Covered Shares”); and

WHEREAS, Stockholder acknowledges that Parent is relying on the representations, warranties, covenants and other agreements of Stockholder set forth in this Agreement in order to induce Parent to enter into the Merger Agreement and proceed with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and Stockholder hereby agree as follows:

1. Agreement to Vote.

(a) Prior to any termination of this Agreement, Stockholder hereby agrees that it shall, and shall cause any other holder of record of any Covered Shares to, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, (i) when a meeting is held, appear at such meeting, submit a proxy to vote the Covered Shares at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, (ii) vote (or caused to be voted) in person or by proxy all Covered Shares in favor of the adoption of the Merger Agreement and any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to Stockholder, and (iii) vote (or cause to be voted) all Covered Shares against any Competing Proposal.

(b) STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, THE CHIEF FINANCIAL OFFICER OF PARENT AND THE SECRETARY OF PARENT, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER’S IRREVOCABLE PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN CLAUSE (a) OF THIS SECTION 1, PROVIDED, HOWEVER, THAT THE PROXY GRANTED PURSUANT TO THIS CLAUSE (b) SHALL IMMEDIATELY TERMINATE AND HAVE NO FURTHER FORCE OR EFFECT UPON THE TERMINATION OF THIS AGREEMENT. STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE DURING THE TERM OF THIS AGREEMENT AND COUPLED WITH AN INTEREST. STOCKHOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY STOCKHOLDER WITH RESPECT TO THE COVERED SHARES TO THE EXTENT INCONSISTENT WITH THE TERMS OF THIS AGREEMENT.

A2-1

(c) Except as set forth in clause (a) of this Section 1, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company. In addition, nothing in this Agreement shall give Parent or any of its officers or designees the right to vote any Covered Shares in connection with the election of directors.

2. No Inconsistent Agreements. Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Covered Shares, in either case, which is inconsistent with its obligations pursuant to this Agreement.

3. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, and (c) written notice of termination of this Agreement by Parent to Stockholder, such earliest date being referred to herein as the “Termination Date.”

4. Representations and Warranties.

(a) Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder as follows:

(i) Valid Existence. Parent is a corporation (Aktiengesellschaft) duly incorporated, validly existing and in corporate good standing (to the extent such concepts are applicable) under the laws of the Federal Republic of Germany and has the requisite corporate power and authority to carry on its business as it is now being conducted.

(ii) Authority Relative to This Agreement. Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Parent and, assuming due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

(iii) No Conflicts. Except for the applicable requirements of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby.

(b) Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

(i) Ownership of Securities. As of the date of this Agreement, (A) Stockholder beneficially owns the Owned Shares, (B) Stockholder is the sole record holder (or, in the case of shares held in street name, beneficial owner) of [•] Shares of Company Common Stock (all of which shares are included in the Owned Shares), free and clear of Liens (other than Liens for Taxes not yet due or payable, Liens created by this Agreement or in connection with the arrangements set forth on Schedule I attached to this Agreement), (C) Stockholder has sole voting power and sole power of disposition with respect to all Owned Shares, with no restrictions (other than those created by this Agreement or in connection with the arrangements set forth on Schedule I attached to this Agreement), subject to applicable federal securities laws on their rights of disposition pertaining thereto, and (D) Stockholder beneficially owns [•] shares of Company Common Stock issuable upon the exercise of currently exercisable stock options and other equity awards (collectively, the “Equity Awards”). Other than as created by this Agreement, Stockholder has not appointed or granted any proxy which is still in effect with respect to the Owned Shares. As used in this Agreement, the terms “beneficial owner,” “beneficial ownership,” “beneficially owns” or “owns beneficially,” with respect to any securities, refer to the beneficial ownership of such securities as determined under Rule 13d-3(a) of the Exchange Act.

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(ii) Existence, Power; Binding Agreement. If Stockholder is an entity, Stockholder is duly organized, formed or created, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and all necessary corporate or other entity action on behalf of Stockholder has been taken to authorize this Agreement to be entered into on behalf of and to be performed by Stockholder. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions. If Stockholder is married, and any of the Covered Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions.

(iii) No Conflicts. Except for the applicable requirements of the Exchange Act, (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign governmental authority is necessary on the part of Stockholder for the execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (1) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Covered Shares pursuant to, any contract to which Stockholder is a party or by which Stockholder or any property or asset of Stockholder is bound or affected or (2) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Stockholder or any of its properties or assets, except in the case of (A) or (B) for any failure to make any filings or obtain any permits, authorizations, consents or approvals, or violations, breaches or defaults that would not in the aggregate materially impair the ability of Stockholder to perform its obligations hereunder.

5. Certain Covenants. Stockholder hereby covenants and agrees as follows:

(a) No Solicitation. Stockholder agrees that (i) he or it is a “Representative” of the Company for purposes of Section 4.3 of the Merger Agreement, (ii) in such capacity, he or it is subject to the restrictions of Section 4.3 of the Merger Agreement and (iii) that any breach by Stockholder of the terms of Section 4.3 of the Merger Agreement shall be a breach by Stockholder of this Agreement.

(b) Restriction on Transfer, Proxies and Non-interference. Except in connection with the arrangements set forth on Schedule I attached to this Agreement, Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, (any of the foregoing, a “Transfer”), any of the Covered Shares or Equity Awards (other than the exercise of Equity Awards), (ii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (iii) knowingly take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement. Notwithstanding the restrictions and prohibitions on the trading of Covered Shares or Equity Awards set forth in this Section 5(b) and elsewhere in this Agreement, Stockholder shall be permitted to (i) effect transactions with respect to Covered Shares and Equity Awards pursuant to, and permitted under, approved trading plans established under Rule 10b5-l promulgated under the Exchange Act (“Trading Plans”), provided that such Trading Plans shall be in place on or prior to the date of this Agreement, (ii) Transfer Covered Shares to a

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family member or trust for estate planning purposes, provided that, as a condition to any such Transfer to a family member or trust, the transferee has agreed with Parent in writing to be bound by the terms of this Agreement and to hold such Covered Shares subject to all the terms and provisions of this Agreement, (iii) in connection with the exercise of an Equity Award (cashless or otherwise), sell Covered Shares an amount that is sufficient to satisfy the payment of any transaction costs and any tax liability incurred by such Stockholder in connection with such exercise and (iv) effect any Transfer of Covered Shares as may be specifically required by court order or by operation of law.

(c) Additional Shares. Stockholder agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of which Stockholder acquires beneficial ownership after the date hereof (including upon the exercise of Equity Awards).

6. Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

7. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a holder of Covered Shares and is not making any agreement hereunder in Stockholder’s capacity as an officer or director of the Company, (b) if Stockholder is a director or officer of the Company, nothing herein shall be construed to limit or affect any action or inaction by Stockholder acting in such person’s capacity as an officer or director of the Company (including the performance of obligations required by the fiduciary duties of Stockholder acting in such person’s capacity as an officer or director) and in compliance with Section 4.3 of the Merger Agreement, (c) Stockholder may provide information and engage in discussions with a Third Party, as and to the extent such action is in compliance with the provisions of Section 4.3 of the Merger Agreement, and (d) Stockholder shall have no liability to Parent or any of its affiliates under this Agreement or otherwise as a result of any action or inaction by Stockholder in such person’s capacity as an officer or director of the Company and in compliance with Section 4.3 of the Merger Agreement.

8. No Control. Nothing contained in this Agreement shall give Parent the right to control or direct the Company or the Company’s operations.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the Covered Shares, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as a stockholder of Parent.

10. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

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11. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally- recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such telecopy, in each case addressed as follows:

if to Parent:

EVOTEC AG

Schnackenburgallee 114

22525 Hamburg, Germany

Telecopier: +49.(0)40.5 60 81-333

christian.spiegel@evotec.com

Attention: Christian von Spiegel

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Telecopier: 617 542-2241

Attention: Stanford N. Goldman, Jr., Esq.

if to Stockholder:

Name:

Address:

Telecopier:

E-mail:

with a copy to:

Name:

Address:

Telecopier:

E-mail:

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted by registered or certified mail, postage prepaid, return receipt requested.

12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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13. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

14. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

15. Governing Law. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each of the parties: (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), in the event of any dispute related to or arising out of this Agreement or any transaction contemplated hereby; (b) agrees not to commence any action, suit or proceeding related to or arising out of this Agreement or any transaction contemplated hereby except in such courts; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby; and (e) consents to service of process by delivery pursuant to Section 11 hereof.

16. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

17. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same.

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IN WITNESS WHEREOF, Parent and Stockholder have caused to be executed or executed this Voting Agreement as of the date first written above.

EVOTEC AG

By:
Name:	A. Bosler	C. Van Spiegol
Title:	SVP Group Accounting	SVP Legal

STOCKHOLDER

By:
Name:

By:
Name:
(Stockholder’s spouse, if applicable)

VOTING AGREEMENT

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VOTING AGREEMENT

VOTING AGREEMENT, dated as of November 8, 2007 (this “Agreement”), by and between EVOTEC AG an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“Parent”), and Stockholder (“Stockholder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, concurrently herewith, Parent and Renovis, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub (as such term is defined in the Merger Agreement), will merge with and into the Company (the “Merger”), and each issued and outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, as of the date hereof, Stockholder beneficially owns [•] shares of Company Common Stock (the “Owned Shares” and, together with any shares of Company Common Stock of which Stockholder acquires beneficial ownership after the date hereof and prior to the termination hereof, whether upon exercise of options, warrants, conversion of other convertible securities or otherwise, collectively referred to herein as, the “Covered Shares”); and

WHEREAS, Stockholder acknowledges that Parent is relying on the representations, warranties, covenants and other agreements of Stockholder set forth in this Agreement in order to induce Parent to enter into the Merger Agreement and proceed with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and Stockholder hereby agree as follows:

1. Agreement to Vote.

(a) Prior to any termination of this Agreement, for so long as Stockholder is the beneficial owner of the Covered Shares, and conditioned upon the Company setting a record date of no later than March 31, 2007 for the meeting of the Company’s stockholders at which the adoption of the Merger Agreement and any other matters necessary for consummation of the transactions contemplated by the Merger Agreement are proposed for approval by the Company’s stockholders, Stockholder hereby agrees that it shall, and shall cause any other holder of record of any Covered Shares to, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, (i) when a meeting is held, appear at such meeting, submit a proxy to vote the Covered Shares at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, (ii) vote (or caused to be voted) in person or by proxy all Covered Shares in favor of the adoption of the Merger Agreement and any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to Stockholder, and (iii) vote (or cause to be voted) all Covered Shares against any Competing Proposal.

(b) STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, THE CHIEF FINANCIAL OFFICER OF PARENT AND THE SECRETARY OF PARENT, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER’S IRREVOCABLE PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN CLAUSE (a) OF THIS SECTION 1, PROVIDED, HOWEVER, THAT THE PROXY GRANTED PURSUANT TO THIS CLAUSE (b) SHALL IMMEDIATELY TERMINATE AND HAVE NO FURTHER FORCE OR EFFECT UPON THE TERMINATION OF THIS AGREEMENT. STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE DURING THE TERM OF THIS AGREEMENT AND COUPLED WITH AN

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INTEREST. STOCKHOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY STOCKHOLDER WITH RESPECT TO THE COVERED SHARES TO THE EXTENT INCONSISTENT WITH THE TERMS OF THIS AGREEMENT.

(c) Except as set forth in clause (a) of this Section 1, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company. In addition, nothing in this Agreement shall give Parent or any of its officers or designees the right to vote any Covered Shares in connection with the election of directors.

2. No Inconsistent Agreements. Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Covered Shares, in either case, which is inconsistent with its obligations pursuant to this Agreement.

3. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, and (c) written notice of termination of this Agreement by Parent to Stockholder, such earliest date being referred to herein as the “Termination Date.”

4. Representations and Warranties.

(a) Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder as follows:

(i) Valid Existence. Parent is a corporation (Aktiengesellschaft) duly incorporated, validly existing and in corporate good standing (to the extent such concepts are applicable) under the laws of the Federal Republic of Germany and has the requisite corporate power and authority to carry on its business as it is now being conducted.

(ii) Authority Relative to This Agreement. Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Parent and, assuming due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

(iii) No Conflicts. Except for the applicable requirements of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby.

(b) Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

(i) Ownership of Securities. As of the date of this Agreement, (A) Stockholder beneficially owns the Owned Shares, (B) Stockholder is the sole record holder (or, in the case of shares held in street name, beneficial owner) of [•] Shares of Company Common Stock (all of which shares are included in the Owned Shares), free and clear of Liens (other than Liens for Taxes not yet due or payable, Liens created by this Agreement or in connection with the arrangements set forth on Schedule I attached to this Agreement), (C) Stockholder has sole voting power and sole power of disposition with respect to all Owned Shares, with no restrictions (other than those created by this Agreement or in connection with the arrangements set forth on Schedule I attached to this Agreement), subject to applicable federal securities laws on their

A2-9

rights of disposition pertaining thereto, and (D) Stockholder beneficially owns [•] shares of Company Common Stock issuable upon the exercise of currently exercisable stock options and other equity awards (collectively, the “Equity Awards”). Other than as created by this Agreement, Stockholder has not appointed or granted any proxy which is still in effect with respect to the Owned Shares. As used in this Agreement, the terms “beneficial owner,” “beneficial ownership,” “beneficially owns” or “owns beneficially,” with respect to any securities, refer to the beneficial ownership of such securities as determined under Rule 13d-3(a) of the Exchange Act.

(ii) Existence, Power; Binding Agreement. If Stockholder is an entity, Stockholder is duly organized, formed or created, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and all necessary corporate or other entity action on behalf of Stockholder has been taken to authorize this Agreement to be entered into on behalf of and to be performed by Stockholder. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions. If Stockholder is married, and any of the Covered Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions.

(iii) No Conflicts. Except for the applicable requirements of the Exchange Act, (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign governmental authority is necessary on the part of Stockholder for the execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (1) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Covered Shares pursuant to, any contract to which Stockholder is a party or by which Stockholder or any property or asset of Stockholder is bound or affected or (2) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Stockholder or any of its properties or assets, except in the case of (A) or (B) for any failure to make any filings or obtain any permits, authorizations, consents or approvals, or violations, breaches or defaults that would not in the aggregate materially impair the ability of Stockholder to perform its obligations hereunder.

5. Certain Covenants. Stockholder hereby covenants and agrees as follows:

(a) No Solicitation. Stockholder agrees that (i) he or it is a “Representative” of the Company for purposes of Section 4.3 of the Merger Agreement, (ii) in such capacity, he or it is subject to the restrictions of Section 4.3 of the Merger Agreement and (iii) that any breach by Stockholder of the terms of Section 4.3 of the Merger Agreement shall be a breach by Stockholder of this Agreement.

(b) Restriction on Transfer, Proxies and Non-interference. Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, (any of the foregoing, a “Transfer”), any of the Covered Shares or Equity Awards (other than the exercise of Equity Awards); provided that such restrictions on Transfer shall apply only through the record date for the meeting of the Company’s stockholders at which the adoption of the Merger Agreement and any other matters necessary for consummation of the transactions contemplated by the Merger Agreement are proposed for approval by

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the Company’s stockholders; and provided further that such record date shall be no later than March 31, 2007. Except in connection with the arrangements set forth on Schedule I attached to this Agreement, subject to and conditioned upon the Company setting a record date of no later than March 31, 2007 for the meeting of the Company’s stockholders at which the adoption of the Merger Agreement and any other matters necessary for consummation of the transactions contemplated by the Merger Agreement are proposed for approval by the Company’s stockholders, Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (ii) knowingly take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement. Notwithstanding the restrictions and prohibitions on the trading of Covered Shares or Equity Awards set forth in this Section 5(b) and elsewhere in this Agreement, Stockholder shall be permitted to (i) effect transactions with respect to Covered Shares and Equity Awards pursuant to, and permitted under, approved trading plans established under Rule 10b5-l promulgated under the Exchange Act (“Trading Plans”), provided that such Trading Plans shall be in place on or prior to the date of this Agreement, (ii) Transfer Covered Shares to a family member or trust for estate planning purposes, provided that, as a condition to any such Transfer to a family member or trust, the transferee has agreed with Parent in writing to be bound by the terms of this Agreement and to hold such Covered Shares subject to all the terms and provisions of this Agreement, (iii) in connection with the exercise of an Equity Award (cashless or otherwise), sell Covered Shares an amount that is sufficient to satisfy the payment of any transaction costs and any tax liability incurred by such Stockholder in connection with such exercise, (iv) effect any Transfer of Covered Shares as may be specifically required by court order or by operation of law and (v) following the record date for the meeting of the Company’s stockholders at which the adoption of the Merger Agreement and any other matters necessary for consummation of the transactions contemplated by the Merger Agreement are proposed for approval by the Company’s stockholders, Transfer Covered Shares without any requirement that the transferee agree to be bound by the terms of this Agreement.

(c) Additional Shares. Stockholder agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of which Stockholder acquires beneficial ownership after the date hereof (including upon the exercise of Equity Awards).

6. Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

7. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a holder of Covered Shares and is not making any agreement hereunder in Stockholder’s capacity as an officer or director of the Company, (b) if Stockholder is a director or officer of the Company, nothing herein shall be construed to limit or affect any action or inaction by Stockholder acting in such person’s capacity as an officer or director of the Company (including the performance of obligations required by the fiduciary duties of Stockholder acting in such person’s capacity as an officer or director) and in compliance with Section 4.3 of the Merger Agreement, (c) Stockholder may provide information and engage in discussions with a Third Party, as and to the extent such action is in compliance with the provisions of Section 4.3 of the Merger Agreement, and (d) Stockholder shall have no liability to Parent or any of its affiliates under this Agreement or otherwise as a result of any action or inaction by Stockholder in such person’s capacity as an officer or director of the Company and in compliance with Section 4.3 of the Merger Agreement.

8. No Control. Nothing contained in this Agreement shall give Parent the right to control or direct the Company or the Company’s operations.

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9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the Covered Shares, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as a stockholder of Parent.

10. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

11. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally- recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such telecopy, in each case addressed as follows:

if to Parent:

EVOTEC AG

Schnackenburgallee 114

22525 Hamburg, Germany

Telecopier: +49.(0)40.5 60 81-333

christian.spiegel@evotec.com

Attention: Christian von Spiegel

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Telecopier: 617 542-2241

Attention: Stanford N. Goldman, Jr., Esq.

if to Stockholder:

Name:

Address:

Telecopier:

E-mail:

with a copy to:

Name:

Address:

Telecopier:

E-mail:

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (c) in the case of facsimile transmission or telecopier or

A2-12

electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted by registered or certified mail, postage prepaid, return receipt requested.

12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

13. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

14. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

15. Governing Law. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each of the parties: (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), in the event of any dispute related to or arising out of this Agreement or any transaction contemplated hereby; (b) agrees not to commence any action, suit or proceeding related to or arising out of this Agreement or any transaction contemplated hereby except in such courts; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby; and (e) consents to service of process by delivery pursuant to Section 11 hereof.

16. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

17. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same.

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IN WITNESS WHEREOF, Parent and Stockholder have caused to be executed or executed this Voting Agreement as of the date first written above.

EVOTEC AG

By:
Name:
Title:

STOCKHOLDER

By:
Name:

VOTING AGREEMENT

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VOTING AGREEMENT

VOTING AGREEMENT, dated as of November 29, 2007 (this “Agreement”), by and between EVOTEC AG an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“Parent”), and (“Stockholder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, concurrently herewith, Parent and Renovis, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub (as such term is defined in the Merger Agreement), will merge with and into the Company (the “Merger”), and each issued and outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, as of the date hereof, Stockholder beneficially owns [•] shares of Company Common Stock (the “Owned Shares” and, together with any shares of Company Common Stock of which Stockholder acquires beneficial ownership after the date hereof and prior to the termination hereof, whether upon exercise of options, warrants, conversion of other convertible securities or otherwise, collectively referred to herein as, the “Covered Shares”); and

WHEREAS, Stockholder acknowledges that Parent is relying on the representations, warranties, covenants and other agreements of Stockholder set forth in this Agreement in order to induce Parent to enter into the Merger Agreement and proceed with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and Stockholder hereby agree as follows:

1. Agreement to Vote.

(a) Prior to any termination of this Agreement, for so long as Stockholder is the beneficial owner of the Covered Shares, and conditioned upon the Company setting a record date of no later than March 31, 2008 for the meeting of the Company’s stockholders at which the adoption of the Merger Agreement and any other matters necessary for consummation of the transactions contemplated by the Merger Agreement are proposed for approval by the Company’s stockholders, Stockholder hereby agrees that it shall, and shall cause any other holder of record of any Covered Shares to, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, (i) when a meeting is held, appear at such meeting, submit a proxy to vote the Covered Shares at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, (ii) vote (or caused to be voted) in person or by proxy all Covered Shares in favor of the adoption of the Merger Agreement and any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to Stockholder, and (iii) vote (or cause to be voted) all Covered Shares against any Competing Proposal.

(b) STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, THE CHIEF FINANCIAL OFFICER OF PARENT AND THE SECRETARY OF PARENT, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER’S IRREVOCABLE PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN CLAUSE (a) OF THIS SECTION 1, PROVIDED, HOWEVER, THAT THE PROXY GRANTED PURSUANT TO THIS CLAUSE (b) SHALL IMMEDIATELY TERMINATE AND HAVE NO FURTHER FORCE OR EFFECT UPON THE TERMINATION OF THIS AGREEMENT. STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE DURING THE TERM OF THIS AGREEMENT AND COUPLED WITH AN

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INTEREST. STOCKHOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY STOCKHOLDER WITH RESPECT TO THE COVERED SHARES TO THE EXTENT INCONSISTENT WITH THE TERMS OF THIS AGREEMENT.

(c) Except as set forth in clause (a) of this Section 1, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company. In addition, nothing in this Agreement shall give Parent or any of its officers or designees the right to vote any Covered Shares in connection with the election of directors.

2. No Inconsistent Agreements. Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Covered Shares, in either case, which is inconsistent with its obligations pursuant to this Agreement.

3. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, and (c) written notice of termination of this Agreement by Parent to Stockholder, such earliest date being referred to herein as the “Termination Date.”

4. Representations and Warranties.

(a) Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder as follows:

(i) Valid Existence. Parent is a corporation (Aktiengesellschaft) duly incorporated, validly existing and in corporate good standing (to the extent such concepts are applicable) under the laws of the Federal Republic of Germany and has the requisite corporate power and authority to carry on its business as it is now being conducted.

(ii) Authority Relative to This Agreement. Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Parent and, assuming due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

(iii) No Conflicts. Except for the applicable requirements of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby.

(b) Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

(i) Ownership of Securities. As of the date of this Agreement, (A) Stockholder beneficially owns the Owned Shares, (B) Stockholder is the sole record holder (or, in the case of shares held in street name, beneficial owner) of [•] Shares of Company Common Stock (all of which shares are included in the Owned Shares), free and clear of Liens (other than Liens for Taxes not yet due or payable, Liens created by this Agreement or in connection with the arrangements set forth on Schedule I attached to this Agreement), (C) Stockholder has sole voting power and sole power of disposition with respect to all Owned Shares, with no restrictions (other than those created by this Agreement or in connection with the arrangements set forth on Schedule I attached to this Agreement), subject to applicable federal securities laws on their rights of disposition pertaining thereto, and (D) Stockholder

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beneficially owns [•] shares of Company Common Stock issuable upon the exercise of currently exercisable stock options and other equity awards (collectively, the “Equity Awards”). Other than as created by this Agreement, Stockholder has not appointed or granted any proxy which is still in effect with respect to the Owned Shares. As used in this Agreement, the terms “beneficial owner,” “beneficial ownership,” “beneficially owns” or “owns beneficially,” with respect to any securities, refer to the beneficial ownership of such securities as determined under Rule 13d-3(a) of the Exchange Act.

(ii) Existence, Power; Binding Agreement. If Stockholder is an entity, Stockholder is duly organized, formed or created, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and all necessary corporate or other entity action on behalf of Stockholder has been taken to authorize this Agreement to be entered into on behalf of and to be performed by Stockholder. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions. If Stockholder is married, and any of the Covered Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions.

(iii) No Conflicts. Except for the applicable requirements of the Exchange Act, (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign governmental authority is necessary on the part of Stockholder for the execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (1) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Covered Shares pursuant to, any contract to which Stockholder is a party or by which Stockholder or any property or asset of Stockholder is bound or affected or (2) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Stockholder or any of its properties or assets, except in the case of (A) or (B) for any failure to make any filings or obtain any permits, authorizations, consents or approvals, or violations, breaches or defaults that would not in the aggregate materially impair the ability of Stockholder to perform its obligations hereunder.

5. Certain Covenants. Stockholder hereby covenants and agrees as follows:

(a) No Solicitation. Stockholder agrees that (i) he or it is a “Representative” of the Company for purposes of Section 4.3 of the Merger Agreement, (ii) in such capacity, he or it is subject to the restrictions of Section 4.3 of the Merger Agreement and (iii) that any breach by Stockholder of the terms of Section 4.3 of the Merger Agreement shall be a breach by Stockholder of this Agreement.

(b) Restriction on Transfer, Proxies and Non-interference. Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, (any of the foregoing, a “Transfer”), any of the Covered Shares or Equity Awards (other than the exercise of Equity Awards); provided that such restrictions on Transfer shall apply only through the record date for the meeting of the Company’s stockholders at which the adoption of the Merger Agreement and any other matters necessary for consummation of the transactions contemplated by the Merger Agreement are proposed for approval by the Company’s stockholders; and provided further that such record date shall be no later than March 31,

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2008. Except in connection with the arrangements set forth on Schedule I attached to this Agreement, subject to and conditioned upon the Company setting a record date of no later than March 31, 2008 for the meeting of the Company’s stockholders at which the adoption of the Merger Agreement and any other matters necessary for consummation of the transactions contemplated by the Merger Agreement are proposed for approval by the Company’s stockholders, Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (ii) knowingly take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement. Notwithstanding the restrictions and prohibitions on the trading of Covered Shares or Equity Awards set forth in this Section 5(b) and elsewhere in this Agreement, Stockholder shall be permitted to (i) effect transactions with respect to Covered Shares and Equity Awards pursuant to, and permitted under, approved trading plans established under Rule 10b5-l promulgated under the Exchange Act (“Trading Plans”), provided that such Trading Plans shall be in place on or prior to the date of this Agreement, (ii) Transfer Covered Shares to a family member or trust for estate planning purposes, provided that, as a condition to any such Transfer to a family member or trust, the transferee has agreed with Parent in writing to be bound by the terms of this Agreement and to hold such Covered Shares subject to all the terms and provisions of this Agreement, (iii) in connection with the exercise of an Equity Award (cashless or otherwise), sell Covered Shares an amount that is sufficient to satisfy the payment of any transaction costs and any tax liability incurred by such Stockholder in connection with such exercise, (iv) effect any Transfer of Covered Shares as may be specifically required by court order or by operation of law and (v) following the record date for the meeting of the Company’s stockholders at which the adoption of the Merger Agreement and any other matters necessary for consummation of the transactions contemplated by the Merger Agreement are proposed for approval by the Company’s stockholders, Transfer Covered Shares without any requirement that the transferee agree to be bound by the terms of this Agreement.

(c) Additional Shares. Stockholder agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of which Stockholder acquires beneficial ownership after the date hereof (including upon the exercise of Equity Awards).

6. Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

7. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a holder of Covered Shares and is not making any agreement hereunder in Stockholder’s capacity as an officer or director of the Company, (b) if Stockholder is a director or officer of the Company, nothing herein shall be construed to limit or affect any action or inaction by Stockholder acting in such person’s capacity as an officer or director of the Company (including the performance of obligations required by the fiduciary duties of Stockholder acting in such person’s capacity as an officer or director) and in compliance with Section 4.3 of the Merger Agreement, (c) Stockholder may provide information and engage in discussions with a Third Party, as and to the extent such action is in compliance with the provisions of Section 4.3 of the Merger Agreement, and (d) Stockholder shall have no liability to Parent or any of its affiliates under this Agreement or otherwise as a result of any action or inaction by Stockholder in such person’s capacity as an officer or director of the Company and in compliance with Section 4.3 of the Merger Agreement.

8. No Control. Nothing contained in this Agreement shall give Parent the right to control or direct the Company or the Company’s operations.

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9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the Covered Shares, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as a stockholder of Parent.

10. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

11. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally- recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such telecopy, in each case addressed as follows:

if to Parent:

EVOTEC AG

Schnackenburgallee 114

22525 Hamburg, Germany

Telecopier: +49.(0)40.5 60 81-333

christian.spiegel@evotec.com

Attention: Christian von Spiegel

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Telecopier: 617 542-2241

Attention: Stanford N. Goldman, Jr., Esq.

if to Stockholder:

Name:

Address:

Telecopier:

E-mail:

with a copy to:

Name:

Address:

Telecopier:

E-mail:

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third Business Day following the

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date on which the piece of mail containing such communication was posted by registered or certified mail, postage prepaid, return receipt requested.

12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

13. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

14. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

15. Governing Law. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each of the parties: (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), in the event of any dispute related to or arising out of this Agreement or any transaction contemplated hereby; (b) agrees not to commence any action, suit or proceeding related to or arising out of this Agreement or any transaction contemplated hereby except in such courts; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby; and (e) consents to service of process by delivery pursuant to Section 11 hereof.

16. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

17. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same.

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IN WITNESS WHEREOF, Parent and Stockholder have caused to be executed or executed this Voting Agreement as of the date first written above.

EVOTEC AG

By:
Name:
Title:

STOCKHOLDER

By:
Name:

VOTING AGREEMENT

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Annex 3

Opinion of Cowen and Company, LLC

[LOGO]

September 18, 2007

Board of Directors

Renovis, Inc.

Two Corporate Drive

South San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Renovis, Inc., a Delaware corporation (the “Company”), other than the Company Trust (as defined in the Agreement, as defined below), of the Exchange Ratio (as defined below) to be received by the stockholders of the Company pursuant to the terms of that certain Agreement and Plan of Merger, to be dated as of September 18, 2007 (the “Agreement”), by and among the Company and Evotec AG, a German Aktiengesellschaft (“Parent”).

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, a wholly-owned subsidiary of Parent will merge with and into the Company (the “Transaction”) and, by virtue of the Transaction, each share of the common stock of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the effective time of the Transaction, excluding shares owned by the Company as treasury stock, shall be converted into the right to receive 0.5271 (the “Exchange Ratio”) of an American Depository Share of Parent (the “Parent ADS”), with each Parent ADS representing two ordinary no-par value bearer shares of Parent (“Parent Ordinary Stock”).

Cowen and Company, LLC (“Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may actively trade the securities of the Company and Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as exclusive financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated May 8, 2007, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this Opinion. Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to the Company and Parent and their respective affiliates and have received, and may receive, fees for the rendering of such services.

Cowen and Company, LLC 1221 Avenue of the Americas New York, NY 10020	TEL 646 562 1000

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In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	a draft of the Agreement dated September 18, 2007, which is the most recent draft made available to Cowen;

•

certain publicly available financial and other information for the Company and Parent, respectively, including equity research, and certain other relevant financial and operating data furnished to Cowen by the managements of the Company and Parent, respectively;

•

certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the “Company Forecasts”) and Parent (the “Parent Forecasts”), prepared by the management of the Company and Parent, respectively;

•

discussions we have had with certain members of the managements of each of the Company and Parent concerning the historical and current business operations, financial conditions and prospects of the Company and Parent, respectively, and such other matters we deemed relevant;

•	certain operating results of the Company and Parent, respectively, as compared to the operating results of certain publicly traded companies we deemed relevant;

•

the reported price and trading histories of the Company Common Stock and Parent Ordinary Stock, respectively, as compared to the reported price and trading histories of certain publicly traded companies we deemed relevant;

•	certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant;

•	based on the Company Forecasts, the cash flows generated by the Company on a stand-alone basis to determine the present value of the discounted cash flows;

•	certain pro forma financial effects of the Transaction; and

•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and Parent, respectively, or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. We have relied upon, without independent verification, the assessment of Company management as to the existing products and services of the Company and the validity of, and risks associated with, the future products and services of the Company. In addition, we have not conducted, nor have we assumed any obligation to conduct any physical inspection of the properties or facilities of either the Company or Parent. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the financial forecasts which we examined were reasonably prepared by the respective managements of the Company and Parent on bases reflecting the best currently available estimates and good faith judgments of such managements as to the future performance of the Company and Parent, and with your consent, we have assumed that such projections, provide a reasonable basis for our opinion.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or Parent, nor have we been furnished with such materials. With respect to all legal matters relating to the Company and Parent, we have relied on the assessment of the Company and its legal

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counsel. Our services to the Company in connection with the Transaction have been comprised of rendering an opinion from a financial point of view with respect to the Exchange Ratio. We express no view as to any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction. You have informed us, and we have assumed, that the Transaction will be treated as a tax-free reorganization.

It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We are not expressing any opinion as to what the value of the Parent ADS actually will be when issued to the Company’s stockholders’ pursuant to the Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as opposed to other business strategies or transactions that might be available to the Company. Furthermore, we express no view as to the price or trading range for shares of Company Common Stock, the Parent ADS or the Parent Ordinary Stock at any future time.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio in the Transaction is fair, from a financial point of view, to the stockholders of the Company, other than the Company Trust.

Very truly yours,

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INDEX TO FINANCIAL STATEMENTS

Evotec AG and Subsidiaries

Consolidated Financial Statements

Consolidated Interim Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors

Evotec AG:

We have audited the accompanying consolidated balance sheets of Evotec AG and subsidiaries (“Evotec”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, cash flows, and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Evotec’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Evotec as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with International Financial Reporting Standards.

As disclosed in Note 3, the consolidated financial statements referred to above have been restated.

International Financial Reporting Standards vary in certain significant respects from U.S. generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in Note 27 to the consolidated financial statements.

/s/ KPMG Deutsche Treuhand-Gesellschaft

Aktiengesellschaft

Wirtschaftsprüfungsgesellschaft

Hamburg, Germany

December 21, 2007

Evotec AG and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(euro in thousands)

(as restated)

	Footnote reference	As of December 31,
		2006	2005
ASSETS
Current assets:
Cash and cash equivalents	6	58,196	37,998
Investments	6	20,527	15,522
Trade accounts receivables	7	6,189	12,758
Accounts receivables due from related parties		454	840
Inventories	8	4,782	10,502
Current tax receivables		1,127	531
Prepaid expenses and other current assets		3,115	3,822
Assets classified as held for sale	13	20,124	—

Total current assets		114,514	81,973

Non-current assets:
Property, plant and equipment	10	34,669	38,163
Intangible assets, excluding goodwill	11	42,989	49,455
Goodwill	11	48,915	54,317
Other non-current financial assets	12	2,036	54

Total non-current assets		128,609	141,989

Total assets		243,123	223,962

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term loans	14	2,586	6,042
Current portion of finance lease obligations	15	1,197	1,702
Trade accounts payable		11,480	8,105
Accounts payable to related parties		4	6
Advanced payments received		413	801
Provisions	16	5,232	6,563
Deferred revenues		2,975	4,417
Current non-income tax liabilities		—	125
Other current liabilities	17	24,553	1,911
Liabilities classified as held for sale	13	7,035	—

Total current liabilities		55,475	29,672

Non-current liabilities:
Long-term loans	14	6,296	3,399
Long-term finance lease obligations	15	1,827	2,130
Deferred tax liabilities	18	6,453	11,445
Deferred revenues		1,119	726
Provisions	16	1,653	1,515
Other non-current liabilities	12	1,980	—

Total non-current liabilities		19,328	19,215

Stockholders’ equity:
Share capital	20	68,079	62,759
Treasury shares		(83)	—
Additional paid-in capital		612,476	598,930
Reserve		(28,208)	(30,415)
Accumulated deficit		(483,938)	(456,199)

Equity attributable to shareholders of Evotec AG		168,326	175,075
Minority interests		(6)	—

Total stockholders’ equity		168,320	175,075

Total liabilities and stockholders’ equity		243,123	223,962

See accompanying notes to consolidated financial statements.

Evotec AG and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(euro in thousands, except share and per share data)

(as restated)

		Continuing operations
	Footnote reference	Year ended December 31,
		2006	2005	2004
Revenue:
Drug discovery products & development of technologies		12	275	126
Drug discovery services		40,563	41,562	37,737

Total revenue		40,575	41,837	37,863

Costs of revenue
Drug discovery products & development of technologies		5	152	—
Drug discovery services		26,802	27,485	25,775

Total costs of revenue		26,807	27,637	25,775

Gross profit		13,768	14,200	12,088
Operating costs and expenses:
Research and development expenses		30,307	9,139	7,857
Selling, general and administrative expenses		15,029	12,534	12,776
Amortization of intangible assets	11	3,256	6,191	5,952
Impairment of goodwill	11	—	—	26,507
Impairment of tangible assets	10	(593)	—	3,942
Restructuring expenses		—	—	—
Other operating expenses		285	544	802

Total operating costs and expenses		48,284	28,408	57,836

Operating loss		(34,516)	(14,208)	(45,748)

Other non-operating income (expense)
Interest income		1,271	773	393
Interest expense		(578)	(606)	(777)
Loss from equity investments	9	—	(2,552)	(3,452)
Other income from financial assets		5	—	—
Foreign currency exchange gain (loss), net		(128)	(639)	737
Other non-operating expense		(280)	—	(364)
Other non-operating income		555	614	797

Total non-operating income (expense)		845	(2,410)	(2,666)

Loss before taxes		(33,671)	(16,618)	(48,414)
Current tax income (expense)	18	(321)	(226)	39
Deferred tax benefit	18	4,992	2,589	6,723

Net loss		(29,000)	(14,255)	(41,652)
Minority interests		—	—	(4)
Net loss attributable to shareholders of Evotec AG		(29,000)	(14,255)	(41,648)
Weighted average shares outstanding		66,355,593	51,987,921	36,630,348
Net loss per share (basic and diluted)		(0.44)	(0.27)	(1.14)

See accompanying notes to consolidated financial statements.

Evotec AG and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS—(Continued)

(euro in thousands, except share and per share data)

(as restated)

		Discontinued operations
	Footnote reference	Year ended December 31,
		2006	2005	2004
Revenue:
Drug discovery products & development of technologies		17,327	15,670	17,682
Drug discovery services		26,779	22,278	17,185

Total revenue		44,106	37,948	34,867

Costs of revenue
Drug discovery products & development of technologies		9,667	7,826	8,955
Drug discovery services		17,596	15,357	13,204

Total costs of revenue		27,263	23,183	22,159

Gross profit		16,843	14,765	12,708
Operating costs and expenses:
Research and development expenses		3,136	4,789	5,294
Selling, general and administrative expenses		9,166	7,992	7,132
Amortization of intangible assets	11	811	3,542	4,122
Impairment of goodwill	11	6,560	—	18,821
Impairment of tangible assets	10	—	(643)	14,581
Restructuring expenses		606	917	—
Other operating expenses		1,322	1,619	2,782

Total operating costs and expenses		21,601	18,216	52,732

Operating loss		(4,758)	(3,451)	(40,024)

Other non-operating income (expense)
Interest income		121	83	58
Interest expense		(128)	(123)	(70)
Loss from equity investments		—	—	—
Other income from financial assets		—	—	—
Foreign currency exchange gain (loss), net		(48)	(92)	178
Other non-operating expense		(268)	—	—
Other non-operating income		6,872	326	442

Total non-operating income		6,549	194	608

Income (loss) before taxes		1,791	(3,257)	(39,416)
Current tax income (expense)	18	(497)	(9)	44
Deferred tax benefit	18	1	792	3,939

Net income (loss)		1,295	(2,474)	(35,433)
Minority interests		—	207	(87)
Net income (loss) attributable to shareholders of Evotec AG		1,295	(2,681)	(35,346)
Weighted average shares outstanding		66,355,593	51,987,921	36,630,348
Net income (loss) per share (basic and diluted)		0.02	(0.05)	(0.96)

See accompanying notes to consolidated financial statements.

Evotec AG and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS—(Continued)

(euro in thousands, except share and per share data)

(as restated)

		Total
	Footnote reference	Year ended December 31,
		2006	2005	2004
Revenue:
Drug discovery products & development of technologies		17,339	15,945	17,808
Drug discovery services		67,342	63,840	54,922

Total revenue		84,681	79,785	72,730

Costs of revenue
Drug discovery products & development of technologies		9,672	7,978	8,955
Drug discovery services		44,398	42,842	38,979

Total costs of revenue		54,070	50,820	47,934

Gross profit		30,611	28,965	24,796
Operating costs and expenses:
Research and development expenses		33,443	13,928	13,151
Selling, general and administrative expenses		24,195	20,526	19,908
Amortization of intangible assets	11	4,067	9,733	10,074
Impairment of goodwill	11	6,560	—	45,328
Impairment of tangible assets	10	(593)	(643)	18,523
Restructuring expenses		606	917	—
Other operating expenses		1,607	2,163	3,584

Total operating costs and expenses		69,885	46,624	110,568

Operating loss		(39,274)	(17,659)	(85,772)

Other non-operating income (expense)
Interest income		1,392	856	451
Interest expense		(706)	(729)	(847)
Loss from equity investments	9	—	(2,552)	(3,452)
Other income from financial assets		5	—	—
Foreign currency exchange gain (loss), net		(176)	(731)	915
Other non-operating expense		(548)	—	(364)
Other non-operating income		7,427	940	1,239

Total non-operating income (expense)		7,394	(2,216)	(2,058)

Loss before taxes		(31,880)	(19,875)	(87,830)
Current tax income (expense)	18	(818)	(235)	83
Deferred tax benefit	18	4,993	3,381	10,662

Net loss		(27,705)	(16,729)	(77,085)
Minority interests		—	207	(91)
Net loss attributable to shareholders of Evotec AG		(27,705)	(16,936)	(76,994)
Weighted average shares outstanding		66,355,593	51,987,921	36,630,348
Net loss per share (basic and diluted)		(0.42)	(0.33)	(2.10)

See accompanying notes to consolidated financial statements.

Evotec AG and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(euro in thousands)

(as restated)

	Year ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net loss	(27,705)	(16,729)	(77,085)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	6,875	7,067	8,796
Amortization of intangible assets	4,067	9,733	10,074
Change in valuation allowances for current assets	242	1,769	1,133
Impairment (Reversal of impairment) of tangible assets	(593)	(643)	18,523
Impairment of goodwill	6,560	—	45,328
Impairment of investment in affiliates	—	324	—
Net loss from equity investments	—	2,228	3,452
Stock compensation expense	1,127	749	284
Gain on sale of investments	(5)	—	—
Loss on sale of property, plant and equipment	92	13	71
Profit on sale of property, plant and equipment	(4)	—	—
Deferred tax benefit	(4,993)	(3,381)	(10,662)
Decrease (increase) in:
Accounts receivable	3,297	2,192	(8,081)
Inventories	(1,311)	(1,903)	(769)
Other assets	(2,426)	(228)	1,165
Increase (decrease) in:
Accounts payable	4,409	1,585	2,175
Advanced payments received	468	192	(308)
Deferred revenues	38	(2,515)	1,113
Provisions	1,643	1,235	165
Current non-income taxes payable	411	246	79
Other liabilities	2,851	1,055	1,021
Cash paid during the year for:
Interest	(560)	(760)	(756)
Taxes	(263)	(326)	(134)

Net cash provided by (used in) operating activities	(5,780)	1,903	(4,416)

Cash flows from investing activities:
Purchase of current investments	(4,661)	(4,222)	(2,294)
Purchase of long-term investments	(266)	(2,735)	(3,315)
Purchase of property, plant and equipment	(3,399)	(4,083)	(1,488)
Purchase of intangible assets	(1,515)	(3,796)	(454)
Cash acquired	—	19,244	—
Proceeds from sale of property, plant and equipment	24	24	107
Proceeds from sale of shares in subsidiaries effective January 1, 2007	22,172	—	—
Proceeds from sale of marketable securities	—	—	732

Net cash provided by (used in) investing activities	12,355	4,432	(6,712)

Cash flows from financing activities:
Net proceeds from capital increase	18,039	28,460	7,500
Proceeds from issuance of loans	7,900	6,532	5,459
Purchase of own stock	(83)	—	—
Repayment of loans	(10,006)	(8,416)	(7,760)

Net cash provided by financing activities	15,850	26,576	5,199

Net increase (decrease) in cash and cash equivalents	22,425	32,911	(5,929)
Exchange rate difference	(59)	796	174
Cash and cash equivalents at beginning of year	37,998	4,291	10,046

Cash and cash equivalents at end of year	60,364	37,998	4,291

thereof included in assets held for sale	2,168	—	—
Supplemental disclosures of cash flow information:
Supplemental schedule of non-cash activities:
Acquisition of long-term investments	—	40,802	—
Additions to finance leases	936	1,590	1,257
Share capital in ENS Holdings, Inc.	—	2,252	5,475

See accompanying notes to consolidated financial statements.

Evotec AG and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(euro in thousands, except share data)

(as restated)

			Additional paid-in capital	Treasury shares	Reserve			Accumulated deficit	Equity attributable to shareholders of Evotec AG	Minority interests	Total stockholders’ equity
	Share capital				Unearned compensation	Foreign currency translation	Asset Revaluation surplus
	Shares	Amount
Balance at January 1, 2004	35,510,130	35,510	540,035	—	(150)	(40,046)	—	(362,269)	173,080	665	173,745
Capital increase	2,500,000	2,500	5,000	—	—	—	—	—	7,500	—	7,500
Share capital in ENS Holdings, Inc.	—	—	5,475						5,475		5,475
Stock option plan	—	—	1,850	—	(1,566)	—	—	—	284	—	284
Minority interest	—	—	—	—	—	—	—	—	—	(236)	(236)
Recognized income and expense									—
Foreign currency translation	—	—	—	—	—	1,052	—	—	1,052	236	1,288
Revaluation	—	—	—	—	—	—	—	(41)	(41)	—	(41)

Total income and expense recognized directly in equity	—	—	—	—	—	1,052	—	(41)	1,011	236	1,247
Net loss	—	—	—	—	—	—	—	(76,994)	(76,994)	(91)	(77,085)

Total recognized income and expense	—	—	—						(75,983)	145	(75,838)

Balance at December 31, 2004	38,010,130	38,010	552,360	—	(1,716)	(38,994)	—	(439,304)	110,356	574	110,930
Share Capital in ENS Holdings, Inc.			2,252						2,252		2,252
Acquisition of ENS Holdings, Inc.	14,276,883	14,277	26,419	—	—	—	7,060	—	47,756	—	47,756
Capital increase June 24	10,457,402	10,457	17,880	—	—	—	—	—	28,337	—	28,337
Capital increase (stock options)	15,009	15	19	—	—	—	—	—	34	—	34
Stock option plan	—	—	—	—	749	—	—	—	749	—	749
Stock option plan acquired	—	—	—	—	(655)	—	—	—	(655)	—	(655)
Minority interest	—	—	—	—	—	—	—	—	—	(214)	(214)
Recognized income and expense
Foreign currency translation	—	—	—	—	—	3,141	—	—	3,141	(567)	2,574
Revaluation	—	—	—	—	—	—	—	41	41	—	41

Total income and expense recognized directly in equity	—	—	—	—	—	3,141	—	41	3,182	(567)	2,615
Net loss	—	—	—	—	—	—	—	(16,936)	(16,936)	207	(16,729)

Total recognized income and expense									(13,754)	(360)	(14,114)

Balance at December 31, 2005	62,759,424	62,759	598,930	—	(1,622)	(35,853)	7,060	(456,199)	175,075	—	175,075
Capital increase	5,228,701	5,229	12,605	—	—	—	—	—	17,834	—	17,834
Capital increase (stock options)	90,694	91	114	—	—	—	—	—	205	—	205
Stock option plan	—	—	817	—	310	—	—	—	1,127	—	1,127
Purchase of treasury stock	—	—	—	(83)	—	—	—	—	(83)	—	(83)
Minority interest	—	—	10	—	—	—	—	(4)	6	(6)	—
Recognized income and expense
Foreign currency translation	—	—	—	—	—	1,897	—	—	1,897	—	1,897
Revaluation	—	—	—	—	—	—	—	(30)	(30)	—	(30)

Total income and expense recognized directly in equity	—	—	—	—	—	1,897	—	(30)	1,867	—	1,867
Net loss	—	—	—	—	—	—	—	(27,705)	(27,705)	—	(27,705)

Total recognized income and expense									(25,838)		(25,838)

Balance at December 31, 2006	68,078,819	68,079	612,476	(83)	(1,312)	(33,956)	7,060	(483,938)	168,326	(6)	168,320

See accompanying notes to consolidated financial statements.

Evotec AG and Subsidiaries

CONSOLIDATED FIXED ASSET MOVEMENT SCHEDULE

	Acquisition and manufacturing costs						Depreciation, amortization and writedowns							Net book value
	January 1, 2006	Foreign exchange	Discontinued operations	Additions	Disposals	December 31, 2006	January 1, 2006	Foreign exchange	Discontinued operations	Additions		Disposals	December 31, 2006	December 31, 2006	December 31, 2005
			(euro in thousands)						(euro in thousands)					(euro in thousands)
I. Intangible assets
1. Patents and licences	6,251	—	(708)	—	—	5,543	3,248	—	(45)	304		—	3,507	2,036	3,003
2. Goodwill	54,317	1,198	—	—	6,600	48,915	—	—	—	—		—	—	48,915	54,317
3. Capitalized development expenses	1,177	—	(1,177)	—	—	—	163	—	(163)	—		—	—	—	1,014
4. Developed technology	69,272	618	(577)	—	—	69,313	30,244	618	(77)	—		—	30,785	38,528	39,028
5. Customer list	28,758	450	(1,291)	—	—	27,917	22,348	455	(258)	2,947		—	25,492	2,425	6,410

	159,775	2,266	(3,753)	—	6,600	151,688	56,003	1,073	(543)	3,251	1)	—	59,784	91,904	103,772

II. Property, plant and equipment
1. Buildings and leasehold improvements	27,663	605	—	119	121	28,266	13,984	326	—	1,018		120	15,208	13,058	13,679
2. Plant, machinery and equipment	57,164	1,071	(1,855)	805	5,942	51,243	38,617	756	(709)	2,631		5,755	35,540	15,703	18,547
3. Furniture and fixtures	11,937	213	(562)	575	258	11,905	9,595	190	(447)	989		246	10,081	1,824	2,342
4. Purchased software	1,355	—	(275)	108	—	1,188	1,201	—	(213)	60		—	1,048	140	154
5. Finance leases	5,753	117	(467)	936	—	6,339	2,354	51	(72)	1,097		—	3,430	2,909	3,399
6. Assets under construction	42	1	—	1,000	8	1,035	—	—	—	—		—	—	1,035	42

	103,914	2,007	(3,159)	3,543	6,329	99,976	65,751	1,323	(1,441)	5,795	2)	6,121	65,307	34,669	38,163

	263,689	4,273	(6,912)	3,543	12,929	251,664	121,754	2,396	(1,984)	9,046		6,121	125,091	126,573	141,935

1)	calculated at the yearly average foreign exchange rate results in an increase of T€5; included is an amount of T€811 relating to discontinued operations.
2)	calculated at the yearly average foreign exchange rate results in an increase of T€215; included is an amount of T€539 relating to discontinued operations.

Part of the accompanying notes to consolidated financial statements.

Evotec AG and Subsidiaries

CONSOLIDATED FIXED ASSET MOVEMENT SCHEDULE

	Acquisition and manufacturing costs							Depreciation, amortization and writedowns								Net book value
	January 1, 2005	Foreign exchange	Additions	Business combination	Disposals	Reclass	December 31, 2005	January 1, 2005	Foreign exchange	Additions		Business combination	Disposals	Reclass	December 31, 2005	December 31, 2005	December 31, 2004
	(euro in thousands)							(euro in thousands)								(euro in thousands)
I. Intangible assets

1. Patents and licences	3,061	—	1,268	1,922	—	—	6,251	2,611	—	256		381	—	—	3,248	3,003	450

2. Goodwill	52,205	1,513	138	461	—	—	54,317	—	—	—		—	—	—	—	54,317	52,205

3. Capitalized development expenses	518	—	659	—	—	—	1,177	44	—	119		—	—	—	163	1,014	474

4. Developed technology	29,389	778	577	38,528	—	—	69,272	25,317	665	4,262		—	—	—	30,244	39,028	4,072

5. Customer list	19,775	567	1,291	7,125	—	—	28,758	16,808	479	5,061		—	—	—	22,348	6,410	2,967

	104,948	2,858	3,933	48,036	—	—	159,775	44,780	1,144	9,698	1)	381	—	—	56,003	103,772	60,168

II. Property, plant and equipment

1. Buildings and leasehold improvements	26,884	761	18	—	—	—	27,663	12,397	382	1,205		—	—	—	13,984	13,679	14,487

2. Plant, machinery and equipment	53,198	1,247	2,682	783	1,013	267	57,164	35,387	911	3,092		233	982	(24)	38,617	18,547	17,811

3. Furniture and fixtures	10,947	258	745	198	143	(68)	11,937	8,231	219	1,126		145	126	—	9,595	2,342	2,716

4. Purchased software	1,264	—	26	65	—	—	1,355	1,068	—	92		41	—	—	1,201	154	196

5. Finance leases	3,900	112	648	—	—	1,093	5,753	1,381	40	909		—	—	24	2,354	3,399	2,519

6. Assets under construction	33	—	1,301	—	—	(1,292)	42	—	—	—		—	—	—	—	42	33

	96,226	2,378	5,420	1,046	1,156	—	103,914	58,464	1,552	6,424	2)	419	1,108	—	65,751	38,163	37,762

	201,174	5,236	9,353	49,082	1,156	—	263,689	103,244	2,696	16,122		800	1,108	—	121,754	141,935	97,930

1)	calculated at the yearly average foreign exchange rate results in an increase of T€35.
2)	calculated at the yearly average foreign exchange rate results in an increase of T€643.

Part of the accompanying notes to consolidated financial statements.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Business Description and Basis of Presentation

Evotec AG, Schnackenburgallee 114, 22525 Hamburg, Germany and subsidiaries (“Evotec” or the “Company”) is a biotechnology group dedicated to the discovery and development of novel small molecule drugs through both its own discovery programs and through research collaborations. The Company provides innovative and often integrated solutions from target to clinic through a range of capabilities, including early stage assay development and screening through to medicinal chemistry and drug manufacturing. In proprietary projects, Evotec specializes in finding new treatments for diseases of the Central Nervous System (CNS). The Company’s Instrument Business, sold in the first quarter of 2007, is shown in the discontinued operations and is focused on high-end technologies for automated cell biology. Also included in discontinued operations is the Chemical Development Business which comprises Evotec’s capabilities in process research & development, custom preparation, analytical development, pilot plant manufacturing and formulation. This discontinued operation results from a decision to dispose this business in the third quarter of 2007.

Evotec was founded on December 8, 1993 as EVOTEC BioSystems GmbH. Evotec completed an initial public offering in Germany on November 10, 1999.

All amounts herein are shown in thousands of euro, unless indicated otherwise.

On December 21, 2007 the Management Board authorized the consolidated financial statements for issue.

(2) Summary of Significant Accounting Policies

The consolidated financial statements have been prepared in accordance with IFRS issued by the International Accounting Standards Board, London (IASB) in consideration of interpretations of the Standing Interpretations Committee (SIC) and the International Financial Reporting Interpretations Committee (IFRIC). The following is a summary of significant accounting policies followed in the preparation of the accompanying consolidated financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of Evotec and all companies which are under its control. All intercompany transactions and balances have been eliminated in consolidation. The basis of consolidation changed as of March 31, 2004. ENS Holdings, Inc. (“ENS”) was since then consolidated at equity until May 26, 2005. From this date ENS Holdings, Inc. (ENS) has been a 100% owned subsidiary of Evotec and was therefore fully consolidated. Therefore, the consolidated financial statements of 2006, 2005 and 2004 are not fully comparable.

Investments where Evotec does not have a controlling interest, but is in a position to influence the operating or capital decisions of the investee are carried at equity.

First-time adoption of IFRS

The Company used the U.S. Generally Accepted Accounting principles (U.S. GAAP) as the basis for the preparation of the consolidated financial statements until the fiscal year 2004. As required by EU Regulation (EC) No. 1606/2002, the consolidated financial statements of the Company as of December 31, 2005 were prepared under IFRS for the first time.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the transition from U.S. GAAP to IFRS, the Company applied the provisions for the first-time adoption of IFRS as set forth in IFRS 1. As the Company presented comparative financial information for the financial year 2004 in these consolidated financial statements, the date of transition to IFRS was set at January 1, 2004.

IFRS 1 grants certain exemptions from the retrospective application of IFRS. Upon transition, the Company applied the following exemptions from the application of IFRS effective at December 31, 2005 in the consolidated opening balance sheet under IFRS as at January 1, 2004:

•

The Company did not apply IFRS 3 for any business combination that occurred before January 1, 2004. Business combinations that occurred before January 1, 2004 and accounted for under U.S. GAAP, Evotec’s previous accounting standard, before January 1, 2004 were not restated.

•

Stock options that were granted before November 7, 2002 as well as stock options that were granted after November 7, 2002 but vested before January 1, 2005 were not accounted for as equity-settled share-based payments under the provisions of IFRS 2.

In the preparation of the comparative information for 2004 and 2005 contained in the consolidated financial statements as of December 31, 2006 presented here, the provisions of IFRS 1 including the exemptions stated above have been applied.

Cash and Cash Equivalents

The Company considers all highly liquid short-term investments with original maturities of three months or less to be cash equivalents.

Non-derivative Financial Instruments

Non-derivative financial instruments consist of certain long-term and short-term investments, trade accounts and other receivables, cash and cash equivalents, loans, finance lease obligations, trade accounts and other payables. These instruments are recognized if Evotec becomes party to the contractual provisions of the financial instrument. Evotec accounts for financial assets at settlement date.

Financial assets are derecognized if either the rights to the cash flows arising from the instrument have expired or substantially all risk and rewards attributable to the instrument have been transferred. Financial liabilities are derecognized if the obligations have expired or have been discharged or cancelled.

At initial recognition, non-derivative financial instruments are measured at fair value plus transactions costs unless the financial instruments are classified at fair value through profit and loss. The Company does not have any non-derivative financial instruments classified at fair value through profit and loss. The subsequent measurement of the financial instruments at Evotec depends on the designation of the financial instruments to the following categories as defined in IAS 39:

Loans and receivables

Financial instruments of this category are measured at amortized cost using the effective interest method less any impairment losses. Loans and receivables include trade accounts and other receivables.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Available-for-sale financial assets

Evotec’s long-term and short-term investments unless accounted for under the equity method in accordance with IAS 28 are classified as available-for-sale securities. Available-for-sale securities are measured at fair value at the balance sheet date or, if this value cannot be determined, at amortized cost. Unrealized gains and losses resulting from changes in fair value are reported in equity, net of any tax effect. Changes in fair value are not recognized in the statement of operations until the asset is sold or until an impairment loss is recorded. Investments that qualify as equity instruments are measured at amortized cost if their fair value cannot be determined based on quoted prices or by reference to the current fair value of comparable instruments, or by using appropriate pricing models (in cases where cash flows are volatile or cannot be reliably determined).

Derivative financial instruments

The Company uses foreign currency derivative financial instruments to hedge its exposure to foreign exchange risks. In accordance with its treasury policy, the Company does not hold or issue derivative financial instruments for trading purposes.

Derivative financial instruments are recognized initially at cost. Subsequent to initial recognition, derivative financial instruments are stated at fair value. Accounting for the change in fair value of derivatives depends on whether they are designated as hedging instruments and qualify as part of a hedge relationship under IAS 39. If these conditions are not met, even if there is an economic hedge relationship with an underlying, changes in fair value of the derivatives are recognized directly in income.

Evotec’s foreign currency derivative financial instruments are economic hedges, however, they are not accounted for as hedges in accordance with IAS 39. Therefore, all changes in the fair value of the foreign currency derivative financial instruments are recognized in foreign currency exchange gains and losses.

Inventories

In accordance with IAS 2, inventories are valued at the lower of cost or net realizable value, with cost being generally determined on the basis of an average method. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses. Cost consists of purchased component costs and manufacturing costs, which are comprised of direct material and labor costs and certain indirect costs. Costs are removed from inventories to costs of revenue based on specific identification.

Property, Plant and Equipment

Property, plant and equipment acquisitions, including leasehold improvements, are recorded at cost less any vendor rebates. Depreciation of leasehold improvements is calculated using the straight-line method over the shorter of the related lease term or the estimated useful life. Leased property, plant and equipment meeting certain criteria are capitalized and the present value of the related lease payments are recorded as a liability. Depreciation of property, plant and equipment, which includes depreciation of assets under finance leases, is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Buildings and leasehold improvements	11-35 years
Plant, machinery and equipment	3-20 years
Furniture and fixtures	3-15 years
Computer equipment and software	3-5 years
Assets under finance lease	3-5 years

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The depreciation period and method is reviewed at each balance sheet date. Differences from previous estimates are accounted for as a change in an accounting estimate in accordance with IAS 8. The costs included in property, plant and equipment related to assets under construction are not depreciated until the assets are placed into service by the Company. Upon sale or retirement, the costs and the related accumulated depreciation are removed from the respective accounts, and any gain or loss is included in other operating income and expense. Maintenance and repairs are expensed as incurred.

Intangible Assets, excluding Goodwill

Intangible assets, excluding goodwill, consist of separately identified intangible assets such as developed technologies, customer lists and patents which were acquired in business combinations, purchased licenses and patents, as well as capitalized development expenditures according to IAS 38. Intangible assets with definite useful lives are recorded at cost and are amortized using the straight-line method over the estimated useful lives of the assets:

Developed technologies	3-5 years
Customer list	2-5 years
Patents and licenses	15 years or shorter life
Capitalized development expenditures	3-5 years

Developed technologies acquired in the business combinations with ENS are not amortized until the intangible assets are likely to generate benefits.

The amortization period and method is reviewed at each balance sheet date.

Goodwill

Goodwill acquired in a business combination represents the exceeding amount of a payment made by the Company in anticipation of future economic benefits not capable of being individually identified and separately recognized. The Company recognizes separately the acquired identifiable assets, liabilities and contingent liabilities at the acquisition date. The Company’s goodwill results mainly from its acquisition of Oxford Asymmetry International plc. in October 2000. Additional goodwill has arisen from the acquisition of the remaining minority interests in Evotec (Scotland) Ltd from its founding directors in May 2004 and the University of Strathclyde in September 2005 as well as from the acquisition of minority interests in Evotec Technologies GmbH in December 2006, which is allocated to discontinued operations. Additional goodwill acquired in a business combination has arisen from the acquisition of ENS Holdings, Inc. (“ENS”) in May 2005.

Discontinued Operations

The discontinued operation is a component of the Company, and represents a separate major line of business operations. According to IFRS 5, discontinued operations are separately disclosed from the continuing operations. From the date of a decision to dispose a major line of business onwards, the assets and liabilities relating to discontinued operations are separately disclosed in the balance sheet. The relating income and expenses for discontinued operations are separately disclosed in the statements of operations retrospectively. The Company decided in the fourth quarter of 2006 to dispose of the Instrument Business and in the third quarter of 2007 to dispose the Chemical Development Business. Due to the decision of disposing these major lines of business all data presented for the statements of operations was restated to account for these businesses as discontinued

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

operations. The assets and liabilities of the Instrument Business are reported as held for sale at December 31, 2006. Therefore, the consolidated balance sheets are not fully comparable. Discontinued operations are described on the face of the statement of operations and in Note 13.

Revenue Recognition

The Company recognizes revenue from service contract arrangements and chemical compound sales within its Services Division; long-term collaborative agreements within its Pharmaceuticals Division; and diagnostic equipment sales within its Tools and Technologies Segment that is included in discontinued operations.

Revenue is recognized when it is probable that the economic benefits associated with the transaction will flow to the Company based upon the performance requirements of the respective agreements. Advance payments received in excess of amounts earned are recorded as deferred revenue.

Product and chemical compound sales are recorded as revenue upon delivery if the Company has received a customer order, the price is determinable and collectibility is reasonably assured. The Company assesses collectibility based on a number of factors, including past transaction history with the customer and the customer’s credit-worthiness.

Service revenues generated from contracted services are recognized as the services are rendered. Revenue from compound access fees is recognized ratably over the related forecasted service period. Payments for contracted services are generally paid in advance and recorded as deferred revenue until earned. Some contracted services are settled in part by non-monetary payments. Due to the insignificant portion of the contract value which is represented by the non-monetary portion, revenues derived from these particular contracts are recognized on the same basis as that used in monetary transactions.

Revenue under long-term collaborative agreements includes, but is not limited to, the following:

1.	Database Access Fees—revenue from database access fees is recognized rateably over the related contract period.

2.	Research Payments—revenue from research payments finances both direct costs incurred in connection with the Company’s ongoing research and development activities and indirect costs incurred as part of an allocation of certain other administrative expenses. Revenue from research payments is recognized rateably over the related forecasted research period as services are provided.

3.	Success Payments—revenue contingent upon the attainment of certain milestones is recognized in the period the milestone is successfully achieved. This typically occurs when the Company’s contract partner agrees that the requirements stipulated in the agreement have been met.

Part of the discontinued operations revenues are generated from the sale of systems, equipment and devices. Such revenues are recognized when the amount of revenue can be measured reliably and it is probable that the economic benefits associated with the transaction will flow to the Company. For the recognition of revenue Evotec has transferred to the buyer the significant risks and rewards of ownership of the goods, with Evotec retaining neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold. In addition, the costs incurred or to be incurred in respect of the transaction can be measured reliably. Revenues from the sale of systems, equipment and devices are recorded at the time of delivery, title transfer or upon final acceptance by the customer as required by agreement. Advance payments received are recorded as prepayments received.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has entered into multiple-element contracts and carefully determined whether the different revenue-generating elements are sufficiently separable and whether there exists sufficient evidence of their fair values to separately account for some or all of the individual elements of the contracts. Only if an element is considered to meet these criteria it represents a separate unit of accounting. The Company has no refund obligations included in their revenue agreements.

Under the terms of various contractual arrangements, Evotec receives royalty payments which are incremental to the other company’s respective product sales. Royalty income of T€523, T€1,062 and T€586 is included in revenue from continuing operations for 2006, 2005 and 2004, respectively.

Finance income and expense

Interest is recorded as expense or income in the period to which it relates. The Company does not capitalize interest expenses incurred in connection with the purchase or production of assets. The interest expense component of finance lease payments is recognized in the statement of operations using the effective interest rate method.

Interest income is recognized in the statement of operations as it accrues, using the effective interest method. Dividend income is recognized in the statement of operations on the date the entity’s right to receive payments is established.

Income Taxes

Income taxes comprise the current taxes (paid or owned) on income in the individual countries as well as the deferred taxes. Income taxes are recorded in the statement of operations except for those items recorded directly in stockholders’ equity. The current income taxes result from the expected tax liability on taxable income, based on the tax rate of the closing date.

Under the liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as for tax loss carry forwards. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled based on enacted or substantially enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the date of enactment or substantial enactment. In assessing the recoverability of deferred tax assets, management considers whether it is probable that some portion or all of the deferred tax assets will not be realized. Deferred tax assets are reduced to the extent that it is not probable that the related tax benefit will be realized.

Research and Development

Research and development costs that are generated for internal projects are capitalized or expensed depending on whether the expenditure incurred falls under the classifications of research or development expenditure given by IAS 38. When it is not certain that research and development projects will generate probable future economic benefits to the Company, such costs are expensed as incurred. Those projects which are expected to generate probable future economic benefits are capitalized as an intangible asset and amortized if all criteria set out in IAS 38 are met. This principle is also used for the accounting of developed software. However, the software included in property, plant and equipment consists only of purchased software.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company receives grants from government authorities for the support of specific research and development projects. The grants are requested when qualifying expenses have been incurred and are recognized as a reduction of research and development expense when they are received. No grants were received for capitalized development expenditures. The amounts recognized as a reduction of the Company’s research and development expense from continuing operations were T€187, T€242 and T€348 in 2006, 2005 and 2004, respectively.

Under the terms of the grants, governmental agencies generally have the right to audit qualifying expenses submitted by the Company.

Translation of Foreign Operations and Foreign Currency Denominated Transactions

The assets and liabilities of foreign subsidiaries with functional currencies other than the euro are translated into euros using period-end exchange rates, while the revenues and expenses of such subsidiaries are translated using average exchange rates during the period. Gains or losses resulting from translating foreign functional currency financial statements are reported as a separate component of stockholders’ equity. Transactions in foreign currencies are translated into euros using the foreign exchange rate ruling at the date of the transaction. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated into euros using period-end exchange rates. Gains or losses resulting from foreign currency denominated transactions are included in other non-operating income and expense.

Impairment of Long-Lived Assets and Goodwill

The Company reviews long-lived assets (tangible and intangible assets including goodwill) for impairment in accordance with IAS 36. An impairment review is performed annually for intangible assets with indefinite useful lives and goodwill, or whenever events or changes in circumstances indicate that the carrying amount of an asset or a group of assets may not be recoverable. In line with our policy in previous years concerning the impairment of long-lived assets and goodwill, the Company carried out an impairment test in the fourth quarter of 2006 (see Note 11).

An impairment loss is recognized if the carrying amount of an asset (or a group of assets when considering a cash generating unit) in the accounts exceeds the greater of its fair value less costs to sell or value in use. The value in use for an asset or cash generating unit is calculated by estimating the pre-tax net present value of future cash flows arising from that asset or cash generating unit. The pre-tax discount rate used to calculate the value in use is determined to reflect the risks inherent for each asset or cash generating unit. The evaluation of the net cash flow of the further use is based on a five year forecast. Considerable management judgement is necessary to estimate discounted pre-tax future cash flows.

Any impairment is reported as a separate component of operating costs and expenses in the consolidated statement of operations. An impairment of tangible assets and intangible assets excluding goodwill is reversed if there has been a change in the estimates used to determine the value in use leading to an increase in value for a previously impaired asset. It is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been previously recognized. Impairments of goodwill are not reversed.

Stock Compensation

The Company applies the provisions of IFRS 2 in accounting for options granted under its stock option plan. Compensation cost from the issuance of employee stock options is measured using the fair value method at the measurement date and is charged straight-line to expenses over the vesting period in which the employee renders services.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pension and similar obligations

The Company’s net obligation for defined benefit and other postretirement benefit plans have been calculated using the projected unit credit method. Actuarial gains and losses are recognized using the 10% corridor.

Service cost and interest costs for pensions and other postretirement obligations are recognized as an expense in income from operations.

The Company obligations for contributions to defined contribution plans are recognized as expense as incurred.

Provisions

Provisions are recognized when the Company has a present obligation as a result of a past event which will result in a probable outflow of economic benefits that can be reasonably estimated. The amount recognized represents the best estimate of the settlement amount of the present obligation as of the balance sheet date. Expected reimbursements of third parties are not offset, but recorded as a separate asset if it is virtually certain that the reimbursements will be received. Where the effect of the time value of money is material, provisions are discounted using a risk adjusted market rate.

A provision for warranties is recognized when the underlying products or services are sold. The provision is based on historical warranty data and a weighting of all possible outcomes against their associated probabilities.

Provisions for restructuring costs are recognized when the Company has a detailed formal plan for the restructuring and has notified the affected parties.

A provision for onerous contracts is recognized when the expected benefits to be derived by the Group from a contract are lower than the unavoidable cost of meeting its obligations under the contract.

The Company accrues for estimated losses from legal actions or claims, including legal expenses, when events exist that make the realization of the losses or expenses probable and they can be reasonably estimated.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method. For purposes of this calculation, stock options are considered to be common stock equivalents and are only included in the calculation of diluted net loss per share when their effect is dilutive. There are no dilutive shares in 2006, 2005 and 2004 as a result of net losses from continuing operations. Anti-dilutive common stock equivalents consist of 482,849, 321,736 and 180,497 stock options in 2006, 2005 and 2004, respectively.

Use of Estimates

The preparation of the accompanying consolidated financial statements requires management to make estimates and assumptions that affect both the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the main financial statements as well as the reported amounts of revenues and expenses during the reporting period. Main estimates and assumptions affect impairment testing (Note 11), provisions (Note 16), measurement of compensation expenses (Note 19) and the recognition of deferred tax assets (Note 18). Actual results could differ from management’s estimates. In addition, changes in the current economic conditions and other events could also have a significant effect on reported amounts.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Recent Pronouncements

The following IFRS pronouncements that were issued by the IASB and the IFRIC and were not effective as of December 31, 2006 have not been applied in the preparation of the consolidated financial statements as of December 31, 2006.

IFRS 7 “Financial Instruments: Disclosures” requires disclosure about the significance of financial instruments for an entity’s financial position and results of operations, and qualitative and quantitative disclosure on the nature and extent of risks arising from financial instruments. It combines disclosure requirements from IAS 32, “Financial Instruments: Presentation, and IAS 30, Disclosures in the Financial Statements of Banks and Similar Financial Institutions,” and adds new disclosure requirements. This standard is effective for financial periods beginning on or after January 1, 2007. Therefore, the Company will apply this standard in its consolidated financial statements as of December 31, 2007. As a result of the adoption, disclosures with respect to financial instruments and risk concentrations will be extended in the notes to the consolidated financial statements as of December 31, 2007.

In November 2006, the IASB issued IFRS 8 “Operating Segments,” which replaces IAS 14 “Segment Reporting.” Pursuant to IFRS 8, reporting on the financial performance of the segments has to be prepared in accordance with to the so-called management approach. Accordingly, the identification of the segments and the disclosures for these segments are based on the information which is used internally by management in evaluating segment performance and deciding how to allocate resources. The application of this standard is compulsory for financial years beginning on or after January 1, 2009. Currently, Evotec does not expect the adoption of the standard to have a material impact on the Company’s consolidated financial statements.

In March 2007, the IASB issued a revised version of IAS 23 “Borrowing Costs”. Accordingly, borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset should be capitalized as part of the cost of the asset. The current option of immediately recognizing borrowing costs as an expense will be removed. The application of the revised Standard is compulsory for financial years beginning on or after January 1, 2009. The revision will have no significant impact on consolidated financial statements.

In September 2007, the IASB issued IAS 1 “Presentation of Financial Statements” (revised 2007). The revision is aimed at improving a user’s ability to analyze and compare the information given in financial statements. IAS 1 sets requirements for the presentation of financial statements, guidelines for their structure and minimum requirements for their content. The new standard is effective for financial periods beginning on or after January 1, 2009, early adoption being permitted. The Company will determine the expected effect of the revised IAS 1 and determine an adoption date.

In November 2006, the IFRIC issued IFRIC 11 “IFRS 2—Group and Treasury Share Transactions.” This interpretation addresses how to apply IFRS 2 “Share-based Payment” to share-based payment arrangements involving an entity’s own equity instruments or equity instruments of another entity in the Group. The application of the interpretation is compulsory for financial years beginning on or after March 1, 2007, while earlier application is permitted. The Company does not expect the adoption of this interpretation to have a material impact on the consolidated financial statements.

In November 2006, the IFRIC issued IFRIC 12 “Service Concession Arrangements” to provide guidance to private sector entities on certain recognition and measurement issues that arise in accounting for public-to-private service concession arrangements. Service concession arrangements are arrangements whereby a government or other body grants contracts for the supply of public services to private operators. The Company does not expect the adoption of the Interpretation to have an impact on the consolidated financial statements.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In June 2007, the IASB published interpretation IFRIC 13 “Customer Loyalty Programmes” dealing with the recognition and measurement of such programs. This interpretation does not have any impact on the Company’s consolidated financial statements.

In July 2007, the IFRIC issued IFRIC 14 “IAS 19—The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction”. Since the Company does not have any funded defined benefit plan, management does not expect the adoption of the Interpretation to have an impact on the consolidated financial statements.

(3) Restatement of Consolidated Financial Statements According to IFRS

The following 2004, 2005 and 2006 financial information from the consolidated statements of operations and consolidated balance sheets have been restated to reflect certain adjustments to previously reported financial information for the correction of an error mainly related to the accounting for the acquisition of ENS Holdings, Inc., the revaluation of certain fixed assets, deferred income taxes and the presentation of certain investments and cash equivalents and the earn out of founding shareholders in the context of the acquisition of Evotec (Scotland) Ltd.

The Company has retrospectively adjusted the presentation of the acquisition of ENS Holdings, Inc. under IFRS. As part of the purchase price allocation, goodwill in the amount of €18,478 thousand had been capitalized and immediately impaired in the consolidated financial statements according to IFRS for the year ended December 31, 2005, which resulted in a charge against earnings. Following a review of the accounting of the business combination, the purchase price exceeding the net assets acquired was allocated mainly to developed technologies acquired (“In-process Research and Development“) in the amount of T€38,528, in particular to Evotec’s clinical programs EVT 201 and the EVT 100 series, which according to IFRS has to be capitalized and carried forward according to IAS 38. T€7,124 was allocated to customer list and T€461 to goodwill. The capitalization of intangible assets from a business combination resulted in net deferred tax liabilities of T€13,923. Additionally, an asset revaluation surplus in the amount of T€7,060 relating to the interest in ENS held by Evotec before the acquisition was generated.

Subsequently, Evotec recognized a tax benefit for net operating losses generated after consummation, which can be used by the reversal of the deferred tax liabilities recognized in the business combination for ENS.

In addition, the Company had previously recorded changes in estimated useful lives or residual values of property, plant and equipment in revaluation reserves directly in equity. However, such changes in estimates have to be considered prospectively in determining depreciation expense. An earn-out agreement with the founding shareholders of Evotec (Scotland) Ltd. who sold their interest to Evotec AG is recorded as compensation expense rather than goodwill.

The Company previously reported investments in mutual funds, which invest in debt instruments, including debt instruments with maturities beyond 3 months as cash equivalents. Such investments are now reported separately and outside cash and cash equivalents in the consolidated balance sheet and the consolidated statement of cash flows.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables summarize the effects of the adjustments on previously reported financial information.

Consolidated statements of operations:

	2006	2005	2004
	(T€ )
Net loss previously reported	(32,468)	(33,376)	(77,903)
Decrease in impairment of goodwill	—	18,478	—
Decrease of depreciation of certain fixed assets	—	120	407
Increased management compensation	(229)	(584)	(557)
Income tax effects	4,992	(1,367)	968

Net loss as restated	(27,705)	(16,729)	(77,085)

Consolidated balance sheets:

	2006	2005
	(T€)
Decrease in cash and cash equivalents	(20,527)	(15,522)
Increase in current investments	20,527	15,522
Increase in assets held for sale	695	—
Increase in intangible assets	38,528	38,528
Decrease in goodwill	(1,626)	(677)
Increase in other non-current financial assets	1,980	—
Decrease in other non-current assets	(1,980)	—

Total assets	37,597	37,851

Increase in deferred tax liabilities	6,453	11,445
Increase in equity attributable to shareholders of Evotec AG	31,144	26,406

Total liabilities and stockholders’ equity	37,597	37,851

Consolidated statements of cash flows:

	2006	2005	2004
	(T€)
Net cash provided by (used in) investing activities previously reported	16,080	8,980	14,418
Net cash provided by (used in) investing activities, as restated	12,355	4,432	(6,712)

(4) Acquisitions

In 2005, Evotec acquired the remaining shares in ENS held by other investors on a share for share basis. ENS is a drug discovery business specializing in the development of therapeutic products for the treatment of major CNS disorders, including Alzheimer’s disease and other neurological disorders.

The Company issued 14,276,883 shares to acquire the outstanding shares in ENS held by other investors, which is allocated to the continuing operations. Since May 26, 2005, ENS Holdings, Inc. has been a 100% owned subsidiary of the Company and therefore a fully consolidated company. The transaction is accounted as a purchase business combination.

The cost of T€40,955 comprises the fair value of the shares issued of €2.86 per share which was determined based on the price of Evotec’s stock at the date of acquisition and direct incremental cost of T€153.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The carrying amounts and fair values of the assets and liabilities acquired are as follows:

	Carrying Amount	Fair Value
	T€	T€
Cash and cash equivalents	19,244	19,244
Goodwill	—	461
Developed technologies	—	38,528
Customer List	—	7,124
Property, plant and equipment	583	583
Receivables from affiliates	438	438
Other assets	2,164	2,164
Other current liabilities	(1,598)	(1,598)
Deferred tax liabilities	—	(13,923)
Accounts payable	(479)	(479)

Net assets	20,352	52,542

Less net assets attributable to interest previously held by Evotec	—	(11,587)

Cost of acquisition	—	40,955

Less cash and cash equivalents acquired	—	(19,244)
Less fair value of shares issued	—	(40,802)

Cash Inflow (-) from acquisition	—	(19,091)

As a result of the acquisition of ENS, the Company recognized an asset revaluation surplus in the amount of T€7,060 relating to the changes in the fair value of the net assets attributable to the interest in ENS held by the Company before obtaining control of ENS.

The following unaudited pro forma information on continuing operations is based on the assumption that the acquisitions of ENS had occurred as of January 1, 2004.

	2005	2004
	(T€)
Pro-forma revenues	43,759	39,268
Pro-forma net loss	(15,109)	(42,505)
Pro-forma basic and diluted loss per share	(0.26)	(0.83)

(5) Use Restrictions on the Company’s Technology

Evotec was subject to certain restrictions concerning technologies arising in the course of its cooperations with Glaxo SmithKline (GSK) and Novartis.

A fourth amendment to the contract with GSK, entered into in May 2001, allows Evotec through its discontinued operations to sell detection systems and liquid handling devices, which have a restricted throughput of compounds per day. As part of the amendment, GSK grants Evotec the right to enter into other collaborative agreements with two additional funding partners.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pursuant to its agreement with Novartis, Evotec is obligated to pay royalties equal to 5% of qualifying revenue to Novartis for a period of ten years. This obligation terminates on March 16, 2008. The Company has recorded related royalty expenses of T€31, T€29 and T€15 in 2006, 2005 and 2004, respectively.

Evotec was subject to certain restrictions concerning intellectual property arising in the course of its collaboration with Takeda. During the period of Takeda’s exclusive access to Evotec’s target database, Evotec will not grant access to the target database to any third party for purposes of exploration in the field of neurodegenerative disease. This exclusivity period access ended on August 28, 2007.

(6) Cash and Cash Equivalents and Investments

Of December 31, 2006 and 2005, an amount of T€275 and T€0, respectively of cash and cash equivalents was pledged as security.

Investments in mutual funds, which invest in debt instruments to manage the fund investors’ liquidity, including debt instruments with a maturity beyond three months, are reported as current investments and carried at cost that approximates their fair value.

(7) Trade accounts receivables

The Company has assessed the non-payment risk of all trade accounts receivables which resulted in an allowance of T€123 and T€322 in 2006 and 2005, respectively. There are no use restrictions on trade accounts receivable.

(8) Inventories

Inventories consist of the following:

	As of 31 December
	2006	2005
	(T€)
Raw materials	2,942	5,515
Work-in-progress	1,840	3,158
Finished goods	—	1,829

Total inventories	4,782	10,502

Raw materials consist of biological materials and substances and chemicals. Work-in-progress in 2006 primarily consists of costs incurred on customer projects which were not completed at year end. Finished goods in 2005 include finished laboratory equipment and customer projects of the Instrument Business which were ready for shipment. The Company carries an allowance on raw materials of T€1,360 and T€1,596, included in the amounts above, as of December 31, 2006 and 2005, respectively. Additionally, an allowance on work-in-progress and finished goods of T€0 and T€0 as of December 31, 2006, respectively and of T€868 and T€90 as of December 31, 2005 is included in the amounts above. Write-ups of previously written down inventories did not occur.

(9) Long-term Investments

In 2002, Evotec acquired a 3.88% ownership interest in the common stock of Prolysis Ltd. as part of a three year drug discovery agreement whereby Evotec received the shares as consideration for performing certain services for Prolysis. A financing round diluted Evotec’s share in Prolysis to 2.38%. An additional capital increase of Prolysis in 2006 diluted Evotec’s share in Prolysis to 2.1%. The shares are held as a long-term investment at cost and are subject to a regular fair value impairment review, at least once a year. In December 2004, the value of the investment was fully impaired. This impairment amounted to T€354 in 2004. As of December 31, 2006 and 2005, the carrying amount of the investment is T€0.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In November 2005, Evotec transferred their shares in Sirenade Pharmaceuticals AG to KeyNeurotek AG (“KeyNeurotek”), Magdeburg in return against shares in KeyNeurotek. The original investment was partly paid by services provided in a drug discovery agreement between Evotec and SiREEN AG. Following this transfer, Evotec became the holder of 98 shares in KeyNeurotek, Magdeburg, representing a shareholding in KeyNeurotek of 0.06%. This investment is accounted for at cost. The impairment review in 2005 concluded that the value of the investments is uncertain and that the investment should be fully impaired, due to certain financial risks. This impairment in 2005 amounted to T€323 and was recorded as loss from equity investment. As of December 31, 2006 and 2005 the carrying amount of the investment is T€0.

Evotec acquired a 46.36% investment in the common stock of Vmax Ltd. (“Vmax”) on August 22, 2002, which was accounted for under the equity method of accounting. Due to a capital increase by Vmax in 2004 the ownership interest of Evotec decreased from 46.36% to 30.6%. In 2006, Vmax was liquidated by winding up. On winding up, Vmax Evotec received a partial repayment of the assets and agreed to waive the remaining balance of loan stock.

Evotec has a 22.72% voting interest by virtue of a 65.0% investment in the common stock of DIREVO Biotech AG (“Direvo”), which is accounted for under the equity method of accounting. Due to the redeemable feature of the preferred shares, the Company reduced the investment in Direvo to zero in 2001. The Company’s share of the net loss of Direvo amounted to T€0 in 2006, 2005 and 2004. The Company’s maximum exposure to loss as a result of our investment in DIREVO Biotech AG is limited to the original investment in Direvo in the amount of T€32.

The Company and DeveloGen AG formed an equal joint venture in August 2003, which was terminated on January 23, 2006 with an effective date of December 31, 2005. This joint venture is accounted for at equity. In 2005 research and development expenses of the Company relating to the joint venture in the amount of T€1,780 (2004: T€2,872) were shown under loss from equity investments. This joint venture incurred research and development expenses in the amount of T€4,839 and T€7,983 in 2005 and 2004, respectively.

The long-term investments of Evotec continue to have losses and, therefore, do not have undistributed profits.

The Company has recorded revenues in the ordinary course of business with the investments in Sirenade Pharmaceuticals AG as the predecessor of KeyNeurotek and Prolysis Ltd. in the amount of T€0 and T€0 in 2006, T€9 and T€1,501 in 2005 as well as T€0 and T€2,001 in 2004, respectively. No further material transactions with investments of the Company were recorded. Transactions with affiliates of investments were notably performed in the period that EVOTEC NeuroSciences GmbH was not fully consolidated in 2005 and 2004.

(10) Property, Plant and Equipment

With respect to the development of property, plant and equipment, please refer to consolidated fixed asset movement schedule.

The main additions in the continuing business in 2006 relate to the fitting out of additional clean room facilities in Glasgow, UK, upgrades of our screening facility in Hamburg and analytical equipment. Upon completion of the assets under construction, costs are transferred into their respective fixed assets classification. Depreciation expense amounted to T€5,002, T€5,230 and T€5,899 in 2006, 2005 and 2004, respectively.

The Pilot Plant cash generating unit located in Abingdon, United Kingdom was tested for impairment in 2004 according to IAS 36 due to underutilized capacities identified. This test for management has resulted in an

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

asset impairment of T€14,561. The Pilot Plant cash generating unit was reassessed for impairment during the 2005 impairment review in accordance with IAS 36, and the value in use found to have increased following improved utilisation during 2005 and revised expectations of future performance. This has resulted in a partial reversal in 2005 of the previously recognized asset impairment of T€643 in discontinued operations. This cash generating unit was reassessed for impairment in the 2006 impairment review with the result that no further impairment, nor any reversal of impairment, is deemed necessary. The Pilot Plant cash generating unit has been allocated to the Service Division.

Laboratory premises in Abingdon, United Kingdom were also tested for impairment in 2004, resulting in a recognized impairment of T€3,962. Laboratory premises were reassessed for impairment in the 2005 impairment review with the result that no further impairment, nor any reversal of impairment, was deemed necessary. During the asset impairment review in 2006, as permitted under IAS 36, management estimated the asset impairment using a method based on the physical usage of the laboratory premises. This has resulted in a partial reversal in 2006 of the previously recognized asset impairment of T€593 in continuing operations. The laboratory premises have been allocated to the Services Division.

The net book values included in the fixed assets, which are held under finance leases, are plant and machinery as well as fixture and fittings of T€2,859 and T€50 as of December 31, 2006 and T€3,337 and T€62 as of December 31, 2005, respectively. The related depreciation amounts to T€722 and T€31 in 2006, T€882 and T€28 in 2005 and T€1,140 and T€19 in 2004, respectively.

(11) Other Intangible Assets and Goodwill

With respect to the development of intangible assets and goodwill please refer to consolidated fixed asset movement schedule.

Amortization expense of intangible assets from continuing operations amounted to T€3,256, T€6,191 and T€5,952 in 2006, 2005 and 2004, respectively. The customer lists acquired through the acquisition of ENS in 2005 have remaining years of amortization as of December 31, 2006 of approximately 0.6 to 1.2 years.

The developed technologies acquired in a business combination are not amortized until they are likely to generate benefits. The developed technologies from the acquisition of ENS Holdings Inc. with a carrying amount of T€38,528 at the balance sheet date as part of continuing operations was tested for impairment on the annual designated test date of October 31, 2006. The discount rate considering the risks and rewards of the activities used in the impairment test was 16%. As a result of that test, the Company concluded that no impairment is deemed necessary.

In September 2005 the Company purchased the remaining 18,000 shares of Evotec (Scotland) Ltd. This acquisition resulted in additional goodwill in the amount of T€153. The goodwill for Evotec (Scotland) Ltd amounted to T€285 as of December 31, 2006 which was fully allocated to the Services Division. The goodwill associated with Evotec (Scotland) Ltd was assessed as part of the annual impairment review under IAS 36 and found not to be impaired in 2006, 2005 and 2004.

In December 2006 the Company acquired shares in the amount of T€1,290 in Evotec Technologies GmbH for an amount of T€695. This acquisition resulted in additional goodwill amounting to T€695 in 2006 which is allocated to the Company’s Instruments Business and therefore included in assets held for sale.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill from the acquisition of Oxford Asymmetry International plc, with a carrying amount of T€48,864 at December 31, 2006, has been allocated to the Services Division. The Company has tested its Services Division for impairment on the annual designated test date of October 31, 2006. The pre-tax discount rates considering the risks and rewards of the activities used in the impairment test were in the range of 15.2% to 16.4%. As a result of that test, the Company concluded that an impairment in the amount of T€6,560 was due for the goodwill carried as of that date which is reported in discontinued operations. In 2004, the impairment review resulted in an impairment of T€45,328 of which T€26,507 is allocated to the continuing operations. In May 2005 the Company acquired ENS Holdings, Inc. which resulted in goodwill in the amount of T€ 461 which is also the carrying amount at December 31, 2006. The goodwill has been allocated to the Pharmaceuticals Division in continuing operations. The Company has tested the cash generating unit for impairment on the annual designated test date of October 31, 2006. As a result of this test, the Company concluded that no impairment has to be recorded.

The total amount of foreign exchange differences related to goodwill denominated in a foreign currency amounted to T€1,224 and T€1,494 in 2006 and 2005, respectively and are recorded directly in equity.

(12) Other Non-Current Financial Assets

Other non-current financial assets mainly consist of the portion of the purchase price for the sale of Evotec Technologies GmbH Duesseldorf, including its subsidiary Evotec Technologies Inc. located in Cincinnati, Ohio, USA, which was transferred to an escrow account in the amount of T€1,980. This amount is also reflected in the other non-current liabilities because the sale became effective on January 1, 2007.

(13) Discontinued Operations

In 2006, the Company signed a purchase agreement for the sale of Evotec Technologies GmbH Duesseldorf, which makes up the Instruments Business. This purchase became effective as of January 1, 2007. The assets and liabilities classified as held for sale are valued at the lower of cost or market, and operations is presented as discontinued.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The assets and liabilities as of December 31, 2006 shown in the consolidated balance sheet as classified as held for sale are related to the following:

As of December 31,
2006
(T€)
Current assets:
Cash and cash equivalents	2,168
Trade accounts receivables	3,761
Inventories	6,932
Prepaid expenses and other current assets	618

Total current assets	13,479

Non-current assets:
Property, plant and equipment	2,034
Intangible assets, excluding goodwill	3,916
Goodwill	695

Total non-current assets	6,645

Assets classified as held for sale	20,124

Current liabilities:
Current portion of finance lease obligations	294
Trade accounts payable	1,089
Advanced payments received	856
Provisions	2,755
Deferred revenues	1,141
Current tax payables	418
Other current liabilities	395

Total current liabilities	6,948

Non-current liabilities:
Long-term finance lease obligations	87

Total non-current liabilities	87

Liabilities classified as held for sale	7,035

Additionally, in the third quarter 2007 the Company signed an agreement for the disposition of Evotec (Scotland) Ltd as well as a part of Evotec (UK) Ltd, which forms the Chemical Development Business. This disposition was consummated in the fourth quarter 2007. The activities of the business are also included in discontinued operations for all periods presented in the statements of operations.

The condensed cash flows of the discontinued operations are as follows:

	2006	2005	2004
	(T€)
Net cash provided by operating activities	6,833	7,690	1,942
Net cash used in investing activities	(5,421)	(7,797)	(2,758)
Net cash provided by (used in) financing activities	(268)	1,059	688

Net increase (decrease) in cash and cash equivalents	1,144	952	(128)

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(14) Long-Term Loans

In February 1998, the Company entered into a T€5,113 loan agreement with a bank of which T€0 and T€639 is outstanding at the balance sheet date 2006 and 2005, respectively. This loan carried a fixed interest rate of 5% per annum and was repayable in semi-annual installments of T€320 ending on September 30, 2006.

In July 2002, the Company entered into a T€5,000 loan agreement with a bank of, which T€1,277 and T€3,722 was utilized and outstanding as per December 31, 2006 and 2005, respectively. This loan carries a fixed interest rate of 5.84% per annum which is fixed until June 30, 2007 and is to be repaid in monthly installments of T€216 (interest and repayment), starting on August 31, 2005 and ending on June 30, 2007. The repayment is included accordingly in the maturity table below. This loan is secured by certain fixed assets. The net book values of those assets amounted to T€0 and T€425 as of December 31, 2006 and 2005, respectively.

On February 4, 2003, the Evotec (UK) Ltd entered into a loan agreement with another bank for the amount of T€2,937 which was secured by a charge on buildings and chattels in the United Kingdom and of which T€1,362 and T€1,782 is still outstanding as per December 31, 2006 and 2005, respectively. The loan carries an interest rate of 1.35% over three months euro LIBOR per annum and is repayable in equal installments over a period of five years. As of December 31, 2006 the total carrying amount of property, plant and equipment which is subject to a charge to secure this bank loan amounted to T€3,564 (2005: T€2,890). A further loan facility of T€5,812 was agreed on the same date. This loan was repaid in full during the year prior to its due date of February 28, 2006. As of December 31, 2005 the loan amounted to T€1,816. This loan was then re-negotiated and a loan facility of T€2,970 was agreed on March 29, 2006. This loan is contracted to Evotec (UK) Ltd but for the purpose of group financing. At the December 31, 2006, T€802 had been drawn down against this facility by Evotec (Scotland) Ltd an eligible party to the loan and subsidiary of Evotec AG. The loan is due for repayment in full on February 28, 2009. At the year end 2006 the loan covenants, of keeping a minimum cash balance of T€2,970, have been met. On May 18, 2005 Evotec entered into an unsecured loan of T€569. The loan is repayable in equal installments over a period of three years and carries an interest rate of 1.2% over three months euro LIBOR. At December 31, 2006 the total balance of the loan still outstanding was T€238 (2005: T€424).

Further the Company has entered in 2006 into a T€5,000 loan agreement with a bank of which T€5,000 is outstanding at December 31, 2006. This loan carried a fixed interest rate of 5.4% per annum and is repayable in semi-annual installments of T€625 starting on December 31, 2007 and ending on December 31, 2011.

Evotec (Scotland) Ltd, a subsidiary of the Evotec AG, has loan funding of T€1,006 at the balance sheet date 2006 (2005: T€1,058). New loan arrangements have been concluded during the year in order to bring the financing of Evotec (Scotland) Ltd into line with the other Evotec group member companies as outlined above. The loans are repayable in installments through 2009. Current year maturities include a loan in Evotec (Scotland) Ltd of T€74 (2005: T€341). The nominal interest rates equal the effective interest rates.

The annual maturities of these debts are as follows:

(T€)
2007	2,586
2008	2,314
2009	2,108
2010	1,250
2011	624
Thereafter	—

Total	8,882

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company maintains lines of credit totalling T€2,296 and T€4,124 to finance its short-term capital requirements, of which the entire balance is available as of December 31, 2006 and December 31, 2005, respectively. These lines of credit provide for borrowings at various interest rates and have various expiration dates as well as no stated expiration date.

The fair values of the long-term loans as of December 31, 2006 and 2005 amount to T€5,547 and T€3,112, respectively.

(15) Finance Lease Obligations

The Company is obligated under finance leases of T€3,024 and T€3,832 as of December 31, 2006 and 2005, respectively that expire at various dates during the next five years. Property, plant and equipment are held under those finance leases. The future minimum lease payments under finance leases are as follows:

(T€)
2007	1,315
2008	922
2009	566
2010	343
2011	112
Less interest	(234)

Total principal payable on finance leases	3,024

The fair values of the long-term finance lease obligation as of December 31, 2006 and 2005 amount to T€1,727 and T€2,017, respectively.

The expiration of the fair values are as follows:

	2006	2005
1-5 years	1,727	2,017
more than 5 years	—	—

	1,727	2,017

(16) Provisions

The provisions consist of the following:

	As of December 31,
	2006	2005
	T€
Bonus accruals	2,553	2,024
Contingent considerations	1,002	1,493
Accrued lease expenses	1,571	1,470
Accrued vacation	571	793
Restructuring expenses	—	578
Other provisions	1,188	1,720

Total provisions	6,885	8,078

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The change of provisions is primarily due to management’s decision to raise the variable component of compensation.

The following table summarizes the provisions recorded during 2006:

	As of January 1, 2006	Consumption	Disposal	Discontinued Operations	Additions	As of December 31, 2006
	T€
Personnel	2,817	2,277	292	679	3,555	3,124
Contingent considerations	1,493	452	—	278	239	1,002
Accrued lease expenses	1,470	114	—	—	215	1,571
Other provisions	2,298	1,301	325	1,387	1,903	1,188

Total	8,078	4,144	617	2,344	5,912	6,885

As of December 31, 2006, other provisions mainly consist of inventor remuneration (T€340) as well as a provision for social security claims (T€253).

The provision for personnel costs may differ from the actual amounts due to the fact that the actual percentage of the variable portion of the remuneration may differ from the estimates. The estimated accrual for the contingent consideration may differ from the actual amounts payable due to the fact, that the agreed performance targets are either not met or are exceeded. The consumption of the actual accrued lease expenses may vary from the estimated if the lease period changes.

An amount of T€1,653 as per December 31, 2006 (2005: T€1,515) is expected to be paid after one year and therefore is shown under non-current liabilities. This amount mainly derives from accrued lease expenses. The fair values of those non-current liabilities as of December 31, 2006 amount to T€1,045.

In 2005, the Company took actions to improve its profitability, including reductions in staff and eliminating excess facilities. The total restructuring charges in 2005 were T€917 of which an amount of T€339 was paid within 2005. The restructuring provisions relate to the Instruments Business and are reported in liabilities classified as held for sale.

The following table summarizes the development of the restructuring provisions recorded during 2006:

Restructuring provisions	As of January 1, 2006	Consumptions	Additions	As of December 31, 2006
	T€
Employee related	147	147	606	606
Excess Facilities	368	368	—	—
Other	63	63	—	—

Total	578	578	606	606

(17) Other Current Liabilities

Other current liabilities mainly consist of the purchase price already received for the sale of Evotec Technologies GmbH effective January 1, 2007 in the amount of T€22,167. This purchase price was subject to adjustments due to contractual agreements after the balance sheet date. The purchase price was decreased by T€246 in 2007.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(18) Income Taxes

Income taxes comprise the current taxes (paid or owed) on income in the individual countries as well as the deferred taxes for the continuing and discontinued operations. For the calculation of current taxes, tax rates are used which are applicable or announced at the balance sheet date.

Loss before income taxes is attributable to the following geographic regions for the years ended December 31, 2006, 2005 and 2004:

	Years ended December 31
	2006	2005	2004
	T€
Germany	(30,027)	(11,672)	(12,163)
Foreign	(1,853)	(8,203)	(75,667)

Total	(31,880)	(19,875)	(87,830)

Income tax benefit (expense) for the years ended December 31, 2006, 2005 and 2004 is as follows:

	Years ended December 31
	2006	2005	2004
	T€
Current taxes:
Germany	(804)	(209)	(39)
Foreign	(14)	(26)	122

Total current taxes	(818)	(235)	83
Deferred taxes:
Germany	4,992	2,478	—
Foreign	1	903	10,662

Total deferred taxes	4,993	3,381	10,662

Total income tax benefit	4,175	3,146	10,745

The tax rate in the UK for the years ended December 31, 2006, 2005 and 2004 amounted to 30%. For the years ended December 31, 2006, 2005 and 2004, the actual combined German federal corporation income and trade tax rate amounted to 40.38%. The income tax benefit differed from the expected income tax benefit determined using the combined German tax rate of 40.38% as follows:

	Years ended December 31
	2006	2005	2004
	T€
Expected income tax benefit	12,873	8,026	35,466
Non-deductible goodwill impairment and amortization	(2,649)	(62)	(18,304)
Other permanent differences	1,824	1,813	1,592
Foreign tax differential	503	(378)	(3,115)
Change in recognition of deferred tax assets	(9,514)	(6,145)	(4,895)
Other	1,138	(108)	1

Actual income tax benefit	4,175	3,146	10,745

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income tax assets and liabilities as of December 31, 2006 and 2005 relate to the following:

	As of December 31
	2006	2005
	T€
Deferred tax assets
Loss carry forward	65,388	56,990
Intangible assets	1,022	1,316
Other	2,456	385

Total	68,866	58,691
Valuation allowances on deferred tax assets	(52,717)	(42,986)

Total deferred tax assets	16,149	15,705

Deferred tax liabilities
Property, plant and equipment	4,740	6,471
Intangible assets	17,396	18,188
Loans	—	2,302
Undistributed subsidiaries earnings	79	94
Other	387	95

Total deferred tax liabilities	22,602	27,150

Deferred tax liabilities, net	6,453	11,445

Net deferred tax liabilities are recognized in the balance sheets as of December 31, 2006 and 2005, in the amount of T€6,453 and T€11,445, respectively.

For the years ended December 31, 2006, 2005 and 2004, Evotec recorded additional valuation allowances with respect to tax benefits of tax losses carried forward of T€8,398 and T€14,321 and T€5,276, respectively. The valuation allowances on the Company’s deferred tax assets are not recorded to the extent it is probable that such tax benefits would be realized in future years. These considerations include, but are not limited to, the ability under respective tax laws to carry forward incurred tax losses indefinitely and thereby offset taxable income in future years, reversability of taxable temporary differences, tax planning strategies and estimates of future taxable income. Evotec has not generated taxable income in Germany since the start of operations and does not expect to in the foreseeable future. The rationale behind the valuation allowances is based on the potentially unlikely prospect of generating taxable income and, to a significant extent, the questionable nature, availability and benefit of the tax losses carried forward generated prior to material equity transactions in the past. Tax losses carried forward for Germany of T€143,968 and the UK of T€24,180 do not expire. Due to changes in the German tax law in 2003, the tax losses carried forward can only be offset against an amount of 60% of future taxable income after exceeding a fully deductible amount of T€1,000 per year.

Deferred taxes are accounted for as tax expenses or income in the statements of operations unless they relate to items included in equity in which case they are accounted for as part of equity.

(19) Stock-Based Compensation

The shareholders’ meeting on June 7, 1999 established a stock option plan (“Option Plan 1999”) and authorized the granting of stock options for up to 1,466,600 shares. The plan is subject to certain restrictions regarding the number of stock awards that may be granted in a year and the allocation of the grants to members of the Management Board, other key management personnel and all other employees. The annual shareholders’ meeting in 2000 and 2001 provided for the authorisation of additional 949,000 and 1,129,600 stock options, respectively.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under the terms of the plan, each option entitles the holder to purchase one share of the Company’s stock within ten years of the grant date at a set strike price. For all options granted in 1999, the strike price was the price of the initial public offering of € 13.00 (€ 6.50 after stock split). Options granted in 2000 and 2001 can be exercised at a strike price equal to the closing price of the shares or at a strike price equal to the closing price of the shares plus 5% on the trading day before the option was granted. Options have a graded vesting: a maximum of one-third of which can be exercised at the earliest after two years, a maximum of further two-thirds after three years and all remaining awarded options after four years. Options can only be exercised within certain specified two weeks period starting on the third day after one of the following events: (i) release of the quarterly results, (ii) annual press conference on the financial statements, or (iii) annual shareholders’ meeting of the Company. The options can only be exercised if the stock price exceeds the strike price by at least 5%.

The terms of the stock option plan further provide: a grant of options is allowed if the average closing price of the Company’s stock has increased by at least 30% when comparing the last quarter of the last business year before the grant with the last quarter of the preceding year. The Supervisory Board, however, has the authority to override this restriction and to authorize the granting of options to employees if such a decision is considered necessary for the interests of the Company.

The shareholders’ meeting on June 7, 2005 established a new stock option plan (“Option Plan 2005”) and authorized the granting of stock options for up to 1,741,481 shares. The plan is subject to certain restrictions regarding the number of stock awards that may be granted in a year and the allocation of the grants to members of the Management Board, other key management personnel and all other employees. Within one calendar year, no more than 40% of these options shall be granted.

Each option entitles the holder to purchase one share of the Company’s stock at a strike price equal to the price of one share at the time of the grant of the option. Options can be exercised after a vesting period of three years after the date of their grant but no later than six years after the respective grant. The Option Plan 2005 stipulates an exercise hurdle of a 33% price increase against the share price at the time of granting. The option holder may exercise his options only if this hurdle is achieved on the day three years after the respective date of granting. In case the hurdle is not achieved, the same increase after four or five years, respectively, would make the options exercisable.

Options under the Option Plan 2005 can only be exercised within the specific two weeks period relevant also to the other option programmes.

Through the acquisition of ENS Holdings, Inc. in 2005 the Company acquired a stock option plan under which shares in the amount of 323,749 were granted on the date of consolidation May 26, 2005. Under the terms of the plan, each share which has to be treated as an option entitles the holder to receive one share of the Evotec AG’s stock until April or November 2014 at a set strike price of zero. The corresponding new shares are being held in escrow and are released by an individually set amount every quarter as well as on achievement of individual milestones.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the status of the plans as of December 31, 2006 and 2005, and the changes during the years then ended is presented as follows:

	As of December 31,
	2006		2005
	Options	Weighted average exercise price	Options	Weighted average exercise price
		€ per share		€ per share
Outstanding at beginning of the year	3,126,635	6.78	2,579,558	8.34
Options granted	818,196	3.30	889,400	2.83
Options exercised	(90,694)	2.25	(15,009)	2.29
Options forfeited	(33,114)	17.66	(129,082)	8.65
Options waived (re-issueable)	(78,349)	7.32	(198,232)	8.43

Outstanding at end of the year	3,742,674	6.02	3,126,635	6.78

Thereof exercisable	1,721,547	9.33	1,500,141	10.59

A summary of the stock options outstanding as of December 31, 2006 is as follows:

Range of exercise prices	Outstanding	Exercisable	Weighted average remaining contractual life	Weighted average exercise price
€ per share				€ per share
1.66 – 3.66	2.373.639	482,849	6.36 years	2.86
5.97 – 6.80	951,464	821,127	5.18 years	6.53
10.15 – 12.48	48,300	48,300	4.93 years	12.48
15.29	4,500	4,500	4.23 years	15.29
24.30	364,771	364,771	3.90 years	24.30

Evotec’s stock option plans result in unearned compensation, a component of stockholders’ equity amounting to T€1,312 and T€1,622 as of December 31, 2006 and 2005, respectively. The Company recognized compensation expense in 2006, 2005 and 2004 for all options totalling T€1,127, T€749 and T€284, respectively, which was reflected as operating costs and expenses in the consolidated statements of operations.

The fair value of each option grant was estimated on the date of grant for the fiscal years ended December 31, 2006, 2005, and 2004 using a binomial model with the following assumptions:

	January 6, 2004	November 18, 2004	March 4, 2005	March 7, 2005
Risk-free interest rate in %	3.81	3.30	3.32	3.32
Volatility in %	67.1	55.6	58.4	58.4
Fluctuation in %	10.0	10.0	10.0	10.0
Price range in euro	5.97	2.52-2.65	0.00	3.61
Fair value per option	2.89 – 3.35	1.12 – 1.32	2.87 – 2.90	1.59 – 1.82

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	July 11, 2005	August 30, 2005	December 16, 2005	June 7, 2006
Risk-free interest rate in %	2.85	2.79	3.14	3.95
Volatility in %	56.4	49.1	34.8	45.1
Fluctuation in %	10.0	10.0	10.0	10.0
Price range in euro	2.82	2.71 – 2.80	2.59 – 2.73	3.19
Fair value per option	1.30 – 1.48	1.09 – 1.23	0.84 – 0.98	1.22

November 6, 2006
Risk-free interest rate in %	3.68
Volatility in %	50.5
Fluctuation in %	10.0
Price range in euro	3.49 – 3.66
Fair value per option	1.47 – 1.73

The expected dividend yield is zero, the expected remaining life 6 years in all models.

(20) Stockholders’ Equity

On December 31, 2006, there are 68,078,819 shares issued and outstanding with a nominal amount of euro 1 per share including converted ENS options held in escrow. Furthermore authorized but unissued shares consist of a conditional capital (bedingtes Kapital) of 5,122,996 shares available with respect to the stock option plan and an approved capital (genehmigtes Kapital), of 33,986,558 shares. A capital increase out of the conditional capital in the amount of 105,703 shares in connection with the share options has not yet been registered in the trade register. As of balance sheet date, the Company holds 19,751 treasury shares for the remuneration of the Supervisory Board.

At the annual shareholders’ meeting on June 18, 2001, the Management Board of the Company, was authorized to issue up to 17,700,000 shares for cash or contributions in kind.

Effective May 26, 2005, the Company increased its stockholders’ equity by issuing 14,276,883 new shares against contributions in kind out of the approved capital (genehmigtes Kapital) to be used as consideration for the acquisition of ENS Holdings, Inc.

At the annual shareholders’ meeting on June 7, 2005, the Company’s stockholders’ equity was increased by issuing 10,457,402 new shares against cash. This increase was effective June 24, 2005. The price per share amounted to € 2.72.

At this annual shareholders’ meeting on June 7, 2005, the Management Board of the Company was also authorized to issue up to 26,143,506 shares for cash or contributions in kind. In addition conditional capital had been authorized in the amount of 1,741,481 shares.

Effective April 27, 2006, the Company increased its stockholders’ equity by issuing 5,228,701 new shares against cash out of the approved capital (genehmigtes Kapital). The price per share amounted to € 3.55. Relating transaction costs in the amount of T€727 were recognized.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At the annual shareholders’ meeting on June 8, 2006, the Management Board of the Company was authorized to issue up to 33,986,558 shares for cash or contributions in kind. Under German law, the shareholders of a stock corporation may empower the Management Board to issue shares in a specified aggregate nominal value not exceeding 50% of the issued share capital at the time of the shareholder vote, in the form of approved capital (genehmigtes Kapital). The authorization expires on June 7, 2011.

(21) Segment Information

Segmentation is performed on the basis of risks and opportunities; recognition is based on the internal organization and management structure as well as on internal management reporting. Therefore the Company’s primary segments after giving effect to the discontinuation of operations, are: (i) Pharmaceuticals Division, and (ii) Services Division.

(i) The Pharmaceuticals Division is specialized in finding new treatments for diseases of the Central Nervous System (CNS). It is engaged in selected research and development activities to develop compounds for outlicensing. The strategic objective of this division is to generate or augment proprietary intellectual property that can provide the Company with additional long-term upside through more significant milestones and royalties.

(ii) The Services Division provides integrated contract research support in drug discovery and development to a large group of global customers. It provides innovative and integrated solutions including early stage assay development and screening through to medicinal chemistry and drug manufacturing.

Net sales and operating expenses in the segments include both sales to customers and inter-segment transfers, which are priced to recover cost plus an appropriate profit margin according to the at arms length principle.

Revenues in the consolidated statements of operations are differentiated by products and by services. This definition is close to the definition used in the segment reporting. Differences between the revenue splits are mainly due to product deliveries from our service unit, which are reported in the Services segment.

The accounting policies of the segments are equivalent to those described in the summary of significant accounting policies (see Note 2).

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following represents segment data of the Company’s primary segments for the year ended December 31, 2006:

	Year Ended December 31, 2006
	Pharma- ceuticals Division	Services Division	Not allocated	Total 2006
	T€
Revenues:
Drug discovery products and technologies	—	12	—	12
Drug discovery services	3,198	37,530	(165)	40,563

Total revenues	3,198	37,542	(165)	40,575

Costs of revenue:
Drug discovery products and technologies	—	5	—	5
Drug discovery services	443	26,409	(50)	26,802

Total costs of revenue	443	26,414	(50)	26,807

Gross profit	2,755	11,128	(115)	13,768
Research and development expenses	28,102	2,666	(461)	30,307
Selling, general and administrative expenses	4,033	9.943	1,053	15,029
Amortization of intangible assets	3,189	67	—	3,256
Impairment of tangible assets	—	(593)	—	(593)
Other operating expenses	—	285	—	285

Operating loss	(32,569)	(1,240)	(707)	(34,516)

Interest income	—	—	1,271	1,271
Interest expense	—	—	(578)	(578)
Other income from financial assets	—	—	5	5
Foreign currency exchange gain (loss), net	—	—	(128)	(128)
Other non-operating income, net	328	274	(327)	275

Net loss before taxes	(32,241)	(966)	(464)	(33,671)

Total assets	66,520	93,051	83,552	243,123
Total liabilities	7,637	16,753	50,413	74,803
Capital expenditures	659	2,618	266	3,543

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following represents segment data of the Company’s primary segments for the year ended December 31, 2005:

	Year Ended December 31, 2005
	Pharma- ceuticals Division	Services Division	Not allocated	Total 2005
	T€
Revenues:
Drug discovery products and technologies	—	275	—	275
Drug discovery services	3,231	38,408	(77)	41,562

Total revenues	3,231	38,683	(77)	41,837

Costs of revenue:
Drug discovery products and technologies	—	145	7	152
Drug discovery services	1,032	26,500	(47)	27,485

Total costs of revenue	1,032	26,645	(40)	27,637

Gross profit	2,199	12,038	(37)	14,200
Research and development expenses	5,924	3,732	(517)	9,139
Selling, general and administrative expenses	3,974	8,428	132	12,534
Amortization of intangible assets	1,876	4,315	—	6,191
Other operating expenses	—	543	1	544

Operating loss	(9,575)	(4,980)	347	(14,208)

Interest income	—	—	773	773
Interest expense	—	—	(606)	(606)
Net loss from equity investment	(2,228)	—	(324)	(2,552)
Foreign currency exchange gain (loss), net	—	—	(639)	(639)
Other non-operating income, net	479	485	(350)	614

Net loss before taxes	(11,324)	(4,495)	(799)	(16,618)

Total assets	45,634	104,437	73,891	223,962
Total liabilities	4,854	12,876	31,157	48,887
Capital expenditures	50,565	4,025	3,845	58,435

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following represents segment data of the Company’s primary segments for the year ended December 31, 2004:

	Year ended 31 December, 2004
	Pharma- ceuticals Division	Services Division	Not allocated	Total 2004
	T€
Revenues:
Drug discovery products and technologies	—	—	126	126
Drug discovery services	944	37,322	(529)	37,737

Total revenues	944	37,322	(403)	37,863

Costs of revenue:
Drug discovery services	578	25,346	(149)	25,775

Total costs of revenue	578	25,346	(149)	25,775

Gross profit	366	11,976	(254)	12,088
Research and development expenses	868	7,758	(769)	7,857
Selling, general and administrative expenses	1,627	10,732	417	12,776
Amortization of intangible assets	91	5,861	—	5,952
Impairment of goodwill	—	26,507	—	26,507
Impairment of tangible assets	—	3,942	—	3,942
Other operating expenses	—	802	—	802

Operating loss	(2,220)	(43,626)	98	(45,748)

Interest income	—	—	393	393
Interest expense	—	—	(777)	(777)
Net loss from equity investment	(3,452)	—	—	(3,452)
Foreign currency exchange gain (loss), net	—	—	737	737
Other non-operating income, net	—	—	433	433

Net loss before taxes	(5,672)	(43,626)	884	(48,414)
Capital expenditures	130	1,987	689	2,806

Not allocated to the Pharmaceuticals and Services Division are certain loans, cash and other assets and liabilities in connection with the sale of Evotec Technologies GmbH. Depreciation included in the operating loss of Pharmaceuticals Division and the Services Division, amounts to T€466 and T€4,551 in 2006, respectively (2005: T€295, T€4,913, respectively and 2004: T€249, T€9,048 respectively).

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s secondary segment split is based on geographical aspects. Revenues from continuing operations can be split, based on customers’ locations, in the following geographical regions:

	Year ended December 31,
	2006	2005	2004
	T€
Germany	7,045	5,896	4,905
United Kingdom	1,077	3,973	5,445
Rest of Europe	11,172	11,040	9,013
United States	15,783	15,063	15,476
Rest of the world	5,498	5,865	3,024

	40,575	41,837	37,863

Total assets of T€110,401 and T€112,161 are located in foreign countries (primarily the U.K.) and the remaining amounts of T€132,722 and T€111,801 are located in Germany as of December 31, 2006 and 2005, respectively. Capital expenditures in the amount of T€ 2,059, T€3,283 and T€1,369 have been made in foreign countries (primarily the U.K.) and the remaining amounts of T€1,484, T€55,152 and T€1,437 are in Germany as of 31 December 2006, 2005 and 2004, respectively. Long-lived assets of T€76,809 and T€3,052 are located in foreign countries (primarily the U.K.) and the remaining amounts of T€57,857 and T€61,212 are in Germany as of December 31, 2006 and 2005, respectively.

(22) Financial Instruments

The fair value of cash and cash equivalents, investments, trade accounts receivable and trade accounts payable approximate their carrying values in the consolidated financial statements due to their short-term nature. Financial assets are accounted for at the settlement date. The credit risk in connection with failures by counterparties to discharge their obligations are assessed by the Company to be immaterial. The fair value of debt is determined using an appropriate discount rate. The Company is exposed to interest rate risk through variable interest-bearing loans and finance lease liabilities. These interest rate risks are deemed to not be significant.

The Company periodically enters into derivative transactions including foreign currency forward contracts. The objective of these transactions is to reduce the risk of exchange rate fluctuations of the Company’s foreign currency denominated cash flows. Evotec does not enter into derivative transactions for trading or speculative purposes. As of December 31, 2006, the Company held U.S. Dollar forward contracts with euro equivalent notional amounts of T€1,182 and a fair value of T€45 (2005: T€8,004 and (T€294), respectively). Foreign currency contracts are carried at fair value which is determined using quoted market prices or discounted cash flows. The maturity for all foreign currency contracts held by the Company is short term. The fair value of the foreign currency contracts is included in current liabilities on December 31, 2005 and in prepaid assets and other current assets on December 31, 2006. Gains and losses from the fair value accounting related to foreign currency derivatives are included in other non-operating income and expense and amounted to T€45, (T€290) and T€267 for the years ended December 31, 2006, 2005 and 2004, respectively.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(23) Risks

The Company expects that its current cash funds, together with operating revenues will be sufficient to finance its operations for at least two to three years, depending on the various circumstances related to the Company’s investments and strategic development. The Company’s future cash requirements will depend on various factors, including its success in developing Evotec’s pipeline projects, increasing sales of both existing and new services, expenses associated with sales growth as well as competition and the general economic situation. Expenditures on internal development programs or related acquisitions of technologies or intellectual property rights are likely to reduce the Company’s short- to mid-term profitability and cash reserves. The Company intends to reduce part of this financial exposure by entering into early stage collaboration agreements, to the degree possible and advisable when trying to maximize returns. In addition, the option to improve the financing situation through capital increases either against cash or acquired assets, e.g. pursuant to an inlicensing agreement, is always being considered. The Company does not intend to engage in projects or project phases unless appropriate funding is allocated or secured.

The Company conducts clinical trials which have a risk of failure. This might have a negative impact on the Company’s financial position, results of operations and cash flows.

The Company has important collaborations with pharmaceutical and biotechnology companies within all operating segments. Any termination of such collaborations or failure to achieve contracted milestones would likely have an adverse impact on the Company’s financial position, results of operations and cash flows.

The Company has further expanded its customer’s base. However the three largest customers of Evotec combined represent more than 20% of the group revenues in 2006 and 2005. A termination of these business relations could have adverse impacts on the Company’s financial results.

With a high proportion of sales denominated in U.S. Dollar currency exposure creates a risk to our profitability, in particular relative to the UK Sterling with the respect to the subsidiaries in the United Kingdom. A weakening of the U.S. Dollar when accompanied by a relative strengthening of the UK Sterling against the euro will reduce revenues and profitability and constitutes a significant risk to the Company’s financial situation. The hedging activities undertaken by the Company aim to mitigate the impact on its result before taxation.

The Company has exposure to credit risk primarily with respect to its investment in mutual funds which invest in debt instruments and trade accounts receivables. The Company performs ongoing credit evaluations of its customers’ financial condition and maintains an appropriate allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable. The Company’s accounts receivables are generally unsecured and are not backed by collateral from its customers. None of the customers of the Company accounted for more than 10% of all accounts receivables neither in 2006 nor 2005. Concentrations of credit risk with respect to trade accounts receivables are limited by a number of geographically diverse customers and the Company’s monitoring procedures.

(24) Pension Plan

The Company operates a defined contribution Group Personal Pension Plan (GPPP) and makes contributions to employees’ own schemes. The pension charge for the year represents contributions payable by the Company to the fund (and to employees’ own pension schemes) and amounted to T€659 (2005: T€516; 2004: T€387). Contributions amounting to T€144 (2005: T€100) were payable to the fund at the year end and are included in provisions. The Company’s contribution rate is determined by the employees contribution and their age. There were no changes in the basis for such contributions during the year. The statutory retirement insurances are defined as contribution plan under IAS 19, but are not included in the amounts stated above.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company operates a pension plan for one former member of the Management Board of Evotec AG. The provision for this pension is calculated using the projected unit credit method in accordance with IAS 19. An actuarial report was prepared in 2006 for this purpose. The calculations are based on assumed pension increases of 1.75% and a usual discount rate. The discount rate reflects market conditions. Actuarial gains and losses are recorded using the 10% corridor method. The provision amounted to T€102 and T€61 as of December 31, 2006 and 2005, respectively.

The actuarial report was prepared in 2006 the first time under IFRS. The resulting difference to the beginning balance is recorded in equity (T€30).

Total expenses for the period for the defined benefit plan amounted to T€11 and consist of the following:

Year ended December 31,
2006
T€
Current service cost	—
Interest cost	4
Amortization of actuarial losses	7

11

(25) Commitments and Contingencies

(a) Operating Lease Obligations

The Company leases office and laboratory space and other equipment under operating leases in accordance with IAS 17. The longest of these obligations extends through 2012. Certain leases contain rent increases, rent holidays and renewal options. The total rents due under these leases are recognized on a straight-line basis over the lease term. The future minimum lease payments under non-cancelable operating leases are approximately as follows:

T€
2007	4,903
2008	4,434
2009	4,524
2010	4,470
2011	4,469
Thereafter	41,788

Total	64,588

The majority of operating leases is related to rent expenses for facilities. The rent expense for such leases amounted to T€2,839, T€2,197 and T€2,757 for the years ended December 31, 2006, 2005 and 2004, respectively.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b) Other Commitments and Contingencies

The Company has entered into consultancy contracts. During 2006, 2005 and 2004, payments under consultancy contracts totaled T€225, T€280 and T€288, respectively. The future minimum payments associated with long-term consultant and other miscellaneous long-term commitments total approximately T€373 and T€444 at December 31, 2006 and 2005, respectively.

As discussed in Note 5, the Company has certain commitments resulting from the amendments to its agreements with its technology funding partners.

The Company has given a guarantee for all the terms and conditions of a specific customer contract. However, there are no current liabilities from that guarantee existing as of December 31, 2006.

The Company has, in the sale and purchase agreement for all the shares in Evotec Technologies GmbH, provided certain guarantees customary for such agreements.

The Company has licensed or acquired certain third party intellectual property for use in its business. Under these agreements, the Company is required to pay milestones, dependent on development progress and/or royalties and milestones dependent on present and future net income or on sublicensing fees received from third parties.

The Company is not aware of any material litigation as of December 31, 2006.

(26) Related Party Transactions

The following Supervisory Board members and Executive Committee members of the Company are also Supervisory Board members or Management Board members in companies Evotec works with in the ordinary course of business:

Prof. Dr. Heinz Riesenhuber is a member of the Supervisory Board of Altana Pharma AG, with whom the Company entered into service agreements as well as agreements with regard to instrument sales in the ordinary course of business. Revenue from these agreements in 2006, 2005 and 2004 amounted to T€233, T€1,103 and T€723, respectively. Related product warranties amounted to T€0 in 2006, T€31 in 2005 and T€0 in 2004, respectively. Accounts receivable from Altana as of December 31, 2006, 2005 and 2004 amounted to T€107, T€813 and T€70 respectively.

Peer Schatz is Chief Executive Officer of Qiagen N.V. From affiliates controlled by Qiagen N.V. the Company bought products in the amount of T€16, T€47 and T€229 in 2006, 2005 and 2004, respectively. The amount of payables to Qiagen on December 31, 2006, 2005 and 2004 including VAT amounts to T€4 and T€6, and T€117, respectively.

Dr. Peter Fellner is Non-Executive Chairman of the Board of Directors of Astex Therapeutics Ltd, Cambridge, UK, with whom the Company entered into a service agreement in the ordinary course of business. Related revenues amounted to T€1,175 and T€23 in 2006 and 2005 (starting with Dr. Fellner’s membership in the Company’s Supervisory Board), respectively. The amount of accounts receivables as of December 31, 2006 and 2005 amounted to T€291 and T€27, respectively. Dr. Peter Fellner is also Non-Executive Member of the Board of Directors of UCB SA, with whom the company entered into a service agreement in the ordinary course of business. Related revenues amounted to T€533 and T€23 in 2006 and 2005, respectively.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Dr. Hubert Birner was chairman of the Supervisory Board of Direvo Biotech AG with whom the Company entered into a service agreement in the ordinary course of business. Related revenues amounted to T€3 in 2006, T€0 in 2005 and T€0 in 2004.

Dr. William J. Jenkins is Non-Executive Member of the Board of Directors of BTG plc., London, with whom the Company entered into a service agreement in the ordinary course of business. Related revenues amounted to T€199 (starting with Dr. Jenkins’ membership of the Board). The amount of accounts receivables as of December 31, 2006 amounted to T€57.

Dr. Karsten Henco is a Chairman of the Supervisory Board of Garching Innovation GmbH from which the Company has obtained licences in 2001. Licence expense amounted to T€74 in 2005 (until his departure from the Supervisory Board) and T€288 in 2004. He was in 2005 also a Member of the Supervisory Board of U3 Pharma AG with whom the Company entered into a service agreement in the ordinary course of business. The Company entered into a consultancy contract, in the ordinary course of business and with the approval of the Supervisory Board, with Dr. Karsten Henco. The associated expenses in 2005 until his departure from the Supervisory Board amounted to T€28 and in 2004, they amounted to T€99. The related payables to Dr. Henco as of December 31, 2005 amounted to T€39.

Further the Company operates a pension plan for Dr. Karsten Henco as former member of the Management Board.

The recorded associated expenses amount to T€11, T€3 and T€3 in 2006, 2005 and 2004, respectively.

Dr. Edwin Moses is a Non-Executive Chairman of the Board of BioImage A/S with whom the Company entered into service agreements in the ordinary course of business. Revenues amounted to T€162 in 2005 and T€935 in 2004 until his departure from the Supervisory Board, and the related accounts receivable as of December 31, 2005 amounted to T€0 and as of December 31, 2004 they amounted to T€105. Dr. Moses is also Non-executive Chairman of the Board of Paradigm Therapeutics Ltd. with whom the Company entered into a service agreement. The related revenues amounted to T€0 in 2005 and T€165 in 2004. There were no related accounts receivables as of December 31, 2005 and 2004. The Company entered into a consultancy contract (effective date April 2005), in the ordinary course of business and with the approval of the Supervisory Board, with Dr. Moses in order to exploit his significant expertise in the business of the Company. There were no associated expenses during his membership in the Supervisory Board.

Dr. Mario Polywka, who currently is a key member of the Executive Committee of the Company is non-executive chairman of the board of Glycoform Limited who uses laboratory equipment at the site in Abingdon, UK. Revenues amounted to T€9 and T€13 and T€5 in 2006 and 2005, 2004, respectively and the related accounts receivable as of December 31, 2006 and 2005 amounted to T€0 and T€2, 2004 T€1, respectively. He is also non-executive director of the board of Pharminox Limited with whom the Company entered into a service agreement in the ordinary course of business. Revenues amounted to €0 and T€51 and T€59 in 2006 and 2005 and 2004, respectively. There were no related accounts receivable as of December 31, 2006 and 2005.

Jesper Wiklund, who was a member of the Executive Committee of the Company until the beginning of 2007 received loans in 2005 to cover personal tax obligations relating to stock options granted. As of December 31, 2006 and 2005, respectively these loans including accrued interest amounted to T€0 and T€22.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Dr. John Kemp, who currently is a key member of the Executive Committee of the Company had a loan granted in 2003 which has an outstanding balance as of December 31, 2006 of T€96 (T€91 in 2005). Further he received a loan to cover personal tax obligations relating to stock options granted. As of December 31, 2006 this loan including accrued interest amounts to T€68, the loan will be due in the first quarter of 2007.

A member of the management of a subsidiary has been granted a loan in 2006 to cover personal tax obligations relating to stock options granted which including interest amounts to T€28 as of December 31, 2006.

Dr. Phil Boyd, an officer of the Company was a member of the board of Vmax Ltd. until its winding up in 2006 with whom the Company entered into a loan stock and investment agreement. See Note 9.

The Evotec AG has recorded revenues with related parties in the amount of T€4 and T€279 and T€704 in 2006, 2005 and 2004, respectively. Subsidiaries of Evotec AG recorded revenues with related parties in the amount of T€2,152, T€1,073 and T€1,183 in 2006, 2005 and 2004, respectively.

Dr. Hubert Birner, Dr. Peter Fellner and Mary Tanner consulted the Company outside the scope of their Supervisory Board activities with the approval of the full Supervisory Board. The total relating expenses amounted to T€0 and T€18 in 2006 and 2005, respectively. The consultancy was ended during 2006.

Administrative services provided by the Company to Management Board or Supervisory Board members for their private purposes, if any are reimbursed to the Company at cost.

(27) Summary of significant differences between IFRS and U.S. GAAP

The Company’s consolidated financial statements have been prepared in accordance with IFRS, which vary in certain respects to U.S. GAAP.

Application of U.S. GAAP would have affected net loss for each of the years 2006, 2005 and 2004 and stockholders’ equity as of December 31, 2006 and 2005 to the extent described below.

Reconciliation of net loss under IFRS to U.S. GAAP:

		2006	2005	2004
		T€	T€	T€
Net loss in accordance with IFRS		(27,705)	(16,729)	(77,085)
Less minority interest under IFRS		—	(207)	91

Net loss after minority interest under IFRS		(27,705)	(16,936)	(76,994)
Adjustments to reconcile to U.S. GAAP
Business combination	a	656	(18,970)	—
Impairment of goodwill and long-lived assets	b	610	(5,531)	(5,609)
Share-based compensation	c	—	300	188
Capitalization of R&D expenses	d	(1,013)	(540)	(252)
Equity investments	e	—	(219)	(252)
Deferred taxes	f	(4,992)	(1,938)	(540)
Other		(39)	27	10

Net loss under U.S. GAAP		(32,483)	(43,807)	(83,449)

Net loss per share under U.S. GAAP (basic and diluted)		(0.49)	(0.84)	(2.28)

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reconcilation of stockholders’ equity from IFRS to U.S. GAAP:

		2006	2005
		T€	T€
Stockholders’ equity in accordance with IFRS as of December 31		168,320	175,075
Less minority interest under IFRS		6	—

Stockholders’ equity without minority interest under IFRS		168,326	175,075
Adjustments to reconcile to U.S. GAAP
Business combination	a	(25,609)	(26,261)
Impairment of goodwill and long-lived assets	b	(11,070)	(11,440)
Capitalization of R&D expenses	d	(2,027)	(1,014)
Deferred taxes	f	(7,470)	(2,478)
Other		—	11

Stockholders’ equity in accordance with U.S. GAAP		122,150	133,893

(a) Business combinations

The Company acquired a controlling interest in ENS on May 26, 2005. Prior to the acquisition, the Company held an interest in ENS that was accounted for under the equity method. The Company accounted for its acquisition of a controlling interest in ENS as a business combination under IFRS 3 “Business Combinations”. However, for U.S. GAAP purposes, ENS is considered a development stage enterprise in accordance with EITF 98-3 “Determining Whether a Non-monetary Transaction Involves Receipt of Productive Assets or of a Business” and, therefore, is not accounted for as a business combination because it is not considered a business. Under U.S. GAAP, ENS is considered a purchase of a group of assets, and as such there is no goodwill recognized.

According to IFRS 3, the Company recognizes the total fair value of assets and liabilities of ENS on the date the controlling interest was purchased. As a result, the fair value proportionate to the existing equity investment is offset by an asset revaluation surplus within equity. Under U.S. GAAP, such a revaluation reserve does not exist.

Under IFRS 3, in-process research and development acquired in the ENS acquisition is recorded as an intangible asset that will be amortized over the resulting product life once the product generates revenues and evaluated for impairments when certain indications exist. For U.S. GAAP, the in-process research and development resulting from the ENS acquisition is recorded as an intangible asset, but as the asset did not have an alternative future use in other research projects it was recognized in net loss immediately after the acquisition consistent with FIN 4 “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method an interpretation of FASB Statement No. 2.” Further, under IFRS, a net deferred tax liability has been recognized on the taxable temporary differences relating to the capitalized developed technologies. Under U.S. GAAP, no deferred tax liability is recognized for in-process research and development.

(b) Impairment of Goodwill and long-lived assets

Under IAS 36 “Impairment of Assets”, the evaluation of impairment is done at the cash generating units for goodwill and long-lived assets. An impairment loss is recognized to the extent that the carrying amount of an asset or cash generating unit exceeds the greater of its fair value less costs to sell or value in use. The value in use for an asset or cash generating unit is calculated by estimating the pre-tax net present value of future cash flows arising from that asset or cash generating unit. The impairment is first allocated to goodwill, with any remaining impairment allocated to long-lived assets on a pro-rated basis.

For U.S. GAAP purposes, the evaluation of impairment is done at the reporting unit for goodwill in accordance with SFAS 142 “Goodwill and Other Intangible Assets”, and at the asset or asset group level for long-lived assets in accordance with SFAS 144 “Accounting for Impairment or Disposal of Long-lived Assets”.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

An impairment loss of goodwill is recognized to the extent that the carrying amount exceeds the asset’s fair value. The impairment determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS 141 “Business Combinations”. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Further, if it is determined that the assumed sale of the reporting unit will be a non-taxable transaction, deferred tax basis in the assets will be considered in allocating the fair value.

Recoverability of long-lived assets such as property, plant, and equipment, and purchased intangible assets subject to amortization is measured by a comparison of the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset or asset group on a pro-rated basis.

Under IAS 36 “Impairment of Assets”, the Company at each reporting date assesses whether there is an indication that a previously recognized impairment loss of an asset or cash generating unit has been reversed. If there is evidence that the fair value of the asset or cash generating unit has increased, then the impairment loss is reversed. The reversal of impairment cannot exceed the amount of initial impairment and is recognized in profit or loss. The reversal of an impairment may not increase the carrying amount of the asset above the amount that would have been determined had no impairment loss been recognized for the asset in prior years. An impairment loss recognized for goodwill shall not be reversed.

Under U.S. GAAP, impairment losses can not be reversed if an asset or asset group subsequently increases in fair value.

(c) Share based compensation

Under IFRS 2 “Share-based Payment”, compensation cost is measured using the fair value method at the measurement date and is charged to expense over an estimated service period. Upon the first time adoption of IFRS 2 only stock options which were granted after November 7, 2002 and are not vested on January 1, 2005 are included in the fair value calculation and resulting compensation expense is recorded.

Under U.S. GAAP, the Company has elected to apply the provisions of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees”, in accounting for options granted under its stock option plan until July 1, 2005, when it adopted SFAS 123R, “Share-Based Payment” on a modified prospective basis. Under APB No. 25, compensation cost is measured using the intrinsic value method and are charged to expense over the vesting period, or just disclosed if certain factors are met. Under SFAS 123R, cost is measured using the fair value method at the measurement date and is charged to expense over an estimated service period consistent with IFRS 2.

(d) Capitalization of development expenses

According to IAS 38 “Intangible Assets”, the cost of research and development activities must be expensed as they are incurred until the technical and economic feasibility of a project can be demonstrated, and further prescribed conditions are satisfied, at which point the costs of the development of the project must be capitalized. These costs are subsequently amortized on a straight-line basis over the expected useful lives of the products for which they were incurred.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under U.S. GAAP, pursuant to SFAS 2 “Accounting for Research and Development Cost” generally research and development costs that are not covered by separate standards are expensed as they are incurred.

(e) Equity investments

The Company has recognized its share of loss from equity investment in ENS based on net income accounted for on an IFRS basis. These amounts recognized the difference in loss from equity investment in ENS accounted for on a U.S. GAAP basis. Major differences resulted from the accounting of share based compensations.

(f) Deferred Taxes

Under IFRS, the company recognized deferred tax assets resulting from tax losses of ENS incurred in 2005 and 2006 up to the extent of deferred tax liabilities on taxable temporary differences expected to reverse in future periods and under consideration of the utilization thresholds of these loss carryforwards. The deferred tax liabilities were recognized as part of the acquisition of ENS, primarily due to in-process research and development.

Under U.S. GAAP, no deferred tax liability was recognized for in-process research and development. Therefore, deferred tax assets were not recognized for tax losses incurred in 2005 and 2006 since reversing taxable temporary differences that would otherwise be offset with the deferred tax asset do not exist.

Additional Disclosures

The following additional disclosures are required by U.S. GAAP.

The weighted average years of amortization for developed technology, customer list and patents are 4.9, 5.0 and 10.4 years in 2006 and 2005 and 4.9, 5.0 and 6.5 years in 2004.

Stock Compensation

The Company has elected to apply the provisions of APB No. 25, in accounting for options granted under its stock option plan. Compensation cost from the issuance of employee stock options is measured using the intrinsic value method and is charged to expense over the vesting period. In December 2004, the FASB issued SFAS 123 which replaces the existing SFAS 123 and supersedes APB 25 “Accounting for Stock Issued to Employees.” This statement eliminates the option to apply the intrinsic value measurement provisions of APB No. 25, to stock compensation awards issued to employees. SFAS 123 R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award the requisite service period (usually the vesting period). The Company applied SFAS 123 R from July 1, 2005 onwards.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value method provisions of SFAS 123, amended by SFAS 148 “Accounting for Stock-Based Compensation—Transition and Disclosure” in all periods reported:

	2005	2004
	T€	T€
Net loss, as reported under U.S. GAAP	(43,807)	(83,449)
Add compensation expense determined under APB 25	23	96
Less compensation expense determined under SFAS 123	(303)	(278)

Adjusted net loss	(44,087)	(83,631)

Net loss per share
As reported in €	(0.84)	(2.28)

Adjusted in €	(0.85)	(2.29)

The adjusted amounts do not reflect any tax effects due to the 100% valuation allowance on the deferred tax assets in Germany. The adoption of SFAS 148 had no impact on the Company’s financial position or results of operations, because the Company has not applied SFAS 148.

Product Warranties

Product warranties of the Company are issued by the Tools and Technologies segment, which is fully allocated to the discontinued operations. Product sales are usually accompanied by a twelve month warranty for systems and devices delivered to customers. These warranties cover factors such as non-conformance to specifications and defects in material. Estimated warranty costs are recorded in cost of revenues in the period in which the related product sales occur.

Accrued warranty costs were as follows:

	2006	2005	2004
	T€	T€	T€
Balance, beginning of year	512	516	442
Usage	(512)	(455)	(442)
Additions	548	451	516

Balance, end of year	548	512	516

Income taxes

The differences between IFRS and U.S. GAAP have impacts on the presentation of deferred taxes. The income tax benefit differed from the expected income tax benefit determined using the combined tax rate of 40.38% as follows:

	2006	2005	2004
	T€	T€	T€
Expected income tax benefit	(86)	10,068	2,388
Non-deductible goodwill impairment and amortization	486	—	(2,265)
Change in valuation allowance	(5,392)	(12,006)	(663)
Other	—	—	—

Actual income tax benefit (expense)	(4,992)	(1,938)	(540)

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The deferred tax assets and liabilities as of December 31, 2006 and 2005 differed with regard to the following:

	2006	2005
	T€	T€
Deferred tax assets
Loss carry forward	—	—
Property, plant and equipment	499	260
Intangible assets	1,038	892
Other	—	4

Total	1,537	1,156
Valuation allowances on deferred tax assets	(10,642)	(5,269)

Total deferred tax assets	(9,105)	(4,113)

Deferred tax liabilities
Intangible assets	(15,558)	(15,558)

Total deferred tax liabilities	(15,558)	(15,558)

Deferred tax liability, net	(6,453)	(11,445)

Recent pronouncement and adoptions

On July 13, 2006, the FASB issued FIN 48 “Accounting for Uncertainty in Income Taxes”, which attempts to set out a consistent framework for preparers to use to determine the appropriate level of tax reserves to maintain for “uncertain tax positions.” This interpretation of SFAS 109 uses a two-step approach wherein a tax benefit is recognized if a position is more likely than not to be sustained. The amount of the benefit is then measured to be the highest tax benefit which is greater than fifty percent likely to be realized. FIN 48 also sets out disclosure requirements to enhance transparency of an entity’s tax reserves. The Company does not expect any material impacts.

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements” (SFAS 157). This Standard defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurements. In addition, SFAS 157 disallows the use of block discounts and supersedes the guidance in EITF 02-3, which prohibited the recognition of day-1 gains on certain derivative trades when determining the fair value of instruments traded in an active market. With the adoption of this Standard, these changes will be reflected as a cumulative effect adjustment to the opening balance of retained earnings. The Standard also requires reflecting its own credit standing when measuring the fair value of debt it has issued, including derivatives, prospectively from the date of adoption. SFAS 157 is effective for the fiscal year beginning January 1, 2008, with earlier adoption permitted for the Company’s fiscal year beginning January 1, 2007. The Company is currently evaluating the potential impact of adopting this Standard.

In February 2007, the FASB issued SFAS 159 “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115.” The fair value option established by SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. Eligible items include a financial asset and financial liability, a firm commitment involving financial instruments that would not otherwise be recognized at fair value, a written loan commitment, certain rights and obligations under an insurance contract, and certain rights and obligations under a warranty. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. In accordance with SFAS 159, the fair value option (1) can be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method, (2) is irrevocable

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unless a new election date occurs), and (3) has to be applied to entire instruments and not to portions of it. SFAS 159 is effective from an entity’s first year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS 157, “Fair Value Measurements.” This statement reduces accounting differences between U.S. GAAP and IFRS. The Company is currently evaluating the potential impact of adopting this Standard.

In June 2006, the EITF reached a consensus on EITF Issue No. 06-03 (“EITF 06-03”), “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)”. EITF 06-03 provides that the presentation of taxes assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer on either a gross basis (included in revenues and costs) or on a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. The provisions of EITF 06-03 become effective as of January 1, 2007, and the Company does not anticipate that the adoption of this pronouncement will have a material effect on results of operations, and presents such taxes as net presentation.

In September 2006, the SEC issued SAB No. 108, “Quantifying Financial Statement Misstatements.” This accounting bulletin clarifies that a materiality evaluation of an identified unadjusted error should quantify the effects of the identified unadjusted error on each financial statement and related financial statement disclosure. This materiality evaluation must be based on all relevant quantitative and qualitative factors and is effective for fiscal years ending after November 15, 2006. The Company’s adoption of SAB 108 as of December 31, 2006 did not have a material effect on its financial position or results of operations.

On December 4, 2007, the FASB issued SFAS No. 141(R) “Business Combinations” and SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements”. SFAS No. 141(R) requires the acquiring entity in a business combination to recognize all the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed. SFAS No. 160 requires all entities to report noncontrolling interests in subsidiaries as equity in the consolidated financial statements. In addition, SFAS No. 160 requires transactions between an entity and noncontrolling interests being treated as equity transactions. Both standards are effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the potential impact of adopting these standards.

(28) Subsequent events

In March 2007, Evotec announced the acquisition of all of the shares of the privately held French company Neuro3d S.A., or Neuro3d, in exchange for 5,726,012 newly issued ordinary shares of Evotec AG. As a result of the acquisition, Evotec acquired €18.9 million of net cash and some early stage CNS discovery assets. Neuro3d has been consolidated in Evotec’s group financial statements since April 1, 2007.

On September 19, 2007 the Company announced that it entered into an agreement with Renovis, Inc under which the Company will acquire Renovis, Inc in a stock for stock transaction. Under the terms of the agreement the Company would issue, and Renovis shareholders would receive, American Depository Shares, ADSs, representing 1.0542 Evotec ordinary shares in exchanges for each outstanding share of Renovis common stock such that current Evotec stockholders would own approximately 68.8% of the combined company and Renovis stockholders would own up to 31.2%. The transaction is subject to certain conditions, including approval by the shareholders of Renovis.

Effective November 1, 2007 the Supervisory Board of the Company appointed Dr. Klaus Maleck and Dr. Mario Polywka to the Management Board (Vorstand) in their functions as Chief Financial Officer and Chief Operating Officer, respectively.

Evotec AG and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On November 30, 2007, Evotec completed the sale of its Chemical Development Business for a purchase price of £31.5 million (€44.1 million) in cash. The purchase price has been and still is subject to working capital adjustments due to contractual agreements after the balance sheet date, of which £1.2 million (€1.7 million) have already been deducted. The Chemical Development Business represented Evotec’s activities in the development and manufacture of drug compounds and formulations, including process research and development, custom preparation, analytical development, pilot plant manufacturing and development and manufacturing of liquid formulations. With approximately 210 employees, the Chemical Development Business accounted for €18.8 million, or 44.8%, of Evotec’s total revenue for the nine months ended September 30, 2007, €26.8 million, or 31.6%, of Evotec’s total revenue for fiscal year 2006, €22.3 million, or 27.9%, of Evotec’s total revenue for fiscal year 2005 and €17.2 million, or 23.6%, of Evotec’s total revenue for fiscal year 2004.

Evotec AG and Subsidiaries

CONSOLIDATED INTERIM BALANCE SHEETS

(Euro in thousands)

(as restated)

ASSETS	Footnote reference	September 30 2007	December 31 2006
		(unaudited)
Current assets:
Cash and cash equivalents		40,471	58,196
Investments		19,961	20,527
Trade accounts receivables		7,355	6,189
Accounts receivables due from related parties		270	454
Inventories		3,016	4,782
Current tax receivables		803	1,127
Prepaid expenses and other current assets	7	8,985	3,115
Assets classified as held for sale	4	17,363	20,124

Total current assets		98,224	114,514

Non-current assets:
Long-term investments	8	10	—
Property plant and equipment	9	19,604	34,669
Intangible assets excluding goodwill	9	41,057	42,989
Goodwill		47,031	48,915
Other non-current financial assets		66	2,036

Total non-current assets		107,768	128,609

Total assets		205,992	243,123

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term loans		1,345	2,586
Current portion of finance lease obligations		852	1,197
Trade accounts payable		13,491	11,480
Accounts payable to related parties		5	4
Advanced payments received		44	413
Provisions		4,402	5,232
Deferred revenues		1,932	2,975
Other current liabilities	10	2,055	24,553
Liabilities classified as held for sale	4	3,012	7,035

Total current liabilities		27,138	55,475

Non-current liabilities:
Long-term loans		3,750	6,296
Long-term finance lease obligations		1,164	1,827
Deferred tax liabilities	11	4,910	6,453
Deferred revenues		585	1,119
Provisions		1,431	1,653
Other non-current liabilities		—	1,980

Total non-current liabilities		11,840	19,328

Stockholders’ equity:
Share capital		73,868	68,079
Treasury Shares		(93)	(83)
Additional paid-in capital		628,487	612,476
Reserve		(31,241)	(28,208)
Accumulated deficit		(504,007)	(483,938)

Equity attributable to shareholders of Evotec AG		167,014	168,326
Minority interests		—	(6)

Total stockholders’ equity		167,014	168,320

Total liabilities and stockholders’ equity		205,992	243,123

See accompanying notes to the condensed consolidated interim financial statements

Evotec AG and Subsidiaries

CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

(Euro in thousands, except share and per share data)

(unaudited)

(as restated)

	Continued operations Nine months ended September 30,		Discontinued operations Nine months ended September 30,		Total Nine months ended September 30,
	2007	2006	2007	2006	2007	2006
Revenue:
Drug discovery products & development of technologies	9	2	—	10,743	9	10,745
Drug discovery services	23,190	29,929	18,810	20,571	42,000	50,500

Total revenue	23,199	29,931	18,810	31,314	42,009	61,245

Costs of revenue
Drug discovery products & development of technologies	3	1	—	5,824	3	5,825
Drug discovery services	18,563	19,804	13,872	12,388	32,435	32,192

Total costs of revenue	18,566	19,805	13,872	18,212	32,438	38,017

Gross profit	4,633	10,126	4,938	13,102	9,571	23,228
Operating costs and expenses:
Research and development expenses	26,629	21,843	—	2,240	26,629	24,083
Selling, general and administrative expenses	12,533	10,552	2,546	6,504	15,079	17,056
Amortization of intangible assets	2,170	2,451	—	630	2,170	3,081
Restructuring expenses	—	—	435	—	435	—
Other operating expenses	1,460	285	—	995	1,460	1,280
Other operating income	(1,504)	—	—	—	(1,504)	—

Total operating costs and expenses	41,288	35,131	2,981	10,369	44,269	45,500

Operating income (loss)	(36,655)	(25,005)	1,957	2,733	(34,698)	(22,272)

Other non-operating income (expense)
Interest income	1,363	900	126	87	1,489	987
Interest expense	(377)	(404)	(67)	(91)	(444)	(495)
Other income from financial assets	511	—	11,165	—	11,676	—
Foreign currency exchange gain, net	408	116	119	58	527	174
Other non-operating expense	—	(325)	—	(268)	—	(593)
Other non-operating income	62	387	—	6,630	62	7,017

Total non-operating income	1,967	674	11,343	6,416	13,310	7,090
Income (loss) before taxes	(34,688)	(24,331)	13,300	9,149	(21,388)	(15,182)
Current tax expense	(49)	(299)	—	(428)	(49)	(727)
Deferred tax benefit (expense)	1,543	4,873	(145)	(223)	1,398	4,650

Net income (loss)	(33,194)	(19,757)	13,155	8,498	(20,039)	(11,259)
Weighted average shares outstanding	71,141,686	65,795,671	71,141,686	65,795,671	71,141,686	65,795,674
Net income (loss) per share (basic and diluted)	(0.47)	(0.30)	0.18	0.13	(0.28)	(0.17)

See accompanying notes to the condensed consolidated interim financial statements.

Evotec AG and Subsidiaries

CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

(Euro in thousands, except share and per share data)

(unaudited)

	Continuing operations Three month ended September 30,		Discontinued operations Three month ended September 30,		Total Three month ended September 30,
	2007	2006	2007	2006	2007	2006
Revenue:
Drug discovery products & development of technologies	—	2	—	5,093	—	5,095
Drug discovery services	7,379	10,946	6,124	8,569	13,503	19,515

Total revenue	7,379	10,948	6,124	13,662	13,503	24,610

Costs of revenue
Drug discovery products & development of technologies	—	1	—	2,982	—	2,983
Drug discovery services	5,945	7,114	4,375	4,693	10,320	11,807

Total costs of revenue	5,945	7,115	4,375	7,675	10,320	14,790

Gross profit	1,434	3,833	1,749	5,987	3,183	9,820

Operating costs and expenses:
Research and development expense	10,185	6,757	—	505	10,185	7,262
Selling, general and administrative expenses	3,822	3,065	657	2,209	4,479	5,274
Amortization of intangible assets	548	805	—	270	548	1,075
Restructuring expenses	—	—	435	—	435	—
Other operating expenses	596	47	—	344	596	391
Other operating income	(618)	—	—	—	(618)	—

Total operating costs and expenses	14,533	10,674	1,092	3,328	15,625	14,002

Operating income (loss)	(13,099)	(6,841)	657	2,659	(12,442)	(4,182)
Other non-operating income (expense)
Interest income	383	346	41	27	424	373
Interest expense	(138)	(141)	(22)	(48)	(160)	(189)
Foreign currency exchange gain (loss), net	416	(190)	127	38	543	(152)
Other non-operating expense	5	—	—	—	5	—
Other non-operating income	24	125	—	7	24	132

Total non-operating income	690	140	146	24	836	164
Income (loss) before taxes	(12,409)	(6,701)	803	2,683	(11,606)	(4,018)
Current tax income (expense)	(15)	(426)	—	(155)	(15)	(581)
Deferred tax benefit (expense)	1,313	131	(145)	(217)	1,168	(86)

Net income (loss)	(11,111)	(6,996)	658	2,311	(10,453)	(4,685)
Weighted average shares outstanding	73,868,177	68,057,204	73,868,177	68,057,204	73,868,177	68,057,204
Net income (loss) per share (basic and diluted)	(0.15)	(0,10)	0,01	0,03	(0,14)	(0,07)

See accompanying notes to the condensed consolidated interim statements.

Evotec AG and Subsidiaries

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

(Euro in thousands)

(unaudited)

(as restated)

	Nine months ended September 30,
	2007	2006
Cash flows from operating activities:
—Net loss	(20,039)	(11,259)
—Adjustments to reconcile net loss to net cash used in operating activities:	(5,847)	4,456
—Change in assets and liabilities	(4,090)	(2,736)

Net cash used in operating activities	(29,976)	(9,539)

Cash flows from investing activities:
—Purchase of current investments	(114)	—
—Payment for acquisition of minority interest in Evotec Technologies GmbH	(695)	—
—Purchase of property, plant and equipment	(3,724)	(2,622)
—Purchase of intangible assets	(238)	(1,049)
—Cash acquired in connection with the acquisition of Neuro3d	18,915	—
—Proceeds from sale of property, plant and equipment	1,774	5
—Proceeds from sale of investments in affiliated companies	500	—
—Cash of business divested	(2,168)	—
—Proceeds from sales of marketable securities	—	1,224

Net cash provided by (used in) investing activities	14,250	(2,442)

Cash flows from financing activities:
—Net proceeds from capital increase	148	18,006
—Purchase of own stock	(59)	(83)
—Increase in bank loans	376	7,986
—Repayment of loans	(3,771)	(8,835)

Net cash provided by (used in) financing activities	(3,306)	17,074

Net increase (decrease) in cash and cash equivalents	(19,032)	5,093
—Exchange rate difference	(833)	(289)
—Cash and cash equivalents at beginning of year (thereof included in assets held for sale at January 1, 2007: 2,168)	60,364	37,998

Cash and cash equivalents at end of period	40,499	42,802

—thereof included in assets held for sale	28	—
Supplemental schedule of non-cash activities
—Acquisition of long-term investments	21,129	—
—Receivable from sale of Evotec Technologies GmbH	1,980	—

Evotec AG and Subsidiaries

CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Euro in thousands except share data)

(unaudited)

(as restated)

	Share capital		Additional paid-in capital	Treasury Shares	Reserve			Retained deficit	Equity attributable to shareholders of Evotec AG	Minority interests	Total stockholders’ equity
	Shares	Amount			Unearned compensation	Foreign currency translation	Asset revaluation surplus
Balance at January 1, 2006	62,759,424	62,759	598,930	—	(1,622)	(35,853)	7,060	(456,199)	(175,075)	—	(175,075)
Capital increase	5,228,701	5,229	12,606	—	—	—	—	—	17,835	—	17,835
Capital increase (stock options)	76,227	76	95	—	—	—	—	—	171	—	171
Stock option plan	—	—	677	—	99	—	—	—	776	—	776
Purchase of treasury stock	—	—	—	(83)	—	—	—	—	(83)	—	(83)
Recognized income and expense
Foreign currency translation	—	—	—	—	—	1,384	—	—	1,384	—	1,384
Revaluation	—	—	—	—	—	—	—	—	—	—	—

Total income and expense recognized directly in equity	—	—	—	—	—	1,384	—	—	1,384	—	1,384
Net loss	—	—	—	—	—		—	(11,259)	(11,259)	—	(11,259)

Total recognized income and expense									(9,875)		(9,875)

Balance at September 30, 2006	68,064,352	68,064	612,308	(83)	(1,523)	(34,469)	7,060	(467,458)	183,899	—	183,899

Balance at January 1, 2007	68,078,819	68,079	612,476	(83)	(1,312)	(33,956)	7,060	(483,938)	168,326	(6)	168,320
Capital increase	5,726,012	5,726	15,403	—	—	—	—	—	21,129	—	21,129
Capital increase (stock options)	63,616	63	79	—	—	—	—	—	142	—	142
Stock option plan	—	—	529	—	97	—	—	—	626	—	626
Purchase of treasury stock	—	—	—	(59)	—	—	—	—	(59)	—	(59)
Transfer of treasury stock	—	—	—	49	—	—	—	—	49	—	49
Minorities	—	—	—	—	—	—	—	—	—	6	6
Recognized income and expense
Foreign currency translation	—	—	—	—	—	(3,130)	—	—	(3,130)	—	(3,130)
Revaluation	—	—	—	—	—	—	—	(30)	(30)	—	(30)

Total income and expense recognized directly in equity	—	—	—	—	—	(3,130)	—	(30)	(3,160)	—	(3,160)
Net loss	—	—	—	—	—	—	—	(20,039)	(20,039)	—	(20,039)

Total recognized income and expense									(23,199)	—	(23,199)

Balance at September 30, 2007	73,868,447	73,868	628,487	(93)	(1,215)	(37,086)	7,060	(504,007)	167,014	—	167,014

Evotec AG and Subsidiaries

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of presentation

The accompanying unaudited interim consolidated financial statements of Evotec have been prepared in accordance with International Financial Reporting Standards (IFRS) in conjunction with IAS 34. The accounting policies used to prepare the interim financial information are the same as those used to prepare the audited consolidated financial statements for the year ended December 31, 2006.

The interim consolidated financial statements do not include all of the information and footnotes required under IFRS for complete financial statements according to IAS 1. As a result, these interim financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2006.

In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included.

2. Basis of consolidation

The basis of consolidation changed. Following the divestment of Evotec Technologies GmbH (ET) as of January 2007, the financial information presented for the nine-month period ending September 30, 2007 do not include any items of ET since January 1, 2007. On April 1, 2007, Evotec acquired 100% of the shares in Neuro3d S.A. which was fully consolidated from this date onwards. Therefore the year-to-date financial statements 2006 and 2007 are not fully comparable.

3. Restatement of Consolidated Interim Financial Statements according to IFRS

The following financial information from the consolidated statements of operations and cash flows of the nine months ended September 30, 2007 and 2006 and the consolidated balance sheets as at September 30, 2007 have been restated to reflect certain adjustments to previously reported financial information for the correction of an error related to the accounting for the acquisition of ENS Holdings, Inc, the revaluation of certain fixed assets, deferred income taxes and the presentation of certain investments and cash equivalents and the earn out of founding shareholders in the context of the acquisition of Evotec (Scotland) Ltd.

The Company has retrospectively adjusted the presentation of the acquisition of ENS Holdings, Inc. under IFRS. As part of the purchase price allocation, goodwill in the amount of T€18,478 had been capitalized and immediately impaired in the consolidated financial statements according to IFRS for the year ended December 31, 2005, which resulted in a charge against earnings. Following a review of the accounting of the business combination, the purchase price exceeding the net assets acquired was allocated mainly to developed technologies acquired (“In-process Research and Development“) in the amount of T€38,528, in particular to Evotec’s clinical programs EVT 201 and the EVT 100 series, which according to IFRS has to be capitalized and carried forward according to IAS 38. T€7,124 was allocated to customer list and T€461 to goodwill. The capitalization of intangible assets from a business combination resulted in net deferred tax liabilities of T€13,923. Additionally, an asset revaluation surplus in the amount of T€7,060 relating to the interest in ENS held by Evotec before the acquisition was generated.

Subsequently, Evotec recognized a tax benefit for net operating losses generated after consummation, which can be used by the reversal of the taxable difference at ENS recorded in purchase accounting.

Evotec AG and Subsidiaries

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company previously reported investments in mutual funds which invest in debt instruments including debt instruments with maturities beyond 3 months as cash equivalents. Such investments are now reported separately and outside cash and cash equivalents in the consolidated balance sheet and the consolidated statement of cash flows.

The following tables summarize the effects of the adjustments on previously reported financial information.

Consolidated statements of operations:

	Nine months ended September
	2007	2006
	(T€ )
Net loss previously reported	(21,582)	(16,132)
Income tax effects	1,543	4,873

Net loss attributable to shareholders of Evotec AG as restated	(20,039)	(11,259)

Consolidated balance sheets:

Nine months ended September
2007
(T€)
Decrease in cash and cash equivalents	(19,961)
Increase in current investments	19,961
Decrease in assets held for sale	(1,392)
Increase in intangible assets	38,528
Increase in goodwill	461

Total assets	37,597

Increase in deferred tax liabilities	4,910
Increase in equity attributable to shareholders of Evotec AG	32,687

Total liabilities and stockholders’ equity	37,597

Consolidated statements of cash flows:

	Nine months ended September
	2007	2006
	T€
Net cash provided by (used in) investing activities previously reported	16,532	(3,666)
Net cash provided by (used in) investing activities, as restated	14,250	(2,442)

4. Discontinued operations

The discontinued operation is a component of the Company that is classified as held for sale, and represents a separate major line of business operations. According to IFRS 5 discontinued operations are separately disclosed from the continuing operations. From the date of a decision to dispose a major line of business onwards, the assets and liabilities relating to discontinued operations are separately disclosed in the balance sheet. The relating income and expenses for discontinued operations are separately disclosed in the statements of

Evotec AG and Subsidiaries

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

operations retrospectively. The company decided in the fourth quarter of 2006 to dispose of the Instrument Business and in the third quarter of 2007 to dispose the Chemical Development Business part of the Services Division. Due to the decision of disposing a major line of business on September 10, 2007 all data presented for the statements of operations were shown under discontinued operations.

The assets and liabilities as of September 30, 2007 shown in the consolidated balance sheet as classified as held for sale are related to the following amounts:

As of September 30, 2007
T€
Current assets
Cash and cash equivalents	28
Trade accounts receivables	1,954
Inventories	2,084
Other current assets	1,049

Total current assets	5,115
Non current assets
Property, plant and equipment	12,001
Goodwill	247

12,248

Assets classified as held for sale	17,363

Current liabilities
Bank loans	72
Finance leases	120
Trade accounts payable	457
Deferred revenues	265
Accrued liabilities	223
Other current liabilities	211

Total current liabilities	1,348
Non current liabilities
Accrued liabilities	220
Deferred revenues	423
Finance leases	174
Long term loans	847

1,664

Liabilities classified as held for sale	3,012

In the third quarter of 2007 the Company incurred costs to split out this business.

The total restructuring charges were T€435, of which an amount of T€100 was paid within the quarter. The restructuring provisions as of September 30, 2007 are reported in liabilities classified as held for sale.

Evotec AG and Subsidiaries

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5. Estimates and assumptions

In the financial information for the nine months ended September 30, 2007 the Company has used the same estimation processes as those used to prepare the audited consolidated financial statements for the year ended December 31, 2006. With respect to the estimates and assumptions no changes were made in the first nine months 2007.

6. Acquisition

The Company acquired in a share-for-share transaction 100% of shares in Neuro3d S.A., Mulhouse, France, a company previously operating in the field of drug discovery and development in CNS, which had ceased operations prior to the transaction. This acquisition was effective as of April 1, 2007. Evotec issued 5,726,012 shares to acquire those shares.

The pre-acquisition carrying amounts of Neuro3d, which equal the recognized amounts as of the date of the acquisition, for total assets were T€22,799 including cash in the amount of T€18,915, and the total liabilities were T€1,059. Fair value adjustments have been recorded for potential future obligations in context of the Neuro3d acquisition in the amount of T€711 as well as an amount of T€100 for proprietary assays and know-how. The cost of T€21,129 comprises the fair value of the shares issued of €3.69 per share which was determined based on the stock price of Evotec at the date of acquisition. The net loss of Evotec for the nine months ended September 30, 2007 included a net loss of T€44 from Neuro3d.

7. Prepaid expenses and other current assets

The prepaid expenses and other current assets include as of September 30, 2007 an amount of T€3,166 for research and development tax credits in France from the acquisition of Neuro3d, capitalized transaction costs for the acquisition of Renovis Inc. as well as T€1,980 for the portion of the purchase price in escrow for the sale of Evotec Technologies GmbH, which was shown under other non-current financial assets at December 31, 2006.

8. Long-term investments

With effective date May 31, 2007, Evotec sold its interest in Direvo Biotech AG which was accounted for under the equity method. This sale resulted in other income from the sale of investments in the amount of T€511.

Evotec has invested into the newly founded European ScreeningPort GmbH, which will be run as a public private partnership. The European ScreeningPort GmbH is a drug discovery service centre fueled by research results generated in Academia. Evotec holds a stake of 19.9% of the European ScreeningPort GmbH. The long-term investment per end of September 2007 amounts to T€10. This investment is accounted for under IAS 39.

9. Property, plant and equipment and intangible assets

In the first nine months ending September 30, 2007 the Company purchased assets in the nuclear magnetic resonance (NMR) field from Combinature Biopharm AG with effective date June 1, 2007, amounting to T€733 for machinery and equipment, T€147 for laboratory equipment and T€238 for intangible assets.

10. Other current liabilities

Due to the sale of Evotec Technologies GmbH being effective January 1, 2007, the other current liabilities decreased by T€22,167 which was the purchase price received before year end.

Evotec AG and Subsidiaries

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11. Income taxes

Income taxes were calculated at September 30, 2007 using the expected weighted average tax rates for the year 2007 which amounted to 32.28% as of September 30, 2007 (40.38% as of September 30, 2006). This tax rate change resulted in a tax benefit in the amount of T€1,248. As at September 30, 2007, Evotec recorded additional valuation allowances with respect to tax benefits of tax losses carried forward.

12. Stock options program

In the first nine months 2007, 475,000 options were granted and 63,616 options were exercised. As of September 30, 2007, the total number of options available for future exercise amounted to 3,914,879 (approximately 5% of shares in issue). These options have been accounted for under IFRS 2 using the fair value method at the measurement date.

The Company recognized compensation expense in the first nine months of 2007 and 2006 for all options totaling T€626 and T€776, respectively, which was reflected as operating costs and expenses in the consolidated statements of operations.

The fair value of each option grant was estimated on the date of grant for the period ended September 30, 2007 with the following assumptions:

May 29, 2007
Risk-free interest rate in %	3.62
Volatility in %	40.2
Fluctuation in %	10.0
Price range in Euro	3.55
Fair value per option	1.41 – 1.71

The expected dividend yield is zero and the expected remaining life is 6 years.

13. Segment information

Segmentation is performed on the basis of risks and opportunities; recognition is based on the internal organization and management structure as well as on the internal management reporting. Therefore the Company’s primary segments after giving effect to the discontinuation of operations are: (i) Pharmaceuticals Division and (ii) Services Division. Segmentation is based on the same basis as those used for the consolidated financial statements for the year ended December 31, 2006.

Evotec AG and Subsidiaries

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following represents segment data of the Company’s primary segments for the interim period ended September 30, 2007:

	Pharmaceuticals Division	Services Division	Not allocated	Total
	T€
Revenue:
—Drug discovery products & development of technologies	—	9	—	9
—Drug discovery services	754	22,538	(102)	23,190

Total revenue	754	22,547	(102)	23,199

—Cost of revenue	36	18,616	(86)	18,566

Gross profit	718	3,931	(16)	4,633

—Research and development expenses	25,698	1,114	(183)	26,629
—Selling, general and administrative expenses	4,838	7,787	(92)	12,533
—Amortization of intangible assets	2,097	73	—	2,170
—Other operating expenses	862	677	(79)	1,460
—Other operating income	(880)	(703)	79	(1,504)

Operating income (loss)	(31,897)	(5,017)	259	(36,655)

—Interest income	—	—	1,363	1,363
—Interest expense	—	—	(377)	(377)
—Other income from financial assets	—	—	511	511
—Foreign currency exchange gain (loss), net	—	—	408	408
—Other non-operating income	226	36	(200)	62

Net income (loss) before taxes	(31,671)	(4,981)	1,964	(34,688)

—Total assets	48,326	100,028	57,638	205,992
—Total liabilities	9,425	15,820	13,733	38,978
—Capital expenditures	3,073	902	—	3,975

Evotec AG and Subsidiaries

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following represents segment data of the Company’s primary segments for the interim period ended September 30, 2006:

	Pharmaceuticals Division	Services Division	Not allocated	Total
	T€
Revenue:
— Drug discovery products & development of technologies	—	2	—	2
— Drug discovery services	2,872	27,134	(77)	29,929

Total revenue	2,872	27,136	(77)	29,931

— Cost of revenue	384	19,497	(76)	19,805

Gross profit	2,488	7,639	(1)	10,126

— Research and development expenses	19,871	2,211	(239)	21,843
—Selling, general and administrative expenses	2,883	7,487	182	10,552
—Amortization of intangible assets	2,392	60	(1)	2,451
— Other operating expenses	—	285	—	285

Operating income (loss)	(22,658)	(2,404)	57	(25,005)

— Interest income	—	—	900	900
— Interest expense	—	—	(404)	(404)
— Foreign currency exchange- gain (loss), net	—	—	116	116
— Other non-operating expense	—	—	(325)	(325)
— Other non-operating income	209	306	(128)	387

Net income (loss) before taxes	(22,449)	(2,098)	216	(24,331)

— Total assets	49,411	100,979	78,293	228,683
— Total liabilities	4,620	16,790	23,374	44,784
— Capital expenditures	413	1,627	—	3,684

A detailed analysis of segment data as well as a description of material changes to prior year’s profit and loss statement, including the Company’s development in the interim period is given in the interim management report.

14. Material related party transactions with the continuing operations

Dr. Ehlers, Chief Financial Officer left the Company at the end of August. He has not received any extraordinary compensation upon his departure. However, Dr. Ehlers will retain 140,000 of unvested options granted to him in the past. They continue to be valid until one year after vesting. During the first nine months, no further material related party transactions with the continuing operations were performed.

Evotec AG and Subsidiaries

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

15. Summary of significant differences between IFRS and U.S. GAAP

The Company’s consolidated financial statements have been prepared in accordance with IFRS, which vary in certain respects from U.S. generally accepted accounting principles (U.S. GAAP).

Application of U.S. GAAP would have affected net loss and stockholders’ equity for the periods presented to the extent described below.

Reconciliation of net loss under IFRS to U.S. GAAP:

		Nine months ended September 30,
		2007	2006
		T€	T€
Net loss in accordance with IFRS		(20,039)	(11,259)

Adjustments to reconcile to U.S. GAAP
Business combination	a	426	487
Share-based compensation	c	(95)	—
Capitalization of R&D expenses	d	—	(778)
Gain on Sale of Evotec Technologies GmbH	e	2,028	—
Deferred taxes	f	(1,543)	(4,873)
Other		(25)	(2)

Net loss under U.S. GAAP		(19,248)	(16,425)

Net loss per share under U.S. GAAP (basic and diluted)		(0.27)	(0.25)

Reconciliation of stockholders’ equity from IFRS to U.S. GAAP:

		September 30, 2007	December 31, 2006
		T€	T€
Stockholders’ equity in accordance with IFRS		167,014	168,320
Less minority interest under IFRS		—	6

Stockholders’s equity without minority interest under IFRS		167,014	168,326
Adjustments to reconcile to U.S. GAAP
Business combination	a	(25,179)	(25,609)
Impairment of goodwill and long-lived assets	b	(10,742)	(11,070)
Capitalization of R&D expenses	d	—	(2,027)
Deferred taxes	f	(9,013)	(7,470)
Other		(23)	—

Stockholders’ equity in accordance with U.S. GAAP		122,057	122,150

Evotec AG and Subsidiaries

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a) Business combinations

The Company acquired a controlling interest in ENS on May 26, 2005. Prior to the acquisition, the Company held an interest in ENS that was accounted for under the equity method. The Company accounted for its acquisition of a controlling interest in ENS as a business combination under IFRS 3 “Business Combinations”. However, for U.S. GAAP purposes, ENS is considered a development stage enterprise in accordance with EITF 98-3 “Determining Whether a Non-monetary Transaction Involves Receipt of Productive Assets or of a Business” and, therefore, is not accounted for as a business combination because it is not considered a business. Under U.S. GAAP, ENS is considered a purchase of a group of assets, and as such there is no goodwill recognized.

According to IFRS 3, the Company recognizes the total fair value of assets and liabilities of ENS on the date the controlling interest was purchased. As a result, the fair value proportionate to the existing equity investment is offset by an asset revaluation surplus within equity. Under U.S. GAAP, such a revaluation reserve does not exist.

Under IFRS 3, in-process research and development acquired in the ENS acquisition is recorded as an intangible asset that will be amortized over the resulting product life once the product generates revenues and evaluated for impairments when certain indications exist. For U.S. GAAP, the in-process research and development resulting from the ENS acquisition is recorded as an intangible asset, but as the asset did not have an alternative future use in other research projects it was recognized in net loss immediately after the acquisition consistent with FIN 4 “Applicability of FASB Statement No. 2 to business combinations Accounted for by the Purchase Method an interpretation of FASB Statement No. 2.” Further under IFRS, a net deferred tax liability has been recognized on the taxable temporary differences relating to the capitalized developed technologies. Under U.S. GAAP no deferred tax liability is recognized for in-process research and development.

(b) Impairment of Goodwill and long-lived assets

Under IAS 36 “Impairment of Assets”, the evaluation of impairment is done at the cash generating units for goodwill and long-lived assets. An impairment loss is recognized to the extent that the carrying amount of an asset or cash generating unit exceeds the greater of its fair value less costs to sell or value in use. The value in use for an asset or cash generating is calculated by estimating the pre-tax net present value of future cash flows arising from that asset or cash generating unit. The impairment is first allocated to goodwill with any remaining impairment allocated to long-lived assets on a pro-rated basis.

For U.S. GAAP purposes, the evaluation of impairment is done at the reporting unit for goodwill in accordance with SFAS 142 Goodwill and Other Intangible Assets, and at the asset or asset group level for long-lived assets in accordance with SFAS 144 Accounting for Impairment or Disposal of Long-lived Assets.

An impairment loss of goodwill is recognized to the extent that the carrying amount exceeds the asset’s fair value. The impairment determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS 141 Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Further, if it is determined that the assumed sale of the reporting unit will be a non-taxable transaction, deferred tax basis in the assets will be considered in allocating the fair value.

Evotec AG and Subsidiaries

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Recoverability of Long-lived assets such as property, plant, and equipment, and purchased intangible assets subject to amortization is measured by a comparison of the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset or asset group on a pro-rated basis.

Under IAS 36 Impairment of Assets, the Company at each reporting date assess whether there is an indication that a previously recognized impairment loss of a an asset or cash generating unit has been reversed. If there is evidence that the fair value of the asset or cash generating unit has increased, then the impairment loss is reversed. The reversal of impairment can not exceed the amount of initial impairment and is recognized in profit or loss. The reversal of an impairment may not increase the carrying amount of the asset above the amount that would have been determined had no impairment loss been recognized for the asset in prior years. An impairment loss recognized for goodwill shall not be reversed.

Under U.S. GAAP, impairment losses can not be reversed if an asset or asset group subsequently increases in fair value.

(c) Share based compensation

Under IFRS 2 Share-based Payment, compensation cost is measured using the fair value method at the measurement date and is charged to expense over an estimated service period. Upon the first time adoption of IFRS 2 only stock options which were granted after November 7, 2002 and are not vested on January 1, 2005 are included in the fair value calculation and resulting compensation expense is recorded in each period reported in the comparative financial statement. Under SFAS 123R, cost is measured using the fair value method at the measurement date and is charged to expense over an estimated service period consistent with IFRS 2; however, during 2007 certain options’ vesting periods were accelerated resulting in a different expense.

(d) Capitalization of development expenses

According to IAS 38 Intangible Assets, the cost of research and development activities must be expensed as they are incurred until the technical and economic feasibility of a project can be demonstrated, and further prescribed conditions are satisfied, at which point the costs of the development of the project must be capitalized. These costs are subsequently amortized on a straight-line basis over the expected useful lives of the products for which they were incurred.

Under U.S. GAAP, pursuant to FAS 2 Accounting for Research and Development Cost generally research and development costs that are not covered by separate standards are expensed as they are incurred.

(e) Gain on Sale

The sale of the Instrument Business in 2007 resulted in a higher gain from the disposal of the Instrument Business under U.S. GAAP as a result of development costs that had been capitalized under IFRS, but not under U.S. GAAP in periods prior to the sale.

(f) Deferred taxes

Under IFRS, the company recognized deferred tax assets on tax losses of ENS incurred subsequent to the acquisition up to the extent of deferred tax liabilities on taxable temporary differences expected to reverse in future periods and under consideration of the utilization thresholds of these loss carry forwards. The deferred tax liabilities were recognized as part of the acquisitions of ENS, primarily due to in-process research and development.

Evotec AG and Subsidiaries

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Under US GAAP, no deferred tax liability was recognized for in-process research and development. Therefore, deferred tax assets were not recognized for tax losses incurred in 2006 and 2007, since reversing taxable temporary differences, that would otherwise be offset with the deferred tax asset, do not exist.

Additional Disclosures

Inventory

As of September 30, 2007
T€
Raw Materials	1,706
Work-in-Process	1,310

Total inventories	3,016

Net loss per Share

Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method. For purpose of this calculation, stock options are considered to be common stock equivalents and are only included in the calculation of diluted net loss per share when their effect is dilutive. There are no dilutive shares as of September 30, 2007 and in 2006 as a result of net losses. Anti-dilutive common stock equivalents consist of 463,408 and 252,546 stock options for the nine months ended September 30, 2007 and 2006, respectively.

16. Subsequent events

On September 19, 2007 the Company announced that it entered into an agreement with Renovis, Inc under which the Company will acquire Renovis, Inc in a stock for stock transaction. Under the terms of the agreement the Company would issue, and Renovis shareholders would receive, American Depository Shares (ADSs) representing 1.0542 Evotec ordinary shares in exchanges for each outstanding share of Renovis common stock such that current Evotec stockholders would own approximately 68.8% of the combined company and Renovis stockholders would own up to 31.2%. The transaction is subject to certain conditions including approval by the shareholders of Renovis.

Effective November 1, 2007 the Supervisory Board of the Company appointed Dr. Klaus Maleck and Dr. Mario Polywka to the Management Board (Vorstand) in their functions as Chief Financial Officer and Chief Operating Officer, respectively.

On November 30, 2007, Evotec completed the sale of its Chemical Development Business for a purchase price of £31.5 million (€44.1 million). The purchase price has been and still is subject to working capital adjustments due to contractual agreements after balance sheet date, of which £1.2 million (€1.7 million) have already been deducted. The Chemical Development Business represented Evotec’s activities in the development and manufacture of drug compounds and formulations, including process research and development, custom preparation, analytical development, pilot plant manufacturing and development and manufacturing of liquid formulations. With approximately 210 employees, the Chemical Development Business accounted for €18.8 million, or 44.8%, of Evotec’s total revenue for the nine months ended September 30, 2007, €26.8 million, or 31.6%, of Evotec’s total revenue for fiscal year 2006, €22.3 million, or 27.9%, of Evotec’s total revenue for fiscal year 2005 and €17.2 million, or 23.6%, of Evotec’s total revenue for fiscal year 2004.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Identification of Directors and Officers

The laws of Germany make no provision for the indemnification of members of the Supervisory or Management Boards of a German stock corporation.

The Registrant has provided insurance for the indemnification of its directors and officers against general civil liability that they may incur in connection with their activities on behalf of Evotec AG. The Registrant will continue to provide insurance for the indemnification of its officers and directors against such liability, as well as against liabilities under the Securities Act.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit No.	Description
** 2.1	Agreement and Plan of Merger with Amendment (attached as Annex 1 to the proxy statement/prospectus that is part of this Registration Statement).

* 3.1	Articles of Association of Evotec AG as amended and restated as of August 15, 2007 (English translation).

* 3.2	Rules of Procedure for the Management Board of Evotec AG (English translation).

* 3.3	Rules of Procedure for the Supervisory Board of Evotec AG (English translation).

* 4.1	Specimen certificate representing ordinary shares of Evotec AG.

* 4.2	Form of Deposit Agreement among Evotec AG, JPMorgan Chase Bank, N.A. and holders and beneficial owners of American Depositary Shares. (Incorporated by reference to the filing on Form F-6 by JPMorgan Chase Bank, N.A., dated January 11, 2008) (File No. 333-148604).

* 4.3	Form of American Depositary Receipt (included in Exhibit 4.2).

** 5.1	Form of Opinion Freshfields Bruckhaus Deringer as to the validity of shares underlying the ADSs.

** 8.1	Opinion of Latham & Watkins LLP as to the material United States federal income tax consequences of the merger.

** 8.2	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the material United States federal income tax consequences of the merger.

* 10.1	Forms of Voting Agreements (attached as Annex 2 to the proxy statement/prospectus that is part of this Registration Statement).

** 10.2†	License Agreement, dated December 19, 2003, between Hoffmann-La Roche Ltd. and Evotec Neurosciences GmbH: NMDA EVT 100 series with Amendment.

** 10.3†	License Agreement, dated March 15, 2005, between Hoffman-La Roche and Evotec Neurosciences GmbH: GABA A: EVT 201 License Agreement.

** 10.4†	License Agreement, dated January 6, 2006 between Hoffman-La Roche and Neurosciences GmbH: MAO-B Inhibitor: EVT 302 License Agreement with Amendment.

** 10.5†	Collaboration Agreement, dated August 23, 2004 by and among Boehringer Ingelheim International GmBH, Evotec OAI AG and Evotec Neurosciences GmbH and Amendment.

** 10.6†	Collaborative Discovery and Development Agreement, dated June 20, 2006, in and among Hoffman-La Roche and Evotec NeuroSciences GmbH.

* 10.7	Sale and Purchase Agreement Regarding The Sale and Purchase of All Shares in Evotec Techonologies GmbH, dated November 30, 2006, between Evotec, Pfizer, Inc., and PerkinElmer Inc. (Incorporated by reference to the filing on Form 8-K of PerkinElmer, Inc., dated December 6, 2006. (File No. 001-05075).

Exhibit No.	Description
* 10.8	Agreement for The Sale and Purchase of Shares and Assets Relating to the Chemical and Pharmaceutical Development Business of Evotec, dated September 10, 2007, between Evotec AG and Aptuit, Inc.
** 10.9†	Services Agreement, dated January 1, 2008, between Evotec AG and CHDI Foundation, Inc.

* 11	Schedule II Valuation and qualifying accounts.

* 21	List of Significant Subsidiaries and Associated Companies of Evotec AG.

** 23.1	Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft with respect to Evotec AG.

** 23.2	Consent of Independent Registered Public Accounting Firm with respect to Renovis, Inc.

** 23.3	Consent of Latham & Watkins LLP (included in Exhibit 8.1 hereto).

** 23.4	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 8.2 hereto).

** 24.1	Powers of Attorney (included on the signature page of this Registration Statement).

* 99.1	Form of proxy card for the Special Meeting of stockholders of Renovis, Inc.

** 99.2	Form of Chairman’s letter to the stockholders of Renovis, Inc. (included in the proxy statement/prospectus that is part of this Registration Statement).

** 99.3	Form of Notice of Special Meeting of stockholders of Renovis, Inc. (included in the proxy statement/prospectus that is part of this Registration Statement).

** 99.4	Consent of Dr. Corey S. Goodman to being named as a person who will serve as director of Evotec.

** 99.5	Consent of John P. Walker to being named as a person who will serve as director of Evotec.

* 99.7	Opinion of Cowen and Company, LLC (attached as Annex 3 to the proxy statement/prospectus that is part of this Registration Statement).

** 99.8	Consent of Cowen and Company, LLC.

†	Confidential Treatment Requested. Where indicated in each document, portions have been omitted pursuant to this request.
*	Filed Previously
**	Filed Herewith

Item 22.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertake (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the U.S. for purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly ceased this registration statement and has duly caused this Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in, Hamburg, Germany, on February 20, 2008.

Evotec AG

By:	/S/ JÖRN ALDAG

Name: Jörn Aldag

Member of the Management Board

By:	/S/ KLAUS MALECK

Name: Klaus Maleck

Member of the Management Board

Evotec AG

By:	/S/ JÖRN ALDAG

Name: Jörn Aldag

President & Chief Executive Officer

By:	/S/ KLAUS MALECK

Name: Klaus Maleck

Chief Financial Officer

By:	/S/ ANJA BOSLER

Name: Anja Bosler

Principal Accounting Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Klaus Maleck and Christian von Spiegal, each in their individual capacity, as his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature		Title	Date

By:	/S/ JÖRN ALDAG	Member of the Management Board	February 20, 2008
Name: Jörn Aldag

By:	/S/ KLAUS MALECK	Member of the Management Board	February 20, 2008
Name: Klaus Maleck

By:	/S/ JÖRN ALDAG	President & Chief Executive Officer	February 20, 2008
Name: Jörn Aldag

By:	/S/ KLAUS MALECK	Chief Financial Officer	February 20, 2008
Name: Klaus Maleck

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the undersigned on this 20 day of February, 2008.

By:	/S/ CONY D’CRUZ

Name: Cony d’Cruz

Title: Senior Vice President of Business Development

Evotec AG

Authorized Representative in the United States

EXHIBIT INDEX

Exhibit No.	Description
** 2.1	Agreement and Plan of Merger with Amendment (attached as Annex 1 to the proxy statement/prospectus that is part of this Registration Statement).

* 3.1	Articles of Association of Evotec AG as amended and restated as of August 15, 2007 (English translation).

* 3.2	Rules of Procedure for the Management Board of Evotec AG (English translation).

* 3.3	Rules of Procedure for the Supervisory Board of Evotec AG (English translation).

* 4.1	Specimen certificate representing ordinary shares of Evotec AG.

* 4.2	Form of Deposit Agreement among Evotec AG, JPMorgan Chase Bank, N.A. and holders and beneficial owners of American Depositary Shares. (Incorporated by reference to the filing on Form F-6 by JPMorgan Chase Bank, N.A., dated January 11, 2008) (File No. 333-148604).

* 4.3	Form of American Depositary Receipt (included in Exhibit 4.2).

** 5.1	Form of Opinion Freshfields Bruckhaus Deringer as to the validity of shares underlying the ADSs.

** 8.1	Opinion of Latham & Watkins LLP as to the material United States federal income tax consequences of the merger.

** 8.2	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the material United States federal income tax consequences of the merger.

* 10.1	Forms of Voting Agreements (attached as Annex 2 to the proxy statement/prospectus that is part of this Registration Statement).

** 10.2†	License Agreement, dated December 19, 2003, between Hoffmann-La Roche Ltd. and Evotec Neurosciences GmbH: NMDA EVT 100 series with Amendment.

** 10.3†	License Agreement, dated March 15, 2005, between Hoffman-La Roche and Evotec Neurosciences GmbH: GABA A: EVT 201 License Agreement.

** 10.4†	License Agreement, dated January 6, 2006 between Hoffman-La Roche and Neurosciences GmbH: MAO-B Inhibitor: EVT 302 License Agreement with Amendment.

** 10.5†	Collaboration Agreement, dated August 23, 2004 by and among Boehringer Ingelheim International GmBH, Evotec OAI AG and Evotec Neurosciences GmbH and Amendment.

** 10.6†	Collaborative Discovery and Development Agreement, dated June 20, 2006, in and among Hoffman-La Roche and Evotec NeuroSciences GmbH.

* 10.7	Sale and Purchase Agreement Regarding The Sale and Purchase of All Shares in Evotec Techonologies GmbH, dated November 30, 2006, between Evotec, Pfizer, Inc., and PerkinElmer Inc. (Incorporated by reference to the filing on Form 8-K of PerkinElmer, Inc., dated December 6, 2006. (File No. 001-05075).
* 10.8	Agreement for The Sale and Purchase of Shares and Assets Relating to the Chemical and Pharmaceutical Development Business of Evotec, dated September 10, 2007, between Evotec AG and Aptuit, Inc.
** 10.9†	Services Agreement, dated January 1, 2008, between Evotec AG and CHDI Foundation, Inc.

* 11	Schedule II Valuation and qualifying accounts.

* 21	List of Significant Subsidiaries and Associated Companies of Evotec AG.

** 23.1	Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft with respect to Evotec AG.

** 23.2	Consent of Independent Registered Public Accounting Firm with respect to Renovis, Inc.

** 23.3	Consent of Latham & Watkins LLP (included in Exhibit 8.1 hereto).

** 23.4	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 8.2 hereto).

** 24.1	Powers of Attorney (included on the signature page of this Registration Statement).

* 99.1	Form of proxy card for the Special Meeting of stockholders of Renovis, Inc.

** 99.2	Form of Chairman’s letter to the stockholders of Renovis, Inc. (included in the proxy statement/prospectus that is part of this Registration Statement).

** 99.3	Form of Notice of Special Meeting of stockholders of Renovis, Inc. (included in the proxy statement/prospectus that is part of this Registration Statement).

** 99.4	Consent of Dr. Corey S. Goodman to being named as a person who will serve as director of Evotec.

** 99.5	Consent of John P. Walker to being named as a person who will serve as director of Evotec.

* 99.7	Opinion of Cowen and Company, LLC (attached as Annex 3 to the proxy statement/prospectus that is part of this Registration Statement).

** 99.8	Consent of Cowen and Company, LLC.

†	Confidential Treatment Requested. Where indicated in each document, portions have been omitted pursuant to this request.
*	Filed Previously
**	Filed Herewith